                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-62934

                         ABRAXAS PETROLEUM CORPORATION
                      500 NORTH LOOP 1604 EAST, SUITE 100
                             SAN ANTONIO, TX 78232
                                 (210) 490-4788

                                   August 1, 2001

Dear Grey Wolf shareholder:

    I am pleased to enclose Abraxas Acquisition Corporation's offer to acquire any and all of the common shares of Grey Wolf Exploration Inc.

    Under the enclosed offer, Grey Wolf shareholders have an opportunity to exchange each Grey Wolf common share for 0.6 of a share of Abraxas common stock. Abraxas Acquisition Corporation is a newly incorporated, wholly-owned Canadian subsidiary of Abraxas formed for the purpose of acquiring the Grey Wolf common shares. Abraxas common stock trades on the AMEX in the United States. Based on the AMEX closing price of Abraxas' common stock of $4.85 per share on April 11, 2001, the day prior to the announcement of the exchange ratio, the value of the offer is C$4.46 per Grey Wolf common share.

    The enclosed materials are lengthy because one document is being used to satisfy the legal and regulatory requirements of both Canada and the United States. These materials provide a detailed description of Abraxas Acquisition Corporation's offer, historical financial statements and other information relating to Abraxas and Grey Wolf and pro forma financial statements for the combined company.

                                          Yours very truly,

                                          ABRAXAS PETROLEUM CORPORATION

                                          /s/  ROBERT L.G. WATSON
                                          Robert L.G. Watson
                                          President, Chairman of the Board and
                                          Chief Executive Officer

    THIS DOCUMENT IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF GREY WOLF SHAREHOLDERS. IF YOU HAVE ANY QUESTIONS REGARDING THIS DOCUMENT, YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISORS. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA OR THE UNITED STATES HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. INFORMATION RELATING TO ABRAXAS HAS BEEN INCORPORATED BY REFERENCE FROM DOCUMENTS FILED BY ABRAXAS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. COPIES OF SUCH DOCUMENTS WILL BE FILED WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF ABRAXAS AT 500 NORTH LOOP 1604 EAST, SUITE 100, SAN ANTONIO, TEXAS, 78232.

                         ABRAXAS PETROLEUM CORPORATION
                      500 NORTH LOOP 1604 EAST, SUITE 100
                             SAN ANTONIO, TX 78232
                                 (210) 490-4788

                                                                  August 1, 2001

Dear Abraxas stockholders:

    You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Abraxas Petroleum Corporation which will be held on August 30, 2001 at 9:00 a.m., local time, at The Petroleum Club, 8620 North New Braunfels, San Antonio, Texas 78217.

    At the meeting you will be asked to consider and vote upon the matters described in the accompanying notice and proxy statement.

    Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope.

                                          Sincerely,

                                          /s/  ROBERT L.G. WATSON
                                          Robert L.G. Watson
                                          President, Chairman of the Board and
                                          Chief Executive Officer

                         ABRAXAS PETROLEUM CORPORATION
                      500 NORTH LOOP 1604 EAST, SUITE 100
                             SAN ANTONIO, TX 78232
                                 (210) 490-4788
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 30, 2001

To Abraxas Stockholders:

    The Annual Meeting of Stockholders of Abraxas Petroleum Corporation will be held at The Petroleum Club, 8620 North New Braunfels, San Antonio, Texas 78217 on August 30, 2001, at 9:00 a.m., local time, to consider and act upon the following matters, all as more fully described in the accompanying offer to purchase/circular/proxy statement/prospectus:

Proposal 1.             CONSUMMATION OF EXCHANGE OFFER AND ISSUANCE OF
                        SHARES.  Abraxas Acquisition Corporation, a newly
                        incorporated, wholly-owned Canadian subsidiary of
Abraxas,
                        has offered to acquire all of the outstanding common
shares
                        of Abraxas' 48.3%-owned subsidiary, Grey Wolf
                        Exploration Inc., which are not currently owned by
Abraxas
                        or any of its subsidiaries. Under the offer, Grey Wolf
                        shareholders have an opportunity to exchange each Grey
Wolf
                        common share for 0.6 of a share of Abraxas common stock.
If
                        the transaction is completed, up to 3,968,488 shares of
                        Abraxas common stock will be issued to the shareholders
of
                        Grey Wolf in exchange for all of the outstanding common
                        shares of Grey Wolf not owned by Abraxas or its
                        subsidiaries. Abraxas stockholders are being asked to
                        approve the consummation of the offer and the issuance
of
                        shares of Abraxas common stock in connection with the
offer
                        and any compulsory acquisition or subsequent acquisition
                        transaction completed under Alberta law in order to
acquire
                        Grey Wolf common shares not acquired in the offer.

Proposal 2.             ELECTION OF DIRECTORS.  Abraxas stockholders will have
the
                        opportunity to elect two members to the Abraxas board of
                        directors for a term of three years. The following two
                        persons are Abraxas' nominees for election:

                        Robert L.G. Watson
                        James C. Phelps

Proposal 3.             AMENDMENT OF 1994 LONG TERM INCENTIVE PLAN.  Abraxas
                        stockholders are being asked to approve an amendment to
the
                        Abraxas Petroleum Corporation 1994 Long Term Incentive
Plan
                        to increase the number of shares of Abraxas common stock
                        reserved for issuance under the plan to 5,000,000 shares
if
                        Proposal 1 is approved and 4,350,000 shares if Proposal
1 is
                        not approved. Additional shares are required if Proposal
1
                        is approved in order to accommodate the grant of Abraxas
                        options to Grey Wolf option holders and additional
shares
                        are required if Proposal 1 is not approved because
Abraxas
                        intends to terminate its 2000 Long Term Incentive Plan
and
                        reissue the outstanding options under the 1994 Plan.

Proposal 4.             APPOINTMENT OF INDEPENDENT AUDITORS.  Abraxas
stockholders
                        are being asked to ratify the selection of Deloitte &
Touche
                        LLP as Abraxas' independent auditors for the year ending
                        December 31, 2001.

Proposal 5.             OTHER BUSINESS.  If other business is properly raised at
the
                        meeting or if Abraxas needs to adjourn the meeting,
Abraxas
                        stockholders will vote on these matters too.

    If you were a holder of Abraxas common stock as of the close of business on July 16, 2001, you are entitled to vote at this meeting.

    We cordially invite all Abraxas stockholders to attend the Annual Meeting in person. To assure your representation at the meeting, however, we urge you to mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope.

    Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly mail your proxy card in the envelope provided. You may revoke this proxy at any time prior to the Annual Meeting, and, if you attend the Annual Meeting, you may vote your shares of Abraxas common stock in person.

    The Abraxas board of directors has fixed the close of business on July 16, 2001, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at Abraxas' executive offices, located at the address set forth above.

                                          By Order of the Board of Directors
                                          of Abraxas Petroleum Corporation

                                          /s/  STEPHEN T. WENDEL
                                          Stephen T. Wendel
                                          CORPORATE SECRETARY

San Antonio, Texas
August 1, 2001

NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA OR THE UNITED STATES HAS EXPRESSED AN OPINION ABOUT OR IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND IT IS AN OFFENCE TO CLAIM OTHERWISE.

                                     OFFER
                                       by
                        ABRAXAS ACQUISITION CORPORATION
                               ("AcquisitionCo")
                 to exchange 0.6 of a share of common stock of
                         ABRAXAS PETROLEUM CORPORATION
                                  ("Abraxas")
                      for each outstanding common share of
                           GREY WOLF EXPLORATION INC.
                                 ("Grey Wolf")

                            ------------------------

               TAKE-OVER BID CIRCULAR FOR GREY WOLF COMMON SHARES

                            ------------------------

                    PROXY STATEMENT FOR 2001 ANNUAL MEETING
                            OF ABRAXAS STOCKHOLDERS

                            ------------------------

                      PROSPECTUS FOR ABRAXAS COMMON STOCK

                            ------------------------

    AcquisitionCo is hereby offering to exchange, subject to the terms set forth in the formal Offer to Purchase beginning on page 31, 0.6 of a share of Abraxas common stock for each of the issued and outstanding Grey Wolf common shares which Grey Wolf shareholders validly deposit, and do not properly withdraw, before the offer expires. AcquisitionCo is a newly incorporated, wholly-owned Canadian subsidiary of Abraxas formed for the purpose of making the offer. The offer will be open for acceptance until 5:00 p.m., Calgary time, on September 5, 2001, unless withdrawn or extended. No fractional shares of Abraxas common stock will be issued in connection with the offer and any Grey Wolf shareholder who would be entitled to receive a fractional share in the offer will receive, at the option of AcquisitionCo, cash in lieu of such fractional share or a whole share of Abraxas common stock.

    Abraxas and its wholly-owned subsidiary, Canadian Abraxas Petroleum Limited, own a total of 6,190,482 Grey Wolf common shares representing approximately 48.3% of the outstanding Grey Wolf common shares. If AcquisitionCo acquires at least 90% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas, calculated on a fully-diluted basis (approximately
6,733,859 shares), by the expiration of the offer or within 120 days after the date of the offer, whichever is earlier, AcquisitionCo intends to acquire the remaining Grey Wolf common shares in a Compulsory Acquisition (defined herein) under Alberta law. If a Compulsory Acquisition is not available, AcquisitionCo intends to acquire the remaining Grey Wolf common shares in a Subsequent Acquisition Transaction (defined herein) under Alberta law. If AcquisitionCo acquires at least a majority of the Grey Wolf common shares not currently owned by Abraxas or Canadian Abraxas, calculated on a fully-diluted basis, and excluding those Grey Wolf common shares held by persons whose Grey Wolf common shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction pursuant to Rule 61-501 of the Ontario Securities Commission or

(COVER PAGE CONTINUED)

Policy Q-27 of the Commission des valeurs mobilieres du Quebec in the offer, then Abraxas and its subsidiaries will control enough Grey Wolf common shares to complete a Subsequent Acquisition Transaction. A Subsequent Acquisition Transaction would take the form of an amalgamation, statutory arrangement or other transaction under Alberta law.

    Grey Wolf shareholders have the right to dissent from a Compulsory Acquisition and to receive the fair value for their shares as determined by a court and may have such rights in a Subsequent Acquisition Transaction depending upon the form of the transaction.

    Certain executive officers, directors and advisory directors of Abraxas own a total of approximately 1,714,810 common shares of Grey Wolf (approximately 25.9% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas). Although there is no formal agreement with these individuals, Abraxas expects that all of these individuals will deposit their shares in the offer.

    The offer is conditional upon, among other things, there being validly deposited under the offer and not properly withdrawn, that number of Grey Wolf common shares which represents not less than a majority of the Grey Wolf common shares, calculated on a fully-diluted basis, excluding those Grey Wolf common shares held by those persons whose shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction pursuant to OSC Rule 61-501 and CVMQ Policy Q-27.

    The shares of Abraxas common stock are listed and traded on the American Stock Exchange under the symbol "ABP." The closing price of the Abraxas common stock on the American Stock Exchange on April 11, 2001, the last day on which such shares traded prior to announcement of the exchange ratio, was $4.85.

    According to Grey Wolf's shareholder list, as of July 24, 2001, there were 12,804,628 common shares outstanding. In addition, Grey Wolf has outstanding options entitling holders to acquire an additional 867,920 common shares. As of the date hereof, there are 25,988,832 shares of Abraxas common stock outstanding (including 3,386,488 shares of Abraxas common stock which were issued upon expiration of Abraxas' contingent value rights on May 21, 2001) and 10 common shares of AcquisitionCo outstanding. Assuming that all of the outstanding Grey Wolf common shares are deposited in acceptance of the offer, that AcquisitionCo effects an exchange of shares of Abraxas common stock for such Grey Wolf common shares under the offer, and that all Grey Wolf options are assumed by Abraxas, Abraxas will issue approximately 3,968,488 shares of common stock and will grant options to purchase an aggregate of 520,752 shares of Abraxas common stock. In addition, Abraxas has offered Grey Wolf option holders (other than directors of Grey Wolf who are not also employees of Grey Wolf) the opportunity to receive additional options to purchase shares of common stock of Abraxas if such option holders waive their right to have all of their Grey Wolf options vest if the offer is completed. If all of these Grey Wolf option holders waive these rights, Abraxas will grant a total of 631,642 options to purchase Abraxas common stock to Grey Wolf option holders.

    Grey Wolf shareholders who wish to accept the offer must properly complete and execute the accompanying Letter of Acceptance and Transmittal (provided on yellow paper) or a manually signed facsimile thereof and deposit it, together with certificates representing their Grey Wolf common shares, in accordance with the Letter of Acceptance and Transmittal. Alternatively, Grey Wolf shareholders may follow the procedure for guaranteed delivery set forth in Section 3 of the formal Offer to Purchase, "Procedure for Guaranteed Delivery" beginning on page 32, using the accompanying Notice of Guaranteed Delivery (printed on blue paper).

    AcquisitionCo cannot complete the offer unless the Abraxas stockholders vote to approve the offer and the issuance of shares of Abraxas common stock in the offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. Additionally, at the Abraxas annual meeting, the Abraxas

(COVER PAGE CONTINUED)

stockholders are being asked to elect two directors to the Abraxas board, to approve an amendment to Abraxas' 1994 Long Term Incentive Plan and to ratify the selection of Abraxas' auditors for 2001.

    This document forms part of the formal Offer to Purchase dated August 1, 2001 made by AcquisitionCo to purchase all of the outstanding Grey Wolf common shares not already owned by Abraxas or any of its subsidiaries, including all Grey Wolf common shares issued after the date hereof and prior to the expiration of the offer pursuant to the exercise of existing options to acquire Grey Wolf common shares, upon the terms and subject to the conditions set forth in the formal Offer to Purchase. See the formal Offer to Purchase beginning on page 31 for details of the terms and conditions of the offer.

    Under applicable United States and Canadian securities laws, Grey Wolf's board of directors is required to prepare and mail to its shareholders a directors' circular in prescribed form not later than ten days after the date of the offer. The directors' circular must contain a recommendation to accept or reject the offer and the reasons for their recommendation, or a statement that they are unable to make or are not making a recommendation and, if no recommendation is made, the reasons for not making a recommendation. If, at the time of mailing the directors' circular, Grey Wolf's board of directors is continuing to consider whether to recommend acceptance or rejection of the offer, the directors' circular must disclose that fact and may advise the shareholders not to deposit their Grey Wolf common shares pursuant to the offer until further communication is received from Grey Wolf's board of directors. In such event, Grey Wolf's board of directors must make a recommendation to accept or reject the offer (or, if it is unable to make or is not making a recommendation, state the reasons therefor) at least seven days before the scheduled expiration of the offer.

    THE INFORMATION CONCERNING GREY WOLF IN THIS DOCUMENT HAS BEEN TAKEN FROM, AND IS BASED UPON, PUBLICLY AVAILABLE DOCUMENTS OR RECORDS ON FILE WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND OTHER PUBLIC SOURCES AT THE TIME OF THE OFFER. GREY WOLF SHAREHOLDERS AND ABRAXAS STOCKHOLDERS ARE URGED TO READ THIS DOCUMENT IN ITS ENTIRETY.

    Questions and requests for assistance may be directed to CIBC World Markets Corp, the Dealer Manager for the offer in the United States, CIBC World
Markets Inc., the Dealer Manager for the offer in Canada, or to Valiant Corporate Trust Company, the Depositary for the offer. Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, on request from such persons at their respective offices listed in the Letter of Acceptance and Transmittal. Grey Wolf shareholders whose Grey Wolf common shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

                            ------------------------

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR PROVINCIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER TO PURCHASE/CIRCULAR/PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

NO BROKER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT AND, IF GIVEN OR MADE, SUCH

(COVER PAGE CONTINUED)

INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF ABRAXAS, ACQUISITIONCO, THE DEALER MANAGERS OR THE DEPOSITARY.

                            ------------------------

All dollar amounts in this document are expressed in either Canadian or U.S. dollars. References to "$" are to U.S. dollars. References to "C$" are to Canadian dollars. On July 24, 2001, the noon rate of exchange quoted by the Bank of Canada, or noon spot rate, for C$1.00 was $0.6502, the inverse of which is $1.00 in exchange for C$1.5381.

                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:
                            CIBC WORLD MARKETS CORP
                                      and
                            CIBC WORLD MARKETS INC.

August 1, 2001

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE ABRAXAS ANNUAL
  MEETING...................................................    ix
SUMMARY.....................................................     1
  The Companies.............................................     1
  The Offer.................................................     2
  Timing and Expiration of the Offer........................     2
  Manner and Time of Acceptance.............................     2
  Conditions of the Offer...................................     3
  Payment for Deposited Shares..............................     3
  Right to Withdraw Deposited Shares........................     3
  Purpose of the Offer......................................     4
  Acquisition of Grey Wolf Common Shares Not Deposited......     4
  Dissenters' Rights........................................     5
  Interests of Certain Persons in the Offer.................     5
  Anticipated Accounting Treatment..........................     5
  Description of Abraxas Common Stock.......................     6
  Listing of Abraxas Common Stock...........................     6
  Regulatory Approvals......................................     6
  Tax Consequences of the Offer and Acquisition
    Transactions............................................     6
  Risk Factors..............................................     6
  Depositary for the Offer..................................     7
  Dealer Managers...........................................     7
  Valuation by Financial Advisor to Grey Wolf Special
    Committee...............................................     7
  Recommendation of the Grey Wolf Board of Directors........     7
  Opinion of the Abraxas Independent Committee's Financial
    Advisor.................................................     8
  Recommendation to Abraxas Stockholders....................     8
  Who Can Vote at the Abraxas Annual Meeting................     8
  Abraxas Stockholder Vote Required.........................     8
  Summary Historical Financial Information of Abraxas.......     8
  Summary Historical Financial Information of Grey Wolf.....     9
  Summary Unaudited Pro Forma Condensed Consolidated
    Financial Information...................................     9
  Selected Per Share Financial Information..................    10
  Comparative Per Share Market Price and Dividend
    Information.............................................    12
  Other Matters to be Voted Upon at the Abraxas Annual
    Meeting.................................................    13
  Required Vote.............................................    14
RISK FACTORS................................................    15
  Risks Related to the Offer for Grey Wolf Shareholders.....    15
  Risks Related to the Offer for Abraxas Stockholders.......    16
  Risks Related to Abraxas' Business........................    17
  Risks Related to Abraxas' Common Stock....................    23
  Risks Related to Abraxas' Industry........................    24
THE ABRAXAS ANNUAL MEETING..................................    26

  Date, Time, and Place of Annual Meeting...................    26
  Purposes of the Annual Meeting............................    26
  Record Date; Shares Entitled to Vote; Quorum..............    27
  Votes Required............................................    27
  Voting of Proxies.........................................    28
  How To Vote By Proxy......................................    28
  Revocability of Proxies...................................    28
  Deadline for Voting By Proxy..............................    28
  Solicitation of Proxies...................................    28
DEFINITIONS.................................................    29
OFFER TO PURCHASE...........................................    31
  The Offer.................................................    31
  Time and Manner for Acceptance............................    32
  Procedure for Guaranteed Delivery.........................    32
  Extensions and Variations of the Offer....................    33
  Conditions to the Offer...................................    34
  Right to Withdraw Deposited Grey Wolf Common Shares.......    36
  Payment for Deposited Grey Wolf Common Shares.............    37
  Return of Withdrawn Grey Wolf Common Shares...............    39
  Mail Service Interruption.................................    39
  Compulsory Acquisition....................................    39
  Alternate Subsequent Acquisition Transactions.............    40
  Dividends and Distributions; Liens........................    40
  Notice and Delivery.......................................    41
  Other Terms of the Offer..................................    41
  Market Purchases During the Offer.........................    42
  General...................................................    42
TAKE-OVER BID CIRCULAR......................................    44
INFORMATION ABOUT ABRAXAS, ACQUISITIONCO AND GREY WOLF......    44
  Abraxas...................................................    44
  Post-Transaction Abraxas Security Ownership of Certain
    Beneficial Owners and Management........................    51
  Trading in Shares of Abraxas Common Stock.................    52
  AcquisitionCo.............................................    54
  Grey Wolf.................................................    54
DESCRIPTION OF THE OFFER....................................    60
  General...................................................    60
  Background of the Offer...................................    60
  Reasons for the Offer.....................................    65
  Purpose of the Offer and Plans for Grey Wolf..............    66
  Recommendation of the Abraxas Board of Directors..........    66
  Opinion of Financial Advisor to the Abraxas Independent
    Committee...............................................    66
  Valuation of Raymond James and Prior Valuations...........    70
  Abraxas' Comments to the Valuation of Raymond James.......    75
  Qualified Investments.....................................    76

  Foreign Property..........................................    76
  Dealer Managers and Soliciting Dealer Group...............    76
  Expenses of the Offer.....................................    77
  Offerees' Statutory Rights................................    77
  Anticipated Accounting Treatment..........................    77
  Listing of Abraxas Common Stock...........................    77
  Ownership of and Trading in Grey Wolf Common Shares by
    Abraxas.................................................    78
  Commitments to Acquire Securities.........................    78
  Material Changes and Other Information Concerning Grey
    Wolf....................................................    78
  Effect of the Offer on Markets for Shares and Stock
    Exchange Listings.......................................    78
  Regulatory Approvals......................................    79
  Interests of Certain Persons in the Offer.................    79
  Acceptance of the Offer...................................    80
  Depositary Arrangements...................................    80
  Legal Matters.............................................    81
  Possible Acquisition of Grey Wolf Common Shares Not
    Deposited Under the Offer...............................    81
  Comparison of Shareholder Rights..........................    86
UNITED STATES AND CANADIAN INCOME TAX CONSEQUENCES..........    92
  Canadian Federal Income Tax Considerations................    92
  Material United States Federal Income Tax Consequences to
    Grey Wolf Shareholders..................................    96
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................   101
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET--As
  of March 31, 2001.........................................   102
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS--For the Year Ended December 31, 2000..........   103
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS--For the Three Months Ended March 31, 2001.....   104
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION.....................................   105
ADDITIONAL PROPOSALS FOR ABRAXAS ANNUAL MEETING.............   106
  Proposal 2--Election of Abraxas Directors.................   106
      Information Concerning Directors......................   108
      Committees of the Board of Directors..................   108
      Executive Compensation................................   109
      Compensation Summary..................................   112
      Performance Graph.....................................   118
      Audit Committee Report................................   120
      Certain Transactions..................................   121
  Proposal 3--Approval of Amendment to the 1994 Long Term
    Incentive Plan..........................................   122
      Reasons for the Amendment of the LTIP.................   122
      Vote Required.........................................   122
      Summary of the LTIP...................................   122
      U.S. Federal Income Tax Consequences..................   123
      New Plan Benefits.....................................   124

  Proposal 4--Ratification of Selection of Independent
    Auditors................................................   126
LEGAL MATTERS...............................................   127
EXPERTS.....................................................   127
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN
  PERSONS...................................................   127
STOCKHOLDER PROPOSALS FOR 2002 ABRAXAS ANNUAL MEETING.......   128
PROXY SOLICITATION..........................................   128
OTHER MATTERS...............................................   128
WHERE YOU CAN FIND MORE INFORMATION.........................   129
GLOSSARY OF TERMS...........................................   131
APPROVAL AND CERTIFICATE....................................   133
ANNEXES
  Annex A--Information Concerning Abraxas
  Annex B--Information Concerning Grey Wolf
  Annex C--Valuation of Raymond James & Associates, Inc.
  Annex D--Opinion of Jefferies & Company, Inc.
  Annex E--Sections 187 -- 199 of the Alberta Business
    Corporations Act
  Annex F--Information Concerning Abraxas Acquisition
    Corporation
  Annex G--Abraxas Audit Committee Charter
  Annex H--Abraxas Petroleum Corporation 1994 Long Term
    Incentive Plan
  Annex I--Section 184 of the Alberta Business Corporations
    Act

                              CERTAIN DEFINITIONS

    As used in this document, "Abraxas" refers to Abraxas Petroleum Corporation and all of its subsidiaries, other than Grey Wolf Exploration Inc. and Abraxas Acquisition Corporation. The term "AcquisitionCo" refers to Abraxas Acquisition Corporation, a wholly-owned subsidiary of Abraxas. The term "Canadian Abraxas" refers to Canadian Abraxas Petroleum Limited, a wholly-owned subsidiary of Abraxas. The term "first lien notes" refers to Abraxas' 12 7/8% Senior Secured Notes due 2003. The term "second lien notes" refers to Abraxas' and Canadian Abraxas' 11 1/2% Senior Secured Notes due 2004, Series A. The term "old notes" refers to Abraxas' and Canadian Abraxas' 11 1/2% Senior Notes due 2004, Series D.

      QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE ABRAXAS ANNUAL MEETING

Q:  WHEN AND WHERE IS THE ABRAXAS ANNUAL MEETING?

    A: The meeting will take place on August 30, 2001 at The Petroleum Club, 8620 North New Braunfels, San Antonio, Texas 78217 at 9:00 a.m., local time. Abraxas will begin sending this document, notices and the enclosed proxy materials on or about August 1, 2001 to all Abraxas stockholders entitled to vote.

Q:  WHAT IS ACQUISITIONCO PROPOSING?

    A: AcquisitionCo proposes to acquire the outstanding common shares of Grey Wolf which are not currently owned by Abraxas and Canadian Abraxas, by offering to exchange 0.6 of a share of Abraxas common stock for each Grey Wolf common share not owned by Abraxas or Canadian Abraxas. Abraxas and Canadian Abraxas currently own approximately 48.3% of Grey Wolf's outstanding common shares. In addition, certain directors and executive officers of Abraxas own approximately 25.9% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas.

Q:  WHAT WILL GREY WOLF SHAREHOLDERS RECEIVE IN EXCHANGE FOR THEIR SHARES?

    A: AcquisitionCo is offering 0.6 of a share of Abraxas common stock for each Grey Wolf common share properly deposited and not properly withdrawn. Grey Wolf shareholders will not receive any fractional shares of Abraxas common stock. Instead, Grey Wolf shareholders will receive, at the option of AcquisitionCo, either a cash payment or a whole share of Abraxas common stock. The cash amount will be equal to the relevant fraction multiplied by the average closing price of a share of Abraxas common stock on the AMEX for the ten trading days ending immediately prior to the closing of the offer.

Q:  WHY IS ACQUISITIONCO MAKING THE OFFER?

    A: Abraxas and AcquisitionCo believe that the acquisition of the outstanding common shares of Grey Wolf will enhance value for Abraxas and Grey Wolf shareholders by, among other things:

       - eliminating the minority interest in Abraxas' financial statements, thus increasing stockholders' equity, property and equipment and net income;

       - offering a premium over the price of Grey Wolf's common shares at the time a possible combination was announced on January 19, 2001 of 34% and at the time that the exchange ratio was first announced on April 12, 2001 of 35%;

       - achieving better long-term growth prospects;

       - reducing administrative costs and costs of operations over the long-term; and

       - providing Grey Wolf shareholders with increased investment liquidity as a shareholder of a company, the stock of which is traded on the AMEX, with 25,988,832 shares of common stock outstanding as of July 24, 2001, of which approximately 23,295,024 shares are held by non-affiliates, with an average daily trading volume of approximately 130,000 shares during the previous 52 weeks. This compares to Grey Wolf's 12,804,628 common shares outstanding, of which approximately 4,813,283 shares are held by non-affiliates, with an average daily trading volume of approximately 25,000 shares during the previous 52 weeks.

Q:  HOW DOES A GREY WOLF SHAREHOLDER PARTICIPATE IN THE OFFER?

    A: To participate in the offer, a Grey Wolf shareholder should deposit Grey Wolf common shares as follows:

       - If you hold Grey Wolf common shares in your own name, complete and sign the enclosed Letter of Acceptance and Transmittal and return it with your Grey Wolf common share certificates to Valiant Corporate Trust Company, the Depositary for the offer, at the appropriate address specified on page 80 of this document before the expiration of the offer.

       - If you hold Grey Wolf common shares in "street name" through a broker, instruct your broker to deposit your shares before the expiration of the offer.

Q:  HOW LONG WILL IT TAKE ACQUISITIONCO TO COMPLETE THE OFFER?

    A: The offer will be open for acceptance until 5:00 p.m., Calgary time, on September 5, 2001, unless withdrawn or extended.

Q:  WHEN AND HOW CAN A GREY WOLF SHAREHOLDER WITHDRAW DEPOSITED SHARES?

    A: Grey Wolf common shares deposited in the offer may be withdrawn at any time (including after the expiration of the offer) prior to the expiration of 35 days from the date of this document and thereafter if the shares have not been taken up by AcquisitionCo prior to the receipt by the Depositary of the notice of withdrawal, and, unless AcquisitionCo exchanges shares of Abraxas common stock for Grey Wolf common shares pursuant to the offer within three business days of taking up the Grey Wolf common shares, the Grey Wolf common shares may also be withdrawn at any time after such three business day period or at any time before the expiration of 10 days from the date of any notice of a change or variation in the terms of the offer.

    Withdrawal of Grey Wolf common shares will only be effective if the Depositary for the offer receives a written notice of withdrawal at 510, 550-6th Avenue S.W., Calgary, Alberta, T2P OS2 or by facsimile at (403) 233-3857. The written notice must contain the Grey Wolf shareholder's name, address, social security or tax payer identification number (if the shareholder is a U.S. person), the number of shares to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who deposited the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in Section 6 of the formal Offer to Purchase, "Right to Withdraw Deposited Grey Wolf Common Shares" beginning on page 36.

    Q: MAY ACQUISITIONCO ELECT, OR BE REQUIRED, TO EXTEND THE DURATION OF THE OFFER?

    A: Yes. AcquisitionCo, at its election, may extend the offering period by at least 10 days, by giving written notice to the Depositary. AcquisitionCo will publicly announce any such extension and cause the Depositary to mail a copy of any such notice to Grey Wolf shareholders. Any such extension will be announced no later than 9:00 a.m., Eastern time, on the next business day following the expiration of the offer. A voluntary extension by AcquisitionCo would be designed to:

       - assist AcquisitionCo in reaching the statutory minimum necessary to perform a Compulsory Acquisition, and

       - provide Grey Wolf shareholders one last opportunity to deposit into an offer that is otherwise complete,

thereby avoiding the delay and illiquid market that can result after a tender offer and before the related Compulsory Acquisition or Subsequent Acquisition Transaction. Upon the expiration of the extended offering period, AcquisitionCo would accept and promptly exchange shares of Abraxas common stock for Grey Wolf common shares after such extension, providing Grey Wolf shareholders with the same form and amount of consideration as paid in the offer.

Also, under applicable Canadian law, AcquisitionCo could be required to extend the offer if there is a variation in the terms of the offer or a material change in the information contained in this document.

Any amendment to the offer or dissemination of new information to Grey Wolf shareholders made pursuant to an extension of the offer would be accomplished through a press release disclosing such information and a notice mailed to Grey Wolf shareholders whose shares have not yet been exchanged.

Q:  HOW WOULD ACQUISITIONCO COMPLETE THE PROPOSED ACQUISITION OF GREY WOLF?

    A: Abraxas and its wholly-owned subsidiary, Canadian Abraxas, own a total of 6,190,482 Grey Wolf common shares representing approximately 48.3% of the outstanding Grey Wolf common shares. If AcquisitionCo acquires at least 90% of the Grey Wolf common shares not owned by Abraxas and Canadian Abraxas, calculated on a fully-diluted basis (approximately 6,733,859 shares), by the expiration of the offer or within 120 days after the date of the offer, whichever occurs first, AcquisitionCo intends to acquire the remaining Grey Wolf common shares in a Compulsory Acquisition under Alberta law. If a Compulsory Acquisition is not available, AcquisitionCo intends to acquire the remaining Grey Wolf common shares in a Subsequent Acquisition Transaction under Alberta law. If AcquisitionCo acquires at least a majority of the Grey Wolf common shares not currently owned by Abraxas or Canadian Abraxas, calculated on a fully-diluted basis, and excluding those Grey Wolf common shares held by persons whose Grey Wolf common shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction pursuant to OSC Rule 61-501 or CVMQ Policy Q-27 in the offer, then Abraxas and its subsidiaries will control enough Grey Wolf common shares to complete a Subsequent Acquisition Transaction. A Subsequent Acquisition Transaction would take the form of an amalgamation, statutory arrangement or other transaction. Grey Wolf shareholders have the right to dissent from a Compulsory Acquisition and to receive the fair value for their shares as determined by a court and may have such rights in a Subsequent Acquisition Transaction depending upon the form of the transaction.

Q:  HAVE ANY GREY WOLF SHAREHOLDERS AGREED TO DEPOSIT THEIR SHARES?

    A: No. However, certain executive officers, directors and advisory directors of Abraxas own a total of approximately 1,714,810 common shares of Grey Wolf (approximately 25.9% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas). Abraxas expects that all of these individuals will deposit their shares.

Q:  WHAT PERCENTAGE OF ABRAXAS COMMON STOCK WILL GREY WOLF SHAREHOLDERS OWN
  AFTER THE OFFER AND ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION?

    A: Assuming that 100% of the Grey Wolf common shares are acquired, Grey Wolf shareholders will own approximately 13.2% of the issued and outstanding shares of Abraxas common stock.

Q:  WHAT ARE THE CONDITIONS TO THE OFFER?

    A: Several conditions must be satisfied before AcquisitionCo will purchase any Grey Wolf common shares pursuant to the offer, including those summarized below:

       - Grey Wolf shareholders having validly deposited under the offer and not properly withdrawn, that number of Grey Wolf common shares which represents not less than a majority of the Grey Wolf common shares not currently held by Abraxas and Canadian Abraxas, calculated on a fully-diluted basis, excluding those Grey Wolf common shares held by persons whose shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction under OSC
         Rule 61-501 and CVMQ Policy Q-27;

       - effectiveness of the registration statement covering the issuance of Abraxas common stock to Grey Wolf shareholders;

       - the approval by the Abraxas stockholders of the consummation of the offer and the issuance of the shares of Abraxas common stock in the offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

       - the absence of any other agreement or transaction involving Grey Wolf which would impair AcquisitionCo's ability to acquire Grey Wolf common shares or otherwise diminish the expected economic value of the offer;

       - there shall not be any threatened, instituted or pending act, action, suit or proceeding by any arbitrator, governmental entity, public official or private person in Canada or elsewhere, or any law, regulation or policy proposed, enacted, promulgated or applied
         (A) that would affect the purchase by or the sale to AcquisitionCo of the Grey Wolf common shares or the right of AcquisitionCo to own or exercise full rights of ownership of the Grey Wolf shares, (B) which has had or would have a material adverse effect upon Grey Wolf or (C) which would prevent a Subsequent Acquisition Transaction; and

       - Grey Wolf shall have received waivers relating to any change of control provisions in any instrument or obligation to which Grey Wolf or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

    FOR A COMPLETE LIST OF THE CONDITIONS TO THE OFFER, PLEASE SEE SECTION 5 OF THE FORMAL OFFER TO PURCHASE, "CONDITIONS TO THE OFFER" BEGINNING ON PAGE 34.

Q:  HAS GREY WOLF'S BOARD OF DIRECTORS RECOMMENDED THAT GREY WOLF'S SHAREHOLDERS
  ACCEPT THE OFFER?

    A: No. To Abraxas' and AcquisitionCo's knowledge, Grey Wolf's directors have taken no action concerning a recommendation to its shareholders. Grey Wolf's board consists of six persons, three of whom are directors or advisory directors of Abraxas.

    Under applicable United States and Canadian securities laws, Grey Wolf's board of directors is required to prepare and mail to shareholders a directors' circular in prescribed form not later than ten days after the date of the offer. The directors' circular must contain a recommendation to accept or reject the offer and the reasons for their recommendation, or a statement that they are unable to make or are not making a recommendation and, if no recommendation is made, the reasons for not making a recommendation. If, at the time of mailing the directors' circular, Grey Wolf's board of directors is continuing to consider whether to recommend acceptance or rejection of the offer, the directors' circular must disclose that fact and may advise the shareholders not to deposit their shares pursuant to the offer until further communication is received from Grey Wolf's board of directors. In such event, Grey Wolf's board of directors must make a recommendation to accept or reject the offer or state that they are not making a recommendation and reasons therefor at least seven days before the scheduled expiration of the offer.

Q:  WILL THE RECEIPT OF SHARES OF ABRAXAS COMMON STOCK BE A TAXABLE TRANSACTION
  TO GREY WOLF SHAREHOLDERS?

    A: CANADIAN RESIDENTS. Yes. The exchange by shareholders of Grey Wolf who are residents of Canada of their Grey Wolf common shares for 0.6 of a share of Abraxas common stock will be a taxable event for purposes of the Canadian Tax Act. The proceeds of disposition for Canadian tax purposes of each Grey Wolf common share exchanged will be the fair market value of the 0.6 of a share of Abraxas common stock received in the exchange.

       UNITED STATES RESIDENTS. Generally, for U.S. federal income tax purposes, it is more likely than not that the receipt of shares of Abraxas common stock by Grey Wolf shareholders subject to U.S. federal income tax laws will not be taxable.

Q:  ARE ABRAXAS STOCKHOLDERS OR GREY WOLF SHAREHOLDERS ENTITLED TO DISSENTERS'
  RIGHTS OR RIGHTS OF APPRAISAL IN THE OFFER?

    A: No. Alberta law does not provide dissenters' rights or rights of appraisal for Grey Wolf shareholders in connection with the offer and Nevada law does not provide dissenters' rights or rights of appraisal for Abraxas stockholders in connection with the offer.

Q:  ARE GREY WOLF SHAREHOLDERS OR ABRAXAS STOCKHOLDERS ENTITLED TO DISSENTERS'
  RIGHTS OR RIGHTS OF APPRAISAL IN CONNECTION WITH A COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION?

    A: Yes. If Grey Wolf shareholders deposit a sufficient number of shares in the offer so that the Compulsory Acquisition may be completed, Grey Wolf shareholders who do not deposit shares in the offer will have the right under Alberta law to dissent and demand appraisal of their shares in connection with a Compulsory Acquisition and will likely have them in connection with a Subsequent Acquisition Transaction. This would entitle such shareholders to receive a judicial determination of, and receive payment for, the fair value of their shares.

Abraxas stockholders do not have any dissenters' rights or rights of appraisal in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Q:  WHAT VOTE IS REQUIRED FROM ABRAXAS STOCKHOLDERS TO COMPLETE THE OFFER?

    A: The consummation of the offer and the issuance of Abraxas common stock in the offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction require the approval of the holders of a majority of the shares of Abraxas common stock present and voting at the Abraxas annual meeting.

Q:  AS AN ABRAXAS STOCKHOLDER, WHAT DO I NEED TO DO NOW?

    A: If you are an Abraxas stockholder, you should read this document and indicate on your proxy card how you want to vote with respect to each proposal, and sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the offer and the issuance of Abraxas common stock and the other proposals to be considered at the Abraxas annual meeting, as the case may be. If you are an Abraxas stockholder, you may also choose to attend the annual meeting and vote your shares in person.

Q:  WHAT DO ABRAXAS STOCKHOLDERS DO TO CHANGE OR REVOKE THEIR VOTE?

    A: Abraxas stockholders may change their vote by sending in a later-dated signed proxy card to Abraxas' Secretary, or by attending the annual meeting in person and voting. You may also revoke your proxy by sending a notice of revocation to Abraxas' Secretary at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232.

Q:  IF MY SHARES OF ABRAXAS COMMON STOCK ARE HELD IN "STREET NAME" BY MY BROKER,
  WILL MY BROKER VOTE MY SHARES FOR ME?

    A: If you are an Abraxas stockholder, your broker will vote your shares only if you provide instructions on how to vote. Without instructions, your shares of Abraxas common stock will not be voted. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT ABRAXAS AND GREY WOLF?

    A: You can find more information about Abraxas and Grey Wolf from various sources described under "Where You Can Find More Information" on page 129.

Q:  WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER OR THE ABRAXAS ANNUAL MEETING?

    A: For questions about the offer, the Abraxas annual meeting and for any other matters, Grey Wolf shareholders may call Valiant Corporate Trust Company, the Depositary for the offer at (403) 233-2801, CIBC World Markets Corp., the Dealer Manager for the offer in the United States at (713) 650-2500, or CIBC World Markets Inc., the Dealer Manager for the offer in Canada, at
(403) 260-0500. Abraxas stockholders may call Abraxas at 1-888-227-2927.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEATURES OF THE OFFER AND SHOULD BE READ TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL DATA AND STATEMENTS CONTAINED ELSEWHERE IN THIS OFFER TO PURCHASE/ CIRCULAR/PROXY STATEMENT/PROSPECTUS. TO BETTER UNDERSTAND AND FOR A MORE COMPLETE DESCRIPTION OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, THE FINANCIAL DATA AND STATEMENTS CONTAINED ELSEWHERE IN THIS DOCUMENT AND THE DOCUMENTS TO WHICH ABRAXAS HAS REFERRED YOU UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 129.

THE COMPANIES

ABRAXAS PETROLEUM CORPORATION

500 NORTH LOOP 1604 EAST

SUITE 100

SAN ANTONIO, TEXAS 78232

(210) 490-4788

    Abraxas is an independent energy company engaged primarily in the acquisition, exploration, exploitation and production of crude oil and natural gas. Since January 1, 1991, Abraxas' principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets.

    Since 1995, Abraxas has considered western Canada to be an area of strategic importance in achieving its growth objectives. In pursuing its strategy in western Canada, Abraxas, through its wholly-owned subsidiary, Canadian Abraxas, acquired all of the capital stock of CGGS Canadian Gas Gathering Systems, Inc. in November 1996 for C$130.5 million. Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf.

    As of December 31, 2000, Abraxas owned interests in 1,147,983 gross acres (582,014 net acres) and 869 gross wells (338 net wells), 78% of which were operated by Abraxas, and interests in 12 natural gas processing plants or compression facilities. On January 1, 2001, Abraxas had total proved reserves of
218.6 Bcfe (78% natural gas) of which 62% were proved developed, with an aggregate PV-10 of $865.5 million.

ABRAXAS ACQUISITION CORPORATION

1900, 333-7TH AVE. S.W.

CALGARY, ALBERTA T2P 2Z1

(403) 262-1949

    AcquisitionCo is a wholly-owned subsidiary of Abraxas and was incorporated under Alberta law on May 31, 2001 for the purpose of making the offer. AcquisitionCo has no material assets or liabilities and no operating history.

GREY WOLF EXPLORATION INC.

1600, 255-5TH AVENUE, S.W.

CALGARY, ALBERTA

T2P 3G6

(403) 262-1949

    Grey Wolf is a crude oil and natural gas company which focuses its efforts on exploring for, developing, acquiring and producing crude oil and natural gas in western Canada and the Northwest Territories. Natural gas in central and northern Alberta accounts for over 90% of Grey Wolf's reserves and production.

    As of December 31, 2000, Grey Wolf owned interests in 1,009,072 gross acres (280,602 net acres) and 251 gross wells (39 net wells), 84% of which were operated by Grey Wolf, and interests in 9 natural gas processing plants or compression facilities. On January 1, 2001, Grey Wolf had total proved reserves of 25.8 Bcfe (83% natural gas) of which 99% were proved developed, with an aggregate PV-10 of $131.9 million.

THE OFFER

    AcquisitionCo is offering to purchase all of the issued and outstanding shares of Grey Wolf in exchange for 0.6 of a share of Abraxas common stock for each issued and outstanding common share of Grey Wolf which is not currently owned by Abraxas or Canadian Abraxas. Abraxas will not issue any fractional shares. Instead of any fractional share, the shareholder will receive, at the option of AcquisitionCo, either a cash payment or a whole share of Abraxas common stock. Any cash payment will be in an amount equal to the applicable fraction times the average closing price of the Abraxas common stock on the AMEX for the 10 trading days prior to the closing of the offer.

    According to Grey Wolf's shareholder list, as of July 13, 2001, there were 12,804,628 common shares issued and outstanding. In addition, Grey Wolf has outstanding options entitling holders to acquire 867,920 common shares at exercise prices ranging from C$1.15 to C$4.80. Assuming that all of the outstanding Grey Wolf common shares are deposited in acceptance of the offer and that AcquisitionCo exchanges shares of Abraxas common stock for such shares under the offer, Abraxas will issue approximately 3,968,488 shares of common stock.

    On July 24, 2001, the closing price of the Abraxas common stock on the AMEX was $3.44. Based on such closing price and converting the United States dollars to Canadian dollars using the Noon Spot Rate on such date, the value of 0.6 of a share of Abraxas common stock was C$3.17. On July 24, 2001, the closing price of the Grey Wolf common shares on the TSE was C$3.00.

TIMING AND EXPIRATION OF THE OFFER

    Grey Wolf shareholders may accept the offer until 5:00 p.m., Calgary time, on September 5, 2001, unless the offer is withdrawn or extended.

MANNER AND TIME OF ACCEPTANCE

    To validly accept the offer, Grey Wolf shareholders must deposit the certificate or certificates representing Grey Wolf common shares, together with the Letter of Acceptance and Transmittal (printed on yellow paper) or a manually signed facsimile thereof, properly completed and duly executed, on or before September 5, 2001, the date on which the offer expires, at one of the offices of the Depositary for the offer, as specified in the Letter of Acceptance and Transmittal, in accordance with the instructions in the Letter of Acceptance and Transmittal. Grey Wolf shareholders holding their shares in the name of a nominee should request the broker, dealer, bank, trust company or other nominee to effect the transaction. If you are a Grey Wolf shareholder and you wish to accept the offer but your Grey Wolf common shares to be deposited are not immediately available, you may validly accept the offer by following the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery (printed on blue paper).

    Any holder of options, warrants, rights or other entitlements to acquire Grey Wolf common shares who wishes to accept the offer must, to the extent permitted, exercise such rights in order to obtain certificates representing Grey Wolf common shares and deposit those shares in accordance with the offer. See Section 3 of the formal Offer to Purchase, "Procedure for Guaranteed Delivery" beginning on page 32.

    Grey Wolf shareholders will not be required to pay any fee or commission if they accept the offer by transmitting their Grey Wolf common shares directly to the Depositary for the offer.

CONDITIONS OF THE OFFER

    Several conditions must be satisfied before AcquisitionCo will purchase any Grey Wolf common shares pursuant to the offer, including those summarized below:

    - Grey Wolf shareholders having validly deposited under the offer and not properly withdrawn, that number of Grey Wolf common shares which represents not less than a majority of the Grey Wolf common shares not currently held by Abraxas and Canadian Abraxas, calculated on a fully-diluted basis, excluding those Grey Wolf common shares held by persons whose shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction under OSC Rule 61-501 and CVMQ Policy Q-27;

    - effectiveness of the registration statement covering the issuance of Abraxas common stock to Grey Wolf shareholders;

    - the approval by the Abraxas stockholders of the consummation of the offer and the issuance of the shares of Abraxas common stock in the offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

    - the absence of any other agreement or transaction involving Grey Wolf which would impair Abraxas' and AcquisitionCo's ability to acquire Grey Wolf or otherwise diminish the expected economic value of the offer;

    - there shall not be any threatened, instituted or pending act, action, suit or proceeding by any arbitrator, governmental entity, public official or private person in Canada or elsewhere, or any law, regulation or policy proposed, enacted, promulgated or applied (A) that would affect the purchase by or the sale to AcquisitionCo of the Grey Wolf common shares or the right of AcquisitionCo to own or exercise full rights of ownership of the Grey Wolf shares, (B) which has had or would have a material adverse effect upon Grey Wolf or (C) which would prevent a Subsequent Acquisition Transaction; and

    - Grey Wolf shall have received waivers relating to any change of control provisions in any instrument or obligation to which Grey Wolf or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

    FOR A COMPLETE LIST OF THE CONDITIONS TO THE OFFER PLEASE SEE SECTION 5 OF THE FORMAL OFFER TO PURCHASE, "CONDITIONS TO THE OFFER" BEGINNING ON PAGE 34.

PAYMENT FOR DEPOSITED SHARES

    Upon the terms and subject to the conditions of the offer, AcquisitionCo will exchange shares of Abraxas common stock for Grey Wolf common shares validly deposited under the offer and not withdrawn within all time periods prescribed by applicable securities laws. Any Grey Wolf common shares deposited under the offer after the first date on which Grey Wolf common shares have been exchanged for shares of Abraxas common stock by AcquisitionCo will be exchanged within three business days of that deposit. See Section 7 of the formal Offer to Purchase, "Payment for Deposited Grey Wolf Common Shares" beginning on page 37.

RIGHT TO WITHDRAW DEPOSITED SHARES

    Grey Wolf common shares deposited in the offer may be withdrawn at any time (including after the expiration of the offer) prior to the expiration of 35 days from the date of this document and thereafter if the shares have not been taken up by AcquisitionCo prior to the receipt by the Depositary of the notice of withdrawal, and, unless AcquisitionCo exchanges shares of Abraxas common stock for Grey Wolf common shares pursuant to the offer within three business days of taking up the Grey Wolf common shares, the Grey Wolf common shares may also be withdrawn at any time after such three business day period or at any time before the expiration of 10 days from the date of any notice of a change or variation in the terms of the offer.

PURPOSE OF THE OFFER (SEE PAGE 66)

    The purpose of the offer is to enable AcquisitionCo to acquire all of the Grey Wolf common shares not already held by Abraxas and its affiliates and thereby make Grey Wolf an indirect wholly-owned subsidiary of Abraxas. Abraxas believes that the acquisition of the outstanding common shares of Grey Wolf will enhance value for Abraxas and Grey Wolf shareholders by, among other things:

    - eliminating the minority interest in Abraxas' financial statements, thus increasing stockholders' equity, property and equipment and net income;

    - offering a premium over the price of Grey Wolf's common shares at the time a possible combination was announced on January 19, 2001 of 34% and at the time that the exchange ratio was first announced on April 12, 2001 of 35%;

    - achieving better long-term growth prospects;

    - reducing administrative costs and costs of operations over the long-term; and

    - providing Grey Wolf shareholders with increased investment liquidity as a shareholder of a company, the stock of which is traded on the AMEX, with 25,988,832 shares of common stock outstanding as of July 24, 2001, of which approximately 23,295,024 shares are held by non-affiliates with an average daily trading volume of approximately 130,000 shares during the previous 52 weeks. This compares to Grey Wolf's 12,804,628 common shares outstanding, of which approximately 4,813,283 shares are held by non-affiliates with an average daily trading volume of approximately 25,000 shares during the previous 52 weeks.

    Abraxas expects to cause Grey Wolf to conduct its business operations in substantially the same way as Grey Wolf has conducted its operations in the past.

ACQUISITION OF GREY WOLF COMMON SHARES NOT DEPOSITED (SEE PAGE 81)

    Abraxas and its wholly-owned subsidiary, Canadian Abraxas, own a total of 6,190,482 Grey Wolf common shares representing approximately 48.3% of the outstanding Grey Wolf common shares. If AcquisitionCo acquires at least 90% of the Grey Wolf common shares not owned by Abraxas and Canadian Abraxas, calculated on a fully-diluted basis (approximately 6,733,859 shares), by the expiration of the offer or within 120 days after the date of the offer, whichever occurs first, AcquisitionCo intends to acquire the remaining Grey Wolf common shares in a Compulsory Acquisition under Alberta law. If a Compulsory Acquisition is not available, AcquisitionCo intends to acquire the remaining Grey Wolf common shares in a Subsequent Acquisition Transaction under Alberta law. If AcquisitionCo acquires at least a majority of the Grey Wolf common shares not currently owned by Abraxas or Canadian Abraxas, calculated on a fully-diluted basis, and excluding those Grey Wolf common shares held by persons whose Grey Wolf common shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction pursuant to OSC Rule 61-501 or CVMQ Policy Q-27 in the offer, then Abraxas and its subsidiaries will control enough Grey Wolf common shares to complete a Subsequent Acquisition Transaction. A Subsequent Acquisition Transaction would take the form of an amalgamation, statutory arrangement or other transaction. Grey Wolf shareholders have the right to dissent from a Compulsory Acquisition and to receive the fair value for their shares as determined by a court and may have such rights in a Subsequent Acquisition Transaction depending upon the form of the transaction.

DISSENTERS' RIGHTS (SEE PAGES 81 AND 84)

    Abraxas stockholders and Grey Wolf shareholders do not have any right to an appraisal of the value of their shares in connection with the offer. Grey Wolf shareholders have the right to dissent under the Alberta Business Corporations Act with respect to any Compulsory Acquisition or Subsequent Acquisition Transaction and to be paid the fair value for their shares, with such fair value to be determined by a court. Abraxas stockholders do not have any dissenters' rights or rights of appraisal in connection with any Compulsory Acquisition or Subsequent Acquisition Transaction.

INTERESTS OF CERTAIN PERSONS IN THE OFFER (SEE PAGE 79)

GREY WOLF. Some of Grey Wolf's directors and officers have interests that may differ from, or be in addition to, the interests of Grey Wolf shareholders. These interests include:

    - Mr. Watson, the Chairman of the Board and Chief Executive Officer of Grey Wolf, is Chairman of the Board, President and Chief Executive Officer of Abraxas, Mr. Phelps, a director of Grey Wolf, is a director of Abraxas, and Mr. Riggs, a director of Grey Wolf, is an advisory director of Abraxas;

    - Directors and officers of Grey Wolf own options to purchase a total of 468,586 Grey Wolf common shares. These options will immediately vest once there is a change of control of Grey Wolf. Upon the closing of a Compulsory Acquisition or Subsequent Acquisition Transaction, these options will become options to purchase Abraxas common stock. Abraxas has offered the option holders (other than directors of Grey Wolf who are not also employees of Grey Wolf) the opportunity to waive the accelerated vesting in exchange for additional Abraxas options. In total, options to purchase up to 332,143 shares of Abraxas common stock could be issued to Grey Wolf's directors and officers at exercise prices ranging from $0.86 to $3.13 per share of which 223,698 will be immediately vested, an additional 10,547 will vest prior to December 31, 2001, 38,823 will vest in 2002, 29,977 will vest in 2003 and 29,098 will vest in 2004; and

    - Four employees of Grey Wolf, two of whom are executive officers, could receive cash payments ranging from one-half of a year's salary to two years' salary under certain circumstances which could arise in connection with the offer.

ABRAXAS. Some of Abraxas' directors and officers have interests in the offer that may differ from or be in addition to, the interests of Abraxas stockholders. These interests include:

    - Mr. Watson, the Chairman of the Board, President and Chief Executive Officer of Abraxas and Chairman of the Board and Chief Executive Officer of Grey Wolf, owns 137,936 Grey Wolf common shares and options to purchase 91,419 Grey Wolf common shares. As a result of the offer, Mr. Watson will receive 82,761 shares of Abraxas common stock and options to purchase 68,564 shares of Abraxas common stock at exercise prices ranging from $2.09 to $2.55 per share of which 65,544 will be immediately vested, an additional 2,141 will vest in 2002 and 879 will vest in 2003; and

    - In addition to Mr. Watson, certain directors and officers of Abraxas own a total of 1,576,874 Grey Wolf common shares and options to purchase 22,627 Grey Wolf common shares. As a result of the offer, these individuals will receive a total of 946,124 shares of Abraxas common stock and options to purchase 13,576 shares of Abraxas common stock at exercise prices ranging from $2.09 to $2.55 per share, all of which will be immediately vested.

ANTICIPATED ACCOUNTING TREATMENT (SEE PAGE 77)

    The acquisition of the minority interest of Grey Wolf will be accounted for by Abraxas under the purchase method. The aggregate purchase price of the acquisition (including the value of Abraxas common shares issued, and potential equivalent stock options assumed by Abraxas, as well as direct costs of the acquisition) will be allocated based upon the fair values of the assets acquired and liabilities assumed. Any excess purchase price will be recorded as goodwill. The results of the final valuation of fair value have not yet been completed. Under current generally accepted accounting principles in the United States, goodwill will be reviewed periodically for impairment.

DESCRIPTION OF ABRAXAS COMMON STOCK (SEE PAGE 46)

    Abraxas is currently authorized to issue 200,000,000 shares of common stock, par value $.01 per share. As of July 24, 2001, there were 25,988,832 shares of Abraxas common stock outstanding. The Abraxas common stock trades on the AMEX under the symbol "ABP."

    Holders of Abraxas common stock are entitled to one vote per share at all meetings of Abraxas stockholders. Abraxas stockholders are entitled to participate, on a PRO RATA basis, in any distribution of Abraxas assets in the event of a liquidation, dissolution or winding-up of Abraxas. No dividends will be paid on Abraxas common stock for so long as any first lien notes or second lien notes are outstanding.

LISTING OF ABRAXAS COMMON STOCK

    Abraxas will apply to list the shares of Abraxas common stock issuable in the offer on the AMEX.

REGULATORY APPROVALS (SEE PAGE 79)

    AcquisitionCo cannot complete the offer until the registration statement filed by Abraxas relating to the issuance of the shares of Abraxas common stock in the offer is declared effective by the SEC.

TAX CONSEQUENCES OF THE OFFER AND ACQUISITION TRANSACTIONS (SEE PAGE 92)

    UNITED STATES. In the opinion of Abraxas' U.S. tax counsel, it is more likely than not that Grey Wolf shareholders subject to U.S. federal income tax laws who exchange their Grey Wolf common shares for shares of Abraxas common stock will not recognize a gain or loss on the exchange, except as described in "United States and Canadian Income Tax Consequences--Material United States Federal Income Tax Consequences to Grey Wolf Shareholders" beginning on page 96.

    CANADA. In the opinion of Abraxas' Canadian tax counsel, the exchange by a shareholder of Grey Wolf who is a resident of Canada of that shareholder's common shares of Grey Wolf for shares of Abraxas common stock will be a taxable event for purposes of the Canadian Tax Act, and a gain or loss will be recognized by the shareholder. See "United States and Canadian Income Tax Consequences--Canadian Federal Income Tax Considerations" beginning on page 92.

RISK FACTORS (SEE PAGE 15)

    For a discussion of risk factors to be considered by Grey Wolf shareholders in accepting the offer and Abraxas stockholders in voting to approve the offer and the share issuance, see the "Risk Factors" section of this document on page
15. These risk factors include each of the following:

    - risks related to the offer for Grey Wolf shareholders;

    - risks related to the offer for Abraxas stockholders;

    - risks related to the Abraxas business;

    - risks related to the Abraxas common stock; and

    - risks related to Abraxas' industry.

DEPOSITARY FOR THE OFFER (SEE PAGE 80)

    Valiant Corporate Trust Company is acting as Depositary for the offer. The Depositary will receive deposits of certificates representing Grey Wolf common shares and accompanying Letters of Acceptance and Transmittal. In exchange for Grey Wolf common shares, the Depositary will issue certificates representing shares of Abraxas common stock and any cash payments required in lieu of fractional shares.

DEALER MANAGERS (SEE PAGE 76)

    CIBC World Markets Corp. has been retained to act as financial advisor to Abraxas in connection with the offer and has been appointed to act as the dealer manager of the offer in the United States to solicit acceptances of the offer in the United States. CIBC World Markets Inc. has been retained to act as dealer manager of the offer in Canada and will form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the offer in Canada.

VALUATION BY FINANCIAL ADVISOR TO GREY WOLF SPECIAL COMMITTEE (SEE PAGE 70)

    Ontario Securities Commission Rule 61-501 and Commission des valeurs mobilieres du Quebec Policy Q-27 set out specific requirements and recommended procedures for disclosure, valuation, review and approval applicable to insider bids, issuer bids, going private transactions and related party transactions.

    Abraxas and Canadian Abraxas own approximately 48.3% of the outstanding shares of Grey Wolf. Accordingly, the offer is an insider bid for purposes of OSC Rule 61-501 and CVMQ Policy Q-27. Consummation of the offer will result in Grey Wolf shareholders receiving shares of Abraxas common stock for their Grey Wolf common shares. In accordance with the guidelines for an insider bid under OSC Rule 61-501 and CVMQ Policy Q-27, a formal valuation of the Grey Wolf common shares and Abraxas common stock was prepared by Raymond James &
Associates, Inc., an independent valuer, and is attached hereto as Annex C.

    In the opinion of Raymond James, based on the scope of its review, the valuation methodologies applied and subject to the assumptions and limitations noted in the valuation, the fair market value of the Grey Wolf common shares ranges from $2.57 to $3.37 per share and the fair market value of the Abraxas common stock ranges from $0.75 to $7.92 per share.

RECOMMENDATION OF THE GREY WOLF BOARD OF DIRECTORS

    To Abraxas' and AcquisitionCo's knowledge, Grey Wolf's directors have taken no action concerning a recommendation to its shareholders. Grey Wolf's board consists of six persons, three of whom are directors or advisory directors of Abraxas.

    Under applicable United States and Canadian securities laws, Grey Wolf's board of directors is required to prepare and mail to shareholders a directors' circular in prescribed form not later than ten days after the date of the offer. The directors' circular must contain a recommendation to accept or reject the offer and the reasons for their recommendation, or a statement that they are unable to make or are not making a recommendation and, if no recommendation is made, the reasons for not making a recommendation. If, at the time of mailing the directors' circular, Grey Wolf's board of directors is continuing to consider whether to recommend acceptance or rejection of the offer, the directors' circular must disclose that fact and may advise the shareholders not to deposit their shares pursuant to the offer until further communication is received from Grey Wolf's board of directors. In such event, Grey Wolf's board of directors must make a recommendation to accept or reject the offer (or, if it is unable to make or is not making a recommendation, state the reasons therefore) at least seven days before the scheduled expiration of the offer.

OPINION OF THE ABRAXAS INDEPENDENT COMMITTEE'S FINANCIAL ADVISOR (SEE PAGE 66)

    In deciding to approve the transaction, the Abraxas board considered the opinion of the Abraxas Independent Committee's financial advisor. The committee received an opinion from Jefferies & Company, Inc. as to the fairness to Abraxas stockholders, other than Abraxas stockholders who also own Grey Wolf common shares, from a financial point of view as of June 7, 2001 of the exchange ratio of 0.6 of a share of Abraxas common stock for each Grey Wolf common share. This opinion is attached as Annex D. Abraxas encourages you to read the opinion.

RECOMMENDATION TO ABRAXAS STOCKHOLDERS

    THE ABRAXAS BOARD OF DIRECTORS BELIEVES THAT THE OFFER IS FAIR TO AND IN THE BEST INTEREST OF ABRAXAS STOCKHOLDERS AND THE ABRAXAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ABRAXAS STOCKHOLDERS VOTE FOR THE CONSUMMATION OF THE OFFER AND THE ISSUANCE OF ABRAXAS COMMON STOCK IN CONNECTION WITH THE OFFER AND ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION.

WHO CAN VOTE AT THE ABRAXAS ANNUAL MEETING

    Only record holders of Abraxas common stock at the close of business on July 16, 2001 are entitled to notice of and to vote at the Abraxas annual meeting. On July 16, 2001, 25,988,832 shares of Abraxas common stock were outstanding. Each share will have one vote on each matter at the Abraxas annual meeting.

ABRAXAS STOCKHOLDER VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Abraxas common stock present at the meeting is necessary for approval of the consummation of the offer and the issuance of the shares of Abraxas common stock in connection with the offer.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ABRAXAS

    See the Abraxas 2000 Annual Report on Form 10-K which is incorporated by reference in this document for the "Selected Financial Data" Part II, Item 6. for five years of summary historical information.

    Abraxas is providing the additional following information to aid Grey Wolf shareholders and Abraxas stockholders in their analysis of the financial aspects of the offer. Abraxas also derived this information from the audited financial statements of Abraxas for the years 1998 through 2000 and the unaudited financial statements of Abraxas for each of the three month periods ended
March 31, 2000 and March 31, 2001 included in Abraxas' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 incorporated by reference in this document and the March 31, 2000 Form 10-Q not included herein. This information is only a summary, and you should read it together with Abraxas' historical financial statements and related notes contained in the annual reports and other information that Abraxas has filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this document.


     THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,
          MARCH 31
                                    ----------------------------------------
 --------------------------
                                       1998            1999         2000
     2000            2001
                                    -----------      --------   ------------
 ------------      --------
                                                  (DOLLARS IN THOUSANDS EXCEPT
PER SHARE DATA)
Total revenue.....................  $    60,084      $ 66,770   $     76,600
 $     16,717      $ 29,086
Income (loss) before extraordinary
  item............................      (83,960)(1)   (36,680)         6,676 (2)
       27,156 (2)       255
Income (loss) before extraordinary
  item per common
  share--diluted..................       (13.26)        (5.41)          0.21 (2)
         0.52 (2)      0.01
Weighted average shares
  outstanding--basic..............        6,331         6,784         22,616
       22,627        22,596
Total assets......................      291,498       322,284        335,560
      355,186       333,974
Long-term debt, excluding current
  maturities......................      299,698       273,421        266,441
      275,384       266,786
Total stockholders' equity
  (deficit).......................      (63,522)       (9,505)        (6,503)
       15,806       (32,984)

--------------------------

(1) Increase due to ceiling test write down of oil and gas properties.

(2) Increase due to the sale of equity interest in partnership.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF GREY WOLF

    The following is a summary of selected historical financial information for Grey Wolf for the periods indicated in thousands of Canadian dollars, except for per share amounts, and prepared based on accounting principles used in Canada. This summary information is derived from the information included in Annex B.


     THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,
         MARCH 31,
                                    ----------------------------------------
 --------------------------
                                       1998            1999         2000
     2000            2001
                                    -----------      --------   ------------
 ------------      --------
Total revenue.....................  $     7,863      $ 13,064   $     20,629
 $      3,592      $  8,740
Income before extraordinary
  item............................            9         1,347          3,940
           37         2,868
Income before extraordinary item
  per common share--diluted.......           --          0.11           0.31
           --          0.22
Weighted average shares
  outstanding--basic..............        9,810        12,695         12,661
       12,660        12,666
Total assets......................       45,694        50,541         64,597
       52,673        70,641
Long-term debt, excluding current
  maturities......................        9,971        12,066         11,793
       13,596        13,040
Total stockholders' equity........       28,195        29,464         32,845
       28,939        35,725

    For more information, you should read the Grey Wolf information included in Annex B.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following summary pro forma information has been derived from and should be read together with the unaudited pro forma condensed consolidated financial information and related notes beginning on page 101.

    The following summary unaudited pro forma financial information for Abraxas gives effect to the proposed acquisition by Abraxas of the remaining common shares of Grey Wolf that it does not already own (6.6 million shares) plus stock options anticipated to be assumed (0.5 million shares). Abraxas plans to issue approximately 4.5 million shares of common stock to acquire such minority interest in Grey Wolf and related stock options. The purchase price of $20.6 million is based on the market price of Abraxas common stock over a reasonable period of time around the announcement on April 12,

2001 ($4.58 per share). The book value of such Grey Wolf minority interest is $13.2 million at March 31, 2001. The purchase price value above such book value is allocated to oil and gas properties. The results of the final valuation of fair value is not yet complete and subject to stock options to be assumed. The summary unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred had the minority interest been acquired on these respective dates or of future results of operations. The historical financial information has been adjusted for amortization of the oil and gas properties based on the purchase price and related changes in deferred income taxes.

                                                      YEAR ENDED     THREE MONTH
                                                     DECEMBER 31,       ENDED
                                                         2000       MARCH 31,
2001
                                                     ------------
--------------
Total operating revenue............................     $76,600        $ 29,086
Income from continuing operations..................       7,021             984

Income per common share:

    Basic..........................................     $  0.26        $   0.04
    Diluted........................................     $  0.19        $   0.03

                                                                  AT MARCH 31,
                                                                      2001
                                                                  ------------
Total assets.......................................                 $345,436
Total debt (excluding current maturities)..........                  266,786
Stockholders' equity (deficit).....................                  (12,374)

SELECTED PER SHARE FINANCIAL INFORMATION

    The following table sets forth selected historical per share financial information for each of Abraxas and Grey Wolf and unaudited pro forma per share financial information for Abraxas giving effect to the transaction, as if it had been consummated as of December 31, 2000. The information presented below is derived from (i) the consolidated historical financial statements of Abraxas and Grey Wolf, including the related notes thereto, incorporated by reference or contained elsewhere in this document and (ii) the Unaudited Pro Forma Financial Information, including the notes thereto, contained elsewhere in this document, and should be read in conjunction therewith. You should refer to the information under the caption "Unaudited Pro Forma Condensed Consolidated Financial Information," the Consolidated Financial Statements of Abraxas and the notes thereto included in Abraxas' Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 incorporated by reference in this document and the Financial Statements of Grey Wolf and the notes thereto included in Annex B hereto for more information. The pro forma per share information set forth herein assumes the initial issuance of 0.6 of a share of Abraxas common stock in connection with the transaction. The pro forma information set forth below is not necessarily indicative of what Abraxas' actual financial position or results of operations would have been had the offer been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Abraxas in the future. All dollars in U.S. $.

                                                               YEAR ENDED
THREE MONTHS
                                                              DECEMBER 31,
ENDED
                                                                  2000
MARCH 31, 2001
                                                              ------------
--------------
ABRAXAS--HISTORICAL:
  Earnings per common share from continuing
  operations--basic.........................................     $ 0.29
$ 0.01
                                                   --diluted...      0.21
  0.01
  Book value per common share (1)...........................      (0.29)
 (1.46)
  Dividends per common share (2)............................         --
    --

ABRAXAS--PRO FORMA:
  Earnings per common share from continuing
  operations--basic (3).....................................     $ 0.26
$ 0.04
                                                   --diluted...      0.19
  0.03
  Book value per common share (4)...........................       0.48
 (0.45)
  Dividends per common share (2)............................         --
    --

GREY WOLF--HISTORICAL:
  Earnings per common share from continuing
  operations--basic.........................................     $ 0.20
$ 0.15
                                                   --diluted...      0.20
  0.14
  Book value per common share (1)...........................       1.73
  1.83

GREY WOLF--PRO FORMA EQUIVALENTS: (5)
  Earnings per common share from continuing
  operations--basic.........................................     $ 0.12
$ 0.09
                                                   --diluted...      0.12
  0.08
  Book value per common share...............................       1.04
  1.10

------------------------

(1) Historical book value per common share of Abraxas and Grey Wolf is computed by dividing each entities stockholders' equity at December 31, 2000 and March 31, 2001 by the number of common shares outstanding at the end of the respective periods excluding any shares held in the treasury and the dilutive effect of options, warrants and convertible preferred stock. The historical book value per common share of Abraxas at December 31, 2000 assumed the issuance of 9.5 million shares pursuant to Abraxas' contingent value rights, and the historical book value per common share of Abraxas at March 31, 2001 assumed the issuance of 3.2 million shares pursuant to the CVRs. On May 21, 2001, Abraxas' CVRs expired. Under the terms of the CVRs, Abraxas issued a total of 3,386,488 shares of its common stock to holders of CVRs.

(2) Abraxas' ability to pay dividends is restricted pursuant to the terms of the indentures for the first-lien notes, second-lien notes and old notes.

(3) Pro forma earnings per common share from continuing operations is computed by dividing income from continuing operations, less any preferred stock dividends, by the historical weighted average shares outstanding for the respective periods plus the 4.50 million shares of Abraxas common stock assumed to be issued in the offer.

(4) Pro forma book value per common share of Abraxas is computed by dividing pro forma stockholders' equity by the number of common shares outstanding at the end of the period plus 4.50 million shares of Abraxas common stock assumed to be issued in the offer.

(5) Pro forma equivalent data of Grey Wolf is computed by multiplying the Grey Wolf historical data by the exchange ratio of 0.6.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    ABRAXAS. Abraxas common stock began trading on the American Stock Exchange on August 18, 2000, under the symbol "ABP." Abraxas common stock was formerly listed on the NASDAQ Stock Market under the symbol "AXAS," however, effective June 16, 1999, Abraxas common stock was delisted from quotation on the NASDAQ Stock Market for failure to satisfy NASDAQ's listing and maintenance standards. During the period beginning June 16, 1999, and ending on August 17, 2000, Abraxas common stock traded on the OTC Bulletin Board under the symbol "AXAS." As of July 24, 2001, Abraxas had 25,988,832 shares of common stock outstanding and had approximately 1,537 stockholders of record.

    The following table sets forth certain information as to the high and low bid quotations quoted on the NASDAQ Stock Market for 1998 and 1999 (through June 16, 1999), on the OTC Bulletin Board for the remainder of 1999 and through August 17, 2000, and the high and low sales price on the American Stock Exchange from August 18, 2000 through June 30, 2001 and for the third quarter of 2001 through July 24, 2001. Information with respect to over-the-counter bid quotations represents prices between dealers, does not include retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                  PERIOD                               HIGH
 LOW
                                  ------                             --------
--------
1998
       First Quarter...............................................   $15.00
$7.00
       Second Quarter..............................................    11.25
 8.25
       Third Quarter...............................................     9.50
 5.31
       Fourth Quarter..............................................     7.56
 4.00

1999
       First Quarter...............................................   $ 3.19
$1.19
       Second Quarter..............................................     2.82
 0.88
       Third Quarter...............................................     2.97
 0.88
       Fourth Quarter..............................................     2.44
 0.81

2000
       First Quarter...............................................   $ 2.81
$1.06
       Second Quarter..............................................     2.38
 1.34
       Third Quarter (OTC through August 17, 2000).................     2.75
 1.38
       Third Quarter (AMEX through September 30, 2000).............     4.00
 2.75
       Fourth Quarter..............................................     4.56
 2.81

2001
       First Quarter...............................................   $ 5.32
$3.69
       Second Quarter..............................................     4.98
 3.10
       Third Quarter (through July 24, 2001).......................     3.59
 2.88

    As of January 18, 2001, the day before a possible combination between Abraxas and Grey Wolf was initially announced, the closing price of Abraxas' common stock was $3.94 and as of April 11, 2001, the day before the exchange ratio was initially announced, the closing price of Abraxas common stock was $4.85.

    The terms of Abraxas' first lien notes and second lien notes restrict Abraxas from paying dividends on Abraxas' common stock. Abraxas has never paid dividends on its common stock and does not expect to do so in the foreseeable future.

    GREY WOLF.  The common shares of Grey Wolf's predecessor, Cascade Oil &
Gas, Ltd, began trading on the Alberta Stock Exchange under the symbol "COL" in August 1987. Grey Wolf's common shares were traded on the Alberta Stock Exchange beginning June 22, 1998 under the symbol "GWX." On January 7, 1999, Grey Wolf's common shares began trading on The Toronto Stock Exchange. On June 14, 1999, Grey Wolf effected a one-for-ten reverse stock split.

    The following table sets forth certain information as to the high and low sales price on the Alberta Stock Exchange (now the Canadian Venture Exchange) of the Grey Wolf common shares from January 1, 1998 until January 6, 1999, and on The Toronto Stock Exchange from January 7, 1999 until July 24, 2001. As of
July 24, 2001, Grey Wolf had 12,804,628 common shares outstanding and had approximately 76 shareholders of record.

                                  PERIOD                               HIGH
 LOW
                                  ------                             --------
--------
1998
       First Quarter...............................................   C$0.50
C$0.25
       Second Quarter..............................................     0.40
  0.22
       Third Quarter...............................................     0.40
  0.23
       Fourth Quarter..............................................     0.40
  0.28

1999
       First Quarter...............................................   C$0.32
C$0.12
       Second Quarter..............................................     0.28
  0.11
       Third Quarter...............................................     2.80
  0.93
       Fourth Quarter..............................................     2.70
  1.12

2000
       First Quarter...............................................   C$1.80
C$1.20
       Second Quarter..............................................     2.10
  1.26
       Third Quarter...............................................     2.45
  1.45
       Fourth Quarter..............................................     2.25
  1.50

2001
       First Quarter...............................................   C$3.28
C$1.95
       Second Quarter..............................................     4.15
  2.60
       Third Quarter (through July 24, 2001).......................     3.29
  2.70

    As of January 18, 2001, the day before a possible combination between Abraxas and Grey Wolf was initially announced, the closing price of Grey Wolf common shares was C$2.70 and as of April 11, 2001, the day before the exchange ratio was initially announced, the closing price of Grey Wolf common shares was C$3.30. Grey Wolf has never paid dividends on its common shares and does not expect to do so in the foreseeable future.

OTHER MATTERS TO BE VOTED UPON AT THE ABRAXAS ANNUAL MEETING

    In addition to approving the consummation of the offer and the issuance of the shares of Abraxas common stock in connection with the offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Abraxas stockholders are being asked to vote upon the following additional matters:

    - ELECTION OF DIRECTORS. Election of two members to the Abraxas board of directors to serve until the 2004 Abraxas annual meeting of stockholders and until their respective successors shall be duly elected and qualified.

    - AMENDMENT TO 1994 LONG TERM INCENTIVE PLAN. Approval of an amendment to the Abraxas 1994 Long Term Incentive Plan to increase the number of shares of Abraxas common stock reserved for issuance under the Plan to 5,000,000 shares if the consummation of the offer and the issuance of shares is approved and 4,350,000 shares if it is not approved. Additional shares are required if the offer and issuance is approved in order to accommodate the grant of Abraxas options to Grey Wolf option holders.

    - APPROVAL OF INDEPENDENT AUDITORS. Ratification of the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2001.

REQUIRED VOTE

    - ELECTION OF DIRECTORS. The two nominees for director who receive the most votes will be elected. So, if you are an Abraxas stockholder and you do not vote for a particular nominee, you do not instruct your broker on how to vote or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your abstention or broker non-vote will have no effect on the election of directors.

    - AMENDMENT TO 1994 LONG TERM INCENTIVE PLAN. The proposal to amend the 1994 Long Term Incentive Plan must receive the affirmative vote of the holders of a majority of the shares of Abraxas common stock represented and voting at the meeting. If you are an Abraxas stockholder and you are present in person or represented by proxy at the meeting and abstain from voting or if you do not instruct your broker on how to vote, it will have no effect on the proposal because shares for which you abstain or for which your broker is not entitled to vote will not be considered as voting at the annual meeting and for purposes of approving this proposal.

    - APPROVAL OF INDEPENDENT AUDITORS. The proposal to ratify the selection of Abraxas' independent auditors must receive the affirmative vote of the holders of a majority of the shares of Abraxas common stock represented and voting at the meeting. If you are an Abraxas stockholder and you are present in person or represented by proxy at the meeting and abstain from voting or if you do not instruct your broker on how to vote, it will have no effect on the proposal because shares for which you abstain or for which your broker is not entitled to vote will not be considered as voting at the annual meeting and for purposes of approving this proposal.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY GREY WOLF SHAREHOLDERS IN EVALUATING WHETHER OR NOT TO ACCEPT THE OFFER AND BY ABRAXAS STOCKHOLDERS IN EVALUATING WHETHER TO VOTE IN FAVOR OF THE CONSUMMATION OF THE OFFER AND THE ISSUANCE OF SHARES OF ABRAXAS COMMON STOCK IN THE OFFER, ANY COMPULSORY ACQUISITION AND ANY SUBSEQUENT ACQUISITION TRANSACTION. SOME OF THESE RISK FACTORS RELATE DIRECTLY TO THE COMPLETION OF THE OFFER, A COMPULSORY ACQUISITION OR ANOTHER FORM OF SUBSEQUENT ACQUISITION TRANSACTION WHILE OTHERS RELATE TO THE BUSINESS AND PROPERTIES OF ABRAXAS AND ITS AFFILIATES, INDEPENDENT OF THE OFFER OR ANY COMPULSORY ACQUISITION AND ANY SUBSEQUENT ACQUISITION TRANSACTION. THESE RISK FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED HEREIN. YOU ARE URGED TO READ THIS SECTION IN ITS ENTIRETY. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SECTION ARE DEFINED BELOW UNDER "DEFINITIONS."

RISKS RELATED TO THE OFFER FOR GREY WOLF SHAREHOLDERS

    GREY WOLF SHAREHOLDERS WILL RECEIVE 0.6 OF A SHARE OF ABRAXAS COMMON STOCK FOR EACH COMMON SHARE OF GREY WOLF, REGARDLESS OF ANY CHANGES IN THE MARKET VALUE OF ABRAXAS COMMON STOCK OR GREY WOLF COMMON SHARES. At the closing of the offer, each common share of Grey Wolf deposited will be exchanged for 0.6 of a share of Abraxas common stock. This exchange ratio will not be adjusted for changes in the market prices of Abraxas common stock or Grey Wolf common shares.

    THE INTERESTS OF GREY WOLF SHAREHOLDERS MAY NOT BE REPRESENTED IN THE OFFER BECAUSE SEVERAL DIRECTORS AND EXECUTIVE OFFICERS OF ABRAXAS AND GREY WOLF HAVE INTERESTS IN THE OFFER WHICH MAY BE DIFFERENT FROM THE INTERESTS OF OTHER GREY WOLF SHAREHOLDERS. Some of the directors and executive officers of Abraxas and Grey Wolf are parties to agreements, own interests in or participate in other arrangements that give them interests in the offer that may be different from your interests as a shareholder of Grey Wolf. Grey Wolf shareholders should consider these interests before depositing shares in the offer. The interests of such persons are described under "Description of the Offer--Interest of Certain Persons in the Offer" beginning on page 79.

    THE OFFER COULD HAVE AN ADVERSE EFFECT ON THE MARKET FOR AND LIQUIDITY OF THE GREY WOLF COMMON SHARES. The purchase of any shares by AcquisitionCo pursuant to the offer will reduce the number of Grey Wolf common shares that might otherwise trade publicly, as well as the number of shareholders, and, depending on the number of shareholders depositing and the number of shares purchased under the offer, the offer could adversely affect the liquidity and market value of the remaining shares held by the public. After the purchase of Grey Wolf common shares under the offer, it may be possible for AcquisitionCo and Abraxas to take steps toward the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of security holders.

    The rules and regulations of the TSE establish certain criteria which, if not met, could lead to the delisting of the shares from the TSE. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending on the number of shares purchased pursuant to the offer, it is possible that the Grey Wolf common shares would fail to meet the criteria for continued listing on the TSE. If this were to happen, the shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such shares. Abraxas and AcquisitionCo intend to cause Grey Wolf to apply to delist the Grey Wolf common shares from the TSE as soon as practicable after the completion of the offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

    ABRAXAS AND ITS AFFILIATES WILL BE ABLE TO EXERT SIGNIFICANT CONTROL OVER GREY WOLF. Abraxas and its wholly-owned subsidiary, Canadian Abraxas, currently own approximately 48.3% of the outstanding Grey Wolf common shares. In addition, Abraxas directors and officers own approximately 25.9% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas. All of these directors and executive officers are expected to exchange their Grey Wolf common shares for shares of Abraxas common stock pursuant to the offer. At the conclusion of the offer, Abraxas and AcquisitionCo will have the ability to elect the entire board of directors of Grey Wolf, control Grey Wolf and direct its policies.

    THERE MAY BE POTENTIAL ADVERSE TAX IMPACT FOR U.S. GREY WOLF SHAREHOLDERS. Abraxas expects to receive an opinion from Cox & Smith Incorporated, that it is more likely than not that Grey Wolf shareholders that are United States persons should not be required to recognize taxable gain or loss on the exchange of Grey Wolf common shares for Abraxas common stock. However, this opinion is subject to certain conditions, which, if not satisfied, could result in the offer and Acquisition Transactions not qualifying as a reorganization for U.S. federal income tax purposes. If the offer and Acquisition Transactions do not qualify as a reorganization for U.S. federal income tax purposes, Grey Wolf shareholders subject to U.S. federal income tax laws may be required to recognize gain or loss on their exchange of Grey Wolf common shares for shares of Abraxas common stock. See "United States and Canadian Income Tax Consequences--Material United States Federal Income Tax Consequences to Grey Wolf Shareholders" beginning on page 96.

    THE EXCHANGE OF GREY WOLF COMMON SHARES BY A GREY WOLF SHAREHOLDER WHO IS A RESIDENT OF CANADA FOR SHARES OF ABRAXAS COMMON STOCK WILL BE A TAXABLE EVENT UNDER THE CANADIAN TAX ACT. The Canadian resident shareholder will realize a capital gain (or capital loss) equal to the amount by which the fair market value at the time of the exchange of the Abraxas common stock received on the exchange plus any cash received in lieu of a fractional share of Abraxas common stock received on the exchange exceed (or are less than) the sum of the Canadian resident's "adjusted cost base" of those Grey Wolf common shares determined immediately before the exchange plus any reasonable costs of disposition. See "United States and Canadian Income Tax Consequences--Canadian Federal Income Tax Considerations" beginning on page 92.

RISKS RELATED TO THE OFFER FOR ABRAXAS STOCKHOLDERS

    GREY WOLF SHAREHOLDERS WILL RECEIVE 0.6 OF A SHARE OF ABRAXAS COMMON STOCK FOR EACH COMMON SHARE OF GREY WOLF, REGARDLESS OF ANY CHANGES IN THE MARKET VALUE OF ABRAXAS COMMON STOCK OR GREY WOLF COMMON SHARES. At the closing of the offer, each common share of Grey Wolf deposited will be exchanged for 0.6 of a share of Abraxas common stock. This exchange ratio will not be adjusted for changes in the market prices of Abraxas common stock or Grey Wolf common shares.

    THE INTERESTS OF ABRAXAS STOCKHOLDERS MAY NOT BE REPRESENTED IN THE OFFER BECAUSE SEVERAL DIRECTORS AND EXECUTIVE OFFICERS OF ABRAXAS AND GREY WOLF HAVE INTERESTS IN THE OFFER WHICH MAY BE DIFFERENT FROM THE INTERESTS OF OTHER STOCKHOLDERS. Some of the directors and executive officers of Abraxas and Grey Wolf are parties to agreements, own interests or participate in other arrangements that give them interests in the offer that may be different from your interests as a stockholder of Abraxas. Abraxas stockholders should consider these interests before voting on the offer and the share issuance. The interests of such persons are described under "Description of the Offer--Interests of Certain Persons in the Offer" beginning on page 79.

    ABRAXAS WILL INCUR SIGNIFICANT CHARGES AND EXPENSES AS A RESULT OF THE OFFER WHICH WILL NOT BE AVAILABLE TO FUND ITS OPERATIONS. Abraxas expects to incur approximately $1.25 million of costs related to the offer. These expenses will include investment banking fees, legal, accounting and reserve engineering fees, printing costs and other related charges. Abraxas may also incur unanticipated costs in the offer.

    ABRAXAS MAY NOT REALIZE THE BENEFITS EXPECTED FROM THE OFFER. To be successful after the offer, Abraxas will need to integrate the operations of Grey Wolf with those of Abraxas. It will require substantial management attention and could detract from attention to day-to-day operations. While Abraxas expects to realize certain cost savings from the successful completion of the offer, Abraxas may not realize these cost savings.

    SHARES ELIGIBLE FOR FUTURE SALE MAY DEPRESS ABRAXAS' STOCK PRICE. At July 24, 2001, Abraxas had 25,988,832 shares of common stock outstanding of which approximately 2,693,808 shares were held by affiliates, 4,257,024 shares were subject to outstanding options granted under certain stock option plans (of which 1,752,688 shares were vested at July 24, 2001) and 950,000 shares were issuable upon exercise of warrants.

    If all of the outstanding common shares of Grey Wolf are exchanged for shares of Abraxas common stock, a total of 29,957,320 shares of Abraxas common stock will be outstanding, of which approximately 7,488,615 will be held by affiliates of Abraxas and Grey Wolf. In addition, Grey Wolf has options to purchase 867,920 common shares outstanding which will become exercisable for shares of Abraxas common stock if the offer is approved by Abraxas stockholders and the offer and any Compulsory Acquisition or Subsequent Acquisition Transaction are consummated. In addition, Abraxas has offered an aggregate of 110,891 options to purchase Abraxas common stock to Grey Wolf option holders who waive their right to accelerated vesting of their Grey Wolf options upon the closing of the offer, subject to the approval at the Abraxas Annual Meeting of an increase in the number of shares of common stock reserved for issuance under the 1994 LTIP. See "Proposal 3" beginning on page 122. If such an increase is approved, a total of 3,450,000 additional shares of Abraxas common stock will be reserved for issuance under the 1994 LTIP, of which 2,449,309 will initially be reserved for issuance pursuant to outstanding options (of which 489,861 were vested as of July 24, 2001).

    All of the shares of Abraxas common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the United States Securities Act. The shares of the common stock issuable upon exercise of the stock options have been or will be registered under the United States Securities Act. The shares of the common stock issuable upon exercise of the warrants are subject to certain registration rights and, therefore, will be eligible for resale in the public market after a registration statement covering such shares has been declared effective. Sales of shares of common stock under Rule 144 or another exemption under the United States Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the common stock and could impair Abraxas' ability to raise additional capital through the sale of equity securities.

RISKS RELATED TO ABRAXAS' BUSINESS

    ABRAXAS' DEBT LEVELS AND DEBT COVENANTS MAY LIMIT ITS ABILITY TO PURSUE BUSINESS OPPORTUNITIES AND TO OBTAIN ADDITIONAL FINANCING. Abraxas has substantial indebtedness and debt service requirements. As of March 31, 2001, Abraxas' total debt, excluding current maturities, was $266.8 million and its stockholders' deficit was $33.0 million. Abraxas may incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although its ability to incur additional indebtedness is substantially limited by the terms of the first lien notes indenture and the second lien notes indenture. You should read the discussions under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the Consolidated Financial Statements of Abraxas and the notes thereto included in the Abraxas Annual Report on Form 10-K for the year ended December 31, 2000 and Abraxas' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, incorporated by reference in this document.

    Abraxas' high level of debt affects its operations in several important ways, including:

    - A substantial amount of Abraxas' cash flow from operations will be used to pay interest on the first lien notes, any outstanding old notes and the second lien notes;

    - The covenants contained in the first lien notes indenture and the second lien notes indenture will limit Abraxas' ability to borrow additional funds or to dispose of assets and may affect its flexibility in planning for, and reacting to, changes in its business, including possibly limiting acquisition activities;

    - Abraxas' debt level may impair its ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes; and

    - The terms of the first lien notes indenture, the old notes indenture and the second lien notes indenture will permit the holders of the first lien notes, any outstanding old notes and the second lien notes to accelerate payments upon an event of default or a change of control.

    Abraxas' high level of debt increases the risk that Abraxas may default on its debt obligations. Abraxas' ability to meet its debt obligations and to reduce its level of debt depends on its future performance which, in turn, depends on general economic conditions and financial, business and other factors, many of which are beyond Abraxas' control.

    ABRAXAS HAS SUBSTANTIAL CAPITAL REQUIREMENTS. Abraxas makes and will continue to make substantial capital expenditures for the acquisition, exploitation, development, exploration and production of crude oil and natural gas. In the past, Abraxas has funded its operations primarily through cash flow from operations and borrowings under its bank credit facilities and other sources. Due to severely depressed crude oil and natural gas prices in 1999, Abraxas' cash flow from operations was substantially reduced. Abraxas met its liquidity needs in 1999 through the sale of the first lien notes, the sale of a production payment to a third party and the sale of certain non-core properties together with cash flow from operations. In 2000, Abraxas met its liquidity needs through cash flow from operations, the sale of additional non-core properties and further installments on the production payment. Abraxas is examining certain alternative sources of long term capital including:

    - restructuring, refinancing or recapitalizing Abraxas' current indebtedness;

    - selling equity securities; and

    - selling additional non-core properties.

Abraxas continued its past practice of selling non-core assets at appropriate prices in May 2001. A Canadian oil and gas property was sold for $9.8 million. Additional sales of non-core assets may continue.

    The availability of these sources of capital depends upon a number of factors, many of which are beyond Abraxas' control, such as general economic and financial market conditions and crude oil and natural gas prices.

    Abraxas' ability to raise funds through additional indebtedness will be substantially limited by the terms of the indenture governing the first lien notes, the indenture governing the old notes and the indenture governing the second lien notes, although many of the restrictive covenants contained in the indenture governing the old notes were eliminated in connection with the 1999 Abraxas exchange offer relating to the old notes.

    The first lien notes indenture and the second lien notes indenture restrict, among other things, Abraxas' ability to:

    - incur additional indebtedness;

    - incur liens;

    - pay dividends or make certain other restricted payments;

    - consummate certain asset sales;

    - enter into certain transactions with affiliates;

    - merge or consolidate with any other person; or

    - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Abraxas' assets.

    Additionally, Abraxas' ability to raise funds through additional indebtedness will be limited because substantially all of its crude oil and natural gas properties and natural gas processing facilities are subject to a first lien or floating charge for the benefit of the holders of the first lien notes and a second lien or floating charge for the benefit of the holders of the second lien notes. Finally, Abraxas' indentures also place restrictions on the use of proceeds from asset sales.

    Abraxas believes that its improved cash flow from operations due to higher commodity prices and operating results, the sale of non-core properties and additional installments on the production payment will provide Abraxas with sufficient capital for the next 12 months. However, if Abraxas' production or commodity prices decrease or if its drilling activities cost more than Abraxas anticipates, Abraxas may not be able to execute its business plan without additional capital.

    CRUDE OIL AND NATURAL GAS PRICES AND THEIR VOLATILITY COULD ADVERSELY AFFECT ABRAXAS' REVENUE, CASH FLOWS AND PROFITABILITY. Abraxas' revenue, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices fluctuate and prior to 2000 had declined significantly. Natural gas prices affect Abraxas more than crude oil prices since most of its production and reserves are natural gas. Prices also affect the amount of cash flow available for capital expenditures and Abraxas' ability to borrow money or raise additional capital. For example, in 1999 Abraxas reduced its capital expenditures budget because of lower crude oil and natural gas prices. In addition, Abraxas may have ceiling test writedowns when prices decline. Lower prices may also reduce the amount of crude oil and natural gas that Abraxas can produce economically. Crude oil and natural gas prices have decreased since December 31, 2000. For more information on the effects of these price decreases, you should read the information under "--Estimates of Abraxas' proved reserves and future net revenues are uncertain and inherently imprecise" and "Information About Abraxas, AcquisitionCo and Grey Wolf--Abraxas--Recent Developments."

    Abraxas cannot predict future crude oil and natural gas prices. Factors that can cause price fluctuations include:

    - changes in supply and demand for crude oil and natural gas;

    - weather conditions;

    - the price and availability of alternative fuels;

    - political and economic conditions in oil producing countries, especially those in the Mideast; and

    - overall economic conditions.

    HEDGING TRANSACTIONS MAY LIMIT ABRAXAS' POTENTIAL GAINS. Abraxas enters into hedge agreements and other financial arrangements at various times to attempt to minimize the effect of crude oil and natural gas price fluctuations. Abraxas cannot assure you that such transactions will reduce risk or minimize the effect of any decline in crude oil or natural gas prices. Any substantial or extended decline in crude oil or natural gas prices would have a material adverse effect on Abraxas' business and financial results. Hedging activities may limit the risk of declines in prices, but such arrangements may also limit additional revenues from price increases. In addition, such transactions may expose Abraxas to risks of financial loss under certain circumstances, such as:

    - production is less than expected; or

    - price differences between delivery points for Abraxas' production and those in its hedging agreements increase.

    In 2000, Abraxas experienced hedging losses of $20.2 million. At year end 2000, the fair value of future hedges was a liability of approximately $38 million. On January 1, 2001, in accordance with the transition provisions of SFAS 133, Abraxas recorded $31 million, net of tax, in Other Comprehensive Loss representing the cumulative effect of an accounting change to recognize the fair value of cash flow derivatives. Abraxas recorded cash flow hedge derivative liabilities of $38 million on that date and a deferred tax asset of $7 million. During the first quarter of 2001, losses before tax of approximately $7 million were transferred from Other Comprehensive Income/Loss to revenue and the fair value of outstanding liabilities decreased by approximately $5 million. For the three months ended March 31, 2001, the ineffective portion of the cash flow hedges were not material. As of March 31, 2001, $21 million of deferred net losses on derivative instruments were recorded in Other Comprehensive Income/Loss, of which $14 million is expected to be reclassified to earnings during the next twelve-month period. To the extent that these hedge agreements require Abraxas to pay the counterparty, Abraxas' revenue will be reduced. As a result of commodity price decreases since December 31, 2000, the hedging losses recorded on January 1, 2001 by Abraxas could be reduced. For more information on the effects of these price decreases, you should read the information under "--Estimates of Abraxas' proved reserves and future net revenues are uncertain and inherently imprecise" and "Information About Abraxas, AcquisitionCo and Grey Wolf--Abraxas--Recent Developments." You should read the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Hedging Activities" in the Abraxas Form 10-K for the year ended December 31, 2000, and in the Abraxas Form 10-Q for the quarter ended March 31, 2001, incorporated by reference in this document for more information regarding Abraxas' hedging activities.

    LOWER CRUDE OIL AND NATURAL GAS PRICES INCREASE THE RISK OF CEILING LIMITATION WRITEDOWNS. Abraxas uses the full cost method to account for its crude oil and natural gas operations. Accordingly, Abraxas capitalizes the cost to acquire, explore for and develop crude oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, Abraxas must charge the amount of the excess to earnings. This is called a "ceiling limitation writedown." This charge does not impact cash flow from operating activities, but does reduce Abraxas' stockholders' equity. The risk that Abraxas will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. In addition, writedowns may occur if Abraxas experiences substantial downward adjustments to its estimated proved reserves or if purchasers cancel long-term contracts for Abraxas' natural gas production. In 1999, Abraxas recorded a writedown of $19.1 million ($11.9 million after tax) as a result of a downward adjustment to its proved reserves in Canada. In 1998, Abraxas recorded a write down of $61 million as a result of low commodity prices. Abraxas cannot assure you that it will not experience additional ceiling limitation writedowns in the future. As a result of commodity price decreases since December 31, 2000, Abraxas could have a ceiling limitation write down during 2001. For more information on the effects of these price decreases, you should read the information under "--Estimates of Abraxas' proved reserves and future net revenues are uncertain and inherently imprecise" and "Information About Abraxas, AcquisitionCo and Grey Wolf--Abraxas--Recent Developments."

    ESTIMATES OF ABRAXAS' PROVED RESERVES AND FUTURE NET REVENUE ARE UNCERTAIN AND INHERENTLY IMPRECISE. This document and Abraxas' Annual Report on Form 10-K for the year ended December 31, 2000 contain estimates of Abraxas' proved crude oil and natural gas reserves and the estimated future net revenue from such reserves. The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

    Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this document. In addition, Abraxas may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond Abraxas' control.

    You should not assume that the present value of future net revenues referred to in this document and Abraxas' annual report is the current market value of its estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with Abraxas or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

    The estimates of Abraxas' reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this document are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 2000. The sales prices as of such date used for purposes of such estimates were $25.73 per Bbl of crude oil, $30.63 per Bbl of NGLs and $9.21 per Mcf of natural gas. This compares with $24.88 per Bbl of crude oil, $14.79 per Bbl of NGLs and $2.11 per Mcf of natural gas as of December 31, 1999. At July 1, 2001, prices on the NYMEX were $25.95 per Bbl of crude oil and $3.117 per Mcf of natural gas, and in June 2001, Abraxas received an average of approximately $16.50 per Bbl of NGLs. As a result of these price decreases, the estimated quantity and value of Abraxas' and Grey Wolf's reserves could be significantly reduced at June 30, 2001. In addition, as a result of these price decreases, Abraxas and Grey Wolf could experience increased depreciation, depletion and amortization expense during the remainder of 2001. For more information on the effects of these price decreases, you should read the information under "Information about Abraxas, AcqusitionCo and Grey Wolf--Abraxas--Recent Developments." It is also assumed that Abraxas will make future capital expenditures of approximately $55.5 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on Abraxas' properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

    ABRAXAS HAS EXPERIENCED RECURRING NET LOSSES. The following table shows the losses Abraxas had in 1995, 1997, 1998 and 1999:

                                                               1995       1997
    1998       1999
                                                             --------   --------
  --------   --------
                                                                        (US $ IN
MILLIONS)
Net loss applicable to common stock........................    (1.6)      (6.7)
   (84.0)     (36.7)

    While Abraxas had net income in 2000 of $8.4 million, if the significant gain on the sale of an interest in a partnership were excluded, Abraxas would have experienced a net loss for the year of $(25.5) million. Abraxas cannot assure you that it will remain profitable in the future.

    You should read the discussions in Abraxas' Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 incorporated by reference in this document, for more information regarding these losses.

    ABRAXAS' ABILITY TO REPLACE PRODUCTION WITH NEW RESERVES IS HIGHLY DEPENDENT ON ACQUISITIONS OR SUCCESSFUL DEVELOPMENT AND EXPLORATION ACTIVITIES. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Abraxas' proved reserves will decline as reserves are produced unless Abraxas acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves. Abraxas' future crude oil and natural gas production is therefore highly dependent upon its level of success in acquiring or finding additional reserves. Abraxas cannot assure you that its exploration and development activities will result in increases in reserves. Abraxas' operations may be curtailed, delayed or cancelled if Abraxas lacks necessary capital and by other factors, such as title problems, weather, compliance with governmental regulations, mechanical problems or shortages or delays in the delivery of equipment.

    Abraxas' ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. Abraxas cannot assure you that such divestitures will continue or that Abraxas will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the first lien notes indenture, the old notes indenture and the second lien notes indenture, Abraxas' ability to obtain additional financing in the future for acquisitions and capital expenditures will be limited.

    THE MARKETABILITY OF ABRAXAS' PRODUCTION DEPENDS LARGELY UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF NATURAL GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES. The marketability of Abraxas' production depends in part upon processing facilities. Transportation space on gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Abraxas' access to transportation options can also be affected by U.S. federal and state and Canadian federal and provincial regulation of crude oil and gas production and transportation, general economic conditions, and changes in supply and demand. These factors and the availability of markets are beyond Abraxas' control. If market factors dramatically change, the financial impact on Abraxas could be substantial and adversely affect its ability to produce and market crude oil and natural gas.

    ABRAXAS' CANADIAN OPERATIONS ARE SUBJECT TO THE RISKS OF CURRENCY FLUCTUATIONS AND IN SOME INSTANCES ECONOMIC AND POLITICAL DEVELOPMENTS. Abraxas has significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from crude oil and natural gas sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative values of the Canadian and U.S. dollars. Abraxas is also required to recognize foreign currency translation gains or losses related to the debt issued by its Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. Abraxas' foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

    ABRAXAS DEPENDS ON ITS KEY PERSONNEL. Abraxas depends to a large extent on Robert L.G. Watson, its Chairman of the Board, President and Chief Executive Officer, for Abraxas' management and business and financial contacts. The unavailability of Mr. Watson would have a materially adverse effect on Abraxas' business. Mr. Watson has a five-year employment contract with Abraxas which provides that he can be terminated for cause only. Abraxas' success is also dependent upon its ability to employ and retain skilled technical personnel. While Abraxas has not experienced difficulties in employing or retaining such personnel, its failure to do so in the future could adversely affect its business.

    USE OF ABRAXAS' NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED. At December 31, 2000, Abraxas had, subject to the limitation discussed below, $101,800,000 of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2001 through 2020 if not utilized. At December 31, 2000, Abraxas had approximately $11,400,000 of non-capital loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2001 through 2020 if not utilized.

    As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 of the Internal Revenue Code of 1986, as amended, occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

    During 1992, Abraxas acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

    As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,295,000 will be limited as described above and in the following paragraph.

    An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of Abraxas' carryforwards.

    The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

    In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, Abraxas has established a valuation allowance of $36,134,000 and $34,736,000 for deferred tax assets at December 31, 1999 and 2000, respectively.

RISKS RELATED TO ABRAXAS' COMMON STOCK

    ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD PARTY ACQUISITION OF ABRAXAS DIFFICULT. Abraxas' articles of incorporation and by-laws provide for a classified board of directors, with each member serving a three-year term and eliminate the ability of stockholders to call special meetings or take action by written consent. Abraxas has also adopted a stockholder rights plan. Each of the provisions in the articles of incorporation and by-laws and the stockholder rights plan could make it more difficult for a third party to acquire Abraxas without the approval of Abraxas' board. In addition, the Nevada corporate statute also contains certain provisions which could make an acquisition by a third party more difficult.

    LACK OF DIVIDENDS ON ABRAXAS COMMON STOCK. Abraxas has never paid a cash dividend on its common stock and the terms of the first lien notes indenture and the second lien notes indenture limit the ability of Abraxas to pay dividends on its common stock.

    THE PRICE OF ABRAXAS' COMMON STOCK HAS BEEN VOLATILE AND COULD CONTINUE TO FLUCTUATE SUBSTANTIALLY. Abraxas' common stock is traded on the AMEX. The market price of Abraxas' common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

    - fluctuations in commodity prices;

    - variations in results of operations;

    - legislative or regulatory changes;

    - general trends in the industry;

    - market conditions; and

    - analysts' estimates and other events in the crude oil and natural gas industry.

RISKS RELATED TO ABRAXAS' INDUSTRY

    ABRAXAS' OPERATIONS ARE SUBJECT TO NUMEROUS RISKS OF CRUDE OIL AND NATURAL GAS DRILLING AND PRODUCTION ACTIVITIES. Crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond Abraxas' control. These risks include the following:

    - that no commercially productive crude oil or natural gas reservoirs will be found;

    - that crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and

    - that Abraxas' ability to develop, produce and market its reserves may be limited by:

           -- title problems,

           -- weather conditions,

           -- compliance with governmental requirements, and

           -- mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment.

    In the past, Abraxas has had difficulty securing drilling equipment in certain of its core areas. Abraxas cannot assure you that the new wells it drills will be productive or that Abraxas will recover all or any portion of its investment. Drilling for crude oil and natural gas may be unprofitable. Dry wells and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, Abraxas' properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

    Abraxas' industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, Abraxas could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, Abraxas maintains insurance against some, but not all, of the risks described above. Abraxas cannot assure you that its insurance will be adequate to cover losses or liabilities. Also, Abraxas cannot predict the continued availability of insurance at premium levels that justify its purchase.

    ABRAXAS OPERATES IN A HIGHLY COMPETITIVE INDUSTRY WHICH MAY ADVERSELY AFFECT ITS OPERATIONS. Abraxas operates in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. Abraxas competes with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than Abraxas.

    The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. Abraxas must compete for such resources with both major crude oil and natural gas companies and independent operators. Although Abraxas believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, it cannot assure you that such materials and resources will be available to it.

    Abraxas faces significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Abraxas' principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than Abraxas. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

    Abraxas competes against other companies in its natural gas processing business both for supplies of natural gas and for customers to which Abraxas sells its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

    ABRAXAS' CRUDE OIL AND NATURAL GAS OPERATIONS ARE SUBJECT TO VARIOUS U.S. FEDERAL, STATE AND LOCAL AND CANADIAN FEDERAL AND PROVINCIAL GOVERNMENTAL REGULATIONS THAT MATERIALLY AFFECT ITS OPERATIONS. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations. To date, Abraxas' expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. Abraxas believes that it is in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. Abraxas cannot predict the ultimate cost of compliance with these requirements or their effect on its operations.

                           THE ABRAXAS ANNUAL MEETING

DATE, TIME, AND PLACE OF ANNUAL MEETING

    The annual meeting will be held at The Petroleum Club, 8620 North New Braunfels, San Antonio, Texas 78217, on August 30, 2001, starting at 9:00 a.m. (local time).

PURPOSES OF THE ANNUAL MEETING

    At the annual meeting, Abraxas stockholders will be asked to vote upon the following matters:

Proposal 1.             CONSUMMATION OF EXCHANGE OFFER AND ISSUANCE OF
                        SHARES.  Abraxas Acquisition Corporation, a newly
                        incorporated, wholly-owned Canadian subsidiary of
Abraxas,
                        has offered to acquire all of the outstanding common
shares
                        of Abraxas' 48.3%-owned subsidiary, Grey Wolf
                        Exploration Inc., which are not currently owned by
Abraxas
                        or any of its subsidiaries. Under the offer, Grey Wolf
                        shareholders have an opportunity to exchange each Grey
Wolf
                        common share for 0.6 of a share of Abraxas common stock.
If
                        the transaction is completed, up to 3,968,488 shares of
                        Abraxas common stock will be issued to the shareholders
of
                        Grey Wolf in exchange for all of the outstanding common
                        shares of Grey Wolf not owned by Abraxas or its
                        subsidiaries. Abraxas stockholders are being asked to
                        approve the consummation of the offer and the issuance
of
                        shares of Abraxas common stock in connection with the
offer
                        and any compulsory acquisition or subsequent acquisition
                        transaction completed under Alberta law in order to
acquire
                        Grey Wolf common shares not acquired in the offer.
Proposal 2.             ELECTION OF DIRECTORS.  Abraxas stockholders will have
the
                        opportunity to elect two members to the Abraxas board of
                        directors for a term of three years. The following two
                        persons are Abraxas' nominees for election:
                        Robert L.G. Watson
                        James C. Phelps
                        You can read more about Proposal 2 beginning on page
106.
Proposal 3.             AMENDMENT OF THE 1994 LONG TERM INCENTIVE PLAN.  Abraxas
                        stockholders are being asked to approve an amendment to
the
                        Abraxas Petroleum Corporation 1994 Long Term Incentive
Plan
                        to increase the number of shares of Abraxas common stock
                        reserved for issuance under the plan to 5,000,000 shares
if
                        Proposal 1 is approved and 4,350,000 shares if Proposal
1 is
                        not approved. Additional shares are required if Proposal
1
                        is approved in order to accommodate the grant of Abraxas
                        options to Grey Wolf option holders and additional
shares
                        are required if Proposal 1 is not approved because
Abraxas
                        intends to terminate its 2000 Long Term Incentive Plan
and
                        reissue the outstanding options under the 1994 Plan.
                        You can read more about Proposal 3 beginning on page
122.
Proposal 4.             APPOINTMENT OF INDEPENDENT AUDITORS.  Abraxas
stockholders
                        are being asked to ratify the selection of Deloitte &
Touche
                        LLP as Abraxas' independent auditors for the year ending
                        December 31, 2001.
                        You can read more about Proposal 4 beginning on page
126.
Proposal 5.             OTHER BUSINESS.  If other business is properly raised at
the
                        meeting or if Abraxas needs to adjourn the meeting,
Abraxas
                        stockholders will vote on these matters too.

    THE ABRAXAS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONSUMMATION OF THE OFFER, ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AND THE ISSUANCE OF ABRAXAS COMMON

STOCK TO THE GREY WOLF SHAREHOLDERS AND RECOMMENDS THAT ABRAXAS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF PROPOSAL 1. IN ADDITION, THE ABRAXAS BOARD OF DIRECTORS RECOMMENDS THAT ABRAXAS STOCKHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR, THE AMENDMENT TO THE ABRAXAS 1994 LONG TERM INCENTIVE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF ABRAXAS' INDEPENDENT AUDITORS.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

    The Abraxas board of directors has fixed the close of business on July 16, 2001 as the record date for Abraxas stockholders entitled to notice of and to vote at the annual meeting. Holders of Abraxas' common stock are entitled to vote at the annual meeting. As of the record date, there were 25,988,832 shares of Abraxas common stock outstanding, which were held by approximately 1,537 holders of record. Stockholders are entitled to one vote for each share of Abraxas common stock held as of the record date.

    The holders of a majority of the outstanding shares of Abraxas common stock issued and entitled to vote at the annual meeting must be present in person or by proxy to establish a quorum for business to be conducted at the annual meeting. Abstentions and "non-votes" are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. "Non-votes" occur when a proxy:

    - is returned by a broker or other stockholder who does not have authority to vote;

    - does not give authority to a proxy to vote; or

    - withholds authority to vote on one or more proposals.

VOTES REQUIRED

    The votes required for each of the proposals is as follows:

    OFFER AND ISSUANCE OF SHARES. The proposal to approve the consummation of the offer and the issuance of shares in the offer and any Compulsory Acquisition and Subsequent Acquisition Transaction must receive the affirmative vote of the holders of a majority of the shares of Abraxas common stock represented and voting at the meeting. If you are present in person or represented by proxy at the meeting and abstain from voting or if you do not instruct your broker on how to vote, it has no effect on the proposal because those shares for which you abstain or for which brokers are not able to vote will not be considered voting at the annual meeting.

    ELECTION OF DIRECTORS. The two nominees for director who receive the most votes will be elected. So, if you are an Abraxas stockholder and you do not vote for a particular nominee or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your abstention will have no effect on the election of directors.

    AMENDMENT TO 1994 LONG TERM INCENTIVE PLAN. The proposal to approve the amendment to the 1994 Long Term Incentive Plan must receive the affirmative vote of the holders of a majority of the shares of Abraxas common stock represented and voting at the meeting. If you are an Abraxas stockholder and you are present in person or represented by proxy at the meeting and abstain from voting or if you do not instruct your broker on how to vote, it will have no effect on the proposal because those shares for which you abstain or for which brokers are not able to vote will not be considered voting at the annual meeting and for purposes of approving this proposal.

    APPOINTMENT OF INDEPENDENT AUDITORS. The proposal to ratify the selection of Abraxas' independent auditors must receive the affirmative vote of the holders of a majority of the shares of Abraxas common stock represented and voting at the meeting. If you are an Abraxas stockholder and you are present in person or represented by proxy at the meeting and abstain from voting or if you do not instruct your broker on how to vote, it has no effect on the proposal because those shares for which you abstain or for which brokers are not able to vote will not be considered voting at the annual meeting and for purposes of approving this proposal.

VOTING OF PROXIES

    All valid, unrevoked proxies will be voted as directed. In the absence of instructions to the contrary, properly executed proxies will be voted in favor of each of the proposals listed in the notice of annual meeting and for the election of the nominees for director set forth herein.

    Votes cast in person or by proxy at the annual meeting will be tabulated at the annual meeting.

    If any matters other than those addressed on the proxy card are properly presented for action at the annual meeting, the persons named in the proxy will have the discretion to vote on those matters in their best judgment, unless authorization is withheld.

HOW TO VOTE BY PROXY

    Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

    THE MATTERS TO BE CONSIDERED AT THE ABRAXAS ANNUAL MEETING ARE OF GREAT IMPORTANCE TO ABRAXAS STOCKHOLDERS. ABRAXAS STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABILITY OF PROXIES

    Any Abraxas stockholder who delivers a properly executed proxy may revoke the proxy at any time before it is voted. Proxies may be revoked by:

    - delivering a written revocation of the proxy to the Abraxas Secretary before the annual meeting;

    - signing and returning a later dated proxy to the Abraxas Secretary; or

    - appearing at the annual meeting and voting in person.

    Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy. An Abraxas stockholder whose shares are held in the name of its broker, bank or other nominee must bring a legal proxy from its broker, bank or other nominee to the meeting in order to vote in person.

DEADLINE FOR VOTING BY PROXY

    Votes cast by mail must be received prior to the annual meeting to be counted.

SOLICITATION OF PROXIES

    Proxies will be solicited by mail. Proxies may also be solicited personally, or by telephone, fax, or other means by the directors, officers and employees of Abraxas. Directors, officers and employees soliciting proxies will receive no annual or extra compensation, but may be reimbursed for related out-of-pocket expenses. In addition to solicitation by mail, Abraxas will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Abraxas will, upon request, reimburse these brokerage houses, custodians and other persons for their reasonable out-of-pocket expenses in doing so. The cost of solicitation of proxies will be paid by Abraxas.

                                  DEFINITIONS

    IN THIS DOCUMENT AND THE ACCOMPANYING LETTER OF ACCEPTANCE AND TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW:

    "ABRAXAS INDEPENDENT COMMITTEE" means the independent committee of the Abraxas board of directors consisting of Craig S. Bartlett, Jr., formed for the purposes of, among other things, negotiating the terms of a potential acquisition of Grey Wolf common shares and all matters incidental to performing that duty.

    "ACQUISITION TRANSACTION" means a Compulsory Acquisition or a Subsequent Acquisition Transaction.

    "AFFILIATE" has the meaning ascribed thereto in the SECURITIES ACT (Alberta) as constituted on the date hereof.

    "AMEX" means the American Stock Exchange.

    "ANNEX" means an Annex attached to this document, each of which is deemed to form part of this document.

    "BUSINESS DAY" means any day, other than a Saturday, Sunday or a statutory holiday, on which the commercial banks in Calgary, Alberta and San Antonio, Texas are open for business during normal banking hours.

    "CANADIAN DOLLAR EQUIVALENT" means the product obtained by multiplying the relevant US dollar amount by the noon spot exchange rate on such date for US dollars expressed in Canadian dollars as reported by the Bank of Canada.

    "CANADIAN GAAP" means generally accepted accounting principles in Canada.

    "CANADIAN TAX ACT" means the INCOME TAX ACT (Canada), as amended.

    "COMPULSORY ACQUISITION" has the meaning set forth in the Circular, under the heading "Description of the Offer--Possible Acquisition of Grey Wolf Common Shares Not Deposited Under the Offer--Compulsory Acquisition and Dissenters' Rights in a Compulsory Acquisition."

    "CVMQ" means the Commission des valeurs mobilieres du Quebec.

    "CVMQ POLICY Q-27" means Policy No. Q-27 of the CVMQ, together with the notice of the CVMQ dated December 14, 1999, in which the CVMQ expressed its intention to conform Policy Q-27 to OSC Rule 61-501.

    "DEALER MANAGERS" means CIBC World Markets Corp. and CIBC World
    Markets Inc.

    "DEPOSITARY" means Valiant Corporate Trust Company, 510, 550-6th Avenue SW., Calgary, Alberta, Canada T2P 0S2.

    "ELIGIBLE INSTITUTION" means a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office, branch or agency in Canada, a firm that is a member of a recognized stock exchange in Canada, a member of the Investment Dealers Association of Canada, a national securities exchange in the United States of America, a member firm of the Securities Transfer Agent Medallion (Stamp) Program or the National Association of Securities Dealers, Inc.

    "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "EXPIRY TIME" means 5:00 p.m. (Calgary Time) on September 5, 2001, or such later time and date as may be fixed by AcquisitionCo from time to time pursuant to Section 4 of the formal Offer to Purchase, "Extensions and Variations of the Offer" beginning on page 33.

    "GOING PRIVATE TRANSACTION" has the meaning given to such term in OSC Rule 61-501 and CVMQ Policy Q-27.

    "GREY WOLF SPECIAL COMMITTEE" means the special committee of the Grey Wolf board of directors consisting of Donald B. Copeland and John F. Curran, formed for the purposes of, among other things, reviewing the offer and making recommendations to the Grey Wolf board of directors in light thereof.

    "IRS" means the United States Internal Revenue Service.

    "NOON SPOT RATE" has the meaning ascribed to such term on the cover of this document.

    "OSA" means the SECURITIES ACT (Ontario), as amended, and the rules and regulations made thereunder.

    "OSC" means the Ontario Securities Commission.

    "OSC RULE 61-501" means OSC Rule 61-501 entitled "Insider Bids, Going Private Transactions and Related Party Transactions."

    "SEC" means the United States Securities and Exchange Commission.

    "SUBSEQUENT ACQUISITION TRANSACTION" has the meaning set forth in the Circular under the heading "Description of the Offer--Possible Acquisition of Grey Wolf Common Shares Not Deposited Under the Offer--Subsequent Acquisition Transaction and Dissenters' Rights in a Subsequent Acquisition Transaction."

    "TSE" means The Toronto Stock Exchange.

    "U.S. CODE" means the United States Internal Revenue Code of 1986, as amended.

    "U.S. GAAP" means generally accepted accounting principles in the United States.

    "U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "VALUATION" means the formal valuation opinion of Raymond James & Associates, Inc. dated May 29, 2001 as summarized in this document under the heading "Description of the Offer--Valuation of Raymond James and Prior Valuations" and as attached as Annex C.

                               OFFER TO PURCHASE

                                                                  AUGUST 1, 2001

TO: HOLDERS OF GREY WOLF COMMON SHARES

THE ACCOMPANYING CIRCULAR CONTAINS IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE AND THE CIRCULAR WHICH IS INCORPORATED INTO AND FORMS PART OF THIS OFFER TO PURCHASE CONSTITUTES THE TAKE-OVER BID CIRCULAR REQUIRED UNDER CANADIAN PROVINCIAL SECURITIES LEGISLATION AND IS A PROSPECTUS FOR PURPOSES OF UNITED STATES FEDERAL SECURITIES LAWS.

1.  THE OFFER

    Subject to the terms and conditions set forth in Section 5 below, the attached Take-Over Bid Circular, the accompanying Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, AcquisitionCo hereby offers to purchase all of the issued and outstanding Grey Wolf common shares, including common shares which may become outstanding on the exercise of outstanding Grey Wolf options prior to the Expiry Time, which are not currently owned by Abraxas or its subsidiaries. Any exercise of Grey Wolf options must be made sufficiently in advance of the Expiry Time to assure the holders of Grey Wolf options that they will have sufficient time prior to the Expiry Time to obtain certificates representing Grey Wolf common shares for deposit under the offer or sufficient time to comply with the procedures referred to in Section 3 of this Offer to Purchase, "Procedure for Guaranteed Delivery."

    The offer is for the purchase of each outstanding Grey Wolf common share in exchange for 0.6 of a share of Abraxas common stock. According to Grey Wolf's shareholder list, as of July 24, 2001, there were 12,804,628 common shares outstanding. Grey Wolf has outstanding options entitling holders to acquire 867,920 common shares at exercise prices ranging from C$1.15 to C$4.80. The offer is made only for Grey Wolf common shares and is not made for any securities convertible into or exercisable for Grey Wolf common shares.

    Fractional shares of Abraxas common stock will not be issued. Instead of any fractional share of Abraxas common stock, Grey Wolf shareholders will receive, at the option of AcquisitionCo, either a cash payment or a whole share of Abraxas common stock. For the purposes of determining the amount of any such cash payment, the Grey Wolf common shares deposited by a holder in acceptance of the offer will be aggregated. The amount of cash, if any, to be paid by AcquisitionCo in lieu of a fractional share will be an amount equal to the relevant fraction multiplied by the average closing price of a share of Abraxas common stock on the AMEX for the ten trading days ending immediately prior to the closing of the offer (the "Ten Day Average").

    The offer will be open for acceptance until the Expiry Time, unless withdrawn or extended at AcquisitionCo's sole discretion.

    Depositing Grey Wolf shareholders will not be obligated to pay brokerage fees or commissions if they accept the offer by depositing their Grey Wolf common shares directly with the Depositary or if they use the services of the applicable Dealer Manager or a member of the Soliciting Dealer Group in Canada to accept the offers.

    Holders of Grey Wolf common shares are urged to consult their own financial and tax advisors and make their own decisions whether to deposit Grey Wolf common shares pursuant to the offer.

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2.  TIME AND MANNER FOR ACCEPTANCE

    The offer will expire, unless withdrawn or extended at the sole discretion of AcquisitionCo, at the Expiry Time.

    The offer may be accepted by holders of Grey Wolf common shares by depositing the following documents with the Depositary at the offices specified in the Letter of Acceptance and Transmittal at or before the Expiry Time:

        (a) the certificate or certificates representing deposited Grey Wolf common shares in respect of which the offer is being accepted;

        (b) a properly completed and duly signed copy of the Letter of Acceptance and Transmittal in the accompanying form (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set forth in the Letter of Acceptance and Transmittal; and

        (c) any other relevant document required by the instructions set forth in the Letter of Acceptance and Transmittal.

    If a Letter of Acceptance and Transmittal is executed by a person other than the registered holder of deposited Grey Wolf common shares, then the certificates must be endorsed, or accompanied by share transfer powers duly and properly completed by the registered holder with the signature on the endorsement panel or share transfer power guaranteed by an Eligible Institution.

    The offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time. Holders of Grey Wolf common shares who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Grey Wolf common shares may deposit certificates representing Grey Wolf common shares pursuant to the procedures for guaranteed delivery described under Section 3 of this Offer to Purchase, "Procedure for Guaranteed Delivery."

    Participants in the Canadian Depositary For Securities Limited ("CDS") or the Depositary Trust Company ("DTC") should contact the Depositary with respect to the deposit of those Grey Wolf common shares under the offer. CDS and DTC will be issuing instructions to these respective participants as to the method of depositing shares under the offer.

3.  PROCEDURE FOR GUARANTEED DELIVERY

    If a holder wishes to accept the offer and either (i) the certificates representing such holder's Grey Wolf common shares are not immediately available or (ii) such holder cannot deliver the certificates and Letter of Acceptance and Transmittal and all other required documents to the Depositary by the Expiry Time, those Grey Wolf common shares may nevertheless be deposited pursuant to the offer, provided that all of the following conditions are met:

        (a) such deposit is made only at the principal office of the Depositary in Calgary, Alberta by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery in the accompanying form (printed on blue paper) (or a manually signed facsimile thereof) is received by the Depositary at its principal office in Calgary, Alberta at or before the Expiry Time; and

        (c) the certificate or certificates representing the deposited Grey Wolf common shares, in proper form for transfer, together with a properly completed and duly signed Letter of Acceptance and Transmittal (or a manually signed facsimile copy) covering such shares with any required signature guarantees and other documents required by such Letter of Acceptance and Transmittal,

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    are received at the Calgary, Alberta office of the Depositary by 5:00 p.m.
    Calgary time, on the third business day after the Expiry Time.

    The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Calgary, Alberta and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery to any office of the Depositary other than its principal office in Calgary, Alberta does not constitute delivery for the purpose of effecting a guaranteed delivery.

4.  EXTENSIONS AND VARIATIONS OF THE OFFER

    The offer will be open for acceptance at the place of deposit specified in the Letter of Acceptance and Transmittal until, but not after, the Expiry Time, unless withdrawn or extended.

    AcquisitionCo expressly reserves the right, in its sole discretion, at any time and from time to time while the offer is open for acceptance (or otherwise as permitted by applicable law), to vary the terms of the offer or extend the Expiry Time by giving notice in writing to the Depositary at its principal office in Calgary, Alberta and by causing the Depositary to send as soon as practicable thereafter, a copy of such notice to all shareholders in the manner set forth under Section 13 of this Offer to Purchase, "Notice and Delivery." Upon the giving of such notice to the Depositary, the Expiry Time shall be deemed to be extended to the date specified in such notice or the offer shall be deemed to be varied in the manner described in such notice, as the case may be. AcquisitionCo will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension or variation to the offer and cause the Depositary to mail a copy of any such notice to holders of Grey Wolf common shares as required by applicable securities legislation at their respective addresses appearing in the applicable registers of Grey Wolf. In addition, AcquisitionCo will provide a copy of such notice to the TSE. In the case of an extension, such announcement shall be made not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiry Time. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta.

    An extension of the Expiry Time shall not in and of itself constitute a waiver by AcquisitionCo of any of its rights under Section 5 of this Offer to Purchase, "Conditions to the Offer." During any such extension or in the event of any variation, all Grey Wolf common shares previously deposited and not taken up or withdrawn will remain subject to the offer and, subject to applicable law, may be accepted for purchase by AcquisitionCo on or before the Expiry Time in accordance with the terms of the offer subject to Section 6 of this Offer to Purchase, "Right to Withdraw Deposited Grey Wolf Common Shares."

    Under applicable Canadian provincial securities legislation, if there is a variation in the terms of an offer, the period during which securities may be deposited pursuant to such offer shall not expire before the date which is 10 days after the notice of variation has been given to holders of shares, or such later date as required by applicable law. If, prior to the Expiry Time, AcquisitionCo in its sole discretion shall increase the consideration offered to holders of Grey Wolf common shares under the offer, such increase shall be applicable to all holders whose Grey Wolf common shares are or have been taken up pursuant to the offer.

    Notwithstanding the foregoing, the offer may not be extended by AcquisitionCo if all the terms and conditions of the offer have been complied with, except those waived by AcquisitionCo, unless AcquisitionCo first exchanges shares of Abraxas common stock for all Grey Wolf common shares validly deposited under the offer and not withdrawn.

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5.  CONDITIONS TO THE OFFER

    Notwithstanding any other provision of this Offer to Purchase, AcquisitionCo reserves the right, subject to applicable law, to withdraw, terminate or cancel the offer and not exchange shares of Abraxas common stock for any Grey Wolf common shares deposited under the offer unless all of the following conditions are satisfied or waived by AcquisitionCo in its sole and exclusive discretion, prior to the Expiry Time:

        (a) Grey Wolf shareholders shall have validly deposited under the offer and not properly withdrawn, that number of Grey Wolf common shares which represents not less than a majority of the Grey Wolf common shares not currently held by Abraxas and Canadian Abraxas, calculated on a fully-diluted basis, excluding those Grey Wolf common shares held by persons whose shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction under OSC Rule 61-501 and CVMQ
    Policy Q-27;

        (b) there shall not have occurred, any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition (including taxes), prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, including as a result of the offer, of Grey Wolf which change results from or arises out of any action or measure of Grey Wolf or taken by its board of directors that, in the sole judgment of AcquisitionCo, acting reasonably, is or would be materially adverse to the business of Grey Wolf or to a purchaser of Grey Wolf common shares;

        (c) all governmental or regulatory consents, confirmations or approvals (including in Canada, the United States or elsewhere) that AcquisitionCo, in its sole discretion, views as necessary or desirable in connection with the offer, and the acquisition of Grey Wolf common shares pursuant to the offer or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction shall have been received on terms and conditions satisfactory to AcquisitionCo acting reasonably (including, without limitation, the effectiveness of the registration statement relating to the issuance of shares of Abraxas common stock to the Grey Wolf shareholders);

        (d) without limiting the scope of the condition in paragraph (c) above, all regulatory filings have been made, rulings and orders obtained and other proceedings taken so that:

           (i) the shares of Abraxas common stock may be issued and distributed in accordance with, or on the basis of exemptions from, the registration and prospectus requirements of applicable United States and Canadian securities laws; and

           (ii) all shares of Abraxas common stock issued will be, when issued, "freely tradable" in the United States by the persons to whom they are issued or delivered subject to restrictions applicable to trades by affiliates and other customary restrictions under applicable United States and state securities laws.

        (e) the Abraxas stockholders shall have approved the consummation of the offer and the issuance of shares of Abraxas common stock in the offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

        (f) the shares of Abraxas common stock issuable pursuant to the offer shall have been approved for listing on the AMEX, subject only to notice of issuance;

        (g) there shall not be (i) any threatened, instituted or pending act, action, suit or proceeding taken before or by any domestic or foreign arbitrator, court or tribunal or any governmental agency or entity or other regulatory authority or any administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, or (ii) any law, regulation, rule or policy proposed, enacted, promulgated or

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    applied, in each case: (A) to cease trade, enjoin, prohibit, impose material limitations or conditions on or affect the purchase by or the sale to AcquisitionCo of 100% of the Grey Wolf common shares or the right of AcquisitionCo, directly or indirectly, to own or exercise full rights of ownership over the Grey Wolf common shares or the consummation of any of the transactions contemplated by the offer, including a Compulsory Acquisition or a Subsequent Acquisition Transaction; (B) which has had or would have a material adverse effect upon Grey Wolf; or (C) which would prevent or make uncertain the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction of Grey Wolf common shares not deposited under the offer or which could reasonably be expected to have such an effect; or (D) to prohibit or materially limit the ownership or operation by Grey Wolf or by AcquisitionCo or any of its affiliates, of all or any material portion of the business or assets of Grey Wolf as a result of the transactions contemplated by the offer, including a Compulsory Acquisition or a Subsequent Acquisition Transaction;

        (h) there shall not exist any prohibition at law against AcquisitionCo exchanging shares of Abraxas common stock for the Grey Wolf common shares pursuant to the offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

        (i) AcquisitionCo shall not have become aware of, in any document filed by or on behalf of Grey Wolf with any securities commission or similar securities regulatory authority in any of the provinces of Canada prior to the date of the offer, any untrue statement of material fact or any omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) including, without limitation, as contained in any annual information form, financial statements, material change reports or management proxy circulars or in any document so filed or released by Grey Wolf to the public;

        (j) the absence of any other agreement or transaction involving Grey Wolf which would impair Abraxas' and AcquisitionCo's ability to acquire Grey Wolf or otherwise diminish the expected economic value of the offer;

        (k) Grey Wolf shall not have entered into any new agreements, nor permitted any of its subsidiaries to have entered into any commitments or undertakings of a material nature or undertaken any other material action except in the ordinary course of business;

        (l) Grey Wolf shall not have declared or paid any dividend, authorized any redemption of securities or otherwise proposed a distribution of assets to shareholders;

        (m) Grey Wolf shall not have entered into any agreement for the issuance of any securities other than with respect to the issuance of Grey Wolf common shares by Grey Wolf pursuant to currently outstanding options;

        (n) AcquisitionCo shall have determined in its discretion, acting reasonably, that no material right, franchise or license of Grey Wolf has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the offer, the taking up and paying for the Grey Wolf common shares deposited under the offer or otherwise, which might make it inadvisable for AcquisitionCo to proceed with the offer and/or the taking up and paying for the Grey Wolf common shares under the offer and/or a Compulsory Acquisition or a Subsequent Acquisition Transaction; and

        (o) Grey Wolf shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Grey Wolf is a party or by which it or any of its properties or assets may be bound, except such waivers the absence of which would not in the aggregate materially and adversely affect Grey Wolf.

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    The foregoing conditions are for the exclusive benefit of AcquisitionCo and may be asserted by AcquisitionCo regardless of the circumstances (including any action or inaction by Abraxas and AcquisitionCo or any of their affiliates) giving rise to any such condition, or, except for the conditions set forth in paragraphs (c) and (d) above relating to the receipt of governmental or regulatory consents, confirmations or approvals, may be waived by AcquisitionCo in its sole discretion, in whole or in part, at any time and from time to time prior to the Expiry Time without prejudice to any other rights which AcquisitionCo may have under the offer. The failure by AcquisitionCo at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by AcquisitionCo concerning the events described in this Section 5 will be final and binding upon all parties.

    Any waiver of a condition or the withdrawal of the offer shall be effective upon written notice or other communication confirmed in writing by AcquisitionCo to that effect to the Depositary at its principal office in Calgary, Alberta. AcquisitionCo, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify Grey Wolf shareholders in the manner set forth in Section 13 of this Offer to Purchase, "Notice and Delivery" and shall provide a copy of such notice to the TSE. Any waiver of a condition or withdrawal of the offer will be deemed to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta. In the event of any waiver, all Grey Wolf common shares deposited previously and not taken up or withdrawn will remain subject to the offer and may be accepted for purchase by AcquisitionCo in accordance with the terms of the offer. If the offer is withdrawn, AcquisitionCo shall not be obligated to exchange shares of Abraxas common stock for any Grey Wolf common shares deposited under the offer and the Depositary will promptly return all certificates representing deposited Grey Wolf common shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited.

6.  RIGHT TO WITHDRAW DEPOSITED GREY WOLF COMMON SHARES

    Except as otherwise provided in this Section 6, all deposits of Grey Wolf common shares pursuant to the offer are irrevocable. Grey Wolf common shares may be withdrawn by or on behalf of a depositing shareholder (unless otherwise required or permitted by applicable law):

        (a) at any time prior to the expiration of 35 days from the date hereof and thereafter, if the shares have not been taken up by AcquisitionCo prior to the receipt by the Depositary of the notice of withdrawal in respect of such shares;

        (b) at any time after 3 Business Days from the date AcquisitionCo takes up the Grey Wolf common shares, if the shares have not been exchanged by AcquisitionCo;

        (c) at any time before the expiration of the tenth day after the date upon which either:

           (i) a notice of change relating to a change which has occurred in the information contained in this document, which change is one that would reasonably be expected to affect the decision of a holder of Grey Wolf common shares to accept or reject this offer (other than a change that is not within the control of AcquisitionCo or any affiliate of AcquisitionCo) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the offer, or

           (ii) a notice of variation concerning a variation in the terms of the offer is mailed, delivered or otherwise properly communicated, but only if such deposited Grey Wolf common shares have not been taken up by AcquisitionCo at the time of the notice.

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    A notice of withdrawal of deposited Grey Wolf common shares must:

        (a) be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a telegraphic or electronic facsimile communication);

        (b) be made by or on behalf of the depositing holder;

        (c) be signed by or on behalf of the person who signed the Letter of Acceptance and Transmittal (or Notice of Guaranteed Delivery) that accompanied the Grey Wolf common shares being withdrawn;

        (d) specify such person's name, the number of Grey Wolf common shares to be withdrawn, the name of the registered holder, the social security or tax payer identification number of the registered holder (if the shareholder is a U.S. person) and the certificate number shown on each certificate evidencing the Grey Wolf common shares to be withdrawn; and

        (e) actually be received by the Depositary at the place of deposit within the applicable time specified above.

    In addition, any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, except where the Grey Wolf common shares were deposited for the account of an Eligible Institution.

    None of AcquisitionCo, the Depositary, the Dealer Managers or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

    A withdrawal of Grey Wolf common shares deposited pursuant to the offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of the properly completed and executed notice of withdrawal in accordance with the foregoing.

    Withdrawals may not be rescinded and any Grey Wolf common shares withdrawn will thereafter be deemed not validly deposited for purposes of the offer. However, withdrawn Grey Wolf common shares may be re-deposited at any time before the Expiry Time by again following one of the procedures described in
Section 2 of this Offer to Purchase, "Time and Manner for Acceptance."

    If AcquisitionCo is delayed in taking up or paying for Grey Wolf common shares or is unable to take up or pay for Grey Wolf common shares for any reason, then, without prejudice to AcquisitionCo's other rights, Grey Wolf common shares may not be withdrawn except to the extent that depositing shareholders are entitled to withdrawal rights set forth in this Section 6.

    The laws of other jurisdictions may differ from the laws of the Province of Alberta with respect to the withdrawal of deposited Grey Wolf common shares. Residents in jurisdictions other than the Province of Alberta should consult their investment dealer, lawyer or other advisor for further details. In addition to the foregoing rights of withdrawal, holders of Grey Wolf common shares in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See the description in the Circular under the heading "Description of the Offer--Offerees' Statutory Rights."

    All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by AcquisitionCo in its sole discretion and such determinations shall be final and binding.

7.  PAYMENT FOR DEPOSITED GREY WOLF COMMON SHARES

    If all of the conditions referred to in Section 5 of this Offer to Purchase, "Conditions to the Offer" have been fulfilled or waived by AcquisitionCo as of the Expiry Time, AcquisitionCo will become obligated to exchange shares of Abraxas common stock for the Grey Wolf common shares

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validly deposited under the offer and not withdrawn not later than three
Business Days after the Expiry Time, and to pay for the Grey Wolf common shares taken up as soon as possible, but in any event not later than three Business Days after taking up the Grey Wolf common shares. In accordance with applicable law, AcquisitionCo will take up and pay for Grey Wolf common shares deposited under the offer after the date on which AcquisitionCo first takes up Grey Wolf common shares deposited under the offer not later than three Business Days after the deposit of such Grey Wolf common shares.

    Subject to applicable laws, AcquisitionCo may, in its sole discretion, at any time before the Expiry Time if the applicable rights to withdraw any deposited Grey Wolf common shares have expired, exchange shares of Abraxas common stock for all such Grey Wolf common shares then deposited under the offer, provided that AcquisitionCo agrees to take up and pay for all additional Grey Wolf common shares validly deposited under the offer thereafter.

    Subject to applicable laws, AcquisitionCo expressly reserves the right in its sole discretion to delay taking up and paying for any Grey Wolf common shares or to terminate the offer and not exchange shares of Abraxas common stock for any Grey Wolf common shares, if any condition specified in Section 5 of this Offer to Purchase, "Conditions to the Offer," is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta. AcquisitionCo also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the offer, to delay exchanging shares of Abraxas common stock for Grey Wolf common shares in order to comply, in whole or in part, with any applicable law. AcquisitionCo will not, however, take up and pay for any Grey Wolf common shares deposited under the offer unless it simultaneously takes up and pays for all Grey Wolf common shares then validly deposited under the offer.

    AcquisitionCo will be deemed to have taken up and accepted for payment Grey Wolf common shares properly deposited and not withdrawn pursuant to the offer if, as and when AcquisitionCo gives written notice or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta to that effect.

    AcquisitionCo will pay for Grey Wolf common shares validly deposited pursuant to the offer and not withdrawn by exchanging sufficient certificates for shares of Abraxas common stock for transmittal to persons depositing Grey Wolf common shares pursuant to the offer. Under no circumstances will interest accrue or be paid by AcquisitionCo or the Depositary to persons depositing Grey Wolf common shares on the purchase price of Grey Wolf common shares purchased by AcquisitionCo pursuant to the offer, regardless of any delay in making such payment. Fractional shares will not be issued. Instead of any fractional share, shareholders will receive, at the option of AcquisitionCo, either a cash payment or a whole share of Abraxas common stock. For the purposes of determining the amount of any such payment, the Grey Wolf common shares beneficially owned by a holder will be aggregated.

    The Depositary will act as the agent of the persons who have deposited Grey Wolf common shares pursuant to the offer for the purposes of receiving shares of Abraxas common stock and cash, if any, from AcquisitionCo and transmitting shares of Abraxas common stock and cash, if any, to such persons. Receipt of payment by the Depositary shall be deemed to constitute receipt of payment by persons depositing Grey Wolf common shares.

    Settlement will be made by the Depositary forwarding to each person who has validly deposited and not withdrawn Grey Wolf common shares under the offer a certificate representing shares of Abraxas common stock to which such person is entitled, together with, if AcquisitionCo elects to pay cash for fractional interests, a cheque in Canadian dollars in payment of fractional shares of Abraxas common stock that would otherwise be payable to such shareholder. Unless otherwise directed by the Letter of Acceptance and Transmittal, the certificate for such shares of Abraxas common stock and cheque, if any, will be issued in the name of the registered holder of the Grey Wolf common shares so

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deposited or to the order of such other person as identified by the person signing such Letter of Acceptance and Transmittal by properly completing the boxes under "Special Payment Instructions" in such Letter of Acceptance and Transmittal.

    Unless a shareholder depositing Grey Wolf common shares instructs the Depositary to hold the certificate representing shares of Abraxas common stock and the cheque, if any, for pick-up by checking the appropriate box on the Letter of Acceptance and Transmittal, certificates and cheques, if any, will be forwarded by first class insured mail to such holder at the address specified in the Letter of Acceptance and Transmittal. If no such address is specified, the certificate and cheque, if any, will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of Grey Wolf.

    Certificates and cheques mailed in accordance with this Section 7 will be deemed to be delivered at the time of mailing.

8.  RETURN OF WITHDRAWN GREY WOLF COMMON SHARES

    If any deposited Grey Wolf common shares are not exchanged for shares of Abraxas common stock by AcquisitionCo pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Grey Wolf common shares than are deposited, certificates for Grey Wolf common shares that are not exchanged will be returned, at the expense of AcquisitionCo, to the depositing shareholder by first class registered or insured mail to the address of the depositing shareholder specified in the Letter of Acceptance and Transmittal or, if no such address is specified, to the address of such shareholder as shown on the share register maintained by Grey Wolf. Certificates and other relevant documents will be returned as promptly as practicable following the Expiry Time or withdrawal or early termination of the offer.

9.  MAIL SERVICE INTERRUPTION

    Notwithstanding the provisions of this Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, share certificates and cheques (if any) and any other relevant documents for shares of Abraxas common stock to be mailed by the Depositary will not be mailed if AcquisitionCo determines that delivery thereof by mail may be delayed. A person entitled to share certificates and cheques (if any) which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Grey Wolf common shares in respect of which the share certificates and cheques (if any) are being issued were deposited, upon application to the Depositary until such time as AcquisitionCo has determined that delivery by mail will no longer be delayed. Notwithstanding Section 7 of this Offer to Purchase, "Payment for Deposited Grey Wolf Common Shares," share certificates and cheques (if any) and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the persons entitled thereto at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by AcquisitionCo shall be given in accordance with Section 13 of this Offer to Purchase, "Notice and Delivery."

10.  COMPULSORY ACQUISITION

    If, by the Expiry Time or within 120 days after the date of the offer, whichever is earlier, the offer has been accepted by the holders of not less than 90 percent of the Grey Wolf common shares (calculated on a fully diluted basis) not already owned by Abraxas and its subsidiaries, and AcquisitionCo takes up and pays for all of the Grey Wolf common shares deposited in the offer, then Abraxas currently intends to acquire the Grey Wolf common shares held by those Grey Wolf shareholders who have not accepted the offer either by extending the Expiry Time of the offer or pursuant to the Compulsory Acquisition provisions of Part 16 of the Alberta Business Corporations Act.

11.  ALTERNATE SUBSEQUENT ACQUISITION TRANSACTIONS

    If less than 90 percent of the Grey Wolf common shares (calculated on a fully diluted basis) not already owned by Abraxas and Canadian Abraxas have been validly deposited under the offer and not withdrawn and AcquisitionCo is therefore unable to effect a Compulsory Acquisition, then AcquisitionCo reserves the right to convene a special meeting of holders of the Grey Wolf common shares and/or initiate such corporate actions or proceedings as may be legally available in order to effect a Subsequent Acquisition Transaction for the purpose of acquiring all the Grey Wolf common shares. See "Description of the Offer--Possible Acquisition of Grey Wolf Common Shares Not Deposited Under the Offer--Subsequent Acquisition Transaction and Dissenters' Rights in a Subsequent Acquisition Transaction" in the Circular beginning on page 82.

12.  DIVIDENDS AND DISTRIBUTIONS; LIENS

    If, on or after the date of the offer, Grey Wolf should subdivide, consolidate or otherwise change any of the Grey Wolf common shares or its capitalization, or shall disclose that it has taken any such action, then AcquisitionCo may (in its sole discretion) make such adjustments as it deems appropriate in the consideration and other terms of the offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such subdivision, consolidation or other change.

    Purchased Securities (defined below) and Other Securities (defined below) acquired by AcquisitionCo pursuant to the offer shall be acquired by AcquisitionCo free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the offer on or in respect of those Securities (defined below) and which are made payable or distributable to the holders of record of those Securities on a date on or after the date of this Offer to Purchase. However, if AcquisitionCo is the holder of Purchased Securities on the record date for any dividend, AcquisitionCo shall be entitled to receive the dividend payable to holders of record on that date.

    For purposes of this Offer to Purchase, the terms set forth below have the meanings indicated:

    "OTHER SECURITIES" means dividends, securities, rights, warrants or other interests or distributions accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Grey Wolf common shares on or after the date of the offer.

    "PURCHASED SECURITIES" means Grey Wolf common shares purchased by AcquisitionCo pursuant to the offer.

    "SECURITIES" means, collectively, the Purchased Securities and Other Securities.

    If Grey Wolf should declare or pay any dividend, or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights, or other interests or distributions in respect of the Purchased Securities after the date of this Offer to Purchase, that dividend, distribution or issue will be received and held by the depositing holder of Purchased Securities for the account of AcquisitionCo and shall be required to be promptly remitted and transferred by the depositing shareholder to the Depositary for the account of AcquisitionCo, accompanied by appropriate documentation of transfer. Pending such remittance, AcquisitionCo will be entitled to all rights and privileges as owners of any such dividend, distribution, payment, right or other interest and may withhold the entire consideration payable by AcquisitionCo pursuant to the offer or deduct from the consideration payable by AcquisitionCo pursuant to the offer the amount or value thereof, as determined by AcquisitionCo in its sole discretion.

13.  NOTICE AND DELIVERY

    Without limiting any other lawful means of giving notice, any notice which AcquisitionCo or the Depositary may give or cause to be given under the offer will be deemed to have been properly given to holders of Grey Wolf common shares if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by or on behalf of Grey Wolf and will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more holders of Grey Wolf common shares and notwithstanding any interruption of mail service following mailing. In the event of any interruption of mail service following mailing, AcquisitionCo intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, in the event that post offices are not open for the deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which AcquisitionCo or the Depositary may give or cause to be given under the offer will be deemed to have been properly given and to have been received by holders of Grey Wolf common shares if it is given to the TSE for dissemination through their facilities or if it is published once in a newspaper or newspapers of general circulation in Calgary or if it is given to the Canada News Wire Service.

    At AquisitionCo's request, Grey Wolf has provided a list of the names and addresses of the holders of Grey Wolf common shares for the purposes of disseminating the offer and any required notices to such holders.

    Unless post offices are not open for the deposit of mail, this Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be mailed to registered holders of Grey Wolf common shares. In addition, AcquisitionCo will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Grey Wolf common shares when such list or listing is received.

    Wherever this Offer to Purchase calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices specified in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

14.  OTHER TERMS OF THE OFFER

NO BROKER, DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF ABRAXAS, ACQUISITIONCO OR THE DEPOSITARY OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE AND THE CIRCULAR, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The provisions of the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery accompanying this Offer to Purchase, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of this Offer to Purchase.

    The offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Alberta.

    AcquisitionCo, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the offer, the validity of any acceptance of the offer and the validity of any withdrawals of Grey Wolf common shares.

    This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The offer is not being made to (nor will deposits be accepted from or on behalf of) holders of Grey Wolf common shares residing in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. AcquisitionCo may, in its sole discretion, take such action as it may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of Grey Wolf common shares in any such jurisdiction.

15.  MARKET PURCHASES DURING THE OFFER

    AcquisitionCo has no present intention of acquiring beneficial ownership of Grey Wolf common shares while the offer is outstanding other than as described in this document.

16.  GENERAL

    The method of delivery of certificates representing Grey Wolf common shares and all other documents is at the option and risk of each holder and delivery will be effective only when such documents are actually received by the Depositary. AcquisitionCo recommends that certificates and accompanying Letters of Transmittal be delivered by hand to the Depositary and that a receipt be obtained for their deposit. If the documents are mailed, AcquisitionCo recommends that registered mail with return receipt or acknowledgment of receipt be used and that proper insurance be obtained.

    Holders of Grey Wolf common shares registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Grey Wolf common shares under the offer.

    No fee or commission will be payable by a holder of Grey Wolf common shares who delivers Grey Wolf common shares directly to the Depositary or uses the facility of a soliciting dealer to accept the offer.

    AcquisitionCo reserves the right to permit a holder of Grey Wolf common shares to accept the offer in a manner other than as set out above.

    The execution of a Letter of Acceptance and Transmittal by a holder of Grey Wolf common shares irrevocably appoints certain senior officers of AcquisitionCo, and each of them, and any other person designated by AcquisitionCo in writing, as the true and lawful agent, attorney and attorney-in-fact of that holder with respect to the holder's Purchased Securities and with respect to all of the holder's Other Securities. This appointment is effective from the date that AcquisitionCo takes up and pays for the Purchased Securities and affords AcquisitionCo full power of substitution, in the name and on behalf of such holders, (such power of attorney being deemed to be an irrevocable power coupled with an interest) to register, record, transfer and enter the transfer of such Purchased Securities and such Other Securities on the books of Grey Wolf and to exercise any and all of the rights of the holder in respect of the Purchased Securities and any Other Securities. In addition, a holder of Grey Wolf common shares who executes a Letter of Acceptance and Transmittal agrees, from and after the date on which AcquisitionCo takes up and pays for the Purchased Securities:

        (a) not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise) of holders of those securities;

        (b) not to exercise any or all of the other rights or privileges attached to any of those securities or to any or all instruments of proxy, authorizations or consents in respect thereof; and

        (c) to execute and deliver to AcquisitionCo any and all instruments of proxy, authorizations or consents received in respect of all of those securities.

    As of the date on which AcquisitionCo purchases the Purchased Securities, all prior proxies given by the holder of such Purchased Securities with respect thereto and to any Other Securities shall be revoked and no subsequent proxies may be given by that holder with respect thereto.

    All questions as to validity, form, eligibility (including timely receipt) and acceptance of any Purchased Securities or Other Securities deposited pursuant to the offer, including the propriety and effect of the execution of the Letter of Acceptance and Transmittal will be determined by AcquisitionCo in its sole discretion, and depositing holders of Purchased Securities or Other Securities agree that such determination shall be final and binding. AcquisitionCo reserves the absolute right to reject any and all deposits which it determines not to be in proper form, or which, in the opinion of counsel, it may be unlawful to accept under the laws of any jurisdiction. AcquisitionCo's interpretation of the terms and conditions of the offer, the Take-Over Bid Circular, the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery will be final and binding.

    The deposit of Grey Wolf common shares pursuant to the procedures described in this Offer to Purchase will constitute a binding agreement between the depositing shareholder and AcquisitionCo and such agreement shall be subject to the conditions of the offer and include representations and warranties of the depositing shareholders that (i) such person has full power and authority to deposit, sell, assign and transfer the Grey Wolf common shares (and any Other Securities) being deposited; (ii) such person owns the Grey Wolf common shares (and any Other Securities) being deposited; (iii) the deposit of such Grey Wolf common shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Grey Wolf common shares are taken up and paid for by AcquisitionCo, AcquisitionCo will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

Dated: August 1, 2001                                  ABRAXAS ACQUISITION
CORPORATION

                                                       By:           /s/ ROBERT
L. G. WATSON

-----------------------------------------
                                                                       Robert L.
G. Watson,

PRESIDENT

                             TAKE-OVER BID CIRCULAR

    The following information is supplied by Abraxas with respect to the accompanying Offer to Purchase Grey Wolf common shares dated August 1, 2001. The terms and provisions of the accompanying Offer to Purchase are incorporated into and form part of this document and Grey Wolf shareholders and Abraxas stockholders should refer to the Offer to Purchase for details of the terms and conditions of the offer, including details as to payment and withdrawal rights.

    THE INFORMATION CONCERNING GREY WOLF CONTAINED IN THIS DOCUMENT HAS BEEN TAKEN FROM OR BASED UPON PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH CANADIAN SECURITIES ADMINISTRATORS AND OTHER PUBLIC SOURCES OR PROVIDED BY GREY WOLF. ALTHOUGH ABRAXAS HAS NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS CONTAINED HEREIN AND TAKEN FROM OR BASED ON SUCH DOCUMENTS AND RECORDS ARE UNTRUE OR INCOMPLETE, ABRAXAS AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS OR OFFICERS DO NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN SUCH DOCUMENTS AND RECORDS OR FOR ANY FAILURE BY GREY WOLF TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT WHICH ARE UNKNOWN TO ABRAXAS AND ITS AFFILIATES.

             INFORMATION ABOUT ABRAXAS, ACQUISITIONCO AND GREY WOLF

ABRAXAS

    GENERAL

    Abraxas is an independent energy company engaged primarily in the acquisition, exploration, exploitation and production of crude oil and natural gas. Since January 1, 1991, Abraxas' principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. As a result of Abraxas' historical acquisition activities, Abraxas believes it has a substantial inventory of low risk exploration and development opportunities, the development of which is critical to the maintenance and growth of Abraxas' current production levels. Abraxas seeks to complement its acquisition and development activities by selectively participating in exploration projects with experienced industry partners.

    Abraxas' principal areas of operation are Texas, Wyoming and western Canada. Abraxas owns all of its United States properties directly and owns its Canadian properties through its wholly-owned subsidiary, Canadian Abraxas, which is an Alberta corporation. Canadian Abraxas' properties, wells and production are located in Alberta and the Northwest Territories. Abraxas has formed AcquisitionCo, a wholly-owned Canadian subsidiary, to consummate the offer. After the offer, and assuming AcquisitionCo acquires 100% of the Grey Wolf common shares, Abraxas will have two 100%-owned Canadian subsidiaries, Canadian Abraxas and Grey Wolf (which will be the survivor of an amalgamation between AcquisitionCo and Grey Wolf).

    At December 31, 2000, Abraxas owned interests in 1,147,983 gross acres (582,014 net acres) and operated properties accounting for 78% of its PV-10, affording Abraxas substantial control over the timing and incurrence of operating and capital expenditures. At December 31, 2000, estimated total proved reserves of Abraxas, inclusive of its wholly-owned subsidiary, Canadian Abraxas, were 218.6 Bcfe with an aggregate PV-10 of $866 million. As of December 31, 2000, Abraxas had net natural gas processing capacity of 120 MMcf per day through its 12 natural gas processing plants and compression facilities in Canada, giving it substantial control over its Canadian production and marketing activities.

    For more information on Abraxas, you should read the information included in Abraxas' Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 incorporated by reference in this document.

    RECENT DEVELOPMENTS

    The following is a summary of Abraxas' recent drilling activities:

    - Abraxas completed its Dimon #1 well located in the Muy Bueno Field in Goliad County, Texas. The well was drilled to a depth of 10,000 feet and encountered pay in the Wilcox, Yegua and Frio formations. The well tested the Wilcox formation with an absolute open flow potential of 16 MMcfpd. Since March 1, 2001, the well has produced an average of 2 MMcfpd.

    - EOG Resources, Inc., with whom Abraxas has a joint participation agreement for five wells, with Abraxas having a carried interest, recently completed the second well under the joint participation agreement, the Caprito 82 #1H, in the R.O.C. Field in Ward County, Texas. The well was drilled horizontally to a measured depth of 17,800 feet and encountered pay in the Devonian and Montoya formations. The well tested the Montoya formation and came on-line at approximately 16 MMcfpd in late May 2001 while still cleaning up.

    - Abraxas successfully completed five wells in the Brooks Draw Field in Converse / Niobrara Counties, Wyoming. The wells were drilled horizontally to a measured depth of approximately 12,500 feet and encountered pay in the Turner and Niobrara sandstones.

    - In Caroline, Alberta, since mid-2000, five natural gas wells were completed, construction of natural gas gathering lines was completed for well tie-in, and compression was installed at Canadian Abraxas' natural gas plant. During April 2001, Canadian Abraxas' net production from the Caroline area averaged 5.4 MMcfpd and 250 BOPD during April 2001. A 3D seismic program over this acreage was completed during the 2000/2001 winter season.

    - In Pouce Coupe/Valhalla, Alberta, since mid-2000, seven new wells were completed. During April 2001, Canadian Abraxas' net production from this area averaged 4.2 MMcfpd and 95 BOPD. A 3D seismic program over this acreage was completed during the 2000/2001 winter season.

    - In the Ladyfern area of northeastern British Columbia, Canadian Abraxas participated in a 3D seismic program on its acreage directly offsetting the drilling programs being conducted by several companies.

    Abraxas continued its past practice of selling non-core assets at appropriate prices in May 2001. A Canadian oil and gas property was sold for $9.8 million. Additional sales of non-core assets may continue.

    On May 21, 2001, Abraxas' contingent value rights expired. Under the terms of the contingent value rights, Abraxas issued a total of 3,386,488 shares of its common stock to holders of the CVRs.

    Since December 31, 2000, crude oil and natural gas prices have decreased. At December 31, 2000, the commodity prices utilized by Abraxas' independent petroleum engineers were $25.73 per Bbl of crude oil, $30.63 per Bbl of NGLs and $9.21 per Mcf of natural gas. At July 1, 2001, prices on the NYMEX were $25.95 per Bbl of crude oil and $3.117 per Mcf of natural gas, and in June 2001, Abraxas received an average of approximately $16.50 per Bbl of NGLs. As a result of these price decreases, Abraxas and Grey Wolf could experience reduced revenues as well as increased depreciation, depletion and amortization expense. In addition, the estimated quantity and value of Abraxas' and Grey Wolf's reserves could be significantly reduced, and Abraxas and Grey Wolf could have a ceiling limitation write down during 2001. Finally, the net loss recorded in January 2001 for hedging losses by Abraxas could be reduced.

    DESCRIPTION OF ABRAXAS CAPITAL STOCK

COMMON STOCK

    Abraxas is currently authorized to issue 200,000,000 shares of common stock, par value $.01 per share.

    As of July 24, 2001, there were 25,988,832 shares of Abraxas common stock (including the 3,386,488 shares which were issued upon expiration of the CVRs) issued and outstanding. Holders of the common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by Abraxas.

    Holders of the common stock are entitled to receive dividends as may be declared by the Abraxas board of directors out of funds legally available therefor. Under the terms of the first lien notes indenture and the second lien notes indenture, Abraxas may not pay dividends on shares of its common stock. In the event of liquidation, holders of the common stock are entitled to share PRO RATA in any distribution of Abraxas' assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of the common stock are fully paid and nonassessable.

    References herein to Abraxas' common stock include the common share purchase rights distributed by Abraxas to its stockholders on November 17, 1994, as long as they trade with the common stock. See "--Stockholder Rights Plan" beginning on page 48.

PREFERRED STOCK

    Abraxas' Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred Stock, par value $.01 per share, in one or more series. The Abraxas board of directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

WARRANTS

    Abraxas has warrants outstanding to purchase an aggregate of 950,000 shares of Abraxas common stock. Basil Street Company has warrants to purchase 750,000 shares at an exercise price of $3.50 per share and Jesup & Lamont Holdings, TNC, Inc. and Charles K. Butler (collectively "Jesup, et al") have warrants to purchase 200,000 shares at $3.50 per share. Basil Street and Jesup, et al have certain registration rights with respect to shares of the Abraxas common stock issued pursuant to the exercise of such warrants. See "--Registration Rights" beginning on page 47.

    All outstanding warrants contain provisions that protect Basil Street and Jesup, et al against dilution by adjusting the price at which the warrants are exercisable and the number of shares of the Abraxas common stock issuable upon exercise thereof upon the occurrence of certain events, including payment of stock dividends and distributions, stock splits, recapitalizations, reclassifications, mergers or consolidations. A holder of warrants has no rights as a stockholder of Abraxas until the warrants are exercised. All warrants are currently exercisable, although none have been exercised as of the date hereof.

OPTION PLANS

    Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan"), the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP") and the Abraxas Petroleum Corporation 2000 Long Term Incentive Plan (the "2000 Plan"), Abraxas grants to Abraxas' employees and officers (including Abraxas' directors who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan, the LTIP and the 2000 Plan are administered by the compensation committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option. As of July 24, 2001, there were options to purchase 4,257,024 shares of Abraxas common stock outstanding, of which 1,752,688 were fully vested, at an average exercise price of $3.47 per share.

REGISTRATION RIGHTS

    Under the terms of their warrants, Basil Street and Jesup, et al have the right to unlimited piggyback registrations. Abraxas has agreed to pay all expenses in connection with piggyback registrations by Basil Street and Jesup, et al, provided, however, all underwriting discounts and selling commissions shall be borne by Basil Street and Jesup, et al.

    Under the terms of a Registration Rights Agreement with Halcyon/Alan B. Slifka Management Company LLC and Franklin Resources, Inc., in the event that Abraxas proposes to register any shares of its common stock or debt securities under the Securities Act for its own account, except in certain circumstances, Halcyon and Franklin are entitled to unlimited incidental registrations, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. Halcyon and Franklin each have the additional right to require Abraxas to effect one demand registration of all of the second lien notes, Abraxas common stock and contingent value rights (and any securities issuable pursuant to the terms thereof) issued to them pursuant to the 1999 exchange offer relating to the old notes, subject to certain conditions and limitations including the right of the underwriters of such an offering to limit the number of shares included in such registration. In addition, Abraxas has agreed to pay all expenses in connection with a demand or incidental registration except for underwriting discounts and selling commissions which shall be borne by Halcyon and Franklin. Abraxas has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, Halcyon and Franklin in connection with a demand registration and an incidental registration.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ABRAXAS ARTICLES OF
  INCORPORATION AND BYLAWS

    Abraxas' Articles of Incorporation and Bylaws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The Articles of Incorporation and Bylaws provide that the board of directors will consist of not less than three nor more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The board of directors, and not the stockholders, has the authority to determine the number of directors. This provision could prevent any stockholder from obtaining majority representation on Abraxas' board of directors by enlarging the board of directors and by filling the new directorships with the stockholder's own nominees. In addition, directors may be removed by the stockholders only for cause.

    The Articles of Incorporation and Bylaws provide that special meetings of stockholders of Abraxas may be called only by the Chairman of the Board, the President or a majority of the members of the board of directors. This provision may make it more difficult for stockholders to take actions opposed by the board of directors.

    The Articles of Incorporation and Bylaws provide that any action required to be taken or which may be taken by holders of Abraxas common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Articles of Incorporation and Bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all the stockholders of Abraxas entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

STOCKHOLDER RIGHTS PLAN

    On November 17, 1994, the Abraxas board of directors adopted a stockholder rights plan (the "Stockholder Rights Plan"). Under the terms of the Stockholder Rights Plan, the Abraxas board of directors declared a dividend of one common share purchase right ("Stockholder Right") on each share of the Abraxas common stock outstanding on November 17, 1994. Each Stockholder Right entitles the holder thereof to buy one share of Abraxas common stock at an exercise price of $40 per share, subject to adjustment.

    The Stockholder Rights are not exercisable until the occurrence of specified events. Upon the occurrence of such an event (which events are generally those which would signify the commencement of a hostile bid to acquire Abraxas), the Stockholder Rights then become exercisable (unless redeemed by the board of directors) for a number of shares of Abraxas common stock having a market value of two times the exercise price of the Stockholder Right. If the acquiror were to conclude the acquisition of Abraxas, the Stockholder Rights would then become exercisable for shares of the controlling/ surviving corporation having a value of two times the exercise price of the Stockholder Rights. If the Stockholder Rights were exercised at any time, significant dilution would result, thus making the acquisition prohibitively expensive for the acquiror. In order to encourage a bidder to negotiate with the board of directors, the Stockholder Rights Plan provides that the Stockholder Rights may be redeemed under prescribed circumstances by the board of directors.

    The Stockholder Rights are not intended to prevent a takeover of Abraxas and will not interfere with any tender offer or business combination approved by the board of directors. The Stockholder Rights Plan is intended to protect the stockholders in the event of (a) an unsolicited offer to acquire Abraxas, including offers that do not treat all stockholders equally, (b) the acquisition in the open market of shares constituting control of Abraxas without offering fair value to all stockholders and (c) other coercive takeover tactics which could impair the board of directors' ability to fully represent the interests of the stockholders.

ANTI-TAKEOVER STATUTES

    The Nevada General Corporation Law (the "Nevada GCL") contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions.

    RESTRICTIONS ON CERTAIN COMBINATIONS BETWEEN NEVADA RESIDENT CORPORATIONS AND INTERESTED STOCKHOLDERS. The Nevada GCL includes certain provisions (the "Combination Provisions") prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock.

There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder's date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or in its bylaws. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

    NEVADA CONTROL SHARE ACT. Nevada's Control Share Acquisition Act (the "Control Share Act") imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

    Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record (which for this purpose includes registered and beneficial owners) and residents of Nevada, and which does business in Nevada directly or through an affiliated company. The status of Abraxas at the time of the occurrence of a transaction governed by the Control Share Act (assuming that Abraxas' Articles of Incorporation or Bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

    The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (2) acquired within 90 days immediately preceding that date. A "controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined below).

    To obtain voting rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer ("Offeror's Statement") setting forth certain information about the acquisition or intended acquisition of stock. The Offeror's Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders' meeting must then be held at the Acquiring Person's expense within 30 to 50 days after the Offeror's Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

    At the special or annual meeting at which the issue of voting rights of control shares will be addressed, "interested stockholders" may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Abraxas' Articles of Incorporation do not currently contain a provision allowing for such voting power.

    If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive "fair value" for their shares. Abraxas' Articles of Incorporation and Bylaws do not provide otherwise. Within 20 days of the mailing of the notice, any such stockholder may demand to receive from the corporation the "fair value" for all or part of the stockholder's shares. "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition."

    The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Abraxas' Articles of Incorporation and Bylaws do not address this matter.

    ABRAXAS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Based upon information received from the persons concerned, each person known to Abraxas to be the beneficial owner of more than five percent of the outstanding shares of Abraxas common stock, each director, each of the named executive officers and all of Abraxas directors and officers as a group, owned beneficially as of July 24, 2001, the number and percentage of outstanding shares of Abraxas common stock indicated in the following table:

NAME AND ADDRESS OF
BENEFICIAL OWNER                                 NUMBER OF SHARES(1)
           PERCENTAGE
----------------                                 -------------------
           ----------
Longwood Investment Advisors, Inc. ............       1,382,850
               5.32
  One International Place
  Suite 2401
  Boston, MA 02110

Driehaus Capital Management, Inc. .............       1,365,054
               5.25
  25 East Erie Street
  Chicago, IL 60611

Robert L. G. Watson............................         948,514(2)
               3.56

Franklin A. Burke..............................         619,390(3)
               2.74

James C. Phelps................................         193,961(4)
              *

Chris E. Williford.............................         262,428(5)
               1.00

Lee T. Billingsley.............................         113,268(6)
              *

Robert W. Carington, Jr........................         436,304(7)
               1.66

William H. Wallace.............................          51,893(8)
              *

Craig S. Bartlett, Jr..........................          33,000(9)
              *

Ralph F. Cox...................................         125,000(9)
              *

Frederick M. Pevow, Jr.........................          25,000(9)
              *

Joseph A. Wagda................................          25,000(9)
              *

All Officers and Directors as a Group
2,833,758(2)(3)(4)(5)(6)(7)(8)(9)        10.32
  (11 persons).................................

------------------------

*   Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Includes 34,209 shares issuable upon exercise of options granted pursuant to the 1993 Plan, 390,791 shares issuable upon exercise of options granted pursuant to the LTIP, and 210,640 shares issuable upon exercise of options granted pursuant to the 2000 Plan. Does not include a total of

    75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(3) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Non-Qualified Plan and 15,750 shares issuable upon exercise of options granted pursuant to the Amended and Restated Director Stock Option Plan (the "Director Option Plan").

(4) Includes 150,000 shares owned by Marie Phelps, Mr. Phelps' wife, 15,750 shares issuable upon exercise of options granted pursuant to the Director Option Plan and 1,500 shares issuable upon exercise of options granted pursuant to an option agreement.

(5) Includes 1,786 shares issuable upon exercise of options pursuant to the ISO Plan, 18,214 shares issuable upon exercise of options granted pursuant to the 1993 Plan, 131,251 shares issuable upon exercise of options granted pursuant to the LTIP and 88,175 shares issuable upon exercise of options granted pursuant to the 2000 Plan.

(6) Includes 36,500 shares issuable upon exercise of options granted pursuant to the LTIP, 1,000 shares in a retirement account and 24,493 shares issuable upon exercise of options granted pursuant to the 2000 Plan.

(7) Includes 245,000 shares issuable upon exercise of options granted pursuant to the LTIP and 127,364 shares issuable upon exercise of options granted pursuant to the 2000 Plan.

(8) Includes 10,750 shares issuable upon exercise of options granted pursuant to the LTIP.

(9) Includes 25,000 shares issuable upon exercise of certain option agreements.

POST-TRANSACTION ABRAXAS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT

    Assuming the consummation of the offer and the completion of any Compulsory Acquisition and Subsequent Acquisition Transaction, the following table sets forth the ownership of shares of Abraxas common stock by each director, each of the named executive officers and all of the Abraxas directors and officers as a group, upon completion of the transactions described herein.

NAME AND ADDRESS OF
BENEFICIAL OWNER                                 NUMBER OF SHARES(1)
           PERCENTAGE
----------------                                 -------------------
           ----------
Robert L. G. Watson............................       1,096,821(2)
               3.58

Franklin A. Burke..............................       1,219,390(3)
               4.07

James C. Phelps................................         342,280(4)
               1.15

Chris E. Williford.............................         262,428(5)
              *

Lee T. Billingsley.............................         126,168(6)
              *

Robert W. Carington, Jr........................         465,704(7)
               1.65

William H. Wallace.............................          51,893(8)
              *

Craig S. Bartlett, Jr..........................          33,000(9)
              *

Ralph F. Cox...................................         185,000(9)
              *

Frederick M. Pevow, Jr.........................          25,000(9)
              *

Joseph A. Wagda................................          25,000(9)
              *

All Officers and Directors as a Group
3,832,684(2)(3)(4)(5)(6)(7)(8)(9)        12.17
  (11 persons).................................

------------------------

*   Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Includes 34,209 shares issuable upon exercise of options granted pursuant to the 1993 Plan, 390,791 shares issuable upon exercise of options granted pursuant to the LTIP, and 210,640 shares issuable upon exercise of options granted pursuant to the 2000 Plan. Also includes 65,545 shares issuable upon exercise of options granted pursuant to the LTIP resulting from the proposed exchange of Grey Wolf options into Abraxas options contemplated by the offer and subject to the approval of Proposal 3 at the Abraxas annual meeting. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(3) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Non-Qualified Plan and 15,750 shares issuable upon exercise of options granted pursuant to the Amended and Restated Director Stock Option Plan (the "Director Option Plan").

(4) Includes 150,000 shares owned by Marie Phelps, Mr. Phelps' wife, 15,750 shares issuable upon exercise of options granted pursuant to the Director Option Plan and 1,500 shares issuable upon exercise of options granted pursuant to an option agreement. Also includes 5,557 shares issuable upon exercise of options granted pursuant to the LTIP, resulting from the proposed exchange of Grey Wolf options into Abraxas options contemplated by the offer and subject to the approval of Proposal 3 at the Abraxas annual meeting.

(5) Includes 1,786 shares issuable upon exercise of options pursuant to the ISO Plan, 18,214 shares issuable upon exercise of options granted pursuant to the 1993 Plan, 131,251 shares issuable upon exercise of options granted pursuant to the LTIP and 88,175 shares issuable upon exercise of options granted pursuant to the 2000 Plan.

(6) Includes 36,500 shares issuable upon exercise of options granted pursuant to the LTIP, 1,000 shares in a retirement account and 24,493 shares issuable upon exercise of options granted pursuant to the 2000 Plan.

(7) Includes 245,000 shares issuable upon exercise of options granted pursuant to the LTIP and 127,364 shares issuable upon exercise of options granted pursuant to the 2000 Plan.

(8) Includes 10,750 shares issuable upon exercise of options granted pursuant to the LTIP.

(9) Includes 25,000 shares issuable upon exercise of certain option agreements.

TRADING IN SHARES OF ABRAXAS COMMON STOCK

    The following table sets forth the price and volume ranges of shares of Abraxas common stock on a monthly basis for the last two quarters and for the current quarter through July 24, 2001, and on a quarterly basis for the preceding seven quarters. Abraxas common stock began trading on the AMEX on August 18, 2000, under the symbol "ABP." Abraxas common stock was formerly listed on the NASDAQ Stock Market under the symbol "AXAS," however, effective June 16, 1999, Abraxas common stock was delisted from quotation on the NASDAQ Stock Market for failure to satisfy NASDAQ's listing at maintenance standards. During the period beginning June 16, 1999 and ending August 17, 2000, Abraxas common stock traded on the OTC Bulletin Board under the symbol "AXAS."

                          PERIOD                              HIGH       LOW
   VOLUME
                          ------                            --------   --------
 ----------
2000
  October.................................................   $3.94      $3.00
  1,557,200
  November................................................    3.50       2.81
  1,793,200
  December................................................    4.56       3.00
  1,785,800

2001
  January.................................................   $5.08      $3.69
  6,259,900
  February................................................    4.94       4.55
  2,421,400
  March...................................................    5.32       4.50
  4,121,700
  April...................................................    4.85       4.13
  1,764,700
  May.....................................................    4.98       3.95
  4,407,000
  June....................................................    4.39       3.10
  2,516,300
  July (through July 24, 2001)............................    3.59       2.88
  1,846,500

1999
  First Quarter...........................................   $3.19      $1.19
  5,502,822
  Second Quarter (NASDAQ through June 16, 1999)...........    2.82       0.88
  3,237,039
  Third Quarter...........................................    2.97       0.88
  2,380,200
  Fourth Quarter..........................................    2.44       0.81
  2,993,100

2000
  First Quarter...........................................   $2.81      $1.06
  3,940,000
  Second Quarter..........................................    2.38       1.34
  5,758,800
  Third Quarter (OTC through August 17, 2000).............    2.75       1.38
  3,783,800
  Third Quarter (AMEX through September 30, 2000).........    4.00       2.75
  3,300,800
  Fourth Quarter..........................................    4.56       2.81
  5,136,200

2001
  First Quarter...........................................   $5.32      $3.69
 12,803,000
  Second Quarter..........................................    4.98       3.10
  8,688,000
  Third Quarter (through July 24, 2001)...................    3.59       2.88
  1,846,500

ACQUISITIONCO

    AcquisitionCo is a wholly-owned subsidiary of Abraxas and was incorporated under the Alberta Business Corporations Act on May 31, 2001 for the purpose of making the offer. AcquisitionCo has no material assets or liabilities and no operating history.

    The names, municipalities of residence and principal occupation of the directors and officers of AcquisitionCo are as follows:

NAME AND MUNICIPALITY OF RESIDENCE                    POSITION
PRINCIPAL OCCUPATION
----------------------------------                    --------
--------------------
Robert L.G. Watson, .........................  President and Director   Chairman
of the Board,
  San Antonio, Texas
President and Chief

Executive Officer of
                                                                        Abraxas

Chris E. Williford, .........................  Vice President,
Executive Vice President
  San Antonio, Texas                           Secretary and Chief      and
Chief Financial
                                               Financial Officer        Officer
of Abraxas

Mark Smith, .................................  Director                 Partner,
Osler, Hoskin &
  Calgary, Alberta                                                      Harcourt
LLP

    Further information with respect to AcquisitionCo is set forth in Annex F, which is incorporated into and forms a part of this circular.

GREY WOLF

    GENERAL

    Grey Wolf is a crude oil and natural gas company which focuses its efforts on exploring for, developing, acquiring and producing crude oil and natural gas in western Canada and the Northwest Territories. Natural gas in central and northern Alberta accounts for over 90% of Grey Wolf's reserves and production.

    For more information on Grey Wolf, you should read the information included in Annex B.

    RECENT ACTIVITIES

    The following is a summary of Grey Wolf's recent drilling activities

       - In Caroline, Alberta, Grey Wolf drilled five natural gas wells, completed construction of natural gas gathering lines for well tie-in and installed compression at its natural gas plant in the area since mid-2000. Grey Wolf's net production from the Caroline area averaged
         4.4 MMcfpd and 200 BOPD during April 2001. A 3D seismic program over this acreage was completed during the 2000/2001 winter season.

       - In Pouce Coupe/Valhalla, Alberta, Grey Wolf completed the drilling of seven new wells since mid-2000. During April 2001, Grey Wolf's net production from this area averaged 1.8 MMcfpd and 70 BOPD. A 3D seismic program over this acreage was completed during the 2000/2001 winter season.

       - In the Ladyfern area of northeastern British Columbia, Grey Wolf participated in a 3D seismic program on its acreage directly offsetting the drilling programs being conducted by several companies.

    DESCRIPTION OF GREY WOLF SHARE CAPITAL

    The authorized capital of Grey Wolf consists of an unlimited number of common shares of which 12,804,628 common shares were issued and outstanding as of July 24, 2001. The holders of the common shares are entitled to one vote per share at all meetings of shareholders of Grey Wolf. The common shares are entitled to dividends, when and if declared by the directors of Grey Wolf, and to receive the remaining property of Grey Wolf on dissolution.

    DIVIDEND RECORD OF GREY WOLF

    Based on publicly available information, Abraxas believes that Grey Wolf has not paid any dividends on the Grey Wolf common shares in the past two fiscal years. Any future determination to pay dividends on the Grey Wolf common shares will be in the discretion of the board of directors of Grey Wolf and will depend on Grey Wolf's results of operations, financial condition, capital requirements, credit-related obligations and other factors that the board of directors of Grey Wolf may deem relevant in the circumstances.

    BENEFICIAL OWNERSHIP OF SHARES OF GREY WOLF

    Based upon information received from the persons concerned, each person known to AcquisitionCo to be the beneficial owner of more than five percent of the outstanding Grey Wolf common shares, each director, each of the named executive officers and all of Grey Wolf's directors and officers as a group, owned beneficially as of July 24, 2001, the number and percentage of outstanding shares of Grey Wolf's Common Stock indicated in the following table:

NAME AND ADDRESS OF
BENEFICIAL OWNER                                 NUMBER OF SHARES(1)
           PERCENTAGE
----------------                                 -------------------
           ----------
Abraxas........................................       6,190,482(2)
               48.3

Franklin A. Burke .............................       1,000,000
               7.81
  3725 Bristol Road
  Doyleston, PA 18901

Robert L.G. Watson.............................         229,355(3)
               1.78

Donald B. Copeland.............................          93,793(4)
              *

John F. Curran.................................          51,510(5)
              *

Orval K. Horn..................................          42,188(6)
              *

Richard M. Riggs...............................         191,847(7)
               1.50

James C. Phelps................................         251,654(8)
               1.96

James K. Wilson................................         173,918(9)
               1.35

Vincent J. Tkachyk.............................         201,734(10)
               1.56

All Officers and Directors as a Group
1,235,999(3)(4)(5)(6)(7)(8)(9)(10)        9.34
  (8 persons)..................................

------------------------

Notes:

*   Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Includes the 345,279 common shares (or 2.7%) held by its wholly-owned subsidiary, Canadian Abraxas.

(3) Includes 91,419 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(4) Includes 39,618 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(5) Includes 41,060 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(6) Includes 25,338 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(7) Includes 8,910 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(8) Includes 25,000 shares owned by Marie Phelps, Mr. Phelps' wife and 13,717 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(9) Includes 7,167 shares owned by Joanne Wallace, Mr. Wilson's wife and 100,000 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(10) Includes 20,582 shares owned by Ellen Tkachyk, Mr. Tkachyk's wife, and 115,074 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

    BENEFICIAL OWNERSHIP OF ABRAXAS DIRECTORS AND OFFICERS IN SHARES OF GREY
     WOLF

    Based upon information received from the persons concerned, each person known to AcquisitionCo, each director, each of the named executive officers and all of Abraxas directors and officers as a group, owned beneficially as of July 24, 2001, the number and percentage of outstanding Grey Wolf common shares indicated in the following table:

NAME                                                          NUMBER OF SHARES
      PERCENTAGE
----                                                          ----------------
      ----------
Robert L.G. Watson..........................................       229,355(1)
          1.78

Chris E. Williford..........................................             0
         *

Robert W. Carington, Jr.....................................        49,000
         *

Craig S. Bartlett, Jr.......................................             0
         *

Franklin A. Burke...........................................     1,000,000
          7.81

Ralph F. Cox................................................       100,000
         *

Frederick M. Pevow, Jr......................................             0
         *

James C. Phelps.............................................       251,654(2)
          1.96

Joseph A. Wagda.............................................             0
         *

Richard M. Riggs............................................       191,847(3)
          1.50

All as a group..............................................
1,821,856(1)(2)(3)       14.10

------------------------

Notes:

*   Less than 1%

(1) Includes 91,419 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(2) Includes 13,717 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

(3) Includes 8,910 shares issuable upon exercise of options granted pursuant to the Grey Wolf stock option plan.

    TRADING IN SHARES OF GREY WOLF

    The common shares of Grey Wolf's predecessor, Cascade Oil & Gas, Ltd, began trading on the Alberta Stock Exchange under the symbol "COL" in August, 1987. Grey Wolf's common shares were traded on the Alberta Stock Exchange beginning June 22, 1998 under the symbol "GWX." On January 7, 1999, Grey Wolf's common shares began trading on the Toronto Stock Exchange. On June 14, 1999, Grey Wolf effected a one-for-ten reverse stock split.

    The following table sets forth certain information as to the high and low sales price and volume on the Alberta Stock Exchange of the Grey Wolf common shares from January 1, 1998, until January 6, 1999 and on the Toronto Stock Exchange from January 7, 1999 until July 24, 2001. As of July 24, 2001, Grey Wolf had 12,804,628 common shares outstanding and had approximately 76 shareholders of record.

                         PERIOD                              HIGH       LOW
 VOLUME
                         ------                            --------   --------
---------
2000
    October..............................................   C$2.25     C$1.95
  371,300
    November.............................................     2.13       1.60
  328,898
    December.............................................     2.25       1.80
  380,274

2001
    January..............................................   C$2.90     C$2.05
  340,269
    February.............................................     2.95       2.78
  401,357
    March................................................     3.28       2.80
  752,431
    April................................................     3.90       3.00
  507,476
    May..................................................     4.15       3.45
  456,534
    June.................................................     4.01       2.60
  109,000
    July (through July 24, 2001).........................     3.29       2.70
   70,000

1999
    First Quarter........................................   C$0.32     C$0.12
  131,525
    Second Quarter.......................................     0.28       0.11
  320,185
    Third Quarter........................................     2.80       0.93
  344,092
    Fourth Quarter.......................................     2.70       1.12
  230,778

2000
    First Quarter........................................   C$1.80     C$1.20
  314,715
    Second Quarter.......................................     2.10       1.26
  810,107
    Third Quarter........................................     2.45       1.45
2,585,964
    Fourth Quarter.......................................     2.25       1.50
1,080,472

2001
    First Quarter........................................   C$3.28     C$$1.95
1,494,057
    Second Quarter.......................................     4.15       2.60
1,073,010
    Third Quarter (through July 24, 2001)................     3.29       2.70
   70,000

    COMMITMENTS TO ACQUIRE SECURITIES

    No securities of Grey Wolf are covered by any commitments made by AcquisitionCo or Abraxas or their respective directors or senior officers, nor to the knowledge of AcquisitionCo and Abraxas, after reasonable inquiry, by any associate of a director or senior officer of AcquisitionCo and Abraxas, any person acting jointly or in concert with AcquisitionCo and Abraxas or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of AcquisitionCo or Abraxas.

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    PREVIOUS DISTRIBUTIONS, SALES AND PURCHASES

    Based on publicly available information, AcquisitionCo believes that the only distributions of Grey Wolf common shares (not including distributions of options granted under the stock option plan adopted for officers, directors and certain employees of Grey Wolf) effected during the previous five completed fiscal years of Grey Wolf (other than pursuant to the exercise of options granted under the stock option plan) were as follows:

    In December 1993, Cascade Oil & Gas Ltd. amalgamated with Index Petroleums Ltd. to form Cascade, an Alberta-based corporation whose shares traded on the Alberta Stock Exchange under the symbol "COL."

    In January 1996, Abraxas purchased 40,910,000 common shares of Ltd at a price of C$0.10 per share for a total investment of C$4.1 million, Ltd, in turn, invested these proceeds in 40,910,000 newly-issued shares of Cascade at a price of C$0.10 per share. This transaction gave Abraxas effective ownership of approximately 52% of the common shares of Cascade.

    In November 1996, Abraxas formed Canadian Abraxas, and Canadian Abraxas acquired 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems Inc. ("CGGS") for C$130.5 million or approximately C$34.79 per share.

    In June 1997, Cascade sold substantially all of its Saskatchewan properties, which accounted for the majority of Cascade's operations at that time.

    In July 1997, Cascade executed a contract to manage all of the assets of Canadian Abraxas and further exercised an option to acquire 10% of the CGGS interests owned by Canadian Abraxas for cash and issuance of common shares.

    In September 1997, Cascade acquired 100% of the outstanding shares of Pennant Petroleum Ltd. ("Pennant") for a total price of C$3,034,000 or C$0.40 per share in exchange for the issuance of 7,585,000 common shares.

    In October 1997, Canadian Abraxas and Cascade acquired the Canadian assets of Pacalta Resources Ltd. for cash and 4,000,000 special warrants which were subsequently exchanged for an equal number of common shares at C$0.49 per share.

    In November 1997, Cascade acquired 100% of the common shares of Ltd in exchange for the issuance of 1,831,053 common shares to the Ltd shareholders at a price of C$0.21 per share. Ltd was wound up into Cascade immediately thereafter.

    In June 1998, Cascade changed its name to Grey Wolf. Shares of Grey Wolf traded on the Alberta Stock Exchange until January 1999 and currently trade on The Toronto Stock Exchange under the symbol "GWX."

    In August 1998, Grey Wolf successfully completed a prospectus offering of 50 million common shares at a price of C$0.32 per share with aggregate proceeds of C$1.6 million. Concurrent with the closing of this offering, Grey Wolf acquired Canadian Abraxas' share of the Pacalta assets.

    In August 1998, Abraxas acquired an additional 25,000,000 common shares of Grey Wolf for an aggregate purchase price of C$8.0 million. Immediately thereafter, Canadian Abraxas sold an interest in certain producing properties to Grey Wolf for C$8.5 million in cash and 2,051,282 common shares of Grey Wolf.

    In January 1999, Canadian Abraxas acquired 100% of the outstanding common shares of New Cache Petroleums Ltd. for cash at a price of C$6.50 per share and assumption of debt. Grey Wolf subsequently acquired a portion of the New Cache undeveloped acreage and seismic data from Canadian Abraxas.

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    In June 1999, Grey Wolf filed Articles of Amendment and a one for ten consolidation of common shares was completed.

    MATERIAL CHANGES AND OTHER INFORMATION

    Except for the offer and except as otherwise disclosed publicly by Grey Wolf, AcquisitionCo is not aware of any information which indicates that any material change has occurred in the affairs of Grey Wolf since March 31, 2001, the date of the last available published financial statements of Grey Wolf. AcquisitionCo has no knowledge of any other matter that has not previously been generally disclosed but which could reasonably be expected to affect the decision of Grey Wolf shareholders to accept or reject AcquisitionCo's offer.

    CERTAIN REPORTING AND DISCLOSURE REQUIREMENTS

    Grey Wolf is subject to the information and reporting requirements of the securities laws of certain provinces of Canada and the rules of the TSE. In accordance therewith, Grey Wolf is required to file reports, financial statements and other information with certain securities regulatory authorities in Canada and with the TSE relating to its business, financial condition and other matters. Information as of particular dates concerning Grey Wolf's directors and officers, their remuneration, stock options granted to them, the principal holdings of securities and any material interests of such persons in transactions with Grey Wolf and other matters is required to be disclosed in proxy statements distributed to shareholders and filed with certain of such securities regulatory authorities and with the TSE and may be inspected at Grey Wolf's offices or through the facilities of such securities regulatory authorities and the TSE.

    Pursuant to the provisions of the securities laws of certain provinces of Canada, the directors of Grey Wolf must send a circular to all shareholders in connection with the offer, which circular, together with other information, must disclose any material changes in the affairs of Grey Wolf subsequent to the date of the most recent published financial statements of Grey Wolf.

    AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

    Except as described in "Description of the Offer--Interests of Certain Persons in the Offer" relating to the employment agreements of certain Grey Wolf officers, there are no arrangements or agreements made or proposed to be made between Abraxas or AcquisitionCo and any of the directors or senior officers of Grey Wolf and no payments or other benefits are proposed to be made or given by Abraxas or AcquisitionCo by way of compensation for loss of office or to such directors or senior officers remaining in or retiring from office following the completion of the offer. Except as described in "Description of the Offer--Interests of Certain Persons in the Offer" relating to Grey Wolf stock options, there are no agreements, arrangements or understandings, formal or informal, between Abraxas or AcquisitionCo and any security holder of Grey Wolf with respect to the offer or between Abraxas or AcquisitionCo and any person or company with respect to any securities of Grey Wolf in relation to the offer.

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                            DESCRIPTION OF THE OFFER

GENERAL

    AcquisitionCo is hereby offering to exchange, subject to the terms set forth in the formal Offer to Purchase beginning on page 31, 0.6 of a share of Abraxas common stock for each of the issued and outstanding Grey Wolf common shares which Grey Wolf shareholders validly deposit, and do not properly withdraw, before the Expiry Time. No fractional shares of Abraxas common stock will be issued in connection with the offer and any Grey Wolf shareholder who would be entitled to receive a fractional share in the offer will receive, at the option of AcquisitionCo, cash in lieu of such fractional share or a whole share of Abraxas common stock.

    For a summary of the offer, Grey Wolf shareholders and Abraxas stockholders should read the summary beginning on page 1 of this document. For answers to certain questions, Grey Wolf shareholders and Abraxas stockholders should read the Questions and Answers beginning on page ix. For more detailed information, Grey Wolf shareholders and Abraxas stockholders should read the formal Offer to Purchase beginning on page 31.

BACKGROUND OF THE OFFER

    Since January 1, 1991, Abraxas' principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. Since 1995, Abraxas has considered western Canada to be an area of strategic importance in achieving its growth objectives.

    Robert L.G. Watson, Abraxas' President, Chairman of the Board and Chief Executive Officer, and Grey Wolf's Chairman of the Board and Chief Executive Officer, James C. Phelps, a director of Abraxas and Grey Wolf, and Richard M. Riggs, an advisory director of Abraxas and a director of Grey Wolf, were founders of Grey Wolf Exploration, Ltd., a privately-held Canadian company (which are referred to in this document as "Ltd"), and in April 1995 purchased 900,000 shares of the capital stock of Ltd (initially representing 39% of the outstanding shares of Ltd) for an aggregate of C$90,000 (or C$0.10 per share) in cash.

    In January 1996, Abraxas invested C$4.1 million in Ltd which, in turn, invested these proceeds in newly-issued shares of Cascade Oil & Gas, Ltd. ("Cascade"), an Alberta-based corporation whose common shares were traded on The Alberta Stock Exchange. Abraxas' initial purchase was for 40,910,000 shares of Ltd, representing 78% of the issued and outstanding shares of Ltd at that time. In November 1997, Ltd merged into Cascade. At that time, Abraxas' ownership position in Cascade was 52% of the capital stock of Cascade. In June 1998, Cascade changed its name to Grey Wolf Exploration Inc.

    In pursuing its strategy in western Canada, Abraxas, through its wholly-owned subsidiary, Canadian Abraxas, acquired all of the capital stock of CGGS Canadian Gas Gathering Systems, Inc. in November 1996 for C$130.5 million. Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. For more information on the amount paid by Canadian Abraxas to Grey Wolf under the management agreement, you should read the information under "Proposal 2--Certain Transactions" beginning on page 121. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf.

    In August 1998, Abraxas acquired an additional 25,000,000 common shares of Grey Wolf for an aggregate purchase price of C$ 8.0 million. Immediately thereafter, Canadian Abraxas sold an interest in certain producing properties to Grey Wolf for C$8.5 million in cash and 2,051,282 common shares of Grey Wolf. In May 1999, Grey Wolf shareholders approved the consolidation of the capital shares on

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the basis of one common share for each ten common shares outstanding. Together,
Abraxas and Canadian Abraxas currently own approximately 48.3% of the common shares of Grey Wolf.

    In addition to common shares of Grey Wolf owned by Abraxas and Canadian Abraxas, certain officers and directors of Abraxas own an aggregate of 1,714,810 Grey Wolf common shares (approximately 25.9% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas) and options to purchase 114,046 Grey Wolf common shares at exercise prices ranging from C$3.20 to C$3.90.

    For more information relating to the share and option ownership of the directors and officers of Abraxas and Grey Wolf, you should read the information under "--Interests of Certain Persons in the Offer" on page 79.

    At a regular meeting of the Abraxas board of directors held on November 21, 2000, Mr. Watson presented and the board of directors discussed Abraxas' goals and strategies for 2001 and the board of directors unanimously authorized Mr. Watson to begin discussions with the appropriate individuals at Grey Wolf who could negotiate Abraxas' proposed acquisition of the shares of Grey Wolf that Abraxas and Canadian Abraxas did not already own.

    During December 2000, Mr. Watson began a dialogue about a potential merger with James K. Wilson, Senior Vice President and Chief Financial Officer of Grey Wolf.

    On January 25, 2001, the Abraxas board of directors appointed Craig S. Bartlett, Jr. and Ralph F. Cox as members of the Independent Committee of the board of directors of Abraxas and authorized them to negotiate the terms of a potential acquisition of the remaining shares of Grey Wolf not currently held by Abraxas and Canadian Abraxas on behalf of the public stockholders of Abraxas and all matters incidental to performing that duty, including retaining financial and legal advisors, reviewing relevant information and documents, and advising the board of directors of Abraxas of its recommendation for or against the proposed transaction.

    On January 8, 2001, the Abraxas Independent Committee sent a letter to Donald B. Copeland and John F. Curran, the members of the Grey Wolf board of directors who were not also members of the Abraxas board of directors, offering to acquire all of the outstanding shares of Grey Wolf that Abraxas and Canadian Abraxas did not currently own in a stock for stock transaction utilizing a relative net asset value calculation to determine the exchange ratio. Based on then available reserve information and other financial data, the Abraxas Independent Committee stated that it would propose an exchange ratio of 0.66 of a share of Abraxas common stock for each outstanding common share of Grey Wolf, subject to due diligence, confirmatory reserve valuation analysis, receipt of corporate approvals, the effectiveness of a registration statement covering the issuance of shares of Abraxas common stock in the offer, Abraxas' receipt of an opinion from an investment banking firm that the exchange ratio was fair from a financial point of view to the Abraxas stockholders and other customary conditions.

    In response to the January 8 letter, on January 15, 2001, the board of directors of Grey Wolf officially appointed Donald B. Copeland and John F. Curran as members of the Special Committee of the board of directors of Grey Wolf.

    On January 19, 2001, Abraxas and Grey Wolf issued a joint press release announcing that they were in discussions concerning Abraxas' proposed stock for stock acquisition of the remaining 51% ownership of Grey Wolf that Abraxas and Canadian Abraxas did not already own.

    At a joint meeting of the Abraxas Independent Committee and the Grey Wolf Special Committee held on January 22, 2001, the committees discussed the basic net asset valuation calculation to be utilized in arriving at the exchange ratio and the status of the preparation of the December 31, 2000 Abraxas and Grey Wolf independent petroleum engineers' reserve reports and audited financial statements. The committees agreed in principle that the basis for the calculation of the exchange ratio

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would be a relative net asset valuation of the two companies. The committees further discussed the retention of financial and legal advisors by each committee, the basic terms of an initial draft of a combination agreement, a timeline, and other pertinent issues.

    At a regular meeting of the board of directors of Abraxas held on January 25, 2001, the board received a status report from the Abraxas Independent Committee regarding the Committee's planned process and Mr. Watson reiterated Abraxas' desire to move ahead with the discussions with Grey Wolf.

    On February 12, 2001, the Abraxas Independent Committee determined to retain Hughes & Luce, LLP as its legal advisor and CIBC World Markets Corp. ("CIBC") as its financial advisor. Although negotiation of the terms of the engagement of CIBC continued until the engagement letter was executed on March 7, 2001, CIBC commenced its financial and operational review of Grey Wolf soon after the Abraxas Independent Committee determined to retain CIBC as its financial advisor.

    At a meeting held on February 13, 2001, the Abraxas Independent Committee discussed with its financial advisors, legal advisors, counsel to Abraxas and members of Abraxas management the current status of negotiations and draft combination agreement, due diligence review for the proposed transaction, issues under Canadian law including tax matters related to exchangeable shares, and the proposed timeline of the potential transaction.

    On February 15, 2001, Abraxas and Grey Wolf entered into a confidentiality agreement in preparation of exchanging certain information concerning their respective businesses, financial condition, operations, assets and liabilities.

    At a joint meeting of the Abraxas Independent Committee and the Grey Wolf Special Committee held on February 21, 2001, the committees discussed the status of the various components of the relative net asset value calculation, including the appropriate benchmark price to apply to the December 31, 2000 year-end reserves for utilization in the calculation. Additional issues with respect to exchangeable shares, change of control agreements, option agreements, commodity price forecasts, financial/legal advisors and due diligence sessions were discussed.

    On February 22, 2001, the Abraxas Independent Committee met. At this meeting, legal counsel to the Abraxas Independent Committee advised the Abraxas Independent Committee of the fiduciary duties of boards of directors and special committees' evaluating interested party transactions. In this meeting, Mr. Cox informed legal counsel that he owned 100,000 common shares (less than 1%) of Grey Wolf. The Abraxas Independent Committee and counsel discussed Mr. Cox's ownership of Grey Wolf common shares, his significantly larger ownership of Abraxas common stock, and whether his ownership of the two companies' securities might have some impact on his ability to make independent judgments regarding the proposed transaction. Mr. Cox and Mr. Bartlett agreed that even though they believed that Mr. Cox was independent in fact, it may be appropriate that he resign from the Abraxas Independent Committee to avoid any perceived conflict of interest.

    At a meeting of the board of directors of Abraxas held on February 26, 2001, the board discussed a preliminary timetable as well as the terms of the proposed transaction. The board discussed Mr. Cox's status as a shareholder of Grey Wolf and potential conflict of interest. Mr. Cox then offered his resignation from the Abraxas Independent Committee to avoid any appearance of a potential conflict of interest and the board unanimously passed a resolution authorizing Mr. Bartlett to serve as the sole director comprising the Abraxas Independent Committee.

    At a joint meeting of the Abraxas Independent Committee and the Grey Wolf Special Committee held on March 1, 2001, the committees discussed the engineering reports delivered by the parties' respective independent petroleum engineering firms, the outstanding business and legal issues raised by the draft combination agreement, the various components comprising the relative net asset value calculation, and timetable issues.

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    On March 2, 2001, Grey Wolf issued a press release announcing that the Grey
Wolf Special Committee had retained Raymond James & Associates, Inc. as its financial advisors.

    Joint due diligence meetings were held at the offices of Abraxas on March 5 and 6, 2001, at which time the management of both Abraxas and Grey Wolf presented in detail the exploration and development activities, operating results and financial condition and future prospects of each company. Several components of the relative net asset value calculation were discussed and agreed upon, including the value of each company's undeveloped acreage and the benchmark pricing to apply to each company's year-end reserves. The Abraxas Independent Committee met at this time with its financial and legal advisors to discuss issues related to the terms of the proposed combination and valuation issues.

    On March 7, 2001, Abraxas issued a press release announcing that the Abraxas Independent Committee had formally retained CIBC World Markets Corp. as its financial advisor.

    At a joint meeting of the Abraxas Independent Committee and Grey Wolf Special Committee held on March 8, 2001, the committees discussed a specific component of the net asset value calculation--gas plant valuation. The committees also received confirmation that the independent petroleum engineers for both companies were preparing year-end reserve reports utilizing the agreed upon benchmark pricing and that the reserve reports would be available the following week. Pending business issues related to the proposed transaction were also discussed.

    On March 8, 2001, the Abraxas Independent Committee met with its legal counsel and financial advisor to discuss outstanding issues raised by the discussions with the Grey Wolf Special Committee's legal counsel regarding the combination agreement, and to discuss valuation issues raised in the March 5 and 6 due diligence meetings and subsequent conversations between Abraxas and Grey Wolf representatives. The principal valuation issues related to the proper approach in valuing "proved undeveloped properties" and the respective companies' relative levels of long term debt, as well as the gas plant valuation issue. Other matters included stock option plan issues raised by the proposed combination, termination fees, shareholder approval requirements, and the proper scope of representations and warranties and covenants.

    On March 16, 2001, Abraxas engaged CIBC World Markets Corp. to act as one of its advisors in determining Abraxas' financial alternatives. As a consequence of this general engagement by Abraxas, in order to avoid any potential conflict of interest in advising the Abraxas Independent Committee while advising Abraxas generally, CIBC resigned its engagement as financial advisor to the Abraxas Independent Committee. The Abraxas Independent Committee then commenced its search for a replacement financial advisor.

    At a joint meeting of the Abraxas Independent Committee and Grey Wolf Special Committee held on March 19, 2001, the committees reviewed the combination analysis prepared by the Abraxas Independent Committee. Additional information concerning several specific calculations in the combination analysis were requested and subsequently provided to the Grey Wolf Special Committee.

    At a joint meeting of the Abraxas Independent Committee and Grey Wolf Special Committee held on March 22, 2001, the Grey Wolf Special Committee, having reviewed the combination analysis prepared by the Abraxas Independent Committee, responded with three primary comparative valuation issues, stating that although the process of the relative net asset value calculation was useful as a quantitative analysis, the analysis did not address the qualitative concerns of the Grey Wolf Special Committee, including:

    - the companies' relative percentages of reserves held in different property categories, that is, in "proven developed producing reserves," and "proven developed non-producing reserves" versus "proved undeveloped and probable reserves";

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    - the companies' comparative levels of long-term debt; and

    - Grey Wolf's cash flow multiple.

    At the March 22 meeting, the Abraxas Independent Committee advised the Grey Wolf Special Committee that CIBC World Markets Corp. had resigned as financial advisors and that Jefferies & Company, Inc. had been retained as the replacement financial advisor to the Abraxas Independent Committee. Jefferies &
Company, Inc. began its financial and operational review of Grey Wolf on March 20, 2001, and an engagement letter between Jefferies & Company, Inc. and the Abraxas Independent Committee was executed on April 16, 2001.

    At a regular meeting of the board of directors of Abraxas held later on March 22, 2001, the board unanimously authorized the Abraxas Independent Committee, in conjunction with Abraxas management, to formulate a final offer for the exchange ratio based on the relative net asset value data that had been collected and analyzed over the last three months, after applying the parties' agreement on various valuation components and taking into account any other valuation factors that the Abraxas Independent Committee believed appropriate.

    At a special meeting of the board of directors of Abraxas held on March 28, 2001, the board discussed the recommendation of the Abraxas Independent Committee regarding the calculation of the exchange ratio. The Abraxas Independent Committee reported that based solely on a net asset value analysis as completed by Abraxas' independent petroleum engineers, an exchange ratio of
0.47 of a share of Abraxas common stock for each issued and outstanding common share of Grey Wolf would be implied. After taking into account the three valuation factors raised in the March 22 meeting, however, the Abraxas Independent Committee, after substantial discussion, recommended proposing an exchange ratio of between 0.565 and 0.6 of a share of Abraxas common stock for each issued and outstanding common share of Grey Wolf. The Abraxas Independent Committee also reported that based on discussions with Jefferies &
Company, Inc., the Abraxas Independent Committee believed that Jefferies & Company, Inc. would be able to conclude that an exchange ratio within the described range would be fair from a financial point of view to the Abraxas stockholders other than those Abraxas stockholders who also own Grey Wolf common shares. Upon the Abraxas Independent Committee's recommendation, the Abraxas board of directors unanimously authorized the Abraxas Independent Committee to prepare and extend a formal written offer for 0.565 of a share of Abraxas common stock for each outstanding common share of Grey Wolf. The board further authorized the Abraxas Independent Committee to increase the exchange ratio up to 0.6 if the Abraxas Independent Committee deemed it appropriate to do so.

    On April 4, 2001, the Abraxas Independent Committee sent a letter to the Grey Wolf Special Committee offering to acquire all of the outstanding shares of Grey Wolf that Abraxas and Canadian Abraxas did not currently own for 0.565 of a share of Abraxas common stock for each outstanding common share of Grey Wolf that neither Abraxas nor Canadian Abraxas already owned. The Abraxas Independent Committee requested a response within five business days.

    At a joint meeting of the Abraxas Independent Committee and Grey Wolf Special Committee held on April 6, 2001, the Grey Wolf Special Committee advised the Abraxas Independent Committee that it had met with Raymond James to discuss the Abraxas Independent Committee's proposal and that it would present Abraxas' offer to the board of directors of Grey Wolf; but that, in the Grey Wolf Special Committee's view, a 0.565 exchange ratio was not fair to the Grey Wolf shareholders and, as a result, it would not recommend that the Grey Wolf board accept the offer.

    At a special meeting of the board of directors of Abraxas held on April 9, 2001, the board discussed the status of the proposed transaction and agreed to reconvene and address the result of the Grey Wolf board of directors meeting to be held that afternoon.

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    At the April 9, 2001 meeting of the board of directors of Grey Wolf, the
Grey Wolf board elected to allow the offer made by the Abraxas Independent Committee to expire in accordance with its terms. Messrs. Watson, Phelps and Riggs participated in this meeting but recused themselves from voting on the Abraxas proposal since Messrs. Watson and Phelps are also directors of Abraxas and Mr. Riggs is an advisory director of Abraxas.

    During the ensuing two days, after consulting with the Abraxas Independent Committee regarding its valuation analysis and proposed exchange ratio, Mr. Watson contacted the members of the board of directors of Abraxas to discuss and obtain verbal authorization to formulate and ultimately commence the offer, subject to the receipt of an opinion from Jefferies & Company, Inc. that the proposed offer is fair from a financial point of view to Abraxas stockholders other than Abraxas stockholders who also own Grey Wolf common shares.

    On April 12, 2001, Abraxas issued a press release announcing that it intended to propose an exchange offer to acquire any or all of the outstanding common shares of Grey Wolf not currently owned by Abraxas in exchange for shares of Abraxas common stock at an exchange ratio of 0.6 of a share of Abraxas common stock for each share of Grey Wolf that Abraxas and Canadian Abraxas do not already own.

    On May 29, 2001, Raymond James delivered its OSC Rule 61-501 Valuation to the Grey Wolf Special Committee.

    On June 4, 2001, the Abraxas Independent Committee met with its financial advisor, Jefferies & Company, at which time Jefferies reviewed in detail its analysis of Abraxas and Grey Wolf, its valuations of both companies and methodologies for arriving at such valuations, and Jefferies delivered its opinion that the proposed exchange ratio of 0.6 of a share of Abraxas common stock for each share of Grey Wolf to be offered in the proposed tender offer is fair from a financial point of view to the shareholders of Abraxas other than Abraxas shareholders who also own Grey Wolf stock. Jefferies & Company delivered a written opinion to the same effect on June 7, 2001. See "--Opinion of Financial Advisor to the Abraxas Independent Committee" beginning on page 66.

REASONS FOR THE OFFER

    Abraxas believes that the proposed acquisition of Grey Wolf represents a compelling opportunity to enhance value for Abraxas stockholders and Grey Wolf shareholders. Specifically, Abraxas estimates that a complete combination of Grey Wolf and Abraxas would result in cost savings. As Grey Wolf is already consolidated for Abraxas' financial reporting purposes, these savings would be effected by further integration of operational and administrative functions of the combined companies.

    In addition, Abraxas believes that the complete combination of Grey Wolf and Abraxas will produce substantial benefits for Abraxas stockholders and Grey Wolf shareholders, including the following:

    - ELIMINATION OF MINORITY INTEREST. Assuming 100% acceptance of the offer, Abraxas would eliminate the entry for minority interest in Abraxas' consolidated balance sheet, which was $12.1 million at December 31, 2000, and increase its stockholders' equity equal to the market value of the shares that are issued. There will be an offsetting increase in property and equipment. Similarly, the entry in Abraxas' consolidated statements of operations for minority interest ($1.3 million for 2000) would be eliminated. There would be no change in Abraxas' operating income (loss) as reported on the consolidated statements of operations.

    - EXCEPTIONAL STRATEGIC FIT. Abraxas believes that Grey Wolf provides an exceptional strategic fit with Abraxas as a result of the common ownership of producing properties and the fact that Grey Wolf manages Canadian Abraxas' crude oil and natural gas holdings. Grey Wolf's

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      employees have experience in managing Canadian Abraxas' assets and are thoroughly familiar with these assets.

    - SIGNIFICANT PREMIUM. Abraxas is offering a significant premium over the price of Grey Wolf's common shares at the time a possible combination was announced on January 19, 2001, of 34%, at the time that the exchange ratio was first announced on April 12, 2001 of 35% and a premium of 44% utilizing the 20-day average closing price of the Grey Wolf's common shares prior to the announcement of the exchange ratio.

    - BETTER LONG-TERM GROWTH PROSPECTS. Abraxas believes that combining Abraxas and Grey Wolf would yield better long-term growth prospects than operating the companies separately, potentially resulting in increased shareholder value over the long-term.

    - COST SAVINGS. Abraxas expects to realize cost savings resulting from the elimination of Grey Wolf's reporting requirements to various Canadian federal and provincial authorities and the TSE and eliminating separate audit and engineering expenses.

    - INCREASED LIQUIDITY. The offer will provide Grey Wolf shareholders with increased investment liquidity as a shareholder of a company, the stock of which is traded on the AMEX, with 25,988,832 shares of common stock outstanding as of July 13, 2001, of which approximately 23,295,024 shares are held by non-affiliates, with an average daily trading volume of approximately 130,000 shares during the previous 52 weeks. This compares to Grey Wolf's 12,804,628 common shares outstanding, of which approximately 4,813,283 shares are held by non-affiliates, with an average daily trading volume of approximately 25,000 shares during the previous 52 weeks.

    - AVAILABILITY OF FINANCING. Abraxas believes the combined companies will be better able to access capital markets on more favorable terms than would be possible separately.

PURPOSE OF THE OFFER AND PLANS FOR GREY WOLF

    The purpose of the offer is to provide increased liquidity to Grey Wolf shareholders and to enable AcquisitionCo to acquire any and all of the Grey Wolf common shares not currently owned by Abraxas and its subsidiaries. The effect of the offer is to give all Grey Wolf shareholders the opportunity to receive 0.6 of a share of Abraxas common stock for each Grey Wolf common share, representing a 44% premium to the 20-day average closing price of the Grey Wolf common shares on the TSE prior to the announcement of the exchange ratio in April 2001.

    If AcquisitionCo acquires less than 100% of the Grey Wolf common shares under the offer, Abraxas intends to consider all of its options with respect to Grey Wolf, including pursuing a Compulsory Acquisition or Subsequent Acquisition Transaction. Depending upon the number of Grey Wolf common shares ultimately acquired by AcquisitionCo, Abraxas intends to consider various courses of action with respect to Grey Wolf, including the continuation of the Grey Wolf business in its current form.

RECOMMENDATION OF THE ABRAXAS BOARD OF DIRECTORS

    The members of the Abraxas board participating in the board decision on the offer unanimously recommend that Abraxas stockholders vote for the consummation of the offer and the issuance of shares of Abraxas common stock under the offer.

OPINION OF FINANCIAL ADVISOR TO THE ABRAXAS INDEPENDENT COMMITTEE

    Because certain of the members of the Abraxas Board of Directors own Grey Wolf common shares and/or options to purchase Grey Wolf common shares, the Board established a committee comprised of

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an independent director (Craig S. Bartlett, Jr.) to evaluate the fairness to the
Abraxas stockholders (other than Abraxas stockholders who also own Grey Wolf common shares) of the Abraxas proposal to acquire the Grey Wolf common shares that Abraxas and Canadian Abraxas did not already own. We call this committee the "Abraxas Independent Committee." The Abraxas Independent Committee retained an independent financial advisor, Jefferies & Company, Inc., to render an opinion as to the fairness to Abraxas stockholders other than the Abraxas stockholders who also own Grey Wolf common shares, from a financial point of view, of the exchange ratio in the offer. The Abraxas Independent Committee retained Jefferies & Company based on Jefferies & Company's experience as a financial advisor in connection with exchange offers and in securities valuations generally, as well as Jefferies & Company's familiarity with Grey
Wolf and Abraxas.

    On June 4, 2001, Jefferies & Company rendered its oral opinion to the Abraxas Independent Committee, which was later confirmed in writing to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the exchange ratio was fair from a financial point of view, to the Abraxas stockholders other than the Abraxas stockholders who also own Grey Wolf common shares. The form and amount of the consideration to be paid in the offer was determined by Abraxas, and Jefferies & Company did not recommend to Abraxas that any specific consideration was appropriate for the transaction.

    THE FULL TEXT OF THE OPINION OF JEFFERIES & COMPANY, IS ATTACHED AS ANNEX D TO THIS DOCUMENT AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. THE OPINION IS DIRECTED TO THE ABRAXAS INDEPENDENT COMMITTEE, AND ADDRESSES ONLY THE FAIRNESS TO THE ABRAXAS STOCKHOLDERS OTHER THAN THE ABRAXAS STOCKHOLDERS WHO ALSO OWN GREY WOLF COMMON SHARES, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO. JEFFERIES & COMPANY PROVIDED THE OPINION TO INFORM AND ASSIST THE ABRAXAS INDEPENDENT COMMITTEE IN CONNECTION WITH ITS CONSIDERATION OF THE OFFER. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ABRAXAS STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE, OR AS TO WHAT ACTION TO TAKE, WITH RESPECT TO THE PROPOSED OFFER. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE OFFER OR ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES THAT MAY HAVE BEEN CONSIDERED BY THE ABRAXAS BOARD AS ALTERNATIVES TO THE OFFER, OR THE UNDERLYING BUSINESS DECISION OF THE ABRAXAS BOARD TO PROCEED WITH THE OFFER. JEFFERIES & COMPANY ALSO HAS NOT EXPRESSED ANY OPINION AS TO THE PRICES AT WHICH ABRAXAS COMMON STOCK WILL TRADE FOLLOWING THE CONSUMMATION OF THE OFFER. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION SET FORTH IN ANNEX D. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

    In the course of performing its review and analyses for rendering its opinion, Jefferies & Company, among other things:

    - reviewed the offer to exchange and offering circular to be mailed to Grey Wolf shareholders;

    - reviewed certain financial and other information that was publicly available or furnished to Jefferies & Company by Abraxas, including the financial terms of the offer, certain internal financial analyses, projections, budgets, reports and other information prepared by Abraxas' management;

    - held discussions with various members of senior management of Abraxas concerning its historical and current operations, financial condition and prospects, as well as the strategic and operating benefits anticipated from the offer; and

    - conducted other reviews, analyses and inquiries and considered other financial, economic and market criteria as Jefferies & Company considered appropriate in rendering its opinion.

    No limitations were imposed by the Abraxas Independent Committee on Jefferies & Company with respect to the investigations made or procedures followed by it in rendering its opinion. Jefferies & Company utilized an exchange rate of U.S.$0.66 to C$1.00.

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    In its review and analysis, and in arriving at its opinion, Jefferies &
Company assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it including, without limitation, information furnished to it orally or otherwise discussed with it by the management of Abraxas, as well as publicly available information. Jefferies & Company did not assume any responsibility for independent investigation or verification of any of this information. Jefferies & Company relied upon the assurances of management of Abraxas that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, Jefferies & Company did not assume any responsibility for obtaining or making any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of Abraxas or Grey Wolf. In addition, Jefferies & Company assumed that the offer would be consummated upon the terms set forth in the offer to purchase and offering circular to be delivered to Grey Wolf shareholders without waiver or modification of these terms.

    With respect to the reserve reports and financial forecasts and projections and the assumptions and bases therefor of Abraxas and Grey Wolf that Jefferies & Company reviewed, Jefferies & Company assumed that such reserve reports, forecasts and projections:

    - had been reasonably prepared in good faith on the basis of reasonable assumptions;

    - reflected the best available estimates and judgments as to the future financial condition and performance of Abraxas and Grey Wolf; and

    - will be realized in the amounts and in the time periods estimated.

    The opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Jefferies & Company as of, the date of the opinion. It should be understood that subsequent developments may affect the conclusion expressed in the opinion and that Jefferies & Company disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The opinion is limited to the fairness, from a financial point of view, and as of the date of the opinion, of the exchange ratio to the Abraxas stockholders other than the Abraxas stockholders who also own Grey Wolf common shares.

    The following is a summary of certain of the financial analyses performed by Jefferies & Company in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies & Company.

    DISCOUNTED CASH FLOW ANALYSIS. Jefferies & Company performed a discounted cash flow analysis of the projected cash flow of Abraxas and Grey Wolf using Abraxas' and Grey Wolf's independent petroleum engineers' reserve reports as of December 31, 2000. The purpose of the discounted cash flow analysis was to establish a range for the potential equity values of Abraxas and Grey Wolf by determining a range for the net present value of Abraxas' and Grey Wolf's projected future cash flows.

    Jefferies & Company utilized two commodities price models in its analysis:

    - NYMEX base prices in effect on the date of its opinion; and

    - $25.00 per barrel of crude oil and $5.25 per Mcf of natural gas.

Realized prices were adjusted for Abraxas' hedging contracts in 2001. In one model, all proved reserves were given 100% credit while, in a second model, 100% credit was given to proved developed producing reserves and proved developed non-producing reserves, and 75% credit was given to proved undeveloped reserves. The calculated net present value of the after tax cash flows of Abraxas' crude oil and natural gas reserves based on proved reserve estimates as set forth in the reserve reports were discounted by 10%. Certain qualitative adjustments were made based on reserve life, location, type of hydrocarbon, hedging contracts, operational control and other factors deemed to be relevant.

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    NET ASSET VALUE ANALYSIS.  Jefferies & Company assigned a value to Abraxas'
and Grey Wolf's total proved PV-10 based upon the discounted cash flow analysis discussed above and book or appraised values for non-reserve assets.
Jefferies & Company excluded any value for probable reserves for both companies. Adjusting for pro forma debt, hedging losses and other adjustments, this analysis indicated that Abraxas would contribute approximately 61-73% of the equity value of the combined company based on total proved PV-10 and the assigned net asset value. Assuming 100% acceptance of the offer, Abraxas stockholders will own approximately 84% of the fully diluted equity interest in the combined company and Grey Wolf shareholders will own approximately 16% of the fully diluted equity interest in the combined company.

    CONTRIBUTION ANALYSIS. Jefferies & Company analyzed the pro forma contribution of each of Abraxas and Grey Wolf to the combined company. Such analysis included, among other things, relative contributions of EBITDA less interest expense, cash flow from operations and net income for 2000 and 2001. Jefferies & Company utilized certain financial information projections in both models and third party engineering reports provided by Abraxas. The relative levels of cash flow from operations, EBITDA and net income were used to develop implied enterprise value contributions on a leverage-adjusted basis to derive implied equity market value contributions. The analysis indicated that Abraxas would contribute 59%-71% of the equity value based on EBITDA less interest expense, 64-70% of the equity value based on the cash flow from operations, and 54-81% of the equity value based on net income. Assuming 100% acceptance of the offer, Abraxas stockholders will own approximately 84% of the fully diluted equity interest in the combined company and Grey Wolf shareholders will own approximately 16% of the fully diluted equity interest in the combined company.

    RELATIVE TRADING ANALYSIS. Jefferies & Company analyzed the relative trading prices of Abraxas and Grey Wolf common stock prior to the April 12, 2001 announcement of the proposed exchange ratio. Utilizing 1-day, 30-day, 45-day, 60-day, 90-day and 120-day trading averages for the respective stocks, the exchange ratio implied by those trading averages ranges from 0.39 to 0.44 Abraxas shares for each Grey Wolf share.

    While the foregoing summary describes certain analyses and factors that Jefferies & Company deemed material in its presentation to the Abraxas Independent Committee, it is not a comprehensive description of all analyses and factors considered by Jefferies & Company. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.
Jefferies & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies & Company. Each of the analyses conducted by Jefferies & Company was carried out in order to provide a different perspective on the offer and add to the total mix of information available. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Jefferies & Company are based on all analyses and factors taken as a whole and also on application of Jefferies & Company's own experience and judgment. Its conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies & Company therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies & Company considered general economic, market and financial conditions and other matters, many of which are beyond the control of Abraxas. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Abraxas common stock may be traded at any future time.

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As described above, Jefferies & Company's opinion to the Abraxas Independent
Committee was one of many factors taken into consideration by the Abraxas board of directors in making its determination to approve the offer and should not be considered as determinative of such decision.

    The engagement letter between Jefferies & Company and the Abraxas Independent Committee provides that, for its services, Jefferies & Company is entitled to receive a fee of $200,000 for rendering a fairness opinion, all of which was immediately due upon delivery of the opinion. Abraxas has also agreed to reimburse Jefferies & Company for certain out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Jefferies & Company and its affiliates and any director, employee or agent of Jefferies & Company or any of its affiliates, or any person controlling Jefferies & Company or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Jefferies & Company in rendering its opinion to the Abraxas Independent Committee. The terms of the fee arrangement with Jefferies & Company, which Abraxas and Jefferies & Company believe are customary in transactions of this nature, were negotiated at arm's length between the Abraxas Independent Committee and Jefferies & Company, and the Abraxas board was aware of these fee arrangements.

    Jefferies & Company is a nationally recognized investment banking firm. As part of its investment banking business, Jefferies & Company is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In the ordinary course of Jefferies & Company's business it may actively trade the equity securities of Abraxas for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Jefferies & Company has provided financial advisory and financing services to Abraxas and has received customary fees in connection with these services.

    In March 1999, Jefferies & Company was the initial purchaser of Abraxas' first lien notes and received $2.2 million in fees and in December 1999 Jefferies acted as Abraxas' financial advisor in connection with Abraxas' exchange offer to the holders of its old notes. Jefferies' received second lien notes in the principal amount of $3.3 million as compensation.

VALUATION OF RAYMOND JAMES AND PRIOR VALUATIONS

    By virtue of Abraxas' and its affiliates' ownership of Grey Wolf common shares, Abraxas is an "issuer insider" (as defined in OSC Rule 61-501) of Grey Wolf and an "insider" for the purposes of CVMQ Policy Q-27. Accordingly, the offer is an "insider bid" for the purposes of such policies. Such policies require that, unless the offer is an exempt transaction, a formal valuation of Grey Wolf common shares and Abraxas common stock must be prepared in respect of the offer, filed with OSC and the CVMQ (unless included in this document) and summarized in this document.

    The policies and regulations made under applicable securities legislation also require that every prior valuation of Grey Wolf, its material assets or its securities made in the 24 months preceding the date of the offer that is known to Abraxas or its directors or senior officers be disclosed in this document.

    The full OSC Rule 61-501 Valuation, dated May 29, 2001, is reproduced in its entirety in Annex C of this document and incorporated into this document by reference. The following description of the OSC Rule 61-501 Valuation is qualified in all respects by reference to the full length document and you should read the OSC Rule 61-501 Valuation in its entirety.

    ENGAGEMENT AND CREDENTIALS OF RAYMOND JAMES

    Pursuant to the engagement letter dated March 2, 2001, the Grey Wolf Special Committee retained Raymond James to prepare a formal valuation of the Grey Wolf common shares and to

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provide the Grey Wolf Special Committee with its opinion as to the fairness, from a financial point of view, of the offer. Raymond James is an independent investment banking firm providing advisory and capital market related services to Canadian resource related and industrial companies and major financial institutions and offers services including investment research, trading of equity securities for major Canadian and foreign financial institutions and corporate advisory services in the areas of mergers, acquisitions, divestments, restructurings, valuations and fairness opinions. Raymond James and its principals have been involved in a significant number of transactions involving fairness opinions and valuations of Canadian private and publicly-traded companies.

    INDEPENDENCE OF RAYMOND JAMES

    At the time of selecting Raymond James, the Grey Wolf Special Committee reviewed Raymond James' qualifications and its prior relationship with Abraxas, Grey Wolf and related parties. Raymond James believes it is independent of Abraxas and Grey Wolf and is qualified to provide the valuation in accordance with the policies. Raymond James is not an insider, associate, or affiliate of Grey Wolf or Abraxas and is not an advisor to any person or company other than Grey Wolf with respect to the offer. The Grey Wolf Special Committee was satisfied that Raymond James was qualified to render the services required and determined that Raymond James was an independent valuer for the purposes of OSC Rule 61-501 and CVMQ Policy Q-27. A fixed fee of C$225,000 is payable to Raymond James upon the delivery of the valuation to the Grey Wolf Special Committee. In addition, Grey Wolf will reimburse Raymond James for its reasonable out-of-pocket expenses and indemnify Raymond James in connection with certain liabilities, which may be incurred by Raymond James in connection with its engagement. The fees payable to Raymond James are not contingent in whole or in part upon successful completion of the offer or upon the conclusions reached by Raymond James nor does Raymond James have any understanding with Grey Wolf, Abraxas or AcquisitionCo with respect to future business dealings. Raymond James may, however, from time to time in the future perform financial advisory or investment banking services to Grey Wolf, Abraxas or AcquisitionCo. In the ordinary course of its business, Raymond James may trade the securities of Grey Wolf or Abraxas for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James did not structure the offer and did not negotiate its terms. Pursuant to OSC Rule 61-501, AcquisitionCo is required to pay for the valuation, and accordingly, AcquisitionCo will reimburse Grey Wolf for the fees paid to Raymond James.

    SCOPE OF REVIEW

    The valuation was prepared in accordance with OSC Rule 61-501 and the Disclosure Standards for Formal Valuations of the Investment Dealers Association of Canada ("the Association") but the Association has not been involved in the preparation or review of the valuation.

    In preparing the valuation, Raymond James, among other things, reviewed and, where it considered appropriate, relied upon certain financial and other information relating to Grey Wolf, Abraxas and Canadian Abraxas, certain reports and information prepared by independent advisors and other publicly available information. The following, among other things, sets forth the principal documents and key available information Raymond James reviewed, considered and, where it considered appropriate, relied upon.

With respect to Grey Wolf:

    a) the audited consolidated balance sheets, consolidated statements of income and retained earnings, and consolidated statements of cash flows for the years ended December 31, 2000, 1999 and 1998;

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    b)  the interim unaudited consolidated balance sheets, consolidated statements of income and retained earnings and consolidated statements of cash flows for the periods ended March 31, 2000, June 30, 2000, September 30, 2000 and March 31, 2001;

    c) the Information Circulars relating to the Annual and Special Meetings of Shareholders of Grey Wolf held April 6, 2000 and Annual Meeting of Shareholders of Grey Wolf to be held June 28, 2001;

    d)  the Annual Information Form for the year ended December 31, 2000;

    e) the financial and operating budgets for the 12 month periods ending December 31, 2001 and December 31, 2000 as prepared by Grey Wolf's senior management;

    f) the engineering summary reserves reports dated January 1, 2001, prepared by McDaniel & Associates Consultants Ltd. ("McDaniel") outlining its evaluation of the crude oil, natural gas and natural gas products of Grey Wolf at January 1, 2001 (based on escalating and constant price assumptions);

    g) information regarding Grey Wolf's undeveloped land holdings and an independent land appraisal prepared by Supplementary Land Services effective January 1, 2001 and dated February 25, 2001;

    h) interviews and discussions with members of Grey Wolf's senior management with regard to its production, reserves, financial and strategic plans, and future prospects;

    i) public information related to the business, operations, financial performance and stock trading of Grey Wolf and other selected public oil and gas companies;

    j) press releases of Grey Wolf (and its predecessor company Cascade Oil & Gas Ltd.) from April 11, 1997 to May 23, 2001;

    k) publicly available information and certain confidential information possessed by Raymond James with respect to recent transactions involving the sale of oil and gas companies and properties of a comparable nature considered to be relevant by Raymond James in the circumstances; and

    l) such other information, investigations and analyses as Raymond James considered necessary or appropriate in the circumstances to compile the Valuation.

With respect to Abraxas:

    a) the SEC Form 10-K reports and audited consolidated balance sheets, consolidated statements of income and deficit and consolidated statements of cash flows for the years ended December 31, 2000, 1999 and 1998;

    b) the SEC 10-Q reports and interim unaudited consolidated balance sheets, consolidated statements of income and retained earnings and consolidated statements of cash flows for the periods ended March 30, 2000, June 30, 2000, September 30, 2000 and March 31, 2001;

    c) the financial and operating budgets for the 12 month periods ending December 31, 2000 and December 31, 2001 as prepared by Abraxas' senior management;

    d) the engineering summary reserves report dated January 1, 2001 prepared by DeGolyer and MacNaughton ("D&M"), independent oil and gas reservoir engineering consultants outlining its determination of Abraxas' reserve value and related cash flow as at January 1, 2001 pertaining to certain oil and gas properties owned by the Corporation in the United States;

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    e)  the engineering summary reserves report dated January 2001, prepared by
       McDaniel outlining its evaluation of the crude oil, natural gas and natural gas products of Canadian Abraxas at January 1, 2001 (based on escalating and constant price assumptions);

    f) information regarding Canadian Abraxas' undeveloped land holdings and an independent land appraisal prepared by Supplementary Land Services effective January 1, 2001 and dated February 25, 2001;

    g) interviews and discussions with members of Abraxas' senior management with regard to its production, reserves, financial and strategic plans, and future prospects;

    h) public information related to the business, operations, financial performance and stock trading of Abraxas and other selected public oil and gas companies;

    i)  press releases of Abraxas from January 1, 1998 to May 23, 2001;

    j) publicly available information and certain confidential information possessed by Raymond James with respect to recent transactions involving the sale of oil and gas companies and properties of a comparable nature considered to be relevant by Raymond James in the circumstances; and

    k) such other information, investigations and analyses as Raymond James considered necessary or appropriate in the circumstances to compile the Valuation.

    Raymond James conducted such analyses, investigations, research and testing of assumptions as it considered appropriate in the circumstances. Raymond James was granted access to the managements of Grey Wolf and Abraxas and was not, to its knowledge, denied any type of requested information which might be material to the conclusions reached in the valuation.

    Raymond James advised the Grey Wolf Special Committee of the results of the valuation on May 29, 2001 and the valuation is dated as of that date.

    VALUATION OF GREY WOLF COMMON SHARES AND ABRAXAS COMMON STOCK

    For the purpose of the valuation, fair market value is defined as the highest price that a willing and informed buyer would pay in an open and unrestricted market to a willing and informed seller, with each acting at arm's length and with neither party being under any compulsion to enter into the transaction, expressed in terms of money or money's worth and without any adjustment for a non-controlling interest.

    In preparing the valuation it was necessary to estimate the fair market value of the common shares of each of Grey Wolf and Abraxas. Raymond James employed accepted valuation methodologies used to estimate the value of the assets or common shares of natural resource firms such as Grey Wolf and Abraxas.

    Raymond James utilized the net asset value approach ("RJ NAV") as the primary valuation technique whereby the value of each of Grey Wolf's and Abraxas' assets and liabilities are estimated with the aggregate estimated value used to determine a range of estimated value per share for each of Grey Wolf and Abraxas. In Raymond James' opinion, based on its knowledge of the oil and gas industry and on valuation practices commonly used within the industry, the net asset value approach is the most appropriate method for estimating the relative value of Grey Wolf and Abraxas because each asset and liability can be valued using a method which is appropriate to the particular asset or liability. The net asset value approach is a fundamental approach used in estimating the value of resource companies such as Grey Wolf and Abraxas.

    The basis for the net asset value approach is to evaluate, on a segmented basis, all of the operating assets, financial assets and all liabilities of each of Grey Wolf and Abraxas. This approach

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values only the existing proved and probable reserves, as evaluated by independent engineers, and does not provide for additional reserves which may develop from the reinvestment of future available cash flow. This approach to reserve evaluation, in which established reserves are produced to exhaustion, is known as a blowdown evaluation (the "Blowdown Scenario"). It is a common method of reserve evaluation in the oil and gas industry. The rationale for the net asset value approach, including the allocation of capital expenditures and general and administrative expenses on a blowdown basis, is the responsibility for, and hence the value of, the future ability of an oil and gas company to locate, develop and produce new reserves belongs to the notional buyer, not existing security holders.

    In addition to the RJ NAV approach, and among other supporting valuation methodologies, the Engineering & Exchange Analysis was conducted by Grey Wolf's and Abraxas' respective independent engineering consultants based on a mutually agreed to price deck in order to arrive at a share value and resultant implied exchange ratio. Both approaches employed the discounted cash flow ("DCF") method as outlined below, in order to estimate the value of the crude oil and natural gas reserves of Grey Wolf and Abraxas. The RJ NAV approach utilized the reserve volumes stated in the respective engineering reports provided by Grey Wolf and Abraxas. These volumes were then subjected to the then current commodity futures prices. The resultant cash flows were discounted at an after tax rate of 9%. The Engineering & Exchange Analysis approach employed a pre-tax calculation for both Grey Wolf and Abraxas that was based on the summary reserve information provided by Grey Wolf and Abraxas. A mutually agreed to price deck was applied to the reserve volumes. A 10% discount rate was applied to the cash flows under this approach. Under the Engineering & Exchange Analysis, three scenarios were used:
(i) Least-Risked Case; (ii) Base Case; and (iii) Risked Case.

    The Least-Risked Case received 100% value to proven reserves and 50% to probable reserves. Undeveloped land and related third party processing (collectively "Primary Additions"), were given 100% of the stated value provided by Grey Wolf and Abraxas. Tax pools, seismic, estimated 2001 incremental production and reserve additions to date (collectively "Secondary Additions"), were given 25% of stated value. The Base Case received 100% value to proven developed reserves, 90% to proven undeveloped reserves and 33% to probable reserves. Primary Additions received 90% of total value and Secondary Additions received 10% of total value. The Risked Case gave 100% value to proven developed reserves, 90% to proven developed non-producing reserves, 75% to proven undeveloped reserves and 25% to probable reserves. Primary Additions received 75% of stated value and no value was attributed to Secondary Additions.

    In addition to using the Engineering & Exchange Analysis to confirm the conclusion of the RJ NAV approach, two other approaches were used to value Grey Wolf's and Abraxas' shares and thus the implied exchange ratio: (i) an analysis of Grey Wolf and Abraxas relative to their respective peer groups in terms of certain market parameters ("Peer Group Analysis"); and (ii) an analysis of the consideration to be received by the Grey Wolf shareholders relative to recent public acquisitions in terms of price paid for production and reserves ("Comparable Acquisition Analysis"). The results of these approaches is included in the Raymond James valuation attached as Annex C.

    VALUATION CONCLUSION

    In Raymond James' opinion, based on its scope of review, the valuation methodologies applied and subject to the assumptions and limitations noted in the valuation, on May 29, 2001, the fair market value of the Grey Wolf Common Shares ranges from $2.57 to $3.37 per share and the fair market value of the Abraxas common stock ranges from $0.75 to $7.92 per share.

    PRIOR VALUATIONS

    To the knowledge of Abraxas, its directors and senior officers, there are no prior valuations, as that term is defined in OSC Rule 61-501 and CVMQ Policy Q-27, of Grey Wolf or Abraxas or their

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material assets or securities prepared in the last 24 months other than the valuation prepared in connection with this proposed transaction. Notwithstanding the foregoing, in response to a letter dated May 28, 2001 from the Grey Wolf Special Committee requesting from Raymond James an opinion as to whether it was reasonable to expect to obtain another offer for the 51% of Grey Wolf shares not owned by Abraxas, Raymond James concluded in a letter to the Grey Wolf Special Committee, dated May 29, 2001, that such an offer, at a similar price and on similar terms, was unlikely. This conclusion was predicated on the assumption that Abraxas would continue to hold 49% of the shares of Grey Wolf and was subject to the caveat that Raymond James had not undertaken a formal solicitation for a bid.

ABRAXAS' COMMENTS TO THE VALUATION OF RAYMOND JAMES

    The valuation of Raymond James was prepared under the supervision of the Grey Wolf Special Committee and Abraxas was not able to review the findings prior to being submitted to the Grey Wolf Special Committee. The valuation was prepared in accordance with OSC Rule 61-501 and CVMQ Policy Q-27. These rules require the valuator, Raymond James, to determine the fair market value of the securities, but prohibit taking into account downward adjustments to reflect the liquidity of the securities, the effect of the transaction proposed, or the fact that the securities do not form part of the controlling interest.

    Abraxas believes that to assess the fairness of the offer, however, these factors must be taken into account.

    Furthermore, Abraxas has the following comments regarding each of the four valuation methodologies employed by Raymond James:

    RJ NAV ANALYSIS

    The RJ NAV analysis employed by Raymond James appears to be the foundation of the valuation and is calculated on an after-tax basis. Abraxas believes that the complexities of the U.S. and Canadian tax laws, applied to an operating exploration and production company, render any after-tax estimate extremely unreliable. Abraxas believes that Raymond James did not adequately consider the value of gas gathering and processing facilities in Canada. In Canada, control of gas plants and associated gathering systems can be extremely important and therefore, of significant value. Abraxas' recalculation of the RJ NAV analysis, including the net book value for the gas plants, yields an implied exchange ratio of 0.598.

    ENGINEERING & EXCHANGE ANALYSIS

    The Engineering & Exchange analysis appears to simulate the relative net asset valuation calculation which Abraxas utilized in determining the appropriate exchange ratio for the offer (see "Background of the Offer" beginning on page 60); however, Raymond James did not include the results from the Engineering & Exchange analysis in formulating its conclusions as to the estimated fair market share value of Grey Wolf or Abraxas. Raymond James did, however, include the resulting implied exchange ratio of one selected case in one of the three exchange ratio averages. Abraxas believes that the Engineering & Exchange analysis is extremely relevant and should have been given greater consideration. Raymond James calculated an implied exchange ratio range of 0.547 to 0.708 in calculating the net asset value per share, which includes proven and risked probable reserves and value for undeveloped land and related third party processing, at varying risk and contribution profiles.

    PEER GROUP ANALYSIS

    The Peer Group analysis employed by Raymond James is considered an alternative valuation technique. Given Abraxas' low valuation based upon proven reserves coupled with the high potential value of Abraxas' probable reserves, which are not quantifiable through a peer group analysis because

                                       75
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U.S. companies do not typically publish probable reserves, Abraxas believes the
AEV/EBITDA comparison is the most relevant and broadly accepted measurement in any peer group analysis; this comparison takes into account the respective balance sheet issues, including leverage, of Abraxas and the peer group. Raymond James calculated an implied exchange ratio of 0.577 for the AEV/EBITDA comparison.

    COMPARABLE ACQUISITION ANALYSIS

    The Comparable Acquisition analysis is a useful tool to compare the offer with other similar recent transactions. Utilizing the range of Grey Wolf's implied share price calculated by Raymond James of $2.91 to $3.35 and utilizing the 10-day average closing share price of Abraxas prior to the announcement of the 0.6 exchange ratio on April 12, 2001 of $4.87, Abraxas calculated an implied exchange ratio range of 0.598 to 0.688.

    CONCLUSION

    Using the recalculations made by Abraxas yields an implied exchange ratio range of 0.547 to 0.708 as compared to the implied exchange ratio range of 0.620 to 0.799 in the conclusion of the Raymond James valuation. Additionally, the Raymond James valuation shows the estimated fair market value range of Grey Wolf is between $2.57 and $3.37 per share. When compared to the 10-day average closing share price of Abraxas prior to the announcement of the exchange ratio on April 12, 2001 of $4.87, yields an implied exchange ratio range of 0.528 to
0.692. Abraxas believes that the valuation must be read in the context of the foregoing comments in determining the fairness of the offer.

QUALIFIED INVESTMENTS

    Provided that the shares of Abraxas common stock received under the offer are listed on the AMEX, the shares will, on the date of issue, be "qualified investments" under the Canadian Tax Act for trusts governed by "registered retirement savings plans," "registered retirement income funds," "deferred profit sharing plans" or "registered education savings plans."

FOREIGN PROPERTY

    Trusts governed by "registered pension plans," "registered retirement savings plans," "registered retirement income funds" or "deferred profit sharing plans" and certain other persons described in Part XI of the Canadian Tax Act are subject to a penalty tax on the "cost amount" of "foreign property" that they own in excess of 30% of the "cost amount" of all property owned. The penalty tax is imposed at a rate of 1%, per month, of the "cost amount" of "foreign property" that exceeds this limit. Shares of Abraxas common stock received under the offer will be "foreign property" for this purpose.

DEALER MANAGERS AND SOLICITING DEALER GROUP

    AcquisitionCo has engaged the services of CIBC World Markets Inc. and CIBC World Markets Corp. to act as Dealer Managers in connection with this offer. CIBC World Markets Inc. has undertaken to form the Soliciting Dealer Group in Canada comprised of members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada to solicit acceptances of the offer. CIBC World Markets Corp. will solicit acceptances of the offer in the United States. Each member of the Soliciting Dealer Group including CIBC World
Markets Inc., is referred to herein as a "Soliciting Dealer." AcquisitionCo has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Acceptance and Transmittal accompanying a deposit of shares a fee of C$.04 for each such Grey Wolf common share deposited and exchanged for shares of Abraxas common stock by AcquisitionCo under the offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of shares will be not less than C$85 nor more than

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C$1,500, provided that no fees will be payable with respect to any Letter of
Acceptance and Transmittal representing less than 500 shares. Where shares deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. Solicitation fees will be payable by AcquisitionCo to the Dealer Manager with respect to Grey Wolf common shares deposited with a Letter of Acceptance and Transmittal if no member of the Soliciting Dealer Group is identified in the Letter of Acceptance and Transmittal. AcquisitionCo may require each Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to AcquisitionCo at the time of the deposit.

    The Dealer Managers will also be reimbursed by AcquisitionCo for their reasonable out-of-pocket expenses in connection with the offer and will be indemnified against certain liabilities.

    No fee or commission will be payable by any holder of Grey Wolf common shares who transmits shares directly to the Depositary or who makes use of the facilities of a Soliciting Dealer to accept the offer. Except as set forth above, AcquisitionCo will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of shares pursuant to the offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by AcquisitionCo for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    In Canada, questions and requests for assistance concerning the offer should be made directly to a Dealer Manager or the Depositary. In the United States, questions and requests for assistance concerning the offer should be made directly to the Dealer Manager.

EXPENSES OF THE OFFER

    Abraxas and AcquisitionCo expect to incur approximately $1.25 million of costs related to the offer. These expenses will include investment banking fees, legal, accounting and reserve engineering fees, printing costs and other related charges.

OFFEREES' STATUTORY RIGHTS

    Securities legislation in certain of the provinces and territories of Canada provides holders of shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such holders of shares. However, such rights must be exercised within prescribed time limits. Holders of Grey Wolf common shares should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

ANTICIPATED ACCOUNTING TREATMENT

    The acquisition of the minority interest of Grey Wolf will be accounted for by Abraxas under the purchase method. The aggregate purchase price of the acquisition (including the value of Abraxas common shares issued, and potential equivalent stock options assumed by Abraxas, as well as direct costs of the acquisition) will be allocated based upon the fair values of the assets acquired and liabilities assumed. Any excess purchase price will be recorded as goodwill. The results of the final valuation of fair value have not yet been completed. Under current generally accepted accounting principles in the United States, goodwill will be reviewed periodically for impairment.

LISTING OF ABRAXAS COMMON STOCK

    The Abraxas common stock currently trades on the AMEX. Abraxas will apply to list the shares of Abraxas common stock issuable at the effective time, and upon the exercise of the options to be held by Grey Wolf option holders, on the AMEX.

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
OWNERSHIP OF AND TRADING IN GREY WOLF COMMON SHARES BY ABRAXAS

    Abraxas owns, directly or indirectly, 6,190,482 Grey Wolf common shares (or approximately 48.3% of the outstanding Grey Wolf common shares). Abraxas does not beneficially own directly or indirectly, nor does it exercise direction over, or have the right to acquire, any other securities of Grey Wolf. Certain executive officers, directors and advisory directors of Abraxas own a total of approximately 1,714,810 common shares of Grey Wolf (approximately 25.9% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas). Although there is no formal agreement with these individuals, Abraxas expects that all of these individuals will deposit their shares in the offer.

    There is no person or company acting jointly or in concert with Abraxas and its subsidiaries in connection with the transactions described in this document.

    No securities of Grey Wolf have been traded during the twelve-month period preceding the date of the offer by Abraxas, the directors or senior officers of Abraxas or its subsidiaries, or, to the knowledge of directors and senior officers of Abraxas, by any associate of any such director or senior officer, or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of Abraxas, except the following:

                                                                       NUMBER OF
GREY   PRICE PER
           NAME                 DATE            NATURE OF TRADE         WOLF
SHARES       SHARE
           ----                 ----            ---------------
--------------   ---------
James C. Phelps............       02/01   Exercise of Options
50,000         C$2.00

Richard M. Riggs...........       02/01   Exercise of Options
50,000           2.00

Robert L.G. Watson.........       10/00   Open Market Purchase
10,000           2.26

Robert W. Carington, Jr....       08/00   Open Market Purchase
4,000           1.86

Franklin A. Burke..........  6/00-11/00   Open Market Purchases
736,900      1.62-2.31

Ralph F. Cox...............       12/00   Open Market Purchase
100,000      2.05-2.08

COMMITMENTS TO ACQUIRE SECURITIES

    None of Abraxas, AcquisitionCo, any of their respective directors and senior officers, or, to the knowledge of such directors and senior officers, any associates of any such directors or senior officers or any person holding more than 10% of any class of equity securities of Abraxas or AcquisitionCo, has entered into any commitments to acquire any securities of Grey Wolf, except for the Grey Wolf common shares pursuant to the offer.

MATERIAL CHANGES AND OTHER INFORMATION CONCERNING GREY WOLF

    Abraxas and its affiliates have no information which indicates any material change in the affairs of Grey Wolf since the date of the last published financial statements of Grey Wolf. Abraxas and its affiliates have no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of shareholders to accept or reject the offer.

EFFECT OF THE OFFER ON MARKETS FOR SHARES AND STOCK EXCHANGE LISTINGS

    The Grey Wolf common shares are currently listed on the TSE. The purchase of the Grey Wolf common shares by AcquisitionCo pursuant to the offer will reduce the number of shares that might otherwise trade publicly, as well as the number of shareholders, and, depending on the number of holders depositing and the number of shares purchased under the offer, could adversely affect the liquidity and market value of the remaining shares held by the public.

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
    The rules and regulations of the TSE establish certain criteria which, if not met, could lead to the delisting of the Grey Wolf common shares from the TSE. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending on the number of shares purchased pursuant to the offer, it is possible that the Grey Wolf common shares would fail to meet the criteria for continued listing on the TSE. In addition, it is the intention of AcquisitionCo to apply to delist the Grey Wolf common shares from such exchange as soon as practicable after completion of the offer if all the issued and outstanding shares are deposited, or after effecting a Compulsory Acquisition or a Subsequent Acquisition Transaction, if any.

REGULATORY APPROVALS

    AcquisitionCo's obligation to exchange shares of Abraxas common stock for Grey Wolf common shares deposited under the offer is conditional upon obtaining all governmental or regulatory consents or approvals that AcquisitionCo, in its sole discretion, views as necessary or desirable to enable AcquisitionCo to consummate the offer, on terms and conditions satisfactory to AcquisitionCo.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

    ABRAXAS

    In considering the recommendation of the Abraxas board of directors with respect to the offer and any Acquisition Transaction, Abraxas stockholders should be aware that certain directors and officers of Abraxas have interests that are separate and apart from and in addition to the interests of Abraxas stockholders generally. The Abraxas board was aware of these interests and took them into account in approving the offer, the Acquisition Transactions and the share issuance in connection with the offer and the Acquisition Transactions.

    STOCK AND OPTION OWNERSHIP. Mr. Watson, the Chairman of the Board, President and Chief Executive Officer of Abraxas and Chairman of the Board and Chief Executive Officer of Grey Wolf, owns 137,936 Grey Wolf common shares and options to purchase 91,419 Grey Wolf common shares. As a result of the offer, Mr. Watson will receive 82,761 shares of Abraxas common stock and options to purchase 68,564 shares of Abraxas common stock at exercise prices ranging from $2.09 per share to $2.55 per share of which 65,544 will be immediately vested, 2,141 will vest in 2002 and 879 will vest in 2003. In addition to Mr. Watson, certain directors and officers of Abraxas own a total of 1,576,874 Grey Wolf common shares and options to purchase 22,627 Grey Wolf common shares. As a result of the offer, these individuals will receive a total of 946,124 shares of Abraxas common stock and options to purchase 13,576 shares of Abraxas common stock at exercise prices ranging from $2.09 to $2.55 per share, all of which will be immediately vested. For more information regarding this stock ownership, you should read the information in this document under the caption "--Background of the Offer."

    GREY WOLF

STOCK OPTIONS

    At the effective time of a Compulsory Acquisition or Subsequent Acquisition Transaction, each outstanding Grey Wolf option shall be assumed by Abraxas and thereafter deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Grey Wolf stock option, the same number of shares, of Abraxas common stock as the holder of the Grey Wolf option would have been entitled to receive in the offer had the holder exercised the Grey Wolf option in full immediately prior to the effective time of a Compulsory Acquisition or Subsequent Acquisition Transaction, rounded down to the nearest whole number. The price per share shall equal the per share exercise price at which the Grey Wolf option was exercisable immediately prior to the effective time, divided by the exchange ratio. All such options shall automatically vest and become immediately exercisable one day prior to the date upon which the offer is consummated.

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
    In addition to an assumption of the Grey Wolf options described in the preceding paragraph, Abraxas has offered, in consideration of the waiver of the accelerated vesting provided in the Grey Wolf option plan upon a change of control, to grant a total of 110,891 additional Abraxas options to Grey Wolf option holders (other than directors of Grey Wolf who are not also employees of Grey Wolf), subject to the approval of proposals 1 and 3 at the Abraxas annual meeting.

    Abraxas will take all action necessary to implement the above, including the reservation, issuance and listing of a sufficient number of shares of Abraxas common stock for delivery upon exercise of these assumed options. Abraxas shall prepare and file a registration statement on an appropriate form, or a post-effective amendment to a previously filed registration statement, with respect to the shares of Abraxas common stock subject to the above options and, where applicable, shall use its reasonable efforts to have the registration statement declared effective as soon as is reasonably practicable after the effective time of a Compulsory Acquisition or Subsequent Acquisition Transaction, to maintain its effectiveness and to maintain the current status of the prospectus contained in it for so long as the options remain outstanding.

EMPLOYMENT AGREEMENTS

    Under the terms of employment agreements between Grey Wolf and James K. Wilson, Vincent J. Tkachyk, Tom Zuorro and Douglas Carter (the "Grey Wolf Officers"), the Grey Wolf Officers are each entitled to certain payments upon occurrence of a change of control if, within 180 days of a change of control, if a Grey Wolf Officer's employment is terminated other than for Just Cause (as defined in the employment agreements), disability or death or is terminated by a Grey Wolf Officer for Good Reason (as defined in the employment agreements). The payment to Messrs. Wilson and Tkachyk would be two times his annual salary, to Mr. Zuorro one year's salary and to Mr. Carter one-half of his annual salary.

POSITIONS WITH ABRAXAS

    Mr. Watson, the Chairman of the Board and Chief Executive Officer of Grey Wolf, is Chairman of the Board, President and Chief Executive Officer of Abraxas. Mr. Phelps, a director of Grey Wolf, is a director of Abraxas. Mr. Riggs, a director of Grey Wolf, is an advisory director of Abraxas.

ACCEPTANCE OF THE OFFER

    Certain executive officers, directors and advisory directors of Abraxas own a total of approximately 1,714,810 common shares of Grey Wolf (approximately 25.9% of the Grey Wolf common shares not already owned by Abraxas and Canadian Abraxas). Although none of such persons has agreed to deposit their shares in the offer, Abraxas expects that all of these individuals will deposit their shares.

DEPOSITARY ARRANGEMENTS

    AcquisitionCo has engaged Valiant Corporate Trust Company to act as the Depositary for the receipt of certificates in respect of the Grey Wolf common shares, Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the offer and for the payment for shares purchased by AcquisitionCo pursuant to the offer. The address for the Depositary is 510, 550 -6th Avenue, S.W., Calgary, Alberta, T2P 0S2 and the telephone number for the Depositary is 403-233-2801. The Depositary will receive reasonable and customary compensation from AcquisitionCo for its services in connection with the offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under applicable securities laws and expenses in connection therewith.

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
LEGAL MATTERS

    Certain Canadian legal matters on behalf of Abraxas and AcquisitionCo will be passed upon by Osler, Hoskin & Harcourt LLP, Calgary, Canadian counsel to the companies. As of July 24, 2001, the partners of Osler, Hoskin and Harcourt LLP, as a group, owned less than 1% of any class of securities of Abraxas.

POSSIBLE ACQUISITION OF GREY WOLF COMMON SHARES NOT DEPOSITED UNDER THE OFFER

    COMPULSORY ACQUISITION AND DISSENTERS' RIGHTS IN A COMPULSORY ACQUISITION

    If by the Expiry Time, or within 120 days after the date of the offer, whichever occurs first, the offer has been accepted by holders of not less than 90% of Grey Wolf common shares, calculated on a fully-diluted basis (approximately 6,733,859 shares), other than Grey Wolf common shares held on the date hereof by or on behalf of AcquisitionCo and Abraxas and Canadian Abraxas, and such shares have been exchanged for shares of Abraxas common stock by AcquisitionCo, AcquisitionCo intends to acquire pursuant to the provisions of
Section 188 of the Alberta Business Corporations Act the remaining Grey Wolf common shares on the same terms as such shares were acquired under the offer (a "Compulsory Acquisition").

    To exercise this statutory right and effect a Compulsory Acquisition, AcquisitionCo must give notice (the "Offeror's Notice") to each holder of Grey Wolf common shares who did not accept the offer (and each person who subsequently acquires any such Grey Wolf common shares) (in each case, a "Dissenting Offeree") of such proposed acquisition on or before the earlier of 60 days from the expiration date of the offer and 180 days from the date hereof. Within 20 days of giving the Offeror's Notice, AcquisitionCo must pay or transfer to the Depositary the consideration AcquisitionCo would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the offer, to be held in trust for the Dissenting Offerees. In accordance with Section 188 of the Alberta Business Corporations Act, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Grey Wolf common shares held by such Dissenting Offeree to the Depositary, and may elect either to transfer such Grey Wolf common shares to AcquisitionCo on the terms of the offer or to demand payment of the fair value of such Grey Wolf common shares held by such holder by so notifying AcquisitionCo. If a Dissenting Offeree has elected to demand payment of the fair value of such Grey Wolf common shares, AcquisitionCo may apply to a court having jurisdiction to hear an application to fix the fair value of such Grey Wolf common shares of that Dissenting Offeree. If AcquisitionCo fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Depositary referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value of such Grey Wolf common shares. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Grey Wolf common shares to AcquisitionCo on the terms of the offer. Any judicial determination of the fair value of the Grey Wolf common shares could be more or less than the value of the consideration received pursuant to the offer.

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THE FOREGOING IS A SUMMARY ONLY. REFERENCE IS MADE TO PART 16 OF THE ALBERTA
BUSINESS CORPORATIONS ACT FOR THE TEXT OF THE RELEVANT STATUTORY PROVISIONS, A COPY OF WHICH IS ATTACHED TO THIS DOCUMENT AS ANNEX E. PART 16 OF THE ALBERTA BUSINESS CORPORATIONS ACT IS COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED. GREY WOLF SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS.

    SUBSEQUENT ACQUISITION TRANSACTION AND DISSENTERS' RIGHTS IN A SUBSEQUENT
     ACQUISITION TRANSACTION

    SUBSEQUENT ACQUISITION TRANSACTION. If AcquisitionCo exchanges shares of Abraxas common stock for Grey Wolf common shares validly deposited under the offer, and if, for any reason a Compulsory Acquisition is not available, AcquisitionCo intends to acquire, directly or indirectly, all of the issued and outstanding Grey Wolf common shares in accordance with applicable law, which could take the form of an amalgamation, reclassification, statutory arrangement, consolidation or other transaction (each, a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Grey Wolf common shares acquired pursuant to the offer. AcquisitionCo has not had any discussions with Grey Wolf or any Grey Wolf shareholder as to the terms of any such transaction or whether any shareholders would approve a Subsequent Acquisition Transaction. In order to effect a Subsequent Acquisition Transaction, AcquisitionCo may seek to cause a special meeting of shareholders of Grey Wolf to be called to consider any proposed amalgamation, statutory arrangement or other transaction involving Grey Wolf and AcquisitionCo or one or more affiliates of AcquisitionCo for the purposes of enabling AcquisitionCo to acquire all of the Grey Wolf common shares not acquired under the offer. If AcquisitionCo acquires a majority of Grey Wolf common shares, calculated on a fully-diluted basis, excluding those Grey Wolf common shares held by persons whose shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction, then Abraxas and AcquisitionCo together will own sufficient Grey Wolf common shares to carry out the acquisition of all of the remaining Grey Wolf common shares.

    In connection with a Subsequent Acquisition Transaction, shareholders may have the right to dissent under the Alberta Business Corporations Act and to be paid the fair value for their Grey Wolf common shares, with such fair value to be determined by a court. The fair value so determined could be more or less than the amount paid per Grey Wolf common share pursuant to such transaction or pursuant to the offer.

    Each of the methods of acquiring the remaining outstanding Grey Wolf common shares described above, other than a Compulsory Acquisition, would be a "going private transaction" within the meaning of the regulations to securities legislation in certain provinces of Canada (the "Regulations"), OSC Rule 61-501 and CVMQ Policy Q-27 if such method would result in the interest of a holder of Grey Wolf common shares (the "affected securities") being terminated without the consent of the holder, and in the case of CVMQ Policy Q-27 and the Regulations, without the substitution therefor of an interest of equivalent value in a participating security of Grey Wolf, a successor to the business of Grey Wolf or a person who controls Grey Wolf or a person who controls a successor to the business of Grey Wolf.

    OSC Rule 61-501 and CVMQ Policy Q-27 also provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. As a result of the Valuation prepared in connection with the offer, AcquisitionCo intends to rely on exemptions that any subsequent going private transaction will be exempt from the Valuation requirements of OSC Rule 61-501 and CVMQ Policy Q-27.

    In the event an Acquisition Transaction were to be consummated, under the Alberta Business Corporations Act, holders of Grey Wolf common shares may have the right to dissent and demand payment of the fair value of their Grey Wolf common shares. This right, if the statutory procedures are complied with, would lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Grey Wolf common shares. The fair value of Grey Wolf common shares so determined could be more or less than the value of the consideration offered per Grey Wolf common share pursuant to the Subsequent Acquisition Transaction or the offer. Any such judicial determination of the fair value of the Grey Wolf common shares could be based upon considerations other than, or in addition to, the current market price of the Grey Wolf common shares.

    Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the Alberta Business Corporations Act may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Grey Wolf common shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. OSC Rule 61-501 and CVMQ Policy Q-27 will also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" shareholders of the affected securities must be obtained.

    In relation to the offer and any going private transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and CVMQ, all Grey Wolf shareholders other than Abraxas and AcquisitionCo, their respective directors and senior officers or any associate or any affiliate of Abraxas or their respective directors or senior officers or any person or company acting jointly or in concert with Abraxas and AcquisitionCo or any of their respective directors or senior officers in connection with the offer or any subsequent related party or going private transaction. OSC Rule 61-501 and CVMQ Policy Q-27 also provide that AcquisitionCo may treat Grey Wolf common shares acquired pursuant to the offer, including the shares owned by Abraxas' directors and senior officers acquired in the offer, as "minority" shares and to vote them, or to consider them voted, in favor of such related party or going private transaction if, among other things, the consideration per security in the related party or going private transaction is at least equal in value to and in the same form as the consideration paid under the offer and if Abraxas' directors and senior officers participating in the offer do not receive any consideration other than shares of Abraxas' common stock at the same exchange ratio received by all Grey Wolf shareholders. AcquisitionCo currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration offered under the offer and Abraxas' directors and senior officers participating in the offer will receive no additional consideration. AcquisitionCo intends to cause Grey Wolf common shares acquired under the offer to be voted in favor of any such transaction and to be counted as part of any "minority" approval required in connection with any such transaction.

    In addition, under OSC Rule 61-501, if, following the offer, Abraxas and its affiliates are the registered holders of 90% or more of the Grey Wolf common shares, calculated on a fully-diluted basis, at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantial equivalent right is made available to minority shareholders.

    Any Subsequent Acquisition Transaction by AcquisitionCo will likely be by way of an amalgamation or statutory arrangement pursuant to which AcquisitionCo or a successor corporation would acquire Grey Wolf common shares not deposited in the offer and all securities convertible into or exercisable for Grey Wolf common shares which were not converted into or exercised for Grey Wolf common shares prior to the expiration of the offer and deposited in the offer.

    The details of any such Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the minority holders of Grey Wolf common shares, would necessarily be subject to a number of considerations, including the number of Grey Wolf common shares acquired pursuant to the offer. There can be no assurance that any such transaction will be proposed or, if proposed, effected.

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    Grey Wolf shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction, if and when proposed.

    See "United States and Canadian Income Tax Consequences" beginning on page 92 for a discussion of the tax considerations relevant to Grey Wolf shareholders in the event of a Subsequent Acquisition Transaction.

    Certain judicial decisions may be considered relevant to any proposed Subsequent Acquisition Transaction. Prior to the adoption of OSC Rule 61-501 (or its predecessor OSC Policy 9.1) and CVMQ Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted a "going private transaction" within the meaning of OSC Rule 61-501 and CVMQ Policy Q-27. The current trend both in legislation and in the Canadian jurisprudence indicates a willingness to permit "going private transactions" to proceed, subject to compliance with procedures designed to ensure procedural and substantive fairness to minority shareholders. AcquisitionCo intends to comply with all applicable requirements, or obtain relief from such requirements, in respect of any Subsequent Acquisition Transaction. Statutory rights of dissent and appraisal or an oppression remedy are generally only available to registered shareholders and Grey Wolf common shareholders whose shares are registered in the name of a broker.

    Grey Wolf common shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a "going private transaction."

    DISSENTERS' RIGHTS. The following description of dissenters' rights is not a comprehensive statement of the procedures to be followed by a dissenting Grey Wolf shareholder who seeks payment of the fair value of such shareholder's Grey Wolf common shares in connection with a Subsequent Acquisition Transaction. Where a Subsequent Acquisition Transaction is made by way of a plan of arrangement under the Alberta Business Corporations Act, the rights of the dissenting shareholders and the procedures to be followed may be amended or supplemented by the terms of any order issued in connection therewith. This statement of procedures is qualified in its entirety by the reference to the full text of Section 184 of the Alberta Business Corporations Act which is attached to this Circular as Annex I and the terms of any such order.

    If the Subsequent Acquisition Transaction is by way of plan of arrangement under Alberta law, the court hearing the application for any order issued in connection with such Subsequent Acquisition Transaction has the discretion to alter the rights of dissent described herein based on the evidence presented at such hearing.

    Where a Subsequent Acquisition Transaction is accomplished by way of a plan of arrangement or other special resolutions of shareholders in which dissenters' rights arise, a Grey Wolf shareholder is entitled, in addition to any other rights the shareholder may have, to dissent from the transaction and to be paid the fair value of the shareholder's Grey Wolf common shares in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted. A GREY WOLF SHAREHOLDER MAY DISSENT ONLY WITH RESPECT TO ALL OF THE SHARES HELD BY THE SHAREHOLDER OR ON BEHALF OF ANY ONE BENEFICIAL OWNER AND REGISTERED IN THE DISSENTING SHAREHOLDER'S NAME. PERSONS WHO ARE BENEFICIAL OWNERS OF GREY WOLF COMMON SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY WHO WISH TO DISSENT, SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF SUCH SHARES IS ENTITLED TO DISSENT.

    A DISSENTING GREY WOLF SHAREHOLDER MUST SEND TO GREY WOLF A WRITTEN OBJECTION TO THE SPECIAL RESOLUTION, WHICH WRITTEN OBJECTION MUST BE RECEIVED BY THE CORPORATE SECRETARY OF GREY WOLF AT THE REGISTERED OFFICE OF GREY WOLF BEFORE THE MEETING AT WHICH THE RESOLUTIONS WILL BE CONSIDERED, OR BY THE CHAIRMAN OF SUCH MEETING AT OR BEFORE THE MEETING. A GREY WOLF SHAREHOLDER WISHING TO EXERCISE THE RIGHT TO DISSENT WITH RESPECT TO SUCH SHAREHOLDER'S GREY WOLF COMMON SHARES SHALL NOT VOTE THOSE SHARES AT THE MEETING, EITHER BY THE SUBMISSION OF A PROXY OR BY PERSONALLY VOTING, IN FAVOUR OF THE SPECIAL RESOLUTION. A VOTE AGAINST THE SPECIAL RESOLUTION, AN ABSTENTION OR THE EXECUTION OF A PROXY TO

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VOTE AGAINST THE SPECIAL RESOLUTION DOES NOT CONSTITUTE SUCH WRITTEN OBJECTION,
BUT A GREY WOLF SHAREHOLDER NEED NOT VOTE HIS OR HER COMMON SHARES AGAINST THE SPECIAL RESOLUTION IN ORDER TO DISSENT.

    An application may be made to the court by Grey Wolf or by a dissenting Grey Wolf shareholder to fix the fair value of the dissenting shareholder's common shares. If such an application to the court is made by either Grey Wolf or a dissenting Grey Wolf shareholder, Grey Wolf must, unless the court otherwise orders, send to each dissenting Grey Wolf shareholder a written offer to pay the shareholder an amount considered by the Grey Wolf board of directors to be the fair value of the common shares. Such offer, unless the court otherwise orders, will be sent to each dissenting Grey Wolf shareholder at least 10 days before the date on which the application is returnable, if Grey Wolf is the applicant, or within 10 days after Grey Wolf is served with notice of the application, if a Grey Wolf shareholder is the applicant. The offer will be made on the same terms to each dissenting Grey Wolf shareholder and will be accompanied by a statement showing how the fair value was determined.

    A dissenting Grey Wolf shareholder may make an agreement with Grey Wolf for the purchase of the shareholder's common shares by Grey Wolf in the amount of Grey Wolf's offer (or otherwise) at any time before the court pronounces an order fixing the fair value of the Grey Wolf common shares.

    A dissenting Grey Wolf shareholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the court will make an order fixing the fair value of the Grey Wolf common shares of all dissenting Grey Wolf shareholders who are parties to the application, giving judgment in that amount against Grey Wolf and in favour of each of those dissenting Grey Wolf shareholders, and fixing the time within which Grey Wolf must pay that amount payable to the dissenting Grey Wolf shareholders. The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting Grey Wolf shareholder calculated from the date on which the shareholder ceases to have any rights as a Grey Wolf shareholder until the date of payment.

    Upon the plan of arrangement becoming effective, or upon the making of an agreement between Grey Wolf and the dissenting Grey Wolf shareholder as to the payment to be made by Grey Wolf to the dissenting Grey Wolf shareholder, or upon the pronouncement of a court order, whichever first occurs, the shareholder will cease to have any rights as a Grey Wolf shareholder other than the right to be paid the fair value of such shareholder's Grey Wolf common shares in the amount agreed to between Grey Wolf and the shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Grey Wolf shareholder may withdraw the shareholder's dissent, or Grey Wolf may rescind the special shareholder resolution, and in either event the dissent and appraisal proceedings in respect of that shareholder will be discontinued.

    Grey Wolf shall not make a payment to a dissenting Grey Wolf shareholder under Section 184 if there are reasonable grounds for believing that Grey Wolf is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of Grey Wolf would thereby be less than the aggregate of its liabilities. In such event, Grey Wolf shall notify each dissenting Grey Wolf shareholder that it is unable lawfully to pay dissenting Grey Wolf shareholders for their shares, in which case the dissenting Grey Wolf shareholder may, by written notice to Grey Wolf within 30 days after receipt of such notice, withdraw the shareholder's written objection, in which case such shareholder shall be reinstated to his full rights as a Grey Wolf shareholder, failing which he retains a status as a claimant against Grey Wolf to be paid as soon as Grey Wolf is lawfully entitled to do so or, in a liquidation, to be subordinate to creditors but prior to shareholders of Grey Wolf.

    All Grey Wolf common shares held by shareholders who exercise their right of dissent will, if the holders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to Grey Wolf for cancellation on the effective date of the transaction contemplated by the special resolution in exchange for such fair value or will, if such Grey Wolf shareholders ultimately are not so entitled to be paid the fair value thereof, be deemed to be transferred to AcquisitionCo in exchange for shares of Abraxas common stock on the same basis as all other Grey Wolf shareholders.

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COMPARISON OF SHAREHOLDER RIGHTS

    If the offer and any Acquisition Transaction are consummated, holders of Grey Wolf common shares will transfer their Grey Wolf common shares to AcquisitionCo in consideration for shares of Abraxas common stock. Grey Wolf is a corporation governed by Alberta law. Abraxas is a corporation organized under Nevada law. While the rights and privileges of shareholders of an Alberta corporation are, in many instances, comparable to those of stockholders of a Nevada corporation, there are certain differences. These differences arise from differences between Alberta and Nevada law, and between the Grey Wolf articles of amalgamation and bylaws and the Abraxas articles of incorporation and bylaws. For a description of the rights of the holders of Abraxas common stock, see "Information About Abraxas, AcquisitionCo and Grey Wolf--Abraxas--Description of Abraxas Capital Stock" beginning on page 46 and for a description of the rights of holders of Grey Wolf common shares, see "Information About Abraxas, AcquisitionCo and Grey Wolf--Grey Wolf--Description of Grey Wolf Share Capital" beginning on page 55.

    VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

    Alberta Law. Under Alberta law, the approval of at least two-thirds of votes cast at the meeting is required for extraordinary corporate actions, including

    - amalgamations;

    - continuances;

    - sales, leases or exchanges of all or substantially all of the property of a corporation;

    - liquidations and dissolutions; and

    - arrangements (if ordered by a court).

    Alberta law may also require the separate approval by the holders of a class or series of shares for extraordinary corporate actions.

    Nevada Law. Under Nevada law, the affirmative vote of the holders of a majority of the voting power is required for:

    - mergers;

    - exchanges;

    - dissolutions; or

    - sale, lease or exchange of all of the property and assets of the corporation; provided that the articles of incorporation may require a higher vote.

    AMENDMENT TO GOVERNING DOCUMENTS

    Alberta Law. Under Alberta law, the approval of at least two-thirds of the votes cast at the meeting is required to amend the articles of the corporation.

    If the amendment would affect the rights of any holders of a class or series of shares differently than other shares the amendment also requires the approval of a majority of the shares of the class or series.

    Under Alberta law, the creation, amendment or repeal of bylaws requires that, after being approved by the directors of the corporation, the creation, amendment or repeal of the bylaws must be approved by a majority of the votes of the shareholders of the corporation at the next shareholder meeting.

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    Nevada Law. Under Nevada law, the affirmative vote of the holders of a majority of the voting power is required to approve a proposed amendment to the articles of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the articles of incorporation may provide for a greater vote. If the amendment would alter or change any preference or any relative or other right given any holders of a class or series of stock, the amendment also requires the approval of the holders of a majority of the shares of the class or series.

    The Abraxas articles of incorporation provide that the affirmative vote of not less than 80% of the voting stock is required to amend, alter or repeal the provisions of article fifth (board of directors), or article thirteenth (action by stockholders without a meeting).

    Under Nevada law, stockholders may adopt bylaws that supercede those adopted by the directors.

    Abraxas' articles of incorporation provide that the Abraxas board may make and alter the by-laws, subject to the provisions of the by-laws. The by-laws provide that they may be altered or repealed:

    - by the affirmative vote of the holders of a majority of the shares of Abraxas common stock; or

    - by the affirmative vote of a majority of the whole board of directors.

    provided, however, that the provisions in the bylaws relating to calling special meetings of the stockholders, actions by stockholders without a meeting, number, election and terms of directors, newly created directorships, vacancies in the board and removal of directors require a vote of at least 80% of the voting power of the then outstanding shares of Abraxas.

    DISSENTERS' RIGHTS

    Alberta Law. Under Alberta law, each of the matters listed below will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares;

    - any amalgamation with another corporation (other than with certain affiliated corporations);

    - an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue or transfer of that class of shares;

    - an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

    - a continuance under the laws of another jurisdiction;

    - a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

    - a court may permit shareholders to dissent in connection with an application to the court for an order approving an arrangement; or

    - amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

    Alberta law provides these dissent rights for both listed and unlisted shares.

    Nevada Law. Under Nevada law, holders of shares may dissent from a merger or share exchange that requires shareholder approval by demanding payment equal to the fair value of their shares. These rights of dissent and appraisal only apply in the event of a merger or exchange and not in the case of a sale or transfer of assets or a purchase of assets for stock. Under Nevada law, no dissent or appraisal rights are available with respect to a plan of merger or exchange in favor of stockholders of any class or series which at the record date fixed to determine stockholders entitled to receive notice and to vote

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at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc. or were held of record by at least 2,000 stockholders, unless:

    - the articles of incorporation of the corporation issuing the shares provide otherwise; or

    - the holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

       (1) cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

           (A) the surviving or acquiring entity; or

           (B) any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc. or held of record by at least 2,000 holders of owner's interests of record; or

       (2) a combination of cash and owner's interests of the kind described in
           (A) and (B) above.

    OPPRESSION REMEDY

    Alberta Law. Alberta law provides an oppression remedy that allows a complainant who is:

    - a present or former shareholder;

    - a present or former director or officer of the corporation or its affiliates; and

    - any other person who in the discretion of the court is a proper person to make the application, to apply to court for relief where:

       (1) any act or omission of the corporation or an affiliate effects a result;

       (2) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

       (3) the powers of the directors of the corporation or an affiliate are or have been exercised in the manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of a shareholder, creditor, director or officer.

    Nevada Law. Nevada law does not have a similar remedy.

    DERIVATIVE ACTION

    Alberta Law. Under Alberta law, a complainant may not bring an action in the name of, or on behalf of a corporation, or intervene in an existing action on behalf of the corporation, unless the complainant has given reasonable notice to the directors of the corporation and the complainant satisfies the court that:

    - the directors of the corporation will not bring, diligently prosecute or defend or discontinue the action;

    - the complainant is acting in good faith; and

    - it appears to be in the interest of the corporation that the action be brought, prosecuted, defended or discontinued.

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    Nevada Law. Under Nevada law, a stockholder may bring a derivative action in
Nevada on behalf of, and for the benefit of, the corporation, provided that:

    - the stockholder must state in his complaint that he was a stockholder of the corporation at the time of the transaction that is the subject of the complaint; and

    - the stockholder must first make demand on the corporation that it bring an action and the demand be refused, unless it is shown that the demand would have been futile.

    SHAREHOLDER CONSENT IN LIEU OF MEETING

    Alberta Law. Under Alberta law, a written resolution signed by all the shareholders of the corporation who would have been entitled to vote on the resolution at a meeting, is effective to approve the resolution.

    Nevada Law. Under Nevada law, unless otherwise provided in the corporation's articles of incorporation or bylaws, a written consent signed by holders of stock having sufficient votes to approve the matter at a meeting is effective to approve the matter. Abraxas' articles of incorporation provide that any action by Abraxas stockholders must be taken at a meeting of the Abraxas stockholders and no action may be taken by the written consent of the Abraxas stockholders.

    DIRECTOR QUALIFICATIONS

    Alberta Law. Under Alberta law, at least half of the directors of a corporation governed by the Business Corporations Act (Alberta) must be resident Canadians. Alberta law also requires that a corporation whose securities are publicly traded must have not fewer than three directors, at least two of whom are not officers or employees of the corporation or any of its affiliates.

    Nevada Law. Nevada law does not have comparable requirements.

    FIDUCIARY DUTIES OF DIRECTORS

    Alberta Law. Under Alberta law, directors have a duty of care and loyalty to the corporation. The duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The duty of loyalty requires directors to act honestly and in good faith with a view to the best interests of the corporation.

    Nevada Law. Under Nevada law, directors have a duty of care and loyalty to the corporation and its stockholders. The duty of care requires that the directors exercise the care that a reasonably prudent person in a similar position would use under similar circumstances. The duty of loyalty requires directors to act in good faith and, where a director is shown to have a self-interest in a transaction, the burden shifts to that director to demonstrate that the transaction is fair and serves the best interests of the corporation and its stockholders.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Alberta Law. Under Alberta law, except in respect of an action by or on behalf of a corporation to procure a judgment in its favor, which would require court approval, a corporation may indemnify present and former directors and officers against costs, charges and expenses (including settlements and judgments) provided that:

    - they acted honestly and in good faith with a view to the best interests of the corporation; and

    - in the case of a criminal or administrative action, they had reasonable grounds for believing that their conduct was lawful.

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    The Grey Wolf bylaws provide for indemnification of directors and officers to the fullest extent authorized by Alberta law. Neither Alberta law nor the Grey Wolf bylaws expressly provide for advance payment of an indemnitee's expenses.

    Nevada Law. Nevada law provides that a corporation may indemnify its present and former directors, officers, employees and agents against all reasonable expenses (including amounts paid in settlement and attorneys fees) and, except in actions initiated by or in the right of the corporation, against all judgments and fines, provided that they:

    - acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

    - in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    The Abraxas articles of incorporation provide for indemnification of directors and officers to the fullest extent authorized by Nevada law. Nevada law allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

    Abraxas has entered into indemnity agreements with each of its directors and certain of its executive officers.

    DIRECTOR LIABILITY

    Alberta Law. Alberta law does not permit the limitation of a director's liability as Nevada law does.

    Nevada Law. Nevada law provides that the charter of a corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of a fiduciary duty, provided such liability does not involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or the payment of improper distributions. The Abraxas articles of incorporation contain a provision limiting the liability of its directors to the fullest extent permitted by Nevada law.

    ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

    Alberta Law. Alberta law does not contain specific anti-takeover provisions with respect to business transactions. However, the policies of Canadian securities regulatory authorities, including OSC Rule 61-501 and CVMQ Policy Q-27 contain requirements in connection with any transaction by which an issuer, directly or indirectly:

    - acquires or transfers an asset;

    - acquires or issues securities; or

    - assumes or transfers a liability,

from or to, as the case may be, a director, senior officer or holder of 10% or more of the voting securities of the issuer, or an affiliate thereof.

    OSC Rule 61-501 and CVMQ Policy Q-27 requires more detailed disclosure in the proxy material sent to security holders in connection with a transaction as described above, including, subject to certain exceptions, the inclusion of a formal valuation of the subject matter of the transaction and any non-cash consideration offered therefore. OSC Rule 61-501 and CVMQ Policy Q-27 also require,

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subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by a simple majority of the votes cast.

    Nevada Law. FOR A DESCRIPTION OF THE ANTI-TAKEOVER AND INTERESTED STOCKHOLDER TRANSACTIONS PROVISIONS UNDER NEVADA LAW, YOU SHOULD READ THE DESCRIPTION UNDER "INFORMATION ABOUT ABRAXAS, ACQUISITIONCO AND GREY WOLF--ABRAXAS--DESCRIPTION OF ABRAXAS CAPITAL STOCK--ANTI-TAKEOVER STATUTES" BEGINNING ON PAGE 48.

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               UNITED STATES AND CANADIAN INCOME TAX CONSEQUENCES

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to Abraxas, the summary that follows sets out the material consequences under the Canadian Tax Act that will generally apply to Grey Wolf shareholders who accept the offer and who, for purposes of the Canadian Tax Act, at all relevant times:

    - hold their Grey Wolf common shares as "capital property," and

    - deal at arm's length with, and are not "affiliated" with, Grey Wolf or Abraxas.

    For purposes of this summary, terms which appear in quotation marks (other than headings of sections of this document) have the meanings given to them by the relevant provisions of the Canadian Tax Act.

    "Financial institutions" are generally deemed not to hold shares as "capital property" under the mark-to-market rules in the Canadian Tax Act. Shares held by other Grey Wolf shareholders will generally be considered to be held as "capital property" unless they are held as part of a business of buying and selling securities or have been acquired in a transaction considered to be an adventure in the nature of trade. Canadian resident shareholders whose Grey Wolf common shares might not otherwise qualify as "capital property" may be entitled to obtain this qualification by making the irrevocable election under subsection 39(4) of the Canadian Tax Act.

    This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the administrative and assessing policies and practices published by the Canada Customs and Revenue Agency prior to today, and specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to today. No assurances can be given that any such proposals will be enacted in the form announced or at all.

    This summary does not take into account or anticipate any changes in law or administrative practice, other than any proposals referred to in the preceding paragraph, nor does it take into account provincial or territorial taxes or taxes of countries other than Canada.

    THIS DISCUSSION IS A GENERAL DESCRIPTION OF THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO A HOLDER OF GREY WOLF COMMON SHARES WHO ACCEPTS THE OFFER. IT DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES. THIS DOCUMENT DOES NOT TAKE INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS CONSEQUENCES WHICH MAY BE PARTICULAR TO YOU UNDER PROVISIONS OF CANADIAN INCOME TAX LAW. THEREFORE, IF YOU ARE A GREY WOLF SHAREHOLDER YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACCEPTING THE OFFER.

    In particular, this summary does not take into account the mark-to-market rules applicable to "financial institutions." It also assumes that Abraxas will not qualify as a "foreign affiliate" of the holder.

    For purposes of the Canadian Tax Act, all amounts relating to shares of Abraxas common stock must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the U.S. dollar exchange rate generally prevailing at the time such amounts arise.

    GREY WOLF SHAREHOLDERS RESIDENT IN CANADA

    The following portion of this summary applies to a Grey Wolf shareholder who, at all relevant times, is a Canadian resident. A Canadian resident is any person who, for the purposes of the Canadian Tax Act and any bilateral tax treaty, is or is deemed to be a Canadian resident at all relevant times.

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TRANSFER OF GREY WOLF COMMON SHARES TO ACQUISITIONCO FOR SHARES OF ABRAXAS
  COMMON STOCK

    Subject to the comments below under the heading "Economic Statement of October 18, 2000," the exchange of Grey Wolf common shares for shares of Abraxas common stock will be a taxable event to a Canadian resident. A Canadian resident who transfers Grey Wolf common shares to AcquisitionCo in exchange for Abraxas common stock under the offer will be considered:

    - to have disposed of those Grey Wolf common shares for proceeds of disposition equal to the fair market value at the time of the exchange of the Abraxas common stock received on the exchange plus any cash received in lieu of a fractional share of Abraxas common stock;

    - to have realized a capital gain (or capital loss) equal to the amount by which those proceeds of disposition exceed (or are less than) the sum of the Canadian resident's "adjusted cost base" of those Grey Wolf common shares determined immediately before the exchange plus any reasonable costs of disposition; and

    - to have acquired those shares of Abraxas common stock at a cost equal to their fair market value at the time of the exchange (which cost must be averaged with the "adjusted cost base" of any other shares of Abraxas common stock held by the Canadian resident as "capital property" at that time).

    For a description of the tax treatment of capital gains and losses, see "Capital Gains and Capital Losses."

DIVIDENDS ON SHARES OF ABRAXAS COMMON STOCK

    Dividends received on shares of Abraxas common stock, including the amount of any U.S. taxes withheld therefrom, must be included in a Canadian resident's income when received and are not eligible for:

    - the gross-up and dividend tax credit, in the case of recipients who are "individuals," or

    - the deduction in computing taxable income, in the case of recipients that are corporations.

    A "Canadian-controlled private corporation" may be liable to pay a refundable tax of 6 2/3% on such amounts. U.S. withholding tax on such amounts may be credited against the Canadian resident's income tax payable or deducted from the Canadian resident's income, subject to limitations in the Canadian Tax Act.

DISPOSITION OF SHARES OF ABRAXAS COMMON STOCK

    On a disposition of shares of Abraxas common stock, a Canadian resident will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the sum of the Canadian resident's "adjusted cost base" of those Abraxas common shares determined immediately before the disposition plus any reasonable costs of disposition.

CAPITAL GAINS AND CAPITAL LOSSES

    Under the current provisions of the Canadian Tax Act, one-half of any capital gain (the "taxable capital gain") is required to be included in a Canadian resident's income for the taxation year in which a disposition of capital property occurs, and one-half of any capital loss (the "allowable capital loss") may generally be deducted against the Canadian resident's "taxable capital gains" for the taxation year in which the disposition occurs.

    "Allowable capital losses" in excess of "taxable capital gains" in a particular taxation year can generally be deducted against the net "taxable capital gains" of the three immediately preceding taxation years or any later taxation year, subject to certain limitations in the Canadian Tax Act.

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    When an "individual" (other than certain trusts) realizes a capital gain, alternative minimum tax may arise, depending on the "individual's" particular circumstances. A "Canadian controlled private corporation" may be liable to pay an additional refundable tax of 6 2/3% on "taxable capital gains."

    The amount of any capital loss realized by a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received on that share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or trust.

FOREIGN INVESTMENT ENTITY DRAFT LEGISLATION

    On June 22, 2000, the Minister of Finance released draft legislation to amend the Canadian Tax Act to implement a proposal concerning the taxation of holdings in "foreign investment entities." On September 7, 2000, the Minister of Finance issued a release announcing that the implementation date and the consultation period for the draft legislation would be extended, that certain modifications to the draft legislation would be made, and that revised draft legislation would be released early in 2001. In general terms, the draft legislation would apply to a share in or a right to acquire a share of a "foreign investment entity."

    Abraxas would be a "foreign investment entity" if the "carrying value" of its "investment property" is more than 50% of the "carrying value" of all of its property, determined in accordance with detailed rules in the draft legislation.

    If Abraxas were a "foreign investment entity" (and certain exceptions did not apply), a Canadian resident would be required to take into account in computing income, on an annual basis, any increase (or decrease) in the value of the shares of Abraxas common stock owned by that resident during each taxation year, subject to a deferral of gains accrued prior to January 1, 2002. A Canadian resident would be required to mark-to-market the resident's shares of Abraxas common stock or, if the Canadian resident so elects and the relevant information is made available, to take into account in computing income the resident's share in the underlying income of Abraxas, calculated in accordance with Canadian tax rules (whether or not cash distributions were received by the Canadian resident).

    The proposed new rules would generally apply for taxation years after 2001 and would require a determination, on an annual basis, as to whether or not Abraxas is a "foreign investment entity" (and, if so, whether certain other exceptions to the rules might apply).

    Based on the draft legislation as it is proposed to be amended and a preliminary review of certain currently available financial information, Abraxas believes, based in part on information provided by Grey Wolf, that if the arrangement were completed today, it is unlikely that Abraxas would, as of today's date, be a "foreign investment entity" and, although no assurances can be given in that regard, Abraxas is not aware of any circumstance that would cause this conclusion to change in the future. The draft legislation is complex and if applicable may affect both the timing and in certain cases the character of amounts included in income in respect of holding shares of Abraxas common stock. In addition, there is considerable uncertainty as to whether the draft legislation will be implemented in its current form. Accordingly, Canadian residents should consult their tax advisors regarding the possible application of these rules.

ECONOMIC STATEMENT OF OCTOBER 18, 2000

    In the Economic Statement released on October 18, 2000, the Minister of Finance announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such a tax-deferred share-for-share exchange could occur but rather indicated that these rules would be developed in consultation with the private sector. The Minister's statement indicated that any such rule would not be effective before the public release of draft legislation including such rule.

    Based on the time frame in which the offer is expected to be completed and the typical time frame in which draft legislation involving private sector consultation is developed and introduced, it is unlikely that draft legislation containing the proposed rule described above will be released in time to affect the exchange by Grey Wolf shareholders of their Grey Wolf common shares for shares of Abraxas common stock pursuant to the offer. In any case, until such a rule is developed and released, it is not possible to state whether it would apply to a Grey Wolf shareholder on the exchange of Grey Wolf common shares for Abraxas common stock pursuant to the offer. Grey Wolf shareholders should consult their own tax advisors once the draft legislation is released to determine how it might apply to their particular circumstances.

SUBSEQUENT TRANSACTIONS

    As described under "Description of the Offer--Possible Acquisition of Grey Wolf Common Shares Not Deposited Under the Offer--Compulsory Acquisition and Dissenters' Rights in a Compulsory Acquisition" and "--Subsequent Acquisition Transaction and Dissenters' Rights in a Subsequent Acquisition Transaction," Abraxas and AcquisitionCo may consider means of acquiring, directly or indirectly, all of the Grey Wolf common shares not deposited under the offer by way of a Subsequent Acquisition Transaction. The consequences under the Canadian Tax Act to a holder of Grey Wolf common shares of any Subsequent Acquisition Transaction would depend upon the nature of the transaction.

    If in the course of a Subsequent Acquisition Transaction, all of a Grey Wolf shareholder's common shares are exchanged solely for Abraxas common stock, the tax consequences to the shareholder would be the same as if the shareholder had accepted the offer.

    If a Subsequent Acquisition Transaction results in a different form of transaction, Grey Wolf shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their common shares of Grey Wolf acquired pursuant to such a transaction.

    QUALIFIED INVESTMENTS

    Provided that the shares of Abraxas common stock received under the offer are listed on the AMEX, the shares will, on the date of issue, be "qualified investments" under the Canadian Tax Act for trusts governed by "registered retirement savings plans," "registered retirement income funds," "deferred profit sharing plans" or "registered education savings plans."

    FOREIGN PROPERTY

    Trusts governed by "registered pension plans," "registered retirement savings plans," "registered retirement income funds" or "deferred profit sharing plans" and certain other persons described in Part XI of the Canadian Tax Act are subject to a penalty tax on the "cost amount" of "foreign property" that they own in excess of 30% of the "cost amount" of all property owned. The penalty tax is imposed at a rate of 1% per month, of the "cost amount" of "foreign property" that exceeds this limit. Shares of Abraxas common stock received under the offer will be "foreign property" for this purpose.

    GREY WOLF SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of this summary applies to a Grey Wolf shareholder, referred to herein as a non-resident, who, at all relevant times:

    - is not a resident of Canada;

    - does not hold or use Grey Wolf common shares or shares of Abraxas common stock in connection with carrying on a business in Canada; and

    - is not an insurer carrying on business in Canada and elsewhere.

    On a transfer of Grey Wolf common shares to AcquisitionCo for Abraxas common stock pursuant to the offer, a non-resident will not be subject to tax under the Canadian Tax Act unless the Grey Wolf common shares are "taxable Canadian property" to the non-resident.

    Generally, Grey Wolf common shares will not be "taxable Canadian property" to a non-resident at a particular time provided that the non-resident and persons not dealing at "arm's length" with the non-resident did not collectively own 25% or more of the shares of any class or series of Grey Wolf (including interests in and options to acquire such shares) at any time during the 60-month period ending at the particular time.

SUBSEQUENT TRANSACTIONS

    As described under "Description of the Offer--Possible Acquisition of Grey Wolf Common Shares Not Deposited Under the Offer--Compulsory Acquisition and Dissenters' Rights in a Compulsory Acquisition" and "--Subsequent Acquisition Transaction and Dissenters' Rights in a Subsequent Acquisition Transaction," Abraxas and AcquisitionCo may consider means of acquiring, directly or indirectly, all of the Grey Wolf common shares not deposited under the offer by way of a Subsequent Acquisition Transaction. The consequences under the Canadian Tax Act to a non-resident holder of Grey Wolf common shares of any Subsequent Acquisition Transaction would depend upon the nature of the transaction.

    If in the course of a Subsequent Acquisition Transaction, all of a non-resident Grey Wolf shareholder's common shares are exchanged solely for Abraxas common stock, the tax consequences to the non-resident shareholder would be the same as if the shareholder had accepted the offer.

    If a Subsequent Acquisition Transaction results in a different form of transaction, non-resident holders of Grey Wolf common shares should consult their own tax advisors for advice with respect to the income tax consequences to them of having their common shares of Grey Wolf acquired pursuant to such a transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO GREY WOLF SHAREHOLDERS

    The following discussion summarizes the anticipated material U.S. federal income tax consequences of the offer and any Acquisition Transaction to Grey Wolf shareholders who exchange their Grey Wolf common shares for Abraxas common stock pursuant to the offer or the Acquisition Transactions. This discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the offer or any Acquisition Transactions.

    This summary does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address all aspects of U.S. federal income taxation that may be applicable to particular holders. In addition, this summary does not address the U.S. state or local tax consequences or the tax consequences in jurisdictions other than the U.S. of the transaction. This summary is based on:

    - the U.S. Internal Revenue Code of 1986, as amended;

    - income tax regulations, proposed and final, issued under the U.S. Code;
      and

    - judicial and administrative interpretations of the U.S. Code and regulations;

in each case as in effect and available as of the date of this offer to exchange.

    These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this document. These income tax laws, regulations and judicial and administrative interpretations are also subject to various interpretations, and the U.S. Internal Revenue Service or the U.S. courts could later disagree with the explanations or conclusions contained in this summary. No advance income tax ruling has been sought or obtained from the IRS regarding any of the tax consequences of the offer or any Acquisition Transactions and neither this summary nor the tax opinion described below will be binding on the IRS or any court. The IRS could adopt a contrary position, and such contrary position could be sustained by a court.

    For purposes of this summary and the opinions described below, a U.S. holder is a beneficial owner of Grey Wolf common shares, that, for U.S. federal income tax purposes, is:

    - a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

    - a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

    - an estate if its income is subject to U.S. federal income taxation regardless of its source; or

    - a trust if it has validly elected to be treated as a United States person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

    A non-U.S. holder is a beneficial owner of Grey Wolf common shares, other than a U.S. holder.

    The tax consequences to the following parties are not addressed in this summary or the opinion described below:

    - persons that may be subject to special tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, and brokers and dealers or traders in securities or currencies;

    - Grey Wolf option holders and persons who acquired Grey Wolf common shares pursuant to an exercise of employee stock options or rights or otherwise as compensation;

    - persons having a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

    - persons that hold or will hold Grey Wolf common shares, as part of a position in a straddle or as part of a hedging or conversion transaction;

    - persons that own, or are deemed to own, 5% or more, by voting power or value, of the outstanding stock of Grey Wolf, AcquisitionCo or Abraxas, as the case may be; and

    - persons subject to the alternative minimum tax.

    U.S. holders who do not maintain a substantial presence, permanent home or habitual abode in the U.S. or whose personal and economic relations are not closer to the U.S. than to any other country (other than Canada) may be unable to benefit from the provisions described herein of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended. These holders should consult their own tax advisors concerning the availability of benefits under the Canada-U.S. Tax Convention.

    Abraxas expects to be advised by Cox & Smith Incorporated, U.S. tax counsel to Abraxas, that in their opinion, although the matter is not free from doubt, it is more likely than not that for U.S. federal income tax purposes the offer and the Acquisition Transactions should constitute a reorganization within the meaning of Section 368(a) of the Code. This tax opinion, when given, will be attached as Exhibit 8.1 to the registration statement on Form S-4 filed with the SEC of which this document is a part. The tax opinion described above and the consequences summarized below under "--United States Holder--Federal Income Tax Consequences if the Offer and Acquisition Transactions Qualify as a Reorganization" will be conditioned upon, among other things, all of the following factual assumptions (referred to as the supporting conditions):

    - there being validly deposited under the offer and not properly withdrawn, that number of Grey Wolf common shares which represents not less than a majority of Grey Wolf common shares, calculated on a fully-diluted basis, excluding those Grey Wolf common shares held by persons whose shares may not be voted as part of the "minority" in connection with any Subsequent Acquisition Transaction;

    - the Acquisition Transactions are completed promptly after the offer; and

    - the offer and Acquisition Transactions are completed under the terms as described in this document.

    In addition to these primary supporting conditions, the opinion of Cox & Smith Incorporated will rely upon, and the consequences summarized below under "United States Holder--Federal Income Tax Consequences if the Offer and Acquisition Transactions Qualify as a Reorganization" are based upon, representations and covenants made by Abraxas and AcquisitionCo and certain other assumptions including the absence of changes in facts or in law between the date of this document and the effective time of the offer and Acquisition Transactions. In addition, for purposes of the tax opinion described above and the tax consequences described in this Summary, and based upon representations of Abraxas and AcquisitionCo, it has been assumed that Grey Wolf is not a controlled foreign corporation as defined in Section 957(a) of the United States tax code. If any of those representations, covenants or assumptions are inaccurate or if the supporting conditions are not satisfied, the tax opinion of Cox & Smith Incorporated described above cannot be relied upon.

GREY WOLF SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE NON-U.S. TAX CONSEQUENCES OF THE OFFER AND ACQUISITION TRANSACTIONS.

    UNITED STATES HOLDER--FEDERAL INCOME TAX CONSEQUENCES IF THE OFFER AND
     ACQUISITION TRANSACTIONS QUALIFY AS A REORGANIZATION

    Assuming that the offer and Acquisition Transactions qualify as a reorganization, and subject to the assumptions, limitations and qualifications described above, for federal income tax purposes:

    - A U.S. holder of Grey Wolf common shares will not recognize any gain or loss upon the exchange of the U.S. holder's Grey Wolf common shares for Abraxas shares in the offer or Acquisition Transactions.

    - A U.S. holder of Grey Wolf common shares will have an aggregate tax basis in the Abraxas shares received in the offer or Acquisition Transactions equal to (1) the aggregate tax basis in the Grey Wolf common shares surrendered by that U.S. holder in the offer or Acquisition Transactions, reduced by (2) any tax basis in such Grey Wolf common shares that is allocable to a fraction of an Abraxas common share for which cash is received.

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
    - The holding period for Abraxas shares received in exchange for Grey Wolf common shares in the offer or Acquisition Transactions will include the holding period for Grey Wolf common shares surrendered for them in the offer or Acquisition Transactions.

    - Cash payments in lieu of a fractional share of Abraxas common stock will be treated as if a fractional share of Abraxas common stock had been received by the U.S. holder in the offer or Acquisition Transactions and then redeemed by Abraxas.

    The redemption of any fractional shares should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Grey Wolf shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon payment equal to the difference, if any, between the shareholder's tax basis in the fractional share, as described in the second bullet point above, and the amount of cash received. The gain or loss, if any, will be capital gain or loss. In the case of an noncorporate U.S. holder of Grey Wolf common shares who receives cash in lieu of a fractional share, generally the maximum U.S. federal income tax rate applicable to any capital gain recognized on the receipt of the cash will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the holder's holding period for the Grey Wolf common shares exceeds one year. The deductibility of capital losses is subject to limitations.

    For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the receipt of cash in lieu of a fractional share generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the gain generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

    FEDERAL INCOME TAX CONSEQUENCES IF THE ACQUISITION TRANSACTIONS ARE NOT
     COMPLETED

    In addition to the limitations, assumptions and qualifications described above, this tax summary does not address, and no opinion has been given concerning, any tax consequences of the offer if the Acquisition Transactions are not completed. If the Acquisition Transactions are not completed, the federal income tax consequences of the exchange of Grey Wolf common shares in the offer will depend on facts and circumstances that are not yet known. Such facts and circumstances include who is deemed to be the holder of the Grey Wolf common shares exchanged in the offer and the percentage of Grey Wolf common shares deposited in the offer. Grey Wolf shareholders are urged to consult their tax advisors regarding the tax consequences of participating in the offer if the Acquisition Transactions are not completed.

    In general, if the Acquisition Transactions are not completed, each U.S. holder of Grey Wolf common shares realizing gain on the exchange of Grey Wolf common shares for Abraxas shares in the offer, will recognize capital gain or loss, measured by the difference between the fair market value of the Abraxas shares received by such U.S. holder (together with any cash received by such U.S. holder instead of a fraction of an Abraxas share) and the U.S. holder's aggregate tax basis in such Grey Wolf common shares exchanged therefore, and capital gain or loss will be long-term capital gain or loss if such U.S. holder held such Grey Wolf common shares for more than one year at the time such Grey Wolf common shares are exchanged in the offer.

    For U.S. federal income tax purposes, any gain recognized by a U.S. holder as a result of the exchange of Grey Wolf common shares for Abraxas shares in the offer or Acquisition Transactions (including any gain recognized by a U.S. holder on the receipt of cash in lieu of a fractional share) generally will be treated as U.S. source gain, except that, under the terms of the Canada--U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the gain generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

    NON-U.S. HOLDERS

    Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a non-U.S. holder generally will not be subject to U.S. federal income tax on gain, if any, recognized on the receipt of the Abraxas shares, unless the gain is effectively connected with a U.S. trade or business of the holder or, in the case of gains recognized by an individual, the individual is present in the U.S. for 183 days or more in the taxable year of disposition, and some other conditions are satisfied.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

    U.S. backup withholding tax and information reporting requirements generally apply to some payments to holders of stock other than specified exempt recipients. Information reporting generally will apply to proceeds from the sale of Grey Wolf common shares by a payor middleman within the U.S. to a holder of Grey Wolf common shares, other than an exempt recipient. Exempt recipients include corporations, payees that are not United States persons and that provide an appropriate certification and certain other persons. A payor or middleman within the U.S. will be required to withhold 31% of any payments to a holder of shares of the proceeds from the sale of the shares within the U.S., unless the holder is an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with the backup withholding tax requirements. A payor or middleman will be required to withhold 31% of any proceeds from the sale of Grey Wolf common shares, unless the holder is an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with the backup withholding tax requirements. In the case of payments by a payor or middleman within the U.S. to a foreign partnership, other than payments to a foreign partnership that qualifies as a withholding foreign partnership within the meaning of income tax regulations and payments to a foreign partnership that are effectively connected with the conduct of a trade or business in the U.S., the partners of the partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor or middleman may rely on a certification provided by a non-U.S. holder only if the payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in the certificate is unreliable.

    The summary of anticipated material federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the offer and subsequent transactions. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the offer and Acquisition Transactions, other than as specifically stated. The summary does not address the tax consequences of any transaction other than the offer and the Acquisition Transactions. Accordingly, each Grey Wolf shareholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the offer or Acquisition Transactions to such shareholder.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following summary unaudited pro forma condensed consolidated financial information for Abraxas gives effect to the proposed acquisition by AcquisitionCo of the remaining common stock of Grey Wolf that Abraxas and Canadian Abraxas do not already own (6.6 million shares) plus stock options anticipated to be assumed (0.5 million shares). Abraxas plans to issue approximately 4.5 million shares of common stock to acquire such minority interest in Grey Wolf and related stock options. The purchase price of $20.6 million is based on the market price of Abraxas common shares over a reasonable period of time around the announcement on April 12, 2001 ($4.58 per share). The book value of such Grey Wolf minority interest is $13.2 million at March 31, 2001. The purchase price value above such book value is allocated to oil and gas properties. The results of the final valuation of fair value is not yet complete and subject to stock options to be assumed. The summary unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred had the minority interest been acquired on these respective dates or of future results of operations. The historical financial information has been adjusted for amortization of the oil and gas properties based on the purchase price and related changes in deferred income taxes.

    The Abraxas historical consolidated financial information includes Grey Wolf as a consolidated entity with related minority interests.

    See Annex A-5 for Independent Accountants' Compilation Report related to the unaudited pro forma condensed consolidated financial statements.

    The historical book value per common share of Abraxas at December 31, 2000 assumed the issuance of 9.5 million shares pursuant to Abraxas' contingent value rights, and the historical book value per common share of Abraxas at March 31, 2001 assumed the issuance of 3.2 million shares pursuant to the CVRs. On May 21, 2001, Abraxas' CVRs expired. Under the terms of the CVRs, Abraxas issued a total of 3,386,488 shares of its common stock to holders of CVRs.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001

                                                       HISTORICAL
                                                         ABRAXAS         GREY
                                                        PETROLEUM        WOLF
                                                       CORPORATION   ADJUSTMENTS
      PRO FORMA
                                                       -----------
------------      ---------
                                                                (DOLLARS IN
THOUSANDS)
Assets:
  Cash...............................................   $   2,068    $
--      $   2,068
  Accounts receivable................................      14,357
--         14,357
  Other..............................................       4,917
--          4,917
                                                        ---------
------------      ---------
    Total current assets.............................      21,342
--         21,342
Property and equipment...............................     562,763
11,462 (a)    574,225
Less accumulated DD&A................................    (257,686)
--       (257,686)
                                                        ---------
------------      ---------
  Net property and equipment.........................     305,077
11,462        316,539
Deferred financing fees..............................       5,087
--          5,087
Other assets.........................................       2,468
--          2,468
                                                        ---------
------------      ---------
    Total assets.....................................   $ 333,974    $
11,462      $ 345,436
                                                        =========
============      =========
Liabilities and stockholders' equity (deficit):
    Total current liabilities........................   $  52,377    $
--      $  52,377
Long-term debt.......................................     266,786
--        266,786
Deferred income taxes................................      22,696
4,067 (b)     26,763
Minority interest....................................      13,215
(13,215)(c)         --
Other liabilities....................................      11,884
--         11,884

Stockholders' equity (deficit):
  Common stock.......................................         227
45 (d)        272
  Additional paid-in capital.........................     131,350
20,565 (e)    151,915
  Accumulated deficit................................    (131,121)
--       (131,121)
  Accumulated other comprehensive loss...............     (32,476)
--        (32,476)
  Treasury stock.....................................        (964)
--           (964)
                                                        ---------
------------      ---------
    Total stockholders' equity (deficit).............     (32,984)
20,610        (12,374)
                                                        ---------
------------      ---------
    Total liabilities and stockholders' equity
    (deficit)........................................   $ 333,974    $
11,462      $ 345,436
                                                        =========
============      =========

            See notes to unaudited pro forma financial information.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                           HISTORICAL
                                                             ABRAXAS
GREY
                                                            PETROLEUM
WOLF
                                                           CORPORATION
ADJUSTMENTS      PRO FORMA
                                                          -------------
-------------   -------------
                                                          (DOLLARS IN THOUSANDS,
EXCEPT PER SHARE DATA)
Revenue:
  Oil and gas production revenues.......................   $    72,973       $
 --       $    72,973
  Gas processing revenues...............................         2,717
 --             2,717
  Rig revenues..........................................           505
 --               505
  Other revenues........................................           405
 --               405
                                                           -----------
-------       -----------
      Total revenue.....................................        76,600
 --            76,600
Operating costs and expenses:
  Lease operating and production taxes..................        18,783
 --            18,783
  Depreciation, depletion and amortization..............        35,857
1,451 (a)        37,308
  Rig operations........................................           717
 --               717
  General and administrative expense....................         6,893
 --             6,893
  General and administrative (Stock-based
    Compensation).......................................         2,767
 --             2,767
                                                           -----------
-------       -----------
      Total operating expenses..........................        65,017
1,451            66,468
                                                           -----------
-------       -----------
Operating income (loss).................................        11,583
(1,451)           10,132
Other (income) expense:
  Interest income.......................................          (530)
 --              (530)
  Amortization of deferred financing fee................         2,091
 --             2,091
  Interest expense......................................        31,140
 --            31,140
  Gain on sale of equity investment.....................       (33,983)
 --           (33,983)
  Other.................................................         1,203
 --             1,203
                                                           -----------
-------       -----------
                                                                   (79)
 --               (79)
                                                           -----------
-------       -----------
Income (loss) before tax and extraordinary item.........        11,662
(1,451)           10,211
Income tax expense (benefit):
  Current...............................................        (1,233)
 --            (1,233)
  Deferred..............................................         4,938
(515)(b)         4,423
Minority interest.......................................        (1,281)
1,281 (c)            --
                                                           -----------
-------       -----------
Net income before extraordinary item....................         6,676       $
345       $     7,021
                                                           ===========
=======       ===========

  Net income before extraordinary item-basic............   $      0.29
          $      0.26
Weighted average shares outstanding.....................    22,615,777
           27,115,777

Net income before extraordinary item-diluted............   $      0.21
          $      0.19
Weighted average shares outstanding.....................    32,627,764
           37,127,764

            See notes to unaudited pro forma financial information.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                           HISTORICAL
                                                             ABRAXAS
GREY
                                                            PETROLEUM
WOLF
                                                           CORPORATION
ADJUSTMENTS      PRO FORMA
                                                          -------------
-------------   -------------
                                                          (DOLLARS IN THOUSANDS,
EXCEPT PER SHARE DATA)
Revenue:
  Oil and gas production revenues.......................   $    28,249        $
--        $    28,249
  Gas processing revenues...............................           436
--                436
  Rig revenues..........................................           183
--                183
  Other revenues........................................           218
--                218
                                                           -----------
-----        -----------
      Total revenue.....................................        29,086
--             29,086
Operating costs and expenses:
  Lease operating and production taxes..................         4,859
--              4,859
  Depreciation, depletion and amortization..............         8,841
305 (a)          9,146
  Rig operations........................................           153
--                153
  General and administrative expense....................         2,109
--              2,109
  General and administrative (Stock-based
    Compensation).......................................           931
--                931
                                                           -----------
-----        -----------
      Total operating expenses..........................        16,893
305             17,198
                                                           -----------
-----        -----------
Operating income (loss).................................        12,193
(305)            11,888
Other (income) expense:
  Interest income.......................................           (16)
--                (16)
  Amortization of deferred financing fee................           455
--                455
  Interest expense......................................         7,781
--              7,781
  Other.................................................            16
--                 16
                                                           -----------
-----        -----------
                                                                 8,236
--              8,236
                                                           -----------
-----        -----------
Income from operations before income tax................         3,957
(305)             3,652
Income tax expense......................................         2,776
(108)(b)          2,668
Minority interest.......................................          (926)
926 (c)             --
                                                           -----------
-----        -----------
Net income..............................................   $       255        $
729        $       984
                                                           ===========
=====        ===========

Earnings per common share:
Net income per common share--basic......................   $      0.01
          $      0.04
Weighted average shares outstanding.....................    22,595,969
           27,095,969

Net income per common share--diluted....................   $      0.01
          $      0.03
Weighted average shares outstanding.....................    27,277,356
           31,777,356

            See notes to unaudited pro forma financial information.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    NOTE 1. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2001 reflects the acquisition of Grey Wolf as if it had occurred as of March 31, 2001.

(a)  Increase basis in oil and gas properties for difference in preliminary purchase price and book value of minority
      interest and related deferred income taxes.................   $ 11,462
(b)  Increase deferred income taxes attributable to excess of purchase price allocated to oil & gas properties over their
      historical basis...........................................     (4,067)
(c)  Reverse minority interest in equity of Grey Wolf............     13,215
(d)  Record issuance of common shares at par.....................        (45)
(e)  Record additional paid-in capital on issuance of common
      shares.....................................................    (20,565)

    NOTE 2. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000, reflects the acquisition of Grey Wolf as if it were consummated on January 1, 2000.

    a.  Adjust depreciation for increase in basis of oil and gas properties.

    b.  Record change in deferred taxes.

    c.  Reverse minority interest in earnings of Grey Wolf.

    NOTE 3. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2001 reflects the acquisition of Grey Wolf as if it were consummated on January 1, 2001.

    a.  Adjust depreciation for increase in basis of oil and gas properties.

    b.  Record change in deferred taxes.

    c.  Reverse minority interest in earnings of Grey Wolf.

              ADDITIONAL PROPOSALS FOR THE ABRAXAS ANNUAL MEETING
                                   PROPOSAL 2
                         ELECTION OF ABRAXAS DIRECTORS

    The Articles of Incorporation of Abraxas divide the board of directors into three classes of directors serving staggered three-year terms, with one class to be elected at each annual meeting of stockholders. At this year's meeting, two directors (Messers. Watson and Phelps) are to be elected for a term of three years, to hold office until the expiration of their terms in 2004 or until successors shall have been elected and shall have qualified. The term of the Class I director (Mr. Burke) expires in 2003 and the term of the Class II directors (Messers. Bartlett, Cox, Pevow and Wagda) expires in 2002.

                        DIRECTORS AND EXECUTIVE OFFICERS

NAME AND MUNICIPALITY
OF RESIDENCE                                        AGE                   OFFICE
                CLASS
------------                                      --------                ------
               --------
Robert L. G. Watson, ...........................     50      Chairman of the
Board, President     III
  San Antonio, Texas............................             and Chief Executive
Officer

Chris E. Williford, ............................     50      Executive Vice
President, Chief       --
  San Antonio, Texas............................             Financial Officer
and Treasurer

Robert W. Carington, Jr., ......................     40      Executive Vice
President              --
  San Antonio, Texas............................

Craig S. Bartlett, Jr., ........................     68      Director
                  II
  Montclair, New Jersey.........................

Franklin A. Burke, .............................     67      Director
                   I
  Doyleston, Pennsylvania.......................

Ralph F. Cox, ..................................     68      Director
                  II
  Ft. Worth, Texas..............................

Frederick M. Pevow, Jr., .......................     38      Director
                  II
  Houston, Texas................................

James C. Phelps, ...............................     78      Director
                 III
  San Antonio, Texas............................

Joseph A. Wagda, ...............................     57      Director
                  II
  Danville, California..........................

    ROBERT L. G. WATSON has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board and a director of Grey Wolf. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas, Abraxas' wholly-owned Canadian subsidiary. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer and MacNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

    CHRIS E. WILLIFORD was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President and Assistant Secretary of Canadian Abraxas. In December 1999, Mr. Williford resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

    ROBERT W. CARINGTON, JR. was elected Executive Vice President and a director of Abraxas in July 1998. In December 1999, Mr. Carington resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Carington was a Managing Director with Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc. in January 1993, Mr. Carington was a Vice President at Howard, Weil, Labouisse,
Friedrichs, Inc. Prior to joining Howard, Weil, Labouisse, Friedrichs, Inc., Mr. Carington was a petroleum engineer with Unocal Corporation from 1983 to 1990.

    CRAIG S. BARTLETT JR., a director of Abraxas since December 1999, has over forty years of commercial banking experience, the most recent being with National Westminster Bank USA, rising to the position of Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee. Mr. Bartlett continues to serve on numerous boards and is active in securities arbitration. Mr. Bartlett attended Princeton University, and has a certificate in Advanced Management from Pennsylvania State University.

    FRANKLIN A. BURKE, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of NB Instruments, Inc., an instrument products company, Omega Institute, a job training entity, Suburban Community Bank, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

    RALPH F. COX, a director of Abraxas since December 1999, has over 45 years of oil and gas industry experience, over thirty of which was with Arco. Mr. Cox retired from Arco in 1985 after having become Vice Chairman. Mr. Cox then joined what is now Union Pacific Resources, retiring in 1989 as President and Chief Operating Officer. Mr. Cox then joined Greenhill Petroleum Corporation as President until leaving in 1994 to pursue his consulting business. Mr. Cox has in the past and continues to serve on many boards including Arco, Fidelity Investments, and the Kansas City Federal Reserve Board. Mr. Cox earned Petroleum and Mechanical Engineering degrees from Texas A&M University with advanced studies at Emory University.

    FREDERICK M. PEVOW, JR., a director of Abraxas since December 1999, has almost fifteen years of investment banking experience with firms such as Smith Barney, Dillon Read, Salomon Smith Barney, and most recently CIBC World Markets where he was Managing Director and headed the worldwide Investment Banking practice covering the oilfield services and equipment industries. Mr. Pevow currently pursues capital market transactions through Pevow & Associates, a boutique investment and merchant-banking firm. Mr. Pevow holds an undergraduate degree from the University of Texas with further studies at Rice University.

    JAMES C. PHELPS, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Grey Wolf. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was

President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

    JOSEPH A. WAGDA, a director of Abraxas since December 1999, has had a varied twenty-five year career involving the financial and legal aspects of private and corporate business transactions. Currently Mr. Wagda is Chairman, Chief Executive Officer and a director of BrightStar Information Technology
Group, Inc., and is also an attorney and president of Altamont Capital Management, Inc. Mr. Wagda's business expertise emphasizes special situation consulting and investing, including involvement in distressed investments and venture capital opportunities. Previously, Mr. Wagda was a senior managing director and co-founder of the Price Waterhouse corporate finance practice. He also served with the finance staff of Chevron Corporation and in the general counsel's office at Ford Motor Company. Mr. Wagda received an undergraduate degree from Fordham College, a Masters of Business Administration, with distinction, from the Johnson Graduate School of Management, Cornell University, and a JD, with honors, from Rutgers University.

INFORMATION CONCERNING DIRECTORS

    During the fiscal year ended December 31, 2000, the Abraxas board of directors held twelve meetings. All directors attended each of these meetings except Mr. Pevow who missed one meeting. During 2000, Abraxas' directors other than Mr. Watson received compensation for service to Abraxas as a director. See "--Compensation Summary--Compensation of Directors" beginning on page 116. Directors also received reimbursement of travel expenses to attend meetings of the board of directors.

    Neither the nominees for director nor any of the continuing directors of Abraxas has a family relationship with any of the other executive officers or other nominees for director. Except for Craig S. Bartlett, Jr., who is a director of NVR, Inc., Janus Hotels & Resorts, Inc., New ICO Global Communications (Holdings) Limited and Purina Mills Inc., Ralph F. Cox, who is a director of Waste Management, Inc., CH2M Hill Companies and a trustee of the Fidelity Funds, and Joseph A. Wagda, who is Chairman, CEO and a director of BrightStar Information Technology Group, Inc., neither the nominees nor any of the continuing directors is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940.

    Abraxas believes, based solely on its review of the copies of Section 16(a) forms furnished to it and written representations from executive officers and directors, that all Section 16(a) filing requirements have been fulfilled. In making this disclosure, Abraxas has relied solely on written representations of its directors and executive officers (and its ten percent stockholders) and copies of the reports that they have filed with the United States Securities and Exchange Commission.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee of the Abraxas board of directors, which consists of Messrs. Bartlett, Burke, Phelps, and Wagda, met three times during 2000. The functions of the Audit Committee are to recommend the appointment of Abraxas' independent auditors, to review the arrangements for and the scope of the annual audit and to review internal accounting controls.

    The Compensation Committee of the board of directors, which consists of Messrs. Phelps, Cox and Pevow, met twice during 2000. The functions of the Compensation Committee are to review and make recommendations concerning the compensation of Abraxas' executive and non-executive officers. The Compensation Committee also administers Abraxas' 1984 Incentive Stock Option Plan, 1984 Nonqualified Stock Option Plan, 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan and 2000 Long Term Incentive Plan.

    The Nominating Committee of the board of directors did not meet during 2000. In connection with Abraxas' exchange offer in 1999, the members of the Nominating Committee resigned from the board of directors. Since that time, the board of directors has not appointed members to the Nominating Committee. The function of the Nominating Committee is to seek out, evaluate and recommend to the board qualified nominees for election as directors of Abraxas and to consider other matters pertaining to the size and composition of the board. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors of Abraxas provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

EXECUTIVE COMPENSATION

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the board of directors (the "Committee") is composed entirely of directors who are not employees of Abraxas. The Committee is responsible for establishing and administering the compensation levels for Abraxas' executive and non-executive officers. The members of the Committee believe that the ability to attract and retain qualified executive and non-executive officers and provide appropriate incentives to Abraxas' executive and non-executive officers is essential to the long-term success of Abraxas.

    In determining executive compensation, the Committee reviews the compensation programs, pay levels and business results of Abraxas as compared to those crude oil and natural gas exploration and production companies included in the William M. Mercer 2000 Energy Compensation Survey (the "Mercer Survey").

    COMPENSATION PHILOSOPHY AND OBJECTIVES

    The philosophy underlying the development and administration of Abraxas' annual and long-term compensation plans is to align the interests of management with those of Abraxas' stockholders. Key elements of this philosophy are:

       - Establishing compensation plans that deliver base salaries which are competitive with the companies included in the Mercer Survey, within Abraxas' budgetary constraints and commensurate with Abraxas' performance as measured by operating, financial and strategic objectives.

       - Providing equity-based incentives for executive and non-executive officers to ensure that they are motivated over the long-term to respond to Abraxas' business challenges and opportunities as owners rather than just as employees.

       - Rewarding executive and non-executive officers for outstanding performance particularly where such performance is reflected by an increase in the value of Abraxas common stock.

    The compensation currently paid to Abraxas' executive and non-executive officers consists of base salary, various employee benefits (including medical and life insurance and 401(k) plan benefits generally available to all employees of Abraxas), annual cash bonuses and grants of stock options and awards under Abraxas' 1994 Long Term Incentive Plan (the "LTIP") and 2000 Long Term Incentive Plan (the "2000 Plan").

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

    BASE SALARIES. The Committee believes that Abraxas' base salary levels for executive officers are consistent with the practices of the companies included in the Mercer Survey. Increases in base salary levels from time to time are designed to reflect competitive practices in the industry, Abraxas' financial performance and individual performance of the officer.

    In the first quarter of each year, the Chief Executive Officer submits to the Committee recommendations for salary adjustments based upon his subjective evaluation of individual performance and his subjective judgment regarding setting each executive and non-executive officer's salary within Abraxas' salary range. This range is set by reference to the salaries paid by the companies included in the Mercer Survey while remaining within Abraxas' budgetary constraints. The companies included in the Mercer Survey are used to compare Abraxas' salary structure to that of other companies that compete with Abraxas for executives but without targeting salaries to be higher, lower or approximately the same as those of the companies included in the Mercer Survey. The Committee does not consider the performance of any of the companies included in the Mercer Survey in setting Abraxas' salary structure.

    ANNUAL CASH BONUSES. In 1994, the board of directors adopted an annual cash bonus plan which established certain criteria for the payment of annual cash bonuses to all officers of Abraxas at or above the Vice President level. The plan was amended in 1997 and again in 1999. Under the plan as amended, each participant is given an annual bonus opportunity based on the achievement of certain goals. For Messrs. Watson, Williford and Carington, the base bonus could be as high as 35% of base salary if all goals are attained. For Messrs. Wallace and Dr. Billingsley, the bonus could be as high as 25% of base salary if all goals are attained. The amount of the bonuses to be paid to Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley, if any, will be based upon attaining goals set by the board of directors after assessing the recommendations of management for earnings per share, cash flow per share and general and administrative expenses per barrel of oil equivalent produced ("G & A"), with each factor being weighted equally in the calculation. With respect to officers responsible for Abraxas' operations, including Mr. Wallace, earnings per share, cash flow per share and G & A will account for 50% of the calculation and performance factors unique to Abraxas' operations will account for the remaining 50% of the calculation. With respect to officers responsible for Abraxas' exploration and geological activities, including Dr. Billingsley, all of the goals described above are included and account for 50% of the calculation and a goal for incremental proved (booked) reserves from certain properties accounts for the remaining 50%. If all performance goals are met or exceeded, additional bonuses of up to 25% of base salary can be earned by each participant. The board has the prerogative to adjust the bonus earned by any participant, including Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley, to take into account extraordinary factors not contemplated by the bonus plan when the impact of such contributions or factors cannot be adequately reflected by the bonus determined under the methodology described above. In 2000, the goals for cash flow and reserve additions were met and the following bonuses were paid:

                            NAME                              BONUS AMOUNT
                            ----                              ------------
Robert L.G. Watson..........................................    $29,175
Chris E. Williford..........................................     17,505
Robert W. Carington, Jr.....................................     23,340
Lee T. Billingsley..........................................     22,004
William H. Wallace..........................................      9,425

    LONG-TERM INCENTIVES. In 1994, the board adopted the LTIP in order to compensate executive and non-executive officers and employees who contribute significantly to the operation of Abraxas. In 1997 and 1998, the board amended the LTIP in order to increase the number of shares of common stock which may be issued thereunder to an aggregate of 1,550,000 shares. In 2000, the board adopted the 2000 Plan. The LTIP and the 2000 Plan make available to the Committee a number of incentive devices such as incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, performance units, performance shares and dividend units. The Committee adopts administrative guidelines from time to time which define specific eligibility criteria, the types of awards to be employed and the value of such awards. Specific terms of each award, including minimum performance criteria which must be met to receive payment, are provided in individual award agreements granted to each award recipient. Award agreements also contain change in control provisions. Option holdings and previous awards are not taken into account.

    The board believes that the LTIP and the 2000 Plan have given Abraxas the flexibility to structure awards to meet Abraxas' business needs. In making long-term incentive awards under the LTIP and the 2000 Plan, the Committee seeks to ensure that the total compensation package, including cash compensation, is competitive with the compensation paid by the companies included in the Mercer Survey, yet substantially contingent upon the conclusion of individual and corporate efforts to produce attractive long-term returns to Abraxas stockholders.

    CEO COMPENSATION. Mr. Watson's salary in 2000 was based on the Committee's evaluation of his performance and Abraxas' performance, after reviewing competitive salary data from the companies included in the Mercer Survey and Abraxas' budgetary constraints. The Committee's determination of Mr. Watson's total salary was based upon the salaries paid to chief executive officers of the companies included in the Mercer Survey and the salary structure of Abraxas.

    POLICY ON DEDUCTIBILITY OF COMPENSATION. In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the tax law, the performance measures must be approved by the stockholders. Since Abraxas does not anticipate that the compensation for any executive officer will exceed the $1 million threshold in the near term, stockholder approval necessary to maintain the tax deductibility of compensation at or above that level is not being requested. The Committee will reconsider this matter if compensation levels approach this threshold, in light of the tax laws then in effect. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

    This report is submitted by the members of the Committee:

James C. Phelps, Chairman
Ralph F. Cox
Frederick M. Pevow, Jr.

COMPENSATION SUMMARY

    The following table sets forth a summary of compensation for the fiscal years ended December 31, 1998, 1999 and 2000 paid by Abraxas to Robert L.G. Watson, Abraxas' Chairman of the Board, President and Chief Executive Officer, Chris E. Williford, Abraxas' Executive Vice President, Chief Financial Officer and Treasurer, Robert W. Carington, Jr., Abraxas' Executive Vice President, Lee
T. Billingsley, Abraxas' Vice President--Exploration, and to William H. Wallace, Abraxas' Vice President--Operations.

                           SUMMARY COMPENSATION TABLE


        LONG TERM

        COMPENSATION

        ----------

          AWARDS

        ----------
                                                             ANNUAL COMPENSATION
        OPTIONS
NAME AND PRINCIPAL
------------------------------    /SARS
POSITION                                                 YEAR      SALARY($)
BONUS($)     (#)
------------------------------------------------------  --------   --------
--------   ----------
Robert L. G. Watson, .................................    1998     $253,367   $
   0    140,000(1)
  Chairman of the Board,                                  1999     $259,615
$43,750      6,731(2)
  President and Chief                                     2000     $259,615
$29,175      4,688(3)
  Executive Officer
        962,562

Chris E. Williford, ..................................    1998     $155,770   $
   0     35,000
  Executive Vice                                          1999     $155,769
$26,250          0
  President,                                              2000     $155,769
$17,505    392,701
  Chief Financial Officer
  and Treasurer

Robert W. Carington, Jr., ............................    1998     $103,846   $
   0    320,000
  Executive Vice President                                1999     $207,629
$35,000          0
                                                          2000     $207,629
$23,340    549,456

Lee T. Billingsley ...................................    1998     $ 31,154   $
   0          0
  Vice President--                                        1999     $124,615
$22,500     30,000
  Exploration                                             2000     $134,077
$22,004     97,972

William H. Wallace, ..................................    1998     $ 94,404   $
8,850     12,500
  Vice President--                                        1999     $109,440
$13,750     30,000
  Production                                              2000     $131,577   $
9,425     97,972

------------------------

(1) Options to purchase Abraxas common stock.

(2) On March 23, 1998, Mr. Watson was granted options to purchase 6,731 Grey Wolf common shares, at an exercise price of C$3.90 per share.

(3) On January 7, 1999, Mr. Watson was granted options to purchase 4,688 Grey Wolf common shares at an exercise price of C$3.20 per share.

    GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS DURING THE FISCAL YEAR
     ENDED DECEMBER 31, 2000

    Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan"), the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), and the Abraxas Petroleum Corporation 2000 Long Term Incentive Plan (the "2000 Plan"), Abraxas grants to its employees and officers (including its directors who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan, the LTIP and 2000 Plan are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

    The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley during 2000:

                                               OPTION GRANTS IN FISCAL YEAR
                                            -----------------------------------
    POTENTIAL REALIZABLE
                                                         EXERCISE
      VALUE AT ASSUMED
                                                           PRICE
   ANNUAL RATES OF STOCK
                                            % OF TOTAL      PER
   PRICE APPRECIATION FOR
                                 OPTIONS     OPTIONS       SHARE
        OPTION TERM
                                 GRANTED    GRANTED TO   (PRICE AT   EXPIRATION
 --------------------------
NAME                               (1)      EMPLOYEES     GRANT)        DATE
     5%            10%
----                             --------   ----------   ---------   ----------
 ----------   -------------
Robert L.G. Watson.............  842,562      37.61        $5.03        3/1/10
         0              0
                                 120,000       5.36        $1.38       5/26/10
  $104,400      $ 264,000

Chris E. Williford.............  352,701      15.74        $5.03        3/1/10
         0              0
                                  40,000       1.79        $1.38       5/26/10
  $ 34,800      $  88,000

Robert W. Carington, Jr........  509,456      22.74        $5.03        3/1/10
         0              0
                                  40,000       1.79        $1.38       5/26/10
  $ 34,800      $  88,000

Lee T. Billingsley.............   97,972       4.37        $5.03        3/1/10
         0              0

William H. Wallace.............   97,972       4.37        $5.03        3/1/10
         0              0

------------------------

(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.

    AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR END OPTION VALUES

    The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 2000, by Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley.

                        OPTION EXERCISES IN FISCAL YEAR

                                                            NUMBER OF
VALUE OF
                                                           UNEXERCISED
UNEXERCISABLE IN-
                                                           OPTIONS ON
THE-MONEY OPTIONS
                                                          DECEMBER 31,     ON
DECEMBER 31,
                                   SHARES       VALUE        2000(#)
2000 ($)
                                 ACQUIRED BY   REALIZED   EXERCISABLE/
EXERCISABLE/
NAME                             EXERCISE(#)     ($)       UNEXERCISED
UNEXERCISABLE
----                             -----------   --------   -------------
-----------------
                                                           370,000/(1)
Robert L. G. Watson............        0           0      1,032,562
0/0(1)(3)
                                                            84,538/(2)
                                                              6,881
0/0(2)

                                                           131,250/
Chris E. Williford.............        0           0        416,451
0/0(3)

                                                           160,000/
Robert W. Carington, Jr........        0           0        709,456
0/0(3)

                                                            36,500/
Lee T. Billingsley.............        0           0        149,472       $
89,555/$134,105
                                                            21,750/
William H. Wallace.............        0           0        126,722       $
55,335/$81,325

------------------------

(1) Options held by Mr. Watson to purchase shares of Abraxas common stock.

(2) Options held by Mr. Watson to purchase Grey Wolf common shares.

(3) On March 25, 1999, all existing Abraxas options with exercise prices greater than $2.06 were reduced to $2.06 under a plan approved by the Abraxas board of directors. However, all Abraxas options repriced for Messrs. Watson, Williford and Carington were not exercisable until Abraxas' common stock closed daily trading at a price greater than or equal to $4.12 per share for 10 days out of any 30 day trading period. This $4.12 threshold was not achieved by December 31, 2000; thus at that date, none of Messrs. Watson, Williford or Carington's repriced options were exercisable. The $4.12 threshold was achieved on January 4, 2001.

    LONG TERM INCENTIVE PLAN AWARDS DURING THE FISCAL YEAR ENDED DECEMBER 31,
     2000

    Abraxas did not make any awards to any of Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley under a long-term incentive plan during the fiscal year ended December 31, 2000.

    EMPLOYMENT AGREEMENTS

    Abraxas has entered into employment agreements with each of Messrs. Watson, Williford, Carington and Wallace and with Dr. Billingsley pursuant to which each of Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley will receive compensation as determined from time to time by the board in its sole discretion.

    The employment agreements for Messrs. Watson, Williford, and Carington are scheduled to terminate on December 21, 2002, and shall be automatically extended for additional one-year terms unless Abraxas gives Messrs. Watson, Williford, and Carington 120 days notice prior to the expiration of the original term or any extension thereof of its intention not to renew the employment agreement. If, during the term of Messrs. Watson's, Williford's or Carington's employment agreements, Messrs. Watson's, Williford's or Carington's employment is terminated by Abraxas other than for cause or disability, by Messrs. Watson, Williford or Carington other than by reason of Messrs. Watson's, Williford's or Carington's death or retirement, or by Messrs. Watson, Williford or Carington, as the case may be, for "good reason" (as defined in their employment agreements), then Messrs. Watson, Williford or Carington, as applicable, will be entitled to receive a lump sum payment equal to the greater of (a) his annual base salary for the last full year during which he was employed by Abraxas or (b) his annual base salary for the remainder of the term of each of their respective employment agreements.

    If a change of control occurs during the term of Messrs. Watson's, Williford's or Carington's employment agreements, and if subsequent to such change of control, Messrs. Watson's, Williford's, or Carington's employment is terminated by Abraxas other than for cause or disability, by reason of Messrs. Watson's, Williford's or Carington's death or retirement or by Messrs. Watson, Williford or Carington, as the case may be, for good reason, then Mr. Watson will be entitled to the following:

    (1) if such termination occurs prior to the end of the first year of the initial term of his employment agreement, a lump sum payment equal to five times his annual base salary;

    (2) if such termination occurs after the end of the first year of the initial term of his employment agreement but prior to the end of the second year of the initial term of his employment agreement, a lump sum payment equal to four times his annual base salary;

    (3) if such termination occurs after the end of the second year of the initial term of his employment agreement but prior to the end of the third year of the initial term of his employment agreement, a lump sum payment equal to three times his annual base salary; and

    (4) if such termination occurs after the end of the third year of the initial term of his employment agreement a lump sum payment equal to 2.99 times his annual base salary.

    Under such circumstances, Messrs. Williford and Carington will be entitled to the following:

    (1) if such termination occurs prior to the end of the first year of the initial term of his respective employment agreement, a lump sum payment equal to four times his annual base salary;

    (2) if such termination occurs after the end of the first year of the initial term of his respective employment agreement but prior to the end of the second year of the initial term of his respective employment agreement, a lump sum payment equal to three times his annual base salary; and

    (3) if such termination occurs after the end of the second year of the initial term of his respective employment agreement, a lump sum payment equal to 2.99 times his annual base salary.

    Abraxas has entered into employment agreements with Mr. Wallace and Dr. Billingsley pursuant to which each of Mr. Wallace and Dr. Billingsley will receive compensation as determined from time to time by the board in its sole discretion. The employment agreements, originally scheduled to terminate on December 31, 1998 for Dr. Billingsley and December 31, 2000 for Mr. Wallace, were automatically extended for one year and will terminate on December 31, 2001, and may be automatically extended for an additional year if by December 1 of the prior year neither Abraxas nor Mr. Wallace or Dr. Billingsley, as the case may be, has given notice that he or it, as the case may be, does not wish to extend the term. Except in the event of a change in control, at all times during the term of the employment agreements, each of Mr. Wallace's and Dr. Billingsley's employment is at will and may be terminated by Abraxas for any reason without notice or cause. If a change in control occurs during the term of the employment agreement or any extension thereof, the expiration date of Mr. Wallace's and Dr. Billingsley's employment agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, Mr. Wallace's or Dr. Billingsley's employment is terminated other than for Cause (as defined in each of the employment agreements) or Disability (as defined in each of the Employment Agreements), by reason of Mr. Wallace's or Dr. Billingsley's death or retirement or by Mr. Wallace or Dr. Billingsley, as the case may be, for good reason (as defined in each of the employment agreements), then Mr. Wallace and Dr. Billingsley will each be entitled to receive a lump sum payment equal to three times his annual base salary.

    If any lump sum payment to Messrs. Watson, Williford, Carington, Wallace or Dr. Billingsley would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations there under, the amounts to be paid will be increased so that Messrs. Watson, Williford, Carington, Wallace or Dr. Billingsley, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In January 1996, Abraxas invested $3.0 million in Grey Wolf
Exploration Ltd. ("Ltd"), a privately held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade Oil & Gas, Ltd. ("Cascade"), an Alberta-based corporation whose common shares were traded on The Alberta Stock Exchange. In November 1997, Ltd. merged with Cascade, which later changed its name to Grey Wolf Exploration Inc. Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. See "Proposal 2--Certain Transactions" beginning on page 121. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf.

    Mr. Phelps, a member of the Compensation Committee of the Abraxas board of directors during 2000, served as a director of Grey Wolf during 2000. Mr. Phelps served as Chief Executive Officer of Ltd from April 1995 to May 1996 and as President of Cascade from January 1996 to May 1996. Mr. Phelps also served as a director of Ltd until 1997 when Ltd was merged into Cascade. Mr. Phelps has served as a director of Grey Wolf and its predecessor, Cascade, since 1997.

    Mr. Watson, Abraxas' President, Chief Executive Officer and Chairman of the Board, served as Chairman of the board, Chief Executive Officer and a director of Grey Wolf during 2000.

    COMPENSATION OF DIRECTORS

    NON-QUALIFIED STOCK OPTION PLAN. Messrs. Burke and Phelps have previously been granted options to purchase 8,900 shares of common stock under the Abraxas 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Abraxas common stock under the Non-Qualified Plan. Mr. Burke holds an option to purchase 8,900 Abraxas shares of common stock at an exercise price of $2.06 per share.

    STOCK OPTIONS. In 1999, each of Messrs. Bartlett, Cox, Pevow and Wagda were each granted options to purchase 75,000 shares of common stock at an exercise price of $0.98 per share.

    OTHER COMPENSATION. During 2000, each director who was not an employee of Abraxas or its affiliates, received an annual fee of $8,000 plus $1,000 for each board meeting attended and $500 for each committee meeting attended. Aggregate fees paid to directors in 2000 were $127,500. Except for the foregoing, the directors of Abraxas received no other compensation for services as directors, except for reimbursement of travel expenses to attend board meetings.

    REPORT ON REPRICING OF OPTIONS

    On March 25, 1999, the board of directors approved a plan pursuant to which the price of each outstanding stock option granted to employees and directors of Abraxas with an exercise price greater than $2.06 per share was reduced to $2.06 per share. However, all options repriced for Messrs. Watson, Williford, and Carington were not exercisable until Abraxas' common stock closed daily trading at a price greater than or equal to $4.12 per share for 10 days out of any 30 day trading period. This threshold was satisfied on January 10, 2001.

    On March 25, 1998, the board of directors approved a plan pursuant to which the price of each outstanding stock option granted to employees and directors of Abraxas with an exercise price greater than $7.44 per share was reduced to $7.44 per share.

    On March 7, 1996, the Committee approved a plan pursuant to which the exercise price of each outstanding stock option granted to employees of Abraxas prior to January 1, 1996, including options granted to Messrs. Watson, Williford and Wendel, were reduced to $6.75 per share.

    The Committee believed that repricing the existing options was in the best interests of Abraxas and its stockholders. In the view of the Committee, the decline of the market price of the Abraxas common stock substantially impaired the effectiveness of the existing options as a means of attracting and retaining qualified executive and non-executive officers and providing appropriate incentives to the Abraxas executive and non-executive officers. In addition, the Committee believed that a significant portion of the decline in the market price was the result of market factors that affected the stocks of the companies included in the Mercer Survey.

    The following table sets forth certain information concerning repricing of stock options held by any current executive officer during the period commencing on May 7, 1991 (the date on which Abraxas became a reporting company pursuant to the Securities Exchange Act of 1934, as amended), and ending on December 31, 2000.

                             OPTION REPRICING TABLE

                                           NUMBER OF
                       LENGTH OF
                                          SECURITIES
                    ORIGINAL OPTION
                                      UNDERLYING OPTINOS    MARKET PRICE
EXERCISE                     TERM
                                           REPRICED         OF STOCK AT
PRICE AT                 REMAINING AT
                                          OR AMENDED          TIME OF
TIME OF        NEW          DATE OF
                           DATE OF        ----------        REPRICING OR
REPRICING OR   EXERCISE    REPRICING OR
          NAME            REPRICING     OLD        NEW       AMENDMENT
AMENDMENT      PRICE        AMENDMENT
          ----            ---------     ---        ---      ------------
------------   --------   ---------------
Robert L.G.               03/07/96     60,000     60,000       $6.75          $
9.50       $6.75          95 Mos
Watson,                   03/25/98    100,000    100,000       $7.44          $
7.50       $7.44         104 Mos
Chairman of the           03/25/98    100,000    100,000       $7.44
$10.75       $7.44         108 Mos
Board, President          03/25/98    100,000    100,000       $7.44
$14.38       $7.44         116 Mos
and Chief                 03/25/99     60,000     60,000       $2.06          $
6.75       $2.06          71 Mos
Executive Officer         03/25/99     40,000     40,000       $2.06          $
5.00       $2.06          84 Mos
                          03/25/99    100,000    100,000       $2.06          $
7.44       $2.06          92 Mos
                          03/25/99    100,000    100,000       $2.06          $
7.44       $2.06          96 Mos
                          03/25/99    100,000    100,000       $2.06          $
7.44       $2.06         105 Mos
                          03/25/99     40,000     40,000       $2.06          $
5.56       $2.06         116 Mos

Chris E.                  03/07/96      6,252      6,252       $6.75          $
7.50       $6.75          75 Mos
Williford,                03/07/96     13,748     13,748       $6.75          $
9.75       $6.75          76 Mos
Executive Vice            03/07/96     20,000     20,000       $6.75          $
9.50       $6.75          95 Mos
President, Chief          03/25/98     20,000     20,000       $7.44          $
7.50       $7.44         104 Mos
Financial Officer         03/25/98     40,000     40,000       $7.44
$10.75       $7.44         108 Mos
and Treasurer             03/25/98      5,000     45,000       $7.44
$14.38       $7.44         116 Mos
                          03/25/99     20,000     20,000       $2.06          $
6.75       $2.06          51 Mos
                          03/25/99     20,000     20,000       $2.06          $
6.75       $2.06          71 Mos

                                           NUMBER OF
                       LENGTH OF
                                          SECURITIES
                    ORIGINAL OPTION
                                      UNDERLYING OPTINOS    MARKET PRICE
EXERCISE                     TERM
                                           REPRICED         OF STOCK AT
PRICE AT                 REMAINING AT
                                          OR AMENDED          TIME OF
TIME OF        NEW          DATE OF
                           DATE OF        ----------        REPRICING OR
REPRICING OR   EXERCISE    REPRICING OR
          NAME            REPRICING     OLD        NEW       AMENDMENT
AMENDMENT      PRICE        AMENDMENT
          ----            ---------     ---        ---      ------------
------------   --------   ---------------
                          03/25/99     20,000     20,000       $2.06          $
5.00       $2.06          84 Mos
                          03/25/99     20,000     20,000       $2.06          $
7.44       $2.06          92 Mos
                          03/25/99     40,000     40,000       $2.06          $
7.44       $2.06          96 Mos
                          03/25/99     15,000     15,000       $2.06          $
7.44       $2.06         105 Mos
                          03/25/99     20,000     20,000       $2.06          $
5.56       $2.06         116 Mos

Robert W.                 03/25/99    300,000    300,000       $2.06          $
8.75       $2.06         110 Mos
Carington, Jr.,           03/25/99     20,000     20,000       $2.06          $
5.56       $2.06         114 Mos
Executive Vice
President

Lee T.                    03/25/99     50,000     50,000       $2.06          $
8.75       $2.06         115 Mos
Billingsley, Vice         03/25/99      8,000      8,000       $2.06          $
5.56       $2.06         116 Mos
President --
Exploration

William H.                03/25/99      2,000      2,000       $2.06          $
6.25       $2.06          82 Mos
Wallace,                  03/25/99      2,000      2,000       $2.06          $
5.00       $2.06          84 Mos
Vice President --         03/25/99      4,000      4,000       $2.06          $
7.44       $2.06          92 Mos
Production                03/25/99      2,500      2,500       $2.06          $
7.44       $2.06         106 Mos
                          03/25/99     10,000     10,000       $2.06          $
5.56       $2.06         116 Mos

    This report is submitted by the members of the Committee:

        James C. Phelps, Chairman

        Ralph F. Cox

        Frederick M. Pevow, Jr.

PERFORMANCE GRAPH

    Set forth below is a performance graph comparing yearly cumulative total stockholder return on the Abraxas common stock with (a) the monthly index of stocks included in the Standard and Poor's 500 Index and (b) the CIBC World Markets Index (the "CIBC Index") of stocks of crude oil and natural gas exploration and production companies with a market capitalization of less than $300 million (the "Comparable Companies"). The Comparable Companies are: Adams Resources & Energy, Inc.; Basin Exploration, Inc.; Bellwether Exploration Company; Callon Petroleum Company; Columbus Energy Corporation; Goodrich Petroleum Corporation; Howell Corporation; Key Production Company, Inc.; Magnum Hunter Resources, Inc.; Maynard Oil Company; The Meridian Resource Corporation; PetroCorp Incorporated; Plains Resources, Inc.; Prima Energy Corporation; Unit Corporation; Venus Exploration, Inc.; and Wiser Oil Company.

    All of these cumulative total returns are computed assuming the value of the investment in Abraxas common stock and each index as $100.00 on December 31, 1995, and the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The years compared are 1996, 1997, 1998, 1999 and 2000.

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    ABRAXAS  S&P  CIBC
December 31, 1995       100  100   100
March 31, 1996           86  105   102
June 30, 1996           104  109   111
September 30, 1996       92  112   123
December 31, 1996       158  120   152
March 31, 1997          176  123   140
June 30, 1997           205  144   154
September 30, 1997      232  154   165
December 31, 1997       236  158   144
March 31, 1998          126  179   146
June 30, 1998           146  184   132
September 30, 1998      110  165   100
December 31, 1998        70  200    76
March 31, 1999           28  209    81
June 30, 1999            19  223   105
September 30, 1999       34  208   117
December 31, 1999        15  239   100
March 31, 2000           34  243   104
June 30, 2000            24  236   141
September 30, 2000       62  233   165
December 31, 2000        70  214   178

AUDIT COMMITTEE REPORT

    The Audit Committee of the Abraxas board of directors is responsible for providing independent, objective oversight of Abraxas' accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the American Stock Exchange's listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this document as Annex G.

    Management is responsible for Abraxas' internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Abraxas' consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

    In connection with these responsibilities, the Audit Committee met with management and Deloitte & Touche LLP, Abraxas' independent auditors, to review and discuss the December 31, 2000 financial statements. The Audit Committee also discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte & Touche LLP that firm's independence.

    AUDIT FEES. The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of Abraxas' annual financial statements for the year ended December 31, 2000, and the reviews of the condensed financial statements included in Abraxas' quarterly Reports on Forms 10-Q for the year ended December 31, 2000, were $227,500.

    ALL OTHER FEES. The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services, rendered by Deloitte & Touche LLP during the year ended December 31, 2000, were $46,600, related primarily to various tax issues, potential merger activities and hedge accounting treatment.

    CONSIDERATION OF NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT
AUDITORS. The Audit Committee has considered whether the services provided for non-audit services are compatible with maintaining Deloitte & Touche LLP's independence, and has concluded that independence of such firm has been maintained.

    Based upon the Audit Committee's discussions with management and Deloitte & Touche LLP, and the Audit Committee's review of the representations of management and such firm, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in Abraxas' Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the United States Securities and Exchange Commission

Dated: March 30, 2001

                                          Audit Committee
                                          Craig S. Bartlett, Jr., Chairman
                                          James C. Phelps
                                          Frank A. Burke
                                          Joseph A. Wagda

CERTAIN TRANSACTIONS

    Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of Abraxas from time to time at Wind River's cost. Abraxas paid Wind River a total of $336,000 for use of the plane during 2000.

    Grey Wolf owns a 10% interest in certain producing properties owned by Canadian Abraxas and in Canadian Abraxas' natural gas processing plants and manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. In 2000, Canadian Abraxas paid C$3,456,023 to Grey Wolf pursuant to the management agreement.

    Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                                   PROPOSAL 3
                          APPROVAL OF AMENDMENT TO THE
                         1994 LONG TERM INCENTIVE PLAN

    In 1994, the Abraxas board of directors adopted, and the stockholders approved, the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan or LTIP, which authorized 400,000 shares of common stock for issuance thereunder. In 1997 and 1998, the board of directors authorized an additional 1,150,000 shares of common stock for issuance thereunder. As of July 24, 2001, options to purchase 1,550,000 shares of Abraxas common stock have been granted.

    On June 5, 2001, the board of directors amended the LTIP, subject to stockholder approval, to increase the number of shares of common stock reserved for issuance under the LTIP to 5,000,000 shares if Proposal 1 is approved, relating to the approval of the issuance of the shares of the Abraxas common stock in the offer and the consummation of the offer (as more particularly described therein), and 4,350,000 shares if Proposal 1 is not approved.

REASONS FOR THE AMENDMENT OF THE LTIP

    The board of directors believes that the LTIP is necessary to aid Abraxas and its affiliates in employing and retaining qualified and competent personnel and to encourage significant contributions by such personnel to the success of Abraxas by providing additional incentive to those employees who contribute significantly to the successful and profitable operations of Abraxas and its affiliates. It is believed that this purpose will be furthered through the granting of awards, as authorized under the LTIP, so that such employees will be encouraged and enabled to acquire a substantial personal interest in the continued success of Abraxas and its affiliates. Abraxas believes the addition of the shares to be reserved pursuant to the amendment to the LTIP is necessary for Abraxas to continue its policy of emphasizing equity compensation and to remain competitive with industry equity grant practices.

    In addition, the increase in the number of shares to be reserved under the LTIP will enable Abraxas to cancel the equity incentive awards granted under the Abraxas Petroleum Corporation 2000 Long Term Incentive Plan (the "2000 Plan") and reissue such awards under the LTIP. Abraxas intends to terminate the 2000 Plan, thereby streamlining the issuance of incentive awards to key employees of Abraxas. Instead of maintaining two separate incentive plans, Abraxas will be able to consolidate the issuance of incentive awards under the LTIP.

VOTE REQUIRED

    Approval of the amendment to the LTIP requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

SUMMARY OF THE LTIP

    Following is a summary of the principal provisions of the LTIP, qualified by reference to the complete text of the LTIP, a copy of which is attached to this document as Annex H.

    GENERAL. The LTIP makes available to the Compensation Committee of the board of directors a number of incentive devices such as incentive stock options ("ISOs") and non-qualified stock options ("NSOs"), stock appreciation rights ("SARs"), restricted stock, performance units, performance shares and dividend units. Currently, not more than 1,550,000 shares of common stock may be issued with respect to all awards granted under the LTIP, subject to the adjustment provisions of the LTIP.

    ADMINISTRATION. The LTIP and all awards granted pursuant thereto shall be administered by the Compensation Committee of the board of directors, the requisite number of which shall qualify as

"disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act or any successor provision.

    ELIGIBILITY AND PARTICIPATION. Key employees (including officers and employee directors) of Abraxas and its affiliates shall be eligible to participate in the LTIP. An award may not be granted to a member of the board of directors who is not also an employee of Abraxas or an affiliate. The Compensation Committee of the board of directors will adopt administrative guidelines from time to time which will define specific eligibility criteria, the types of awards to be employed and the value of such awards. Specific terms of each award, including minimum performance criteria which must be met to receive payment, will be provided in individual award agreements granted each award recipient. Award agreements may contain change in control provisions.

    PRICE AND EXERCISABILITY. Under the LTIP, options to purchase shares of common stock will be granted at no less than 100% of the fair market value of the common stock on the date of grant. Such "fair market value" is the average of the high and low prices of a share of common stock traded on the relevant date as reported on the AMEX (or such other reporting system as shall be selected by the Committee).

    AMENDMENT AND TERMINATION. The Compensation Committee may at any time amend, suspend, or discontinue the LTIP to the extent permitted by law. However, no such amendment, suspension or termination of the LTIP, may adversely alter or change any of the rights or obligations under any awards or other rights previously granted to any participant under the LTIP. In addition, certain actions of the Compensation Committee may require approval of the board of directors and the stockholders of Abraxas.

    ADJUSTMENT PROVISIONS. In the event Abraxas common stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities or property of Abraxas or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split up, combination of shares or otherwise) or if the number of such shares of common stock shall be increased by a stock dividend or stock split, adjustments shall be made to the shares of common stock subject to the LTIP and the shares subject to any outstanding awards as may be necessary or appropriate to reflect any of the foregoing events. In addition, the board of directors shall have the power, in the event of any merger or consolidation of Abraxas with or into any other corporation, or the merger or consolidation of any other corporation with or into Abraxas, to amend all outstanding awards to permit the exercise thereof and to terminate each such award.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the principal Federal income tax effects under current law to employee award recipients and to Abraxas in connection with the various awards which may be granted under the LTIP. These descriptions do not purport to cover all of the potential tax consequences with respect to such awards.

    NSOS. A NSO is a right to purchase a specified number of shares of common stock at a fixed option price over a specified period of time. An optionee will realize no income for Federal income tax purposes upon the grant of a NSO under the LTIP, but will recognize income upon the exercise of the NSO in an amount equal to the excess of the fair market value of the shares received upon exercise over the option price of such shares. Abraxas will be entitled to a deduction for Federal income tax purposes in the same year as and in an amount equal to income recognized by the optionee after satisfying federal income tax withholding requirements. The optionee's adjusted basis for the shares of common stock received upon exercise will be the fair market value on the date of exercise.

    ISOS. An ISO is a right to purchase at a fixed option price, over a period not to exceed ten years, a specified number of shares of common stock, that complies with Section 422 of the Revenue

Code. An optionee who receives an ISO under the LTIP will recognize no income for Federal income tax purposes upon either the grant or the exercise of such ISO. Income will be taxable to the optionee upon the sale of the shares acquired. In general, the adjusted basis for the shares of common stock received upon exercise will be the option price paid with respect to such shares. Abraxas will not be entitled to a deduction upon the grant or exercise of an ISO. However, if the shares are sold within a period of one year from the date of exercise or two years from the date of grant, the optionee will recognize compensation income in an amount equal to the lesser of the excess of the fair market value on the date of exercise over the option exercise price, or the excess of the price received upon sale over the option exercise price, and Abraxas would be entitled to a corresponding deduction. The amount by which the fair market value of the shares of common stock received upon the exercise of an ISO exceeds the exercise price is an item of tax adjustment under the Revenue Code and is included in alternative minimum taxable income.

    SARS. A SAR is a right to receive, without payment, an amount not in excess of the fair market value on the exercise date of the number of shares of common stock for which the SAR is exercised less the exercise price of the SAR. SARs will be payable in cash, common stock, or a combination thereof. Upon the exercise of any SAR the employee will recognize ordinary income in the amount of any cash received plus the fair market value on the exercise date of any common stock received. Abraxas will be entitled to a deduction in the same year and in the same amount.

    RESTRICTED STOCK. Restricted stock is common stock that is subject to restrictions on transfer of ownership. Awards of restricted stock may be made with or without cash payment by the employee. An employee who receives a grant of restricted stock who does not elect to be taxed at the time of grant will not recognize income upon an award of shares of common stock, and Abraxas will not be entitled to a deduction until the termination of the restrictions. Upon such termination, the employee will recognize ordinary income in an amount equal to the fair market value of the common stock at the time (less any amount paid by the employee for such shares), and Abraxas will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the employee may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, Abraxas will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the employee upon subsequent disposition of the stock will be capital in nature.

    PERFORMANCE AWARDS. A performance award is a promise by Abraxas to make payment to the employee, contingent upon the achievement of one or more performance targets. Performance units are payable in cash and performance shares are payable in common stock. A dividend equivalent is the right to receive an amount equal to the dividends paid on a specified number of shares of common stock and is payable in cash. For performance units, performance shares, and dividend equivalents, any cash plus the fair market value of any common stock received as payments under the LTIP will be considered ordinary income to the employee in the year in which paid and Abraxas will be entitled to a deduction in the same year and in the same amount.

    In general, special tax timing rules apply to officers and directors subject to Rule 16(b) under the Securities Exchange Act of 1934, as amended.

NEW PLAN BENEFITS

    The following table sets forth the benefits to be received by each of the following individuals upon the termination of the 2000 Plan and the reissuance of such awards under the LTIP. As of July 24, 2001, no additional awards have been granted on the basis of the share increase which is subject to stockholder approval at the annual meeting.

                               NEW PLAN BENEFITS
                         ABRAXAS PETROLEUM CORPORATION
                         1994 LONG TERM INCENTIVE PLAN

NAME AND POSITION                                             DOLLAR VALUE($)
NUMBER OF UNITS
-----------------                                             ---------------
---------------
Robert L.G. Watson,
  CEO and President.........................................         0
   842,562

Robert W. Carington, Jr.,
  Executive Vice President..................................         0
   509,456

Chris E. Williford,
  CFO and Executive Vice President..........................         0
   352,701

Lee T. Billingsley,
  Vice President, Exploration...............................         0
    97,972

William H. Wallace,
  Vice President, Operations................................         0
    97,972

Canada Employees............................................         0
    67,000

U.S. Employees..............................................         0
   206,436

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO
                       APPROVE THE AMENDMENT TO THE LTIP.

                                   PROPOSAL 4
                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

    The Abraxas board of directors has selected Deloitte & Touche LLP to serve as independent auditors of Abraxas for the fiscal year ending December 31, 2001. Although stockholder ratification is not required, the board of directors has directed that such appointment be submitted to the stockholders of Abraxas for ratification at the annual meeting. Deloitte & Touche LLP has served as the independent auditors of Abraxas since August 17, 2000. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    On August 17, 2000, the Board of Directors of Abraxas engaged the accounting firm of Deloitte & Touche LLP as Abraxas' certifying accountant for the year ended December 31, 2000. The decision to approve the dismissal of Ernst & Young LLP and engagement of Deloitte & Touche LLP was approved by the Audit Committee of the Board of Directors and the Board of Directors of Abraxas. Ernst & Young LLP was notified of their dismissal on August 18, 2000.

    The reports of Ernst & Young LLP on Abraxas' financial statements for the two fiscal years ended December 31, 1998 and 1999 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    In connection with the audits of Abraxas' financial statements for each of the two fiscal years ended December 31, 1998 and 1999, and in the subsequent interim periods through August 18, 2000, there were no disagreements with Ernst & Young LLP on any matters of accounting principles, financial statement disclosure or audit scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused the firm to make reference to the matter in their report.

    Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote on this item at the annual meeting is necessary to ratify the selection of Abraxas' independent auditors. The enclosed form of proxy provides a means for stockholders to vote for the ratification of selection of independent auditors, to vote against it or to abstain from voting with respect to it. IF A STOCKHOLDER EXECUTES AND RETURNS A PROXY, BUT DOES NOT SPECIFY HOW THE SHARES REPRESENTED BY SUCH STOCKHOLDER'S PROXY ARE TO BE VOTED, SUCH SHARES WILL BE VOTED FOR THE RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS. Under applicable Nevada law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no effect.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF ABRAXAS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                 LEGAL MATTERS

    The validity of the shares of Abraxas common stock offered hereby will be passed upon for AcquisitionCo and Abraxas by Cox & Smith Incorporated, San Antonio, Texas, the opinion contained under the heading "United States and Canadian Income Tax Consequences--Canadian Federal Income Tax Considerations" has been provided by Osler, Hoskin & Harcourt LLP, Canadian counsel to Abraxas and AcquisitionCo and the opinion contained under the heading "United States and Canadian Income Tax Consequences--Material United States Federal Income Tax Consequences to Grey Wolf Shareholders" has been provided by Cox & Smith Incorporated, San Antonio, Texas.

                                    EXPERTS

    The Abraxas Petroleum Corporation consolidated financial statements as of and for the year ended December 31, 2000, incorporated in this prospectus by reference from the Abraxas Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Abraxas Petroleum Corporation at December 31, 1999, and for each of the two years in the period ended December 31, 1999, included and incorporated by reference in the Proxy Statement of Abraxas Petroleum Corporation, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The historical reserve information prepared by DeGolyer and MacNaughton and McDaniel & Associates Consultants Ltd. included in this document or the Annexes hereto has been included herein in reliance upon the authority of those firms as experts with respect to matters contained in such reserve reports.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

    Abraxas is a Nevada corporation, certain of its officers and directors may be residents of various jurisdictions outside of Canada, and United States counsel to Abraxas, Cox & Smith Incorporated, are residents of the United States. All or a substantial portion of the assets of Abraxas and of such persons may be located outside of Canada. As a result, it may be difficult for investors to effect service of process within Canada upon those directors or officers who are not residents of Canada, or to enforce judgments predicated upon the civil liability provisions of Canadian securities law which are obtained against such persons in Canadian Courts.

    Canadian Abraxas and AcquisitionCo are Alberta corporations, certain of their officers and directors may be residents of various jurisdictions outside the United States, and Canadian counsel to the Alberta corporations, Osler, Hoskin & Harcourt, LLP, are residents of Canada. All or a substantial portion of the assets of Canadian Abraxas and AcquisitionCo and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon those directors or officers who are not residents of the U.S., or to enforce judgments predicated upon the civil liability provisions of the Securities Act which are obtained against such persons in United States Courts. Notwithstanding the foregoing, Canadian Abraxas and AcquisitionCo have irrevocably agreed that they may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Chris E. Williford, c/o Abraxas Petroleum Corporation, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, the United States agent appointed by Canadian Abraxas and AcquisitionCo for that purpose. Canadian Abraxas and AcquisitionCo have been advised by their Canadian counsel, Osler, Hoskin & Harcourt, LLP, that there is substantial doubt as to the enforceability in Canada against Canadian Abraxas and

AcquisitionCo or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions for enforcement of judgments of United States Courts, of liabilities predicated solely upon United States federal securities laws.

             STOCKHOLDER PROPOSALS FOR 2002 ABRAXAS ANNUAL MEETING

    Abraxas intends to hold its next annual meeting in May of 2002, according to its normal schedule. Proposals of stockholders intended to be presented at the 2002 annual meeting must be received in writing by Abraxas at its principal executive offices within a reasonable time before Abraxas begins to print and mail its proxy materials. Abraxas requests that such proposals be submitted and received by Abraxas by no later than January 28, 2002. Abraxas' principal executive offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232.

                               PROXY SOLICITATION

    The cost of soliciting proxies will be borne by Abraxas. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or meetings with, stockholders, or their representatives by directors, officers and other employees of Abraxas who will receive no additional compensation therefor.

    Abraxas requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and to request authority for the execution of the proxy, and Abraxas will reimburse such persons for their reasonable expenses.

                                 OTHER MATTERS

    No business other than the matters set forth in this document is expected to come before the meeting, but should any other matters requiring a stockholder's vote arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of Abraxas. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of Abraxas.

    UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED HEREUNDER, ABRAXAS WILL FURNISH WITHOUT CHARGE TO SUCH PERSON A COPY OF ITS ANNUAL REPORT FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000. SUCH WRITTEN REQUEST IS TO BE DIRECTED TO THE ATTENTION OF STEPHEN T. WENDEL, 500 NORTH LOOP 1604 EAST, SUITE 100, SAN ANTONIO, TEXAS 78232.

                      WHERE YOU CAN FIND MORE INFORMATION

    Abraxas files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Abraxas files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Abraxas' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    Abraxas filed a registration statement on Form S-4 to register with the SEC the offer and exchange of the shares of Abraxas common stock to be issued pursuant to the offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. This document is a part of that registration statement. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may read and copy the Form S-4 and any amendments at the SEC's public reference room or website referred to above.

    The SEC allows Abraxas to "incorporate by reference" information in this document, which means that Abraxas can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

    This document incorporates by reference the Abraxas documents set forth below:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed April 2, 2001;

    2. Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed April 25, 2001; and

    3. Quarterly Report on Form 10-Q, for the quarter ended March 31, 2001, filed May 15, 2001.

    You may request a copy of Abraxas' annual, quarterly and current reports, proxy statements and other information, at no cost, by writing or telephoning Abraxas at the following address:

Abraxas Petroleum Corporation

500 North Loop 1604 East

Suite 100

San Antonio, Texas 78232

1-888-227-2927

    Copies of Abraxas' Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 are included with this document as Annex A. Canadian shareholders should be aware that the financial statements of Abraxas included in the 2000 Annual Report and the Form 10-Q have not been prepared in accordance with Canadian GAAP and may not be comparable to the financial statements of Canadian public companies.

    In addition, the following Grey Wolf documents have been included in Annex
B:

    1.  Annual Information Form for the year ended December 31, 2000;

    2. Audited Annual Financial Statements for the years ended and at December 31, 1998 and 1999;

    3.  Management's Discussion and Analysis from 1999 Annual Report;

    4.  First Quarter Report dated May 17, 2001; and

    5.  Management Proxy/Information Circular dated May 17, 2001.

    U.S. shareholders should be aware that in the Grey Wolf material included in Annex B, all references to $ refer to Canadian dollars and all references to the "Company" or the "Corporation" refer to Grey Wolf.

    If you would like to request documents from us, please do so by August 25, 2001 so that you may receive them before the expiration of the offer and the Abraxas annual meeting.

    Grey Wolf files reports, proxy statements and other information with the Canadian securities administrators in each of the provinces of Canada. The Canadian securities administrators maintain a web site that contains all public information filed electronically with any Canadian securities administrator. The address of the web site is www.sedar.com.

    Abraxas has supplied all information contained in this document relating to Abraxas and Grey Wolf has supplied all such information relating to Grey Wolf.

    All documents that Abraxas files pursuant to Section 13(a), 13(d), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this document to the date that the offer is terminated and, if later, until the earlier of the date on which a meeting of Grey Wolf shareholders to approve a Subsequent Acquisition Transaction or the date a Compulsory Acquisition or Subsequent Acquisition Transaction is completed, shall also be deemed incorporated in this document by reference.

    You should rely only on the information contained in this document to vote on the Abraxas proposals. Abraxas has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August 1, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Abraxas common stock in the merger shall create any implication to the contrary.

                               GLOSSARY OF TERMS

    Unless otherwise indicated in this document natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

    The following definitions shall apply to the technical terms used in this document.

    "Bcf" means 1,000,000,000 cubic feet of natural gas.

    "Bcfe" means 1,000,000,000 cubic feet of natural gas equivalent.

    "BOPD" means barrels of crude oil per day.

    "Charge" means an encumbrance, lien, claim or other interest in property securing payment or performance of an obligation.

    "DD&A" means depletion, depreciation and amortization.

    "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.

    "Development well" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

    "Dry hole" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

    "Exploratory well" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

    "Gross" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which a party has an interest.

    "LOE" means lease operating expenses and production taxes.

    "MBbls" means 1,000 barrels of crude oil, condensate and natural gas liquids.

    "Mcf" means 1,000 cubic feet of natural gas.

    "Mcfe" means 1,000 cubic feet of natural gas equivalent using a ratio of 1 barrel=6,000 cubic feet of natural gas.

    "MMBTU" means million British Thermal Units.

    "MMBTUpd" means million British Thermal Units per day.

    "MMcf" means 1,000,000 cubic feet of natural gas.

    "MMcfe" means 1,000,000 cubic feet of natural gas equivalent.

    "MMcfpd" means million cubic feet per day.

    "Net" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by the working interest in such wells or acres.

    "Productive wells" mean producing wells and wells capable of production.

    "Proved reserves" or "reserves" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

    "Proved undeveloped reserves" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

    "PV-10" means estimated future net revenue, discounted at 10% per annum, before income taxes and with no price escalation or de-escalation.

    "Service Well" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

    "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

                            APPROVAL AND CERTIFICATE

August 1, 2001

    The contents of the offer to purchase/circular/proxy statement/prospectus (including the Annexes thereto which are incorporated therein by reference) dated August 1, 2001 have been approved, and the sending, communication or delivery thereof to the Grey Wolf common shareholders has been authorized by the board of directors of Abraxas Acquisition Corporation and the board of directors of Abraxas Petroleum Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Grey Wolf common shares which are the subject of the offer.

ABRAXAS ACQUISITION CORPORATION                            ABRAXAS PETROLEUM
CORPORATION

                                                           By: /s/ ROBERT L.G.
WATSON
By: /s/ ROBERT L.G. WATSON
----------------------------------------
--------------------------------------                     Robert L.G. Watson
  Robert L.G. Watson                                           President, Chief
Executive Officer and
    President                                                  Chairman of the
Board

By: /s/ CHRIS E. WILLIFORD                                 By: /s/ CHRIS E.
WILLIFORD
  --------------------------------------
----------------------------------------
  Chris E. Williford                                       Chris E. Williford
    Vice President, Secretary and                              Executive Vice
President and
    Chief Financial Officer                                    Chief Financial
Officer

ON BEHALF OF THE BOARD                                     ON BEHALF OF THE
BOARD

By: /s/ MARK SMITH
  --------------------------------------                   By: /s/ JAMES C.
PHELPS
  Mark Smith,
----------------------------------------
    Director                                               Director

                                                           By: /s/ CRAIG S.
BARTLETT, JR.

----------------------------------------
                                                           Director

                                     ANNEX A


                         INFORMATION CONCERNING ABRAXAS

                                TABLE OF CONTENTS




                                                                        Page
                                                                       -------
      A-1.  Annual Report on Form 10-K for the fiscal year ended
            December 31, 2000........................................    A-2

      A-2.  Quarterly Report on Form 10-Q for the quarter ended
            March 31, 2001...........................................    A-82

      A-3.  Additional Information entitled "Reconciliation
            With Canadian Generally Accepted Accounting
            Principles" and Independent Auditors' Report.............    A-110

      A-4.  Report of Independent Auditors on Additional
            Financial Information....................................    A-118

      A-5.  Unaudited Pro Forma Condensed Consolidated
            Financial Statements and Independent Accountants'
            Compilation Report.......................................    A-120

      A-6.  Unaudited Pro Forma Condensed Consolidated Financial
            Statements (Prepared on Canadian Reporting Standards)
            and Independent Accountants' Compilation Report..........    A-122

      A-7.  Summary Quarterly Financial Information..................    A-127

      A-8.  Abraxas Information Regarding Option Ownership...........    A-129

      A-9.  Estimated Quantities and Discounted Future Net Cash
            Flows Relating to Probable Reserves......................    A-131


                                    ANNEX A-1

                           ANNUAL REPORT ON FORM 10-K
                   FOR THE  FISCAL YEAR ENDED DECEMBER 31, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K
                                   (Mark One)

   [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal Year Ended December 31, 2000

   [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-19118

                          ABRAXAS PETROLEUM CORPORATION
                    ----------------------------------------
             (Exact name of Registrant as specified in its charter)


                Nevada                                74-2584033
-------------------------------------------------------------------------------
  (State or Other Jurisdiction of    (I.R.S. Employer Identification Number)
   Incorporation or Organization)


                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)


      Registrant's telephone number,
      including area code                           (210)  490-4788


           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                     Common Stock, par value $.01 per share

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                      None

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes [X]   No [ ]

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

      The aggregate market value of the voting stock (which consists solely of shares of common stock) held by non-affiliates of the registrant as of March 22, 2001, based upon the closing per share price of $4.75, was approximately $94,551,000 on such date.

      The number of shares of the issuer's common stock, par value $.01 per share, outstanding as of March 22, 2001 was 22,593,969 shares of which 19,905,411 shares were held by non-affiliates.

DOCUMENTS INCORPORATED BY REFERENCE: Portions of the registrant's Proxy Statement relating to the 2001 Annual Meeting of Shareholders to be held on May 24, 2001 have been incorporated by reference herein (Part III).

                          ABRAXAS PETROLEUM CORPORATION
                                    FORM 10-K
                                TABLE OF CONTENTS

                                     PART I

                                                                     PAGE

Item 1.  Business.........................................................  4
           General........................................................  4
           Business Strategy .............................................  5
           Markets and Customers..........................................  6
           Risk Factors...................................................  6
           Regulation of Crude Oil and Natural Gas Activities............. 13
           Canadian Royalty Matters....................................... 16
           Environmental Matters  ........................................ 17
           Title to properties............................................ 19
           Employees...................................................... 19

Item 2.  Properties....................................................... 20
           Primary Operating Areas........................................ 20
           Exploratory and Developmental Acreage.......................... 20
           Productive Wells............................................... 21
           Reserves Information........................................... 21
           Crude Oil, Natural Gas Liquids and Natural Gas Production
             and Sales Price.............................................. 23
           Drilling Activities............................................ 24
           Office Facilities.............................................. 24
           Other Properties............................................... 24

Item 3.  Legal Proceedings................................................ 25

Item 4.  Submission of Matters to a Vote of Security Holders.............. 25
Item 4a. Executive Officers of Abraxas.................................... 25


                                     PART II

Item 5.  Market for Registrant's Common Equity and Related
           Stockholder Matters............................................ 26
           Market Information............................................. 26
           Holders........................................................ 26
           Dividends...................................................... 26

Item 6.  Selected Financial Data.......................................... 27

Item 7.  Management's Discussion and Analysis of Financial Condition
           and Results of Operations...................................... 27
           General........................................................ 27
           Results of Operations.......................................... 27
           Liquidity and Capital Resources................................ 31
           New Accounting Pronouncement................................... 38

Item 7a. Quantitative and Qualitative Disclosures about Market Risk....... 38

Item 8.  Financial Statements and Supplementary Data...................... 39


Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................................... 39

                                    PART III

Item 10.  Directors and Executive Officers of the Registrant.............. 39

Item 11.  Executive Compensation.......................................... 39

Item 12.  Security Ownership of Certain Beneficial Owners and
            Management.................................................... 39

Item 13.  Certain Relationships and Related Transactions.................. 39


                                     PART IV


Item 14.  Exhibits, Financial Statement Schedules, and Reports
            on Form 8-K................................................... 40


        SIGNATURES........................................................ 44

                           FORWARD-LOOKING INFORMATION

   We make forward-looking statements throughout this document. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this annual report is generally located in the material set forth under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations of our operations include, among others, the following:

      o     Our high debt level
      o     Our ability to raise capital
      o     Economic and business conditions
      o Our success in completing acquisitions or in development and exploration activities
      o     Prices for crude oil and natural gas; and
      o     Other factors discussed elsewhere in this document


                                     PART I

ITEM 1. BUSINESS

GENERAL

   Abraxas Petroleum Corporation is an independent energy company engaged primarily in the acquisition, exploration, exploitation and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. As a result of our historical acquisition activities, we believe we have a substantial inventory of low risk exploration and development opportunities, the development of which is critical to the maintenance and growth of our current production levels. We seek to complement our acquisition and development activities by selectively participating in exploration projects with experienced industry partners.

   Our principal areas of operation are Texas and western Canada. At December 31, 2000, we owned interests in 1,200,778 gross acres (835,445 net acres) and operated properties accounting for 79% of our PV-10, affording us substantial control over the timing and incurrence of operating and capital expenditures. PV-10 means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission. An Mcf is one thousand cubic feet of natural gas. MMcf is used to designate one million cubic feet of natural gas and Bcf refers to one billion cubic feet of natural gas. Mcfe means thousands of cubic feet of natural gas equivalents, using a conversion ratio of one barrel of crude oil to six Mcf of natural gas. MMcfe means millions of cubic feet of natural gas equivalents and Bcfe means billions of cubic feet of natural gas equivalents. Mmbtu means million British Thermal Units. The term Bbl means one barrel of crude oil and MBbls is used to designate one thousand barrels of crude oil.

   At December 31, 2000, estimated total proved reserves of Abraxas, our wholly-owned subsidiary, Canadian Abraxas Petroleum Limited, and our 49%-owned subsidiary, Grey Wolf Exploration Inc., were 244.4 Bcfe with an aggregate PV-10 of $1.0 billion. As of December 31, 2000, we had net natural gas processing capacity of 120 MMcf per day through our 13 natural gas processing plants and compression facilities in Canada, giving us substantial control over our Canadian production and marketing activities.

BUSINESS STRATEGY

      Our primary business objectives are to increase reserves, production and cash flow through the following:

o IMPROVED LIQUIDITY. Since January 1999, we have sought to improve our liquidity in order to allow us to meet our debt service requirements and to maintain and increase existing production.

o Our sale in March 1999 of 12.875% Senior Secured Notes due 2003 (the "First Lien Notes") allowed us to refinance our bank debt, meet our near-term debt service requirements and make limited crude oil and natural gas capital expenditures.

o In October 1999, we sold a dollar denominated production payment for $4.0 million relating to existing natural gas wells in the Edwards Trend in South Texas to a unit of Southern Energy, Inc. which is now known as Mirant Americas Energy Capital, L.P. and in 2000, we sold additional production payments for $6.4 million relating to additional natural gas wells in the Edwards Trend to Mirant. We have the ability to sell up to $50 million to Mirant for drilling opportunities in the Edwards Trend.

o In December 1999, Abraxas and our wholly-owned Canadian subsidiary, Canadian Abraxas Petroleum Limited, completed an Exchange Offer whereby we exchanged our new 11.5% Senior Secured Notes due 2004, Series A (the "Second Lien Notes"), common stock and contingent value rights for approximately 98.43% of our outstanding 11.5% Senior Notes due 2004, Series D (the "Old Notes"). The Exchange Offer reduced our long-term debt by approximately $76 million after expenses.

o We are continuing to rationalize our significant non-core Canadian assets to allow us to continue to grow while reducing our debt. We may sell non-core assets or seek partners to fund a portion of the exploration costs of undeveloped acreage and are considering other potential strategic alternatives.

o In March 2000, we sold our interest in certain crude oil and natural gas properties that we owned and operated in Wyoming. Simultaneously, a limited partnership of which one of our subsidiaries was the general partner, which we accounted for on the equity method of accounting, sold its interest in crude oil and natural gas properties in the same area. Our net proceeds from these transactions were approximately $34.0 million.

o  In March 2001, we announced that we had engaged Credit Lyonnais Securities
   (USA) Inc. and CIBC World Markets Corp. to assist us in a review of alternative financial strategies. Under the terms of this engagement, we may restructure, refinance or recapitalize some or all of our existing debt and/or issue equity securities.

o LOW COST OPERATIONS. We seek to maintain low operating and G&A expenses per Mcfe by operating a majority of our producing properties and related assets and by maintaining a high rate of production on a per well basis. As a result of this strategy, we have achieved per unit operating and G&A expenses that compare favorably with similar companies.

o EXPLOITATION OF EXISTING PROPERTIES. We will allocate a portion of our operating cash flow to the exploitation of our producing properties. We believe that the proximity of our undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to us. Given our high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within our discretion. Our capital expenditure budget for 2001 for existing leaseholds is approximately $42.0 million including approximately $13.5 million for our horizontal drilling exploitation program. We currently have horizontal drilling or completion operations in West Texas, South Texas and Wyoming. We focus our horizontal drilling activities in deep wells containing known columns of hydrocarbons. We believe that this drilling method provides increased production at low incremental costs and very high rates of return.

o PRODUCING PROPERTY ACQUISITIONS. As cash flow permits, we intend to continue to acquire producing crude oil and natural gas properties that can increase cash flow, production and reserves through operational improvements and additional development. In January 2001, we announced that we were in discussions with our 49%-owned subsidiary, Grey Wolf Exploration Inc., concerning a stock for stock acquisition of the remaining 51% ownership of Grey Wolf. If we complete this acquisition as contemplated, we expect that the impact on us will include the streamlining of our Canadian operations, an increase in net asset values for our stockholders, and an accretive impact to stockholders on an earnings basis.

o FOCUSED EXPLORATION ACTIVITY. We may allocate a portion of our capital budget to the drilling of exploratory wells that have high reserve potential. We believe that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of our available capital for development projects, we can reduce drilling risks while still benefiting from the potential for significant reserve additions.


Markets and Customers

   The revenue generated by our operations is highly dependent upon the prices of, and demand for, crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other crude oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenue, profitability and cash flow from operations.

   In order to manage our exposure to price risks in the marketing of our crude oil and natural gas, from time to time we have entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, we may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind our futures position and sell our production to a customer. These contracts may expose us to the risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. These contracts may also restrict our ability to benefit from unexpected increases in crude oil and natural gas prices. You should read the discussion under "Management's Discussion and Analysis of Financial Condition And Results of Operations -- Liquidity and Capital Resources," and "Quantitative and Qualitative Disclosures about Market Risk; Commodity Price Risk" for more information regarding our hedging activities.

   Substantially all of our crude oil and natural gas is sold at current market prices under short-term contracts, as is customary in the industry. During the year ended December 31, 2000, two purchasers accounted for approximately 26% of our crude oil and natural gas sales. We believe that there are numerous other companies available to purchase our crude oil and natural gas and that the loss of one or both of these purchasers would not materially affect our ability to sell crude oil and natural gas. The prices we receive for the sale of our crude oil and natural gas are subject to our hedging activities. You should read the discussion under "Management's Discussion and Analysis of Financial Condition And Results of Operations -- Liquidity and Capital Resources" and "Quantitative and Qualitative Disclosures about Market Risk; Commodity Price Risk" for more information regarding our hedging activities.

RISK FACTORS

   OUR DEBT LEVELS AND OUR DEBT COVENANTS MAY LIMIT OUR ABILITY TO PURSUE BUSINESS OPPORTUNITIES AND TO OBTAIN ADDITIONAL FINANCING. We have substantial indebtedness and debt service requirements. Our total debt and stockholders' deficit were $267.6 million and $6.5 million, respectively, as of December 31, 2000. We may incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although our ability to incur additional indebtedness is substantially limited by the terms of the First Lien Notes indenture and the Second Lien Notes indenture. You should read the discussions under the heading " "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Consolidated Financial Statements and the notes thereto included elsewhere in this annual report for more information regarding our indebtedness.

   Our high level of debt affects our operations in several important ways, including:

o A substantial amount of our cash flow from operations will be used to pay interest on the First Lien Notes, any outstanding Old Notes and the Second Lien Notes;

o The covenants contained in the First Lien Notes indenture and the Second Lien Notes indenture will limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possibly limiting acquisition activities;

o Our debt level may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes; and

o The terms of the First Lien Notes indenture, the Old Notes indenture and the Second Lien Notes indenture will permit the holders of the First Lien Notes, any outstanding Old Notes and the Second Lien Notes to accelerate payments upon an event of default or a change of control.

   Our high level of debt increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance which, in turn, depends on general economic conditions and financial, business and other factors many of which are beyond our control.

   WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS. We make and will continue to make substantial capital expenditures for the acquisition, exploitation, development, exploration and production of crude oil and natural gas. In the past, we have funded our operations primarily through cash flow from operations and borrowings under our bank credit facilities and other sources. Due to severely depressed crude oil and natural gas prices in 1999, our cash flow from operations was substantially reduced. We met our liquidity needs in 1999 through the sale of the First Lien Notes and the sale of the production payment to Mirant and the sale of certain non-core properties together with cash flow from operations. In 2000, we met our liquidity needs through cash flow from operations, the sale of additional non-core properties including those in Wyoming and further installments on the production payment with Mirant. We are examining certain alternative sources of long term capital including:

      o restructuring, refinancing or recapitalizing our current indebtedness;

      o     selling equity securities; and

      o     selling additional non-core properties.

The availability of these sources of capital depend upon a number of factors, many of which are beyond our control such as general economic and financial market conditions and crude oil and natural gas prices.

   Our ability to raise funds through additional indebtedness will be substantially limited by the terms of the indenture governing the First Lien Notes, the indenture governing the Old Notes and the indenture governing the Second Lien Notes, although many of the restrictive covenants contained in the indenture governing the Old Notes were eliminated in connection with the Exchange Offer.

   The First Lien Notes indenture and the Second Lien Notes indenture restrict, among other things, our ability to:

o     incur additional indebtedness;
o     incur liens;
o     pay dividends or make certain other restricted payments;
o     consummate certain asset sales;
o     enter into certain transactions with affiliates;
o     merge or consolidate with any other person; or
o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

   Additionally, our ability to raise funds through additional indebtedness will be limited because substantially all of our crude oil and natural gas properties and natural gas processing facilities are subject to a first lien or floating charge for the benefit of the holders of the First Lien Notes and a second lien or floating charge for the benefit of the holders of the Second Lien Notes. Finally, our indentures also place restrictions on the use of proceeds from asset sales.

   We believe that our improved cash flow from operations due to higher commodity prices and operating results, the sale of non-core properties and additional installments on the production payment with Mirant will provide us with sufficient capital for the next 12 months. However, if our production or commodity prices decrease or if our drilling activities cost more than we anticipate, we may not be able to execute our business plan without additional capital.

   CRUDE OIL AND NATURAL GAS PRICES AND THEIR VOLATILITY COULD ADVERSELY AFFECT OUR REVENUE, CASH FLOWS AND PROFITABILITY. Our revenue, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices fluctuate and prior to 2000 had declined significantly. Natural gas prices affect us more than crude oil prices since most of our production and reserves are natural gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. For example in 1999 we reduced our capital expenditures budget because of lower crude oil and natural gas prices. In addition, we may have ceiling test writedowns when prices decline. Lower prices may also reduce the amount of crude oil and natural gas that we can produce economically.

   We cannot predict future crude oil and natural gas prices. Factors that can cause price fluctuations include:

      o     changes in supply and demand for crude oil and natural gas;

      o     weather conditions;

      o     the price and availability of alternative fuels;

      o political and economic conditions in oil producing countries, especially those in the Mideast; and

      o     overall economic conditions.

   HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS. We entered into hedge agreements and other financial arrangements at various times to attempt to minimize the effect of crude oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in crude oil or natural gas prices. Any substantial or extended decline in crude oil or natural gas prices would have a material adverse effect on our business and financial results. Hedging activities may limit the risk of declines in prices, but such arrangements may also limit additional revenues from price increases. In addition, such transactions may expose us to risks of financial loss under certain circumstances, such as:

      o     production is less than expected; or

      o price differences between delivery points for our production and those in our hedging agreements increase.

   In 2000, we experienced hedging losses of $20.2 million. At year end 2000, the fair value of future hedges was a liability of approximately $38 million, which we estimate will reduce cash flow by $27 million in 2001 and $11 million in 2002. To the extent that these hedge agreements require us to pay the counterparty, our revenue will be reduced. You should read the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources - Hedging Activities" for more information regarding our hedging activities.

   LOWER CRUDE OIL AND NATURAL GAS PRICES INCREASE THE RISK OF CEILING LIMITATION WRITEDOWNS. We use the full cost method to account for our crude oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation writedown." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. In addition, writedowns may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. In 1999, we recorded a writedown of $19.1 million ($11.9 million after tax) as a result of a downward adjustment to our proved reserves in Canada. In 1998, we recorded a write down of $61 million as a result of low commodity prices. We cannot assure you that we will not experience additional ceiling limitation writedowns in the future.


   ESTIMATES OF OUR PROVED RESERVES AND FUTURE NET REVENUE ARE UNCERTAIN AND INHERENTLY IMPRECISE. This annual report contains estimates of our proved crude oil and natural gas reserves and the estimated future net revenue from such reserves. The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

   Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this annual report. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

   You should not assume that the present value of future net revenues referred to in this annual report is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

   The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this document are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 2000. The sales prices as of such date used for purposes of such estimates were $25.73 per Bbl of crude oil, $30.63 per Bbl of NGLs and $9.21 per Mcf of natural gas. This compares with $24.88 per Bbl of crude oil, $14.79 per Bbl of NGLs and $2.11 per Mcf of natural gas as of December 31, 1999. It is also assumed that we will make future capital expenditures of approximately $55.5 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

   WE HAVE EXPERIENCED RECURRING NET LOSSES. The Company has experienced losses in three of the last four years. Additionally in 2000 if the significant gain on the sale of partnership is excluded the Company would have experienced a net loss for the year.

   You should read the discussions under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes thereto included elsewhere in this document for more information regarding these losses. We cannot assure you that we will remain profitable in the future.

   OUR ABILITY TO REPLACE PRODUCTION WITH NEW RESERVES IS HIGHLY DEPENDENT ON ACQUISITIONS OR SUCCESSFUL DEVELOPMENT AND EXPLORATION ACTIVITIES. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Our proved reserves will decline as reserves are produced unless we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves. Our future crude oil and natural gas production is therefore highly dependent upon our level of success in acquiring or finding additional reserves. We cannot assure you that our exploration and development activities will result in increases in reserves. Our operations may be curtailed, delayed or cancelled if we lack necessary capital and by other factors, such as title problems, weather, compliance with governmental regulations, mechanical problems or shortages or delays in the delivery of equipment.

   Our ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. We cannot assure you that such divestitures will continue or that we will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the First Lien Notes indenture, the Old Notes indenture and the Second Lien Notes indenture, our ability to obtain additional financing in the future for acquisitions and capital expenditures will be limited

   OUR OPERATIONS ARE SUBJECT TO NUMEROUS RISKS OF CRUDE OIL AND NATURAL GAS DRILLING AND PRODUCTION ACTIVITIES. Crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

o that no commercially productive crude oil or natural gas reservoirs will be found;
o that crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and
o     that our ability to develop, produce and market our reserves may be limited by:
      -   title problems,
      -   weather conditions,
      -   compliance with governmental requirements, and
      - mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment.

   In the past, we have had difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for crude oil and natural gas may be unprofitable. Dry wells and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

   Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

   WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WHICH MAY ADVERSELY AFFECT OUR OPERATIONS. We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

   The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

   We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

   We compete against other companies in our natural gas processing business both for supplies of natural gas and for customers to which we sell our products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

   THE MARKETABILITY OF OUR PRODUCTION DEPENDS LARGELY UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF NATURAL GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES. The marketability of our production depends in part upon processing facilities. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. federal and state and Canadian regulation of crude oil and gas production and transportation, general economic conditions, and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the financial impact on us could be substantial and adversely affect our ability to produce and market crude oil and natural gas.

   OUR CRUDE OIL AND NATURAL GAS OPERATIONS ARE SUBJECT TO VARIOUS U.S. FEDERAL, STATE AND LOCAL AND CANADIAN FEDERAL AND PROVINCIAL GOVERNMENTAL REGULATIONS THAT MATERIALLY AFFECT OUR OPERATIONS. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations

   OUR CANADIAN OPERATIONS ARE SUBJECT TO THE RISKS OF CURRENCY FLUCTUATIONS AND IN SOME INSTANCES ECONOMIC AND POLITICAL DEVELOPMENTS. We have significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from crude oil and natural gas sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative values of the Canadian and U.S. dollars. We are also required to recognize foreign currency translation gains or losses related to the debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

   SHARES ELIGIBLE FOR FUTURE SALE MAY DEPRESS OUR STOCK PRICE. At March 22, 2001, we had 22,593,969 shares of common stock outstanding of which 2,688,558 shares were held by affiliates, 4,035,524 shares of common stock subject to outstanding options granted under certain stock option plans (of which 1,556,813 shares were vested at March 22, 2001) and 950,000 shares issuable upon exercise of warrants. In addition, as part of the Exchange Offer, we issued CVRs which entitled the holders thereof to receive up to a total of 105,408,978 shares of our common stock if the price of our common stock does not reach certain target prices. The target price on May 21, 2001 is $5.97. As of March 22, 2001, based on the Abraxas Common Stock market price, CVR holders would be entitled to receive approximately 3.3 million shares.

   All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The shares issuable pursuant to the CVRs are exempt from registration under the Securities Act. The shares of the common stock issuable upon exercise of the stock options have been registered under the Securities Act. The shares of the common stock issuable upon exercise of the warrants are subject to certain registration rights and, therefore, will be eligible for resale in the public market after a registration statement covering such shares has been declared effective. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of equity securities.

   WE DEPEND ON OUR KEY PERSONNEL. We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. The unavailability of Mr. Watson would have a materially adverse effect on our business. Mr. Watson has a five-year employment contract with Abraxas which provides that he can be terminated for cause only. Our success is also dependent upon our ability to employ and retain skilled technical personnel. While we have not experienced difficulties in employing or retaining such personnel, our failure to do so in the future could adversely affect our business.

   ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD PARTY ACQUISITION OF ABRAXAS DIFFICULT. Abraxas' articles of incorporation and by-laws provide for a classified board of directors, with each member serving a three-year term and eliminate the ability of stockholders to call special meetings or take action by written consent. Abraxas has also adopted a stockholder rights plan. Each of the provisions in the articles of incorporation and by-laws and the stockholder rights plan could make it more difficult for a third party to acquire Abraxas without the approval of Abraxas' board. In addition, the Nevada corporate statute also contains certain provisions which could make an acquisition by a third party more difficult

      USE OF OUR NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED. At December 31, 2000, the Company had, subject to the limitation discussed below, $101,800,000 of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2001 through 2020 if not utilized. At December 31, 2000, the Company had approximately $11,400,000 of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2001 through 2020 if not utilized.

      As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

      During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

      As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,295,000 will be limited as described above and in the following paragraph.

      An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 5 to the Consolidated Financial Statements. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of the Company's carryforwards.

      The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

            In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $36,134,000 and $34,736,000 for deferred tax assets at December 31, 1999 and 2000, respectively.


REGULATION OF CRUDE OIL AND NATURAL GAS ACTIVITIES

   The exploration, production and transportation of all types of hydrocarbons are subject to significant governmental regulations. Our operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

PRICE REGULATIONS

   In the past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs in the United States were subject to significant federal regulation. At the present time, however, all sales of our crude oil, natural gas, condensate and NGLs produced in the United States under private contracts may be sold at market prices. Congress could, however, reenact price controls in the future. If controls that limit prices to below market rates are instituted, the Company's revenue would be adversely affected.

   Crude oil and natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. Crude oil and natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

   The provincial governments of Alberta, British Columbia and Saskatchewan also regulate the volume of natural gas that may be removed from these provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

THE NORTH AMERICAN FREE TRADE AGREEMENT

   On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not:
(i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

   NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports. The Texas Railroad Commission has recently become the lead agency for Texas for coordinating permits governing Texas to Mexico cross border pipeline projects. The availability of selling gas into Mexico may substantially impact the interstate gas market on all producers in the coming years.

UNITED STATES NATURAL GAS REGULATION

   Historically, the natural gas industry as a whole has been more heavily regulated than the crude oil or other liquid hydrocarbons market. Most regulations focused on transportation practices. In the recent past interstate pipeline companies in the United States generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, Order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate markets natural gas as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as us; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only," although many have affiliated marketers. Order 636 and related FERC orders have resulted in increased competition within all phases of the natural gas industry. We do not believe that Order 636 and the related restructuring proceedings affect us any differently than other natural gas producers and marketers with which we compete.

      Transportation pipeline availability and cost are major factors affecting the production and sale of natural gas. Our physical sales of natural gas are affected by the actual availability, terms and cost of pipeline transportation. The price and terms for access onto the pipeline transportation systems remain subject to extensive Federal regulation. Although Order 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to and use of the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and the FERC continues to review and modify its regulations regarding the transportation of natural gas. For example, the FERC has recently begun a broad review of its natural gas transportation regulations, including how its regulation operate in conjunction with state proposals for natural gas marketing restructuring and in the increasingly competitive marketplace for all post-wellhead services related to natural gas.

   In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas in the United States. Some of the more notable of these regulatory initiatives include:

   (1) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates).

   (2) Order No. 497 involving the regulation of pipelines with marketing affiliates.

   (3) various FERC orders adopting rules proposed by the Gas Industry Standards Board which are designed to further standardize pipeline transportation tariffs and business practices.

   (4) a notice of proposed rulemaking that, among other things, proposes (a) to eliminate the cost-based price cap currently imposed on natural gas transactions of less than one year in duration, (b) to establish mandatory "transparent" capacity auctions of short-term capacity on a daily basis, and (c) to permit interstate pipelines to negotiate terms and conditions of service with individual customers.

   (5) issuance of Policy Statements regarding Alternate Rates and Negotiated Terms and Conditions of Service covering (a)the pricing of long-term pipeline transportation services by alternative rate mechanism options, including the pricing of interstate pipeline capacity utilizing market-based rates, incentive rates, or indexed rates, and (b) investigating of whether FERC should permit pipelines to negotiate the terms and conditions of service, in addition to rates of service.

   (6) a notice of proposed rulemaking that proposes generic procedures to expedite the FERC's handling of complaints against interstate pipelines with the goals of encouraging and supporting consensual resolutions of complaints and organizing the complaint procedures so that all complaints are handled in a timely and fair manner.

   Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry, including us, as a result of the geographic monopolization of those facilities by their new, unregulated owners. As to all of these FERC initiatives, the ongoing, or, in some instances, preliminary and evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on our business. However, we do not believe that these FERC initiatives will affect us any differently than other natural gas producers and marketers with which we compete.

   Since Order 636, FERC decisions involving onshore facilities have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." We ship certain of our natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. Although these FERC decisions have created the potential for increasing the cost of shipping our gas on third party gathering facilities, our shipping activities have not been materially affected by these decisions.

   Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. In certain circumstances, these rules permit oil pipelines to establish rates using traditional cost of service or other methods of rate making. We do not believe that these rules affect us any differently than other crude oil producers and marketers with which we compete.

   Additional proposals and proceedings that might affect the natural gas industry in the United States are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective or their effect, if any, on our operations. The oil and gas industry historically has been very heavily regulated; thus there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

STATE AND OTHER REGULATION

   All of the jurisdictions in which we own producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units on an acreage basis and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of these regulations is to limit the amounts of crude oil and natural gas we can produce from our wells, and to limit the number of wells or the location at which we can drill.

   State and provincial regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State's more active review of rates, services and practices associated with the gathering and transportation of gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

   For those operations on U.S. or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service ("MMS") has recently issued a final rule to clarify or severely limit the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS will not allow deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a process of promulgating new rules and procedures for determining the value of oil produced from federal lands for purposes of calculating royalties owed to the government. The oil and gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase. We cannot predict what, if any, effect any new rule will have on our operations.


CANADIAN ROYALTY MATTERS

   In addition to Canadian federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed preference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced.

   From time to time the governments of Canada, Alberta and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging crude oil and natural gas exploration or enhanced planning projects.

   Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing crude oil reserves in Alberta. Crude oil produced from horizontal extensions commenced at least five years after the well was originally spudded may qualify for a royalty reduction. A 24-month, 8,000 cubic metres exemption is available to production from a well that has not produced for a 12-month period, if resuming production after January 31, 1993. In addition, crude oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992, is entitled to a 12-month royalty exemption (to a maximum of CDN$1 million). Crude oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

   The Alberta government also introduced the Third Tier Royalty with a base rate of 10% and a rate cap of 25% from oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30% and for old oil a base rate of 10% and a rate cap of 35%.

   Effective January 1, 1994, the calculation and payment of natural gas royalties became subject to a simplified process. The royalty reserved to the Crown, subject to various incentives, is between 15% or 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 1, 1985 and before June 1, 1988 continues to be eligible for a royalty exemption for a period of 12 months, or such later time that the value of the exempted royalty quantity equals a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible natural gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

   In Alberta, a producer of crude oil or natural gas is entitled to credit against the royalties payable to the Crown by virtue of the Alberta Royalty Tax Credit ("ARTC") program. The ARTC program is based on a price-sensitive formula, and the ARTC rate currently varies between 75% for prices for crude oil at or below CDN $100 per cubic metre and 35% for prices above CDN $210 per cubic metre. The ARTC rate is currently applied to a maximum of CDN $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on average "par price", as determined by the Alberta Department of Energy for the previous quarterly period. On December 22, 1997, the Government of Alberta gave notice that they intended to review the ARTC program, but no amendments have yet been passed into law. The government of Alberta did pass a law that effective January 1, 2001, the ARTC would not be available to individuals or trusts and will not otherwise be available unless the maximum credit is greater than or equal to $10,000 in the taxation year.

   Producers of oil and natural gas in British Columbia are also required to pay annual rental payments in respect of Crown leases and royalties and freehold production taxes in respect of oil and gas produced from Crown and freehold lands respectively. The amount payable as a royalty in respect of oil depends on the vintage of the oil (whether it was produced from a pool discovered before or after October 31, 1975) or a pool in which no well was completed on June 1,
1998), the quantity of oil produced in a month and the value of the oil. Oil produced from newly discovered pools may be exempt from the payment of a royalty for the first 36 months of production. The royalty payable on natural gas is determined by a sliding scale based on a reference price which is the greater of the amount obtained by the producer and at prescribed minimum price. Gas produced in association with oil has a minimum royalty of 8% while the royalty in respect of other gas may not be less than 15%.


ENVIRONMENTAL MATTERS

   Our operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from our operations. Environmental permits required for our operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Our management believes that we are in substantial compliance with current environmental laws and regulations, and that we will not be required to make material capital expenditures to comply with existing laws. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on us as well as the oil and gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

   In the United States, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by oil and gas operations. Although CERCLA currently contains a "petroleum exclusion" from the definition of "hazardous substance," state laws affecting our operations impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as "non-hazardous," such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

   We currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although we utilized standard industry operating and disposal practices at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties we owned or leased or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Our operations are also impacted by regulations governing the disposal of naturally occurring radioactive materials ("NORM"). We must comply with the Clean Air Act and comparable state statutes which prohibit the emissions of air contaminants, although a majority of our activities are exempted under a standard exemption. Moreover, owners, lessees and operators of oil and gas properties are also subject to increasing civil liability brought by surface owners and adjoining property owners. Such claims are predicated on the damage to or contamination of land resources occasioned by drilling and production operations and the products derived therefrom, and are usually causes of action based on negligence, trespass, nuisance, strict liability and fraud.

   United States federal regulations also require certain owners and operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters. The federal Oil Pollution Act ("OPA") contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

   Our Canadian operations are also subject to environmental regulation pursuant to local, provincial and federal legislation which generally require operations to be conducted in a safe and environmentally responsible manner. Canadian environmental legislation provides for restrictions and prohibitions relating to the discharge of air, soil and water pollutants and other substances produced in association with certain crude oil and natural gas industry operations, and environmental protection requirements, including certain conditions of approval and laws relating to storage, handling, transportation and disposal of materials or substances which may have an adverse effect on the environment. Environmental legislation can affect the location of wells and facilities and the extent to which exploration and development is permitted. In addition, legislation requires that well and facilities sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders.

   Certain federal environmental laws that may affect us include the Canadian Environmental Assessment Act which ensures that the environmental effects of projects receive careful consideration prior to licenses or permits being issued, to ensure that projects that are to be carried out in Canada or on federal lands do not cause significant adverse environmental effects outside the jurisdictions in which they are carried out, and to ensure that there is an opportunity for public participation in the environmental assessment process; the Canadian Environmental Protection Act ("CEPA") which is the most comprehensive federal environmental statute in Canada, and which controls toxic substances (broadly defined), includes standards relating to the discharge of air, soil and water pollutants, provides for broad enforcement powers and remedies and imposes significant penalties for violations; the National Energy Board Act which can impose certain environmental protection conditions on approvals issued under the Act; the Fisheries Act which prohibits the depositing of a deleterious substance of any type in water frequented by fish or in any place under any condition where such deleterious substance may enter any such water and provides for significant penalties; the Navigable Waters Protection Act which requires any work which is built in, on, over, under, through or across any navigable water to be approved by the Minister of Transportation, and which attracts severe penalties and remedies for non-compliance, including removal of the work.

   In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to consolidating a variety of environmental statutes, the AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta. The AEPEA sets out environmental standards and compliance for releases, clean-up and reporting. The Act provides for a broad range of liabilities, enforcement actions and penalties.

   We are not currently involved in any administrative, judicial or legal proceedings arising under domestic or foreign federal, state, or local environmental protection laws and regulations, or under federal or state common law, which would have a material adverse effect on our financial position or results of operations. Moreover, we maintain insurance against costs of clean-up operations, but we are not fully insured against all such risks. A serious incident of pollution may result in the suspension or cessation of operations in the affected area.

   We have a Corporate Environmental Policy and a detailed Environmental Management System in place to ensure continued compliance with environmental, health and safety laws and regulations. We believe that we have obtained and are in compliance with all material environmental permits, authorizations and approvals.

TITLE TO PROPERTIES

   As is customary in the crude oil and natural gas industry, we make only a cursory review of title to undeveloped crude oil and natural gas leases at the time we acquire them. However, before drilling commences, we require a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well begins. To the extent title opinions or other investigations reflect title defects, we, rather than the seller of the undeveloped property, are typically obligated to cure any title defect at our expense. If we were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, we could suffer a loss of our entire investment in the property. We believe that we have good title to our crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties we own are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. We do not believe that any of these encumbrances or burdens will materially affect our ownership or use of our properties.

EMPLOYEES

   As of March 22, 2001, we had 47 full-time employees in the United States, including 3 executive officers, 3 non-executive officers, 2 petroleum engineers, 1 geologist, 5 managers, 1 landman , 10 secretarial and clerical personnel and 22 field personnel. Additionally, we retain contract pumpers on a month-to-month basis. We retain independent geological and engineering consultants from time to time on a limited basis and expect to continue to do so in the future.

   As of March 22, 2001, Grey Wolf had 42 full-time employees, including 2 executive officers, 2 non-executive officers, 4 petroleum engineers, 3 geologists, 1 geophysicist, 21 technical and clerical personnel and 9 field personnel.




ITEM 2.  PROPERTIES

PRIMARY OPERATING AREAS

TEXAS

   Our U.S. operations are concentrated in South and West Texas with over 99% of the PV-10 of our U.S. crude oil and natural gas properties at December 31, 2000, located in those two regions. We operate 89% of our wells in Texas. Operations in South Texas are concentrated along the Edwards trend in Live Oak and Dewitt Counties and in the Frio/Vicksburg trend in San Patricio County. We own an average 79% working interest in 69 wells with average daily production of 514 net Bbls of crude oil and NGLs and 16,566 net Mcf of natural gas per day for the year ended December 31, 2000. As of December 31, 2000, we had estimated net proved reserves in South Texas of 52,881 Mmcfe (75% natural gas) with a PV-10 of $199.1 million, 79.3% of which was attributable to proved developed reserves. Our West Texas operations are concentrated along the deep Devonian/Ellenberger formations and shallow Cherry Canyon sandstones in Ward County, the Spraberry trend in Midland County and in the Sharon Ridge Clearfork Field in Scurry County. We own an average 77% working interest in 181 wells with average daily production of 824 net Bbls of crude oil and NGLs and 5,810 net Mcf of natural gas per day for the year ended December 31, 2000. As of December 31, 2000, we had estimated net proved reserves in West Texas of 97,089 Mmcfe (77% natural gas) with a PV 10 of $350.0 million, 27.6% of which was attributable to proved developed reserves. During 2000, we drilled a total of 11 new wells (10 net) in Texas with a 100% success rate.

WESTERN CANADA

   We own producing properties in western Canada, consisting primarily of natural gas reserves and interests ranging from 10% to 100% in approximately 200 miles of natural gas gathering systems and 13 natural gas processing plants. As of December 31, 2000, Canadian Abraxas Petroleum Limited (" Canadian Abraxas") and Grey Wolf had estimated net proved reserves of 92,991 Mmcfe (82% natural gas) with a PV-10 of $455.0 million, 95.0% of which was attributable to proved developed reserves. For the year ended December 31, 2000, the Canadian properties produced an average of approximately 1,128 net Bbls of crude oil and NGL's per day and 31,691 net Mcf of natural gas per day. The natural gas processing plants had aggregate capacity of approximately 316 MMcf of natural gas per day (120 net MMcf). During 2000, we drilled a total of 16 new wells (13.39 net) in Canada with a 63% success rate.

   Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. In 2000, Canadian Abraxas paid $2.5 million to Grey Wolf pursuant to this management agreement. Abraxas and Canadian Abraxas own approximately 49% of the outstanding capital stock of Grey Wolf. In January 2001, we announced that we were in discussions with Grey Wolf concerning a stock for stock acquisition of the remaining 51% ownership of Grey Wolf.

EXPLORATORY AND DEVELOPMENTAL ACREAGE

   Our principal crude oil and natural gas properties consist of non-producing and producing crude oil and natural gas leases, including reserves of crude oil and natural gas in place. The following table indicates our interest in developed and undeveloped acreage as of December 31, 2000:

                                              Developed and Undeveloped Acreage

--------------------------------------------------------------------------------
--
                                                     As of December 31, 2000

--------------------------------------------------------------------------------
--
                                   Developed Acreage (1)
Undeveloped Acreage (2)
                         -------------------------------------
--------------------------------------
                          Gross Acres (3)        Net Acres (4)        Gross
Acres (3)        Net Acres (4)
                         -----------------      --------------
----------------      ----------------
Canada                         134,175                94,441
953,467               641,416
Texas                           33,120                25,720
12,202                11,505
Wyoming                          2,560                 2,560
64,774                59,772
                             ---------             ---------
---------             ---------
           Total               169,855               122,721
1,030,443               712,693
                             =========             =========
=========             =========

---------------

(1) Developed acreage consists of acres spaced or assignable to productive wells.
(2) Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.
(3) Gross acres refers to the number of acres in which we own a working interest.
(4) Net acres represents the number of acres attributable to an owner's proportionate working interest and/or royalty interest in a lease (e.g., a 50% working interest in a lease covering 320 acres is equivalent to 160 net acres).

PRODUCTIVE WELLS

   The following table sets forth our total gross and net productive wells, expressed separately for crude oil and natural gas, as of December 31, 2000:

                                              Productive Wells (1)

---------------------------------------------------------------------
                                             As of December 31, 2000

---------------------------------------------------------------------
State/Country                    Crude Oil                               Natural
Gas
                       -----------------------------
------------------------------
                        Gross(2)             Net(3)             Gross(2)
    Net(3)
                       ----------          ---------          -----------
  ---------
Canada                   381.0                42.0               298.0
    138.4
Texas                    172.0               136.1                78.0
     57.7
Wyoming                    3.0                 3.0                --
     --
                         -----               -----               -----
    -----
           Total         556.0               181.1               376.0
    196.1
                         =====               =====               =====
    =====

-------------
(1)   Productive wells are producing wells and wells capable of production.
(2) A gross well is a well in which we own an interest. The number of gross wells is the total number of wells in which we own an interest.
(3) A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of our fractional working interest owned in gross wells.

   Substantially all of our existing crude oil and natural gas properties are pledged to secure our indebtedness under the First Lien Notes and Second Lien Notes. You should read the discussion under the heading "Management's Discussion of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information regarding our indebtedness.

RESERVES INFORMATION

   The crude oil and natural gas reserves of Abraxas have been estimated as of January 1, 2001, January 1, 2000, and January 1, 1999, by DeGolyer and MacNaughton, of Dallas, Texas. The reserves of Canadian Abraxas and Grey Wolf as of January 1, 2001, January 1, 2000 and January 1, 1999 have been estimated by McDaniel and Associates Consultants Ltd. of Calgary, Alberta. Crude oil and natural gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs.

Reserve calculations involve the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

   The following table sets forth certain information regarding estimates of our crude oil, natural gas liquids and natural gas reserves as of January 1, 2001, January 1, 2000 and January 1, 1999:

                                                                    ESTIMATED
PROVED RESERVES

--------------------------------------------------
                                                          Proved
Proved             Total
                                                         Developed
Undeveloped          Proved
                                                       -------------
--------------      ------------
        As of January 1, 1999(1) (2) (3)
          Crude oil (MBbls)                                 3,985
1,628              5,613
          NGLs (MBbls)                                      1,834
248              2,082
          Natural gas (MMcf)                              144,588
52,890            197,478

        As of January 1, 2000(1) (2) (3)(4)
          Crude oil (MBbls)                                 5,513
1,606              7,119
          NGLs (MBbls)                                      4,961
562              5,523
          Natural gas (MMcf)                              154,221
35,894            190,115

        As of January 1, 2001(1) (2) (3)
          Crude oil (MBbls)                                 3,866
1,406              5,272
          NGLs (MBbls)                                      3,135
436              3,571
          Natural gas (MMcf)                              119,737
71,590            191,327

------------------

(1) Includes 31,900, 33,000 and 40,000 barrels of crude oil reserves owned by Grey Wolf of which 16,400, 16,900 and 20,525 barrels are applicable to the minority interests share of these reserves as of January 1, 1999, 2000 and 2001, respectively.
(2) Includes 443,500, 236,000 and 692,000 barrels of natural gas liquids reserves owned by Grey Wolf of which 227,600, 121,098 and 355,083 barrels are applicable to the minority interests share of these reserves as of January 1, 1999, 2000 and 2001, respectively.
(3) Includes 28,610, 21,710 and 21,389 Mmcf of natural gas reserves owned by Grey Wolf of which 14,700, 11,140 and 10,975 Mmcf are applicable to the minority interests share of these reserves as of January 1, 1999, 2000 and 2001, respectively.
(4) Includes 343,941 Bbls of crude oil reserves; 2,448.6 Mbbls of natural gas liquids reserves and 25,810 Mmcf of natural gas reserves, attributable to the Wyoming properties which were sold in March 2000. These reserves were estimated internally.

   The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

   Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this annual report. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

   You should not assume that the present value of future net revenues referred to in this annual statement is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

   The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this report are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 2000. The average sales prices as of such date used for purposes of such estimates were $25.73 per Bbl of crude oil, $30.63 per Bbl of NGLs and $9.21 per Mcf of natural gas. It is also assumed that we will make future capital expenditures of approximately $55.5 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

   We file reports of our estimated crude oil and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

CRUDE OIL, NATURAL GAS LIQUIDS, AND NATURAL GAS PRODUCTION AND SALES PRICES

   The following table presents our net crude oil, net natural gas liquids and net natural gas production, the average sales price per Bbl of crude oil and natural gas liquids and per Mcf of natural gas produced and the average cost of production per BOE of production sold, for the three years ended December 31:

                                                               2000
   1999                 1998
                                                          ---------------
---------------     ---------------
        Crude oil production (Bbls)                              636,734
     777,855              728,560
        Natural gas production (Mcf)                          19,962,470
  25,697,899           24,929,866

        Natural gas liquids production (Bbls)                    314,897
     376,474              867,443
        Mmcfe                                                     25,672
      32,623               34,506
        Average sales price per Bbl of crude oil          $        18.69       $
       14.57       $        13.65
        Average sales price per MCF of
             natural gas (1)                              $         2.71       $
        1.66       $         1.54
        Average sales price per Bbl of
             natural gas liquids (1)                      $        22.42       $
       13.40       $         6.81
        Average sales price per Mcfe (1)                  $         2.84       $
        1.81       $         1.57
        Average cost of production  per BOE
             produced (2)                                 $         4.39       $
        3.30       $         2.93


(1)   Average sales prices are net of hedging activity.
(2) Oil and gas were combined by converting gas to a barrel oil equivalent ("BOE") on the basis of 6 Mcf gas =1 Bbl of oil. Production costs include direct operating costs, ad valorem taxes and gross production taxes.

DRILLING ACTIVITIES

   The following table sets forth our gross and net working interests in exploratory, development, and service wells drilled during the three years ended December 31:

                                       2000                          1999
                 1998
                            ------------------------
-------------------------    --------------------------

                             Gross(1)        Net(2)        Gross(1)
Net(2)       Gross(1)        Net(2)
                            ----------     ---------      ---------
---------    -----------    -----------
Exploratory(3)

  Productive(4)

     Crude oil                 --             --              2.0            2.0
           1.0            1.0

     Natural gas                3.0            2.5            8.0            5.3
           7.0            5.6

  Dry holes(5)                  9.0            5.6           11.0            6.2
           9.0            7.3
                               ----           ----           ----           ----
          ----           ----

  Total                        12.0            8.1           21.0           13.5
          17.0           13.9
                               ====           ====           ====           ====
          ====           ====

Development(6)

  Productive

     Crude oil                  9.0            9.0            8.0            1.6
           3.0            2.4

     Natural gas               16.0           12.2           20.0           13.1
          30.0           23.9

  Service(7)                   --             --             --             --
           1.0            1.0

  Dry holes                     3.0            3.0            9.0            4.5
           3.0            2.2
                               ----           ----           ----           ----
          ----           ----

  Total                        28.0           24.2           37.0           19.2
          37.0           29.5
                               ====           ====           ====           ====
          ====           ====

------------------

(1)   A gross well is a well in which we own an interest.
(2) The number of net wells represents the total percentage of working interests held in all wells (e.g., total working interest of 50% is equivalent to 0.5 net well. A total working interest of 100% is equivalent to 1.0 net well).
(3) An exploratory well is a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.
(4) A productive well is an exploratory or a development well that is not a dry hole.
(5) A dry hole is an exploratory or development well found to be incapable of producing either crude oil or natural gas in sufficient quantities to justify completion as a crude oil or natural gas well.
(6) A development well is a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved crude oil or natural gas reserves.
(7) A service well is used for water injection in secondary recovery projects or for the disposal of produced water.

      As of March 15, 2001, we had 3 wells in process of drilling.

OFFICE FACILITIES

   Our executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. We also have an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 570 square feet in Midland, are leased until March 2005 at an aggregate base rate of $19,500 per month.

   Grey Wolf leases 17,522 square feet of office space in Calgary, Alberta pursuant to a lease which expires on April 30, 2003.

OTHER PROPERTIES

   We own 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 160 acres of land in Coke County, Texas and a 50% interest in approximately two acres of land in Bexar County, Texas. All three properties are used for the storage of tubulars and production equipment. We also own 19 vehicles which are used in the field by employees. We own 2 workover rigs, which are used for servicing our wells as well as third party wells.


ITEM 3. LEGAL PROCEEDINGS

   GENERAL. From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on us.

   In 1995, certain plaintiffs filed a lawsuit against us alleging negligence and gross negligence, tortious interference with contract, conversion and waste We fully and finally resolved the litigation on April 25, 2000, through a payment of $435,780 in the aggregate to the plaintiffs.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   No matter was submitted to a vote of our security holders during the fourth quarter of the fiscal year ended December 31, 2000.

ITEM 4A. EXECUTIVE OFFICERS OF ABRAXAS

   Certain information is set forth below concerning our executive officers, each of whom has been selected to serve until the 2001 annual meeting of shareholders and until his successor is duly elected and qualified.

   Robert L. G. Watson, age 50, has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board and a director of Grey Wolf. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer and McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

   Chris E. Williford, age 49, was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President and Assistant Secretary of Canadian Abraxas. In December 1999, Mr. Williford resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

      Robert W. Carington, Jr., age 39, was elected Executive Vice President and a director of the Company in July 1998. In December 1999, Mr. Carington resigned as a director of Abraxas. Prior to joining the Company, Mr. Carington was a Managing Director with Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc. in January 1993, Mr. Carington was a Vice President at Howard, Weil, Labouisse, Friedrichs, Inc. Prior to joining

Howard, Weil, Labouisse, Friedrichs, Inc., Mr. Carington was a petroleum engineer with Unocal Corporation from 1983 to 1990. Mr. Carington received a degree of Bachelor of Science in Mechanical Engineering from Rice University in 1983 and a Masters of Business Administration from the University of Houston in 1990.

                                     PART II


ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET INFORMATION

   Our common stock began trading on the American Stock Exchange on August 18, 2000, under the symbol "ABP." Our common stock was formerly listed on the NASDAQ Stock Market under the symbol "AXAS"; however, effective June 16, 1999, our common stock was delisted from general quotation on the NASDAQ Stock Market for failure to satisfy NASDAQ's listing and maintenance standards. During the period between June 16, 1999 and August 17, 2000, our stock traded on the OTC Bulletin Board under the symbol "AXAS".

   The following table sets forth certain information as to the high and low bid quotations quoted on NASDAQ for 1998 and 1999 (through June 16, 1999), on the OTC Bulletin Board for the remainder of 1999 and through August 17, 2000, and the high low sales price on the American Stock Exchange for the remainder of 2000. Information with respect to over-the-counter bid quotations represents prices between dealers, does not include retail mark-ups, mark-downs, or commissions, and may not necessarily represent actual transactions.

            PERIOD                                             HIGH      LOW
  1998
            First Quarter...................................  $15.00    $7.00
            Second Quarter..................................   11.25     8.25
            Third Quarter...................................    9.50     5.31
            Fourth Quarter..................................    7.56     4.00
  1999
            First Quarter...................................  $ 3.19    $1.19
            Second Quarter..................................    2.82     0.88
            Third Quarter...................................    2.97     0.88
            Fourth Quarter..................................    2.44     0.81
  2000
            First Quarter...................................  $ 2.81    $1.06
            Second Quarter..................................    2.38     1.34
            Third Quarter (OTC through August 17)...........    2.75     1.38
            Third Quarter (AMEX from August 17).............    4.00     2.75
             Fourth Quarter.................................    4.56     2.81

HOLDERS

   As of March 22, 2001 we had 22,593,969 shares of common stock outstanding and had approximately 1,542 stockholders of record.

DIVIDENDS

   We have not paid any cash dividends on our common stock and it is not presently determinable when, if ever, we will pay cash dividends in the future. In addition, the indentures governing the First Lien and Second Lien Notes prohibit the payment of cash dividends and stock dividends on our common stock. You should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for more information regarding the restrictions on our ability to pay dividends.

ITEM 6. SELECTED FINANCIAL DATA

   The following selected financial data are derived from our Consolidated Financial Statements. The data should be read in conjunction with our Consolidated Financial Statements and Notes thereto, and other financial information included herein. See "Financial Statements."



Year Ended December 31,

-------------------------------------------------------------------------
                                                           2000             1999
         1998            1997            1996
                                                        ------------
-----------    -----------     ----------       ---------
                                                                      (Dollars
in thousands except per share data)
Total revenue                                           $  76,600        $
66,770     $  60,084       $  70,931(1)     $  26,653
Income (loss) before extraordinary item                 $   6,676        $
(36,680)    $ (83,960)(2)   $  (6,485)       $   1,940
Income (loss) before extraordinary item per common
   share - diluted                                      $    0.21(3)     $
(5.41)    $  (13.26)      $   (1.11)       $    0.23
Weighted average shares outstanding - basic                 2,616
6,784         6,331           6,025            6,794
Total assets                                            $ 335,560        $
322,284     $ 291,498       $ 338,528        $ 304,842
Long-term debt, excluding current maturities            $ 266,441        $
273,421     $ 299,698       $ 248,617        $ 215,032
Total stockholders' equity (deficit)                    $  (6,503)       $
(9,505)    $ (63,522)      $  26,813        $  35,656


(1) Increase due to acquisition of Canadian Abraxas and the Wyoming properties.
(2) Increase due to ceiling write down.
(3) Increase due to sale of partnership interest.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of our consolidated financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with our Consolidated Financial Statements and the Notes thereto. See "Financial Statements."

GENERAL

   We have incurred net losses in three of the last four years and there can be no assurance that operating income and net earnings will be achieved in future periods. Our revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids we produce. Natural gas and crude oil prices weakened somewhat during 1997 and continued to decrease during 1998. Crude oil and natural gas prices increased somewhat in 1999 and increased substantially in 2000. In addition, because our proved reserves will decline as crude oil, natural gas and natural gas liquids are produced, unless we are successful in acquiring properties containing proved reserves or conduct successful exploration and development activities, our reserves and production will decrease. Our ability to acquire or find additional reserves in the near future will be dependent, in part, upon the amount of available funds for acquisition, exploitation, exploration and development projects. If crude oil and natural gas prices revert to depressed levels, or if our production levels decrease, our revenues, cash flow from operations and financial condition will be materially adversely affected.

RESULTS OF OPERATIONS

   The factors which most significantly affect our results of operations are:

o    the sales prices of crude oil, natural gas liquids and natural gas,
o the level of total sales volumes of crude oil, natural gas liquids and natural gas,
o    the level of and interest rates on borrowings, and
o    the level and success of exploration and development activity.

      SELECTED OPERATING DATA. The following table sets forth certain of our operating data for the periods presented:

                                                                    YEARS ENDED
DECEMBER 31,

-------------------------------------------------
                                                         (DOLLARS IN THOUSANDS,
EXCEPT PER UNIT DATA)
                                                         2000
1999                 1998
                                                       --------
--------             --------
Operating revenue:
   Crude oil sales                                     $ 11,899            $
11,330             $  9,948
   NGLs sales                                             7,061
5,043                5,905
   Natural gas sales                                     54,013
42,652               38,410
   Gas processing revenue                                 2,717
4,244                3,159
   Other                                                    910
3,501                2,662
                                                       --------
--------             --------
Total operating revenue                                $ 76,600            $
66,770             $ 60,084
                                                       ========
========             ========

Operating income (loss)                                $ 11,583
$(10,972)            $(56,500)

Crude oil production (MBbls)                              636.7
777.9                728.6
NGLs production (MBbls)                                   314.9
376.5                867.4
Natural gas production (MMcf)                          19,962.5
25,697.9             24,929.9

Average crude oil sales price (per Bbl)*               $  18.69            $
14.57             $  13.65
Average NGLs sales price (per Bbl)*                    $  22.42            $
13.40             $   6.81
Average natural gas sales price (per Mcf)*             $   2.71            $
1.66             $   1.54


*Revenue and average sales prices are net of hedging ACTIVITIES.

COMPARISON OF YEAR ENDED DECEMBER 31, 2000 TO YEAR ENDED DECEMBER 31, 1999

   OPERATING REVENUE. During the year ended December 31, 2000, operating revenue from crude oil, natural gas and natural gas liquids sales increased by $14.0 million from $59.0 million in 1999 to $73.0 million in 2000. This increase was primarily attributable to an increase in commodity prices. Increased prices contributed $26.5 million in additional revenue, which was offset by $12.5 million due to a decrease in production volumes. The decline in production was due to the disposition of certain non-core properties, primarily in Canada.

   Natural gas liquids volumes declined from 376.5 MBbls in 1999 to 314.9 in 2000. Crude oil sales volumes declined from 777.9 MBbls in 1999 to 636.7 MBbls during 2000. Natural gas sales volumes decreased from 25.7 Bcf in 1999 to 20.0 Bcf in 2000. Production declines were primarily attributable to our disposition of non-core assets during 2000.

    Average sales prices in 2000 net of hedging losses were:

o     $18.69 per Bbl of crude oil,
o     $22.42 per Bbl of natural gas liquids, and
o     $2.71 per Mcf of natural gas.

   Average sales prices in 1999 net of hedging losses were:

o     $14.57 per Bbl of crude oil,
o     $13.40 per Bbl of natural gas liquids, and
o     $1.66 per Mcf of natural gas.

We also had natural gas processing revenue of $2.7 million in 2000 as compared to $4.2 million in 1999. The decline in processing revenue is due to a decrease in third party natural gas being processed. We are utilizing more of the plant capacity to process our own natural gas, leaving less capacity for third party processing.

   LEASE OPERATING EXPENSE. Lease operating expense ("LOE") and natural gas processing costs increased by $0.8 million from $17.9 million for the year ended December 31, 1999 to $18.8 million for the same period of 2000. LOE on a per Mcfe basis for 2000 was $0.73 per Mcfe as compared to $0.55 per Mcfe in 1999. The increase was due primarily to a general increase in the cost of services and increased production taxes due to higher commodity prices in 2000 as compared to 1999. The increase in the per Mcfe cost is due to a decline in production volumes.

   G&A EXPENSE. General and administrative ("G&A") expense increased from $5.3 million for the year ended December 31, 1999 to $6.9 million for the year ended December 31, 2000. The increase in G&A was due to the loss of approximately $600,000 of overhead billed to a partnership, substantially all of the assets of which were sold in March 2000 and an increase in director compensation as a result of our restructuring in the fourth quarter of 1999. Our G&A expense on a per Mcfe basis increased from $0.16 in 1999 to $0.27 in 2000. The increase in the per Mcfe cost was due partly to lower production volumes in 2000 as compared to 1999.

   G&A - STOCK-BASED COMPENSATION EXPENSE. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be accounted for as variable until they are exercised, forfeited, or expired. In March 1999, we amended the exercise price to $2.06 on all options with an existing exercise price greater than $2.06. We recognized approximately $2.8 million as stock-based compensation expense during 2000 related to these repricings.

   DD&A EXPENSE. Depreciation, depletion and amortization ("DD&A") expense increased by $1.1 million from $34.8 million for the year ended December 31, 1999 to $35.9 million for the year ended December 31, 2000. Our DD&A expense on a per Mcfe basis for 1999 was $1.07 per Mcfe as compared to $1.40 per Mcfe in 2000. The increase in DD&A is the result of higher finding costs in the later part of 1999 and 2000.

   INTEREST EXPENSE. Interest expense decreased by $5.9 million from $37.0 million to $31.1 million for the year ended December 31, 2000 compared to 1999. This decrease resulted from reduced debt levels during 2000 compared to 1999. The reduced debt level was the result of the exchange of approximately $269.7 million principal amount of our Old Notes for approximately $188.8 million principal of our Second Lien Notes, shares of our common stock and contingent value rights.

   CEILING LIMITATION WRITEDOWN. We record the carrying value of our crude oil and natural gas properties using the full cost method of accounting for oil and gas properties. Under this method, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under the full cost accounting rules, the net capitalized cost of crude oil and natural gas properties less related deferred taxes, is limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, we are subject to a ceiling limitation writedown to the extent of such excess. A ceiling limitation writedown is a charge to earnings which does not impact cash flow from operating activities. However, such writedowns do impact the amount of our stockholders' equity.

   The risk that we will be required to writedown the carrying value of our oil and gas assets increases when oil and gas prices are depressed or volatile. In addition, writedowns may occur if we have substantial downward revisions in our estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if we voluntarily cancel, long-term contracts for our natural gas. For the year ended December 31, 1999, we recorded a writedown of $19.1 million, $11.9 million after tax, related to our Canadian properties. We cannot assure you that we will not experience additional writedowns in the future. Should commodity prices decline, a further writedown of the carrying value of our crude oil and natural gas properties may be required. See Note 17 of Notes to Consolidated Financial Statements.

   MINORITY INTEREST. Minority interest in the net income of our 49% owned subsidiary increased to $1.3 million in 2000 from $269,000 in 1999. This increase is due to improved profitability of our subsidiary as a result of improved commodity prices received in 2000 as compared to 1999.

   INCOME TAXES Income tax expense (benefit) increased from a benefit of $12.6 million for the year ended December 31, 1999 to expense of $3.7 million for the year ended December 31, 2000. The benefit for the year ended December 31, 1999 was primarily attributable to the ceiling limitation write down that occurred in that year.

   OTHER. In March 2000, Abraxas Wamsutter L.P. ("Partnership") sold all of its interest in its crude oil and natural gas properties to a third party. Prior to the sale of these properties, effective January 1, 2000, the Company's equity investee share of oil and gas property cost, results of operations and amortization were not material to consolidated operations or financial position. As a result of the sale, the Company received approximately $34 million, which represented a proportional interest in the Partnership's proved properties.

   In June 2000, the we retired $3.5 million of the Old Notes and $3.6 million of the Second Lien Notes at a discount of $1.7 million.

COMPARISON OF YEAR ENDED DECEMBER 31, 1999 TO YEAR ENDED DECEMBER 31, 1998

   OPERATING REVENUE. During the year ended December 31, 1999, operating revenue from crude oil, natural gas and natural gas liquids sales increased by $4.7 million from $54.3 million in 1998 to $59.0 million in 1999. This increase was primarily attributable to an increase in commodity prices. Increased prices contributed $8.1 million in additional revenue, which was offset by $3.4 million due to a decrease in production volumes.

   Natural gas liquids volumes declined from 867.4 MBbls in 1998 to 376.5 in 1999. The decline in natural gas liquids was primarily a result of the sale of oil and gas producing properties in Wyoming in late 1998. The Wyoming properties contributed 440.6 MBbls of natural gas liquids in 1998. Also contributing to the decline in natural gas liquids volumes was the closing of two natural gas processing plants in South Texas, one in late 1998 and one in January 1999 and our decision to stop processing natural gas in early 1999 due to depressed prices. We resumed processing natural gas in April 1999 as prices improved and third party facilities became available. Crude oil sales volumes increased by 6.8% from 728.6 MBbls in 1998 to 777.9 MBbls during 1999. Natural gas sales volumes increased from 24.9 Bcf in 1998 to 25.7 Bcf in 1999. The increase in crude oil and natural gas sales volumes was attributable to increased production attributable to our ongoing development program on existing and acquired properties.

    Average sales prices in 1999 net of hedging losses were:

o     $14.57 per Bbl of crude oil,
o     $13.40 per Bbl of natural gas liquids, and
o     $1.66 per Mcf of natural gas.

   Average sales prices in 1998 including of hedging gains were:

o     $13.65 per Bbl of crude oil,
o     $6.81 per Bbl of natural gas liquids, and
o     $1.54 per Mcf of natural gas.

We also had gas processing revenue of $4.2 million in 1999 as compared to $3.2 million in 1998.

   LEASE OPERATING EXPENSE. LOE and natural gas processing costs decreased by $0.2 million from $18.1 million for the year ended December 31, 1998 to $17.9 million for the same period of 1999. LOE on a per

Mcfe basis for 1999 was $0.55 per Mcfe as compared to $0.52 per Mcfe in 1998. The increase in the per Mcfe LOE is due to the sale of low cost natural gas wells in Wyoming which were replaced with higher cost crude oil wells acquired in Canada with the acquisition of New Cache Petroleums, Ltd. in January 1999.

   G&A EXPENSE. G&A expense decreased from $5.5 million for the year ended December 31, 1998 to $5.3 million for the year ended December 31, 1999. This is primarily a result of cost control measures implemented in the climate of depressed prices. Our G&A expense on a per Mcfe basis was unchanged at $0.16 per Mcfe in 1999 and 1998.

   DD&A EXPENSE. DD&A expense increased by $3.6 million from $31.2 million for the year ended December 31, 1998 to $34.8 million for the year ended December 31, 1999. Our DD&A expense on a per Mcfe basis for 1999 was $1.07 per Mcfe as compared to $0.90 per Mcfe in 1998. The increase in DD&A is primarily the result of downward reserve revisions in 1999, primarily related to Canadian operations.

   INTEREST EXPENSE. Interest expense increased by $6.0 million from $30.8 million to $36.8 million for the year ended December 31, 1999 compared to 1998. This increase was attributable to our increased borrowings during 1999. In March 1999, we issued $63.5 million in principal amount of the First Lien Notes . In December 1999, we consummated the Exchange Offer whereby $188.8 million in Second Lien Notes, 16,078,990 shares of our common stock, and 16,078,990 CVRs were exchanged for $269.7 million of the Old Notes. Long-term debt decreased from $299.7 million at December 31, 1998 to $273.4 million at December 31, 1999.

   CEILING LIMITATION WRITEDOWN. For the year ended December 31, 1999, we recorded a writedown of $19.1 million, $11.9 million after tax, related to our Canadian properties. For the year ended December 31, 1998 we recorded a writedown of $61 million related to our United States operations, We cannot assure you that we will not experience additional writedowns in the future. Should commodity prices decline, a further writedown of the carrying value of our crude oil and natural gas properties may be required. See Note 17 of Notes to Consolidated Financial Statements.

   MINORITY INTEREST. Minority interest in the net income of our 49% owned subsidiary increased to $269,000 in 1999 from $4,000 in 19998. This increase is due to improved profitability of our subsidiary.

   INCOME TAXES. Income tax expense (benefit) increased to a benefit of $12.6 million for the year ended December 31, 1999 from a benefit of $4.2 million in 1998. The increase in the benefit in 1999 was primarily attributable to the ceiling limitation write down that occurred in 1999.

LIQUIDITY AND CAPITAL RESOURCES


   GENERAL. Capital expenditures in 1998, 1999 and 2000 were $57.9 million, $128.7 million and $74.4 million, respectively. The table below sets forth the components of these capital expenditures on a historical basis for the three years ended December 31, 1998, 1999 and 2000.

                                           YEAR ENDED DECEMBER 31,
                                      ------------------------------------
                                        1998          1999          2000
                                      --------      --------      --------
                                            (DOLLARS IN THOUSANDS)
EXPENDITURE CATEGORY:
    Property acquisitions (1)         $  2,729      $ 89,743      $  7,189
    Development                         51,821        37,344        64,873
    Facilities and other                 3,311         1,621         2,350
                                      --------      --------      --------

    Total                             $ 57,861      $128,708      $ 74,412
                                      ========      ========      ========

------------

(1) Acquisition cost includes 71,063 shares of Abraxas common stock valued at approximately $449,000 in 1998 related to the acquisition of certain crude oil and natural gas properties.

   During 2000, expenditures were primarily for the development of existing properties. In 1999, expenditures were primarily the acquisition of New Cache Petroleums, Ltd. In 1998, expenditures were primarily for the development of existing properties. These expenditures were funded through internally generated cash flow, the issuance of $275.0 million of the Old Notes and $63.5 million of the First Lien Notes, borrowings under a credit facility and the sale of non-core assets.

   At December 31, 2000, we had current assets of $24.3 million and current liabilities of $38.1 million resulting in a working capital deficit of $13.8 million. The material components of our current liabilities at December 31, 2000, included trade accounts payable of $22.7 million, revenues due third parties of $6.3 million and accrued interest of $6.1 million. Stockholders' equity increased from a deficit of $9.5 million at December 31, 1999, to a deficit of $6.5 million at December 31, 2000.

   Our current budget for capital expenditures for 2001 other than acquisition expenditures is $42.0 million, approximately $11.0 million of which has been spent to date. The remaining portion of such expenditures is largely discretionary and will be made primarily for the development of existing properties. Additional capital expenditures may be made for acquisition of producing properties if such opportunities arise, but we currently have no agreements, arrangements or undertakings regarding any material acquisitions. We have no material long-term capital commitments and are consequently able to adjust the level of our expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors. Should the prices of crude oil and natural gas decline, our cash flows will decrease which may result in a further reduction of the capital expenditures budget.

   Operating activities for the year ended December 31, 2000, provided us $21.4 million of cash. Investing activities used $18.8 million during 2000 comprised of $34.5 million provided from the sale of an equity investment in Wamsutter Holdings LP, $21.2 million provided from the sale of non-core properties and $74.4 million of used primarily for the acquisition and development of producing properties. Financing activities used $3.8 million during 2000.

   Operating activities for the year ended December 31, 1999, provided us $3.9 million of cash. Investing activities used $111.2 million during 1999, comprised of $17.5 million provided from the sale of oil and gas producing properties and $128.7 million used primarily for the acquisition and development of producing properties. Financing provided $49.1 million during 1999.

   Operating activities for the year ended December 31, 1998, provided $4.8 million of cash to us. Investing activities provided $2.0 million in 1998, comprised of $59.4 million provided from the sale of oil and gas producing properties, primarily the Wyoming Properties, and $57.4 million used primarily for the acquisition and development of producing properties. Financing provided $52.5 million during 1998.

   We are heavily dependent on crude oil and natural gas prices which have historically been volatile. Although we have hedged a portion of our natural gas production and substantially all of our crude oil production and may continue this practice, future crude oil and natural gas price declines would have a material adverse effect on our overall results, and therefore, our liquidity. Furthermore, low crude oil and natural gas prices could affect our ability to raise capital on terms favorable to us.

   CURRENT LIQUIDITY NEEDS. Since January 1999, we have sought to improve our liquidity in order to allow us to meet our debt service requirements and to maintain and increase existing production.

   Our sale in March 1999 of our First Lien Notes allowed us to refinance our bank debt, meet our near-term debt service requirements and make limited crude oil and natural gas capital expenditures.

   In October 1999, we sold a dollar denominated production payment for $4.0 million relating to existing natural gas wells in the Edwards Trend in South Texas to a unit of Mirant and during 2000, we sold additional production payments for $6.4 million relating to additional natural gas wells in the Edwards Trend to Mirant. We have the ability to sell up to $50 million to Mirant for drilling opportunities in the Edwards Trend.

   In December 1999, Abraxas and our wholly-owned Canadian subsidiary, Canadian Abraxas Petroleum Limited, completed an Exchange Offer whereby we exchanged the Second Lien Notes, common stock, and contingent value rights for approximately 98.43% of our outstanding Old Notes. The Exchange Offer reduced our long term debt by $76 million net of fees and expenses.

   We are continuing to rationalize our significant non-core Canadian assets to allow us to continue to grow while reducing our debt. We may sell non-core assets or seek partners to fund a portion of the exploration costs of undeveloped acreage and are considering other potential strategic alternatives.

   In March 2000, we sold our interest in certain crude oil and natural gas properties that we owned and operated in Wyoming. Simultaneously, a limited partnership of which one of our subsidiaries was the general partner, accounted for on the equity method of accounting sold its interest in crude oil and natural gas properties in the same area. Our net proceeds from these transactions were approximately $34.0 million.

   In March 2001, we announced that we had engaged Credit Lyonnais Securities
(USA) Inc. and CIBC World Markets Corp. to assist us in a review of alternative financial strategies. Under the terms of this engagement, we may restructure, refinance or recapitalize some or all of our existing debt and/or issue equity securities.

   We will have three principal sources of liquidity going forward: (i) cash on hand, (ii) cash flow from operations, and (iii) the production payment with Mirant. We also intend to continue to sell certain non-core properties, although the terms of the First Lien Notes indenture, the Second Lien Notes indenture and the Old Notes indenture substantially limit our use of proceeds from such sales.

    We expect that the significantly improved commodity prices realized by us compared to those received in 1998 and 1999 and the expiration of a significant portion of the crude oil and natural gas hedges that we had put in place in earlier years will improve our liquidity position in 2001. Should commodity prices fall, all of our capital expenditures are discretionary and can be delayed to maintain liquidity. While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that the net cash flow from operations plus cash on hand, cash available under the production payment and the proceeds from the sale of additional non-core properties will be adequate to fund operations and planned capital expenditures.

   HEDGING ACTIVITIES. Our results of operations are significantly affected by fluctuations in commodity prices and we seek to reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments.

   In November 1996, we assumed hedge agreements extending through October 2001 with a counterparty involving various quantities and fixed prices. These hedge agreements provided that we make payments to the counterparty to the extent the market prices, determined based on the price for crude oil on the NYMEX and the Inside FERC, Tennessee Gas Pipeline Co. Texas (Zone O) price for natural gas exceeded certain fixed prices and for the counterparty to make payments to us to the extent the market prices were less than such fixed prices. We accounted for the related gains or losses in crude oil and natural gas revenue in the period of the hedged production. We terminated these hedge agreements in January 1999 and were paid $750,000 by the counterparty for such termination. This amount is included in other income in the accompanying financial statements.

   In March 1998, we entered into a costless collar hedge agreement with Enron Capital and Trade Resources Corp. for 2,000 Bbls of crude oil per day with a floor price of $14.00 per Bbl and a ceiling price of $22.30 per Bbl for crude oil on the NYMEX. The agreement was effective April 1, 1998 and extended through March 31, 1999. Under the terms of the agreement, we were paid when the average monthly price for crude oil on the NYMEX is below the floor price and paid the counterparty when the average monthly price exceeded the ceiling price. During the year ended December 31, 1999, we realized a loss of $1.8 million on this agreement, which is accounted for in crude oil and natural gas revenue.

   We also entered into a hedge agreement with Barrett Resources Corporation ("Barrett") for the period November 1999 through October 2000. This agreement was for 1,000 Bbls per day with us being paid $20.30 and an additional 1,000 barrels per day with a floor price of $18.00 per barrel and a ceiling of $22.00 per Bbl. We realized losses from hedges of $ 20.2 million for the year ended December 31, 2000 which is accounted for in crude oil and natural gas revenue.

    At year end 2000, Barrett had a swap call on either 1,000 Bbls of crude oil or 20,000 MMBtu of natural gas per day at Barrett's option at fixed prices ($18.00 for crude oil or $2.95 to $2.60 for natural gas) through October 31, 2002. As of December 31, 2000, the fair market value of the remaining fixed price hedge agreement was a liability of approximately $38 million, of which $27 million is expected to be charged to revenues in 2001 and $11 million in 2002.


LONG-TERM INDEBTEDNESS

   OLD NOTES. On November 14, 1996, Abraxas and Canadian Abraxas consummated the offering of $215.0 million of their 11.5% Senior Notes due 2004, Series A, which were exchanged for Series B Notes in February 1997. On January 27, 1998, Abraxas and Canadian Abraxas completed the sale of $60.0 million of the Series C Notes. The Series B Notes and the Series C Notes were subsequently exchanged for $275.0 million in principal amount of the Old Notes in June 1998.

   Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Old Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas, on or after November 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

            YEAR                                           PERCENTAGE
           ------                                         ------------
            2000....................................        105.750%
            2001....................................        102.875%
            2002 and thereafter.....................        100.000%

   The Old Notes are joint and several obligations of Abraxas and Canadian Abraxas and rank PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes rank senior in right of payment to all future subordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes are, however, effectively subordinated to the First Lien Notes to the extent of the value of the collateral securing the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral securing the Second Lien Notes. The Old Notes are unconditionally guaranteed, on a senior basis by a wholly-owned Abraxas subsidiary, Sandia Oil & Gas Corporation. The guarantee is a general unsecured obligation of Sandia and ranks PARI passu in right of payment to all unsubordinated indebtedness of Sandia and senior in right of payment to all subordinated indebtedness of Sandia. The guarantee is effectively subordinated to the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral securing these obligations.

   Upon a change of control, as defined in the Old Notes Indenture, each holder of the Old Notes will have the right to require Abraxas and Canadian Abraxas to repurchase all or a portion of such holder's Old Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Old Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

   FIRST LIEN NOTES. In March 1999, Abraxas consummated the sale of $63.5 million of the First Lien Notes. Interest on the First Lien Notes is payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1999. The First Lien Notes are redeemable, in whole or in part, at the option of Abraxas on or after March 15, 2001, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on March 15 of the years set forth below:


             YEAR                                                PERCENTAGE
            ------                                             -------------
             2001.....................................            103.000%
             2002 and thereafter......................            100.000%

   The First Lien Notes are senior indebtedness of Abraxas secured by a first lien or charge on substantially all of the crude oil and natural gas properties of Abraxas and the shares of Grey Wolf owned by Abraxas. The First Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia and one of our wholly-owned subsidiaries, Wamsutter Holdings, Inc.. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors and the shares of Grey Wolf owned by Canadian Abraxas.

   Upon a change of control, as defined in the First Lien Notes Indenture, each holder of the First Lien Notes will have the right to require Abraxas to repurchase such holder's First Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas will be obligated to offer to repurchase the First Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

   The First Lien Notes indenture contains certain covenants that limit the ability of Abraxas and certain of its subsidiaries, including the guarantors of the First Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas.

   The First Lien Notes indenture provides, among other things, that Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas or any other Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of:

      (1) applicable law;

      (2) the First Lien Notes indenture;

      (3) customary non-assignment provisions of any contract or any lease governing leasehold interest of such subsidiaries;

      (4) any instrument governing indebtedness assumed by us in an acquisition, which encumbrance or restriction is not applicable to such Restricted Subsidiary or the properties or assets of such subsidiary other than the entity or the properties or assets of the entity so acquired;

      (5) agreements existing on the Issue Date (as defined in the First Lien Notes indenture) to the extent and in the manner such agreements were in effect on the Issue Date;

      (6) customary restrictions with respect to subsidiaries of Abraxas pursuant to an agreement that has been entered into for the sale or disposition of capital stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the First Lien Notes indenture or any Security Documents (as defined in the First Lien Notes indenture) solely in respect of the assets or capital stock to be sold or disposed of;

      (7) any instrument governing certain liens permitted by the First Lien Notes indenture, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such lien; or

      (8) an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing indebtedness are no less favorable to the holders of the First Lien Notes in any material respect as determined by the Board of Directors of Abraxas in their reasonable and good faith judgment that the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause
(2), (4) or (5) and do not extend to or cover any new or additional property or assets and, with respect to newly created liens, (A) such liens are expressly junior to the liens securing the First Lien Notes, (B) the refinancing results in an improvement on a pro forma basis in Abraxas' Consolidated EBITDA Coverage Ratio (as defined in the First Lien Notes indenture) and (C) the instruments creating such liens expressly subject the foreclosure rights of the holders of the refinanced indebtedness to a stand-still of not less than 179 days.

   SECOND LIEN NOTES. In December 1999, Abraxas and Canadian Abraxas completed an Exchange Offer whereby $269,699,000 of the Old Notes were exchanged for $188,778,000 of the new Second Lien Notes. An additional $5,000,000 of the Second Lien Notes were issued in payment of fees and expenses. Interest on the Second Lien Notes is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2000. The Second Lien Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas on or after December 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on December 1 of the years set forth below:


             YEAR                                                PERCENTAGE
            -------                                            --------------
             2000.....................................            105.750%
             2001.....................................            102.875%
             2002 and thereafter......................            100.000%


   The Second Lien Notes are senior indebtedness of Abraxas and Canadian Abraxas and are secured by a second lien on substantially all of the crude oil and natural gas properties of Abraxas and Canadian Abraxas and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas. The Second Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors. The Second Lien Notes are, however, effectively subordinated to the First Lien Notes and related guarantees to the extent the value of the collateral securing the Second Lien Notes and related guarantees and the First Lien Notes and related guarantees is insufficient to pay both the Second Lien Notes and the First Lien Notes.

   Upon a change of control, as defined in Second Lien Notes Indenture, each holder of the Second Lien Notes will have the right to require Abraxas and Canadian Abraxas to repurchase such holder's Second Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Second Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

   The Second Lien Notes indenture contains certain covenants that limit the ability of Abraxas and Canadian Abraxas and certain of their subsidiaries, including the guarantors of the Second Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas or Canadian Abraxas.

   The Second Lien Notes indenture provides, among other things, that Abraxas and Canadian Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, Canadian Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas, Canadian Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas, Canadian

Abraxas or any other Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of:

      (1) applicable law;

      (2) the Old Notes indenture, the First Lien Notes indenture, or the Second Lien Notes indenture;

      (3) customary non-assignment provisions of any contract or any lease governing leasehold interest of such subsidiaries;

      (4) any instrument governing indebtedness assumed by us in an acquisition, which encumbrance or restriction is not applicable to such Restricted Subsidiary or the properties or assets of such subsidiary other than the entity or the properties or assets of the entity so acquired;

      (5) agreements existing on the Issue Date (as defined in the Second Lien Notes indenture) to the extent and in the manner such agreements were in effect on the Issue Date;

      (6) customary restrictions with respect to subsidiaries of Abraxas and Canadian Abraxas pursuant to an agreement that has been entered into for the sale or disposition of capital stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Second Lien Notes solely in respect of the assets or capital stock to be sold or disposed of;

      (7) any instrument governing certain liens permitted by the Second Lien Notes indenture, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such lien; or

      (8) an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing indebtedness are no less favorable to the holders of the Second Lien Notes in any material respect as determined by the Board of Directors of Abraxas in their reasonable and good faith judgment that the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause
(2), (4) or (5).

      NET OPERATING LOSS CARRYFORWARDS. At December 31, 2000, the Company had, subject to the limitation discussed below, $101,800,000 of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2001 through 2020 if not utilized. At December 31, 2000, the Company had approximately $11,400,000 of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2001 through 2020 if not utilized.

      As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

      During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

      As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,295,000 will be limited as described above and in the following paragraph.

      An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 5. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of the Company's carryforwards.

      The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

      In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $36,134,000 and $34,763,000 for deferred tax assets at December 31, 1999 and 2000, respectively.

NEW ACCOUNTING PRONOUNCEMENT

      SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, is effective for the Company as of January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will we recognized in earnings.

      The Company expects that at January 1, 2001, it will record a liability of $38 million with the offsetting charge to OCI as a cumulative transition adjustment for derivatives designated as cash-flow hedges prior to adopting SFAS 133.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK; COMMODITY PRICE RISK

COMMODITY PRICE RISK

   Our exposure to market risks rests primarily with the volatile nature of crude oil, natural gas and natural gas liquids prices. We manage crude oil and natural gas prices through the periodic use of commodity price hedging agreements. You should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information regarding our hedging activities. Assuming the production levels we attained during the year ended December 31, 2000, a 10% decline in crude oil, natural gas and natural gas liquids prices would have reduced our operating revenue, cash flow and net income by approximately $7.3 million for the year.

HEDGING SENSITIVITY

      The fair value of our hedge instrument was determined based on NYMEX forward price quotes as of December 31, 2000. As of December 31, 2000, a commodity price increase of 10% would have resulted in an unfavorable change in the fair market value of our hedging instrument of $7.6 million and a commodity price decrease of 10% would have resulted in a favorable change in the fair value of our hedge instrument of $7.9 million.

      The following table sets forth our hedge position as of December 31, 2000.


          Time Period                      Notional Quantities
Price                      Fair Value
--------------------------------------------------------------------------------
-------------------------------------------------
January 1, 2001 - October 31, 2002     20,000 Mcf/day of natural gas    Fixed
price swap $2.60-$2.95      $(38.0) million
                                                                        natural
gas or                    [$(27) in 2001, $(11)]
                                       or 1,000 Bbl/day of crude oil    $18.90
Crude oil                  in 2002]


INTEREST RATE RISK

   At December 31, 2000, substantially all of our long-term debt was at fixed interest rates from 11.5% to 12.875% and not subject to fluctuations in market rates.

FOREIGN CURRENCY

   Our Canadian operations are measured in the local currency of Canada. As a result, our financial results are affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets. Canadian operations reported a pre-tax loss of $2.4 million for the year ended December 31, 2000. It is estimated that a 5% change in the value of the U.S. dollar to the Canadian dollar would have changed our net income by approximately $120,000. We do not maintain any derivative instruments to mitigate the exposure to translation risk. However, this does not preclude the adoption of specific hedging strategies in the future.

ITEM 8. FINANCIAL STATEMENTS.

   For the financial statements and supplementary data required by this Item 8, see the Index to Consolidated Financial Statements .

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

      As noted in the Form 8-K filed on August 22, 2000, the Board of Directors of Abraxas Petroleum Corporation engaged the accounting firm of Deloitte & Touche LLP as the Company's certifying accountant for the year ended December 31, 2000. The Audit Committee of the Board of Directors approved the dismissal of Ernst & Young LLP.


                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

   There is incorporated in this Item 10 by reference that portion of our definitive proxy statement for the 2001 Annual Meeting of Stockholders which appears therein under the caption "Election of Directors". See also the information in Item 4a of Part I of this Report.

ITEM 11. EXECUTIVE COMPENSATION.

   There is incorporated in this Item 11 by reference that portion of our definitive proxy statement for the 2001 Annual Meeting of Stockholders which appears therein under the caption "Executive Compensation", except for those parts under the captions "Compensation Committee Report on Executive Compensation," "Performance Graph" and "Report on Repricing of Options."

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   There is incorporated in this Item 12 by reference that portion of our definitive proxy statement for the 2001 Annual Meeting of Stockholders which appears therein under the caption "Securities Holdings of Principal Stockholders, Directors and Officers."

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   There is incorporated in this Item 13 by reference that portion of our definitive proxy statement for the 2001 Annual Meeting of Stockholders which appears therein under the caption "Certain Transactions."

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)1. Consolidated Financial Statements                            PAGE
                                                                   ----

      Report of Deloitte & Touche LLP, Independent Auditors.........F-2

      Report of Ernst & Young, LLP, Independent Auditors............F-3

      Consolidated Balance Sheets,
        December 31, 2000 and 1999..................................F-4

      Consolidated Statements of Operations,
        Years Ended December 31, 2000, 1999, and 1998...............F-6

      Consolidated Statements of Stockholders' Equity (Deficit)
         Years Ended December 31, 2000, 1999 and 1998...............F-7

      Consolidated Statements of Cash Flows
        Years Ended December 31, 2000, 1999 and 1998................F-9

      Notes to Consolidated Financial Statements...................F-11

(a)2. Financial Statement Schedules

      All schedules have been omitted because they are not applicable, not required under the instructions or the information requested is set forth in the consolidated financial statements or related notes thereto.


ITEM 14 (B): REPORTS ON FORM 8-K FILED IN THE FOURTH QUARTER OF 2000

   None

(a)3.EXHIBITS

        The following Exhibits have previously been filed by the Registrant or are included following the Index to Exhibits.

EXHIBIT NUMBER.                                DESCRIPTION

3.1 Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas' Registration Statement on Form S-4, No. 33-36565 (the "S-4 Registration Statement")).

3.2 Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990 (Filed as Exhibit 3.3 to the S-4 Registration Statement).

3.3 Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).

3.4 Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995. (Filed as Exhibit 3.4 to Abraxas' Registration Statement on Form S-3, No. 333-00398 (the "S-3 Registration Statement")).

3.5 Articles of Amendment to the Articles of Incorporation of Abraxas dated as of August 12, 2000 (Filed herewith)

3.6 Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.5 to the S-3 Registration Statement).


4.1 Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).

4.2 Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to Abraxas' Annual Report on Form 10-K filed on March 31, 1995).

4.3 Rights Agreement dated as of December 6, 1994 between Abraxas and First Union National Bank of North Carolina ("FUNB"). (Filed as Exhibit 4.1 to Abraxas' Registration Statement on Form 8-A filed on December 6, 1994).

4.4 Amendment to Rights Agreement dated as of July 14, 1997 by and between Abraxas and American Stock Transfer & Trust Company (Filed as Exhibit 1 to Amendment No. 1 to Abraxas' Registration Statement on Form 8-A filed on August 20, 1997).

4.5 Second Amendment to Rights Agreement as of May 22, 1998, by and between Abraxas and American Stock Transfer & Trust Company (Filed as Exhibit 1 to Amendment No. 2 to Abraxas' Registration Statement on Form 8-A filed on August 24, 1998)

4.6 Contingent Value Rights Agreement dated December 21, 1999, by and between Abraxas and American Stock Transfer & Trust Company (Filed as Exhibit 4.5 to Abraxas' Registration Statement on Form S-1, No. 333-95281).

4.7 Indenture dated January 27, 1999 by and among Abraxas, Canadian Abraxas and IBJ Schroder Bank & Trust Company (filed as Exhibit 4.1 to Abraxas' Current Report on Form 8-K dated February 5, 1999).

4.8 Third Supplemental Indenture dated December 21, 1999, by and among Abraxas, Canadian Abraxas and The Bank of New York f/k/a IBJ Schroder Bank & Trust Company (Filed as Exhibit 4.7 to Abraxas' Registration Statement on Form S-1, No. 333-95281 (the "2000 S-1 Registration Statement")).

4.9 Indenture dated March 26, 1999 by and among Abraxas, Canadian Abraxas, New Cache, Sandia and Norwest Bank Minnesota, National Association (Filed as Exhibit 4.6 to Abraxas' Annual Report on Form 10-K dated March 31,
       1999).

4.10 Indenture dated December 21, 1999, by and among Abraxas, Canadian Abraxas, Sandia, New Cache, Wamsutter and Firstar Bank, National Association (Filed as Exhibit T3C to Abraxas' and Canadian Abraxas' Indenture Qualification on Form T3-A, No. 022-22449).

4.11   Form of Old Note (Filed as Exhibit A to Exhibit 4.6).

4.12   Form of First Lien Note (Filed as Exhibit A to Exhibit 4.8).

4.13   Form of Second Lien Note (Filed as Exhibit A to Exhibit 4.9).

*10.1 Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan, as amended and restated. (Filed as Exhibit 10.7 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

*10.2 Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, as amended and restated. (Filed as Exhibit 10.8 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

*10.3 Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan. (Filed as Exhibit 10.9 to Abraxas' Annual Report on Form 10-K filed April 14, 1993

*10.4  Abraxas Petroleum Corporation 401(k) Profit Sharing Plan. (Filed as
       Exhibit 10.4 to Abraxas and Canadian Abraxas' Registration Statement on Form S-4, No. 333-18673, (the "1996 Exchange Offer Registration Statement")).

*10.5  Abraxas Petroleum Corporation Director Stock Option Plan. (Filed as
       Exhibit 10.5 to the 1996 Exchange Offer Registration Statement).

*10.6 Abraxas Petroleum Corporation Restricted Share Plan for Directors. (Filed as Exhibit 10.20 to Abraxas' Annual Report on Form 10-K filed on April 12, 1994).

*10.7  Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. (Filed as
       Exhibit 10.21 to Abraxas' Annual Report on Form 10-K filed on April 12,
       1994).

*10.8  Abraxas Petroleum Corporation Incentive Performance Bonus Plan. (Filed as
       Exhibit 10.24 to Abraxas' Annual Report on Form 10-K filed on April 12,
       1994).

10.9 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and Associated Energy Managers, Inc. (Filed as Exhibit 10.37 to the 1993 S-1 Registration Statement).

10.10 Form of Indemnity Agreement between Abraxas and each of its directors and officers. (Filed as Exhibit 10.30 to the 1993 S-1 Registration Statement).

*10.11 Employment Agreement between Abraxas and Robert L. G. Watson. (Filed as
       Exhibit 10.19 to the 2000 S-1 Registration Statement).

*10.12 Employment Agreement between Abraxas and Chris E. Williford. (Filed as
       Exhibit 10.20 to the 2000 S-1 Registration Statement).

*10.13 Employment Agreement between Abraxas and Stephen T. Wendel. (Filed as
       Exhibit 10.26 to the S-3 Registration Statement).

*10.14 Employment Agreement between Abraxas and Robert W. Carington, Jr. (Filed as Exhibit 10.22 to the 2000 S-1 registration Statement).

10.15 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and Basil Street Company (Filed herewith).

10.16 Common Stock Purchase Warrant dated September 1, 2000 between Jessup & Lamont Holdings (Filed herewith).

10.17 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and TNC, Inc. (Filed herewith).

10.18 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and Charles K. Butler (Filed herewith).

10.19 Management Agreement dated November 14, 1996 by and between Canadian Abraxas and Cascade Oil & Gas Ltd. (Filed as Exhibit 10.36 to the Exchange Offer Registration Statement).

10.20 Agreement of Limited Partnership of Abraxas Wamsutter L.P. dated as of November 12, 1999 by and between Wamsutter Holdings, Inc. and TIFD III-X Inc. (Filed as Exhibit 10.2 to Abraxas' Current Report on Form 8-K filed November 30,1999).

10.21 Registration Rights Agreement dated December 21, 1999, by and among Abraxas, Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital. (Filed as Exhibit 10.26 to the 2000 S-1 Registration Statement).

10.22 Registration Rights Agreement dated December 21, 1999, by and among Abraxas, Halcyon/Alan B. Slifka Management Company LLC and Franklin Resources, Inc. (Filed as Exhibit 10.27 to the 1999 S-1 Registration Statement).

10.23 Purchase Agreement for Dollar Denominated Production Payment dated as of October 6, 1999 by and between Abraxas and Southern Producer Services, L.P. (Filed as Exhibit 10.1 to Abraxas' Quarterly Report on Form 10-Q filed November 15, 1999)

10.24 Conveyance of Dollar Denominated Production Payment dated as of October 6, 1999 by and between Abraxas and Southern Producer Services, L.P. (Filed as Exhibit 10.2 to Abraxas' Quarterly Report on Form 10-Q filed November 15, 1999)


21.1 Subsidiaries of Abraxas. (Filed as Exhibit 21.1 to Abraxas' Annual Report on Form 10-K filed March 31, 1000).


23.1 Consent of Independent Auditors (Deloitte & Touche LLP). (Filed herewith).

23.2   Consent of Independent Auditors (Ernst & Young, LLP). (Filed herewith).

23.3   Consent of DeGolyer and MacNaughton. (Filed herewith).

23.4   Consent of McDaniel & Associates Consultants, Ltd. (Filed herewith).


*    Management Compensatory Plan or Agreement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to the signed on its behalf by the undersigned, thereunto duly authorized.

                         ABRAXAS PETROLEUM CORPORATION

  By: /s/ ROBERT L.G. WATSON           By: /s/ CHRIS WILLIFORD
     ----------------------------         -------------------------------
         President and Principal               Exec. Vice President and
         Executive Officer                     Principal Financial and
                                               Accounting Officer
      DATED:

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

      SIGNATURE                   NAME AND TITLE                         DATE
    -------------                ----------------                      --------
/s/ ROBERT L.G. WATSON          Chairman of the Board,
----------------------------    President (Principal Executive
Robert L.G. Watson              Officer) and Director                 4/02/2001


/s/ CHRIS WILLIFORD             Exec. Vice President and
----------------------------    Treasurer (Principal Financial
Chris Williford                 and Accounting Officer)               4/02/2001


/s/CRAIG S. BARTLETT, JR.       Director                              4/02/2001
----------------------------
Craig S. Bartlett, Jr.

/s/ FRANKLIN A. BURKE           Director                              4/02/2001
----------------------------
Franklin Burke

/s/ RALPH F. COX                Director                              4/02/2001
----------------------------
Ralph F. Cox

/s/ FREDRICK M. PEVOW, JR.      Director                              4/02/2001
----------------------------
Fredrick M. Pevow, Jr.

/s/ JAMES C. PHELPS             Director                              4/02/2001
----------------------------
James C. Phelps

/s/ JOSEPH A. WAGDA             Director                              4/02/2001
----------------------------
Joseph A. Wagda

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         PAGE
ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES                          ------

Independent Auditors' Report for the year ended December 31, 2000.......  F-2
Independent Auditors' Report for the years ended December 31, 1999 and 1998..............................................................  F-3
Consolidated Balance Sheets at December 31, 1999 and 2000 ..............  F-4
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000 .....................................  F-6
Consolidated Statements of Stockholders' Equity (Deficit) for the
  years ended December 31, 1998, 1999 and 2000 .........................  F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000 .....................................  F-9
Notes to Consolidated Financial Statements .............................  F-11

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Abraxas Petroleum Corporation


We have audited the accompanying consolidated balance sheet of Abraxas Petroleum Corporation and Subsidiaries (the "Company") as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/DELOITTE & TOUCHE LLP
San Antonio, Texas
March 22, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Abraxas Petroleum Corporation

      We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxas Petroleum Corporation and Subsidiaries at December 31, 1999, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                          ERNST & YOUNG LLP

San Antonio, Texas
March 17, 2000, except for
Notes 2 and 18 as to which
the date is March 31,2000

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

     DECEMBER 31

------------------------

 1999            2000

--------        --------

    (In thousands)
Current assets:
   Cash ....................................................................
$  3,799        $  2,004
   Accounts receivable, less allowance for doubtful accounts:
        Joint owners .......................................................
  5,140           3,771
        Oil and gas production sales .......................................
  7,955          16,106
        Other ..............................................................
  1,257             841

--------        --------

 14,352          20,718
   Equipment inventory .....................................................
    447           1,411
   Other current assets ....................................................
    431             179

--------        --------
      Total current assets .................................................
 19,029          24,312

Property and equipment:
      Oil and gas properties, full cost method of accounting:
        Proved .............................................................
433,596         481,802
        Unproved, not subject to amortization ..............................
 17,057          12,831
      Other property and equipment .........................................
 63,700          63,720

--------        --------
            Total ..........................................................
514,353         558,353

          Less accumulated depreciation, depletion, and amortization .......
219,687         253,569

--------        --------
        Total property and equipment - net .................................
294,666         304,784

Deferred financing fees, net of accumulated amortization of $4,826 and $6,917 at December 31, 1999 and 2000,
   respectively ............................................................
  7,711           5,556

Other assets ...............................................................
    878             908

--------        --------
   Total assets ............................................................
$322,284        $335,560

========        ========

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


DECEMBER 31

----------------------------
                                                                      1999
       2000
                                                                   ---------
     ---------
                                                                          (In
thousands)
Current liabilities:
   Accounts payable ......................................         $   8,445
     $  22,721
   Joint interest oil and gas production payable .........            10,608
         6,281
   Accrued interest ......................................             6,358
         6,079
   Other accrued expenses ................................               923
         1,932
   Current maturities of long-term debt ..................              --
         1,128
                                                                   ---------
     ---------
      Total current liabilities ..........................            26,334
        38,141


Long-term debt ...........................................           273,421
       266,441


Deferred income taxes ....................................            16,935
        21,079


Future site restoration ..................................             4,603
         4,305


Minority interest in foreign subsidiary ..................            10,496
        12,097


Commitments and contingencies



Stockholders' equity (deficit):

   Common stock, par value $.01 per share - authorized

      200,000,000 shares; issued 22,747,099 and 22,759,852

      shares at December 31, 1999 and 2000, respectively .               227
           227
   Additional paid-in capital ............................           127,562
       130,409
   Accumulated deficit ...................................          (139,825)
      (131,376)
   Treasury stock, at cost, 152,083 and 165,883 shares at

      December 31, 1999 and 2000, respectively ...........            (1,071)
          (964)
   Accumulated other comprehensive income (loss) .........             3,602
        (4,799)
                                                                   ---------
     ---------
Total stockholders' equity (deficit) .....................            (9,505)
        (6,503)
                                                                   ---------
     ---------
   Total liabilities and stockholders' equity (deficit) ..         $ 322,284
     $ 335,560
                                                                   =========
     =========



          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


      YEAR ENDED DECEMBER 31

-----------------------------------------

1998            1999            2000

---------       ---------       ---------

(In thousands except per share data)
Revenues:
   Oil and gas production revenues ......................................    $
54,263       $  59,025       $  72,973
   Gas processing revenues ..............................................
3,159           4,244           2,717
   Rig revenues .........................................................
  469             444             505
   Other ................................................................
2,193           3,057             405

---------       ---------       ---------

60,084          66,770          76,600
Operating costs and expenses:
   Lease operating and production taxes .................................
18,091          17,938          18,783
   Depreciation, depletion, and amortization ............................
31,226          34,811          35,857
   Proved property impairment ...........................................
61,224          19,100            --
   Rig operations .......................................................
  521             624             717
   General and administrative ...........................................
5,522           5,269           6,893
   General and administrative (Stock-based Compensation) ................
 --              --             2,767

---------       ---------       ---------

116,584          77,742          65,017

---------       ---------       ---------
Operating income (loss) .................................................
(56,500)        (10,972)         11,583

Other (income) expense:
   Interest income ......................................................
 (805)           (666)           (530)
   Amortization of deferred financing fee ...............................
1,571           1,915           2,091
   Interest expense .....................................................
30,848          36,815          31,140
   Gain on sale of equity investment ....................................
 --              --           (33,983)
   Other ................................................................
 --              --             1,203

---------       ---------       ---------

31,614          38,064             (79)

---------       ---------       ---------
Income (loss) from operations before income tax and extraordinary item...
(88,114)        (49,036)         11,662
Income tax expense (benefit):
   Current ..............................................................
  231             491          (1,233)
   Deferred .............................................................
(4,389)        (13,116)          4,938

Minority interest in income of consolidated foreign subsidiary ..........
    4             269           1,281

---------       ---------       ---------
Income (loss) before extraordinary item .................................
(83,960)        (36,680)          6,676
Extraordinary item:
   Debt extinguishment ..................................................
 --              --             1,773

---------       ---------       ---------
Net income ..............................................................    $
(83,960)      $ (36,680)      $   8,449

=========       =========       =========

Basis earnings (loss) per common share:
   Net income (loss) before extraordinary item ..........................    $
(13.26)      $   (5.41)      $    0.29
   Extraordinary item ...................................................
 --              --              0.08

---------       ---------       ---------
Net income (loss) per common share ......................................    $
(13.26)      $   (5.41)      $    0.37

=========       =========       =========

Diluted earnings (loss) per common share :
   Net income (loss) before extraordinary item ..........................    $
(13.26)      $   (5.41)      $    0.21
   Extraordinary item ...................................................
 --              --              0.05

---------       ---------       ---------
Net income (loss) per common share  - diluted ...........................    $
(13.26)      $   (5.41)      $    0.26

=========       =========       =========

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In thousands except share amounts)





                                           COMMON STOCK
TREASURY STOCK         ADDITIONAL
                                     -------------------------
------------------------     PAID-IN
                                       SHARES         AMOUNT           SHARES
   AMOUNT        CAPITAL
                                     -----------   -----------       ----------
------------   -----------
Balance at January 1, 1998 ......     6,422,540    $        63         53,023
$      (281)   $    51,118

   Comprehensive income (loss)
      Net loss ..................          --             --
       --             --
      Other comprehensive income:
        Foreign currency
           translation adjustment          --             --             --
       --             --


   Comprehensive income (loss) ..


   Issuance of common stock for
      compensation ..............         4,838                       (18,263)
         94            144

   Purchase of treasury stock ...          --             --          136,255
       (980)          --

   Options exercised ............         3,000           --             --
       --               16

   Issuance of common stock for
      acquisition of oil and gas
      properties ................        71,063              2           --
       --              447
                                     ----------    -----------     ----------
-----------    -----------
Balance at December 31, 1998 ....     6,501,441    $        65        171,015
$    (1,167)   $    51,695

   Comprehensive income (loss):

      Net loss ..................                         --             --
       --             --
      Other comprehensive income:
        Foreign currency
           translation
           adjustment ...........          --             --             --
       --             --


   Comprehensive income (loss) ..



   Issuance of common stock for
      compensation ..............         3,314           --          (18,932)
         96            (43)

   Issuance of common stock in
      connection with Exchange
      Offer (Note 2, 5 and 6) ...    16,242,344            162           --
       --           75,910

               -----------
Balance at December 31, 1999 ....    22,747,099    $       227        152,083
$    (1,071)   $   127,562
                                     ----------    -----------     ----------
-----------    -----------



                                                      ACCUMULATED
                                                        OTHER
                                       ACCUMULATED   COMPREHENSIVE
                                         DEFICIT     INCOME (LOSS)     TOTAL
                                      -------------  -------------  -----------
Balance at January 1, 1998 ......     $   (19,185)   $    (4,902)   $    26,813

   Comprehensive income (loss)
      Net loss ..................         (83,960)          --          (83,960)
      Other comprehensive income:
        Foreign currency
           translation adjustment            --           (6,068)        (6,068)
                                      -----------    -----------    -----------
   Comprehensive income (loss) ..         (83,960)        (6,068)       (90,028)

   Issuance of common stock for
      compensation ..............            --             --              208

   Purchase of treasury stock ...            --             --             (980)

   Options exercised ............            --             --               16

   Issuance of common stock for
      acquisition of oil and gas
      properties ................            --             --              449
                                      -----------    -----------    -----------
Balance at December 31, 1998 ....     $  (103,145)   $   (10,970)   $   (63,522)

   Comprehensive income (loss):

      Net loss ..................         (36,680)                      (36,680)
      Other comprehensive income:
        Foreign currency
           translation
           adjustment ...........            --           14,572         14,572
                                       ----------    -----------    -----------
   Comprehensive income (loss) ..         (36,680)        14,572        (22,108)


   Issuance of common stock for
      compensation ..............            --             --               53

   Issuance of common stock in
      connection with Exchange
      Offer (Note 2, 5 and 6) ...            --             --           76,072
                                      -----------    -----------    -----------
Balance at December 31, 1999 ....     $  (139,825)   $     3,602    $    (9,505)
                                      -----------    -----------    -----------

                                   (continued)

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                       (In thousands except share amounts)






                                           COMMON STOCK
TREASURY STOCK          ADDITIONAL
                                    ---------------------------
-------------------------      PAID-IN
                                       SHARES         AMOUNT         SHARES
  AMOUNT         CAPITAL
                                    ------------   ------------    ----------
------------   -----------
Balance at December 31, 1999 ....    22,747,099    $       227       152,083
$    (1,071)   $   127,562

   Comprehensive income (loss):

   Net income ...................          --             --            --
      --             --
      Other comprehensive income:
        Foreign currency
           translation
           adjustment ...........          --             --            --
      --             --


   Comprehensive income (loss) ..



   Stock-based compensation .....          --             --            --
      --            2,767

   Issuance of common stock and
      warrants for compensation .        12,753           --         (25,000)
       185             80

   Purchase of treasury stock ...          --             --          38,800
       (78)          --
                                    -----------    -----------     ---------
-----------    -----------
Balance at December 31, 2000 ....    22,759,852    $       227       165,883
$      (964)   $   130,409
                                    ===========    ===========     =========
===========    ===========




                                                       ACCUMULATED
                                                          OTHER
                                        ACCUMULATED   COMPREHENSIVE
                                          DEFICIT     INCOME (LOSS)     TOTAL
                                       ------------  --------------
------------

Balance at December 31, 1999 ....      $  (139,825)   $     3,602    $
(9,505)

   Comprehensive income (loss):

   Net income ...................            8,449           --            8,449
      Other comprehensive income:
        Foreign currency
           translation
           adjustment ...........             --           (8,401)
(8,401)
                                        ----------    -----------    -----------
   Comprehensive income (loss)               8,449         (8,401)            48

   Stock-based compensation .....             --             --            2,767

   Issuance of common stock and
      warrants for compensation .             --             --              265

   Purchase of treasury stock ...             --             --
(78)
                                       -----------    -----------    -----------
Balance at December 31, 2000 ....      $  (131,376)   $    (4,799)   $
(6,503)
                                       ===========    ===========    ===========


          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED
DECEMBER 31

------------------------------------------
                                                               1998
1999           2000
                                                             ---------
-----------     -----------
                                                                           (In
thousands)
OPERATING ACTIVITIES
Net income (loss) .......................................    $ (83,960)      $
(36,680)      $   8,449
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
      Minority interest in income of foreign
        subsidiary ......................................            4
  269           1,281
        Extraordinary gain on extinguishment of
        debt ............................................         --
 --            (1,773)
      Gain on sale of equity investment .................         --
 --           (33,983)
      Depreciation, depletion, and
        amortization ....................................       31,226
34,811          35,857
      Proved property impairment ........................       61,224
19,100            --

      Deferred income tax (benefit) expense .............       (4,389)
(13,116)          4,938

      Amortization of deferred financing fees ...........        1,571
1,915           2,091

      Amortization of premium on long term debt .........         --
 (579)           --
      Stock-based compensation ..........................         --
 --             2,767
      Issuance of common stock and warrants for
        compensation ....................................          208
   53             265
      Changes in operating assets and
        liabilities:
           Accounts receivable ..........................        4,738
(2,698)         (7,036)
           Equipment inventory ..........................         (137)
   57            (538)
           Other ........................................         (468)
  396          (1,839)
           Accounts payables ............................       (3,867)
 (744)         11,318
           Accrued expenses .............................       (1,305)
1,098            (425)
                                                             ---------
---------       ---------
Net cash provided by operating activities ...............        4,845
3,882          21,372

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ........................      (57,412)
(128,708)        (74,412)
Proceeds from sale of oil and gas
   properties and equipment inventory ...................       59,389
17,494          21,157
Proceeds from sale of equity investment .................         --
 --            34,482
                                                             ---------
---------       ---------
Net cash (used) provided by investing
   activities ...........................................        1,977
(111,214)        (18,773)


                 Abraxas Petroleum Corporation and Subsidiaries

                                                                     YEAR ENDED
DECEMBER 31

---------------------------------------
                                                               1998
1999            2000
                                                             --------
--------        --------
                                                                         (In
thousands)
FINANCING ACTIVITIES
Issuance of common stock, net of expenses ..............     $  3,926       $
--          $   --
Purchase of treasury stock, net ........................         (979)
--               (78)
Proceeds from long-term borrowings .....................       83,691
88,457           6,400
Payments on long-term borrowings .......................      (32,433)
(35,747)        (10,163)
Deferred financing fees ................................       (1,688)
(3,586)             23
                                                             --------
--------        --------
Net cash provided by (used) in financing
   activities ..........................................       52,517
49,124          (3,818)
                                                             --------
--------        --------
Increase (decrease) in cash ............................       59,339
(58,208)         (1,219)
                                                             --------
--------        --------
Effect of exchange rate changes on cash ................         (825)
617            (576)
                                                             --------
--------        --------
Increase (decrease) in cash ............................       58,514
(57,591)         (1,795)
Cash at beginning of year ..............................        2,876
61,390           3,799
                                                             --------
--------        --------
Cash at end of year ....................................     $ 61,390       $
3,799        $  2,004
                                                             ========
========        ========

SUPPLEMENTAL DISCLOSURES
Supplemental disclosures of cash flow information:
      Interest paid ....................................     $ 30,362       $
35,979        $ 33,004
                                                             ========
========        ========

Supplemental schedule of noncash investing
  and financing activities:
      In December 1999 the Company completed the exchange of $269,699,000 of its 11.5% Old Notes for $188,778,000 of new Second Lien Notes, issuance of

      16,078,990 shares of common stock and contingent value rights. An additional $5,000,000 of the Second Lien Notes were issued for payment of fees and expenses. See Note 2, 5 and 6.
      Decrease in long-term debt .......................     $   --         $
75,921        $   --
                                                             ========
========        ========
      Increase in shareholder's equity .................     $   --         $
75,921        $   --
                                                             ========
========        ========


          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1998, 1999, and 2000


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

      Abraxas Petroleum Corporation (the "Company" or "Abraxas") is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast, in the Permian Basin of western Texas and in Canada and the processing of natural gas primarily in Canada. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The consolidated financial statements include the accounts of the Company, its wholly-owned foreign subsidiary Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and the Company's 49% owned subsidiary Grey Wolf Exploration Inc. ("Grey Wolf") - see Note 9. Minority interest represents the minority shareholders' proportionate share of the equity and income of Grey Wolf. See Note 18 regarding potential acquisition of remaining Grey Wolf shares.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of proved crude oil and natural gas revenues could significantly change in the future.

CONCENTRATION OF CREDIT RISK

      Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables, interest rate and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers.

EQUIPMENT INVENTORY

      Equipment inventory principally consists of casing, tubing, and compression equipment and is carried at the lower of cost or market.

OIL AND GAS PROPERTIES

      The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization ("DD&A") of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of crude oil and natural gas properties, less related deferred taxes, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances - see Note 3.

      Unproved properties represent costs associated with properties on which the Company is performing exploration activities or intends to commence such activities. These costs are reviewed periodically for possible impairments or reduction in value based on geological and geophysical data. If a reduction in value has occurred, costs being amortized are increased. The Company believes that the unproved properties will be substantially evaluated in six to thirty-six months and it will begin to amortize these costs at such time. During 1998, 1999 and 2000, the Company capitalized $414,000, $193,000 and $589,000 of interest expense, respectively, based on the cost of major development projects in progress.

OTHER PROPERTY AND EQUIPMENT

      Other property and equipment are recorded on the basis of cost. Depreciation of gas gathering and processing facilities and other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

HEDGING

      The Company periodically enters into agreements to hedge the risk of future crude oil and natural gas price fluctuations. Such agreements primarily in the form of price swaps, may either fix or support crude oil and natural gas prices or limit the impact of price fluctuations with respect to the Company's sale of crude oil and natural gas. Gains and losses on such hedging activities are recognized in oil and gas production revenues when hedged production is sold. The net cash flows related to any recognized gains or losses associated with these hedges are reported as cash flows from operations. If the hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production required by the contract is delivered.

STOCK-BASED COMPENSATION

      The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

      Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and were not exercised prior to July 1, 2000, require that the awards be accounted for as variable until they are exercised, forfeited, or expired. In March 1999, the Company amended the exercise price to $2.06 on all options with an existing exercise price greater than $2.06. See Note 7. The Company recognized approximately $2.8 million as General and Administrative (Stock-based compensation) expense during 2000.

FOREIGN CURRENCY TRANSLATION

      The functional currency for Canadian Abraxas and Grey Wolf is the Canadian dollar. The Company translates the functional currency into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. Translation adjustments are reflected as Accumulated Other Comprehensive Income
(Loss) in Stockholders' Equity (Deficit).

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is materially different from the book value. The Company assumes the book value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES

      The estimated costs of restoration and removal of major processing facilities are accrued on a straight-line basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

REVENUE RECOGNITION

      The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells net of royalties. Revenue from the processing of natural gas is recognized in the period the service is performed. The Company utilizes the sales method to account for gas production volume imbalances. Under this method, income is recorded based on the Company's net revenue interest in production taken for delivery. Management does not believe that the Company had material gas imbalances at December 31, 1999 or 2000.

      The Company adopted the provisions of Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" issued by the Staff of the Securities and Exchange Commission. The impact of adopting SAB No. 101 was not material to the Company.

DEFERRED FINANCING FEES

      Deferred financing fees are being amortized on a level yield basis over the term of the related debt.

FEDERAL INCOME TAXES

      The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NEW ACCOUNTING PRONOUNCEMENT

      Statement of Financial Accounting Standards, ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for the Company on January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will we recognized in earnings.

      The Company expects that at January 1, 2001, it will record a liability of $38 million with the offstting charge to OCI as a cumulative transition adjustment for derivatives designated as cash-flow hedges prior to adopting SFAS 133.

RECLASSIFICATIONS

      Certain prior years balances have been reclassified for comparative purposes.

2.  LIQUIDITY

      The Company will have three principal sources of liquidity going forward:
(i) cash on hand, (ii) cash flow from operations, and (iii) the production payment with Mirant. The Company also intends to continue to sell certain non-core properties, although the terms of the First Lien Notes indenture, the Second Lien Notes indenture and the Old Notes indenture substantially limit our use of proceeds from such sales. The Company expects that the significantly improved commodity prices realized by it compared to those received in 1998 and the expiration of a significant portion of the crude oil and natural gas hedges that it had put in place in earlier years will improve its liquidity position in 2001. Should commodity prices fall, all of the Company's capital expenditures are discretionary and can be delayed to maintain liquidity. While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that the net cash flow from operations plus cash on hand, cash available under the production payment and the proceeds from the sale of additional non-core properties will be adequate to fund operations and planned capital expenditures.

      The Company's operating results had been adversely affected by low crude oil and natural gas prices in 1998 and early 1999. In addition, the Company had significant interest payments due on its long term debt. As a result of these conditions, the Company issued $63.5 million of debt securities ("First Lien Notes") in March 1999. The First Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia Oil and Gas Corporation ("Sandia") and Wamsutter Holdings, Inc. ("Wamsutter"), 100%-owned subsidiaries of Abraxas. These First Lien Notes and the guarantees are secured by a first lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas, Sandia and Wamsutter and the shares of Grey Wolf owned by the Company and Canadian Abraxas and bear interest at 12.875%, payable semi-annually on March 15 and September 15. The First Lien Notes will mature in 2003. Proceeds from the First Lien Notes were used to re-pay the Company's Credit Facility, and re-pay approximately $10 million of debt assumed in connection with the Company's acquisition of New Cache in January 1999 with the remainder being used for general corporate purposes.

      In October 1999 the Company entered into a non-recourse Dollar Denominated Production Payment agreement (the "Production Payment") with a third party. The Production Payment has an aggregate total availability of up to $50 million at 15% interest. The Production Payment relates to a portion of the production from several natural gas wells in the Edwards Trend, in south Texas. As of December 31, 2000, the Company had received $10.4 million under this agreement. The outstanding balance as of December 31, 2000 is $5.2 million. See Note 5.

      In December 1999, Abraxas and Canadian Abraxas completed an Exchange Offer ("Exchange Offer") whereby they exchanged $270 million of 11.5% Senior Notes due 2004 (the "Old Notes") for $189 million in new 11.5% Senior Secured Notes due 2004 (the "Second Lien Notes"), 16,078,990 shares of Abraxas common stock and contingent value rights. An additional $5 million of the Second Lien Notes were issued for payment of fees and expenses. See Note 5 and 6.

        The Second Lien Notes are senior obligations of Abraxas and Canadian Abraxas and are jointly and severally guaranteed by Sandia and Wamsutter. The Second Lien Notes and the guarantees are secured by a second lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas, Sandia and Wamsutter, as well as shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas. The Exchange Offer reduced the Company's long term debt by $75.9 million and annual interest payments by approximately $8.8 million.

      In March 2000, the Company sold its interests in certain crude oil and natural gas properties in Wyoming. Simultaneously, a limited partnership, in which the Company has a limited partnership interest and Wamsutter acts as general partner, sold its crude oil and natural gas properties in the same area. The Company realized $34 million in net proceeds from the sales, which enabled the Company to meet its interest obligations throughout 2000. See Note 3.

      In March 2001, we announced that we had engaged Credit Lyonnais Securities
(USA) Inc. and CIBC World Markets Corp. to assist us in a review of alternative financial strategies. Under the terms of this engagement, we may restructure, refinance or recapitalize some or all of our existing debt and/or issue equity securities.

      The Company has implemented a number of measures to conserve its cash resources, including postponement of certain exploration and development projects. However, while these measures will help conserve the Company's cash resources in the near term, they will also limit the Company's ability to replenish its depleting reserves, which could negatively impact the Company's operating cash flow and results of operations in the future.

3.  ACQUISITIONS AND DIVESTITURES

WYOMING PROPERTIES DIVESTITURE

      In November 1998, the Company sold its interest in certain Wyoming properties to Abraxas Wamsutter L.P., a Texas limited partnership (the "Partnership"), for approximately $58.6 million and a minority equity ownership in the Partnership. Wamsutter initially owned a one percent interest and acted as general partner of the Partnership. The investment in the Partnership was accounted for by the equity method. After certain payback requirements are satisfied, the Company's interest would increase to 35% initially and could increase to as high as 65%. The Company also received a management fee and reimbursement of certain overhead costs from the Partnership which amounted to $50,700; $594,700 and $112,700 for the years ended December 31, 1998, 1999 and
2000 respectively. See ABRAXAS WAMSUTTER L.P. DIVESTITURE, below.

NEW CACHE PETROLEUMS LTD ACQUISITION

      In January 1999, Canadian Abraxas completed the acquisition of New Cache Petroleums, LTD, ("New Cache"), for approximately $78 million in cash and the assumption of approximately $10 million in debt. The debt was paid off with a portion of the proceeds from the sale of the First Lien Notes.

      The acquisition was accounted for as a purchase, and the purchase price was allocated to the crude oil and natural gas properties based on the fair values of the properties acquired. Results of operations for New Cache have been included in the consolidated financial statements since January 1999.

ABRAXAS WAMSUTTER L.P. DIVESTITURE

      In March 2000, the Partnership sold all of its interest in its crude oil and natural gas properties to a third party. Prior to the sale of these properties, effective January 1, 2000, the Company's equity investee share of oil and gas property cost, results of operations and amortization were not material to consolidated operations or financial position. As a result of the sale, the Company received approximately $34 million, which represented a proportional interest in the Partnership's proved properties

      The condensed pro forma financial information presented below summarizes on an unaudited pro forma basis, approximate results of the Company's consolidated results of operations for the year ended December 31, 1999, assuming the divestiture had occurred on January 1, 1999.

                                                (In thousands
                                                 except per
                                                 share data)
                                               --------------
            Revenue .........................     $  66,770
                                                  =========
            Net income (loss) ...............     $ (3,294)
                                                  =========
            Income (loss) per common share ..     $  (0.49)
                                                  =========

4.  PROPERTY AND EQUIPMENT

      The major components of property and equipment, at cost, are as follows:

                                                                        DECEMBER
31
                                               ESTIMATED
--------------------------
                                              USEFUL LIFE           1999
    2000
                                             --------------      ----------
 ---------
                                                Years                  (In
thousands)
 Land, buildings, and improvements ......          15            $     310
 $     318
 Crude oil and natural gas properties ...           -              450,653
   494,633
 Natural gas processing plants ..........          18               60,291
    60,299
 Equipment and other ....................           7                3,099
     3,103
                                                                 ---------
 ---------
                                                                 $ 514,353
 $ 558,353
                                                                 =========
 =========

LONG-TERM DEBT

      Long-term debt consists of the following:


DECEMBER 31

-----------------------
                                                                        1999
      2000
                                                                      --------
    --------
                                                                           (In
thousands)
11.5% Senior Notes due 2004 ("Old Notes") .........................   $  4,321
    $    801
12.875% Senior Secured Notes due 2003 ("First Lien Notes") ........     63,500
      63,500
11.5% Second Lien Notes due 2004 ("Second Lien Notes") ............    193,769
     190,178

Creditfacility payable to a Canadian bank (due 2002),
      providing for borrowings to approximately $11,630,000
      at the bank's prime rate plus .125%, 7.5% at
      December 31, 2000, secured by the assets of
      Grey Wolf and non-recourse to Abraxas .......................      8,360
       7,859
Production Payment - see Note 2 ...................................      3,471
       5,231
                                                                      --------
    --------
                                                                       273,421
     267,569
Less current maturities ...........................................       --
       1,128
                                                                      --------
    --------
                                                                      $273,421
    $266,441
                                                                      ========
    ========

LONG-TERM INDEBTEDNESS

      OLD NOTES. On November 14, 1996, the Company consummated the offering of $215.0 million of it's 11.5% Senior Notes due 2004, Series A, which were exchanged for the Series B Notes in February 1997. On January 27, 1998, the Company completed the sale of $60.0 million of the Series C Notes. The Series B Notes and the Series C Notes were subsequently combined into $275.0 million in principal amount of the Old Notes in June 1998.

      Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Old Notes are redeemable, in whole or in part, at the option of the Company, on or after November 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

       YEAR                                                 PERCENTAGE
      ------                                               ------------
       2000.............................................     105.750%
       2001.............................................     102.875%
       2002 and thereafter..............................     100.000%

      The Old Notes are joint and several obligations of the Company and rank PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of the Company. The Old Notes rank senior in right of payment to all future subordinated indebtedness of the Company. The Old Notes are, however, effectively subordinated to the First Lien Notes to the extent of the value of the collateral securing the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral securing the Second Lien Notes. The Old Notes are unconditionally guaranteed, on a senior basis by Sandia. The guarantee is a general unsecured obligation of Sandia and ranks PARI PASSU in right of payment to all unsubordinated indebtedness of Sandia and senior in right of payment to all subordinated indebtedness of Sandia. The guarantee is effectively subordinated to the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral

      Upon a Change of Control, as defined in the Old Notes Indenture, each holder of the Old Notes will have the right to require the Company to repurchase all or a portion of such holder's Old Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Old Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

      FIRST LIEN NOTES. In March 1999, Abraxas consummated the sale of $63.5 million of the First Lien Notes. Interest on the First Lien Notes is payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1999. The First Lien Notes are redeemable, in whole or in part, at the option of Abraxas on or after March 15, 2001, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on March 15 of the years set forth below:


        YEAR                                           PERCENTAGE
        -----                                          ----------
        2001.....................................       103.000%
        2002 and thereafter......................       100.000%

At any time, or from time to time, prior to March 15, 2001, Abraxas may, at its option, use all or a portion of the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate original principal amount of the First Lien Notes at a redemption price equal to 112.875% of the aggregate principal amount of the First Lien Notes to be redeemed, plus accrued and unpaid interest.

      The First Lien Notes are senior indebtedness of Abraxas secured by a first lien on substantially all of the crude oil and natural gas properties of Abraxas and the shares of Grey Wolf owned by Abraxas. The First Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors and the shares of Grey Wolf owned by Canadian Abraxas.

Upon a Change of Control, as defined in the First Lien Notes Indenture, each holder of the First Lien Notes will have the right to require Abraxas to repurchase such holder's First Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas will be obligated to offer to repurchase the First Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

The First Lien Notes indenture contains certain covenants that limit the ability of Abraxas and certain of its subsidiaries, including the guarantors of the First Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas.

      The First Lien Notes indenture provides, among other things, that Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas or any other Restricted Subsidiary except in certain situations as described in the First Lien Notes indenture.

      SECOND LIEN NOTES. In December 1999, Abraxas and Canadian Abraxas consummated an Exchange Offer (see Note 2) whereby $269,699,000 of the Old Notes were exchanged for $188,778,000 of new Second Lien Notes, and 16,078,990 shares of Abraxas common stock and contingent value rights. See Note 6. An additional $5,000,000 of the Second Lien Notes were issued in payment of fees and expenses.

       Interest on the Second Lien Notes is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2000. The Second Lien Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas on or after December 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on December 1 of the years set forth below:

             YEAR                                                PERCENTAGE
             -----                                               ----------
             2000.....................................            105.750%
             2001.....................................            102.875%
             2002 and thereafter......................            100.000%

   The Second Lien Notes are senior indebtedness of Abraxas and Canadian Abraxas and are secured by a second lien on substantially all of the crude oil and natural gas properties of Abraxas and Canadian Abraxas and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas. The Second Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors. The Second Lien Notes are, however, effectively subordinated to the First Lien Notes and related guarantees to the extent the value of the collateral securing the Second Lien Notes and related guarantees and the First Lien Notes and related guarantees is insufficient to pay both the Second Lien Notes and the First Lien Notes.

    Upon a Change of Control, as defined in the Second Lien Notes Indenture, each holder of the Second Lien Notes will have the right to require Abraxas and Canadian Abraxas to repurchase such holder's Second Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Second Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

   The Second Lien Notes indenture contains certain covenants that limit the ability of Abraxas and Canadian Abraxas and certain of their subsidiaries, including the guarantors of the Second Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas or Canadian Abraxas.

      The Second Lien Notes indenture provides, among other things, that Abraxas and Canadian Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, Canadian Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas, Canadian Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas, Canadian Abraxas or any other Restricted Subsidiary except in certain situations as described in the Second Lien Notes indenture.

      The fair value of the Old Notes, First Lien Notes and Second Lien Notes was approximately $235.2 million as of December 31, 2000. The Company has approximately $250,000 of standby letters of credit and a $10,000 performance bond open at December 31, 2000. Approximately $261,000 of cash is restricted and in escrow related to certain of the letters of credit and the bond.

EXTRAORDINARY ITEM

 In June 2000, the Company retired $3.5 million of the Old Notes and $3.6 million of the Second Lien Notes at a discount of $1.7 million.

6.  STOCKHOLDERS' EQUITY

COMMON STOCK

      In 1994, the Board of Directors adopted a Stockholders' Rights Plan and declared a dividend of one Common Stock Purchase Right (Rights) for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or Exchange Offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

      Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $40 a number of shares of the Company's common stock having a market value of two times the purchase price. The Company may redeem the Rights at any time for $.01 per Right prior to a specified period of time after a tender or Exchange Offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed

CONTINGENT VALUE RIGHTS ("CVRS")

      As part of the Exchange Offer consummated by the Company in December 1999 (see Note 2), Abraxas issued contingent value rights or CVRs, which entitled the holders to receive up to a total of 105,408,978 of Abraxas common stock under certain circumstances as defined. On May 21, 2001, Abraxas may be required to issue additional shares to the holders of the CVRs . The actual number of shares issued will depend on the average market price of Abraxas common stock over a defined period. Any future issuance of common stock will result in a transfer from Additional Paid In Capital to Common Stock. The CVRs will terminate if the market price of Abraxas common stock exceeds certain prices for a period of 30 trading days during any 45 day consecutive trading day period prior to the expiration date. The target price on a given date will equal $5.03 plus daily interest at an annual rate of 11.5% from November 1, 1999. The target price on May 21, 2001 is $5.97. As of December 31, 2000, based on the Abraxas common stock market price, CVR holders would have been entitled to receive approximately 9.5 million shares. As of March 22, 2001, based on the Abraxas Common Stock market price, CVR holders would be entitled to receive approximately 3.3 million shares.

TREASURY STOCK

      In March 1996, the Board of Directors authorized the purchase in the open market of up to 500,000 shares of the Company's outstanding common stock, the aggregate purchase price not to exceed $3,500,000. During the year ended December 31, 1998, 136,255 shares with an aggregate cost of $980,000 were purchased. During the year ended December 31, 1999 the Company did not purchase any shares of its common stock for treasury stock. During the year ended December 31, 2000, 38,800 shares with an aggregate cost of $78,000 were purchased.

7.  STOCK OPTION PLANS AND WARRANTS

STOCK OPTIONS

      The Company grants options to its officers, directors, and key employees under various stock option and incentive plans.

      The Company's various stock option plans have authorized the grant of options to management personnel and directors for up to approximately 4.7 million shares of the Company's common stock. All options granted have ten year terms and vest and become fully exercisable over three to four years of continued service at 25% to 33% on each anniversary date. At December 31, 2000 approximately 547,800 options remain available for grant.

      Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123, "Accounting for Stock-Based Compensation", which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method prescribed by that SFAS. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1999, and 2000, : risk-free interest rates of 6.25%, 6.25% and 6.25%, respectively; dividend yields of -0-%; volatility factors of the expected market price of the Company's common stock of
 .667, .928 and .916, respectively; and a weighted-average expected life of the option of ten years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                   1998
   1999           2000

-------------------------------------------
                                                                  (In thousands
except per share data)
Pro forma net income (loss) ...............................    $  (85,619)
$  (37,240)     $   10,089
Pro forma net income (loss) per common share ..............    $   (13.52)
$    (5.49)     $     0.45
Pro forma net income (loss) per common share -  diluted ...    $   (13.52)
$    (5.49)     $     0.31


      A summary of the Company's stock option activity, and related information for the years ended December 31, follows:


                                                 1998
1999                         2000
                                      ---------------------------
--------------------------  ----------------------------
                                                      WEIGHTED-
WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
                                       OPTIONS   AVERAGE EXERCISE   OPTIONS
 EXERCISE      OPTIONS        EXERCISE
                                       (000s)         PRICE(1)       (000s)
 PRICE(2)       (000s)         PRICE
                                     ---------  -----------------  ---------
---------------  ---------   ----------------
Outstanding-beginning of year ......      834         $ 8.27        1,572
 $ 7.33         1,890         $ 1.82
Granted ............................      792           7.37          534
   1.19         2,240           4.62
Exercised ..........................       (3)          5.33         --
   --            --             --
Forfeited/Expired ..................      (51)          7.39         (216)
   2.06           (88)          1.89
                                       ------                      ------
               ------

Outstanding-end of year ............    1,572         $ 7.33        1,890
 $ 1.82         4,042         $ 3.37
                                       ======                      ======
               ======

Exercisable at end of year .........      501         $ 6.71          685
 $ 2.06         1,067         $ 1.99
                                       ======                      ======
               ======

Weighted-average fair value of
   options granted during the
   year ............................                  $ 5.15
 $ 1.07                       $ 1.21




      Exercise prices for options outstanding as of December 31, 2000 ranged from $1.30 to $5.03 The weighted-average remaining contractual life of those options is approximately 8.5 years.

      (1) In March 1998, the Company amended the exercise price to $7.44 per share on all options with an existing exercise price greater than $7.44.
      (2) In March 1999, the Company amended the exercise price to $2.06 per share on all options with an existing exercise price greater than $2.06. See
   Note 1 General and Administrative (Stock-based compensation).

STOCK AWARDS

      In addition to stock options granted under the plans described above, the Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1998 and 1999, the Company made direct awards of common stock of 18,263 shares and 18,932 shares, respectively, at weighted average fair values of $5.13 and $5.09 per share, respectively. The Company recorded compensation expense of $135,900 and $37,900 for the years ended December 31, 1998 and 1999 respectively. There were no awards in 2000.

      The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1998, 1999, and 2000, the Company made direct awards of common stock of 4,838 shares; 3,314 shares and 12,753 shares, respectively, at weighted average fair values of $14.75, $4.38 and $0.94 per share, respectively. The Company recorded compensation expense of $71,400; $13,700 and $11,900 for the years ended December 31, 1998, 1999 and 2000 respectively.

      During 1996, the Company's stockholders approved the Abraxas Petroleum Corporation Director Stock Option Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. During 1998 each of the seven eligible directors were granted an option to purchase 2,000 common shares at $7.44 and 3,000 common shares at $5.56. An additional option was granted to an eligible director to purchase 4,000 common shares at $7.44. In March 1999 each of the seven eligible directors were granted an option to purchase 2,000 common shares at $2.06, in November 1999 five of the eligible directors were granted options to purchase 15,000 common shares at $1.41. In December 1999 a new board was appointed in connection with the Company's Exchange Offer, each of the four new eligible directors were granted options for 75,000 common shares at $0.97.

STOCK WARRANTS AND OTHER

       In 2000, the Company committed to issue 950,000 warrants in conjunction with a consulting agreement. Each is exercisable for one share of common stock at an exercise price of $3.50 per share. These warrants have a four-year term beginning July 1, 2000. The Company recorded approximately $219,000 of compensation expense which is included in Other expense.

      At December 31, 2000, the Company has approximately 62,572,000 shares reserved for future issuance for conversion of its stock options, warrants, Contingent Value Rights, and incentive plans for the Company's directors and employees.

8.  INCOME TAXES..

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                              DECEMBER 31
                                                         ----------------------
                                                           1999           2000
                                                         --------      --------
                                                              (In thousands)
Deferred tax liabilities:
  U.S. full cost pool ..............................     $   --        $  2,359
  Canadian full cost pool ..........................       20,368        21,079
  State taxes ......................................           67          --
                                                         --------      --------
Total deferred tax liabilities .....................       20,435        23,438
Deferred tax assets:
  U.S. full cost pool ..............................        6,252          --
  Depletion ........................................        1,075         1,439
  Net operating losses  ("NOL") ....................       32,155        34,624
  Other ............................................          152         1,059
                                                         --------      --------
Total deferred tax assets ..........................       39,634        37,122
Valuation allowance for deferred tax assets ........      (36,134)      (34,763)
                                                         --------      --------
Net deferred tax assets ............................        3,500         2,359
                                                         --------      --------
Net deferred tax liabilities .......................     $ 16,935      $ 21,079
                                                         ========      ========

      Significant components of the provision (benefit) for income taxes are as follows:

                                     1998              1999              2000
                                   --------          --------          --------
Current:
  Foreign ................         $    231          $    491          $ (1,233)
                                   --------          --------          --------
                                   $    231          $    491          $ (1,233)
                                   ========          ========          ========
Deferred:
  Federal ................         $   --            $   --            $  3,433
  Foreign ................           (4,389)          (13,116)            1,505
                                   --------          --------          --------
                                   $ (4,389)         $(13,116)         $  4,938
                                   ========          ========          ========

      At December 31, 2000, the Company had, subject to the limitation discussed below, $101,800,000 of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2001 through 2020 if not utilized. At December 31, 2000, the Company had approximately $11,400,000 of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2001 through 2020 if not utilized.

      As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

      During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

      As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,295,000 will be limited as described above and in the following paragraph.

      An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 5. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of the Company's carryforwards.

      The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

   In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $36,134,000 and $34,763,000 for deferred tax assets at December 31, 1999 and 2000, respectively.

      The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                          DECEMBER 31
                                               --------------------------------
                                                 1998        1999        2000
                                               --------    --------    --------
                                                        (In thousands)
Tax (expense) benefit at U.S. statutory
  rates (34%) ..............................   $ 29,958    $ 16,672    $ (3,965)
(Increase) decrease in deferred tax asset
  valuation allowance ......................    (26,907)     (3,312)      1,371
 NOL utilization - extraordinary gain ......       --          --          (603)

Higher effective rate of foreign operations        (231)       (491)     (1,098)
Percentage depletion .......................        146        --           363
Other ......................................      1,192        (244)        227
                                               --------    --------    --------
                                               $  4,158    $ 12,625    $ (3,705)
                                               ========    ========    ========

9.    RELATED PARTY TRANSACTIONS

      Accounts receivable - Other and Other assets includes approximately $220,000 and $268,000 as of December 31, 1999 and 2000, respectively, representing amounts due from officers and stockholders relating primarily to joint interest billings on properties which the Company operates and advances made to employees.

      At December 31, 2000, the Company owns approximately 49% of Grey Wolf. The Company's President, as well as certain directors, directly own approximately 13% of Grey Wolf. Additionally the Company's President owns options to purchase up to 91,000 shares of Grey Wolf capital stock at an exercise price of CDN$3.42 per share, and certain of the Company's directors own options to purchase in the aggregate up to 120,000 shares of Grey Wolf capital stock at an exercise price of CDN$2.00 per share. Grey Wolf currently has approximately 12,700,000 shares of capital stock outstanding. See Note 18.

      Grey Wolf owns a 10% interest in the Canadian Abraxas oil and gas properties and the Canadian Abraxas gas processing plants acquired by Canadian Abraxas in November 1996 and manages the operations of Canadian Abraxas, pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. Amounts paid under this agreement were $1.5 million, $2.3 million and $2.5 million for the years ended December 31, 1998, 1999 and 2000, respectively.

      Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by the Company's President owns a twin-engine airplane. The airplane is available for business use by the employees of Abraxas from time to time at Wind River's cost. Abraxas paid Wind River a total of $302,000, $336,000 and $336,000 in 1998, 1999 and 2000 respectively.


10.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

      During the years ended December 31, 1998, 1999, and 2000, the Company incurred rent expense related to leasing office facilities of approximately $292,000, $396,000, and $465,000 respectively. Future minimum rental payments are as follows at December 31, 2000.

   2001 .....................................................  $530,000
   2002 .....................................................   550,000
   2003 .....................................................   336,000
   2004 .....................................................   228,000
   2005 .....................................................   228,000
   Thereafter ...............................................   171,000

LITIGATION AND CONTINGENCIES

       In 1995, certain plaintiffs filed a lawsuit against the Company alleging negligence and gross negligence, tortious interference with contract, conversion and waste. The Company fully and finally resolved the litigation on April 25, 2000, through a payment of $435,780 in the aggregate to the plaintiffs.

      Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 2000, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

11.  EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share:


                                                                          1998
               1999                 2000

--------------       --------------       --------------
Numerator:
   Numerator for basic and diluted earnings per share - net
      income (loss) before extraordinary item .....................   $
(83,960,000)      $  (36,680,000)      $    6,676,000

   Extraordinary  item ............................................
--                   --              1,773,000

--------------       --------------       --------------


   Numerator for basis and diluted earnings per share - net
      income (loss) available to common stockholders ..............
(83,960,000)         (36,680,000)           8,449,000

==============       ==============       ==============

Denominator:
   Denominator for basic earnings per share - weighted-average shares ......................................................
6,331,292            6,783,633           22,615,777
   Effect of dilutive securities:
      Stock options, warrants and CVRs ............................
--                   --             10,011,987

--------------       --------------       --------------


   Dilutive potential common shares
      Denominator for diluted earnings per share - adjusted
      weighted-average shares and assumed conversions .............
6,331,292            6,783,633           32,627,764

==============       ==============       ==============

   Basic earnings (loss) per share:
      Net income (loss) before extraordinary item .................   $
(13.26)      $        (5.41)      $         0.29
      Extraordinary item ..........................................
--                   --                   0.08

--------------       --------------       --------------
       Net income (loss) per common share .........................   $
(13.26)      $        (5.41)      $         0.37

==============       ==============       ==============
   Diluted earnings (loss) per share:
       Net income (loss) before extraordinary item ................   $
(13.26)      $        (5.41)      $         0.21
       Extraordinary item .........................................
--                   --                   0.05

--------------       --------------       --------------
        Net income (loss) per common share - diluted ..............   $
(13.26)      $        (5.41)      $         0.26

==============       ==============       ==============


For the years ended December 31, 1998 and 1999 none of the shares issuable in connection with stock options, warrants or CVRs are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in those years. Had losses not been incurred, 48,400 shares and 68.2 million shares would have been included for the years ended December 31, 1998 and 1999, respectively.

12.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      Selected results of operations for each of the fiscal quarters during the years ended December 31, 1999 and 2000 are as follows:

                                                         1ST                2ND
             3RD                4TH
                                                       QUARTER
QUARTER           QUARTER            QUARTER
                                                      ---------
---------         ---------         -----------
                                                                 (In thousands,
except per share data)
Year Ended December 31, 1999
   Net revenue .................................      $ 15,970           $
16,776           $ 16,958           $ 17,066
   Operating income (loss) .....................           604
1,692              2,982            (16,250)
   Net income (loss) ...........................        (6,294)
(6,741)            (6,919)           (16,726)
   Earnings (loss) per common share
      basic and diluted ........................      $  (0.99)          $
(1.06)          $  (1.09)          $  (2.06)

Year Ended December 31, 2000
   Net revenue .................................      $ 16,717           $
16,287           $ 16,377           $ 27,219
   Operating income (loss) .....................         1,513
1,629               (963)             9,404
   Net income (loss) before
      extraordinary item .......................        27,156
(7,186)           (13,586)               292
   Net income (loss) ...........................        27,156
(5,413)           (13,586)               292
   Net income (loss) before
      extraordinary item  per common
      share- basic .............................      $   1.20           $
(0.32)          $  (0.60)          $   0.01
   Net income (loss) before
      extraordinary item per common
      share -  diluted .........................      $    .52           $
(0.32)          $  (0.60)          $   0.01
   Net income (loss) per common share-
      basic ....................................      $   1.20           $
(0.24)          $  (0.60)          $   0.01
   Net income (loss) per common share-
      diluted ..................................      $    .52           $
(0.24)          $  (0.60)          $   0.01

        During the fourth quarter of 1999, the Company recorded a write-down of its Canadian proved crude oil and natural gas properties of approximately $19.1 million ($11.9 million after tax) under the ceiling limitation. During the first quarter of 2000, the Company recognized a gain of $34 million on the sale of its equity investment in the Partnership. In the second quarter of 2000, the Company recognized an extraordinary gain on debt extinguishment of $1.8 million.

13.  BENEFIT PLANS

      The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. During 1998 the Company contributed 10,329 shares of its common stock held in the treasury to the Plan and recorded the fair value of $76,847 as compensation expense. The Company did not contribute to the plan in 1999 or 2000. The employee contribution limitations are determined by formulas which limit the upper one-third of the plan members from contributing amounts that would cause the plan to be top-heavy. The employee contribution is limited to the lesser of 20% of the employee's annual compensation or $10,000.

14.  SUMMARY FINANCIAL INFORMATION OF CANADIAN ABRAXAS PETROLEUM LTD.

      The following is summary financial information of Canadian Abraxas, a wholly owned subsidiary of the Company. Canadian Abraxas is jointly and severally liable for the entire balance of the Old Notes ($801,000) and the Second Lien Notes ($190.2 million) and is a guarantor of the First Lien Notes ($63.5 million). The Company has not presented separate financial statements and other disclosures concerning Canadian Abraxas because management has determined that such information is not material to the holders of the Old Notes, the First Lien Notes and the Second Lien Notes.

                                                          DECEMBER 31,
                                                       1999         2000
                                                     --------     --------
                                                        (In thousands)
BALANCE SHEET
ASSETS
Total current assets ............................    $ 11,777     $  7,435
Oil and gas, and processing properties ..........     164,420      148,585
Other assets ....................................       2,777        2,272
                                                     --------     --------
                                                     $178,974     $158,292
                                                     ========     ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Total current liabilities .......................    $  3,158     $  6,016
Second Lien Notes  due 2004 .....................      52,629       52,629
Notes payable to Abraxas Petroleum Corporation ..      38,580       28,629
Other liabilities ...............................      23,642       22,587
Stockholder's equity ............................      60,965       48,431
                                                     --------     --------
                                                     $178,974     $158,292
                                                     ========     ========

                                                YEAR ENDED               YEAR
ENDED             YEAR ENDED
                                                DECEMBER 31,            DECEMBER
31,            DECEMBER 31,
                                                   1998                    1999
                  2000
                                                 --------
--------                --------
                                                                       (In
Thousands)
STATEMENTS OF OPERATIONS
Revenues .............................           $ 18,624                $
33,362                $ 29,866
Operating costs and expenses .........            (18,026)
(31,171)                (28,305)
Proved property impairment ...........               --
(19,100)                   --
Interest expense .....................            (10,356)
(10,093)                 (8,013)
Other income (expense) ...............                191
347                    (447)
Income tax (expense) benefit .........              4,158
9,677                   1,545
                                                 --------
--------                --------
  Net income (loss) ..................           $ (5,409)
$(16,978)               $ (5,354)
                                                 ========
========                ========

15. BUSINESS SEGMENTS

      The Company conducts its operations through two geographic segments, the United States and Canada, and is engaged in the acquisition, development and production of crude oil and natural gas and the processing of natural gas in each country. The Company's significant operations are located in the Texas Gulf Coast, the Permian Basin of western Texas and Canada. Identifiable assets are those assets used in the operations of the segment. Corporate assets consist primarily of deferred financing fees and other property and equipment. The Company's revenues are derived primarily from the sale of crude oil, condensate, natural gas liquids and natural gas to marketers and refiners and from processing fees from the custom processing of natural gas. As a general policy, collateral is not required for receivables; however, the credit of the Company's customers is regularly assessed. The Company is not aware of any significant credit risk relating to its customers and has not experienced significant credit losses associated with such receivables.

      In 2000, two customers accounted for approximately 26% of oil and natural gas production revenue, three customers accounted for approximately 59% of United States revenue and two customers accounted for approximately 36% of revenue in Canada. In 1999, three customers accounted for approximately 58% of oil and natural gas production revenues. In 1998, four customers accounted for approximately 58% of oil and natural gas production revenues and gas processing revenues.

      The Company operates in one segment. Business segment information about the Company's 1998 operations in different geographic areas is as follows:


                                                                    U.S.
      CANADA                TOTAL
                                                                 ---------
     ---------            ---------

  (In thousands)
Revenues ..................................................      $  36,267
     $  23,817            $  60,084
                                                                 =========
     =========            =========

Operating profit (loss) ...................................      $ (53,016)
     $     877            $ (52,139)
                                                                 =========
     =========
General corporate .........................................
                             (4,361)
Net interest expense and amortization of deferred
   financing fees .........................................
                            (31,614)

                          ---------
   Loss before income taxes ...............................
                          $ (88,114)

                          =========

Identifiable assets at December 31, 1998 ..................      $ 153,030
     $ 129,301            $ 282,331
                                                                 =========
     =========
Corporate assets ..........................................
                              9,167

                          ---------
   Total assets ...........................................
                          $ 291,498

                          =========

Business segment information about the Company's 1999 operations in different geographic areas is as follows:


                                                                    U.S.
      CANADA                TOTAL
                                                                 ---------
     ---------            ---------

  (In thousands)

Revenues ..................................................      $  24,586
     $  42,184            $  66,770
                                                                 =========
     =========            =========

Operating profit (loss) ...................................      $   7,765
     $ (15,444)           $  (7,679)

     =========            =========
General corporate .........................................
                             (3,293)
Net interest expense and amortization of deferred
   financing fees .........................................
                            (38,064)

                          ---------
   Loss before income taxes ...............................
                          $ (49,036)

                          =========

Identifiable assets at December 31, 1999 ..................      $ 107,336
     $ 206,474            $ 313,810
                                                                 =========
     =========
Corporate assets ..........................................
                              8,474

                          ---------
   Total assets ...........................................
                          $ 322,284

                          =========


Business segment information about the Company's 2000 operations in different geographic areas is as follows:

                                                                    U.S.
      CANADA                TOTAL
                                                                 ---------
     ---------            ---------
                                                               (In thousands)

Revenues ..................................................      $  32,886
     $  43,714            $  76,600
                                                                 =========
     =========            =========

Operating profit ..........................................      $  12,446
     $   6,739            $  19,185
                                                                 =========
     =========
General corporate .........................................
                             (7,602)
Net interest expense and amortization of deferred
   financing fees .........................................
                            (32,701)
Other income (net) ........................................
                             32,780

                          ---------
   Income before income taxes and extraordinary
      items ...............................................
                          $  11,662

                          =========

Identifiable assets at December 31, 2000 ..................      $ 132,327
     $ 197,229            $ 329,556
                                                                 =========
     =========
Corporate assets ..........................................
                              6,004

                          ---------
   Total assets ...........................................
                          $ 335,560

                          =========

16.  COMMODITY SWAP AGREEMENTS

The Company enters into a commodity swap agreement (Hedge Agreement) to reduce its exposure to price risk in the spot market for crude oil and natural gas. Pursuant to the Hedge Agreement, either the Company or the counterparty thereto is required to make payment to the other at the end of each month.

      In November 1996, the Company assumed swap arrangements extending through October 2001 with a counterparty involving various quantities and fixed prices. These swap arrangements provided that the Company make payments to the counterparty to the extent the market prices, determined based on the price for crude oil on the NYMEX and the Inside FERC, Tennessee Gas Pipeline Co. Texas (Zone O) price for natural gas exceeded certain fixed prices and for the counterparty to make payments to us to the extent the market prices were less than such fixed prices. The Company accounted for the related gains or losses in crude oil and natural gas revenue in the period of the hedged production. These swap arrangements terminated in January 1999 and the Company was paid $750,000 by the counterparty for such termination. This amount is included in Other Revenue in the accompanying financial statements.

      In March 1998, the Company entered into a costless collar hedge agreement with Enron Capital and Trade Resources Corp. for 2,000 Bbls of crude oil per day with a floor price of $14.00 per Bbl and a ceiling price of $22.30 per Bbl for crude oil on the NYMEX. The agreement was effective April 1, 1998 and extended through March 31, 1999. Under the terms of the agreement the Company was paid when the average monthly price for crude oil on the NYMEX was below the floor price, and the Company paid the counterparty when the average monthly price exceeded the ceiling price. For the year ended December 31, 1999 the Company realized a loss of $1.8 million on this agreement, which is accounted for in Crude Oil and Natural Gas Revenue. The Company has also entered into a costless collar hedge agreement with Barrett Resources Corporation ("Barrett") for the period November 1999 through October 2000. This agreement consisted of a swap for 1,000 Bbls per day with the Company being paid $20.30 and paying NYMEX calendar month average, and an additional 1,000 barrels per day with a floor price of $18.00 per Bbl and a ceiling of $22.00 per Bbl. The Company realized a loss from hedges of $20.2 million for the year ended December 31, 2000, which is accounted for in Oil and Gas Production Revenue.

      At year end 2000 Barrett has a swap call on either 1,000 Bbls of crude oil or 20,000 MMBtu of natural gas per day at Barrett's option at fixed prices ($18.00 for crude oil or $2.60 to $2.95 for natural gas) through October 31, 2002. As of December 31, 2000, the fair market value of the remaining fixed price Hedge Agreement is a liability of approximately $38 million, of which $27 million is expected to be charged to revenues in 2001 and $11 million in 2002. See Note 1, New Accounting Pronouncement regarding adoption of SFAS 133 effective January 1, 2001.

17.  PROVED PROPERTY IMPAIRMENT

      In 1998 and 1999, respectively, the Company recorded write-downs of its proved crude oil and natural gas properties of approximately $61,224,000 and $19,100,000 under the ceiling limitation prescribed for companies following the full cost method of accounting for its oil and gas properties. The write-down in 1999 was related to the Company's Canadian oil and gas properties and the 1998 write-down was related to the Company's United States oil and gas properties. The write down in 1998 was due primarily to a decrease in spot market prices for the Company's crude oil and natural gas. The write-down in 1999 was due to a downward revision of the Company's proved reserves in Canada. Under full cost accounting rules, the net capitalized costs of oil and gas properties, less related deferred taxes, are limited by country, to the lower of unamortized cost or the cost ceiling as discussed in Note 1. The risk that the Company will be required to write-down the carrying value of its crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile. Depending on future prices, further impairment of the Company's crude oil and natural gas properties may be required.

18.   SUBSEQUENT EVENT

      On January 19, 2001, the Company announced that it is in discussions concerning a stock for stock acquisition of the remaining 51% of Grey Wolf that it does not currently own.

19.  SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

      The accompanying table presents information concerning the Company's crude oil and natural gas producing activities as required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." Capitalized costs relating to oil and gas producing activities are as follows:

                                                                       YEARS
ENDED DECEMBER 31

--------------------------------------------------------------------------------
----
                                                          1999
                      2000
                                        ---------------------------------------
    ---------------------------------------
                                           TOTAL          U.S.          CANADA
      TOTAL           U.S.         CANADA
                                        ---------      ---------      ---------
    ---------      ---------      ---------
                                                                          (In
thousands)
Proved crude oil and natural gas
  properties .......................    $ 433,596      $ 266,058      $ 167,538
    $ 481,802      $ 274,939      $ 206,863
Unproved properties ................       17,057           --           17,057
       12,831           --           12,831
  Total ............................      450,653        266,058        184,595
      494,633        274,939        219,694
Accumulated depreciation,
  depletion, and amortization,
  and impairment ...................     (215,144)      (141,099)       (74,045)
     (250,641)      (155,043)       (95,598)
                                        ---------      ---------      ---------
    ---------      ---------      ---------
     Net capitalized costs .........    $ 235,509        124,959      $ 110,550
    $ 243,992      $ 119,896      $ 124,096
                                        =========      =========      =========
    =========      =========      =========

           Cost incurred in oil and gas property acquisitions, exploration and development activities are as follows:

                                                               YEARS ENDED
DECEMBER 31

--------------------------------------------------------------------------------
-------
                                            1998                          1999
                       2000
                                 ---------------------------
---------------------------   ---------------------------
                                  TOTAL     U.S.     CANADA     TOTAL     U.S.
  CANADA     TOTAL      U.S.    CANADA
                                 -------   -------  --------   -------   -------
 --------   -------    ------  --------
                                                                    (In
thousands)
Property acquisition costs:
   Proved ....................   $ 2,729   $ 1,319   $ 1,410   $89,743   $  --
  $89,743   $ 7,189   $  --     $ 7,189
   Unproved ..................      --        --        --        --        --
     --        --        --        --
                                 -------   -------   -------   -------   -------
  -------   -------   -------   -------

                                 $ 2,729   $ 1,319   $ 1,410   $89,743   $  --
  $89,743   $ 7,189   $  --     $ 7,189
                                 =======   =======   =======   =======   =======
  =======   =======   =======   =======

Property development and
   exploration costs .........   $51,821   $35,421   $16,400   $37,344   $18,901
  $18,443   $64,873   $39,631   $25,242
                                 =======   =======   =======   =======   =======
  =======   =======   =======   =======

The results of operations for oil and gas producing activities are as follows:


                                                                 YEARS ENDED
DECEMBER 31

--------------------------------------------------------------------------------
------------------------
                                         1998                              1999
                               2000
                           --------------------------------
--------------------------------    --------------------------------
                             TOTAL       U.S.       CANADA      TOTAL
U.S.       CANADA      TOTAL         U.S.      CANADA
                           --------    --------    --------    --------
--------    --------    --------    --------    --------
Revenues ...............   $ 54,263    $ 33,705    $ 20,558    $ 59,025    $
21,331    $ 37,694    $ 72,973    $ 32,165    $ 40,808
Production costs .......    (16,841)    (10,299)     (6,542)    (17,938)
(6,627)    (11,311)    (18,783)     (7,755)    (11,028)
Depreciation, depletion,
   and amortization ....    (30,832)    (17,239)    (13,593)    (34,452)
(9,571)    (24,881)    (35,497)    (11,968)    (23,529)
Proved property
   impairment ..........    (61,223)    (61,223)       --       (19,100)
--       (19,100)       --          --          --
General and
   administrative ......     (1,381)       (992)       (389)     (1,317)
(733)       (584)     (1,722)     (1,118)       (604)

Income taxes expense
   (benefit) ...........        (14)       --           (14)      7,455
--         7,455        (339)       --          (339)
                           --------    --------    --------    --------
--------    --------    --------    --------    --------
Results of operations
   from oil and gas
   producing activities
   (excluding corporate
   overhead and interest
   costs) ..............   $(56,028)   $(56,048)   $     20    $ (6,327)   $
4,400    $(10,727)   $ 16,632    $ 11,324    $  5,308
                           ========    ========    ========    ========
========    ========    ========    ========    ========
Depletion rate per
   barrel of oil
   equivalent ..........   $   5.36    $   5.26    $   5.49    $   6.34    $
4.91    $   7.13    $   8.30    $   6.19    $  10.02
                           ========    ========    ========    ========
========    ========    ========    ========    ========

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

      The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1998, 1999, and 2000. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                       TOTAL             UNITED
STATES                CANADA
                                            ----------------------
----------------------   --------------------------
                                               LIQUID      NATURAL     LIQUID
  NATURAL        LIQUID      NATURAL
                                             HYDROCARBONS    GAS    HYDROCARBONS
    GAS       HYDROCARBONS     GAS
                                            ------------- --------  ------------
 --------   --------------  ----------
                                              (BARRELS)     (MCF)      (BARRELS)
   (MCF)      (BARRELS)        (MCF)
                                                                           (In
Thousands)
PROVED DEVELOPED AND UNDEVELOPED RESERVES:
  Balance at December 31, 1997 .............    17,777     221,314      16,261
  140,295       1,516(1)      81,019(2)
     Revisions of previous estimates .......    (3,323)     (7,834)     (3,903)
  (17,501)        580          9,667
     Extensions and discoveries ............       266      49,403         237
   43,900          29          5,503
     Purchase of minerals in place .........       464      15,167         126
    2,033         338         13,134
     Production ............................    (1,596)    (24,930)     (1,322)
  (11,707)       (274)       (13,223)
     Sale of minerals in place .............    (5,893)    (55,642)     (5,648)
  (46,781)       (245)        (8,861)
                                              --------    --------    --------
 --------    --------       --------
  Balance at December 31, 1998 .............     7,695     197,478       5,751
  110,239       1,944(1)      87,239(2)
     Revisions of previous estimates .......      (167)    (80,592       1,153
  (45,697)     (1,320)       (34,895)
     Extensions and discoveries ............       354      30,305         196
   24,686         158          5,619
     Purchase of minerals in place .........     3,246      58,354        --
     --         3,246         58,354
     Production ............................    (1,154)    (25,698)       (584)
   (8,190)       (570)       (17,508)
     Sale of minerals in place .............      (125)    (15,542)        (95)
     (621)        (30)       (14,921)
                                              --------    --------    --------
 --------    --------       --------
  Balance at December 31, 1999 (3) .........     9,849     164,305       6,421
   80,417       3,428(1)      83,888(2)
     Revisions of previous estimates .......      (216)    (21,342)         54
  (13,441)       (270)        (7,901)
     Extensions and discoveries ............       791      72,498         315
   57,371         476         15,127
     Purchase of minerals in place .........       254       6,822        --
     --           254          6,822
     Production ............................      (952)    (19,963)       (539)
   (8,364)       (413)       (11,599)
     Sale of minerals in place .............      (882)    (10,993)       (170)
   (1,075        (712)        (9,918)
                                              --------    --------    --------
 --------    --------       --------
  Balance at December 31, 2000 .............     8,844     191,327       6,081
  114,908       2,763(1)      76,419(2)
                                              ========    ========    ========
 ========    ========       ========


(1) Includes 475,400; 269,000 and 732,000 barrels of liquid hydrocarbon reserves owned by Grey Wolf of which approximately 244,000; 138,000 and 376,000 barrels are applicable to the minority interest's share of these reserves at December 31, 1998, 1999 and 2000, respectively.

(2) Includes 28,610; 21,710 and 21,389 MMcf of natural gas reserves owned by Grey Wolf of which 14,700; 11,140 and 10,975 MMcf are applicable to the minority interest's share of these reserves at December 31, 1998,1999 and 2000, respectively.

(3) At year end 1999 excludes the Company's proportional interest in Partnership proved reserves, accounted for by the equity method, of 2.8 Mbbls of liquid hydrocarbons and 25.8 MMcf of natural gas.

                                            TOTAL                     UNITED
STATES                   CANADA
                                 ----------------------------
---------------------------  ----------------------------
                                     LIQUID          NATURAL       LIQUID
 NATURAL        LIQUID        NATURAL
                                  HYDROCARBONS        GAS        HYDROCARBONS
  GAS        HYDROCARBONS       GAS
                                 --------------   -----------  --------------
-----------  ---------------   ----------
                                    (BARRELS)        (MCF)        (BARRELS)
  (MCF)        (BARRELS)        (MCF)
                                                                (In Thousands)
PROVED DEVELOPED RESERVES:
  December 31, 1998 ..........         5,819        144,588          4,138
  65,075          1,681         79,513
                                     =======        =======        =======
 =======        =======        =======

  December 31, 1999 ..........         7,700        128,587          4,492
  53,275          3,208         75,312
                                     =======        =======        =======
 =======        =======        =======

  December 31, 2000 ..........         7,001        119,737          4,309
  48,177          2,692         71,560
                                     =======        =======        =======
 =======        =======        =======


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

      The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with SFAS No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

      Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 2000, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

      Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

      Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                                  YEARS ENDED
DECEMBER 31

--------------------------------------------------------------------------------
-------
                                                       1998
                  1999
                                    -----------------------------------------
-----------------------------------------
                                       TOTAL           U.S.        CANADA (1)
   TOTAL           U S.        CANADA (1)
                                    -----------    -----------    -----------
-----------    -----------    -----------

               (In thousands)
Future cash inflows .............   $   474,263    $   268,821    $   205,442
$   577,407    $   309,609    $   267,798
Future production and development
   costs ........................      (169,736)       (99,187)       (70,549)
   (181,109)       (96,302)       (84,807)
Future income tax expense .......       (20,655)          --          (20,655)
     (6,319)          --           (6,319)
                                    -----------    -----------    -----------
-----------    -----------    -----------
Future net cash flows ...........       283,872        169,634        114,238
    389,979        213,307        176,672
Discount ........................      (102,291)       (75,389)       (26,902)
   (151,528)       (90,024)       (61,504)
                                    -----------    -----------    -----------
-----------    -----------    -----------
Standardized Measure of
   discounted future net cash
   relating to proved reserves ..   $   181,581    $    94,245    $    87,336
$   238,451    $   123,283    $   115,168
                                    ===========    ===========    ===========
===========    ===========    ===========

                                             YEARS ENDED DECEMBER 31
                                    -----------------------------------------
                                                      2000
                                    -----------------------------------------
                                       TOTAL           U.S.        CANADA (1)
                                    -----------    -----------    -----------

Future cash inflows .............   $ 2,046,039    $ 1,274,871    $   771,168
Future production and development
   costs ........................      (318,130)      (254,667)       (63,463)
Future income tax expense .......      (230,987)       (65,421)      (165,566)
                                    -----------    -----------    -----------
Future net cash flows ...........     1,496,922        954,783        542,139
Discount ........................      (721,388)      (468,663)      (252,725)
                                    -----------    -----------    -----------
Standardized Measure of
   discounted future net cash
   relating to proved reserves ..   $   775,534    $   486,120    $   289,414
                                    ===========    ===========    ===========

At year end 1999 amounts exclude the Partnership, accounted for by the equity method, which was sold in 2000.

(1) The Standardized Measure of discounted future net cash flows relating to proved reserves includes approximately $13,000, $12,400 and $43,700 relating to minority interest.

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

      The following is an analysis of the changes in the Standardized Measure:

                                                                     YEAR ENDED
DECEMBER 31

-----------------------------------------
                                                             1998
1999           2000
                                                           ---------
---------       ---------
                                                                         (In
thousands)
Standardized Measure, beginning
   of year ............................................    $ 252,079       $
181,581       $ 238,451
Sales and transfers of oil and gas produced, net
   of production costs ................................      (37,422)
(41,086)        (54,190)
Net changes in prices and development and
   production costs from prior year ...................      (26,858)
77,060         707,755
Extensions, discoveries, and improved recovery,
   less related costs .................................       36,187
34,445         290,283
Purchases of minerals in place ........................       28,079
90,510          33,586
Sales of minerals in place ............................      (58,099)
(18,797)        (75,391)
Revision of previous quantity estimates ...............      (12,514)
(90,030)        (95,757)
Change in future income tax expense ...................      (17,727)
(6,319)       (224,668)
Other .................................................       (9,005)
(7,071)        (68,380)
Accretion of discount .................................       26,861
18,158          23,845
                                                           ---------
---------       ---------
   Standardized Measure, end of year ..................    $ 181,581       $
238,451       $ 775,534
                                                           =========
=========       =========

                                    ANNEX A-2

                         QUARTERLY REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 2000

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM10-Q

   (Mark One)

      (X)        QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

                      For the Quarter Ended March 31, 2001

      ( )        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-19118

                          ABRAXAS PETROLEUM CORPORATION
     ----------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


               NEVADA                                   74-2584033
      ------------------------                  ------------------------
  (State or Other Jurisdiction of                   (I.R.S. Employer
   Incorporation or Organization                 Identification Number)


 500 N. LOOP 1604, EAST, SUITE 100, SAN ANTONIO, TEXAS            78232
-------------------------------------------------------       -----------
    (Address of Principal Executive Offices)                   (Zip Code)

        Registrant's telephone number, including area code (210) 490-4788


                                 Not Applicable
          -------------------------------------------------------------
             (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF
                           CHANGED SINCE LAST REPORT)


      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the restraint was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] or No [ ]

      The number of shares of the issuer's common stock outstanding as of May 10, 2001, was:

                CLASS                                SHARES OUTSTANDING
             -----------                            --------------------
      Common Stock, $.01 Par Value                      22,599,219

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES
                                   FORM 10 - Q
                                      INDEX


                                     PART I
                              FINANCIAL INFORMATION


ITEM 1 -    Financial Statements (Unaudited)
            Consolidated Balance Sheets - March 31, 2001
                  and December 31, 2000.................................    3
            Consolidated Statements of Operations -
                  Three Months Ended March 31, 2001 and 2000............    5
            Consolidated Statement of  Stockholders Equity (Deficit)
                  March 31, 2001 and December 31, 2000..................    6
            Consolidated Statements of Cash Flows -
                  Three Months Ended March 31, 2001 and 2000............    7
            Notes to Consolidated Financial Statements..................    9

ITEM 2 -    Managements Discussion and Analysis of Financial
                  Condition and Results of Operations...................   17

ITEM 3 -    Quantitative and Qualitative Disclosure about Market Risks..   23

                                     PART II
                                OTHER INFORMATION

ITEM 1 - Legal proceedings..............................................   25
ITEM 2 - Changes in Securities..........................................   25
ITEM 3 - Defaults Upon Senior Securities................................   25
ITEM 4 - Submission of Matters to a Vote of Security Holders............   25
ITEM 5 - Other Information..............................................   25
ITEM 6 - Exhibits and Reports on Form 8-K...............................   25
         Signatures.....................................................   26

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                          PART 1- FINANCIAL INFORMATION

                          ITEM 1 - FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEETS

                                                                       MARCH 31,
    DECEMBER 31,
                                                                         2001
        2000

(UNAUDITED)

-----------    -------------
                                                                             (In
Thousands)
ASSETS:
Current assets:
   Cash ........................................................        $  2,068
       $  2,004
   Accounts receivable, less allowances for doubtful accounts:

          Joint owners .........................................           2,737
          3,771
          Oil and gas production ...............................          11,070
         16,106
          Other ................................................             550
            841
                                                                        --------
       --------
                                                                          14,357
         20,718


  Equipment inventory ..........................................           1,353
          1,411
  Other current assets .........................................             212
            179
  Deferred tax asset ...........................................           3,352
           --
                                                                        --------
       --------
Total current assets ...........................................          21,342
         24,312


Property and equipment:

  Oil and gas properties, full cost method of accounting:

      Proved ...................................................         486,632
        481,802
      Unproved, not subject to amortization ....................          12,079
         12,831
   Other property and equipment ................................          64,052
         63,720
                                                                        --------
       --------
           Total ...............................................         562,763
        558,353


      Less accumulated depreciation, depletion, and amortization         257,686
        253,569
                                                                        --------
       --------
      Total property and equipment - net .......................         305,077
        304,784


Deferred financing fees, net of accumulated amortization

  of $7,372 and $6,917 at March 31, 2001 and

  December 31, 2000, respectively ..............................           5,087
          5,556


Other assets ...................................................           2,468
            908
                                                                        --------
       --------
  Total assets .................................................        $333,974
       $335,560
                                                                        ========
       ========

           See accompanying notes to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                          PART 1- FINANCIAL INFORMATION

                          ITEM 1 - FINANCIAL STATEMENTS

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                             MARCH 31,
DECEMBER 31,
                                                               2001
  2000
                                                            (UNAUDITED)
                                                           ------------
------------
                                                                   (In
Thousands)
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable .................................         $  13,213
$  22,721
  Oil and gas production payable ...................             9,899
   6,281
  Accrued interest .................................             9,524
   6,079
  Other accrued expenses ...........................             1,133
   1,932
  Hedge liability ..................................            17,724
    --
  Current maturities of long-term debt .............               884
   1,128
                                                             ---------
---------
            Total current liabilities ..............            52,377
  38,141

Long-term debt .....................................           266,786
 266,441

Deferred income taxes ..............................            22,696
  21,079

Hedge liability ....................................             7,666
    --

Future site restoration ............................             4,218
   4,305

Minority interest in foreign subsidiary ............            13,215
  12,097

Shareholders' equity (deficit):
  Common Stock, par value $.01 per share-
    Authorized 50,000,000 shares; issued,
    22,765,102 and 22,759,852 shares at
    March 31, 2001 and December 31, 2000,
    respectively ...................................               227
     227
  Additional paid-in capital .......................           131,350
 130,409
  Accumulated deficit ..............................          (131,121)
(131,376)
Treasury stock, at cost, 165,883 shares
    at March 31, 2001 and December 31, 2000 ........              (964)
    (964)
Accumulated other comprehensive loss ...............           (32,476)
  (4,799)
                                                             ---------
---------
Total shareholders' equity (deficit) ...............           (32,984)
  (6,503)
                                                             ---------
---------
Total liabilities and shareholders' equity (deficit)         $ 333,974
$ 335,560
                                                             =========
=========


           See accompanying notes to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                          THREE
MONTHS ENDED

MARCH 31,

-----------------------------
                                                                         2001
          2000
                                                                     -----------
       ----------
                                                                 (In thousands
except per share data)
Revenue:
   Oil & gas production revenues .............................         $ 28,249
        $ 15,626
   Gas processing revenue ....................................              436
             757
   Rig revenues ..............................................              183
             131
   Other .....................................................              218
             203
                                                                       --------
        --------
                                                                         29,086
          16,717
Operating costs and expenses:

   Lease operating and production taxes ......................            4,859
           4,629
   Depreciation, depletion and amortization ..................            8,841
           8,948
   Rig operations ............................................              153
             188
   General and administrative ................................            2,109
           1,439
   General and administrative (Stock-based Compensation) .....              931
            --
                                                                       --------
        --------
                                                                         16,893
          15,204
                                                                       --------
        --------
Operating Income .............................................           12,193
           1,513


Other (income) expense

   Interest income ...........................................              (16)
             (59)
   Interest expense ..........................................            7,781
           7,773
   Amortization of deferred financing fees ...................              455
             507
   Gain on sale of equity investment .........................             --
         (33,983)
   Other .....................................................               16
             436
                                                                       --------
        --------
                                                                          8,236
         (25,326)
                                                                       --------
        --------
Income from operations before taxes ..........................            3,957
          26,839


Income tax expense (benefit) .................................            2,776
            (328)


Minority interest in income of consolidated foreign subsidiary             (926)
             (11)
                                                                       --------
        --------
Net income ...................................................         $    255
        $ 27,156
                                                                       ========
        ========


Earnings per share:



    Net income per common share - basic ......................         $    .01
        $   1.20
                                                                       ========
        ========


    Net income per common - diluted ..........................         $    .01
        $    .52
                                                                       ========
        ========

           See accompanying notes to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)




                                                    Common Stock
Treasury Stock

-------------------------------------------------
                                                Shares       Amount       Shares
      Amount

-------------------------------------------------
Balance at December 31, 2000 ..............   22,759,852   $      227
165,883   $     (964)
Comprehensive income (loss) - Note 8
  Net Income ..............................         --           --           --
          --
  Other comprehensive income:
    Hedge loss ............................         --           --           --
          --
    Foreign currency translation adjustment         --           --           --
          --


       Comprehensive income (loss) ........         --           --           --
          --
Stock-based compensation ..................         --           --           --
          --

Options exercised .........................        5,250         --           --
          --
                                              ----------   ----------
----------   ----------
Balance at March 31, 2001 .................   22,765,102   $      227
165,883   $     (964)
                                              ==========   ==========
==========   ==========




Accumulated
                                                Additional
Other
                                                 Paid-In     Accumulated
Comprehensive
                                                 Capital       Deficit    Income
(Loss)    Total

----------------------------------------------------
Balance at December 31, 2000 ..............     $  130,409   $ (131,376)   $
(4,799)   $   (6,503)
Comprehensive income (loss) - Note 8
  Net Income ..............................           --            255
--             255
  Other comprehensive income:
    Hedge loss ............................           --           --
(20,588)      (20,588)
    Foreign currency translation adjustment           --           --
(7,089)       (7,089)

        ----------
       Comprehensive income (loss) ........           --           --
--         (27,422)
Stock-based compensation ..................            931         --
--             931

Options exercised .........................             10         --
--              10
                                                ----------   ----------
----------    ----------
Balance at March 31, 2001 .................     $  131,350   $ (131,121)   $
(32,476)   $  (32,984)
                                                ==========   ==========
==========    ==========

           See accompanying notes to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                          THREE
MONTHS ENDED

MARCH 31,

---------------------
                                                                          2001
    2000

---------  ----------
                                                                            (In
thousands)
OPERATING ACTIVITIES
Net income ..........................................................   $    255
   $ 27,156

Adjustments to reconcile net income to net cash provided by operating activities:
 Minority interest in income of foreign subsidiary ..................        926
         11
 Gain on sale of equity investment ..................................       --
    (33,983)
 Depreciation, depletion, and amortization ..........................      8,841
      8,948
 Deferred income tax (benefit) expense ..............................      2,695
       (453)
 Amortization of deferred financing fees ............................        455
        507
 Stock-based compensation ...........................................        931
       --
 Issuance of common stock for compensation ..........................       --
         46
 Changes in operating assets and liabilities:
      Accounts receivable ...........................................      6,585
     (2,404)
      Equipment inventory ...........................................         44
       (326)
      Other .........................................................
(54)        382
      Accounts payable and accrued expenses .........................
(3,254)      2,881

   --------

   --------
Net cash provided by operating activities ...........................     17,424
      2,765
                                                                        --------
   --------

INVESTING ACTIVITIES
Capital expenditures, including purchases and development of properties .......................................................
(17,861)    (11,840)
Proceeds from sale of oil and gas producing properties ..............         44
        118
Proceeds from sale of equity investment .............................       --
     33,983
                                                                        --------
   --------
Net cash (used in) provided by investing activities .................
$(17,817)   $ 22,261
                                                                        --------
   --------

                                   (Continued)

           See accompanying notes to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                   (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                          ---------------------
                                                            2001          2000
                                                          --------     --------
                                                              (In Thousands)
FINANCING ACTIVITIES
Proceeds from long term borrowings ...................    $  3,320     $  3,052
Exercise of stock options ............................          10         --
Payments on long-term borrowings .....................      (2,827)      (1,024)
Deferred financing fees ..............................        --           (376)
                                                          --------     --------
Net cash provided by financing activities ............         503        1,652
                                                          --------     --------
Effect of exchange rate changes on cash ..............         (46)         (18)
                                                          --------     --------
Increase in cash .....................................          64       26,660

Cash, at beginning of period .........................       2,004        3,799
                                                          --------     --------

Cash, at end of period ...............................    $  2,068     $ 30,459
                                                          ========     ========

Supplemental disclosures of cash flow information:
Interest paid ........................................    $  4,414     $  4,232
                                                          ========     ========


           See accompanying notes to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 MARCH 31, 2001

NOTE 1. BASIS OF PRESENTATION

     The accounting policies followed by Abraxas Petroleum Corporation and its subsidiaries (the "Company" or "Abraxas") are set forth in the notes to the Company's audited financial statements in the Annual Report on Form 10-K filed for the year ended December 31, 2000. Such policies have been continued without change. Also, refer to the notes to those financial statements for additional details of the Company's financial condition, results of operations, and cash flows. All the material items included in those notes have not changed except as a result of normal transactions in the interim, or as disclosed within this report. The accompanying interim consolidated financial statements have not been audited by independent accountants, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the financial position and results of operations. Any and all adjustments are of a normal and recurring nature.


      The consolidated financial statements include the accounts of the Company, its wholly-owned foreign subsidiary Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and its 49% owned foreign subsidiary Grey Wolf Exploration Inc. ("Grey Wolf"). Minority interest represents the minority shareholders' proportionate share of the equity and income of Grey Wolf. The Company is negotiating to purchase additional ownership interest in Grey Wolf.


      Canadian Abraxas' and Grey Wolf's assets and liabilities are translated to U.S. dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of shareholders' equity.



NOTE 2.  LONG-TERM DEBT

      Long-term debt consists of the following:


  MARCH 31     DECEMBER 31

    2001           2000

 --------------------------

      (In thousands)
    11.5% Senior Secured Notes due 2004 ("Old Notes") ......................
  $    801      $    801
    12.875% Senior Secured Notes due 2003 ("First Lien Notes") .............
    63,500        63,500
    11.5% Second Lien Notes due 2004 ("Second Lien Notes") .................
   190,178       190,178

    Credit facility payable to a Canadian bank (due 2002), providing for borrowings to approximately $15,870,000 at the bank's prime rate plus
    .125%, 7.50% at March 31, 2001, secured by the assets of Grey Wolf .....
     8,287         7,859
    Production Payment .....................................................
     4,904         5,231

  --------      --------

   267,670       267,569
    Less current maturities ................................................
       884         1,128

  --------      --------

  $266,786      $266,441

  ========      ========

     OLD NOTES. On November 14, 1996, the Company consummated the offering of $215.0 million of it's 11.5% Senior Notes due 2004, Series A, which were exchanged for the Series B Notes in February 1997. On January 27, 1998, the Company completed the sale of $60.0 million of the Series C Notes. The Series B Notes and the Series C Notes were subsequently combined into $275.0 million in principal amount of the Old Notes in June 1998.

     Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Old Notes are redeemable, in whole or in part, at the option of the Company, on or after November 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

      YEAR                                                     PERCENTAGE
     ------                                                   -------------
      2001.................................................      102.875%
      2002 and thereafter..................................      100.000%

     The Old Notes are joint and several obligations of Abraxas and Canadian Abraxas and rank PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes rank senior in right of payment to all future subordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes are, however, effectively subordinated to the First Lien Notes to the extent of the value of the collateral securing the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral securing the Second Lien Notes. The Old Notes are unconditionally guaranteed, on a senior basis by Sandia. The guarantee is a general unsecured obligation of Sandia Oil & Gas Company, a wholly owned subsidiary of the Company and ranks PARI PASSU in right of payment to all unsubordinated indebtedness of Sandia and senior in right of payment to all subordinated indebtedness of Sandia. The guarantee is effectively subordinated to the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral

     Upon a Change of Control, as defined in the Old Notes Indenture, each holder of the Old Notes will have the right to require the Company to repurchase all or a portion of such holder's Old Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Old Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

     FIRST LIEN NOTES. In March 1999, Abraxas consummated the sale of $63.5 million of the First Lien Notes. Interest on the First Lien Notes is payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1999. The First Lien Notes are redeemable, in whole or in part, at the option of Abraxas on or after March 15, 2001, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on March 15 of the years set forth below:

      YEAR                                                PERCENTAGE
      -----                                               ----------
      2001............................................    103.000%
      2002 and thereafter.............................    100.000%

At any time, or from time to time, prior to March 15, 2001, Abraxas may, at its option, use all or a portion of the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate original principal amount of the First Lien Notes at a redemption price equal to 112.875% of the aggregate principal amount of the First Lien Notes to be redeemed, plus accrued and unpaid interest.

      The First Lien Notes are senior indebtedness of Abraxas secured by a first lien on substantially all of the crude oil and natural gas properties of Abraxas and the shares of Grey Wolf owned by Abraxas. The First Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia and Wamsutter Holdings, Inc., a wholly owned subsidiary of the Company. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors and the shares of Grey Wolf owned by Canadian Abraxas.

Upon a Change of Control, as defined in the First Lien Notes Indenture, each holder of the First Lien Notes will have the right to require Abraxas to repurchase such holder's First Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas will be obligated to offer to repurchase the First Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

TheFirst Lien Notes indenture contains certain covenants that limit the ability of Abraxas and certain of its subsidiaries, including the guarantors of the First Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas.

     The First Lien Notes indenture provides, among other things, that Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas or any other Restricted Subsidiary except in certain situations as described in the First Lien Notes indenture.

     SECOND LIEN NOTES. In December 1999, Abraxas and Canadian Abraxas consummated an Exchange Offer (see Note 2) whereby $269,699,000 of the Old Notes were exchanged for $188,778,000 of new Second Lien Notes, and 16,078,990 shares of Abraxas common stock and contingent value rights. See
   Note 6. An additional $5,000,000 of the Second Lien Notes were issued in payment of fees and expenses.

      Interest on the Second Lien Notes is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2000. The Second Lien Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas on or after December 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on December 1 of the years set forth below:

      YEAR                                                PERCENTAGE
      -----                                               ----------
      2001............................................    102.875%
      2002 and thereafter.............................    100.000%

     The Second Lien Notes are senior indebtedness of Abraxas and Canadian Abraxas and are secured by a second lien on substantially all of the crude oil and natural gas properties of Abraxas and Canadian Abraxas and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas. The Second Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors. The Second Lien Notes are, however, effectively subordinated to the First Lien Notes and related guarantees to the extent the value of the collateral securing the Second Lien Notes and related guarantees and the First Lien Notes and related guarantees is insufficient to pay both the Second Lien Notes and the First Lien Notes.

      Upon a Change of Control, as defined in the Second Lien Notes Indenture, each holder of the Second Lien Notes will have the right to require Abraxas and Canadian Abraxas to repurchase such holder's Second Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Second Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

      The Second Lien Notes indenture contains certain covenants that limit the ability of Abraxas and Canadian Abraxas and certain of their subsidiaries, including the guarantors of the Second Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas or Canadian Abraxas.

      The Second Lien Notes indenture provides, among other things, that Abraxas and Canadian Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, Canadian Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas, Canadian Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas, Canadian Abraxas or any other Restricted Subsidiary except in certain situations as described in the Second Lien Notes indenture.


NOTE 3. EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share:

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                  -------------------------
                                                     2001           2000
                                                  -----------   -----------
Numerator:
  Numerator for basic and diluted earnings per
   share - income (in thousands) ..............   $       255   $    27,156

Denominator:
  Denominator for basic earnings per share -
   weighted-average shares ....................    22,595,969    22,627,136

  Effect of dilutive securities:
   Stock options, Warrants and CVR's ..........     4,681,387    29,945,081
                                                  -----------   -----------

  Dilutive potential common shares
  Denominator for diluted earnings per share -
   adjusted weighted-average shares and assumed
   Conversions ................................    27,277,356    52,572,217


Basic earnings per share: .....................   $      0.01   $      1.20
                                                  ===========   ===========

Diluted earnings per share: ...................   $      0.01   $      0.52
                                                  ===========   ===========

   CONTINGENT VALUE RIGHTS ("CVRS")

     As part of the Exchange Offer consummated by the Company in December 1999 (see Note 2), Abraxas issued contingent value rights or CVRs, which entitled the holders to receive up to a total of 105,408,978 of Abraxas common stock under certain circumstances as defined. On May 21, 2001, Abraxas may be required to issue additional shares to the holders of the CVRs. The actual number of shares issued will depend on the average market price of Abraxas common stock over a defined period. Any future issuance of common stock will result in a transfer from Additional Paid In Capital to Common Stock. The CVRs will terminate if the market price of Abraxas common stock exceeds certain prices for a period of 30 trading days during any 45 day consecutive trading day period prior to the expiration date. The target price on a given date will equal $5.03 plus daily interest at an annual rate of 11.5% from November 1, 1999. The target price on May 21, 2001 is $5.97. As of March 31, 2001, based on the Abraxas common stock market price at that time, CVR holders would have been entitled to receive approximately 3.2 million shares.

NOTE 4.  SUMMARY FINANCIAL INFORMATION OF CANADIAN ABRAXAS PETROLEUM LTD.

      The following is summary financial information at March 31, 2001 of Canadian Abraxas, a wholly owned subsidiary of the Company. Canadian Abraxas is jointly and severally liable for the entire balance of the Old Notes ($801,000) and the Second Lien Notes ($190.2 million) and is a guarantor of the First Lien Notes ($63.5 million). The Company has not presented separate financial statements and other disclosures concerning Canadian Abraxas because management has determined that such information is not material to the holders of the Old Notes, the First Lien Notes and the Second Lien Notes.

                                 BALANCE SHEET

               ASSETS                        LIABILITIES AND SHAREHOLDERS EQUITY
                                (In Thousands)

  Total current assets ..     $ 1,888    Total current liabilities .......  $
3,143
     Oil and gas, and
       processing                        Second Lien Notes
       properties .......     144,122      due 2004.......................
52,629
                                         Notes payable to
                                           Abraxas Petroleum
  Other assets ..........       6,906      Corporation ...................
24,493
                            ---------
                            $ 152,916    Other liabilities ...............
25,268
                            =========
                                         Stockholder's equity.............
47,383

--------

$152,916

========

         STATEMENT OF OPERATIONS

  Revenues .............    $    10,139
  Operating costs and
     expenses ..........          6,399
  Interest expense .....          1,887
  Other expense.........            108
  Income tax expense ...          1,179
                            -----------
    Net income .........    $       566
                            ===========

NOTE 5. BUSINESS SEGMENTS

   Business segment information about our first quarter operations in different geographic areas is as follows:

                                                               THREE MONTHS
ENDED MARCH 31, 2001

-----------------------------------------
                                                              U.S.
CANADA           TOTAL
                                                           ---------
---------       ---------
                                                                        (In
thousands)
Revenues ............................................      $  13,217       $
15,869       $  29,086
                                                           =========
=========       =========

Operating profit ....................................      $   7,246       $
7,283       $  14,529
                                                           =========
=========
General corporate ...................................
             (2,336)
Interest expense and amortization of deferred
   financing fees ...................................
             (8,220)
Other income ........................................
                (16)

          ---------
   Income before income taxes .......................
          $   3,957

          =========

Identifiable assets at March 31, 2001 ...............      $ 131,646       $
192,525       $ 324,171
                                                           =========
=========
Corporate assets ....................................
              9,803

          ---------
   Total assets .....................................
          $ 333,974

          =========


                                                               THREE MONTHS
ENDED MARCH 31, 2000

-----------------------------------------
                                                              U.S.
CANADA           TOTAL
                                                           ---------
---------       ---------
                                                                        (In
thousands)
Revenues ............................................      $   6,153       $
10,564       $  16,717
                                                           =========
=========       =========

Operating profit ....................................      $   1,414       $
945       $   2,359
                                                           =========
=========
General corporate ...................................
               (846)
Interest expense and amortization of deferred
   financing fees ...................................
             (8,221)
Other income ........................................
             33,548

          ---------
   Income before income taxes .......................
          $  26,840

          =========


                                                                  YEAR ENDED
DECEMBER 31, 2000

-----------------------------------------
                                                              U.S.
CANADA           TOTAL
                                                           ---------
---------       ---------
Identifiable assets .................................      $ 132,327       $
197,229       $ 329,556
                                                           =========
=========
Corporate assets ....................................
              6,004

          ---------
   Total assets .....................................
          $ 335,560

          =========


NOTE 6.  HEDGING PROGRAM AND DERIVATIVES

   On January 1, 2001, the Company adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, the Company uses only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income/Loss, a component of Stockholders' Equity, to the extent that the hedge is effective.

   The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in accumulated Other Comprehensive Income/Loss related to a cash flow hedge that becomes ineffective, remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

   Gains and losses on hedging instruments related to accumulated Other Comprehensive Income/Loss and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered.

    The following table sets forth the Company's hedge position as of March 31, 2001.


            Time Period                        Notional Quantities
      Price               Fair Value

--------------------------------------------------------------------------------
--------------------------------------
   April 1, 2001 - October 31, 2002        20,000 Mcf/day of natural      Fixed
price swap $2.60-         $(25) million
                                           gas or 1,000 Bbl/day of        $2.95
natural gas or
                                           crude oil                      $18.90
Crude oil


   On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded $31.0 million, net of tax, in Other Comprehensive Income/Loss representing the cumulative effect of an accounting change to recognize the fair value of cash flow derivatives. The Company recorded cash flow hedge derivative liabilities of $38.2 million on that date and a deferred tax asset of $7.2 million.

   During the first quarter of 2001 losses before tax of $7.4 million were transferred from Other Comprehensive Income/Loss to revenue and the fair value of outstanding liabilities decreased by $5.4 million. For the three months ended March 31, 2001, the ineffective portion of the cash flow hedges were not material

   As of March 31, 2001, $20.6 million of deferred net losses on derivative instruments were recorded in other comprehensive income, of which $14.4 million is expected to be reclassified to earnings during the next twelve-month period.

   All hedge transactions are subject to the Company's risk management policy, approved by the Board of Directors. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

   The fair value of the hedging instrument was determined based on the base price of the hedged item and NYNEX forward price quotes. As of March 31, 2001, a commodity price increase of 10% would have resulted in an unfavorable change in the fair market value of $5.7 million and a commodity price decrease of 10% would have resulted in a favorable change in fair market value of $5.7 million.

NOTE 7. CONTINGENCIES

   LITIGATION - From time to time, the Company is involved in litigation relating to claims arising out of our operations in the normal course of business. At March 31, 2001, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on us.

NOTE 8. COMPREHENSIVE INCOME

   Comprehensive income includes net income, losses and certain items recorded directly to Stockholder's Equity and classified as Other Comprehensive Income.

   The following table illustrates the calculation of comprehensive income
(loss) for the quarter ended March 31, 2001:


 Three Months Ending

    March 31, 2001

    (In thousands)

---------------------------
Accumulated other comprehensive loss at December 31, 2000 ...............
               $ (4,799)
   Net Income ...........................................................
$    255


Other Comprehensive loss :

   Hedging derivatives (net of tax) - See Note 6

      Cumulative effect of change in accounting principal January 1, 2001
(30,980)
      Reclassification adjustment for settled hedge contracts ...........
  6,013
      Change in fair market value of outstanding hedge positions ........
  4,379

--------

(20,588)


   Foreign currency translation adjustment ..............................
 (7,089)

--------
Other comprehensive loss ................................................
(27,677)        (27,677)

--------


Comprehensive loss ......................................................
(27,422)

========        --------


Accumulated other comprehensive loss at March 31, 2001 ..................
               $(32,476)

               ========

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                     PART I


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of our financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with our consolidated financial statements and the notes thereto, included in our Annual Report on Form 10-K filed for the year ended December 31, 2000.

RESULTS OF OPERATIONS

   The factors which most significantly affect our results of operations are (1) the sales prices of crude oil and natural gas, (2) the level of total sales volumes of crude oil and natural gas, and (3) the level and success of exploration and development activity.

   SELECTED OPERATING DATA. The following table sets forth certain of our operating data for the periods presented.

                                                     Three Months Ended
                                                          March 31,
                                                    ---------------------
                                                      2001         2000
                                                    -------       -------
Operating Revenue (in thousands):
Crude Oil Sales ...............................     $ 3,602       $ 2,651
Natural Gas Sales .............................      22,426        11,201
Natural Gas Liquids Sales .....................       2,221         1,774
Processing Revenue ............................         436           757
Rig Operations ................................         183           131
Other .........................................         218           203
                                                    -------       -------
                                                    $29,086       $16,717
                                                    =======       =======

Operating Income (in thousands) ...............     $12,193       $ 1,513
Crude Oil Production (MBBLS) ..................       132.3         168.5
Natural Gas Production (MMCFS) ................     4,626.8       5,439.9
Natural Gas Liquids Production (MBBLS) ........        78.1          82.5
Average Crude Oil Sales Price ($/BBL) .........     $ 27.22       $ 15.73
Average Natural Gas Sales Price ($/MCF) .......     $  4.85       $  2.06
Average Liquids Sales Price ($/BBL) ...........     $ 28.44       $ 21.51


   OPERATING REVENUE. During the three months ended March 31, 2001, operating revenue from crude oil, natural gas and natural gas liquid sales increased to $28.2 million compared to $15.6 million in the three months ended March 31, 2000. The increase in revenue was primarily due to increased prices realized during the period, offset by a decline in production volumes. Increased prices contributed $15.0 million in revenue after deducing losses, before tax, from hedging activities of $7.4 million while reduced production volumes had a $2.3 million negative impact on revenue.

   Average sales prices net of hedging losses for the quarter ended March 31, 2001 were:

o  $ 27.22 per Bbl of crude oil,
o  $ 28.44 per Bbl of natural gas liquid, and
o  $ 4.85 per Mcf of natural gas

 Average sales prices net of hedging losses for the quarter ended March 31, 2000 were:

o  $15.73 per Bbl of crude oil,
o  $21.51 per Bbl of natural gas liquid, and
o  $ 2.06 per Mcf of natural gas

Crude oil production volumes declined from 168.5 MBbls during the quarter ended March 31, 2000 to 132.3 MBbls for the same period of 2001, primarily as a result of the de-emphasis on crude oil drilling in prior periods, a natural decline in production and the sale of non-core properties in 2000. Natural gas production volumes declined to 4,626.8 MMcf for the three months ended March 31, 2001 from 5,108.2 MMcf for the same period of 2000. This decline was primarily due to the sale of non-core properties in late 2000 and the natural decline in production, partially offset by production from current drilling activities.

   LEASE OPERATING EXPENSES. Lease operating expenses and natural gas processing costs ("LOE") for the three months ended March 31, 2001 increased slightly to $4.9 million from $4.6 million for the same period in 2000. The increase in LOE is primarily due to an increase in production tax expense due to higher commodity prices in the quarter ended March 31, 2001 compared to the same period of 2000. Our LOE on a per MCFE basis for the three months ended March 31, 2001 was $0.82 per MCFE compared to $0.67 for the same period of 2000. The increase in the per MCFE expense was due to a decline in production volumes in the first quarter of 2001 compared to the same period in 2000 as well as the increase in overall LOE.

   GENERAL AND ADMINSITRATIVE ("G&A") EXPENSES. G&A expenses increased from $1.4 million for the first three months of 2000 to $2.1 million for the first three months of 2001. G&A expense on a per MCFE basis was $0.36 for the first quarter of 2001 compared to $0.21 for the same period of 2000. The increase in the per MCFE G&A cost is due to higher cost and the decline in production volumes during the first quarter of 2001 compared to the same period in 2000. Increased expenses included the loss of overhead reimbursement from a partnership, the assets of which were sold in March 2000 of approximately $150,000 and increases in contract labor and professional fees in 2001 as compared to 2000. The three months ended March 31, 2000 also included insurance refunds of approximately $104,000, which did not occur in 2001.

   G&A - STOCK-BASED COMPENSATION. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be accounted for as variable until they are exercised, forfeited, or expired. In March 1999, we amended the exercise price to $2.06 per share on all options with an existing exercise price greater than $2.06 per share. We recognized approximately $931,000 as stock-based compensation expense during the quarter ended March 31, 2001 related to these repricings.

   DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSES. Depreciation, depletion and amortization ("DD&A") expense decreased slightly to $8.8 million for the three months ended March 31, 2001 from $8.9 million for the same period of 2000. Our DD&A on a per MCFE basis for the three months ended March 31, 2001 was $1.50 per MCFE compared to $1.29 in 2000. The per MCFE increase is due to higher finding costs added to the full cost pool in 2000 and the first quarter of 2001 as well as reduced production volumes in 2001.

   INTEREST EXPENSE . Interest expense remained constant at $7.8 million for the first three months of 2001 and 2000. An increase in the interest expense in connection with our production payment financing was offset by a reduction in interest expense related to our repurchase of certain Old Notes and Second Lien Notes, during 2000.

   MINORITY INTEREST. Minority interest in the net income of our 49% owned subsidiary, Grey Wolf, increased to $926,000 for the three months ended March 31, 2001 compared to $11,000 for the same period of 2000. This increase is due to increased profitability of Grey Wolf, primarily due to higher commodity prices received in 2001 compared to 2000.

   INCOME TAXES. Income taxes increased to an expense of $2.8 million for the first three months of 2001 compared to a benefit of $328,000 for the same period of 2000. This increase is due to increased profitability in our Canadian operations, primarily as a result of higher commodity prices.

   GENERAL. Our revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids we produce. The average natural gas price that we realized during the first quarter of 2001 increased by 135% from $2.06 per MCF during the first three months of 2000 to $4.85 during the first three months of 2001, including the impact of a loss from hedging activities of $7.4 million during the quarter ended March 31, 2001. Crude oil prices increased to $27.22 per BBL during the first three months of 2001 from $15.73 per BBL during the first three months of 2000. Natural gas liquids prices increased to $28.44 per BBL in the first quarter of 2001 compared to $21.51 per BBL in the first quarter of 2000. In addition, our proved reserves will decline as crude oil, natural gas and natural gas liquids are produced unless we are successful in acquiring properties containing proved reserves or conducts successful exploration and development activities. In the event crude oil, natural gas and natural gas liquids decline from their current levels or if our production levels decrease, our revenues, cash flow from operations and profitability will be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

   GENERAL. Capital expenditures excluding property divestitures during the first three months of 2001 were $17.8 million compared to $11.8 million during the same period of 2000. The table below sets forth the components of these capital expenditures on a historical basis for the three months ended March 31, 2001 and 2000.

                                                    THREE MONTHS ENDED
                                                         MARCH 31
                                                  ----------------------
                                                    2001           2000
                                                  -------        -------
Expenditure category (in thousands):
  Acquisitions ............................       $    22        $    22
  Development .............................        17,726         11,451
  Facilities and other ....................            88            367
                                                  -------        -------
      Total ...............................       $17,836        $11,840
                                                  =======        =======

   At March 31, 2001, we had current assets of $21.3 million and current liabilities of $52.4 million resulting in a working capital deficit of $31.1 million. This included a net deficit of $14.4 million related to hedging activities. This compares to a working capital deficit of $13.8 million at December 31, 2000 and working capital of $20.3 million at March 31, 2000. The material components of our current liabilities at March 31, 2001 include trade accounts payable of $13.2 million, revenues due third parties of $9.9 million, hedge liability of $17.7 million and accrued interest of $9.5 million.

   Operating activities during the three months ended March 31, 2001 provided us $17.4 million cash compared to $2.8 million in the same period in 2000. Net income plus non-cash expense items during 2001 and net changes in operating assets and liabilities accounted for most of these funds. Investing activities used $17.8 million net during the first three months of 2001, which was utilized primarily for the development of crude oil and natural gas properties and other facilities. This compares to providing $22.3 million net during the first three months of 2000, $34.0 million of which were proceeds from the sale of the assets of Abraxas Wamsutter, L.P., a partnership of which one of our subsidiaries is the general partner, and certain contiguous assets we owned, and $11.8 million of which was utilized for the development of crude oil and natural gas properties and other facilities. Financing activities provided $503,000 for the first three months of 2001 compared to providing $1.7 million for the same period of 2000.

   Our current budget for capital expenditures for the last nine months of 2001 other than acquisition expenditures is approximately $24.5 million. Such expenditures will be made primarily for the development of existing properties. Additional capital expenditures may be made for acquisitions of producing properties if such opportunities arise, but we currently have no agreements, arrangements or undertakings regarding any material acquisitions. We have no material long-term capital commitments and are consequently able to adjust the level of our expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors.

      CURRENT LIQUIDITY NEEDS. Since January 1999, we have sought to improve our liquidity in order to allow us to meet our debt service requirements and to maintain and increase existing production.

   Our sale in March 1999 of our First Lien Notes allowed us to refinance our bank debt, meet our near-term debt service requirements and make limited crude oil and natural gas capital expenditures.

   In October 1999, we sold a dollar denominated production payment for $4.0 million relating to existing natural gas wells in the Edwards Trend in South Texas and during 2000, we sold additional production payments for $6.4 million relating to additional natural gas wells in the Edwards Trend. In 2001, we have received $10.5 million ($2.5 million in March and an additional $8.0 million in April) relating to additional south Texas gas wells and facilities. We have the ability to sell up to $50 million to Mirant for drilling opportunities in the Edwards Trend.

   In December 1999, Abraxas and our wholly-owned Canadian subsidiary, Canadian Abraxas Petroleum Limited, completed an Exchange Offer whereby we exchanged the Second Lien Notes, common stock, and contingent value rights for approximately 98.43% of our outstanding Old Notes. The Exchange Offer reduced our long term debt by $76 million net of fees and expenses.

   In March 2000, we sold our interest in certain crude oil and natural gas properties that we owned and operated in Wyoming. Simultaneously, a partnership of which one of our subsidiaries was the general partner, accounted for on the equity method of accounting sold its interest in crude oil and natural gas properties in the same area. Our net proceeds from these transactions were approximately $34.0 million.

   In March 2001, we announced that we had engaged Credit Lyonnais Securities
(USA) Inc. and CIBC World Markets Corp. to assist us in a review of alternative financial strategies. Under the terms of this engagement, we may restructure, refinance or recapitalize some or all of our existing debt and/or issue equity securities.

   We are continuing to rationalize our significant non-core Canadian assets to allow us to continue to grow while reducing our debt. We may sell non-core assets or seek partners to fund a portion of the exploration costs of undeveloped acreage and are considering other potential strategic alternatives.

   We will have three principal sources of liquidity going forward: (i) cash on hand, (ii) cash flow from operations, and (iii) the production payment. We also intend to continue to sell certain non-core properties, although the terms of the First Lien Notes indenture, the Second Lien Notes indenture and the Old Notes indenture substantially limit our use of proceeds from such sales.

   We expect that the significantly improved commodity prices realized by us compared to those received in the prior year and the expiration of a significant portion of the crude oil and natural gas hedges that we had put in place in earlier years will improve our liquidity position in 2001. Should commodity prices fall, all of our capital expenditures are discretionary and can be delayed to maintain liquidity. While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that the net cash flow from operations plus cash on hand, cash available under the production payment and the proceeds from the sale of additional non-core properties will be adequate to fund operations and planned capital expenditures.

LONG-TERM INDEBTEDNESS.

   OLD NOTES. On November 14, 1996, the Company consummated the offering of $215.0 million of it's 11.5% Senior Notes due 2004, Series A, which were exchanged for the Series B Notes in February 1997. On January 27, 1998, the Company completed the sale of $60.0 million of the Series C Notes. The Series B Notes and the Series C Notes were subsequently combined into $275.0 million in principal amount of the Old Notes in June 1998.

   Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Old Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas, on or after November 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

      YEAR                                                     PERCENTAGE
     ------                                                   ------------
      2001.................................................     102.875%
      2002 and thereafter..................................     100.000%

   The Old Notes are joint and several obligations of Abraxas and Canadian Abraxas and rank PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes rank senior in right of payment to all future subordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes are, however, effectively subordinated to the First Lien Notes to the extent of the value of the collateral securing the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral securing the Second Lien Notes. The Old Notes are unconditionally guaranteed, on a senior basis by Sandia. The guarantee is a general unsecured obligation of Sandia and ranks PARI PASSU in right of payment to all unsubordinated indebtedness of Sandia and senior in right of payment to all subordinated indebtedness of Sandia. The guarantee is effectively subordinated to the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral

   Upon a Change of Control, as defined in the Old Notes Indenture, each holder of the Old Notes will have the right to require the Company to repurchase all or a portion of such holder's Old Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Old Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

   FIRST LIEN NOTES. In March 1999, Abraxas consummated the sale of $63.5 million of the First Lien Notes. Interest on the First Lien Notes is payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1999. The First Lien Notes are redeemable, in whole or in part, at the option of Abraxas on or after March 15, 2001, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on March 15 of the years set forth below:

      YEAR                                                PERCENTAGE
      -----                                               ----------
      2001............................................    103.000%
      2002 and thereafter.............................    100.000%

At any time, or from time to time, prior to March 15, 2001, Abraxas may, at its option, use all or a portion of the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate original principal amount of the First Lien Notes at a redemption price equal to 112.875% of the aggregate principal amount of the First Lien Notes to be redeemed, plus accrued and unpaid interest.

      The First Lien Notes are senior indebtedness of Abraxas secured by a first lien on substantially all of the crude oil and natural gas properties of Abraxas and the shares of Grey Wolf owned by Abraxas. The First Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors and the shares of Grey Wolf owned by Canadian Abraxas.

Upon a Change of Control, as defined in the First Lien Notes Indenture, each holder of the First Lien Notes will have the right to require Abraxas to repurchase such holder's First Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas will be obligated to offer to repurchase the First Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

The First Lien Notes indenture contains certain covenants that limit the ability of Abraxas and certain of its subsidiaries, including the guarantors of the First Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas.

   The First Lien Notes indenture provides, among other things, that Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas or any other Restricted Subsidiary except in certain situations as described in the First Lien Notes indenture.

   SECOND LIEN NOTES. In December 1999, Abraxas and Canadian Abraxas consummated an Exchange Offer (see Note 2) whereby $269,699,000 of the Old Notes were exchanged for $188,778,000 of new Second Lien Notes, and 16,078,990 shares of Abraxas common stock and contingent value rights. See Note 6. An additional $5,000,000 of the Second Lien Notes were issued in payment of fees and expenses.

      Interest on the Second Lien Notes is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2000. The Second Lien Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas on or after December 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on December 1 of the years set forth below:

      YEAR                                                PERCENTAGE
      -----                                               ----------
      2001............................................    102.875%
      2002 and thereafter.............................    100.000%

      The Second Lien Notes are senior indebtedness of Abraxas and Canadian Abraxas and are secured by a second lien on substantially all of the crude oil and natural gas properties of Abraxas and Canadian Abraxas and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas. The Second Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors. The Second Lien Notes are, however, effectively subordinated to the First Lien Notes and related guarantees to the extent the value of the collateral securing the Second Lien Notes and related guarantees and the First Lien Notes and related guarantees is insufficient to pay both the Second Lien Notes and the First Lien Notes.

      Upon a Change of Control, as defined in the Second Lien Notes Indenture, each holder of the Second Lien Notes will have the right to require Abraxas and Canadian Abraxas to repurchase such holder's Second Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Second Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

   The Second Lien Notes indenture contains certain covenants that limit the ability of Abraxas and Canadian Abraxas and certain of their subsidiaries, including the guarantors of the Second Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas or Canadian Abraxas.

The Second Lien Notes indenture provides, among other things, that Abraxas and Canadian Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, Canadian Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas, Canadian Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas, Canadian Abraxas or any other Restricted Subsidiary except in certain situations as described in the Second Lien Notes indenture.

HEDGING ACTIVITIES.

   On January 1, 2001, the Company adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, the Company uses only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income/Loss, a component of Stockholder's Equity, to the extent that the hedge is effective.

   The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in accumulated Other Comprehensive Income/Loss related to a cash flow hedge that becomes ineffective, remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

   Gains and losses on hedging instruments related to accumulated Other Comprehensive Income and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered.

    The following table sets forth the Company's position as of March 31, 2001.


           Time Period                              Notional Quantities
      Price                        Fair Value

--------------------------------------------------------------------------------
---------------------------------------------
   April 1, 2001 - October 31, 2002               20,000 Mcf/day of natural
 Fixed price swap $2.60-         $(25) million
                                                  gas or 1,000 Bbl/day of
 $2.95 natural gas or
                                                  crude oil
 $18.90 Crude oil


   On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded $31.0 million, net of tax, in other comprehensive loss representing the cumulative effect of an accounting change to recognize the fair value of cash flow derivatives. The Company recorded cash flow hedge derivative liabilities of $38.2 million on that date and a deferred tax asset of $7.2 million.

   During the first quarter of 2001 losses before tax of $7.4 million were transferred from Other Comprehensive Income/Loss to revenue and the fair value of outstanding liabilities decreased by $5.4 million. For the three months ended March 31, 2001, the ineffective portion of the cash flow hedges were not material.

   As of March 31, 2001, $20.6 million of deferred net losses on derivative instruments were recorded in Other Comprehensive Income/Loss, of which $14.4 million is expected to be reclassified to earnings during the next twelve-month period.

   All hedge transactions are subject to the Company's risk management policy, approved by the Board of Directors. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

   The fair value of the hedging instrument was determined based on the base price of the hedged item and NYMEX forward price quotes. As of March 31, 2001, a commodity price increase of 10% would have resulted in an unfavorable change in the fair market value of $5.7 million and a commodity price decrease of 10% would have resulted in a favorable change in fair market value of $5.7 million.

NET OPERATING LOSS CARRYFORWARDS.

   At December 31, 2000, the Company had, subject to the limitation discussed below, $101.8 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2001 through 2020 if not utilized. At December 31, 2000, the Company had approximately $11.4 million of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2001 through 2020 if not utilized.

      As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4.9 million will be limited to approximately $235,000 per year.

      During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

      As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8.3 million will be limited as described above and in the following paragraph.

      An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 5. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of the Company's carryforwards.

      The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

      In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $34.8 million for deferred tax assets at December 31, 2000 and March 31, 2001.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

COMMODITY PRICE RISK

     Our exposure to market risk rests primarily with the volatile nature of crude oil, natural gas and natural gas liquids prices. We manage crude oil and natural gas prices through the periodic use of commodity price hedging agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Assuming the production levels we attained during the three months ended March 31, 2001, a 10% decline in crude oil, natural gas and natural gas liquids prices would have reduced our operating revenue, cash flow and net income (loss) by approximately $2.8 million for the three months ended March 31, 2001.

HEDGING SENSITIVITY

      The fair value of our hedge instrument was determined based on NYMEX forward price quotes as of March 31, 2001. As of March 31, 2001, a commodity price increase of 10% would have resulted in an unfavorable change in the fair market value of our hedging instrument of $5.7 million and a commodity price decrease of 10% would have resulted in a favorable change in the fair value of our hedge instrument of $5.7 million.

      The following table sets forth our hedge position as of March 31, 2001.


             Time Period                           Notional Quantities
   Price                      Fair Value

--------------------------------------------------------------------------------
--------------------------------------------
    April 1, 2001 - October 31, 2002              20,000 Mcf/day of
Fixed price swap $2.60-        $(25) million
                                                  natural gas or 1,000
$2.95 natural gas or
                                                  Bbl/day of crude oil
$18.90 Crude oil


INTEREST RATE RISK

      At March 31, 2001, substantially all of our long-term debt is at fixed interest rates and not subject to fluctuations in market rates.

FOREIGN CURRENCY

   Our Canadian operations are measured in the local currency of Canada. As a result, our financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets. Canadian operations reported a pre tax earnings of $2.1 million for the three months ended March 31, 2001. It is estimated that a 5% change in the value of the U.S. dollar to the Canadian dollar would have changed our pre tax income by approximately $105,000. We do not maintain any derivative instruments to mitigate the exposure to translation risk. However, this does not preclude the adoption of specific hedging strategies in the future.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

   This report includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this report regarding our financial position, business strategy, budgets and plans and objectives of management for future operations are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed under "Risk Factors" in our Annual Report on Form 10-K which is incorporated by reference herein and this report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the Cautionary Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                     PART II
                                OTHER INFORMATION

Item 1. Legal Proceedings
        None

Item 2. Changes in Securities
        None

Item 3. Defaults Upon Senior Securities
        None

Item 4. Submission of Matters to a Vote of Security Holders
        None

Item 5. Other Information
        None

Item 6. Exhibits and Reports on Form 8-K (a) Exhibit 27 Financial data schedule (b) Reports on Form 8-K:
            NONE

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                   SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          ABRAXAS PETROLEUM CORPORATION

                                  (Registrant)



   DATE:  MAY 15, 2001              BY: /s/
         --------------                 -------------------------------
                                    ROBERT L.G. WATSON,
                                    PRESIDENT AND CHIEF
                                    EXECUTIVE OFFICER


   DATE:  MAY 15, 2001              BY: /s/
         --------------                -------------------------------
                                    CHRIS WILLIFORD,
                                    EXECUTIVE VICE PRESIDENT AND
                                    PRINCIPAL ACCOUNTING OFFICER

                                    ANNEX A-3

     ADDITIONAL INFORMATION ENTITLED "RECONCILIATION WITH CANADIAN GENERALLY
        ACCEPTED ACCOUNTING PRINCIPLES" AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT ON ADDITIONAL INFORMATION

To the Board of Directors and Stockholders of Abraxas Petroleum Corporation
San Antonio, Texas

We have audited the consolidated financial statements of Abraxas Petroleum Corporation as of December 31, 2000 and for the year then ended, and have issued our report thereon dated March 22, 2001 (included elsewhere in the registration statement on Form S-4 (File No. 333-62934) and the Take-Over Bid Circular). Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying additional information for the fiscal year 2000 entitled "Reconciliation With Canadian Generally Accepted Accounting Principles" is presented for the purpose of additional analysis for Canadian reporting standards and is not a required part of the basic financial statements for United States of America reporting standards. This additional information is the responsibility of the Company's management. Such information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

The prior years' consolidated financial statements as of and for the years ended December 31, 1999 and 1998 were reported on by another firm of independent accountants, who issued an unqualified opinion thereon.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Antonio, Texas
March 22, 2001

                           ADDITIONAL  INFORMATION

"RECONCILIATION WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES"

The consolidated financial statements of Abraxas Petroleum Corporation ("Abraxas" or "the Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Differences from Canadian generally accepted accounting principles ("Canadian GAAP") having a significant effect on the Company's consolidated balance sheets and consolidated statements of operations, stockholders' equity (deficit) and cash flows are described and quantified below for the periods indicated:

(a) Under U.S. GAAP, interest costs associated with certain capital expenditures are required to be capitalized as part of the historical cost of the oil and gas assets. Under Canadian GAAP, the calculation of interest costs eligible for capitalization differs from the calculation under U.S. GAAP in certain respects and is optional at the discretion of the entity. For purposes of this reconciliation to Canadian GAAP, it has been assumed that no interest costs would have been capitalized to the historical cost of the related assets, rather, all interest costs would have been expensed in the period incurred. Accordingly, the carrying value of oil and gas properties has been reduced and interest expense increased for all periods presented, and the opening accumulated deficit has been adjusted by $1.8 million for the cumulative impact on prior periods.

(b) Under U.S. GAAP, the carrying value of oil and gas properties and related facilities, net of deferred income taxes, is limited to the present value of after-tax future net revenues from proven reserves, discounted at 10 percent (based on prices and costs at the balance sheet date), plus the lower of cost and fair value of unproved oil and gas properties. Under Canadian GAAP, the "ceiling test" calculation is performed using undiscounted after-tax future net revenues, less future estimated general and administrative and financing costs plus the cost of unproved properties. Under Canadian GAAP, an additional write-down of $75.9 million before tax offset of $18.9 million would have been recorded for years prior to the year ended December 31, 1998, in addition to the cumulative write-downs recorded under U.S. GAAP. In addition, the application of the full cost ceiling test under Canadian GAAP would have resulted in a further additional write-down of $132 million and $99.1 million at December 31, 1998 and 1999, respectively, before tax. At March 31, 2001 and 2000 and December 31, 2000, the application of the full cost ceiling test under Canadian GAAP did not result in a write-down of capitalized costs.

(c) For periods where the amount of the ceiling test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depreciation, depletion and amortization will differ in subsequent years. As a result of the additional ceiling test write-downs in prior years as described in note (b) and the decrease in capitalized interest as described in note (a), depreciation, depletion and amortization expense has been reduced for Canadian GAAP purposes by $33.1 million, $22.4 million and $10.2 million for the years ended December 31, 2000, 1999 and 1998, respectively, and by $7.1 million and $8.5 million for the three months ended March 31, 2001 and 2000, respectively. The cumulative reduction to depreciation, depletion and amortization expense for years prior to the year ended December 31, 1998 was not significant.

(d) Under U.S. GAAP, Accounting Principles Board Opinion No. 25, as interpreted by Financial Accounting Standards Board Interpretation No. 44, requires variable plan accounting and recognition of compensation cost effective July 1, 2000 with respect to changes in intrinsic value for certain modifications to fixed stock option awards which were made subsequent to December 15, 1998. Under Canadian GAAP, recognition of compensation cost is currently not required, resulting in an increase in net income of $2.8 million for the year ended December 31, 2000 and $.9 million for the three months ended March 31, 2001.

(e) Under U.S. GAAP, cumulative foreign exchange gains (losses) on translation of self-sustaining foreign subsidiaries for purposes of consolidation are required to be reported as a component of accumulated other comprehensive income (loss) in stockholders' equity (deficit). No similar standards for reporting of accumulated other comprehensive income (loss) or comprehensive income (loss) exist under Canadian GAAP. Accordingly, such cumulative translation gains (losses) are reported in a cumulative translation adjustment account as a separate component of shareholders' equity. As the differences relate to reclassification only, total stockholders' equity as at March 31, 2001 and 2000 and December 31, 2000 and 1999 would be the same under both U.S. and Canadian GAAP.

         In addition to the above-noted reclassification, as a result of the additional ceiling test write-downs in prior years as described in note
         (b), the decrease in depreciation, depletion and amortization expense as described in note (c) and the related income tax effects as described in note (h), the cumulative translation loss adjustment account has been decreased by $4.4 million for the year ended December 31, 2000, increased by $5 million for the year ended December 31, 1999, decreased by $3.8 million for the year ended December 31, 1998, and decreased by $5 million and $.5 million respectively, for the three months ended March 31, 2001 and 2000. There was no cumulative adjustment to the cumulative translation loss adjustment account for years prior to the year ended December 31, 1998.

(f) Under U.S. GAAP, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138, requires all derivative instruments to be recorded at fair value at the balance sheet date and the resulting unrealized gain or loss on the derivative instrument to be deferred as a component of accumulated other comprehensive income in stockholders' equity. There is no equivalent accounting standard in Canada, therefore unrealized gains and losses on such instruments are not recorded under Canadian GAAP. Accordingly, as of March 31, 2001 stockholders' equity has been increased by $20.6 million, the hedge liability decreased by $25.4 million ($17.7 million reduction in short-term hedge liability, and $7.7 million reduction in long-term hedge liability), and the deferred tax asset reduced by $4.8 million ($3.4 million reduction in short-term deferred tax asset, and $1.4 million increase in long-term deferred tax liability).

(g) During the year ended December 31, 2000, the Company recorded an extraordinary gain of $1.8 million related to retirement of long-term debt. U.S GAAP requires that gains realized on debt extinguishments be classified as extraordinary items in the consolidated statement of operations. Canadian GAAP permits disclosure as a separate line item within income (loss) from operations, however, classification as an extraordinary item is not permitted. Total net income for 2000 would be the same under both U.S. and Canadian GAAP.

(h) Prior to 2000, Canadian GAAP required the use of the deferral method of accounting for income taxes. For fiscal periods beginning on or after January 1, 2000, retroactive adoption of the liability method of accounting for income taxes was required, which is substantially the same as SFAS No. 109 under U.S. GAAP. Accordingly, had the liability method been adopted retroactively with restatement of prior periods, no adjustments are required to conform the consolidated financial statements to Canadian GAAP, except for the tax effect of the above-noted Canadian - U.S. GAAP differences identified. A valuation allowance has been recorded for the full amount of the tax benefits arising from the write-downs recorded for 1997 and a partial valuation allowance recorded for the write-downs recorded in 1998 and 1999 as described in note (b). In addition, a reduction in the valuation allowance has been recorded for the adjustments relating to stock compensation expense for the year ended December 31, 2000 and the three months ended March 31, 2001 as described in note (d).

(i) Prior to 2001, Canadian GAAP required the use of the imputed earnings method for purposes of the calculation of fully diluted earnings (loss) per share. For fiscal periods beginning on or after January 1, 2001, retroactive application of the treasury stock method with restatement of prior periods is required, which is substantially the same as SFAS No. 128 under U.S. GAAP. Accordingly, no adjustments are required to conform the diluted earnings (loss) per share figures to Canadian GAAP, except for the income (loss) effect of the above-noted Canadian - U.S. GAAP differences identified.

CONSOLIDATED STATEMENTS OF OPERATIONS

         The application of Canadian GAAP would have the following effect on the Consolidated Statements of Operations:

                                                                          THREE
MONTHS ENDED

MARCH 31,

------------------
                                                                            2001
      2000

(UNAUDITED)
--------------------------------------------------------------------------------
----------------
        Net income, as reported.........................................     255
     27,156

        Capitalized interest (a)........................................
(78)        (46)
        General and administrative (stock-based compensation) (d).......     931
          -
        Depreciation, depletion and amortization (c)....................   7,118
      8,483
        Deferred income tax (expense) benefit (h).......................
(1,850)     (2,050)
                                                                          ------
     ------

        Net income, Canadian GAAP.......................................   6,376
     33,543
                                                                          ------
     ------

        Basic earnings per share, as reported...........................    0.01
       1.20
        Effect of increase in net income under Canadian GAAP............    0.27
       0.28
                                                                          ------
     ------
        Basic earnings per share, Canadian GAAP.........................    0.28
       1.48
                                                                          ------
     ------

        Diluted earnings per share, as reported.........................    0.01
       0.52
        Effect of increase in net income under Canadian GAAP............    0.22
       0.12
                                                                          ------
     ------
        Diluted earnings per share, Canadian GAAP......................     0.23
       0.64
                                                                          ------
     ------



YEARS ENDED DECEMBER 31,

----------------------------
                                                                           2000
     1999       1998
--------------------------------------------------------------------------------
------------------------
        Net income (loss), as reported..................................   8,449
    (36,680)   (83,960)

           Capitalized interest (a).....................................
(589)       (193)      (414)
           General and administrative (stock-based compensation) (d)....   2,767
          -          -
           Write-down of property, plant and equipment (b)..............       -
    (99,148)  (131,972)
           Depreciation, depletion and amortization (c).................  33,089
     22,432     10,225
           Deferred income tax (expense) benefit (h)....................
(5,500)     30,636      7,353
                                                                          ------
    -------   --------

        Net income (loss), Canadian GAAP................................  38,216
    (82,953)  (198,768)
                                                                          ------
    -------   --------

        Basic earnings (loss) per share, as reported....................    0.37
      (5.41)    (13.26)
           Effect of increase (decrease) in net income under
             Canadian GAAP .............................................    1.32
      (6.82)    (18.13)
                                                                          ------
    -------   --------

        Basic earnings (loss) per share, Canadian GAAP *................    1.69
     (12.23)    (31.39)
                                                                          ------
    -------   --------
        Diluted earnings (loss) per share, as reported..................    0.26
      (5.41)    (13.26)
           Effect of increase (decrease) in net income under
             Canadian GAAP..............................................    0.91
      (6.82)    (18.13)
                                                                          ------
    -------   --------
        Diluted earnings (loss) per share, Canadian GAAP................    1.17
     (12.23)    (31.39)
                                                                          ------
    -------   --------

        * Separate per share figures for the extraordinary item and net income before extraordinary item as reported for 2000 would not be reported under Canadian GAAP (g)

         CONSOLIDATED BALANCE SHEETS

         The application of Canadian GAAP would have the following effect on the Consolidated Balance Sheets:

                                                                AS AT MARCH 31,
2001                 AS AT MARCH 31, 2000

                                                                    CUMULATIVE
                       CUMULATIVE

                                                            AS       INCREASE
CANADIAN      AS        INCREASE   CANADIAN
                                                         REPORTED   (DECREASE)
  GAAP     REPORTED    (DECREASE)    GAAP
                                                                    (UNAUDITED)
                      (UNAUDITED)
--------------------------------------------------------------------------------
-----------------------------------------------
        CURRENT ASSETS

        Deferred tax asset (f)........................      3,352      (3,352)
       -          -           -           -

        LONG-TERM ASSETS

        Property and equipment (a), (b), (c), (e).....    305,077    (221,396)
  83,681    294,131    (268,527)     25,604
        Deferred income tax asset (h), (e)............          -      18,186
  18,186          -      35,080      35,050

        CURRENT LIABILITIES

        Hedge liability (f)...........................     17,724     (17,724)
       -          -           -           -

        LONG-TERM  LIABILITIES

        Deferred income taxes (f), (h)................     22,696     (22,696)
       -     19,702     (19,702)          -
        Hedge liability (f)...........................      7,666      (7,666)
       -          -           -           -

        STOCKHOLDERS' DEFICIT

        Additional paid-in capital (d)................    131,350      (3,698)
 127,652    127,423           -     127,423

        Accumulated deficit...........................   (131,121)   (183,635)
(314,756)  (112,669)   (213,136)   (325,805)
        Accumulated other comprehensive income
          (loss) (e),(f)..............................    (32,476)     32,476
       -      1,711      (1,711)          -
        Cumulative translation adjustment (e).........          -      (3,619)
  (3,619)         -       1,102       1,102




                                                              AS AT DECEMBER 31,
2000            AS AT DECEMBER 31, 1999

                                                                    CUMULATIVE
                       CUMULATIVE

                                                            AS       INCREASE
CANADIAN      AS        INCREASE   CANADIAN
                                                         REPORTED   (DECREASE)
  GAAP     REPORTED    (DECREASE)    GAAP
--------------------------------------------------------------------------------
-----------------------------------------------
        LONG-TERM ASSETS

        Property and equipment (a), (b), (c), (e).....    304,784    (237,489)
  67,295    294,666    (277,908)     16,758
        Deferred income tax asset (h), (e)............          -      27,141
  27,141          -      40,319      40,319

        LONG-TERM LIABILITIES

        Deferred income taxes (h).....................     21,079     (21,079)
       -     16,935     (16,935)          -

        STOCKHOLDERS' DEFICIT

        Additional paid-in capital (d)................    130,409      (2,767)
 127,642    127,562           -     127,562

        Accumulated deficit...........................   (131,376)   (189,756)
(321,132)  (139,825)   (219,523)   (359,348)
        Accumulated other comprehensive
          income (loss) (e)...........................     (4,799)      4,799
       -      3,602      (3,602)          -

        Cumulative translation adjustment (e).........          -      (1,545)
  (1,545)         -       2,471       2,471

         CONSOLIDATED STATEMENT OF CASH FLOWS

         The application of Canadian GAAP would have the following effect on the Consolidated Statements of Cash Flows:

                                                                          THREE
MONTHS ENDED MARCH 31,

----------------------------

2001            2000


 (UNAUDITED)


--------------------------------------------------------------------------------
--------------

        OPERATING ACTIVITIES

        Net cash provided by operating activities, as reported...........
17,424          2,765

        Increase (decrease) in:
           Net income....................................................
6,121          6,387
           Depreciation, depletion and amortization (c)..................
(7,118)        (8,483)
           Deferred income taxes (h).....................................
1,850          2,050
           Stock-based compensation (d)..................................
(931)             -

------         ------

        Net cash provided by operating activities, Canadian GAAP.........
17,346          2,719

------         ------
        INVESTING ACTIVITIES


        Net cash (used) provided by investing activities, as reported....
(17,817)        22,261

           Increase in capital expenditures (a)..........................
 78             46

------         ------

        Net cash (used) provided by investing activities, Canadian GAAP..
(17,739)        22,307

------         ------


   YEARS ENDED DECEMBER 31,

-----------------------------------

2000          1999           1998


--------------------------------------------------------------------------------
-------------------------

        OPERATING ACTIVITIES

        Net cash provided by operating activities, as reported..........
21,372          3,882          4,845

        Increase (decrease) in:
           Net income (loss)............................................
29,767        (46,273)      (114,808)
           Depreciation, depletion and amortization (c).................
(33,089)       (22,432)       (10,225)
           Write-down of property and equipment (b).....................
  -         99,148        131,972
           Deferred income taxes (h)....................................
5,500        (30,636)        (7,353)
           Stock-based compensation (d).................................
(2,767)             -              -

--------       --------      ---------

        Net cash provided by operating activities, Canadian GAAP........
20,783          3,689          4,431

--------       --------      ---------

        INVESTING ACTIVITIES


        Net cash (used) provided by investing activities, as reported...
(18,773)      (111,214)         1,977

           Increase in capital expenditures (a).........................
589            193            414

--------       --------      ---------

        Net cash (used) provided by investing activities, Canadian GAAP.
(18,184)      (111,021)         2,391

--------       --------      ---------

                                    ANNEX A-4
       REPORT OF INDEPENDENT AUDITORS ON ADDITIONAL FINANCIAL INFORMATION

                        Report of Independent Auditors on
                        Additional Financial Information


To the Board of Directors and Stockholders
Abraxas Petroleum Corporation

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Abraxas Petroleum Corporation as of December 31, 1999 and for the two years then ended (included in the Abraxas Petroleum Corporation 2000 Form 10-K which is included and incorporated by reference in this Form S-4 dated July 16, 2001) and have issued our unqualified opinion thereon dated March 17, 2000, except for notes 2 and 18 as to which the date is March 31, 2000.

The accompanying additional financial information entitled "Reconciliation With Canadian Generally Accepted Accounting Principles" is the responsibility of the Company's management and is presented for purposes of additional analysis and is not a required part of the consolidated financial statements.
 Such information, as of December 31, 1999 and for the two years then ended, has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as whole.


                                                  ERNST & YOUNG LLP


San Antonio, Texas
July 16, 2001

                                    ANNEX A-5

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND
                   INDEPENDENT ACCOUNTANTS' COMPILATION REPORT

Independent Accountants' Compilation Report


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
Abraxas Petroleum Corporation
San Antonio, Texas

We have reviewed, as to compilation only, the unaudited pro forma condensed consolidated balance sheet of Abraxas Petroleum Corporation as of March 31, 2001 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000, appearing on pages 102 -105, prepared for inclusion in the registration statement on Form S-4 (File No. 333-62934) and the Take-Over Bid Circular. In our opinion, the unaudited pro forma condensed consolidated financial statements have been properly compiled to give effect to the proposed transaction and the assumptions described in the notes thereto.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Antonio, Texas
July 17, 2001



COMMENTS FOR UNITED STATES READERS
ON DIFFERENCES BETWEEN CANADIAN
AND UNITED STATES REPORTING STANDARDS

The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Antonio, Texas
July 17, 2001

                                    ANNEX A-6

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (PREPARED ON CANADIAN REPORTING STANDARDS) AND INDEPENDENT ACCOUNTANTS' COMPILATION REPORT

INDEPENDENT ACCOUNTANTS' COMPILATION REPORT

To the Board of Directors and Stockholders of Abraxas Petroleum Corporation
San Antonio, Texas

We have reviewed, as to compilation only, the accompanying unaudited pro forma condensed consolidated balance sheet - Canadian reporting standards of Abraxas Petroleum Corporation as of March 31, 2001 and the unaudited pro forma condensed consolidated statements of operations - Canadian reporting standards for the three months ended March 31, 2001 and the year ended December 31, 2000, prepared for inclusion in the registration statement on Form S-4 (File No. 333-62934)and the Take-Over Bid Circular. In our opinion, the unaudited pro forma condensed consolidated financial statements -
Canadian reporting standards have been properly compiled to give effect to the assumption described in the note thereto.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Antonio, Texas
July 17, 2001

COMMENTS FOR UNITED STATES READERS
ON DIFFERENCES BETWEEN CANADIAN
AND UNITED STATES REPORTING STANDARDS

The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma condensed consolidated balance sheet - Canadian reporting standards and the unaudited pro forma condensed consolidated statements of operations - Canadian reporting standards.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Antonio, Texas
July 17, 2001

NOTE TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION PREPARED WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES



The following unaudited pro forma condensed consolidated financial information - Canadian reporting standards for Abraxas gives effect to the proposed acquisition by Abraxas of the remaining common shares of Grey Wolf that it does not already own (6.6 million shares) plus stock options anticipated to be assumed (0.5 million shares). Abraxas plans to issue approximately 4.5 million shares of common stock to acquire such minority interest in Grey Wolf and related stock options. The purchase price of $20.6 million is based on the market price of Abraxas common stock over a reasonable period of time around the announcement on April 12, 2001 ($4.58 per share). The book value of such Grey Wolf minority interest is $13.2 million at March 31, 2001. The purchase price value above such book value is allocated to oil and gas properties. The results of the final valuation of fair value is not yet complete and subject to stock options to be assumed. The unaudited pro forma condensed consolidated financial information - Canadian reporting standards is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred had the minority interest been acquired on these respective dates or of future results of operations.

The unaudited pro forma condensed consolidated financial statements - Canadian reporting standards of Abraxas Petroleum Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Differences from Canadian generally accepted accounting principles ("Canadian GAAP") having a significant effect on the Company's pro forma condensed consolidated balance sheet and pro forma condensed consolidated statements of operations are quantified below for the periods indicated.

  (Tabular amounts are in thousands of U.S. dollars except per share amounts)

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
         OPERATIONS - CANADIAN REPORTING STANDARDS



         The application of Canadian GAAP would have the following effect on the Unaudited Condensed Consolidated Statements of Operations:



------------------------------
                                                                       THREE
MONTHS
                                                                          ENDED,
      YEAR ENDED
                                                                         MARCH
31,      DECEMBER 31,
                                                                          2001
         2000

(UNAUDITED)    (UNAUDITED)

--------------------------------------------------------------------------------
------------
        Pro forma net income before extraordinary items, as reported.....    984
         7,021

        Extraordinary item...............................................
         1,773
        Capitalized interest ............................................
(78)          (589)
        General and administrative (stock-based compensation)............    931
         2,767
        Depreciation, depletion and amortization.........................  7,118
        33,089
        Deferred income tax expense......................................
(1,850)        (5,500)

-------        -------
        Pro forma net income before extraordinary item, Canadian GAAP....  7,105
        38,561

-------        -------
        Basic pro forma earnings before extraordinary item per share,

                                      A-124

        as reported......................................................   0.04
          0.26
        Effect of increase in pro forma net income before extraordinary
        item under Canadian GAAP.........................................   0.22
          1.16

-------        -------
        Basic pro forma earnings before extraordinary item per share,
        Canadian GAAP....................................................   0.26
          1.42

-------        -------
        Diluted pro forma earnings before extraordinary item per share,
        as reported......................................................   0.03
          0.19
        Effect of increase in pro forma net income before extraordinary
        item under Canadian GAAP.........................................   0.19
          0.85

-------        -------
        Diluted pro forma earnings before extraordinary item per share,
        Canadian GAAP....................................................   0.22
          1.04

-------        -------

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET - CANADIAN REPORTING STANDARDS

         The application of Canadian GAAP would have the following effect on the Unaudited Pro Forma Condensed Consolidated Balance Sheet:


                                                          AS AT MARCH 31, 2001


                                                              (UNAUDITED)

                                                               CUMULATIVE

                                                   US PRO        INCREASE
CANADIAN
                                                    FORMA       (DECREASE)
GAAP

-------------------------------------------------------------------------------
        CURRENT ASSETS


        Other assets (deferred tax asset).......     4,917       (3,352)
1,565

        LONG-TERM ASSETS


        Property and equipment..................   316,539     (221,396)
95,143
        Deferred income tax asset...............         -       14,119
14,119

        CURRENT LIABILITIES

        Total current liabilities (hedge
        liability)..............................    52,377      (17,724)
34,653

        LONG-TERM  LIABILITIES

        Deferred income taxes ..................    26,763      (26,763)
 -
        Other liabilities (hedge liability).....    11,884       (7,666)
4,218

        STOCKHOLDERS' DEFICIT

        Additional paid-in capital..............   151,915       (3,698)
148,217

        Accumulated deficit.....................  (131,121)    (183,635)
(314,756)
        Accumulated other comprehensive loss ...   (32,476)      32,476
 -

        Cumulative translation adjustment.......         -      (3,619)
(3,619)


                                    ANNEX A-7

                     SUMMARY QUARTERLY FINANCIAL INFORMATION

                                     ABRAXAS SUPPLEMENTAL QUARTERLY FINANCIAL
INFORMATION

                              MARCH 31,     DECEMBER 31,   SEPTEMBER 30,    JUNE
30,      MARCH 31,
                                 2001           2000           2000
2000          2000
                                 ----           ----           ----
----          ----
REVENUES                       $   29,086    $   27,219     $   16,377     $
16,287    $   16,717

INCOME FROM OPERATIONS:

  TOTAL                        $   12,193    $    9,404     $     (963)    $
1,629    $    1,513
  BASIC PER SHARE              $     0.54    $     0.32     $    (0.04)    $
0.07    $     0.07
  FULLY DILUTED PER SHARE      $     0.54    $     0.32     $    (0.04)    $
0.07    $     0.05
INCOME BEFORE INCOME TAXES     $    3,957    $      496     $   (9,169)    $
(6,504)   $   26,839
PROVISION FOR INCOME TAXES     $    2,776    $      (33)    $    4,035     $
  31    $     (328)

NET INCOME:
  TOTAL                        $      255    $      292     $  (13,586)    $
(5,413)   $   27,156
  BASIC PER SHARE              $     0.01    $     0.01     $    (0.60)    $
(0.24)   $     1.20
  FULLY DILUTED PER SHARE      $     0.01    $     0.01     $    (0.60)    $
(0.24)   $     0.52


                               DECEMBER 31,   SEPTEMBER 30,    JUNE 30,
MARCH 31,
                                  1999            1999           1999
1999
                                  ----            ----           ----
----
REVENUES                       $   17,066      $   16,958     $   16,776    $
15,970


INCOME FROM OPERATIONS:



  TOTAL                        $  (16,250)     $    2,982     $    1,692    $
  604
  BASIC PER SHARE              $    (2.00)     $     0.47     $     0.27    $
 0.95
  FULLY DILUTED PER SHARE      $    (2.00)     $     0.47     $     0.27    $
 0.95
INCOME BEFORE INCOME TAXES     $  (25,312)     $   (7,190)    $   (8,296)   $
(8,238)
PROVISION FOR INCOME TAXES     $   (8,683)     $     (418)    $   (1,587)   $
(1,937)


NET INCOME:



  TOTAL                        $  (16,726)     $   (6,919)    $   (6,741)   $
(6,294)
  BASIC PER SHARE              $    (2.06)     $    (1.09)    $    (1.06)   $
(0.99)
  FULLY DILUTED PER SHARE      $    (2.06)     $    (1.09)    $    (1.06)   $
(0.99)


Note: Canadian shareholders should be aware that the financial statements of Abraxas included in this table have not been prepared in accordance with Canadian GAAP and may not be comparable to the financial statements of Canadian public companies. A reconciliation between United States GAAP and Canadian GAAP has been set forth in this Annex A beginning on page A-110.

See the Abraxas 2000 Annual Report on Form 10-K which is incorporated by reference in this document for the "Selected Financial Data" Part II, Item 6. for five years of summary historical information. Abraxas is providing the foregoing additional information to aid Grey Wolf shareholders and Abraxas stockholders in their analysis of the financial aspects of the offer. Abraxas also derived this information from the audited financial statements of Abraxas for the years 1998 through 2000 and the unaudited financial statements of Abraxas for each of the three month periods ended March 31, 2000 and March 31, 2001 included in Abraxas' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 incorporated by reference in this document and the March 31, 2000 Form 10-Q not included herein. This information is only a summary, and you should read it together with Abraxas' historical financial statements and related notes contained in the annual reports and other information that Abraxas has filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this document.

                                    ANNEX A-8

                                     ABRAXAS
                    INFORMATION REGARDING OPTION OWNERSHIP

                    INFORMATION REGARDING OPTION OWNERSHIP
                                    ABRAXAS


  TYPE OF OPTIONEE                     OPTIONS     EXPIRATION      OPTION
MARKET VALUE AS
                                       GRANTED        DATE          PRICE
OF JULY 13, 2001
Executive Officers / Past Officers, Directors / Past Directors of Abraxas:

  13 persons as a group               3,389,519    Jun-2002 -       $3.50
   $12,032,792
  (3 are executive officers)                         Mar-2011


Executive Officer / Past Officers, Directors / Past Directors of Subsidiaries:


  2 persons as a group                   25,000    Sep-2008 -       $2.81
       $88,750
  (both are executive officers)                      Oct-2010


Employees / Past Employees of Abraxas:

  44 persons as a group                 801,505    Jul-2003 -       $3.39
    $2,845,343
                                                     Mar-2011


Employees / Past Employees of Subsidiaries

  10 persons as a group                  52,000      Oct-2010       $3.00
      $184,600


Consultants of Abraxas:

  1 person as a group                     6,500    Apr-2007 -       $2.06
      $321,275
                                                     Jan-2008


Any other person or company (naming)

  None                                        0

                                   ANNEX A-9

          ESTIMATED QUANTITIES AND DISCOUNTED FUTURE NET CASH FLOWS
                        RELATING TO PROBABLE RESERVES

ESTIMATED QUANTITIES AND DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROBABLE RESERVES

The following table presents Abraxas' and Canadian Abraxas' estimate of their net probable crude oil and natural gas reserves as of December 31, 2000. Abraxas' management emphasizes that reserve estimates are inherently imprecise and that estimates of probable oil and gas reserves are more imprecise than those of proven oil and gas reserves. Accordingly, the estimates are expected to change as future information becomes available. Future cash inflows were estimated by applying period-end prices at December 31, 2000, adjusted for fixed and determinable escalations, to the estimated future production of year-end probable reserves. Future cash flows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future net cash inflows were discounted using a 10% annual discount rate. The estimates have been prepared by independent petroleum reserve engineers.


                   Total                     United States
Canada
--------------------------------------------------------------------------------
---------------
Probable      Liquid          Natural      Liquid          Natural      Liquid
       Natural
Reserves      Hydrocarbons    Gas          Hydrocarbons    Gas
Hydrocarbons    Gas
--------------------------------------------------------------------------------
---------------
(Thousands)   (Barrels)       (Mcf)        (Barrels)       (Mcf)
(Barrels)       (Mcf)
--------------------------------------------------------------------------------
---------------
Balance at
December 31,
2000          2,107           134,041      1,835           120,717      272
       13,324
--------------------------------------------------------------------------------
---------------


--------------------------------------------------------------------------------
---------------
Probable Reserves         Total              United States              Canada
(1)
--------------------------------------------------------------------------------
---------------
(Thousands)
--------------------------------------------------------------------------------
---------------
Discounted future net
cash (pre-tax)            $515,811           $459,196                   $56,615
--------------------------------------------------------------------------------
---------------

(1) US$/Canadian$ exchange assumed at 0.666

                                       ANNEX B

                          INFORMATION CONCERNING GREY WOLF
                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----
B-1.     Grey Wolf Annual Information Form for the
         Year ended December 31, 2000....................................... B-2

         (a)  Business of the Corporation................................... B-7

         (b)  Selected Financial Information............................... B-21

         (c)  Management's Discussion and Analysis......................... B-22

         (d)  Market for Securities........................................ B-26

         (e)  Directors and Officers....................................... B-27

         (f)  Financial Statements......................................... B-28

         (g)  Additional Information....................................... B-37

B-2.     Grey Wolf Audited Annual
         Financial Statements for the years
         ended and at December 31, 1998 and 1999........................... B-38

B-3.     Grey Wolf Management's Discussion and
         Analysis from 1999 Annual Report ................................. B-48

B-4.     Grey Wolf First Quarter Report
         dated May 17, 2001 ............................................... B-53

B-5.     Management Proxy/Information Circular dated
         May 17, 2001 ..................................................... B-59

B-6.     Grey Wolf Information Regarding Option Ownership.................. B-76

                                    ANNEX B-1

                        GREY WOLF ANNUAL INFORMATION FORM
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                           GREY WOLF EXPLORATION INC.


                             ANNUAL INFORMATION FORM
                      FOR THE YEAR ENDED DECEMBER 31, 2000







                                 March 14, 2001

                                TABLE OF CONTENTS

INCORPORATION..............................................................6

GENERAL DEVELOPMENT OF THE BUSINESS........................................6

BUSINESS OF THE CORPORATION................................................7

   PRINCIPAL PROPERTIES....................................................7
   PRODUCTION BY PRINCIPAL PROPERTIES.....................................10
   WELLS DRILLED..........................................................10
   GAS PRODUCTION FACILITIES..............................................10
   PRODUCING AND NON-PRODUCING WELLS......................................11
   UNDEVELOPED LAND HOLDINGS..............................................11
   PETROLEUM AND NATURAL GAS RESERVES.....................................11
   RECONCILIATION OF RESERVES.............................................16
   CAPITAL EXPENDITURES...................................................17
   MARKETING ARRANGEMENTS.................................................17
   SEASONALITY............................................................17
   INDUSTRY CONDITIONS....................................................17
      CANADIAN GOVERNMENT REGULATION......................................17
      PRICING AND MARKETING - OIL.........................................18
      PRICING AND MARKETING - NATURAL GAS.................................18
      PIPELINE CAPACITY...................................................18
      THE NORTH AMERICAN FREE TRADE AGREEMENT.............................18
      LAND TENURE.........................................................19
      ROYALTIES AND INCENTIVES............................................19
      CANADIAN ENVIRONMENTAL REGULATION...................................20
   FUTURE SITE RESTORATION................................................20

SELECTED FINANCIAL INFORMATION............................................21

   DIVIDEND POLICY........................................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................22

MARKET FOR SECURITIES.....................................................22

DIRECTORS AND OFFICERS....................................................27

FINANCIAL STATEMENTS......................................................24

ADDITIONAL INFORMATION....................................................37

                       GLOSSARY OF ABBREVIATIONS AND TERMS

In this Annual Information Form, the following abbreviations and terms have the following meanings:

Crude Oil and Natural Gas Liquids (NGLs):          bbl             -      barrel
-----------------------------------------          bbls/d          -
barrels per day
                                                   mbbls           -      1,000
barrels
                                                   mmbbls          -
1,000,000 barrels

Natural Gas:                                       mcf             -      1,000
cubic feet
------------                                       mmcf            -
1,000,000 cubic feet
                                                   bcf             -
1,000,000,000 cubic feet
                                                   mcf/d           -      1,000
cubic feet per day
                                                   mmcf/d          -
1,000,000 cubic feet per day

ARTC                 -       Alberta Royalty Tax Credit
BOE                  -       Barrels of oil equivalent; 10 mcf of natural gas
equals 1 bbl of oil
BOE/d                -       Barrels of oil equivalent per day
Netbacks             -       Oil and gas production revenues less royalties and
operating expenses.
mmbtu                -       Million British Thermal Units

                                   CONVERSION

         The following table sets forth certain standard conversions from Standard Imperial units to the International System of units (or metric units).

To Convert From            To                                    Multiply By
---------------            --                                    -----------
Mcf                        Cubic metre ("m3")                      28.174
Bbl                        Cubic metre ("m3")                      0.1589
Feet                       Metre                                     3.3
Mile                       Kilometre                                 1.6

                                  INCORPORATION

         On December 31, 1993, Cascade Oil & Gas Ltd. amalgamated with Index Petroleums Ltd. under the provisions of the BUSINESS CORPORATIONS ACT (Alberta) to form Cascade Oil & Gas Ltd. On June 11, 1998, Cascade Oil & Gas Ltd. changed its name to Grey Wolf Exploration Inc. (hereinafter "Grey Wolf" or the "Corporation"). In June 1999, the Corporation filed Articles of Amendment and a one for ten consolidation of common shares was completed. All references in this Annual Information Form ("AIF") to common shares of Grey Wolf reflect this consolidation, unless otherwise specified.

         The head and principal office, as well as the registered office, of Grey Wolf is located at 1600, 255 - 5th Avenue S.W., Calgary, Alberta, T2P 3G6.

                       GENERAL DEVELOPMENT OF THE BUSINESS

         The Corporation is a natural gas company which focuses its efforts on exploring for, developing, acquiring and producing petroleum and natural gas in western Canada and the Northwest Territories. Natural gas in central and northern Alberta accounts for over 90% of the Corporation's reserves and production.

         The Corporation operates and manages a working interest in all of its major properties. Investments in producing, development and exploratory petroleum and natural gas properties is done after consideration of such factors as strategic compatibility with core areas and potential for future growth through the application of geoscience and/or engineering expertise.

         In late 1995, a majority of the Corporation's shareholders approved the sale of 40,910,000 common shares, representing two-thirds (2/3) of the total outstanding shares issued, at $0.10 per share for gross cash proceeds of $4,091,000 to Grey Wolf Exploration Ltd. ("Grey Wolf Ltd."). Grey Wolf Ltd. was a private corporation controlled 78% by Abraxas Petroleum Corporation ("Abraxas"). This transaction gave Abraxas effective ownership of approximately 52% of the common shares of the Corporation. The sale and purchase of shares took effect on January 4, 1996.

         In June, 1997, the Corporation sold substantially all of its Saskatchewan petroleum and natural gas properties for cash proceeds of $1.4 million. The sold Saskatchewan properties accounted for the majority of the Corporation's petroleum and natural gas operations at that time.

         As part of the Corporation's search for opportunities to invest in oil and gas operations in the western Canadian sedimentary basin, Grey Wolf participated with Abraxas in evaluating the purchase of Canadian Gas Gathering Systems Inc. ("CGGS"). In the fourth quarter of 1996, Canadian Abraxas Petroleum Limited ("Canaxas"), a wholly-owned subsidiary of Abraxas, acquired the shares of CGGS for $130.5 million, including $13.7 million of working capital. The Corporation signed a contract to manage Canaxas and exercised an option to acquire 10% of the Canaxas CGGS interests, effective July 1, 1997, for a total consideration of $9.3 million consisting of $8.5 million in cash and the issuance of 2,051,282 common shares.

         On September 1, 1997, the Corporation acquired all of the common shares of Pennant Petroleum Ltd. ("Pennant") in exchange for the issuance of 7,585,000 common shares.

         In October 1997, the Corporation acquired an 8.27% interest in certain oil and gas producing properties sold by Pacalta Resources Ltd. ("Pacalta"). Total consideration for the purchase was $2.13 million in exchange for $171.6 thousand in cash and the issuance to Pacalta of four million special warrants which were subsequently exchanged for an equal number of common shares of the Corporation.

         On November 4, 1997, the Corporation acquired 100% of the common shares of Grey Wolf Ltd. in exchange for the issuance by the Corporation of 42,741,053 common shares (preconsolidation) to the Grey Wolf Ltd. shareholders and the cancellation of 40,910,000 common shares (preconsolidation) held by Grey Wolf Ltd. Grey Wolf Ltd. was wound up into the Corporation immediately after the acquisition. Grey Wolf Ltd. was previously the majority shareholder of the Corporation and its assets consisted of 40,910,000 common shares

(preconsolidation) and some minor oil and gas property interests which generated nominal revenues and earnings. This reorganization transaction resulted in the share ownership in the Corporation previously held by Grey Wolf Ltd. being passed to the Grey Wolf Ltd. shareholders.

         In August 1998, the Corporation successfully completed a prospectus offering of 50 million common shares (preconsolidation) for gross proceeds of $16 million. Concurrent with the closing of this financing, the Corporation acquired from Canaxas the 91.73% of certain oil and gas producing properties sold by Pacalta to Canaxas in October, 1997, for a total cash consideration, after adjustments, of $21.6 million.

         In January 1999, the Corporation acquired, effective July 1, 1999, a 25% interest in certain undeveloped lands and proprietary seismic data owned by New Cache Petroleums Ltd. ("New Cache") for a total cash consideration of $3.4 million. In addition, the Corporation entered into a farmout agreement with New Cache whereby Grey Wolf will earn additional interests in the acquired lands by paying a share of New Cache's seismic and drilling costs. Under this farmout agreement, Grey Wolf agreed to spend a minimum of six million dollars on the acquired lands over three years.

         On May 20, 1999, the Corporation's shareholders approved the consolidation of the share capital of the Corporation on the basis of one common share for each ten common shares outstanding.

         The Corporation has experienced management, technical and support staff in the operations, exploitation, exploration, land, marketing, financial management and administrative areas. At December 31, 2000, Grey Wolf had 32 (1999 - 27) full-time employees in its Calgary head office and 10 (1999 - 14) full-time employees in field locations.

                           BUSINESS OF THE CORPORATION
PRINCIPAL PROPERTIES

         The following is a description of the Corporation's principal properties and natural gas facilities, all of which are located in the provinces of Alberta and British Columbia, and the Northwest Territories.

CAROLINE, ALBERTA

Through a property swap transaction, Grey Wolf acquired a thirty party's interest in the Sundre gas plant, 58 sections of land and associated wells in November 2000. After the acquisition, Grey Wolf had an interest in 45,939 acres (19,589 net) of land. Grey Wolf operates the majority of the area's production and at year-end had an interest in a total of 38 wells (13.6 wells net); its average interest increasing in 2000 from 17.6% to 43% by virtue of the acquisition. Of the 38 wells, 32 (12.1 net) are producing and 6 (1.5 net) are non-producing. Gross natural gas production from the wells averaged 8,400 mcf/d in 2000 and Grey Wolf's share was 1,272 mcf/d. Grey Wolf's share of crude oil and NGL sales was 62 bbls/d.

The Sundre gas plant has a licensed capacity to handle 20 mmcf/d of gas. The acquisition increased Grey Wolf's working interest in the plant from 37.3% to 64% and net ownership capacity from 7.5 mmcf/d to 12.8 mmcf/d.

In 2000, Grey Wolf participated in drilling five wells (2.17 wells net), of which four (1.67 wells net) were successful in various zones. In addition, there were three successful re-completions (1.52 net). Projects planned for 2001 currently include drilling six wells, recompleting five wells, installing gas gathering systems and gas plant compression and completing an area 3D seismic program.


CHERHILL, ALBERTA

The Corporation holds a working interest position in 1,985 acres (785 net) of land in the area. There are two producing (0.7 net) natural gas wells producing on these lands at a gross rate of 1,480 mcf/d, with Grey Wolf's share being 889 mcf/d. The gas production from these wells is processed for sweetening, dehydration and compression through both owned and non-owned facilities.

CROSSFIELD, ALBERTA

In the Crossfield area, Grey Wolf has an interest in 2,400 acres (1,480 net). Grey Wolf operates the three working interest producing gas wells (1.9 net) in the area. Working interests held by Grey Wolf range from 40.9% to 99.3%. In addition, Grey Wolf holds a 1.25% over-riding royalty on a low productivity Viking oil well. Gross natural gas production from the wells averaged 2,470 mcf/d in 2000 and Grey Wolf's share was 1,074 mcf/d. Grey Wolf's share of associated NGLs production was 69 bbls/d.

The property includes a field compressor owned 49.6% by Grey Wolf, which ships natural gas to a third party plant for processing.


MARTEN HILLS, ALBERTA

In this property, the Corporation owns working interests ranging from 12.5 % to 25.0% in 7,040 gross acres (1,600 net) and six gross wells (1.3 net). The wells consist of four producing (0.75 net) and two non-producing (0.5 net) shallow gas wells. Gross natural gas production from these wells in 2000 was 2,663 mcf/d, with the Corporations working interest share being 564 mcf/d. Currently gas is gathered and processed through a third party-owned facility.

NESTOW, ALBERTA

The Corporation holds a high working interest position in 3,840 acres (3,413 net) of land in the area. The wells include three producing (3.0 net) and two non-producing (0.7 net) wells. Gross and net natural gas production from these wells in 2000 was 2,845 mcf/d. The slightly sour gas produced was wellsite sweetened and transported to third party gas facilities for further processing. During 2000, Grey Wolf successfully re-completed two natural gas wells (2.0 net) and drilled one (1.0 net) unsuccessful well.


NEWBROOK, ALBERTA

Grey Wolf held a working interest ranging from 66.5% to 100% in 4,480 gross acres (4,266 net) of land in this area. There were two producing (1.6 net) natural gas wells producing on these lands at a gross rate of 1,275 mcf/d, with Grey Wolf's share being 1,187 mcf/d. This property was sold in November 2000 as part of a property swap transaction.


POUCE COUPE/VALHALLA, ALBERTA

In Pouce Coupe, Grey Wolf holds various interests from 10% to 45% in 12,480 acres (2,896 net) of land in this area. The wells include five producing (1.0 net) and two non-producing (0.5 net) wells. In 2000, the total gross natural gas production was 4,950 mcf/d (769 mcf/d net) with 60 bbls/d (9 bbls/d net) of NGLs. All of the natural gas produced from this property is currently processed through Corporation-owned gathering and processing facilities. Activity in 2000 for Grey Wolf included participation in drilling three wells (0.8 net) that successfully encountered natural gas reserves in the Montney and Gething formations. The Corporation also recompleted five wells (0.5 net) on this property in 2000. Plans for 2001 include conducting a major 2D and 3D seismic program over Grey Wolf interest lands, and drilling two wells (0.4 net) for natural gas potential. Plans are underway to construct a gas gathering pipeline from Pouce Coupe to a Grey Wolf owned facility at nearby Valhalla.

In Valhalla, the Corporation holds a working interest ranging from 3.85% to 25% in 7,520 gross acres (1,253 net) of land in this property. The wells include seven producing (0.3 net) and three non-producing (0.4 net) wells. Gross production from these wells in 2000 was 777 mcf/d, with the Corporation's working interest share being 77 mcf/d. All of the gas produced from this property is currently processed through Corporation-owned gathering and processing facilities. Activity in 2000 for Grey Wolf included participation in the drilling of a natural gas well (0.25 net) late in the year.

RADWAY, ALBERTA

The Radway property was comprised of 17,280 gross acres (16,384 net) of land with corporate interests varying from 20% to 100%. This property has 11 producing (10.2 net) and eight non-producing (5.8 net) wells. In 2000, the property's gross natural gas production was 961 mcf/d and the Corporation's working interest production was 899 mcf/d. In 2000, a 100% working interest well was drilled for natural gas that resulted in an abandoned well. Grey Wolf operated this property and owned a 90% interest in a dehydration and compression facility. This property was sold as part of a property swap transaction, effective November 2000.


REDWATER, ALBERTA

Grey Wolf was the operator of the Redwater property where the Corporation held working interests ranging from 50% to 100% in 16,640 gross acres. Redwater had 10 producing (7.5 net) and 10 non-producing (5.5 net) wells. Gross natural gas production from these wells in 2000 was 1,111 mcf/d, with the Corporation's working interest share being 734 mcf/d. The Corporation owned a 50% working interest in two gas processing facilities in the area. During 2000, Grey Wolf participated, at a 50% working interest, in two successful wells. This property was divested as part of a property swap transaction in November 2000.


THORHILD, ALBERTA

The Thorhild property held 43,680 gross acres of land with the Corporation's interests varying from 2% to 81%. The property included 32 producing (9.3 net) and 13 non-producing (3.8 net) wells. In 2000, Thorhild's gross natural gas production was 3,925 mcf/d and corporate working interest production was 1,149 mcf/d. Grey Wolf owned a 35% interest in a dehydration and compression facility in the area. In 2000, the Corporation participated in three successful recompletions. This property was sold as part of a property swap transaction effective November 2000.


LADYFERN, BRITISH COLUMBIA

This property is an exploration area where the Corporation holds an interest in 24,768 acres of gross land (4,126 net). Activity in 2000 for Grey Wolf included participation in two unsuccessful wells (0.3 net). In early 2001, an extensive 3D seismic program has been shot, and will be evaluated to facilitate the identification of potential drilling locations.


WIDEWATER, ALBERTA

This property is an exploration area where the Corporation holds an interest in 67,958 gross acres of land (29,118 net). Grey Wolf holds an interest in nine (1.9 net) non-producing wells. In 2000, the Corporation participated in drilling two gross (1.0 net) wells for natural gas of which one well (0.5 net) was successful. Development plans for well tie-ins are being evaluated.


NORMAN WELLS, NORTHWEST TERRITORIES

This property is an exploration area where the Corporation holds an interest in 465,923 (110,638 net) acres of land that is adjacent to the prolific Norman Wells oil field. There has been no activity on the property over the past year but the Corporation continues to pursue industry partners to conduct a work program on the lands for 2001-2002.

PRODUCTION BY PRINCIPAL PROPERTIES

                                                              2000
              1999
                                                  ------------------------------
 --------------------------------
                                                   Natural Gas      Crude oil
   Natural Gas    Crude oil and
                                                     (mcf/d)        and NGLs
     (mcf/d)      NGLs (bbls/d)
                                                                    (bbls/d)
                                                  --------------- --------------
 ---------------- ---------------
  Caroline.............................                  1,272          62
           465           23
  Cherhill.............................                    889           0
         1,543            1
  Crossfield...........................                  1,074          69
         1,455           72
  Marten Hills.........................                    564           0
           577            0
  Nestow...............................                  2,845           0
         1,876            0
  Newbrook *...........................                  1,187           0
         1,333            0
  Pouce Coupe/Valhalla.................                    846           9
           231            0
  Radway *.............................                    899           0
         1,217            0
  Redwater *...........................                    734           0
         1,538            0
  Thorhild *...........................                  1,149           0
         1,720            0
  Other................................                  2,194          57
         3,351           80
                                                  --------------- --------------
 ---------------- ---------------
  Total................................                 13,653         197
        15,306          176
                                                  --------------- --------------
 ---------------- ---------------

        * Properties disposed of during year 2000.

WELLS DRILLED

         Grey Wolf drilled or participated in the drilling of the following number of wells for the periods indicated:


                                                             YEARS ENDED
DECEMBER 31 (1) (2)

--------------------------------------------------------------------------------
-
                                                     2000
               1999
                                     --------------------------------------
--------------------------------------
                                          GROSS                 NET
    GROSS                 NET
                                     ----------------     -----------------
----------------    ------------------
Natural Gas.................                   12                     4.1
         12                    3.5
Oil.........................                    0                       0
          0                    0.0
Dry & Abandoned.............                   11                     4.5
          9                    3.2
                                     ----------------     -----------------
----------------    ------------------
Total.......................                   23                     8.6
         21                    6.7
                                     ================     =================
================    ==================

Exploration.................                   11                     3.5
          4                    1.4
Development.................                   12                     5.1
         17                    5.3
                                     ----------------     -----------------
----------------    ------------------
Total.......................                   23                     8.6
         21                    6.7
                                     ================     =================
================    ==================

NOTES:

(1) "Gross" wells means the number of wells in which Grey Wolf has a working interest.

(2) "Net" wells means the aggregate number of wells obtained by multiplying each gross well by Grey Wolf's percentage working interest therein.


GAS PRODUCTION FACILITIES

         The following table identifies the name and location of the nine largest gas production facilities in which the Corporation has an ownership interest. All of these facilities are located in the province of Alberta. The table indicates gross and working interest natural gas processing capacity as at December 31, 2000:

-------------------------------- ---------------- ---------
---------------------- ----------------------------
Area                                Operated/     Facility    Ownership Working
      Processing Capacity
                                  Non-Operated      Type        Interest (%)
           (mmcf/d)

      Gross         WI
-------------------------------- ---------------- ---------
---------------------- ----------------------------
Caroline                         Operated            2                64.0
      20.0         12.8
Cherhill                         Operated            1               100.0
       1.9          1.9
Chinchaga                        Operated            1                 7.5
       3.0          0.2

Eaglesham                        Non-operated        2                 2.5
       8.0          0.2
Knopcik (Functional Unit)        Non-operated        2                 1.0
      71.7          0.7
Millarville                      Non-operated        1                 2.5
      25.0          0.6
Pouce Coupe                      Operated            1                10.0
       8.0          0.8
Quirk Creek                      Non-operated        4                 2.6
      90.0          2.3
Valhalla                         Operated            3                10.0
      34.1          3.4
-------------------------------- ---------------- ---------
---------------------- ------------- --------------
Total
     261.7         17.6
-------------------------------- ---------------- ---------
---------------------- ------------- --------------

Facility Type - Legend
------------------------------------------------------------------------------
1    Compression and dehydration
2    Compression, dehydration and refridgeration
3    Compression, dehydration, refridgeration and acid gas processing
4 Compression, dehydration, refridgeration, lean oil absorption and sulphur recovery
------------------------------------------------------------------------------


PRODUCING AND NON-PRODUCING WELLS

         The following table summarizes, as at December 31, 2000, Grey Wolf's interests in producing and non-producing wells of crude oil or natural gas and NGLs. The stated interests are subject to landowner's and other royalties, where applicable, in addition to usual crown royalties and mineral taxes. All wells are located in the province of Alberta.

------------------------------------- ------------------------------------- ----
------------------------------------
                                                Producing (1)(2)
       Non-Producing (1)(2)
                                      -------------------------------------
------------------------------------
                                            Oil              Natural Gas
     Oil             Natural Gas
                                      ----------------      ---------------
---------------    -----------------
                                       Gross    Net          Gross    Net
Gross    Net        Gross     Net
                                      -------- -------      -------- ------
------- -------    -------- --------
Including Unit Wells                    41       2            120     24
   12      1          78      12
Average Working Interest (%)                     5                    20
           8                  16
------------------------------------- -------- ------- ---- -------- ------ ----
------- ------- -- -------- --------

NOTES:

(1)  "Gross" wells means the number of wells in which Grey Wolf has an interest.

(2) "Net" wells means the aggregate of the numbers obtained by multiplying each gross well by Grey Wolf's percentage interest therein.


UNDEVELOPED LAND HOLDINGS

         The following table sets forth Grey Wolf's non-producing land holdings as at December 31, 2000:

                                                        Gross Acres (1)    Net
Acres (2)    Value (3)
                                                        ---------------
-------------    ---------
        Alberta.......................................          428,251
120,234        6,309
        British Columbia..............................           55,179
 11,112        1,320
        Northwest Territories.........................          465,923
110,638        9,215
                                                        ---------------
-------------    ---------
        Total.........................................          949,353
241,984       16,844
                                                        ===============
=============    =========

NOTES:

(1) "Gross Acres" represents the total number of acres in which Grey Wolf has an interest.

(2) "Net Acres" refers to the total of each acreage holding in which Grey Wolf has an interest multiplied by the percentage interest of Grey Wolf therein.

(3) Supplementary Land Services, independent mineral lease evaluation consultants, have valued the Corporation's undeveloped mineral leases effective January 1, 2001.

PETROLEUM AND NATURAL GAS RESERVES

         Grey Wolf's interests in its oil and gas properties were evaluated in a report prepared by McDaniel & Associates Consultants Ltd., an independent petroleum consulting firm (the "McDaniel Report"). The McDaniel

Report is dated January 19, 2001 and evaluates Grey Wolf's interest in its oil and gas properties effective January 1, 2001.

         The following tables summarize the evaluation of the Corporation's reserves:

PETROLEUM AND NATURAL GAS RESERVES BASED ON CONSTANT PRICE
ASSUMPTIONS (9)(11)(12)(13)

--------------------------------------------------------------------------------
---------------------------------
                                               Crude Oil                   NGLs
               Natural Gas
                                              (mbbls) (3)               (mbbls)
(4)             (mmcf) (5)
--------------------------------------- -------------------------
----------------------  ----------------------
                                         Gross (1)     Net (2)     Gross (1)
Net (2)     Gross (1)    Net (2)
--------------------------------------- ------------- -----------  ----------
-----------  ----------- ----------
Proved Reserves (6)
     Proved Producing                        42          37            774
503         19,845     14,482
     Proved Developed Non-Producing           3           3            287
184          8,989      6,727
     Proved Undeveloped                       0           0              7
  5            251        180
--------------------------------------- ------------- -----------  ----------
-----------  ----------- ----------
Total Proved Reserves                        45          40          1,068
692         29,085     21,389
Probable Reserves (7)                        17          13            235
149          8,749      6,447
--------------------------------------- ------------- -----------  ----------
-----------  ----------- ----------
Proved Plus Probable Reserves                62          53          1,303
841         37,834     27,836
--------------------------------------- ------------- -----------  ----------
-----------  ----------- ----------


PETROLEUM AND NATURAL GAS RESERVES BASED ON ESCALATED PRICE
ASSUMPTIONS (8)(10)(11)(12)(13)

--------------------------------------------------------------------------------
---------------------------------
                                                Crude Oil                  NGLs
               Natural Gas
                                               (mbbls) (3)              (mbbls)
(4)             (mmcf) (5)
----------------------------------------- -----------------------
----------------------  ----------------------
                                          Gross (1)    Net (2)     Gross (1)
Net (2)     Gross (1)    Net (2)
----------------------------------------- ----------- -----------  ----------
-----------  ----------- ----------
Proved Reserves (6)
     Proved Producing                         41         37           777
507         19,917     14,513
     Proved Developed Non-Producing            4          3           287
185          9,008      6,727
     Proved Undeveloped                        0          0             7
  5            256        184
----------------------------------------- ----------- -----------  ----------
-----------  ----------- ----------
Total Proved Reserves                         45         40         1,071
697         29,181     21,424
Probable Reserves (7)                         17         13           236
150          9,076      6,484
----------------------------------------- ----------- -----------  ----------
-----------  ----------- ----------
Proved Plus Probable Reserves                 62         53         1,307
847         38,257     27,908
----------------------------------------- ----------- -----------  ----------
-----------  ----------- ----------


PRESENT WORTH OF FUTURE NET PRODUCTION REVENUE BASED ON CONSTANT PRICE ASSUMPTIONS (9)(11)(12)(13)

--------------------------------------------------------------------------------
--------------------------------------

Discounted at the rate of
                                            Undiscounted         10%
12%            15%           20%
----------------------------------------- ----------------- --------------
--------------- ------------- -------------
                                                                      (thousands
of dollars)
Proved Reserves (6)
     Proved Producing                         215,932          139,426
130,668         119,656       105,384
     Proved Developed Non-Producing            96,913           61,574
57,555          52,481        45,857
     Proved Undeveloped                         2,056            1,161
1,074             967           834
----------------------------------------- ----------------- --------------
--------------- ------------- -------------
Total Proved Reserves                         314,901          202,161
189,297         173,104       152,075
Probable Reserves (7)                          49,894           23,197
20,789          17,937        14,534
----------------------------------------- ----------------- --------------
--------------- ------------- -------------
Proved Plus Probable Reserves                 364,795          225,358
210,086         191,041       166,609
----------------------------------------- ----------------- --------------
--------------- ------------- -------------


PRESENT WORTH OF FUTURE NET PRODUCTION REVENUE BASED ON ESCALATED PRICE ASSUMPTIONS (8)(10)(11)(12)(13)

--------------------------------------------------------------------------------
--------------------------------------

Discounted at the rate of
                                            Undiscounted         10%
12%            15%           20%
----------------------------------------- ----------------- --------------
--------------- ------------- -------------
                                                                      (thousands
of dollars)
Proved Reserves (6)
     Proved Producing                          78,427           53,905
51,064          47,471        42,764
     Proved Developed Non-Producing            34,889           22,709
21,355          19,650        17,425
     Proved Undeveloped                           793              418
 384             342           291
----------------------------------------- ----------------- --------------
--------------- ------------- -------------
Total Proved Reserves                         114,109           77,032
72,803          67,463        60,480
Probable Reserves (7)                          16,094            7,420
6,664           5,775         4,721
----------------------------------------- ----------------- --------------
--------------- ------------- -------------
Proved Plus Probable Reserves                 130,203           84,452
79,467          73,238        65,201
----------------------------------------- ----------------- --------------
--------------- ------------- -------------


NOTES:

(1) "GROSS RESERVES" means the total of the Corporation's working interests and/or royalty interests share before deducting royalties owned by others.

(2) "NET RESERVES" means the total of the Corporation's working interests and/or royalty interests share after deducting the amounts attributable to the royalties owned by others.

(3) "CRUDE OIL" means a mixture mainly of pentanes and heavier hydrocarbons produced and sold in the field as crude oil. Minor volumes of field condensate may be included in the crude oil sales in some instances.

(4) "NATURAL GAS LIQUIDS" (NGLS) means a mixture primarily of propane, butane and natural gasoline (pentanes plus) removed from the raw natural gas by processing through an extraction plant. In most instances, a breakdown of these natural gas liquids into propane, butane and natural gasoline has been made. It should be noted, however, that some intermixing of these products occurs in actual field operations and therefore this terminology does not necessarily refer to pure components.

(5) "NATURAL GAS" refers to pipeline natural gas after deducting shrinkage due to processing, fuel and other field losses.

(6) "PROVED OIL AND NATURAL GAS RESERVES" means the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic operating conditions (i.e. prices and costs as of the date the estimate is made). Price includes consideration of changes in existing prices provided by contractual arrangements, as well as escalations based upon future conditions.

         (i) Reservoirs are considered proved if economic producibility is supported by either actual production or a conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or gas-water contacts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

         (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based. The reserve category definitions are equivalent to those of National Policy 2-B.

(7) "PROBABLE RESERVES" means those reserves which may be recoverable as a result of the beneficial effects which may be derived from the future institution of some form of pressure maintenance or other secondary recovery method, or as a result of a more favourable performance of the existing recovery mechanism than that which would be deemed proved at the present time, or those reserves which may reasonably be assumed to exist because of geophysical or geological indications and drilling done in regions which contain proved reserves. PROBABLE RESERVES PRESENT WORTH VALUES HAVE BEEN REDUCED BY 50% TO ALLOW FOR RISK. The reserve category definitions are equivalent to those of National Policy 2-B.

(8) The McDaniel Report estimates the total capital costs, based on escalating cost assumptions, net to the Corporation, necessary to achieve the estimated future net production to be:

        ESTIMATED CAPITAL COSTS PER CATEGORY OF RESERVES (THOUSANDS OF DOLLARS)

--------------------------------------------------------------------------------
-------------------------
                                          Proved
                          Proved        Developed         Proved           Total
                     Proved +
                         Producing    Non-Producing     Undeveloped       Proved
       Probable      Probable
        -------------- -------------- --------------- ----------------
-------------- ------------- -------------
        2001                 121          1,239              126           1,486
           47         1,533
        2002                                246                              246
           94           339
        2003                                175                              175
           29           204
        2004
        2005
        2006
        2007
        2008
        2009
        2010
        2011
            2             2
        2012
        2013
        2014
        2015
        Remainder
           28            28
        -------------- -------------- --------------- ----------------
-------------- ------------- -------------
        Total                121          1,660              126           1,907
          200         2,106
        -------------- -------------- --------------- ----------------
-------------- ------------- -------------

(9) The constant price case utilizes the product prices received or estimated by the Corporation for December 29, 2000.

               Product                                                  Price
               ---------------------------------------------------
-----------------
               LIQUIDS ($/BBL)
                        Crude Oil   (a)                                 $39.35
                        Propane   (b)                                   $57.73
                        Butane  (b)                                     $48.20
                        Condensate  (b)                                 $50.09
               ---------------------------------------------------
-----------------
               GAS ($/MMBTU)
                        Alberta Average  (b)                            $10.06
                        Alberta Spot  (c)                               $13.45
                        Transcanada Gas Services Ltd.  (b)               $8.89
                        Pan Alberta Gas Ltd.  (b)                        $7.91
                        Progas Ltd.  (b)                                 $7.40
               ---------------------------------------------------
-----------------
               SULPHUR ($/LT)  (b)                                       $7.00
               ---------------------------------------------------
-----------------

                        (a)      December 29 average posting
                        (b)      December 29 estimate
                        (c)      December 29 actual

         The constant price case assumes the continuance of current laws (including ARTC), regulations and operating costs in effect on the date of the McDaniel report. In addition, operating and capital costs have not been increased on an inflationary basis.

(10) The escalating price assumptions assume the continuance of current laws (including ARTC), regulations and any increases in wellhead selling prices, and take into account inflation with respect to future operating and capital costs. In the McDaniel Report, operating and capital costs have been escalated by 2.0% per annum. Product prices in the escalated price evaluation assumes the January 1, 2001 "McDaniel Summary of Price Forecasts". Prices used in the evaluation are adjusted by individual property contractual arrangements. Crude oil and natural gas prices as forecast in the McDaniel Report are as follows:

         FUTURE OIL AND GAS PRICE ASSUMPTIONS

--------------------------------------------------------------------------------
---------
                          US/Can                Edmonton       Alberta
                         Exchange     WTI Oil   Light Oil    Average Gas
Alberta     Progas Gas
                           Rate      ($US/bbl)   ($/bbl)      ($mmbtu)      Spot
Gas   ($/mmbtu)
                        ($US/$Can)      (1)        (2)           (3)
($/mmbtu)
         -------------- ------------ ---------- ----------- --------------
----------- -----------
         2001              0.660        25.00      36.90         6.70
6.90        6.50
         2002              0.680        23.00      32.80         5.10
5.20        5.00
         2003              0.700        22.40      31.00         4.60
4.60        4.60
         2004              0.720        22.30      29.90         4.05
4.05        4.05
         2005              0.730        22.70      30.00         3.90
3.90        3.90
         2006              0.730        23.20      30.70         3.95
3.95        3.95
         2007              0.730        23.70      31.30         4.05
4.05        4.05
         2008              0.730        24.20      32.00         4.15
4.15        4.15
         2009              0.730        24.70      32.70         4.20
4.20        4.20
         2010              0.730        25.20      33.30         4.30
4.30        4.30
         2011              0.730        25.70      34.00         4.40
4.40        4.40
         2012              0.730        26.20      34.60         4.50
4.50        4.50
         2013              0.730        26.70      35.30         4.55
4.55        4.55
         2014              0.730        27.20      36.00         4.65
4.65        4.65
         2015              0.730        27.70      36.60         4.75
4.75        4.75
         2016              0.730        28.30      37.40         4.85
4.85        4.85
         2017              0.730        28.90      38.20         4.95
4.95        4.95
         2018              0.730        29.50      39.00         5.05
5.05        5.05
         2019              0.730        30.10      39.80         5.15
5.15        5.15
         2020              0.730        30.70      40.60         5.25
5.25        5.25
         -------------- ------------ ---------- ----------- --------------
----------- -----------
         Remainder         0.730        30.70      40.60         5.25
5.25        5.25
         -------------- ------------ ---------- ----------- --------------
----------- -----------

         Notes:

          (1)  West Texas Intermediate at Cushing Oklahoma
          (2)  Edmonton price for 40 API, 0.5% sulphur crude
          (3) Average Alberta field price applies to the Alberta reference price used in the crown royalty calculations.

(11) The McDaniel Report has included estimates of future abandonment capital costs net to the Corporation, unescalated, of:

         ESTIMATED UNESCALATED ABANDONMENT COSTS PER
         CATEGORY OF RESERVES (THOUSAND OF DOLLARS)
         -------------------------------------------------------- ------------
         Proved Reserves
                Proved Producing                                          729
                Proved Developed Non-Producing                            106
                Proved Undeveloped                                          2
         -------------------------------------------------------- ------------
         Total Proved Reserves                                            837
         Probable Reserves                                                 23
         -------------------------------------------------------- ------------
         Proved plus Probable Reserves                                    860
         -------------------------------------------------------- ------------

(12) The extent and character of the Corporation's interest evaluated in the McDaniel Report and all factual data supplied by Grey Wolf to McDaniel & Associates were accepted by McDaniel as represented. The crude oil and natural gas reserve calculations and any projections upon which the McDaniel Report is based were determined in accordance with generally accepted evaluation practices.

(13) The data utilized in the preparation of the McDaniel Report were obtained from the Corporation's files, information on record with the Alberta Energy and Utilities Board, Saskatchewan Energy and Mines, British Columbia Ministry of Energy, Mines & Petroleum Resources and certain non-confidential files of McDaniel. The data provided by the Corporation with respect to ownership interests, sales contracts and current operating costs, were relied upon by McDaniel & Associates as being complete and accurate and were not subject to independent verification by McDaniel & Associates.


RECONCILIATION OF RESERVES

         The following table provides a summary of the changes in Grey Wolf's working interest share of proven and probable crude oil, NGLs and natural gas reserves, before royalties, which occurred in its most recently completed fiscal year:


RECONCILIATION OF RESERVES (BEFORE ROYALTIES)
--------------------------------------------------------------------------------
-----------------------------
                                         Crude Oil                 NGLs
         Natural Gas
                                          (mbbls)                 (mbbls)
           (mmcf)
----------------------------------- ---------------------
----------------------  --------------------------
                                     Proven    Probable     Proven     Probable
    Proven       Probable
----------------------------------- ---------- ----------  ----------
-----------  ------------ -------------
December 31, 1999                       39         12         341          27
     28,279        7,330
Additions                                6          2         329         138
      8,881        3,191
Acquisitions                             8          0         389          70
      8,834        3,367
Dispositions                            (1)         0          (1)          0
     (9,915)      (4,447)
Revisions                                1          3          78           1
     (1,901)        (365)
Production                              (8)         0         (65)          0
     (4,997)           0
----------------------------------- ---------- ----------  ----------
-----------  ------------ -------------
December 31, 2000                       45         17       1,071         236
     29,181        9,076
----------------------------------- ---------- ----------  ----------
-----------  ------------ -------------

CAPITAL EXPENDITURES

         The following table summarizes Grey Wolf's capital expenditures in thousands of dollars (net of government incentive grants) for the periods indicated:


Years Ended December 31

-----------------------------------
                                                                            2000
                   1999

-------------            ----------
       Land............................................................
1,950                   4,625
       Geological and geophysical......................................
2,098                     889
       Exploration and development drilling............................
12,476                   4,054
       Production equipment and facilities.............................
1,293                     864

-------------            ----------
       Exploration and development costs...............................
17,817                  10,432
       Other corporate assets..........................................
124                     305
       Property acquisitions...........................................
10,792                   3,662
       Property dispositions...........................................
(12,674)                 (2,629)

-------------            ----------
       Total Capital Expenditures......................................
16,059                  11,770

-------------            ----------


MARKETING ARRANGEMENTS

         Grey Wolf's gas marketing strategy is to build a balanced and diversified portfolio in order to minimize price risk associated with any particular market. Approximately 40 percent of Grey Wolf's gas is sold under long-term contracts with Progas Limited, Pan-Alberta Gas Ltd. and TransCanada Pipelines Limited. These companies manage multi-producer supply/sales pools comprising a variety of sales contracts, including spot price sales, in the domestic and United States of America export markets. The remaining 60 percent of the Corporation's gas production is sold in the intra-Alberta spot market. In aggregate, these arrangements result in approximately 70 percent of Grey Wolf's gas production being tied to Alberta spot prices.

         Grey Wolf markets its crude oil and natural gas liquids under arrangements with prices tied to Edmonton postings which in turn are based on the price of West Texas Intermediate crude oil. Grey Wolf's reported prices are wellhead prices that reflect quality differences and transportation costs.

SEASONALITY

         The exploration for and development of oil and natural gas reserves is dependent on access to areas where operations are to be conducted. Seasonal weather variations, including freeze-up and break-up, affect access in certain circumstances.

         Natural gas is used principally as a heating fuel and for power generation. Accordingly, seasonal variations in weather patterns affect the demand for natural gas. Depending on prevailing conditions, the prices received for sales of natural gas are generally higher in winter than in summer months.

INDUSTRY CONDITIONS

CANADIAN GOVERNMENT REGULATION

         The oil and natural gas industry is subject to extensive controls and regulation imposed by various levels of government. The provincial governments of Alberta and British Columbia have legislation and regulations which govern land tenure, royalties, production rates, environmental protection, the prevention of waste and other matters. Although it is not expected that these controls and regulation will affect the operations of the Corporation in a manner materially different than they would affect other oil and gas companies of similar size, the controls and regulations should be considered carefully by investors in the oil and gas industry. Outlined below are some of the principal aspects of legislation and regulations governing the oil and gas industry. All current legislation is a matter of public record and the Corporation is unable to predict what additional legislation or amendments may be enacted.

PRICING AND MARKETING - OIL

         In Canada, producers of oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. The price received by the Corporation depends, in part, on oil type and quality, prices of competing fuels, distance to market, the value of refined products and the supply/demand balance and other contractual terms. Oil exports from Canada may be made pursuant to export contracts with terms not exceeding 1 year, in the case of light crude, and not exceeding 2 years, in the case of heavy crude, provided that an order approving any such export has been obtained from the National Energy Board ("NEB"). Any oil export to be made pursuant to a contract of longer duration (to a maximum of 25 years) requires an exporter to obtain an export licence from the NEB and the issue of such a licence requires the approval of the Governor in Council.

PRICING AND MARKETING - NATURAL GAS

         In Canada, producers of natural gas also negotiate sales contracts directly with the natural gas purchaser. The price of natural gas sold in intra-provincial, inter-provincial and international trade is determined by negotiation between buyers and sellers. The price received by the Corporation depends, in part, on the natural gas heat content, prices of competing natural gas and other fuels, distance to market, access to downstream transportation, length of contract term, weather conditions, the supply/demand balance and other contractual terms. Natural gas exported from Canada is subject to regulation by the NEB and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts must continue to meet certain criteria prescribed by the NEB and the government of Canada. Natural gas exports for a term of less than 2 years or for a term of 2 to 20 years (in quantities of not more than 30,000 m3/day) must be made pursuant to a NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity, requires an exporter to obtain an export licence from the NEB, and the issue of such a licence requires the approval of the Governor in Council.

         The provincial governments of Alberta and British Columbia also regulate the volume of natural gas which may be removed from those provinces for consumption elsewhere, based on such factors as reserve availability, transportation arrangements and market considerations.

PIPELINE CAPACITY

         Significant pipeline expansions this past year has removed delivery restrictions on the export pipelines for natural gas and crude oil. Alliance Pipeline commenced natural gas delivery operations in late 2000, exporting 1.5 bcf/d to Chicago, Illinois, U.S.A. Inter-provincial Pipelines has completed the expansion of its crude oil pipeline to Chicago. As well, the AEC operated Express crude oil pipeline to the US Midwest also commenced operations over the past year. Notwithstanding that pipeline expansions are ongoing, the potential lack of firm domestic crude oil and natural gas pipeline capacity may restrict a corporation's ability to market its production.

THE NORTH AMERICAN FREE TRADE AGREEMENT

         On January 1, 1994 the North American Free Trade Agreement ("NAFTA") among the governments of Canada, the United States of America ("U.S.") and Mexico became effective. The NAFTA carries forward most of the material energy terms contained in the Canada-U.S. Free Trade Agreement. In the context of energy resources, Canada continues to remain free to determine whether exports to the U.S. or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resource exported relative to domestic use (based upon the proportion prevailing in the most recent 36 month period),
(ii) impose an export price higher than the domestic price, and (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

         The NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The NAFTA also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

LAND TENURE

         The mineral rights to crude oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licences and permits for varying terms from two years on conditions set forth in provincial legislation, which may include requirements to perform specific work or make mineral lease payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are generally granted by leases on such terms and conditions as may be negotiated.

         The Corporation's Exploration Licences in the Northwest Territories are administered by the Federal Government through Indian and Northern Affairs Canada and the National Energy Board. Exploration Licences only grant the right to explore for crude oil and natural gas, and have a term of nine years, consisting of consecutive periods of five and then four years. A Commercial Discovery Licence must be obtained in order to produce oil and natural gas which requires the confirmation of the declaration of a Commercial Discovery and approval of a satisfactory development plan.

ROYALTIES AND INCENTIVES

         For crude oil, natural gas and associated NGLs production from Crown lands, the royalty regime is a significant factor in the profitability of such production operations. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is also subject to certain provincial taxes and royalties. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on the type of product being produced, well productivity, geographical location and field discovery date.

         From time to time the provincial governments of Alberta and British Columbia have established incentive programs for exploration and development. Such programs often provide for royalty reductions and royalty holidays, and are generally introduced when commodity prices are low. The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry. The trend in recent years has been for provincial governments to allow such programs to expire without renewal, and consequently few such programs are currently operative.

         On October 13, 1992, the Government of Alberta implemented major changes to its royalty structure and created incentives for exploring and developing crude oil and natural gas reserves. The incentives created include:
(i) a 1 year royalty holiday on new oil discovered on or after October 1, 1992;
(ii) incentives by way of royalty holidays and reduced royalties on reactivated, low productivity, vertical re-entry and horizontal wells; (iii) introduction of separate par pricing for light/medium and heavy oil; and (iv) a modification of the royalty formula structure through the implementation of a the Third Tier Royalty with a base rate of 10% and a rate cap of 25% for oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30%. The old oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 35%.

         In Alberta, the royalty reserved to the Crown in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new gas, and between 15% and 35%, in the case of old gas, depending upon a prescribed or corporate average reference price.

         In Alberta, certain producers of oil or natural gas are also entitled to a credit against the royalties payable to the Alberta Crown by virtue of the Alberta royalty tax credit program ("ARTC"). The ARTC program is based on a price-sensitive formula, and the ARTC rate varies between a 75% credit, at prices for oil below $100 per cubic meter, and a 25% credit, at prices above $210 per cubic meter. The ARTC rate is applied to a maximum of two million dollars of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from companies claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The ARTC rate is established quarterly based on the average "par price", as determined by the Alberta Resource Development Department for the previous quarterly period. The Government of Alberta is proposing changes to the ARTC program which include (i) the elimination of ARTC for trusts and individuals; (ii) the establishment of a $10,000 minimum royalty payment for ARTC; and (iii) changes to how companies report and verify ARTC eligible properties.

         In British Columbia, the amount payable as a royalty in respect of crude oil depends on the vintage of the crude oil (whether it was produced from a pool discovered before or after October 31, 1975), the quantity of crude oil produced in a month and the value of the crude oil. Crude oil produced from newly discovered pools may be exempt from the payment of a royalty for the first 36 months of production. The royalty payable on natural gas is determined by a sliding scale based on a reference price which is the greater of the amount obtained by the producer and a prescribed minimum price. Natural gas produced in association with oil has a minimum royalty of 8% while the royalty in respect of other natural gas may not be less than 15%.

         Crude oil and natural gas royalty holidays for specific wells and royalty reduction reduce the amount of Crown royalties paid by the Corporation to the provincial governments. The ARTC provides a rebate on Alberta Crown royalties paid in respect of eligible producing properties. These incentives result in increased net income and funds from operations of the Corporation.

CANADIAN ENVIRONMENTAL REGULATION

         The oil and natural gas industry is currently subject to environmental regulation pursuant to provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. Compliance with such legislation can require significant expenditures. A breach of such legislation may result in the imposition of material fines and penalties, the revocation of necessary licenses and authorizations and civil liability for pollution damage.

         In Alberta, environmental compliance is governed by the ALBERTA ENVIRONMENTAL PROTECTION AND ENHANCEMENT ACT ("AEPEA"). In addition to replacing a variety of older statutes which related to environmental matters, the AEPEA imposes certain new environmental responsibilities on oil and natural gas operators in Alberta and in certain instances also imposes greater penalties for violations.

         In British Columbia, energy projects may be subject to review pursuant to the provisions of the ENVIRONMENTAL ASSESSMENT ACT ("EAA"). The EAA rolls the previous processes for the review of major energy projects into a single environmental assessment process which contemplates public participation in the environmental review.

         The Corporation is committed to meeting its responsibilities to protect the environment wherever it operates and anticipates making increased expenditures of both a capital and expense nature as a result of increasingly stringent laws relating to the protection of the environment. The Corporation will be taking such steps as required to ensure compliance with the AEPEA, EAA and similar legislation in other jurisdictions in which it operates. The Corporation believes that it is in material compliance with applicable environmental laws and regulations. The Corporation also believes that it is reasonably likely that the trend in environmental legislation and regulation will continue toward stricter standards.

FUTURE SITE RESTORATION

         The Corporation has made a provision of $210 thousand for future site restoration in 2000 and has accrued $898 thousand in its financial statements for future site restoration costs. Management does not currently anticipate that material changes to the Corporation's planned capital expenditure program will be required to meet existing environmental standards.

                         SELECTED FINANCIAL INFORMATION

         The following is a summary of selected financial information for the periods indicated in thousands of dollars, except for per share amounts:

                                                               YEARS ENDED
DECEMBER 31

----------------------------------------------------------------
                                             2000           1999          1998
       1997         1996

----------------------------------------------------------------
Total Revenue                              $26,009        $15,427        $8,797
      $2,448        $739

Net earnings                                 3,940          1,347             9
         556         248
Net earnings per share
     - basic                                  0.31           0.11           -
        0.08        0.04
     - fully diluted                          0.31           0.11           -
        0.08        0.04

Total Assets                                64,597         50,541        45,694
      21,372       6,068

Total Long-term Debt                        11,793         12,066         9,971
       2,995           -



                          SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                    THREE MONTHS
ENDED

-----------------------------------------------------------------------
                                           DEC. 31, 2000     SEPT. 30, 2000
JUNE 30, 2000     MARCH 31, 2000

-----------------------------------------------------------------------
  Revenue                                      $8,504             $6,576
   $6,186             $4,743

  Net Earnings                                  2,155              1,252
      496                 37

  Net Earnings per share
     -  basic                                    0.17              0.10
     0.04                  -
     -  fully diluted                            0.17              0.10
     0.04                  -





                                                                    THREE MONTHS
ENDED

-----------------------------------------------------------------------
                                           DEC. 31, 1999     SEPT. 30, 1999
JUNE 30, 1999     MARCH 31, 1999

-----------------------------------------------------------------------
  Revenue                                      $4,231             $4,110
   $3,683             $3,403

  Net earnings (loss)                             623                523
      196                  5

  Net earnings per share
     -  basic                                    0.05               0.04
     0.02                  -
     -  fully diluted                            0.05               0.04
     0.02                  -


DIVIDEND POLICY

         Grey Wolf has not paid any dividends on its common shares to date and does not expect to pay dividends on such shares in the foreseeable future as it expects to use all available funds to finance future development and growth.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

           With the benefit of higher commodity prices received throughout the year, Grey Wolf attained record cash flow and earnings levels. Capital expenditures, incurred principally for natural gas exploitation, were funded by internally generated funds and working capital. The Corporation retains its conservative financing strategy, with the ratio of debt to cash flow being reduced to 1.2 years.

PRODUCTION

         Average production in 2000 decreased eight percent to 1,562 BOE/d from 1,707 BOE/d in 1999. Natural gas production declined 10 percent to 13.7 mmcf/d from 15.3 mmcf/d in the previous year. The loss of 2 mmcf/d at Nestow in the fourth quarter of 2000, together with normal reservoir production declines, account for the decrease. Development wells drilled and recompleted in the second half of 2000 were not tied-in and brought on production until early in 2001. Crude oil and NGLs production increased 12 percent to 197 BOE/d in 2000 from 176 BOE/d in 1999 due to the acquisition of increased interests in the Caroline area as a result of the swap transaction completed in November 2000.

           Grey Wolf's production remains concentrated on natural gas and NGLs which accounted for 99 percent of total production in 2000. With the exploitation focus maintained on multi-horizon natural gas in western Alberta and northeastern British Columbia, the Corporation will continue to benefit from record high natural gas prices.

PRODUCTION                                  2000
 1999
-------------------------------------- ---------------
-------------
Natural gas (mmcf/d)                         13,653
15,306
Crude oil and NGLs (bbls/d)                     197
 176
Oil equivalent (BOE/d)                        1,562
1,707


                                                    2000
        1999
                                       ---------------------------------
----------------------------
PER  BOE ANALYSIS                         ($000s)          ($/BOE)
($000s)        ($/BOE)
-------------------------------------- --------------- -----------------
------------- --------------
Natural gas ($/mcf)                        22,683            4.54
13,481             2.41
Oil and NGL ($/bbl)                         2,635           36.55
1,296            20.09
Processing and other                          691            1.21
  650             1.05
-------------------------------------- --------------- -----------------
------------- --------------
Petroleum and natural gas revenue          26,009           45.49
15,427            24.76
Royalties                                  (5,897)         (10.32)
(3,755)           (6.03)
Alberta Royalty Tax Credit                    517            0.90
1,392             2.23
Operating Costs                            (3,462)          (6.05)
(3,236)           (5.19)
-------------------------------------- --------------- -----------------
------------- --------------
Operating netback                          17,167           30.02
9,828            15.77
General and administrative costs           (1,384)          (2.42)
 (903)           (1.45)
Capital tax                                   (61)          (0.10)
 (110)           (0.18)
Interest expense                           (1,126)          (1.97)
 (576)           (0.92)
-------------------------------------- --------------- -----------------
------------- --------------
Cash flow from operations                  14,596           25.53
8,239            13.22
Depletion and depreciation                 (7,924)         (13.86)
(6,663)          (10.69)
Future income taxes                        (2,732)          (4.78)
 (229)           (0.37)
-------------------------------------- --------------- -----------------
------------- --------------
Net income                                  3,940            6.89
1,347             2.16
-------------------------------------- --------------- -----------------
------------- --------------

REVENUES

           Oil and gas revenues in 2000 were up 69 percent to $26.0 million from $15.4 million reported in the previous year. The increase was mainly due to the dramatic increase in commodity prices, offset somewhat by the eight percent decrease in production. The Corporation's average natural gas price in 2000 increased 88 percent to $4.54 per mcf from $2.41 per mcf in 1999. Due to the reduction of pipeline transportation constraints, Canadian natural gas producers benefited from increased prices reflecting North American market demand. Consistent with world price increases, the average price received for crude oil and NGLs was $36.55 per bbl compared to $20.09 per bbl in 1999, an 82 percent increase.

           Revenues for the year also include processing fees of $691 thousand, a slight increase over $650 thousand in 1999.

REVENUE

                                              2000
1999
---------------------------------------- ---------------- -------------
------------------ --------------
($ thousands)                                                  %
                 %
---------------------------------------- ---------------- -------------
------------------ --------------
Natural gas                                   22,683           88
13,481              87
Oil and NGLs                                   2,635           10
1,296               8
Processing and other                             691            2
650               4
---------------------------------------- ---------------- -------------
------------------ --------------
Petroleum and natural gas revenue             26,009          100
15,427             100
---------------------------------------- ---------------- -------------
------------------ --------------

ROYALTIES

           Royalties increased 57 percent to $5.9 million from $3.8 million in the previous year. Higher natural gas commodity prices resulted in an increase in the gas royalty rate which is highly price sensitive. The Alberta Royalty Tax Credit ("ARTC") was reduced in 2000 to $0.5 million from $1.4 million in 1999. The ARTC is also price sensitive, with higher commodity prices resulting in a lower ARTC rate, which decreased to 25 percent in 2000 from 69 percent in 1999.

ROYALTIES

                                                     2000
       1999
                                         ------------------------------
-----------------------------
                                             ($000s)         % Rate
($000s)        % Rate
---------------------------------------- ---------------- -------------
-------------- --------------
Natural gas                              5,166            23
3,423          25
Oil                                         47            13
41          13
NGLs                                       684            30
291          29
---------------------------------------- ----------------
--------------
Gross royalties                          5,897            23
3,755          25
Alberta Royalty Tax Credit                (517)           (2)
(1,392)         (9)
---------------------------------------- ---------------- -------------
-------------- --------------
Net royalties                            5,380            21
2,363          16
---------------------------------------- ---------------- -------------
-------------- --------------


OPERATING EXPENSES

Operating costs increased slightly to $3.5 million from $3.2 million in 1999 due to increased workover and turnaround costs. On a BOE basis, operating costs for 2000 were $6.05 compared to $5.19 in the prior year. The per BOE increase results primarily to declines in production.

OPERATING COSTS

                                                     2000
        1999
                                         ------------------------------
-------------------------------
                                             ($000s)         $/BOE
($000s)          $/BOE
---------------------------------------- ---------------- -------------
--------------- ---------------
Operating                                     3,462            6.05
  3,236             5.19
Costs related to third party processing
   income                                      (210)          (0.36)
   (252)           (0.40)
---------------------------------------- ---------------- -------------
--------------- ---------------
Production expenses                           3,252            5.69
  2,984             4.79
---------------------------------------- ---------------- -------------
--------------- ---------------

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative ("G&A") expenses were up 53 percent to $1.4 million due principally to reorganization charges incurred in the second quarter of 2000. With the added effect of reduced production in 2000, G&A expenses were $2.42 per BOE compared to $1.45 per BOE in 1999.

GENERAL AND ADMINISTRATIVE EXPENSES

($ THOUSANDS)                                           2000            1999
--------------------------------------------------- --------------
---------------
Gross general and administrative expenses                2,905          2,030
Recoveries                                              (1,141)          (886)
--------------------------------------------------- --------------
---------------
                                                         1,764          1,144
Capitalized general and administrative expenses           (380)          (241)
--------------------------------------------------- --------------
---------------
Net general and administrative expenses                  1,384            903
--------------------------------------------------- --------------
---------------

Net general and administrative expenses per BOE           2.42           1.45
--------------------------------------------------- --------------
---------------

INTEREST EXPENSES

         Interest expense increased to $1.1 million from $0.6 million in the previous year. This increase was due to a higher debt level resulting from increased capital expenditures in 2000 and an increase in the average interest rate, which rose to an average 7.15 percent during 2000.

DEPLETION AND DEPRECIATION

         Total depletion, depreciation and site restoration expense increased to $7.9 million, up 19 percent from the prior year total of $6.7 million. On a BOE basis, depletion and depreciation expense increased to $13.49 from $10.08 in 1999 due to reserve revisions in December 1999 affecting the year 2000 rate. The site restoration provision declined to $210 thousand from $400 thousand due to the divesture of properties with potentially higher site restoration liabilities.

INCOME TAXES

         The provision for future income taxes was $2.7 million, up significantly from the $229 thousand reported in 1999 as net earnings before taxes increased by 299% due to higher commodity prices and to higher non-deductible crown royalties for tax purposes. Capital tax declined slightly to $61 thousand in 2000 from $110 thousand mainly due to a prior year adjustment.

           Grey Wolf has approximately $45.3 million of tax pools remaining at December 31, 2000 and accordingly, is not currently cash taxable. Effective the beginning of 2000, the Corporation adopted the new Canadian Institute of Chartered Accountant recommendations for the liability method of tax allocation accounting, which resulted in a $562 thousand reduction in retained earnings.

ESTIMATED TAX POOLS AT DECEMBER 31, 2000
($ THOUSANDS)
----------------------------------------------------------------
--------------------------
Canadian oil and gas property expense                            21,158
Canadian development expense                                      9,838
Canadian exploration expense                                      5,735
Undepreciated capital cost                                        7,097
Non-capital losses                                                1,249
Unamortized share issue costs                                       210
----------------------------------------------------------------
--------------------------
Total                                                            45,287
----------------------------------------------------------------
--------------------------

CASH FLOW AND EARNINGS

         Cash flow increased 77 percent to $14.6 million ($1.15 per share) in 2000 from $8.2 million ($0.65 per share) in 1999. Net earnings increased 193 percent to $3.9 million ($0.31 per share) in 2000 from $1.3 million ($0.11 per share) in 1999. The increase in both cash flow and net earnings resulted primarily from the higher natural gas and crude oil commodity prices. For purposes of per share calculations, the weighted average shares outstanding for the year amounted to 12.7 million, the same as in 1999.

CASH FLOW AND NET EARNINGS
($ THOUSANDS, EXCEPT PER SHARE))                     2000              1999
----------------------------------------------- ----------------
-----------------
Cash flow                                          14,596              8,239
Cash flow per share                                  1.15               0.65
Net earnings                                        3,940              1,347
Net earnings per share                               0.31               0.11
----------------------------------------------- ----------------
-----------------

CAPITAL EXPENDITURES

         During 2000, the Corporation invested a total of $16.1 million in capital expenditures, including property acquisitions net of divestitures, compared to $11.8 million in 1999. The majority of the increase was spent on seismic and drilling in the Corporation's core areas of Caroline and Pouce Coupe. In November 2000, Grey Wolf disposed of properties in Redwater, Thorhild, Radway, Newbrook and Abee in exchange for an increase in the Corporation's interest at Caroline. This property swap transaction also resulted in net proceeds of $1.6 million being paid to Grey Wolf.

CAPITAL EXPENDITURES
($ THOUSANDS)                                         2000                1999
----------------------------------------------- ------------------
-------------------
Land                                                 1,950               4,625
Geological and geophysical                           2,098                 889
Exploration and development drilling                12,476               4,054
Production equipment and facilities                  1,293                 864
----------------------------------------------- ------------------
-------------------
Exploration and development costs                   17,817              10,432
Other corporate assets                                 124                 305
Property acquisitions                               10,792               3,662
Property dispositions                              (12,674)             (2,629)
----------------------------------------------- ------------------
-------------------
Total capital expenditures                          16,059              11,770
----------------------------------------------- ------------------
-------------------

LIQUIDITY AND CAPITAL RESOURCES

         Capital expenditures of $16.1 million were financed mainly through internally generated funds and working capital. No new shares were issued except for an 1,800 share option exercised by an employee of the Corporation.

         Grey Wolf has a bank credit facility of $20.0 million, which bears interest at the bank's prime rate plus one-eighth of one percent. The credit facilities are subject to annual review. At December 31, 2000, the combined bank debt and working capital deficiency amounted to $17.7 million, up 10 percent from the $16.1 million reported one year ago. The year-end debt to current year cash flow multiple was 1.2, which met the Corporation's objective to maintain a cash flow multiple of less than 2.0 times.

BUSINESS RISKS AND PROSPECTS

         Grey Wolf's operations are subject to the inherent risks associated with the exploration, development and production of oil and natural gas. These include the uncertainty of finding reserves in economic quantities and the possibility of drilling and production problems.

         Grey Wolf seeks to balance risk and reward in its exploration and development projects. The cost of replacing and developing proven and probable reserves is a measure of a company's efficiency in finding new reserves. In making this calculation, Grey Wolf compares all costs associated with exploration, development and production facilities with proven reserves added. Depending on the spending pattern during a specific year, finding and development costs can vary significantly between years.

         The Corporation is also subject to market fluctuations in the prices of crude oil and natural gas. Like most industry participants, Grey Wolf has limited ability to affect the price it receives for crude oil and gas production. Historically, the Corporation has chosen not to hedge or forward sell any of its production.

         The oil and gas industry is subject to a variety of environmental regulations. Grey Wolf is proactive in ensuring that its activities are carried out in accordance with sound oilfield practices and provincial federal policies and regulations. Grey Wolf has established appropriate emergency procedures intended to mitigate the environmental impact of any accidental occurrences in its field operations. While the Corporation and the industry have a good safety record, the risk of personal injury and property damage cannot be eliminated. Grey Wolf maintains liability and property insurance coverage in amounts sufficient to minimize any financial loss associated with these risks.

         Grey Wolf is optimistic about its prospects for continued profitable growth. The Corporation believes it has a highly experienced and dedicated team of professionals with the knowledge and technical tools available to add and exploit oil and natural gas reserves in a manner profitable for its shareholders.

                              MARKET FOR SECURITIES
         The outstanding common shares of Grey Wolf are listed and posted for trading on The Toronto Stock Exchange under the symbol "GWX".

                             DIRECTORS AND OFFICERS

         The Corporation has an audit committee and a compensation committee. Members of each committee are indicated in the table below.


NAME AND MUNICIPALITY OF RESIDENCE                      OFFICE
      CURRENT OCCUPATION
-----------------------------------        -------------------------------
--------------------------------------

Donald B. Copeland (1) (2)                 Director since May 1996
Independent oil and gas businessman
Calgary, Alberta

John F. Curran (1) (2)                     Director since May 1996
Senior Partner, Bennett Jones LLP,
Calgary, Alberta
Barristers and Solicitors

Orval K. Horn                              Director since September 1997
Independent oil and gas businessman
Calgary, Alberta

James C. Phelps (1) (2)                    Director since January 1996
Independent oil and gas consultant
San Antonio, Texas

Richard M. Riggs                           Director since May 1996
Independent oil and gas consultant
San Antonio, Texas

Robert L.G. Watson                         Director since May 1996 and
Chairman, President, Chief Executive
San Antonio, Texas                         Chairman of the Board and Chief
Officer, Abraxas Petroleum Corporation
                                           Executive Officer

James K. Wilson                            Senior Vice President & Chief
Senior Vice President & Chief
                                           Financial Officer and Corporate
Financial Officer and Corporate
                                           Secretary
Secretary, Grey Wolf Exploration Inc.

Vincent J. Tkachyk                         Vice President, Operations
Vice President, Operations, Grey Wolf

Exploration Inc.

Francis Cheung                             Controller
Controller, Grey Wolf Exploration Inc.

NOTES:

(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.


         Each of the foregoing individuals has been engaged in his principal occupation or in other capacities with the same firm or organization for the past five years except for: Orval K. Horn, who, prior to January 2001, was President of Jubilee Resources Inc. and prior to September 1997, was President of Pennant Petroleum Ltd.; Vincent J. Tkachyk, who, prior to June 1997, was Vice President of Pennant Petroleum Ltd. and prior to June 1994 was President of Dekalb Energy Company; James K. Wilson, who, prior to March 2000 was Vice President, Finance & CFO and Corporate Secretary of Maxx Petroleum Ltd., and prior thereto, Executive Vice President, Finance & CFO of Chauvco Resources International Ltd. and prior thereto, Senior Vice President, Finance and Administration & CFO of Chauvco Resources Ltd.; and Francis Cheung, who, prior to June, 1998, was with Maxx Petroleum Ltd. as Controller, and prior thereto, was with Riata Resources as Controller.

         As of March 13, 2001, all the directors and senior officers of Grey Wolf as a group beneficially owned, directly or indirectly or exercised control or direction over, 923,488 common shares representing 7% of all issued and outstanding common shares of the Corporation. The information contained herein as to securities beneficially owned, directly, or over which control or direction is exercised, is based upon information furnished to Grey Wolf by the respective directors and senior officers.

         Each director will hold office until the next annual general meeting of Grey Wolf or until his successor is duly elected, unless his office is earlier vacated in accordance with the by-laws of the Corporation.



                              FINANCIAL STATEMENTS



AUDITORS' REPORT

To the Shareholders of
Grey Wolf Exploration Inc.

We have audited the balance sheet of Grey Wolf Exploration Inc. as at December 31, 2000 and the statements of earnings and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The financial statements as at and for the year ended December 31, 1999 were audited by another firm of auditors who expressed an unqualified opinion thereon.



                                             "Deloitte & Touche LLP"
February 23, 2001                            Deloitte & Touche LLP
Calgary, Canada                              Chartered Accountants

BALANCE SHEETS
As at December 31

(THOUSANDS OF DOLLARS)                                                    2000
       1999
--------------------------------------------------------------------------------
------------------

ASSETS
CURRENT
Accounts receivable [NOTE 8]
$9,815      $4,103

Property and equipment [NOTE 3]
54,782      46,438
--------------------------------------------------------------------------------
------------------

$64,597     $50,541
================================================================================
==================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities [NOTE 8]
$15,764      $8,117

Long-term debt [NOTE 4]
11,793      12,066
Future site restoration
898         891
Future taxes [NOTE 6]
3,297           3
--------------------------------------------------------------------------------
------------------

31,752      21,077
--------------------------------------------------------------------------------
------------------

SHAREHOLDERS' EQUITY
Share capital  [NOTE 5]
27,555      27,552
Retained earnings
5,290       1,912
--------------------------------------------------------------------------------
------------------

32,845      29,464
--------------------------------------------------------------------------------
------------------

$64,597     $50,541
================================================================================
==================

SEE ACCOMPANYING NOTES


On behalf of the Board:


          "Robert L.G. Watson"                         "James C. Phelps"
          Robert L.G. Watson, Director                 James C. Phelps, Director

STATEMENTS OF EARNINGS AND RETAINED EARNINGS
Years ended December 31



(THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)                     2000
  1999
--------------------------------------------------------------------------------
--------------

REVENUE
Petroleum and natural gas revenue                                    $26,009
  $15,427
Royalties, net of Alberta Royalty Tax Credit                          (5,380)
   (2,363)
--------------------------------------------------------------------------------
--------------
                                                                      20,629
   13,064
--------------------------------------------------------------------------------
--------------
EXPENSES
Operating                                                              3,462
    3,236
General and administrative                                             1,384
      903
Interest on long-term debt                                             1,126
      576
Depletion, depreciation and site restoration                           7,924
    6,663
--------------------------------------------------------------------------------
--------------
                                                                      13,896
   11,378
--------------------------------------------------------------------------------
--------------

Earnings before taxes                                                  6,733
    1,686
Provision for taxes [NOTE 6]
    Capital tax                                                           61
      110
    Future income taxes                                                2,732
      229
--------------------------------------------------------------------------------
--------------

NET EARNINGS                                                           3,940
    1,347
Retained earnings, beginning of year                                   1,912
      565
Adoption of income tax accounting standard change [NOTE 6]              (562)
        -
--------------------------------------------------------------------------------
--------------
RETAINED EARNINGS - end of year                                       $5,290
   $1,912
================================================================================
==============

BASIC AND FULLY DILUTED EARNINGS PER SHARE [NOTE 7]                    $0.31
    $0.11
================================================================================
==============

SEE ACCOMPANYING NOTES

STATEMENTS OF CASH FLOWS
Years ended December 31



(THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)                            2000
           1999
--------------------------------------------------------------------------------
-----------------------

OPERATING ACTIVITIES
Net earnings                                                               $
3,940      $  1,347
Depletion, depreciation and site restoration
7,924         6,663
Future taxes
2,732           229
--------------------------------------------------------------------------------
-----------------------
Cash flow from operations
14,596         8,239
Changes in non-cash working capital
1,936          (289)
--------------------------------------------------------------------------------
-----------------------

16,532         7,950
--------------------------------------------------------------------------------
-----------------------

FINANCING ACTIVITIES
Increase (decrease) in long-term debt
(273)        2,094
Issue (repurchase) of common shares
 3           (78)
--------------------------------------------------------------------------------
-----------------------

(270)        2,016
--------------------------------------------------------------------------------
-----------------------
TOTAL CASH RESOURCES PROVIDED
16,262         9,966
--------------------------------------------------------------------------------
-----------------------

INVESTING ACTIVITIES
Property and equipment received under property swap agreement
10,779             -
Disposal of property and equipment under property swap agreement
(12,332)            -
--------------------------------------------------------------------------------
-----------------------
Net cash proceeds
(1,553)            -
Other acquisitions
13         3,662
Expenditures for property and equipment
17,941        10,737
Sale of property and equipment
(342)       (2,629)
Site restoration
203             -
--------------------------------------------------------------------------------
-----------------------

16,262        11,770
--------------------------------------------------------------------------------
-----------------------

DECREASE IN CASH AND CASH EQUIVALENTS
 -        (1,804)
Cash and cash equivalents, beginning of year
 -         1,804
--------------------------------------------------------------------------------
-----------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $
 -       $     -
================================================================================
=======================


CASH FLOW FROM OPERATIONS PER SHARE [NOTE 7]
Basic
$1.15         $0.65
Fully diluted
$1.11         $0.62
================================================================================
=======================
Cash interest paid
1,123           614
Cash taxes paid
72           104
================================================================================
=======================

SEE ACCOMPANYING NOTES

                          NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Grey Wolf Exploration Inc. (the "Company") was incorporated under the laws of the Province of Alberta on December 23, 1986. The Company's primary business is the exploration, development and production of crude oil and natural gas in western Canada.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with Canadian generally accepted accounting principles and are expressed in Canadian dollars.

PETROLEUM AND NATURAL GAS PROPERTIES

The Company follows the full cost method of accounting in accordance with the guideline issued by the Canadian Institute of Chartered Accountants whereby all costs associated with the exploration for and development of petroleum and natural gas reserves, whether productive or unproductive, are capitalized in a Canadian cost centre and charged to income as set out below. Such costs include acquisition, drilling, geological and geophysical costs related to exploration and development activities. Costs of acquiring and evaluating unproved properties are excluded from the depletion base until it is determined whether or not proved reserves are attributable to the properties or impairment occurs.

Gains or losses are not recognized upon disposition of petroleum and natural gas properties unless crediting the proceeds against accumulated costs would result in a change in the rate of depletion of 20% or more.

Depletion of petroleum and natural gas properties and depreciation of production equipment, except for gas plants and related facilities, is provided on accumulated costs using the unit of production method based on estimated proved petroleum and natural gas reserves, before royalties, as determined by independent engineers. For purposes of the depletion calculation, proven petroleum and natural gas reserves are converted to a common unit of measure on the basis of one barrel of oil or liquids being equal to six thousand cubic feet of natural gas. Depreciation of gas plants and related facilities is calculated on a straight line basis over an average eighteen year term.

The depletion and depreciation cost base includes capitalized costs, less costs of unproved properties, plus provision for future development costs of proved undeveloped reserves.

The net carrying value of the Company's petroleum and natural gas properties is limited to an ultimate recoverable amount. This amount is the aggregate of estimated future net revenues from proved reserves and the costs of unproved properties, net of impairment allowances, less future estimated production costs, general and administration costs, financing costs, site restoration and abandonment costs, and income taxes. Future net revenues are estimated using prices and costs without escalation or discounting, and the income tax and Alberta Royalty Tax Credit legislation in effect at the year end.

FUTURE ABANDONMENT AND SITE RESTORATION COSTS

The estimated cost of future abandonment and site restoration is based on the current cost and the anticipated method and extent of site restoration in accordance with existing legislation and industry practice. The annual charge is provided for on a unit of production basis for all properties except for gas plants for which the annual charge is calculated on a straight-line basis over the estimated remaining life of the plants. Actual site restoration expenditures are charged to the accumulated liability account as incurred.

OTHER ASSETS

Furniture, leasehold improvements, computer hardware, software and office equipment are carried at cost and are depreciated over the estimated useful life of the assets at rates varying between 20 percent and 30 percent, on a declining balance basis.

USE OF ESTIMATES

The amounts recorded for depletion and depreciation of property and equipment and the provision for abandonment and site restoration are based on estimates. The ceiling test calculation is based on estimates of proved reserves, production rates, oil and natural gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to uncertainty and the effect on the financial statements of changes in such estimates could be significant.

JOINT OPERATIONS

Substantially all of the Company's exploration and development activities are conducted jointly with others, and accordingly the financial statements reflect only the Company's proportionate interest in such activities.

FUTURE INCOME TAXES

The Company has adopted, on a retroactive basis without restatement of the 1999 financial statements, the new accounting recommendation of the Canadian Institute of Chartered Accountants "Income Taxes". Under this standard, future income tax assets and liabilities are measured based upon temporary differences between the carrying values of assets and liabilities and their tax basis. Income tax expense (recovery) is computed based on the change during the year in the future tax assets and liabilities. Effects of changes in tax laws and tax rates are recognized when substantially enacted.

FINANCIAL INSTRUMENTS

Financial instruments of the Company consist of accounts receivable, accounts payable and accrued liabilities, long-term debt and forward commodity sales contracts. As at December 31, 2000 and 1999, there were no significant differences between the carrying amounts of these financial instruments reported on the balance sheet and their estimated fair values.

The Company also from time to time employs financial instruments to manage its exposure to commodity prices. These instruments are not used for speculative trading purposes.

Gains and losses on commodity price hedges are included in revenues upon the sale of the related production provided there is reasonable assurance that the hedge is and will continue to be effective.

STOCK OPTIONS

The Company has a stock option plan as described in Note 5. No compensation expense is recognized when the stock options are issued. Consideration received on exercise of stock options is credited to share capital.

3. PROPERTY AND EQUIPMENT

                                                                        2000
--------------------------------------------------------------------------------
---------------------
                                                                     ACCUMULATED
                                                                   DEPLETION AND
        NET BOOK
                                                          COST      DEPRECIATION
           VALUE
                                                            $                 $
               $
--------------------------------------------------------------------------------
---------------------
Petroleum and natural gas properties                69,543,143        19,383,519
       50,159,624
Gas plants and related production facilities         5,786,479         1,326,197
        4,460,282
Other assets                                           531,147           368,082
          163,065
--------------------------------------------------------------------------------
---------------------
Net property and equipment                          75,860,769        21,077,798
       54,782,971
================================================================================
=====================
                                                                        1999
--------------------------------------------------------------------------------
---------------------
                                                                     ACCUMULATED
                                                                   DEPLETION AND
        NET BOOK
                                                          COST      DEPRECIATION
           VALUE
                                                            $                 $
               $
--------------------------------------------------------------------------------
---------------------
Petroleum and natural gas properties                54,879,522        12,370,865
       42,508,657
Gas plants and related production facilities         4,494,066           792,833
        3,701,233
Other assets                                           499,942           272,333
          227,609
--------------------------------------------------------------------------------
---------------------
Net property and equipment                          59,873,530        13,436,031
       46,437,499
================================================================================
=====================

Undeveloped property costs of $6,441,705 at December 31, 2000 (1999 - $7,365,579) have been excluded from the depletion base.

4. LONG-TERM DEBT

At December 31, 2000, the Company had a revolving term credit facility with a Canadian chartered bank with a maximum limit of $20,000,000. At December 31, 2000, $11,792,690 was drawn down against this facility (1999 - $12,065,824).
Under the facility, loan advances bear interest at bank prime plus 1/8%, or if bankers acceptances are utilized, the current bankers acceptances rate plus 1 1/8%. Loan advances are supported by a first floating charge demand debenture in the amount of $25,000,000 covering all the assets of the Company. Subject to annual renewal, the facility is renewable to May 31, 2002, at which time the outstanding bank debt would convert to a term loan.

5. SHARE CAPITAL

AUTHORIZED

Unlimited number of common shares without nominal or par value.

ISSUED

                                                                           #
             $
--------------------------------------------------------------------------------
-------------------------
BALANCE, DECEMBER 31, 1998                                            12,704,341
          27,630,426
Issuer Bid
(44,600)             (78,056)
--------------------------------------------------------------------------------
-------------------------
BALANCE, DECEMBER 31, 1999                                            12,659,741
          27,552,370
Exercise of stock options                                                  1,800
               2,880
--------------------------------------------------------------------------------
-------------------------
BALANCE, DECEMBER 31, 2000                                            12,661,541
          27,555,250
--------------------------------------------------------------------------------
-------------------------

STOCK OPTIONS

A maximum of 1,270,000 options to purchase common shares have been authorized for issuance under the Company's stock option plan. The options are exercisable on a cumulative basis at 25% per year commencing one year after grant date and expire five years from the date of grant. Options to acquire 1,010,029 common shares are outstanding at December 31, 2000.


                                                      NUMBER
WEIGHTED AVERAGE
                                                    OF OPTIONS
OPTION PRICE
--------------------------------------------------------------------------------
-----------------
BALANCE, DECEMBER 31, 1998                             897,816
3.20
Issued                                                 328,470
1.91
Cancelled                                             (192,571)
2.83
--------------------------------------------------------------------------------
-----------------
BALANCE, DECEMBER 31, 1999                           1,033,715
2.84
Issued                                                 398,376
1.60
Exercised                                               (1,800)
1.60
Cancelled                                             (420,262)
2.53
--------------------------------------------------------------------------------
-----------------
BALANCE, DECEMBER 31, 2000                           1,010,029
2.30
--------------------------------------------------------------------------------
-----------------



---------------------------------------------------------------
----------------------------------
                     Options Outstanding                               Options
Exercisable
---------------------------------------------------------------
----------------------------------
                                       Weighted
Range of Exercise       Number         Average      Weighted        Number
    Weighted
      Prices        Outstanding at    Remaining      Average    Exercisable at
    Average
                      Dec. 31/00     Contractual    Exercised     Dec. 31/00
 Exercise Price
                                         Life         Price
                                       (years)
------------------- ---------------- ------------- ------------ ----------------
-----------------
$1.15 to $2.06          718,626           3.10        $1.73        199,094
     $1.95
$3.20 to $3.90          242,373           1.50        $3.51        185,312
     $3.71
$4.00 to $4.80           49,030           1.00        $4.65         39,030
     $4.80
                    ----------------                           ----------------
$1.15 to $4.80        1,010,029           2.58        $2.30        423,436
     $2.60
                    ================                           ================

6. PROVISION FOR TAXES

Income taxes recorded on the statement of earnings and retained earnings differ from the tax calculated by applying the combined statutory Canadian corporate and provincial income tax rate as follows:

(dollars)                                                             2000
        1999
--------------------------------------------------------------------------------
---------------------
Calculated income tax expense at 44.62%                            3,004,549
        752,237

INCREASE (DECREASE) IN INCOME TAX RESULTING FROM
Non-deductible crown royalties and other charges                   2,254,168
      2,146,809
Resource allowance                                                (2,066,595)
     (1,174,140)
Alberta Royalty Tax Credit                                          (230,775)
     (1,392,117)
Non-deductible depletion and depreciation                                  -
         43,472
Benefit of losses not previously recognized                                -
       (147,000)
Large corporation tax                                                 61,330
        109,686
Other                                                               (229,104)
              -
--------------------------------------------------------------------------------
---------------------
Income tax provision                                               2,793,573
        338,947
================================================================================
=====================


The major components of future income tax liability at December 31, 2000 are related to the following accounts:


Property and equipment
$4,767,094
Future site restoration
(400,854)
Share issue costs
(94,059)
Non-capital losses carried forward
(557,361)
ACRI carry-forward
(143,540)
Resource Allowance
(274,036)
------------------------------------------------------------
-------------------------
Balance, December 31, 2000
$3,297,244
============================================================
=========================


Upon adoption of the new accounting recommendation of the Canadian Institute of Chartered Accountants, the company recorded a future income tax liability of $562 thousand and decreased the Company's retained earnings by $562 thousand. Had the new method not been adopted, net earnings would have been increased by $88 thousand.

As at December 31, 2000, the Company has exploration and development costs, undepreciated capital costs and unamortized share issue costs available for deduction against future taxable income in the following approximate amounts:

(dollars)
--------------------------------------------------------------------------------
-------------------
Canadian oil and gas property expense
       21,158,000
Canadian development expense
        9,838,000
Canadian exploration expense
        5,735,000
Undepreciated capital cost
        7,097,000
Non-capital losses
        1,249,000
Unamortized share issue costs
          210,000
--------------------------------------------------------------------------------
-------------------

       45,287,000
================================================================================
===================

The Company's non-capital losses are available to be carried forward to offset taxable income in future years and expire between 2002 and 2004.


7. PER SHARE AMOUNTS

The calculation of basic net earnings per common share and cash flow from operations per common share is based on the weighted average number of common shares outstanding during the year ended December 31, 2000 of 12,660,528 (1999 - 12,695,313). The effect of any potential common share issuances is anti-dilutive with respect to the earning per share calculation. Fully diluted cash flows from operations was calculated based on 13,238,586 weighted average number of common shares.

Cash flow from operations per share is based on cash flow from operations before changes in non-cash working capital items.

8. RELATED PARTY TRANSACTIONS

Grey Wolf manages the assets and operations of Canadian Abraxas Petroleum Limited ("Canaxas") pursuant to a Management Agreement dated November 12, 1996. Canaxas is a wholly-owned subsidiary of Abraxas Petroleum Corporation ("Abraxas"). Abraxas owns 46.2% of the common shares of Grey Wolf. Canaxas owns 2.7% of the common shares of Grey Wolf.

The aggregate common costs of operations and administration of the Canaxas and Grey Wolf assets are shared on a pro rata basis, based on net revenue.

Amounts due to and from these related parties at December 31, 2000 and 1999 are non-interest bearing, are not collateralized and are due on demand as follows:

(DOLLARS)                                                              2000
        1999
--------------------------------------------------------------------------------
-------------------
Due (to) from Canaxas                                             3,822,861
    (554,254)



Also included in accounts receivable are promissory notes totaling $200,000 which are due from senior officers of the Company. The notes bear interest equal to the Banker's Acceptance rate plus 1 1/8% per annum. Interest is charged at the end of each month against salaries otherwise payable. The notes are fully due and payable by the holders upon termination of employment or resignation.



9. SUBSEQUENT EVENT

On January 19, 2001, the Corporation and Abraxas jointly announced they were in discussions concerning a share-for-share acquisition by Abraxas of the remaining 51% ownership of the Corporation that Abraxas does not currently own.

                             ADDITIONAL INFORMATION


         Additional information, including directors' and officers' remuneration and indebtedness, principal holders of Grey Wolf's securities and options to purchase securities and interests of insiders in material transactions, where applicable, is contained in Grey Wolf's Management Proxy Circular dated April 6, 2000, which relates to the annual meeting of Shareholders held on May 17, 2000. Additional financial information is contained in the Corporation's comparative financial statements for the years ended December 31, 2000 and 1999.

For copies of the aforementioned documents, please contact:

                  Debbie Wozny, Assistant Secretary
                  Grey Wolf Exploration Inc.
                  1600, 255 - 5th Avenue S.W.
                  Calgary, Alberta
                  T2P 3G6
                  Telephone:        (403) 262-1949
                  Facsimile:        (403) 262-1969

                                    ANNEX B-2

                  GREY WOLF AUDITED ANNUAL FINANCIAL STATEMENTS
              FOR THE YEARS ENDED AND AT DECEMBER 31, 1998 AND 1999

AUDITORS' REPORT

To the Shareholders of Grey Wolf Exploration Inc.

We have audited the balance sheets of Grey Wolf Exploration Inc. as at December 31, 1999 and 1998 and the statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in Canada.

Calgary, Canada
March 10, 2000


/s/ Ernst & Young LLP
Chartered Accountants


BALANCE SHEETS                                   AS AT DECEMBER 31
($)                                                 1999              1998
---------------------------------------------------------------------------
ASSETS
CURRENT
Cash and cash equivalents                           ----         1,803,699
Accounts receivable  [NOTE 8]                  4,103,267         2,713,745
---------------------------------------------------------------------------
                                               4,103,267         4,517,444
Deferred taxes recoverable                           ---           226,410
Property and equipment [NOTE 3]               46,437,499        40,950,330
---------------------------------------------------------------------------
                                              50,540,766        45,694,184
---------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable [NOTE 8]                      8,116,897         7,016,185

Long-term debt [NOTE 4]                       12,065,824         9,971,215
Future site restoration                          891,125           511,587
Deferred taxes                                     2,851            -----
---------------------------------------------------------------------------
                                              21,076,697        17,498,987
---------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Share capital [NOTE 5]                        27,552,370        27,630,426
Retained earnings                              1,911,699           564,771
---------------------------------------------------------------------------
                                              29,464,069        28,195,197
---------------------------------------------------------------------------
                                              50,540,766        45,694,184
---------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

/s/ Ernst & Young

On behalf of the Board:

/s/ Director

/s/ Director



STATEMENTS OF EARNINGS AND
RETAINED EARNINGS                                      YEARS ENDED DECEMBER 31
($)                                                             1999
1998
--------------------------------------------------------------------------------
----
REVENUE
Petroleum and natural gas sales                           15,426,519
8,797,181
Royalties, net of Alberta Royalty Tax Credit             (2,363,267)
(934,667)
--------------------------------------------------------------------------------
----
                                                          13,063,252
7,862,514
--------------------------------------------------------------------------------
----

EXPENSES
Production                                                 3,236,022
2,373,036
General and administrative                                   903,045
641,925
Interest on long-term debt                                   575,812
407,669
Depletion, depreciation and site restoration               6,662,498
4,363,109
--------------------------------------------------------------------------------
----
                                                          11,377,377
7,785,739
--------------------------------------------------------------------------------
----
Earnings before taxes                                      1,685,875
76,775
Provision for income taxes [NOTE 6]                          338,947
68,129
--------------------------------------------------------------------------------
----
NET EARNINGS                                               1,346,928
8,646
Retained earnings, beginning of year                         564,771
556,125
--------------------------------------------------------------------------------
----
RETAINED EARNINGS, END OF YEAR                             1,911,699
564,771
--------------------------------------------------------------------------------
----
EARNINGS PER SHARE [NOTE 7]
BASIC AND FULLY DILUTED                                        $0.11
$0.00


SEE ACCOMPANYING NOTES


STATEMENTS OF CASH FLOWS                          Years ended December 31
--------------------------------------------------------------------------------
---
($)                                                             1999
1998
--------------------------------------------------------------------------------
---
OPERATING ACTIVITIES
Net earnings                                               1,346,928
8,646
Depletion, depreciation and site restoration               6,662,498
4,363,109
Deferred tax                                                 229,261
-----
--------------------------------------------------------------------------------
---
Cash flow from operations                                  8,238,687
4,371,755
Net change in non-cash working capital items               (288,810)
1,903,102
--------------------------------------------------------------------------------
---
                                                           7,949,877
6,274,857
--------------------------------------------------------------------------------
---

FINANCING ACTIVITIES
Increase in long-term debt                                 2,094,609
6,976,175
Issue of common shares net of costs                            -----
15,500,679
Repurchase of common shares                                 (78,056)
-----
--------------------------------------------------------------------------------
---
                                                           2,016,553
22,476,854
--------------------------------------------------------------------------------
---
TOTAL CASH RESOURCES PROVIDED                              9,966,430
28,751,711
--------------------------------------------------------------------------------
---
INVESTING ACTIVITIES
Acquisitions of property and equipment                     3,661,485
21,926,628
Expenditures on property and equipment                    10,737,146
7,049,278
Sale of property and equipment                           (2,628,502)
(1,196,250)
--------------------------------------------------------------------------------
---
                                                          11,770,129
27,779,656
--------------------------------------------------------------------------------
---
(DECREASE) INCREASE IN CASH
AND CASH EQUIVALENTS                                     (1,803,699)
972,055
Cash and cash equivalents beginning of year                1,803,699
831,644
--------------------------------------------------------------------------------
---
CASH AND CASH EQUIVALENTS,
END OF YEAR                                                    -----
1,803,699
--------------------------------------------------------------------------------
---
CASH FLOW FROM OPERATIONS PER SHARE
[NOTE 7]
Basic                                                          $0.65
$0.45
Fully diluted                                                  $0.62
$0.45
--------------------------------------------------------------------------------
---

SEE ACCOMPANYING NOTES

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Grey Wolf Exploration Inc. ("Grey Wolf" or "the Company") was incorporated under the laws of the Province of Alberta on December 23, 1986. The Company's business is the exploration, development and production of oil and natural gas in Western Canada.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with generally accepted accounting principles which, in management's opinion, have been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

PROPERTY AND EQUIPMENT
PETROLEUM AND NATURAL GAS PROPERTIES, GAS PLANTS AND RELATED EQUIPMENT
The Company follows the full cost method of accounting in accordance with the guideline issued by the Canadian Institute of Chartered Accountants whereby all costs associated with the exploration for and development of petroleum and natural gas reserves, whether productive or unproductive, are capitalized in a Canadian cost centre and charged to income as set out below. Such costs include property acquisition, land, undeveloped lease rentals, geological and geophysical, drilling and facility costs related to exploration and development activities. Costs of acquiring and evaluating unproven properties are excluded from the depletion base until it is determined whether or not proven reserves are attributable to the properties or impairment occurs.

Gains or losses are not recognized upon disposition of petroleum and natural gas properties unless crediting the proceeds against accumulated costs would result in a change in the rate of depletion of 20 percent or more.

Depletion of petroleum and natural gas properties and depreciation of production equipment, except for gas plants and related facilities, is provided on accumulated net book value using the unit of production method based on estimated proven petroleum and natural gas reserves, before royalties, as determined by independent engineers. For purposes of the depletion calculation, proven petroleum and natural gas reserves are converted to a common unit of measure on the energy equivalent basis of one barrel of oil or liquids being equal to six thousand cubic feet of natural gas. Depreciation of gas plants and related facilities is calculated on a straight line basis over an average eighteen year term.

The depletion and depreciation cost base includes capitalized costs, less costs of unproven properties, plus a provision for future development costs of proven undeveloped reserves.

The net carrying value of the Company's petroleum and natural gas properties is limited to an ultimate recoverable amount. This amount is the aggregate of estimated future net revenues from proven reserves and the costs of unproven properties, net of impairment allowances, less future estimated production costs, general and administration costs, financing costs, site restoration and abandonment costs, and income taxes. Future net revenues are estimated using prices and costs without escalation or discounting, and the income tax and Alberta Royalty Tax Credit legislation in effect at the year end.

FUTURE ABANDONMENT AND SITE RESTORATION COSTS

The estimated cost of future abandonment and site restoration is based on the current cost and the anticipated method and extent of site restoration in accordance with existing legislation and industry practice. The annual charge is provided for on a unit of production basis for all properties except for gas plants for which the annual charge is calculated on a straight line basis over the estimated remaining life of the plants. Actual site restoration expenditures are charged to the accumulated liability account as incurred.

OTHER ASSETS

Furniture, leasehold improvements, computer hardware, software and office equipment are carried at cost and are depreciated over the estimated useful life of the assets at rates varying between 20 percent and 30 percent, on a declining balance basis.

MEASUREMENT UNCERTAINTY

The amounts recorded for depletion and depreciation of property and equipment and the provision for abandonment and site restoration are based on estimates. The ceiling test calculation is based on estimates of proven reserves, production rates, oil and natural gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates could be significant.

JOINT OPERATIONS

Substantially all of the Company's exploration and development activities are conducted jointly with others, and accordingly the financial statements reflect only the Company's proportionate interest in such activities.

CASH AND CASH EQUIVALENTS

Cash equivalents consist primarily of highly liquid money market securities that are readily convertible into cash. Cash equivalents are carried at cost plus accrued interest which approximates market value.

INCOME TAXES

The Company follows the deferral method of accounting for income taxes under which the income tax provision is based on the earnings reported in the accounts. Under this method, the Company provides for deferred income taxes to the extent that income taxes otherwise payable are reduced by exploration and development costs and capital cost allowance in excess of the depletion and depreciation provisions recorded in the accounts.

FINANCIAL INSTRUMENTS

Financial instruments of the Company consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, long-term debt and forward commodity sales contracts. As at December 31, 1999 and 1998, there were no significant differences between the carrying amounts of these financial instruments reported on the balance sheet and their estimated fair values.

The Corporation also from time to time employs financial instruments to manage its exposure to commodity prices. These instruments are not used for speculative trading purposes.

         Gains and losses on commodity price hedges are included in revenues upon the sale of the related production provided there is reasonable assurance that the hedge is and will continue to be effective.

3. PROPERTY AND EQUIPMENT

                                      Accumulated
1999                                  depletion and   Net
($)                        Cost       depreciation    Book value
-----------------------------------------------------------------
Petroleum and
natural gas
properties               54,879,522    12,370,865     42,508,657

Gas plants and
related facilities        4,494,066       792,833      3,701,233

Other assets                499,942       272,333        227,609
-----------------------------------------------------------------
                         59,873,530    13,436,031     46,437,499
-----------------------------------------------------------------

1998
-----------------------------------------------------------------
Petroleum and
natural gas
 properties              43,454,166     6,273,979     37,180,187

Gas plants and
related facilities        4,215,446       684,920      3,530,526

Other assets                433,789       194,172        239,617
-----------------------------------------------------------------
                         48,103,401     7,153,071     40,950,330
-----------------------------------------------------------------



Undeveloped property costs of $7,365,579 at December 31, 1999 (1998 -$4,455,137) have been excluded from the depletion and ceiling test calculations.

4. LONG-TERM DEBT

At December 31, 1999, the Company had an operating credit facility with a Canadian chartered bank with a maximum limit of $23,000,000. Under the facility, loan advances bear interest at bank prime plus one-eighth percent or, if bankers' acceptances are utilized, current bankers' acceptance rate plus one and one-eighth percent. Loan advances are supported by a first floating charge demand debenture in the amount of $25,000,000 covering all the assets of the Company.

While the facility is demand in nature, the bank has stated that it is not its intention to call for repayment before December 31, 2000 provided there is no adverse change in the financial position of the Corporation. Accordingly, the loan has been classified as long term.

At December 31, 1999, the effective interest rate on the facility was 6.7 percent (1998-6.2 percent). Interest paid for the years ended December 31, 1999 and 1998 approximates interest expense in each year.

5. SHARE CAPITAL

AUTHORIZED

Unlimited number of common shares without nominal or par value.

ISSUED


ISSUED
                                  Number of shares     $ amount
----------------------------------------------------------------
BALANCE, DECEMBER 31, 1997               7,698,091   11,903,337
Issued on exercise of
stock options                                6,250       15,250
Issued for cash,
net of costs (ii)                        5,000,000   15,711,839
----------------------------------------------------------------
BALANCE, DECEMBER 31, 1998              12,704,341   27,630,426
Shares cancelled pursuant to
issuer bid                                (44,600)     (78,056)
----------------------------------------------------------------
BALANCE, DECEMBER 31, 1999              12,659,741   27,552,370
----------------------------------------------------------------


 (i) On May 20, 1999, the Company's shareholders approved the consolidation of the share capital of the Corporation on the basis of one common share for each ten common shares outstanding. All common share and per share amounts have been reflected on a post consolidation basis.

(ii) In July, 1998, the Company issued 5,000,000 common shares at $3.20 per share for gross proceeds of $16,000,000. Abraxas Petroleum Corporation ("Abraxas") acquired 2,500,000 of these shares. Costs of the issue totaled $514,571 and have been recorded net of the associated $226,410 deferred tax benefit.

STOCK OPTIONS

Under the Company's stock option plan, a maximum of 1,265,000 common shares are reserved for issuance. The options expire five years from the grant date and are exercisable equally over four years commencing one year after the grant date. No compensation expense is recognized when stock options are issued or exercised.

The following is a continuity of stock options outstanding for which common shares have been reserved for issuance:


                                                        Weighted
                                                         average
                                                          option
                                Number of shares       price ($)
-----------------------------------------------------------------
BALANCE DECEMBER 31, 1997              667,287              3.10
Granted                                271,154              3.53
Exercised                               (6,250)             2.44
Cancelled                              (34,375)             5.00
-----------------------------------------------------------------
BALANCE DECEMBER 31, 1998              897,816              3.20
Granted                                328,470              1.91
Cancelled                             (192,571)             2.83
BALANCE DECEMBER 31, 1999            1,033,715              2.84
-----------------------------------------------------------------



                                            Weighted
           Options             Options       Average      Expiry
       outstanding         exercisable  option price        date
-----------------------------------------------------------------
            23,062              23,062         $2.12        2000
           424,030             318,023         $2.55        2001
           111,375              55,688         $4.48        2002
           249,278              62,320         $3.53        2003
           225,970                  --         $1.87        2004
-----------------------------------------------------------------
         1,033,715
-----------------------------------------------------------------


6. PROVISION FOR INCOME TAXES

Income taxes recorded on the statement of earnings and retained earnings differ from the tax calculated by applying the combined statutory Canadian corporate and provincial income tax rate as follows:


($)                                             1999        1998
-----------------------------------------------------------------
Calculated income tax expense
at 44.6%                                     752,237      34,242
INCREASE (DECREASE) IN
INCOME TAX RESULTING
FROM :
Non-deductible crown royalties
and other
charges, net of
Alberta Royalty Tax Credit                   754,692     320,406
Resource allowance                        (1,174,140)   (552,130)
Non-deductible depletion
and depreciation                              43,472      34,492
Deferred tax benefits
not recognized                                    --     162,990
Recognition of deferred
 tax benefits not                           (147,000)         --
-----------------------------------------------------------------
                                             229,261          --
Large corporation tax                        109,686      68,129
-----------------------------------------------------------------
Income tax provision                         338,947      68,129
-----------------------------------------------------------------


Taxes paid for the years ended December 31, 1999 and 1998 approximate large corporations tax expense in each year.

As at December 31, 1999, the Company has exploration and development costs, undepreciated capital costs and unamortized share issue costs available for deduction against future taxable income in the following approximate amounts:


                                                      $ amount
---------------------------------------------------------------
Canadian oil and gas property expense               23,280,000
Canadian development expense                         3,650,000
Canadian exploration expense                         6,830,000
Undepreciated capital cost                           8,220,000
Non-capital losses                                   1,249,000
Unamortized share issue costs                          605,000
---------------------------------------------------------------
                                                    43,834,000
---------------------------------------------------------------


7. PER SHARE AMOUNTS

The calculation of earnings per share and cash flow from operations per share is based on the weighted average number of common shares outstanding during the year ended December 31, 1999 of 12,695,313 (1998-9,809,661). The fully diluted weighted average number of common shares outstanding during the year ended December 31, 1999 is 13,681,195 (1998 -The effect of any potential common share issuances was antidilutive).

Cash flow from operations per share is based on cash flow from operations before changes in non-cash working capital items.

8. RELATED PARTY TRANSACTIONS

The Company manages the assets and operations of Canadian Abraxas Petroleum Limited ("Canaxas") pursuant to a Management Agreement dated November 12,1996. Canaxas is a wholly-owned subsidiary of Abraxas. As at December 31, 1999 Abraxas owns 46.0 percent of the common shares of the Company and Canaxas owns 2.7 percent of the common shares of the Company.

The aggregate common costs of operations and administration of the Canaxas' and the Company's assets are shared on a pro rata basis, based on revenue.

Amounts due to and from these related parties at December 31, 1999 and 1998 are non-interest bearing, are not collateralized and are due on demand as follows:


($)                                            1999        1998
----------------------------------------------------------------
Due to Canaxas                              289,815   1,361,193
----------------------------------------------------------------


In July 1999, the Corporation purchased undeveloped property from a wholly-owned subsidiary of Canaxas for a total cost of $3,421,000. As a result of this acquisition, the Corporation is committed to spend $6,000,000 prior to June 30, 2002 pursuant to the terms of a farm-in agreement between the Corporation and the wholly-owned subsidiary of Canaxas.

9. COMPARATIVE FIGURES

In 1999, the Corporation adopted, on a retroactive basis, the requirements of the Canadian Institute of Chartered Accountants as they relate to the presentation of the cash flow statement.


                                                         1999           1998
       1997         1996       1995
--------------------------------------------------------------------------------
-------------------------------------
FINANCIAL ($)
Revenue                                            15,426,519      8,797,181
  2,448,269      739,426    722,119
Net earnings                                        1,346,928          8,646
    556,125      247,595   (684,023)
Per share                                                0.11             --
       0.08         0.04      (0.33)
Cash flow from operations                           8,238,687      4,371,755
  1,079,991      470,664    244,778
Per share                                                0.65           0.45
       0.16         0.08       0.12
Property and equipment
capital expenditures                               10,737,146      7,049,278
  1,897,671      504,635    645,358
Acquisitions                                        3,661,485     21,926,628
 15,840,716           --         --
Dispositions                                        2,628,502      1,196,250
  1,404,005       17,585     79,160

Total assets                                       50,540,766     45,694,184
 21,371,743    6,068,103  1,638,486
Working capital (deficiency)                       (4,013,630)    (2,498,741)
 (1,567,694)   4,473,863    432,301
Long term debt                                     12,065,824      9,971,215
  2,995,040           --         --
Shareholders' equity                               29,464,069     28,195,197
 12,459,462    5,685,543  1,361,948

Shares outstanding
Weighted for year                                  12,695,313      9,809,661
  6,574,708    6,102,875  2,045,500
Year-end balance                                   12,659,741     12,704,341
  7,698,091    6,136,500  2,045,500
--------------------------------------------------------------------------------
-------------------------------------

OPERATIONS
Production
    Natural Gas (MMcf/d)                                 15.3             10
        1.7           --         --
    Oil and NGLs (Bbl/d)                                  176            185
         87           80         95
    Boe/d                                               1,707          1,187
        260           80         95
Reserves - Natural Gas (Bcf)
    Proven                                               28.3           36.2
       11.2           --         --
    Probable                                              7.3            6.6
        2.4           --         --
Reserves - Oil and NGLs (Mbbl)
    Proven                                                380            671
        339          135        165
    Probable                                               39             54
         31            7         13
Undeveloped land
    Gross acres                                     1,024,190        439,782
    402,246          n/a        n/a
    Net acres                                         264,516        127,900
     58,505          n/a        n/a
Wells drilled
    Gross                                                  21             26
         14          n/a        n/a
    Net                                                   6.7            6.7
        2.0          n/a        n/a



All per share calculations have taken account of the consolidation of one common share for ten shares outstanding, which was effective in May 1999

                                  ANNEX B-3

   GREY WOLF MANAGEMENT'S DISCUSSION AND ANALYSIS FROM 1999 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Grey Wolf achieved record average production in 1999, leading to record cash flow and net earnings. The strong operational results were supported by conservative financial management. Capital expenditures for exploration and development were funded by cash flow and property disposition proceeds.

PRODUCTION

Grey Wolf increased 1999 production volumes by 44 percent to 1,707 barrels of oil equivalent per day (Boe/d) compared with 1,187 Boe/d in 1998. The increase was mainly due to the full year impact of the acquisition of producing properties on July 1, 1998. The year-end exit production rate for the Company was 1,688 Boe/d, down 10 percent from 1,885 Boe/d at year-end 1998. The decrease was a result of the sale of 160 Boe/d of minor properties in early 1999 and the sale of an interest at the Bellis area of Alberta at mid-year. The production increase from drilling and recompletions more than offset normal production declines.

Average natural gas production in 1999 climbed 53 percent to 15.3 million cubic feet per day (MMcf/d) from 10.0 MMcf/d in 1998. Natural gas liquids (NGLs) production increased 10 percent to 136 Boe/d while crude oil production decreased 34 percent to 40 Boe/d in 1999 from 61 Boe/d in 1998. The Company's production remains heavily concentrated on natural gas and NGLs which account for 98 percent of total production, up from 95 percent in 1998.

REVENUE

---------------------------------------------------
REVENUE ANALYSIS
---------------------------------------------------
($ thousands)                  1999    1998   1997
---------------------------------------------------
Natural Gas                  13,479   7,291  1,399
Crude oil and NGLs            1,296   1,026    733
Processing                      652     480    316
---------------------------------------------------
                             15,427   8,797  2,448
---------------------------------------------------

Total oil and gas revenues in 1999 were $15.4 million, up 75 percent from the $8.8 million reported in 1998. The increase was due to the combination of higher production volumes and higher commodity prices, with a 59 percent, or $3.9 million, increase in production volume sales and a 41 percent, or $2.7 million, increase in commodity prices.

The average natural gas price for 1999 was up 21 percent to $2.41 per thousand cubic feet (Mcf) compared with $1.99 per Mcf in 1998. The average price received in 1999 for oil and NGLs was $20.09 per barrel, up 32 percent from $15.18 per barrel in 1998.

The 1999 gross revenues included $652 thousand (1998-$481 thousand) related to processing, gathering and road use fees charged to third parties.

NATURAL GAS: VOLUME AND PRICE

-----------------------------------------------------------
                                1999                  1998

(average volume)     MMcf/d    $/Mcf     MMcf/d      $/Mcf
-----------------------------------------------------------
First Quarter          16.5     2.05        4.7       1.76
Second Quarter         16.3     2.12        5.0       1.86
Third Quarter          14.9     2.67       14.8       1.89
Fourth Quarter         13.8     2.81       15.1       2.19
-----------------------------------------------------------
Annual average         15.3     2.41       10.0       1.99
-----------------------------------------------------------

-----------------------------------------------------------
CRUDE OIL AND NGLS: VOLUME AND PRICE
-----------------------------------------------------------
                                1999                  1998
-----------------------------------------------------------
(average volume)      Bbl/d    $/Bbl      Bbl/d      $/Bbl
-----------------------------------------------------------
First Quarter           189    12.55        126      15.46
Second Quarter          193    15.76        124      15.76
Third Quarter           156    22.65        288      14.98
Fourth Quarter          165    29.01        205      15.10
-----------------------------------------------------------
Annual average          176    20.09        185      15.18
-----------------------------------------------------------

ROYALTIES

The Company's gross royalty rate, before the Alberta Royalty Tax Credit (ARTC), as a percentage of total gross revenues was 25.4 percent in 1999, an increase from 17.1 percent in 1998. The majority of the increase was due to higher gas Crown royalty rates, which are formulated to increase progressively with higher natural gas prices. The 21 percent increase in natural gas prices during 1999 was the major reason for the increase in total royalties. To a lesser extent, certain wells came on-stream in 1999 with overriding royalty burdens that contributed to the higher royalty in 1999.

The ARTC entitlements increased 186 percent to $1.4 million in 1999 from $486 thousand in 1998. The increase was a result of more qualified wells acquired in the previous year, new wells that came on production during 1999, and an increase in gas production.

------------------------------------------------------
ROYALTIES
------------------------------------------------------
($ thousands)                       1999   1998  1997
------------------------------------------------------
Crown royalties                    3,016  1,149   355
Other royalties                      739    272    65
Alberta Royalty Tax Credit        (1392)  (486)  (63)
------------------------------------------------------
Net royalties                      2,363    935   357
------------------------------------------------------
Average corporate royalty rate       16%    11%   17%
------------------------------------------------------


EXPENSES

Operating costs of $3.2 million were up 36 percent over 1998. On a Boe basis, operating costs for the year amounted to $5.19, down from $5.48 in 1998. The divestiture of minor properties resulted in an improvement in operating cost structure.


------------------------------------------------------
OPERATING EXPENSES

($ thousands)                 1999    1998       1997
------------------------------------------------------
Operating expenses           3,236   2,373       688
Net operating
   expenses per Boe           5.19    5.48       7.24
------------------------------------------------------

On a Boe basis, general and administrative (G&A) expenses were down slightly to $1.45 in 1999 from $1.48 in the prior year. In total, G&A expenses were up 41 percent to $903 thousand. The increase was mainly due to the increase in production and capital expenditure activities in 1999. The Company maintains its G&A sharing arrangement with its affiliate, Canadian Abraxas Petroleum Limited, on the basis of respective net revenues. In 1999, the portion of total G&A paid by Grey Wolf was 21 percent, which was comparable to the 22 percent paid in 1998.

------------------------------------------------------
GENERAL AND ADMINISTRATIVE EXPENSES

($ thousands)                      1999    1998    1997
--------------------------------------------------------
Gross general and
administrative expenses          3,726   2,245     888
Operating recoveries            (2,823) (1,603)   (573)
--------------------------------------------------------
Net general and
administrative expenses             903     642     315
--------------------------------------------------------
Net general and
administrative expenses per Boe    1.45    1.48    3.31
--------------------------------------------------------


Interest expense increased 41 percent to $576 thousand from $408 thousand reported in 1998. The increase was primarily due to the increase in outstanding bank debt. The Company's bank loan increased 21 percent to $12.1 million at year-end 1999. The Company continues to utilize the banker acceptance (BA) form of bank financing. Using BAs has saved the Company an average of 45 basis points when compared with conventional bank loan financing.

------------------------------------------------------
INTEREST EXPENSE

($ thousands)                  1999     1998     1997
------------------------------------------------------
Interest Expense                576      408       79
Bank debt, December 31       12,066    9,971    2,995
Debt-to-cash flow ratio        1.46     2.28     2.77
------------------------------------------------------

Total production volumes increased by 44 percent in 1999 on a Boe basis, resulting in a 53 percent increase in depletion, depreciation and site restoration expense to $6.7 million from $4.4 million in 1998. The disproportionate increase in percentage was due to higher finding costs and revisions to proven reserves in 1999. Excluding gas plant and office equipment depreciation expense of $186 thousand and site restoration expense of $400 thousand, depletion expense was $9.78 per Boe compared to $9.22 per Boe in 1998.

The significant increase in net earnings has resulted in a provision for deferred income tax of $229 thousand in 1999. Capital tax for 1999 amounted to $110 thousand, up marginally from the $68 thousand recorded in 1998. The capital tax increase was mainly due to the increased level of invested capital. Grey Wolf has total tax pools of $43.8 million, which are available to reduce future years' income for income tax purposes.

NETBACKS

The netbacks for all products climbed 31 percent to $13.22 per Boe in 1999 from $10.09 per Boe in 1998. The increase was primarily due to an improvement in all commodity prices, offset by the resulting increase in royalties. The corporate expenses remained constant with the 1998 level and had no impact on 1999 netbacks.

------------------------------------------------------
NETBACKS

(BOE)                           1999     1998    1997
------------------------------------------------------
Revenue                        24.75    20.31   25.76
Royalties (net of ARTC)       (3.79)   (2.16)  (3.76)
Interest and other              ---      ---     1.02
Operating Costs               (5.19)   (5.48)  (7.24)
------------------------------------------------------
Operating netback              15.77    12.67   15.78
General and administrative    (1.45)   (1.48)  (3.31)
Interest on long-term debt    (0.92)   (0.94)  (0.83)
Large corporation tax         (0.18)   (0.16)  (0.27)
------------------------------------------------------
Corporate netback              13.22    10.09   11.37
------------------------------------------------------

CASH FLOW AND EARNINGS

Cash flow increased to $8.2 million ($0.65 per share), an 88 percent increase from $4.4 million ($0.45 per share) in 1998. Net earnings increased substantially in 1999 to $1.35 million or $0.11 per share (1998 - $9 thousand or nil per share). The increase in both cash flow and net earnings resulted primarily from the improvement in commodity prices and higher production volumes.

----------------------------------------------------
CASH FLOW AND EARNINGS

($ thousands, except per      1999     1998     1997
share)
----------------------------------------------------
Cash Flow                    8,239    4,372    1,080
Cash flow per share           0.65     0.45     0.16
Net earnings                 1,347        9      556
Net earnings per share        0.11        0     0.08
----------------------------------------------------

CAPITAL EXPENDITURES

During 1999, the majority of the $11.8 million total capital expenditures was expended on land, acquisitions and rentals. The Company spent $3.4 million to acquire significant undeveloped acreage from New Cache Petroleums Ltd. and $868 thousand for land at Widewater, Alberta. In 1998, the Company established new core areas for future expansion. As a result, the Company spent a total of $2.9 million in 1999 on exploratory drilling and seismic in the Northwest Territories, Chinchaga, Springburn and Widewater areas. Development expenditures of $2.0 million in 1999 was spent mostly on the Company's activities at Redwater, Thorhild, Radway and Nestow. As a part of the Company's rationalization program, Grey Wolf disposed of several non-core properties for a total consideration of $2.6 million. The Company acquired producing properties and additional interests in the gas plant at the Sundre/Caroline area for a total of $3.7 million, resulting in net production acquisitions of $1.0 million.

------------------------------------------------------
CAPITAL EXPENDITURES

($ thousands)               1999      1998       1997
------------------------------------------------------
Land                       4,625       304         29
Geological and
geophysical                  889     1,093        801
Exploration and
development costs          4,054     4,172        677
Production equipment
and facilities               864     1,358        302
------------------------------------------------------
Exploration and
development costs         10,432     6,927      1,809
Other corporate assets       305       123         88
Property acquisitions      3,662    21,926     15,841
Property dispositions     (2,629)   (1,196)    (1,404)
-----------------------------------------------------
Total capital
expenditures              11,770    27,780     16,334
-----------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

Cash flow of $8.2 million, together with disposition proceeds of $2.6 million, financed the Company's 1999 ongoing exploration and development activities. Acquisitions of $3.7 million were financed with incremental bank debt and working capital.

On May 20, 1999 the Company announced a normal issuer bid to purchase shares for cancellation of up to five percent of its outstanding shares. During 1999, the Company acquired and cancelled 44,600 shares pursuant to its issuer bid at an average price of $1.75 per share.

At December 31, 1999, Grey Wolf had a $23 million bank credit facility, of which $12.1 million had been utilized. Under the terms of the credit facility, this line of credit bears interest at the bank's prime rate plus one-eighth of one percent. The Company is not required to make any principal repayments during the next year. The year-end bank debt-to-cash flow was 1.46. The Company's goal is to maintain a cash flow multiple of less then 2.0 times.

                                    ANNEX B-4

                GREY WOLF FIRST QUARTER REPORT DATED MAY 17, 2001

                                    Q1 REPORT
                           GREY WOLF EXPLORATION INC.


       ----------------------------------------------------
-------------------------------------------------
                HIGHLIGHTS                                           Three
Months Ended March 31
       ---------------------------------------------------- ---------------
-------------- ------------------
                                                                  2001
 2000         % Change
       ---------------------------------------------------- ---------------
-------------- ------------------
       PRODUCTION
          Natural gas (Mmcf/d)                                    11.1
15.2             (27)
          Oil & natural gas liquids (Bbl/d)                        520
 173              201
       ---------------------------------------------------- ---------------
-------------- ------------------
          Total (6:1 Boe/d)                                      2,367
2,702             (12)
       ---------------------------------------------------- ---------------
-------------- ------------------
       PRICES
          Natural gas ($/Mcf)                                     9.53
2.92              226
          Oil & natural gas liquids ($/Bbl)                      43.91
32.82               34
       ---------------------------------------------------- ---------------
-------------- ------------------
       FINANCIAL ($000S EXCEPT PER SHARE AMOUNTS)
          Oil & natural gas revenue                             11,667
4,692              149
          Net earnings                                           2,868
  37            7,651
          Net earnings per share                                  0.23
   -                -
          Cash flow from operations                              7,365
2,245              228
          Cash flow from operations per share                     0.58
0.18              222
          Capital expenditures                                   6,486
2,993              117
          Dispositions                                              18
  17                6
       ---------------------------------------------------- ---------------
-------------- ------------------


REPORT TO SHAREHOLDERS

Sustained industry-wide higher commodity prices have resulted in record cash flow and earnings for Grey Wolf for the first quarter of 2001. The Company's cash flow rose to $7.4 million ($0.58 per share), a 228% increase over the same quarter in 2000, while net earnings amounted to $2.9 million ($0.23 per share) compared to $37 thousand last year.

OPERATIONS

During the first quarter of 2001, 3D seismic programs have been completed in the Company's focus areas of Caroline, Pouce Coupe and Ladyfern. Initial interpretation of all three seismic programs has yielded drilling locations in each of these areas. At Caroline, an up-hole completion of a well drilled in the fall of 2000 together with recompletions of new productive zones in two other wells was successful. To handle approximately 4.8 million cubic feet per day ("Mmcf/d") of new production, gas gathering lines and plant expansion were also completed in the area. Grey Wolf completed a natural gas well in Pouce Coupe with initial daily production of 4.6 Mmcf/d of natural gas and 160 barrels per day ("Bbl/d") of NGLs. In the Valhalla area, the Company participated in the unsuccessful drilling of a Montney zone natural gas well (38% Company working interest). Subsequent to the end of the quarter, a 15 mile pipeline was completed to take production from Pouce Coupe to the Company's gas plant at Valhalla.

FINANCIAL

For the first quarter of 2001, revenues were up 149% to $11.7 million due to increased commodity prices offsetting a 12% decline in production. At $9.53 per thousand cubic feet of natural gas and $43.91 per barrel of crude oil and natural gas liquids ("NGLs"), the Company received a 226% increase in natural gas prices and a 34% increase in crude oil and NGLs prices over the same period in 2000. Daily production for the first three months of 2001 amounted to 11.1 Mmcf/d of natural gas and 520 Bbl/d of crude oil and NGLs. The production decline was due to normal field production declines and the loss of natural gas production due to reservoir water invasion in Nestow, Alberta offset by new natural gas and NGLs production from Pouce Coupe, Alberta. Current production levels are now at 12.4 Mmcf/d for natural gas and 500 Bbl/d for crude oil and NGLs.

With higher commodity prices, the net royalty rate has increased from 23% to 25% of oil and natural gas revenues. Operating costs of $754 thousand for the first quarter of 2001 are lower by 9% compared to the same period in 2000, but up 4% to $3.54 per barrel of oil equivalent produced, on a 6:1 basis. General administration costs are $436 thousand up from $281 thousand last year as a result of staff incentive bonus payments and costs related to the evaluation of the proposed share exchange proposal by Grey Wolf's major shareholder, Abraxas Petroleum Corporation. Interest costs of $160 thousand are down from $209 thousand in 2000 due to reduced average debt outstanding during the period. Depletion and depreciation expense are relatively unchanged as lower production levels were offset by higher depletion and depreciation rates due to increased seismic costs in the first quarter of 2001.

During the first three months of 2001, Grey Wolf invested $6.5 million in oil and natural gas land purchases, seismic programs, drilling operations and facilities construction. These capital expenditures were entirely funded by cash flow.

OUTLOOK

Drilling activity in Caroline and Pouce Coupe areas is expected to recommence at the end of the second quarter, with one rig drilling continuously in each area throughout the balance of the year. Based on continued current commodity price levels, 2001 cash flow is expected to exceed $24 million ($1.88 per share). At this level of cash flow, all capital expenditures will be funded through internally generated cash flow.

On behalf of the Board of Directors,

"Robert L.G. Watson" (signed)
Robert L.G. Watson
Chairman & CEO
May 10, 2001


       ----------------------------------------------------
----------------------------------------
       STATEMENT OF EARNINGS AND RETAINED EARNINGS                Three Months
Ended March 31
       ----------------------------------------------------
----------------------------------------
       ($000S)                                                       2001
       2000
       ---------------------------------------------------- ------------------
---------------------
       REVENUE
                Petroleum and natural gas sales                   $11,667
    $ 4,692
                Royalties, net of ARTC                             (2,927)
     (1,100)
       ---------------------------------------------------- ------------------
---------------------
                                                                    8,740
      3,592
       ==================================================== ==================
=====================
       EXPENSES
                Production                                            754
        830
                General and administrative                            436
        281
                Interest on long-term debt                            160
        209
                Depletion and depreciation                          2,091
      2,124
       ---------------------------------------------------- ------------------
---------------------
                                                                    3,441
      3,444
       ==================================================== ==================
=====================
       Earnings before taxes                                        5,299
        148
       Provision for taxes
                Capital taxes                                          25
         27
                Future income taxes                                 2,406
         84
       ---------------------------------------------------- ------------------
---------------------
       Net earnings                                                 2,868
         37
       Retained earnings,         beginning of period               5,290
      1,912
       Adoption of new accounting income tax standard                   -
       (562)
       ==================================================== ==================
=====================
       Retained earnings,         end of period                   $ 8,158
    $ 1,387
       ==================================================== ==================
=====================
       Weighted average number of shares outstanding               12,666
     12,660
       ==================================================== ==================
=====================
       Net earnings per share                                       0.23
          -
       Diluted net earnings per share                               0.22
          -
       ==================================================== ==================
=====================



        STATEMENT OF CASH FLOW                                   THREE MONTHS
ENDED MARCH 31
      ---------------------------------------------------
-----------------------------------------
        ($000S)                                                     2001
       2000
      --------------------------------------------------- -------------------
---------------------
        OPERATING ACTIVITIES
           Net earnings                                          $ 2,868
 $       37
           Depletion and depreciation                              2,091
      2,124
           Future income taxes                                     2,406
         84
      --------------------------------------------------- -------------------
---------------------
           Cash flow from operations                               7,365
      2,245
           Changes in non-cash working capital items              (2,186)
       (799)
      --------------------------------------------------- -------------------
---------------------
                                                                   5,179
      1,446
      --------------------------------------------------- -------------------
---------------------
        FINANCING ACTIVITIES
           Long term debt                                          1,247
      1,530
           Issue of shares, net of costs                              12
          -
      --------------------------------------------------- -------------------
---------------------
                                                                   1,259
      1,530
      --------------------------------------------------- -------------------
---------------------
           Total cash resources provided                           6,438
      2,976
      --------------------------------------------------- -------------------
---------------------
        INVESTING ACTIVITIES
           Site restoration incurred                                 (30)
          -
           Property, plant and equipment                           6,486
      2,993
           Sale of property, plant and equipment                     (18)
        (17)
      --------------------------------------------------- -------------------
---------------------
                                                                   6,438
      2,976
      --------------------------------------------------- -------------------
---------------------
        Decrease in cash                                               -
          -
        Cash, beginning of period                                      -
          -
      --------------------------------------------------- -------------------
---------------------
        Cash, end of period                                  $         -
$          -
      =================================================== ===================
=====================
        Cash flow from operations per share                            0.58
          0.18
        Diluted cash flow from operations per share                    0.57
          0.17
      =================================================== ===================
=====================





--------------------------------------------------------------------------------
---------------------------------
      BALANCE SHEET

--------------------------------------------------------------------------------
---------------------------------
                                                              MARCH 31,
 December 31,           March 31
      ($000S)                                                    2001
     2000                 2000
      --------------------------------------------------- -------------------
--------------------- -------------------
      ASSETS
         Current assets
           Accounts receivable                                  $11,432
   $  9,815               $5,290
      --------------------------------------------------- -------------------
--------------------- -------------------

                           5,290

         Property, plant and equipment                           59,209
     54,782               47,383
      --------------------------------------------------- -------------------
--------------------- -------------------
                                                                $70,641
    $64,597              $52,673
      =================================================== ===================
===================== ===================
      LIABILITIES AND SHAREHOLDERS' EQUITY
         Current liabilities
           Accounts payable                                     $15,196
    $15,764             $  8,504

         Long-term debt                                          13,040
     11,793               13,596
         Future site restoration                                    977
        898                  985
         Future income taxes                                      5,703
      3,297                  649
      --------------------------------------------------- -------------------
--------------------- -------------------
                                                                 34,916
     31,752               23,734
      --------------------------------------------------- -------------------
--------------------- -------------------
         Shareholders' equity
           Share capital                                         27,567
     27,555               27,552
           Retained earnings                                      8,158
      5,290                1,387
      --------------------------------------------------- -------------------
--------------------- -------------------
                                                                 35,725
     32,845               28,939
      --------------------------------------------------- -------------------
--------------------- -------------------
                                                                $70,641
    $64,597              $52,673
      =================================================== ===================
===================== ===================
      Shares outstanding                                         12,667
     12,662               12,660
      =================================================== ===================
===================== ===================


NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2001

ACCOUNTING POLICIES

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments for a normal and recurring nature necessary to present fairly Grey Wolf's financial position at March 31, 2001 and the results of its operations and its cash flows for the three month periods ended March 31, 2001 and 2000. The results of operations and cash flows are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2001.

The accounting policies followed by Grey Wolf are set forth in Note 1 to the audited consolidated financial statements included in the Corporation's 2000 Annual Information Form except for the following:

ACCOUNTING CHANGE

Effective the first quarter of 2001, the Company retroactively adopted recommendations of the CICA Handbook section 3500 regarding earnings per share. Under the revised standard, the treasury stock method is used instead of the current imputed earnings approach for determining the dilutive effect of options issued.

RESTATEMENT

Certain comparative amounts in 2000 have been restated to conform to the presentation adopted in 2001.

OFFICERS AND MANAGEMENT                      HEAD OFFICE

Robert L.G. Watson                           Grey Wolf Exploration Inc.
Chairman of the Board & CEO                  Suite 1600, Bow Valley Square III
                                             255 - 5 Avenue S.W.
James K. Wilson                              Calgary, Alberta    T2P 3G6
Senior Vice President & CFO
                                             Tel:     (403) 262-1949
Vincent J. Tkachyk                           Fax:     (403) 262-1969
Vice president, Operations
                                             Email:   info@greywolf.ca
Francis Cheung                               Website:  www.greywolf.ca
Controller

Tom Zuorro
Senior Manager, Land & Contracts

Doug Carter
Manager, Production & Facilities

Mike Fabi
Manager, Engineering & Joint Venture

Glen Glass
Manager, Drilling & Completions

Bob Johnson
Manager, Exploration

Debbie Wozny
Assistant Secretary


Grey Wolf is a Canadian junior oil and natural gas exploration and production company, which trades on The Toronto Stock Exchange under the ticker symbol GWX. For further information please contact Jim Wilson, Senior Vice President & CFO at (403)262-1949 of fax (403)262-1969.

                                    ANNEX B-5

            MANAGEMENT PROXY/INFORMATION CIRCULAR DATED MAY 17, 2001

                           GREY WOLF EXPLORATION INC.

                            MANAGEMENT PROXY CIRCULAR
                                     FOR THE
                                 ANNUAL MEETING
                           OF HOLDERS OF COMMON SHARES
                           TO BE HELD ON JUNE 28, 2001


                             SOLICITATION OF PROXIES

         THIS MANAGEMENT PROXY CIRCULAR (THE "CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY MANAGEMENT OF GREY WOLF EXPLORATION INC. (THE "CORPORATION" OR "GREY WOLF") OF PROXIES TO BE USED AT THE ANNUAL MEETING (THE "MEETING") OF THE HOLDERS OF COMMON SHARES OF THE CORPORATION (THE "SHAREHOLDERS") TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND IN THIS CIRCULAR. Solicitation of proxies will be primarily by mail but may also be undertaken by way of telephone, facsimile or oral communication by the directors and officers of the Corporation, at no additional compensation. The cost of the solicitation of proxies will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

         The management designees named in the accompanying Instrument of Proxy are directors and/or officers of the Corporation. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OR CORPORATION (WHO NEED NOT BE A SHAREHOLDER), OTHER THAN THE MANAGEMENT DESIGNEES NAMED IN THE ACCOMPANYING INSTRUMENT OF PROXY, TO REPRESENT SUCH SHAREHOLDER AT THE MEETING. To exercise this right, the names of the persons designated by management should be crossed out and the name of the Shareholder's appointee should be legibly printed in the blank space provided. Alternatively, a Shareholder may complete another appropriate form of proxy. The Instrument of Proxy or such other appropriate form of proxy as may be used by a Shareholder will not be valid unless it is received by Valiant Corporate Trust Company, 510, 550 - 6th Avenue S.W., Calgary, Alberta, T2P 0S2, not less than forty-eight (48) hours before the time of the Meeting or any adjournment thereof.

         A Shareholder who has submitted an Instrument of Proxy or another appropriate form of proxy, as the case may be, may revoke it by an instrument in writing signed by the Shareholder or by an authorized attorney thereof, or, if the Shareholder is a corporation, by a duly authorized officer thereof, and mailed to or deposited with either: (i) Valiant Corporate Trust Company, 510, 550 - 6th Avenue S.W., Calgary, Alberta, T2P 0S2, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof; or (ii) with the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment thereof. In addition, an Instrument of Proxy or another appropriate form of proxy, as the case may be, may be revoked: (i) by the Shareholder personally attending the Meeting and voting the securities represented thereby or, if the Shareholder is a corporation, by a representative of the corporation attending the Meeting and voting such securities; or (ii) in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXIES

         The persons named in the accompanying Instrument of Proxy will vote or withhold from voting the shares in respect of which they are appointed, on any ballot that may be called for, in accordance with the direction of the Shareholder appointing them and if the Shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. IN THE ABSENCE OF SUCH DIRECTION, THE RELEVANT SHARES WILL BE VOTED FOR ALL MATTERS REFERRED TO IN THE INSTRUMENT OF PROXY. The accompanying Instrument of Proxy confers discretionary authority upon the persons named therein with respect to amendments to, or variations of, the matters identified in the Notice of Annual Meeting and with respect to such other matters that may properly come before the Meeting. As at the date hereof, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

SIGNATURE

         The Instrument of Proxy must be signed by the Shareholder or his duly appointed attorney authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer thereof. If the Instrument of Proxy is signed by a person acting as attorney or in some other representative capacity (including a representative of a corporate Shareholder), that person should indicate his capacity (following his signature) and should be accompanied by the appropriate documentation evidencing qualification and authority to act (unless such documentation has been previously filed with the Corporation).

          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

VOTING OF COMMON SHARES - GENERAL

         As at the date hereof, 12,794,286 common shares without nominal or par value of the Corporation are issued and outstanding, each such share carrying the right to one vote. The record date for the determination of shareholders entitled to vote at the Meeting is deemed to be the close of business on May 15, 2001 (the "Record Date"). Shareholders whose names have been entered on the register of shareholders as at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting; provided that, to the extent that a Shareholder transfers the ownership of any of his shares after the Record Date but before the Meeting and the transferee of those shares establishes that he owns such shares and demands not later than ten days before the Meeting that his name be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote such shares at the Meeting.

         A quorum of Shareholders at the Meeting will be present if at least two persons are present holding or representing not less than 5% of the common shares entitled to be voted at the Meeting.

VOTING OF COMMON SHARES - ADVICE TO BENEFICIAL HOLDERS

         THE FOLLOWING INFORMATION IS OF SIGNIFICANT IMPORTANCE TO THOSE SHAREHOLDERS WHO DO NOT HOLD COMMON SHARES OF THE CORPORATION IN THEIR OWN NAME. Shareholders who do not hold common shares of the Corporation in their own name (referred to in this Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of common shares will be recognized and acted upon at the Meeting. If shares are listed in an account statement provided to a Shareholder by a broker, then in many cases those shares will not be registered in the Shareholder's name on the records of the Corporation. Such shares will more likely be registered under the name of the Shareholder's broker or an agent or nominee of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms). Shares held by brokers or their agents or nominees can only be voted (for, withheld from voting or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares of

Beneficial Shareholders. THEREFORE, BENEFICIAL SHAREHOLDERS SHOULD ENSURE THAT INSTRUCTIONS RESPECTING THE VOTING OF THEIR SHARES ARE COMMUNICATED TO THE APPROPRIATE PERSON.

         Applicable regulatory policy requires brokers and their agents and nominees to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings. Each broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their shares are voted at the Meeting. Often, the Instrument of Proxy supplied to a Beneficial Shareholder by his broker (or the agent or nominee of the broker) is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the registered Shareholder (the broker or agent or nominee of the broker) on how to vote shares on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC"). IICC typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to IICC. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A BENEFICIAL SHAREHOLDER RECEIVING A PROXY WITH AN IICC STICKER ON IT CANNOT USE THAT PROXY TO VOTE SHARES DIRECTLY AT THE MEETING. THE PROXY MUST BE RETURNED TO IICC WELL IN ADVANCE OF THE MEETING IN ORDER TO HAVE THE SHARES VOTED.

         Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his broker (or agent or nominee of the broker), a Beneficial Shareholder may attend the Meeting as proxyholder for the registered Shareholder and vote the common shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their common shares as proxyholder for the registered Shareholder, should enter their own names in the blank space in the form of proxy provided to them by their broker and return the same to their broker (or the broker's agent or nominee) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

PRINCIPAL HOLDERS OF COMMON SHARES

         To the knowledge of the directors and senior officers of the Corporation, no person beneficially owns, directly or indirectly, or exercises control or direction over, common shares carrying more than 10% of the voting rights of the Corporation, except as follows:

                                                      NUMBER OF
PERCENTAGE OF OUTSTANDING COMMON
              NAME                                  COMMON SHARES
             SHARES
--------------------------------------    ----------------------------------
------------------------------------
Abraxas Petroleum Corporation                       6,190,481(1)
             48.4%(1)
("Abraxas")

Notes:

(1) Includes the 345,279 common shares (or 2.7%) held by its wholly-owned subsidiary, Canadian Abraxas Petroleum Limited ("Canaxas").

                              ELECTION OF DIRECTORS

         There are presently six directors of the Corporation, all of whose term of office expires at the Meeting. The board of directors of the Corporation (the "Board" or the "Board of Directors") has fixed the number of directors at six. Accordingly, it is proposed that the following six directors be elected to hold office until the next annual general meeting or until their successors are elected or appointed:

               Donald B. Copeland                  James C. Phelps
               John F. Curran, Q.C.                Richard M. Riggs
               Orval K. Horn                       Robert L.G. Watson


         UNLESS OTHERWISE DIRECTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE INSTRUMENT OF PROXY TO VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

         Information is given below with respect to each nominee for election as a director, including the length of time he has been a director of the Corporation. The statements below as to voting securities beneficially owned, directly or indirectly, or over which control or direction is exercised by the proposed director and his associates or affiliates, are based upon information furnished to the Corporation by the respective nominees.

================================== =================================
============================ ===================

                  NUMBER OF COMMON
    NAME AND MUNICIPALITY OF          OFFICE HELD AND TIME AS A
PRESENT PRINCIPAL             SHARES
            RESIDENCE                          DIRECTOR
OCCUPATION           BENEFICIALLY OWNED
---------------------------------- ---------------------------------
---------------------------- -------------------
Donald B. Copeland (1)(2)          Director since May 1996           Independent
oil and gas             54,175
Calgary, Alberta                                                     businessman
---------------------------------- ---------------------------------
---------------------------- -------------------
John F. Curran (1)(2)              Director since May 1996 and       Senior
Partner,                     10,450
Calgary, Alberta                   Secretary from May 1997 to        Bennett
Jones LLP,
                                   March 23, 2000                    Barristers
and Solicitors
---------------------------------- ---------------------------------
---------------------------- -------------------
Orval K. Horn                      Director since September 1997     Independent
oil and gas             16,850
Calgary, Alberta                                                     businessman
---------------------------------- ---------------------------------
---------------------------- -------------------
James C. Phelps (1)(2)(3)          Director since January 1996       Independent
oil and gas            237,937
San Antonio, Texas                                                   consultant
---------------------------------- ---------------------------------
---------------------------- -------------------
Richard M. Riggs                   Director since May 1996           Independent
oil and gas            182,937
San Antonio, Texas                                                   consultant
---------------------------------- ---------------------------------
---------------------------- -------------------
Robert L.G. Watson (2)(3)          Director, Chairman of the Board   Chairman,
President and            137,936
San Antonio, Texas                 and Chief Executive Officer       Chief
Executive Officer,
                                   since May 1996                    Abraxas
Petroleum
                                                                     Corporation
================================== =================================
============================ ===================

Notes:

(1) Member of the Audit Committee, a committee required by applicable legislation.
(2)   Member of the Compensation Committee.
(3)   Officer or Director of Abraxas Petroleum Corporation.

                       STATEMENT OF EXECUTIVE COMPENSATION

COMPENSATION OF NAMED EXECUTIVE OFFICERS

         The following table sets forth information concerning the total compensation paid during each of the last three fiscal years to the Chief Executive Officer of the Corporation and the Corporation's other executive officers who received total remuneration, determined on the basis of total annual salary and bonus, in excess of $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
================================================================================
========================================

                                                ANNUAL COMPENSATION
           LONG-TERM COMPENSATION

----------------------------------------------------------
--------------------------------
                             ------------ ------------ ------------
------------------- ----------------- --------------

         SECURITIES
                                                                       OTHER
ANNUAL      UNDER OPTIONS        LTIP
                             YEAR ENDED     SALARY        BONUS
COMPENSATION         GRANTED          PAYOUTS
NAME AND PRINCIPAL POSITION  DECEMBER 31      ($)          ($)             ($)
            (#)(1)          ($)(2)
---------------------------- ------------ ------------ ------------
------------------- ----------------- --------------
Robert L.G. Watson              2000                -         -
-                   -           -
Chairman of the                 1999                -         -
-               4,688           -
Board and Chief                 1998                -         -
-               6,730           -
Executive Officer
---------------------------- ------------ ------------ ------------
------------------- ----------------- --------------
James K. Wilson(3)              2000          140,561         -
10,964             100,000           -
Senior Vice President &         1999                -         -
-                   -           -
Chief Financial Officer         1998                -         -
-                   -           -
and Corporate Secretary
---------------------------- ------------ ------------ ------------
------------------- ----------------- --------------
Vincent J. Tkachyk              2000          162,500    20,000
13,104              32,188           -
Vice President, Operations      1999          150,000     6,571
12,600                   -           -
                                1998          135,000    12,840
13,022              15,000           -
---------------------------- ------------ ------------ ------------
------------------- ----------------- --------------
Donald A. Engle(4)              2000           58,333         -
267,279(5)                -           -
President                       1999          200,000         -
16,287                   -           -
                                1998          175,000    75,000
15,900              50,000           -
---------------------------- ------------ ------------ ------------
------------------- ----------------- --------------
Roger L. Bruton(4)              2000           58,333         -
276,672(5)                -           -
Executive Vice President        1999          200,000         -
15,394                   -           -
                                1998          175,000    75,000
16,120              50,000           -
============================ ============ ============ ============
=================== ================= ==============

Notes:

(1) The securities under options granted reflect the consolidation of common shares of the Corporation on a one-for-ten basis which was effective May 20, 1999.
(2) The Corporation does not have a long-term incentive plan pursuant to which cash or non-cash compensation was paid or distributed to any of the Named Executive Officers during the fiscal year ended December 31, 2000.
(3)      Mr. Wilson commenced employment with the Corporation in March, 2000.
(4) Messrs. Engle and Bruton resigned in their capacity as directors and officers in April, 2000.
(5) These amounts include all accrued but unpaid salary, savings plan payments, holiday pay and expenses through March 31, 2000, a retirement allowance, consulting fees, legal costs and a bonus.


OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2000

         The following table sets forth the options granted during the fiscal year ended December 31, 2000 to the Named Executive Officers. The Corporation has not granted any stock appreciation rights.

                           OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER
31, 2000
========================= ============= ================= ===============
===================== =====================
                           SECURITIES
MARKET VALUE OF
                             UNDER        % OF TOTAL
SECURITIES
                            OPTIONS     OPTIONS GRANTED      EXERCISE
UNDERLYING OPTIONS
                            GRANTED     TO EMPLOYEES IN       PRICE          ON
THE DATE OF          EXPIRATION
        NAME                 (#)(1)           2000         ($/SECURITY)    GRANT
($/SECURITY)           DATE
------------------------- ------------- ----------------- ---------------
--------------------- ---------------------
Robert L.G. Watson                 -           -                -
  -                     -
------------------------- ------------- ----------------- ---------------
--------------------- ---------------------
James K. Wilson              100,000           25              1.40
 1.40            March 13, 2005
------------------------- ------------- ----------------- ---------------
--------------------- ---------------------
Vincent J. Tkachyk             7,188            2              1.50
 1.50             April 8 2005
                              25,000            6              1.90
 1.90            August 21, 2005
------------------------- ------------- ----------------- ---------------
--------------------- ---------------------
Donald A. Engle                    -           -                -
  -                     -
------------------------- ------------- ----------------- ---------------
--------------------- ---------------------
Roger L. Bruton                    -           -                -
  -                     -
========================= ============= ================= ===============
===================== =====================

Note:

(1) The options have a five year term and are exercisable as to one-quarter on each of the first, second, third and fourth anniversary dates of the date of grant.


AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR ENDED DECEMBER 31, 2000 AND FISCAL YEAR END OPTION VALUES

         The following table sets forth the number and accrued value of unexercised stock options granted to the Named Executive Officers as at December 31, 2000. No stock options issued to the Named Executive Officers were exercised during the fiscal year ended December 31, 2000.


   AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR ENDED DECEMBER 31, 2000
AND FISCAL YEAR END OPTION VALUES
================================================================================
====================================

             VALUE OF UNEXERCISED

UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                       AT
DECEMBER 31, 2000   AT DECEMBER 31, 2000
                           SECURITIES ACQUIRED      AGGREGATE VALUE
EXERCISABLE/           EXERCISABLE/
                              ON EXERCISE             REALIZED
UNEXERCISABLE          UNEXERCISABLE
       NAME                       (#)                    ($)
(#)                  ($)(1)
------------------------ ---------------------- ----------------------
---------------------- ----------------------
Robert L. G. Watson                -                      -
84,537/6,882                0/0
------------------------ ---------------------- ----------------------
---------------------- ----------------------
James K. Wilson                    -                      -
0/100,000              0/85,000
------------------------ ---------------------- ----------------------
---------------------- ----------------------
Vincent J. Tkachyk                 -                      -
48,011/67,063            0/24,647
------------------------ ---------------------- ----------------------
---------------------- ----------------------
Donald A. Engle                    -                      -
-                      -
------------------------ ---------------------- ----------------------
---------------------- ----------------------
Roger L. Bruton                    -                      -
-                      -
======================== ====================== ======================
====================== ======================

Note:

(1) The value of unexercised in-the-money stock options has been determined by subtracting the exercise price at which common shares may be acquired pursuant to the option from the closing share price of $2.25 on December 29, 2000, and multiplying such difference by the number of common shares that may be acquired upon the exercise of the option.
(2) Messrs. Engle and Bruton resigned in their capacity as directors and officers in April, 2000. Their unexercised options expired in June, 2000.


TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

         Two executive officers of the Corporation have each entered into a change of control agreement with the Corporation. These agreements provide for a cash payment to each executive officer equal to two times his annual salary in the event of a change of control of the Corporation, Canaxas or Abraxas, coupled with a change in the employee's terms of employment, including without limitation, a change in responsibilities, duties, reporting relationship, compensation or benefits, or the executive officer is terminated by the Corporation other than for just cause, disability or death.. Payments pursuant to these agreements are to be shared according to the terms of a management agreement dated November 12, 1996, between the Corporation and Canaxas.

COMPOSITION OF THE COMPENSATION COMMITTEE

         Persons who served on the Corporation's compensation committee (the "Compensation Committee") during fiscal year ended December 31, 2000, were John
F. Curran, Q.C., Donald B. Copeland and James C. Phelps. Donald A. Engle was also a member of the Compensation Committee from January 1, 2000 to April 14, 2000, to the date he resigned from the Corporation. Robert L.G. Watson was appointed to the Compensation Committee effective May 17, 2000.

REPORT ON EXECUTIVE COMPENSATION

         In arriving at its compensation decisions, the Compensation Committee considers the long-term interests of the Corporation as well as its current stage of development. Based on these considerations, compensation is focused on performance based factors. The Compensation Committee makes specific recommendations to the Board of Directors with respect to compensation paid to executive officers including the Named Executive Officers.

COMPONENTS OF COMPENSATION

         The annual compensation of each executive officer is determined having regard to such executive officer's current responsibilities, individual performance during the year, corporate performance during the year, years of service and the assessment by the Compensation Committee of such other matters as may be presented by management. The Corporation's compensation policy has three basic components: (i) base salary and benefits; (ii) incentive-based cash bonuses; and (iii) stock options. The Corporation's executive officers are eligible to participate in the Corporation's compensation programs. The components of the Corporation's compensation policy have been designed to attract and retain highly qualified people at the executive level and to align the interest of executive officers with those of the Corporation's shareholders.

         The Corporation participates in annual compensation surveys for Canadian oil and gas producers conducted by independent third parties to assist in determining the competitiveness of compensation of the executive officers' base salary and benefits.

         The Corporation's compensation philosophy is to encourage, at all levels of the organization, the maximization of shareholder value by making cash bonuses a component of compensation and taking into consideration performance by both the Corporation and the employee.

         The maximization of shareholder value is encouraged by making long-term equity incentives a component of compensation. The Corporation has in place a stock option plan under which awards have been made to executive officers in amounts relative to position, performance and what is considered competitive in the industry.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The Chief Executive Officer, Robert L.G. Watson, has served as Chairman of the Board and Chief Executive Officer since 1996. Mr. Watson owns an equity interest in the Corporation. This interest provides a strong incentive to maintain corporate performance. During the fiscal year ended 2000, Mr. Watson received no compensation in his capacity as Chairman of the Board and Chief Executive Officer, other than fees earned in his capacity as a director of the Corporation.

                                      Submitted by the Compensation Committee:
Messrs. James C. Phelps (Chairman), Donald B. Copeland, John F. Curran and Robert L.G. Watson



PERFORMANCE GRAPH

         The following graph and table compare the cumulative total shareholder return over the last five years of the common shares of the Corporation (assuming a $100 investment was made on December 31, 1995) with the cumulative total return of the TSE Composite Index and the TSE Oil and Gas Producers Sub-Group Index, assuming reinvestment of dividends.

         [OBJECT OMITTED]

=============================== ============== =============== =============
============= ============= ==========
Fiscal Year                         1995            1996           1997
1998          1999        2000
------------------------------- -------------- --------------- -------------
------------- ------------- ----------
Grey Wolf(1)                        $100            $265           $247
$179           $77        $132
------------------------------- -------------- --------------- -------------
------------- ------------- ----------
TSE 300                             $100            $128           $148
$145          $191        $205
------------------------------- -------------- --------------- -------------
------------- ------------- ----------
TSE Oil and Gas Producers           $100            $138           $123
 $86          $105        $154
Sub-Group Index
=============================== ============== =============== =============
============= ============= ==========


Note:

(1) Grey Wolf's cumulative total shareholder return for the fiscal year ended December 31, 2000 reflects the one-for-ten common share consolidation effected May 20, 1999.

COMPENSATION OF DIRECTORS

         During the fiscal year ended December 31, 2000, the Chairman and directors were compensated for their attendance at board and committee meetings as approved by the Board of Directors on March 23, 2000. Each director received $1,500 for each board meeting, attended in person or by phone, and $750 for each committee meeting, attended in person or by phone. The Chairman and directors were also reimbursed for their out-of-pocket expenses which were reasonably incurred in conjunction with their duties to the Corporation.

         Mr. Curran is a partner of the law firm Bennett Jones LLP, which firm receives fees for legal services rendered to the Corporation.

        INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

         As at May 4, 2001, the aggregate indebtedness of all current and former officers, directors and employees of the Corporation to the Corporation in connection with the purchase of securities of the Corporation was $200,000. This amount represented indebtedness to the Corporation by such persons as set forth below:



         NUMBERS OF
                                                     LARGEST AMOUNT
         FINANCIALLY
                                                      OUTSTANDING
AMOUNT        ASSISTED COMMON
                                                    DURING FINANCIAL
OUTSTANDING     SHARES PURCHASED
                                                       YEAR ENDED          AS AT
       DURING FINANCIAL
NAME AND                         INVOLVEMENT OF    DECEMBER 31, 2000    MAY 4,
2001        YEAR ENDED       SECURITY FOR
PRINCIPAL POSITION                  ISSUER                ($)               ($)
       DECEMBER 31, 2000   INDEBTEDNESS
--------------------------       --------------    -----------------
-----------   -------------------  --------------

James K. Wilson                     Lender              100,000
100,000            63,000         common shares
Senior Vice President &
Chief Financial Officer
and Corporate Secretary

Vincent J. Tkachyk                  Lender              100,000
100,000            62,439         common shares
Vice President, Operations


         The loans referred to above were granted by the Corporation pursuant to the provisions of pledge agreements and promissory notes entered into by the Corporation with each of Messrs. Wilson and Tkachyk. Under the pledge agreements, the acquired common shares were pledged as collateral security for the repayment of the loans. The loans bear interest at a rate per annum equal to the Corporation's borrowing rate from time to time with its principal banker. Interest on the loans is repayable monthly whereas unpaid principal amounts are due and payable on the earlier of termination of employment of the debtors with the Corporation, default by the debtors of payment or other obligations under the pledge agreements or the promissory notes or the insolvency, bankruptcy or receivership of the debtors. Principal amounts may be prepaid in full or in part at any time without penalty.

         There is no other indebtedness owed to the Corporation by any of its former or current directors, officers or employees.

                         CORPORATE GOVERNANCE PRACTICES

         Under the rules of The Toronto Stock Exchange (the "TSE"), the Corporation is required to disclose information relating to its corporate governance system with specific reference to each of the TSE's 14 guidelines for effective corporate governance. Where the Corporation's corporate governance system is different from any of the guidelines or where the guidelines do not apply to the Corporation's corporate governance system, the Corporation is required to explain the differences or the inapplicability of the guidelines to the Corporation. The alignment of the Corporation's corporate governance practices with the 14 guidelines recommended by the TSE is discussed in Appendix A attached to this Circular. The disclosure has been approved by the Board of Directors.

         The Board and senior management of Grey Wolf consider good corporate governance to be central to the effective and efficient operation of Grey Wolf. However, given the particular circumstances of Grey Wolf, including its size, stage of development and nature of operations, not all of the guidelines of the TSE have been followed.

                             APPOINTMENT OF AUDITORS

         Management proposes that Deloitte & Touche LLP, Chartered Accountants, of Calgary, Alberta, be appointed as auditors of the Corporation until the next annual meeting of Shareholders.

         Ernst & Young LLP, Chartered Accountants, resigned as the auditors of the Corporation and Deloitte & Touche LLP, Chartered Accountants, were appointed as the auditors of the Corporation effective August 22, 2000.

         ON ANY BALLOT THAT MAY BE CALLED FOR AT THE MEETING, THE PERSONS NAMED IN THE ENCLOSED INSTRUMENT OF PROXY, IF NAMED AS PROXY, INTEND TO VOTE SUCH PROXY FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS OF THE CORPORATION, UNLESS A SHAREHOLDER HAS SPECIFIED IN HIS PROXY THAT HIS SHARES ARE TO BE WITHHELD FROM VOTING IN THE APPOINTMENT OF AN AUDITOR.

                                  OTHER MATTERS

         Management knows of no amendment, variation or other matters to come before the Meeting other than the matters referred to in the Notice of Annual Meeting. HOWEVER, IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, IT IS THE INTENTION OF THE PERSONS NAMED IN THE ENCLOSED INSTRUMENT OF PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN ACCORDANCE WITH THEIR BEST JUDGMENT ON SUCH MATTER.

                              MANAGEMENT CONTRACTS

         No management functions of the Corporation are performed to any substantial degree by a person or persons other than the directors or senior officers of the Corporation.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         No director or senior officer of the Corporation, nor any associate or affiliate thereof, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting.

                                 EFFECTIVE DATE

         Unless otherwise indicated, all information set forth in this Circular is stated as at May 4, 2001.

                               DIRECTORS' APPROVAL

         The contents of this Circular and the forwarding of same to Shareholders have been approved by the Board of Directors.

                                   CERTIFICATE

         The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated May 4, 2001.




Robert L.G. Watson                            James K. Wilson
Chairman of the Board and                     Senior Vice-President & Chief
Chief Executive Officer                       Financial Officer
                                              and Corporate Secretary

                                   APPENDIX A

         GREY WOLF ALIGNMENT WITH TSE CORPORATE GOVERNANCE GUIDELINES

                                                     DOES GREY
          CORPORATE GOVERNANCE GUIDELINES            WOLF ALIGN?
             COMMENTS
         -----------------------------------     ------------------
----------------------------------------------
1.       The board of directors should
         explicitly assume responsibility
         for stewardship of the
         Corporation, and specifically for:

         a.  adoption of a strategic                    Yes             During
2000, the Board approved a strategic
             planning process                                           business
plan presented by management.  Four
                                                                        times
annually (and more frequently if required),

management reports to the Board on implementation
                                                                        of the
strategi plan and results of its operational

activities.

         b.  identification of principal                Yes
Management reports on these matters to the
             risks and ensuring                                         Board
four times annually (and more
             implementation of appropriate
frequently if required).
             risk management systems

         c.  succession planning,                       No              The
Board considers its needs for senior
             including appointing,
management from time to time and takes all
             training and monitoring
necessary steps to hire qualified management.
             senior management

         d.  communications policy                      No              The
Board delegates its communications
                                                                        policy
to the senior management of the

Corporation.

         e.  integrity of internal control              Yes
Integrity of the internal control systems is
             and management information                                 the
responsibility of management which is
             systems                                                    reviewed
by the Audit Committee of the

Corporation.  The Audit Committee reports on
                                                                        these
matters to the Board.

                                                        B-71



2.       Majority of directors should be                No              Of the
current six directors, two are
         "unrelated" (independent of                                    related.
 In addition, two of the current
         management and free from                                       six
directors are directors and officers of
         conflicting interest).                                         Abraxas,
which owns, directly or indirectly,

approximately 49% of Grey Wolf. The Board
                                                                        feels
that the Corporation has an

appropriate number of unrelated directors
                                                                        and
directors who do not have a relationship
                                                                        with
Abraxas.

3.       Disclose which directors are                   Yes             Robert
L. G. Watson (Chief Executive
         related and how that conclusion                                Officer)
and John F. Curran Q.C., are
         was reached.                                                   related
directors.  Mr. Curran is a related
                                                                        director
by virtue of his position with
                                                                        Bennett
Jones LLP which provides legal
                                                                        services
to the Corporation. The remainder
                                                                        of the
directors are unrelated as they do
                                                                        not work
for the Corporation, do not have
                                                                        material
contracts with the Corporation and
                                                                        do not
receive remuneration from the

Corporation in excess of director's fees,

inclusive of stock options.

4.       a.  Appoint a committee                        No              The
Corporation has no formal nominating
             responsible for appointment/
committee.
             assessment of directors.

         b.  The committee should be                    No              The
Corporation has no formal nominating
             composed exclusively of
committee.
             outside (i.e. non-management)
             directors, the majority of
             whom are unrelated.

5.       Implement a process for assessing              No              The
consideration and implementation of
         the effectiveness of the Board,
corporate governance matters is presently
         its committees and the
considered to be the on-going responsibility
         contribution of individual                                     of all
members of the Board.
         directors.


                                                        B-72




6.       Provide orientation and education              No              The
Corporation does not have a formal
         programs for new directors.
orientation and education program for new
                                                                        members
of the Board.

7.       Review the size of the Board and               Yes             The
Board as constituted is appropriate for
         its effectiveness in making                                    the
complexity of Board demands, considering
         decisions.                                                     the size
of the Corporation.

8.       Review the adequacy and form of                Yes             The
Board reviews the adequacy and form of
         compensation of directors and
compensation of directors and is of the view
         whether it reflects the risks and                              that the
compensation of directors is
         responsibilities of an effective
commensurate with such risks and
         director.
responsibilities.

9.       a.  Committees should generally                Yes             All
members of the Audit Committee and all
             be composed of                                             but one
member of the Compensation Committee
             non-management  directors.                                 are
non-management directors.

         b.  Majority of committee members              No              A
majority of the Audit Committee and two of
             should be unrelated.                                       the four
members of the Compensation

Committee are unrelated.

10.      Appoint a committee responsible                No              The
Corporation does not have a corporate
         for the response and approach to
governance committee.  Corporate governance
         corporate governance issues.                                   matters
are considered to be the

responsibility of all Board members.

11.      Define limits to management's
         responsibilities by developing
         mandates for:

                                                       B-73




         a.  (i)  the Board                             No              The
Board does not have a specific mandate
                                                                        as any
matters not specifically delegated to

management or directors is considered the

responsibility of all Board members.

             (ii) the CEO                               No              The CEO
has the responsibility to lead and
                                                                        direct
the development of the Corporation's

business.  The CEO's mandate is to maximize

shareholder value.

         b.  The board should approve the               Yes             The
Board approves corporate objectives and
             CEO's corporate objectives.
recommended courses of action which the CEO
                                                                        is
responsible for presenting to the Board
                                                                        four
times annually.

12.      a.  Establish structures and                   Yes
Notwithstanding that Robert L. G. Watson is
             procedures to ensure that the                              the
Chairman, the other members of the Board
             Board can function                                         are free
to function independently of
             independently of management.
management.

         b.   Appoint a chairman who is                 No
Notwithstanding that Robert L. G. Watson is
              independent of management or                              the
Chairman, the other members of the Board
              assign responsibility to a                                are free
to function independently of
              "Lead Director".
management.

13.      a.  Establish an Audit Committee               Yes             The
Audit Committee is mandated to:
             with a specifically defined
             mandate.                                                   -
monitor the effectiveness of internal

control systems and review of financial

statements;

                                                                        -
address the Corporation's business risk
                                                                           and
risk management programs; and

                                                                        -  meet
with external auditors, independent
                                                                           of
management.

                                                         B-74


         b.  All members of the Audit                   Yes             All
members of the Audit Committee are
             Committee should be
non-management directors.
             non-management directors.

         c.  The Audit Committee should                 Yes             The
Audit Committee has direct access to
             have direct communication                                  external
auditors and has direct
             channels with the internal
communication channels with internal
             and external auditors.
management personnel.

         d.  The Audit Committee should                 Yes             The
Audit Committee monitors audit functions
             have oversight responsibility                              and
reporting on internal control matters.
             for management reporting on
             internal control.

14.      Implement a system to enable                   No
Individual directors can engage outside
         individual directors to engage                                 advisors
at the cost of the Corporation but
         outside advisors at the                                        no
formal system for this is currently in
         Corporation's expense.                                         place.


                                    ANNEX B-6

                GREY WOLF INFORMATION REGARDING OPTION OWNERSHIP

                     INFORMATION REGARDING OPTION OWNERSHIP
                                    GREY WOLF


  OPTION
                                                                  EXPIRATION
  PRICE
                 NAME OF OPTIONEE        OPTIONS GRANTED             DATE
   C$
Directors
           Copeland, D.B.                    8,173              Mar 23, 2003
    3.90
                                            25,000              Sep 27, 2001
    3.40
                                             6,445               Jan 7, 2004
    3.20
           Curran, J.F.                      9,615              Mar 23, 2003
    3.90
                                            25,000              Sep 27, 2001
    3.40
                                             6,445               Jan 7, 2004
    3.20
           Horn, O.K.                          962              Mar 23, 2003
    3.90
                                            12,500              Apr 18, 2002
    4.80
                                             4,688               Jan 7, 2004
    3.20
                                             7,188               Apr 8, 2005
    1.50
           Phelps, J.C.                      9,615              Mar 23, 2003
    3.90
                                             4,102               Jan 7, 2004
    3.20
           Riggs, R.M.                       4,808              Mar 23, 2003
    3.90
                                             4,102               Jan 7, 2004
    3.20
           Watson, R.L.G.                    6,731              Mar 23, 2003
    3.90
                                            80,000              Sep 27, 2001
    3.40
                                             4,688               Jan 7, 2004
    3.20
Officers
           Cheung, F.                       19,200              Jun 11, 2003
    2.00
                                             6,250               Nov12, 2003
    2.00
                                             8,000               Jan 1, 2005
    1.31
           Tkachyk, V.J.                    12,500              Apr 18, 2002
    4.80
                                            27,000              Jun 16, 2002
    3.80
                                            10,000              Nov 13, 2002
    4.80
                                            15,000               Nov12, 2003
    3.50
                                            15,000               Jan 1, 2005
    1.31
                                             7,188               Apr 8, 2005
    1.50
                                            25,000              Aug 21, 2005
    1.90
           Wilson, James                   100,000              Mar 13, 2005
    1.40
Employees/ Others
           Bates, J.                         2,000              Aug 24, 2003
    2.00
                                               500              Nov 12, 2003
    2.00
                                             1,500               Jan 1, 2005
    1.31
           Bird, Marci                       1,250               Feb 5, 2004
    2.00
                                               750               Jan 1, 2005
    1.31
           Bosnak, D.                        5,000              Nov 13, 2002
    2.00
           Carter, D.                        5,000               Nov12, 2003
    2.00
                                             7,500               Sep 1, 2002
    2.00
                                             5,000               Jan 1, 2005
    1.31
           Clark, Jace                      10,000               Jul 7, 2005
    1.65
           Connolly, Karen                   3,000              Aug 21, 2005
    1.90


                                     B-77

           Cook, W.                         10,000              Mar 23, 2003
    2.00
                                             5,000              Nov 12, 2003
    2.00
                                             4,000               Jan 1, 2005
    1.31
           Dowhaniuk, Monica                 4,000              Aug 21, 2005
    1.90
           Eamer, Bruce                     30,000               Nov 8, 2005
    2.05
           Fabi, Michael                    11,250               Feb 1, 2005
    1.25
           Gaeta, Joan                       4,000               Nov 8, 2005
    2.05
           Gillis, S.J.                      2,500              Nov 13, 2002
    4.80
           Glass, G.D.                       5,000              Jun 11, 2003
    2.00
                                             1,250              Nov 12, 2003
    2.00
                                             3,750               Jan 1, 2005
    1.31
           Goddard, Miriam                   3,000               Jul 7, 2005
    1.65
           Gow, Kari                        15,000               Feb 5, 2004
    2.00
                                             4,000               Jan 1, 2005
    1.31
           Gundersen, Daniel                 7,500              Aug 21, 2005
    1.90
           Hill, Charlene                    1,250               Feb 5, 2004
    2.00
                                             1,125               Jan 1, 2005
    1.31
           Hudspeth, S.M.                      314              Dec 23, 2002
    2.00
                                             1,186              Nov 12, 2003
    2.00
                                             1,500               Jan 1, 2005
    1.31
           James, Kevin                      5,000              Sep 26, 2005
    2.05
           Johnson, Robert                  50,000              Jul 26, 2004
    1.15
           Kimmett, Barbara                  4,000               Jan 1, 2005
    1.31
           Leyden, P.                        1,250              Aug 24, 2003
    2.00
                                               313              Nov 12, 2003
    2.00
                                               750               Jan 1, 2005
    1.31
           Park, Constance                  10,000              Dec 21, 2005
    2.06
           Pham, Anh                        10,000               Jul 7, 2005
    1.65
           Phillips, D.L.                      157              Nov 13, 2002
    2.00
                                               313              Nov 12, 2003
    2.00
           Podivinsky, Tom                  30,000               Feb 5, 2004
    2.00
                                             8,000               Jan 1, 2005
    1.31
           Rodd, Philip                     10,000               Feb 5, 2004
    2.00
                                             2,500               Jan 1, 2005
    1.31
           Rodgers, John S.                  2,500              Apr 18, 2002
    4.80
           Shigematsu, J.                    2,500              Nov 13, 2002
    2.00
                                             2,500              Nov 12, 2003
    2.00
                                             5,000               Jan 1, 2005
    1.31
           Simpson, A.                       1,250              Aug 24, 2003
    2.00
                                               313              Nov 12, 2003
    2.00
                                               750               Jan 1, 2005
    1.31
           Smith, Pender                    10,000              Mar 12, 2006
    3.00
           Wan-Chan, Shirley                 7,000               Feb 5, 2004
    2.00
                                             1,500               Jan 1, 2005
    1.31
           Wiebe, Cheryl                     7,500               Jul 7, 2005
    1.65
           Wozny, Debbie                     7,500               Feb 5, 2004
    2.00
                                             1,000               Jan 1, 2005
    1.31
           Yeomans, Brenda                   4,000              Sep 26, 2005
    2.05
           Zuorro, Thomas                   30,000              May 17, 2005
    2.00
                                            30,000               Jul 7, 2005
    1.65
           Group                           867,920

                                     ANNEX C

                  VALUATION OF RAYMOND JAMES & ASSOCIATES, INC.

                           GREY WOLF EXPLORATION INC.



                                 [ABRAXAS LOGO]



                          ABRAXAS PETROLEUM CORPORATION






               ONTARIO SECURITIES COMMISSION RULE 61-501 VALUATION

                                  MAY 29, 2001







                                    PREPARED

                                       BY

                        RAYMOND JAMES & ASSOCIATES, INC.


                     [RAYMOND JAMES & ASSOCIATES, INC. LOGO]

                                TABLE OF CONTENTS



    TAB                                                               PAGE

   1.  Ontario Securities Commission Rule 61-501 Valuation

       I.    Introduction and Overview...............................   3
       II.   Description of Companies................................  10
       III.  Basis of Valuation......................................  16
       IV.   Valuation of Common Shares..............................  22
       V.    Conclusions.............................................  28

   2.  Summary of After-tax Net Asset Value Calculation

   3.  Summary of Engineering and Exchange Analysis

   4.  Summary Grey Wolf Peer Group Analysis

   5.  Summary of Abraxas Peer Group Analysis

   6.  Summary of Comparable Transaction Analysis

   7.  Grey Wolf / Abraxas Relative Trading Analysis


 ALL DOLLAR FIGURES ARE DENOMINATED IN U.S. DOLLARS, UNLESS INDICATED OTHERWISE.

                          I. INTRODUCTION AND OVERVIEW



May 29, 2001


The Special Committee of the
Board of Directors
Grey Wolf Exploration Inc.
1600, 255 - 5th Avenue SW
Calgary, Alberta
T2P 3G6

TO THE MEMBERS OF THE SPECIAL COMMITTEE:

Raymond James & Associates, Inc. ("Raymond James") understands that Abraxas Petroleum Corporation ("Abraxas" or the "Corporation") proposes to acquire all of the issued and outstanding common shares (the "Grey Wolf Common Shares") of Grey Wolf Exploration Inc. ("Grey Wolf" or the "Company") not owned by Abraxas. The offer is proposed to be implemented by way of a takeover bid (the "Takeover Offer"). More specifically, Abraxas proposes to exchange 0.60 common shares of Abraxas (the "Abraxas Common Shares") for each issued and outstanding Grey Wolf Common Share. The terms of the Takeover Offer are more fully described in a takeover bid circular (the "Takeover Circular") to be mailed to all Grey Wolf shareholders.


GREY WOLF SHARE CAPITAL

As at December 31, 2000, there were approximately 12.7 million Grey Wolf Common Shares issued and outstanding, no preferred shares outstanding, no securities convertible into Grey Wolf Common Shares or preferred shares outstanding, and approximately 1.0 million options outstanding to acquire Grey Wolf Common Shares granted to officers, directors and employees of the Company.


OWNERSHIP OF GREY WOLF

Raymond James understands the following regarding Grey Wolf and Abraxas:

a) Abraxas beneficially owns, directly or indirectly, or exercises control or direction over approximately 6.1 million Grey Wolf Common Shares, representing approximately 48.0% of the issued and outstanding shares of Grey Wolf;

b) the Officers and Directors of Abraxas beneficially own, directly or indirectly, or exercise control or direction over approximately 1.7 million Grey Wolf Common Shares, representing approximately 13.4% of the issued and outstanding shares of Grey Wolf;

c) the Officers and Directors of Abraxas beneficially own, directly or indirectly, or exercise control or direction over 2.7 million Abraxas Common Shares, representing approximately 11.9% of the issued and outstanding shares of Abraxas;

d) Abraxas owns 100% of the issued and outstanding common shares of Canadian Abraxas Petroleum Limited ("Canadian Abraxas");

e) Robert L.G. Watson is Chairman of the Board, Chief Executive Officer and a Director of Grey Wolf. Mr. Watson is also Chairman of the Board, President, Chief Executive Officer and Director of Abraxas; and Chairman of the Board, Chief Executive Officer and a Director of Canadian Abraxas, a wholly-owned subsidiary of Abraxas; and

f) Shareholders other than Abraxas and its Officers and Directors (the "Public Shareholders") own approximately 4.9 million Grey Wolf Common Shares, representing approximately 38.6% of the outstanding Grey Wolf Common Shares.

Accordingly, Raymond James understands that the Takeover Offer will be subject to the Ontario Securities Commission Rule 61-501 ("OSC 61-501").


BACKGROUND TO THE TAKEOVER OFFER

On January 8, 2001, Abraxas, through a special committee, comprised of two of its independent directors (the "Abraxas Special Committee"), forwarded a written offer to acquire all of the Grey Wolf Common Shares that Abraxas does not own at an exchange ratio of 0.66 freely trading Abraxas Common Shares for each Grey Wolf Common Share (the "Initial Offer"). Upon receiving the Initial Offer, the Board of Directors of Grey Wolf established a special committee comprised of two of its independent directors (the "Grey Wolf Special Committee") to review the Initial Offer and make its recommendation thereon to the Board of Directors of Grey Wolf. The Initial Offer stated that its terms were in the best interest of the Public Shareholders and encouraged the Grey Wolf Special Committee to retain independent counsel and an investment banker for financial advisory services as well as a fairness opinion. The Initial Offer stated that the exchange ratio of
0.66 was subject to due diligence and refinement upon receipt of updated independent reserve reports for Abraxas and Grey Wolf. The Initial Offer was also subject to the approval of the Boards of Directors and the shareholders of both companies, approval by the United States Securities and Exchange Commission ("SEC") of Abraxas' registration statement covering the common shares of Abraxas contemplated to be issued in the transaction and the receipt by Abraxas of a fairness opinion.

On February 15, 2001, Grey Wolf and Abraxas entered into an agreement (the "Confidentiality Agreement") whereby each party agreed to make available, on a confidential basis, to the other party, certain information concerning their respective businesses, financial conditions, operations, assets and liabilities for the purpose of evaluating a possible transaction between Grey Wolf and Abraxas. Upon signing the Confidentiality Agreement, both parties initiated discussions pertaining to establishing a mutually acceptable set of parameters and guidelines to facilitate a common approach to evaluating the relative values of the companies (the "Combination Analysis"). These parameters and guidelines included, among other factors, commodity price forecasts, U.S. / Canadian exchange rates, discount rates, monetary assets and liabilities, dilution factors and independent valuation of reserves and undeveloped land (the "Mutual Valuation Parameters"). Upon agreeing on the Mutual Valuation Parameters, both parties instructed their respective independent oil and gas reservoir engineering consultants to undertake an independent reserve evaluation using specific commodity pricing and foreign exchange assumptions (the "Engineering and Exchange Analysis").

On March 19, 2001, Abraxas prepared and provided Grey Wolf the Combination Analysis (dated March 16, 2001) that, on a quantitative analysis of the relative values of Abraxas and Grey Wolf, using the Mutual Valuation Parameters, yielded an exchange ratio of 0.47. The Abraxas Special Committee and Grey Wolf Special Committee reviewed the Combination Analysis and requested additional information, including reconciliation schedules of year end 1999 and 2000 reserve values and the reserve volumes comprising the exchange ratio in the Initial Offer compared with the resultant exchange ratio of the Combination Analysis.

On March 22, 2001, following a review of the additional information from Abraxas, the Abraxas Special Committee and Grey Wolf Special Committee met again to discuss the quantitative analysis. The Grey Wolf Special Committee expressed the view that the Combination Analysis was useful and important, but that it did not address certain qualitative factors that the Grey Wolf Special Committee believed should be considered in establishing a fair exchange ratio.

On April 4, 2001, the Abraxas Special Committee made a formal written offer to acquire all of the Grey Wolf Common Shares that it does not own at an exchange rate of 0.565 freely trading Abraxas Common Stock for each Grey Wolf Common Share (the "Revised Offer"). The Revised Offer was subject to the execution of a mutually acceptable definitive agreement, the receipt of fairness opinions and open for acceptance until April 11, 2001. The Grey Wolf Special Committee took immediate steps to review the Revised Offer and to seek clarification of its contents from the Abraxas Special Committee. At the conclusion of these discussions, the Grey Wolf Special Committee informed the Abraxas Special Committee that it would refer the Revised Offer to Grey Wolf's Board of Directors for consideration without a favourable recommendation of the Grey Wolf Special Committee. The Abraxas Special Committee agreed with this referral.

On April 6, 2001, the Board of Directors of Grey Wolf met to review the Revised Offer at which time the Grey Wolf Special Committee recommended against accepting the Revised Offer and further recommended making a counter offer. The Board of Directors of Grey Wolf decided not to accept the Revised Offer and not to make a counter offer; accordingly, the Revised Offer expired.

On April 12, 2001, Abraxas made a press release announcing that it intends to commence an exchange tender offer to acquire any or all of the Grey Wolf Common Shares not owned by Abraxas in exchange for 0.60 shares of Abraxas Common Shares (the "Takeover Offer"). The press release indicated that further information about the Takeover Offer would be set forth in the Takeover Circular to be issued to the Grey Wolf Shareholders and Abraxas registration statement and other offering materials to be filed with United States Securities and Exchange Commission at a later date. The press release further indicated that Abraxas decided to make its offer directly to the Grey Wolf Shareholders as a result of the expiration of the Revised Offer.

Effective April 25, 2001, in response to Abraxas' announcement of its intention to make the Takeover Offer, Grey Wolf reappointed the Grey Wolf Special Committee with a mandate to act in compliance with OSC Rule 61-501 by selecting an independent valuator to evaluate the Takeover Offer and supervise the preparation of an independent evaluation. The mandate also includes reviewing the terms of the Takeover Offer and negotiating the terms thereof with Abraxas and ultimately making a recommendation to the Board of Directors of Grey Wolf as to whether the Company's shareholders should deposit their Grey Wolf Common Shares under the Takeover Offer. On May 23, 2001, Grey Wolf issued a press release announcing the reappointment of the Grey Wolf Special Committee and the engagement of Raymond James' services.


ENGAGEMENT

After receiving the Initial Offer, the Grey Wolf Special Committee determined that independent financial advisors should be engaged and authorized the solicitation of a proposal from Raymond

James to act in such capacity. On January 23, 2001, the Grey Wolf Special Committee requested that Raymond James provide a written proposal for the provision of services in connection with the proposed transaction. On January 29, 2001, Raymond James forwarded a written proposal to the Grey Wolf Special Committee for its review and consideration. On January 31, 2001, Raymond James met with the Grey Wolf Special Committee to discuss Raymond James' written proposal. The Grey Wolf Special Committee inquired as to Raymond James' independence, capabilities and expertise to provide financial advisory services including the preparation and delivery of an independent valuation of both companies as the Grey Wolf Special Committee might require (the "Valuation"), and, if requested, the provision of Raymond James' opinion as to the fairness (the "Fairness Opinion"), from a financial point of view, of a transaction to the Public Shareholders.

On March 2, 2001, Raymond James and the Grey Wolf Special Committee entered into a written agreement (the "Engagement Letter") to document the terms of the engagement and Grey Wolf announced that the Grey Wolf Special Committee had retained Raymond James to provide general financial advice, valuation expertise and, if requested, a fairness opinion to Grey Wolf's Board of Directors and shareholders. On May 23, 2001, in the Company's press release, Grey Wolf officially announced that the Grey Wolf Special Committee had retained Raymond James to prepare the Valuation relating to the Takeover Offer.

The Valuation has been prepared in compliance with provisions of the Ontario Securities Commission Rule 61-501. Raymond James understands that the Valuation will be included, subject to terms of the Engagement Letter, in the Takeover Circular and Raymond James has consented thereto.

Grey Wolf has agreed to compensate Raymond James for its services, to reimburse for its reasonable out-of-pocket expenses and to indemnify it in certain circumstances. The fee payable to Raymond James is not contingent in whole or part upon the success of the Takeover Offer nor is it dependent on the conclusion reached by Raymond James in the Valuation or the Fairness Opinion. Raymond James will be paid a fee in the amount of Cdn. $275,000 for the Valuation and related financial advisory services, and a fee of Cdn. $75,000 for the Fairness Opinion, if such is requested by the Grey Wolf Special Committee.


QUALIFICATIONS OF RAYMOND JAMES & ASSOCIATES, INC.


Raymond James is an independent, full service investment dealer with investment banking and retail brokerage operations located across the United States and Canada. Its investment banking division specializes in corporate finance services for, and the sales and trading of equity securities of, industrial and resource companies throughout the United States and Canada. Raymond James also provides investment research and trading services to financial institutions relating to investments. Raymond James and its principals have prepared numerous valuations and fairness opinions and have participated in a significant number of transactions involving private and publicly traded companies.

The valuation expressed herein is the opinion of Raymond James and the form and content hereof has been approved for release by a committee of its officers and directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

INDEPENDENCE OF RAYMOND JAMES & ASSOCIATES, INC.


Raymond James is not an insider, associate or affiliate (as such terms are defined in the SECURITIES ACT (Ontario)), of Grey Wolf, Abraxas or Canadian Abraxas or of any of their respective associates or affiliates and neither Raymond James nor any of its affiliates is an advisor to Abraxas in respect of the Takeover Offer. Except as pursuant to the Engagement Agreement, neither Raymond James nor any of its affiliates has advised Grey Wolf, Abraxas or Canadian Abraxas or any of their respective associates or affiliates in respect to the negotiation of the terms of the Takeover Offer. During the 24 months preceding the date Raymond James was first contacted regarding this engagement, Raymond James has not provided any financial advisory services, or participated in any financing as lead or co-lead underwriter involving Grey Wolf, Abraxas or Canadian Abraxas, or any of their respective associates or affiliates.

Raymond James' compensation is not dependent on the success of the Takeover Offer nor does Raymond James have any understandings or agreements with Grey Wolf, Abraxas or Canadian Abraxas or any of their respective affiliates, with respect to future business dealings. Raymond James may, however, from time to time in the future, perform financial advisory or investment banking services for Grey Wolf, Abraxas or Canadian Abraxas.


SCOPE OF REVIEW


This Valuation has been prepared in accordance with OSC Rule 61-501 and the Disclosure Standards for Formal Valuations of the Investment Dealers Association of Canada ("the Association") but the Association has not been involved in the preparation or review of this valuation.

In preparing the Valuation, Raymond James has, among other things, reviewed and, where it considered appropriate, relied upon certain financial and other information relating to Grey Wolf, Abraxas and Canadian Abraxas, certain reports and information prepared by independent advisors and other publicly available information. The following, among other things, sets forth the principal documents and key available information Raymond James reviewed, considered and, where it considered appropriate, relied upon.


With respect to Grey Wolf:

a) the audited consolidated balance sheets, consolidated statements of income and retained earnings, and consolidated statements of cash flows for the years ended December 31, 2000, 1999 and 1998;

b) the interim unaudited consolidated balance sheets, consolidated statements of income and retained earnings and consolidated statements of cash flows for the periods ended March 31, 2000, June 30, 2000, September 30, 2000 and March 31, 2001;

c) the Information Circulars relating to the Annual and Special Meetings of Shareholders of Grey Wolf held April 6, 2000 and Annual Meeting of Shareholders of Grey Wolf to be held June 28, 2001;

d) the Annual Information Form for the year ended December 31, 2000;

e) the financial and operating budgets for the 12 month periods ending December 31, 2001 and December 31, 2000 as prepared by Grey Wolf's senior management;

f) the engineering summary reserves reports dated January 1, 2001, prepared by McDaniel & Associates Consultants Ltd. ("McDaniel") outlining its evaluation of the crude oil , natural gas and natural gas products of Grey Wolf at January 1, 2001 (based on escalating and constant price assumptions);

g) information regarding Grey Wolf's undeveloped land holdings and an independent land appraisal prepared by Supplementary Land Services effective January 1, 2001 and dated February 25, 2001;

h) interviews and discussions with members of Grey Wolf's senior management with regard to its production, reserves, financial and strategic plans, and future prospects;

i) public information related to the business, operations, financial performance and stock trading of Grey Wolf and other selected public oil and gas companies;

j) press releases of Grey Wolf (and its predecessor company Cascade Oil & Gas Ltd.) from April 11, 1997 to May 23, 2001;

k) publicly available information and certain confidential information possessed by Raymond James with respect to recent transactions involving the sale of oil and gas companies and properties of a comparable nature considered to be relevant by Raymond James in the circumstances; and

l) such other information, investigations and analyses as Raymond James considered necessary or appropriate in the circumstances to compile the Valuation.


With respect to Abraxas:

a) the SEC Form 10-K reports and audited consolidated balance sheets, consolidated statements of income and deficit and consolidated statements of cash flows for the years ended December 31, 2000, 1999 and 1998;

b) the SEC 10-Q reports and interim unaudited consolidated balance sheets, consolidated statements of income and retained earnings and consolidated statements of cash flows for the periods ended March 30, 2000, June 30, 2000, September 30, 2000 and March 31, 2001;

c) the financial and operating budgets for the 12 month periods ending December 31, 2000 and December 31, 2001 as prepared by Abraxas' senior management;

d) the engineering summary reserves report dated January 1, 2001 prepared by DeGolyer and MacNaughton ("D&M"), independent oil and gas reservoir engineering consultants outlining its determination of Abraxas' reserve value and related cash flow as at January 1, 2001 pertaining to certain oil and gas properties owned by the Corporation in the United States;

e) the engineering summary reserves report dated January 2001, prepared by McDaniel outlining its evaluation of the crude oil, natural gas and natural gas products of Canadian Abraxas at January 1, 2001 (based on escalating and constant price assumptions);
f) information regarding Canadian Abraxas' undeveloped land holdings and an independent land appraisal prepared by Supplementary Land Services effective January 1, 2001 and dated February 25, 2001;
g) interviews and discussions with members of Abraxas' senior management with regard to its production, reserves, financial and strategic plans, and future prospects;

h) public information related to the business, operations, financial performance and stock trading of Abraxas' and other selected public oil and gas companies;

i)    press releases of Abraxas' from January 1, 1998 to May 23, 2001;

j) publicly available information and certain confidential information possessed by Raymond James with respect to recent transactions involving the sale of oil and gas companies and properties of a comparable nature considered to be relevant by Raymond James in the circumstances; and

k) such other information, investigations and analyses as Raymond James considered necessary or appropriate in the circumstances to compile the Valuation.

Raymond James conducted such analyses, investigations, research and testing of assumptions as we considered appropriate in the circumstances. Raymond James was granted access to the managements of Grey Wolf and Abraxas and was not, to its knowledge, denied any type of requested information which might be material to the conclusions reached in the Valuation.


ASSUMPTIONS AND LIMITATIONS


Raymond James has relied upon and has assumed the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, or provided to it by Grey Wolf, Abraxas or Canadian Abraxas or their subsidiaries or affiliates. Raymond James has assumed that the projections provided to it by Grey Wolf and Abraxas and their managements, were prepared using the assumptions identified therein and that such assumptions were reasonable at the time of preparation and continue to be reasonable in the circumstances. Subject to the exercise of Raymond James' professional judgement and except as expressly described herein, Raymond James has not attempted to verify independently the accuracy or completeness of any of such information, data, advice, opinions, representations, business plans, forecasts or projections.

Grey Wolf has represented to Raymond James, in a certificate dated as at the date hereof that, among other things, to the best of the knowledge of Grey Wolf:
(a) the information, data, reports, opinions and representations relating to Grey Wolf provided to Raymond James are complete, true and correct in all material respects and do not contain any untrue material fact or omit to state any material fact to make the statements made not misleading in light of the circumstances in which they were made; (b) since the date the relevant information was provided, there has been no material change in Grey Wolf or any of its subsidiaries and no material change has occurred in the information or any part thereof which would reasonably be expected to have a material effect on the Valuation; and (c) with respect to any portions of the information that constitute forecasts, projections or estimates, such forecasts, projections or estimates were prepared using the assumptions identified therein, which in the reasonable belief of Grey Wolf, are reasonable in the circumstances, and are not misleading in any material respect in light of the assumptions used therefore.

Abraxas has represented to Raymond James, in a certificate dated as at the date hereof that, among other things, to the best of the knowledge of Abraxas: (a) the information, data, reports, opinions and representations relating to Abraxas and Canadian Abraxas provided to Raymond James are complete, true and correct in all material respects and do not contain any untrue material fact or omit to state any material fact to make the statements made not misleading in light of the circumstances in which they were made; (b) since the date the relevant information was provided, there has been no material change in Abraxas or any of its subsidiaries and no material change has occurred in the information or any part thereof which would reasonably be expected to have a material effect on the Valuation; and (c) with respect to any portions of the information that constitute forecasts, projections or estimates, such forecasts, projections or estimates were prepared using the assumptions identified therein, which in the reasonable belief of Abraxas, are reasonable in the circumstances, and are not misleading in any material respect in light of the assumptions used therefore.

The Valuation is rendered on the basis of securities market, economic and general business and financial conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise of Grey Wolf, Abraxas and Canadian Abraxas as reflected in the information and documents reviewed by Raymond James. Raymond James' analysis must be considered as a whole. Selecting portions of our analysis and of the factors considered, without considering all factors and analysis in connection with the preparation of the Valuation, could create a misleading view of the processes underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. In our analysis, we have made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, any of which are beyond the control of any party involved in the Takeover Offer.

                          II. DESCRIPTION OF COMPANIES


DESCRIPTION OF GREY WOLF

Grey Wolf is primarily a natural gas company which focuses its efforts on exploring for, developing, acquiring and producing petroleum and natural gas in western Canada and the Northwest Territories. Natural gas in southwestern and northwestern Alberta accounts for over 85% of the Company's reserves and production in 2000. On December 31, 1993, Cascade Oil & Gas Ltd. ("Cascade") amalgamated with Index Petroleums Ltd. under the provisions of the BUSINESS CORPORATIONS ACT (Alberta). In late 1995, a majority of the corporation's shareholders approved the issuance of Cascade's common shares which resulted in 52% of the company being held by Abraxas Petroleum Corporation of San Antonio, Texas. On June 11, 1998, Cascade Oil & Gas Ltd. changed its name to Grey Wolf Exploration Inc. On January 7, 1999, Grey Wolf received conditional approval of the Toronto Stock Exchange ("TSE") to list its common shares on the TSE under the trading symbol "GWX". Prior thereto, the Company's common shares were listed for trading on The Alberta Stock Exchange under the trading symbol "GWX". In June 1999, the Company filed Articles of Amendment and a one for ten consolidation of common shares was completed.

As at January 1, 2001, using year-end constant prices, McDaniel estimated that Grey Wolf had total gross proved and probable reserves before royalties of 37.8 bcf (27.8 Bcf net after royalties) of natural gas and 62 mbbls (53 mbbls net after royalties) of crude oil and 1,303 mbbls (841 net after royalties) of natural gas liquids. Working interest production (before royalties) for the first three months of 2001 averaged 11.1 mmcf per day of natural gas and 520 bbls per day of crude oil and natural gas liquids. Comparable volumes for the same period in 2000 were 15.2 mmcf per day of natural gas and 173 bbls per day of crude oil and natural gas liquids.

Grey Wolf's producing properties are located in Alberta with most of its production and activity focused on three core areas: Caroline / Sundre in southwestern Alberta, and Pouce Coupe / Valhalla / Knopcik and Ladyfern / Chinchaga located in the Peace River Arch region of northwest Alberta - northeast British Columbia. In addition, Grey Wolf holds undeveloped acreage in Norman Wells, Northwest Territories.

Caroline / Sundre is one of Grey Wolf's key core areas with current production of 7.2 Mmcfe per day accounting for approximately 49% of the Company's total current daily production and over 58% of total Company year-end reserves based on constant prices. The area is characterized by long-life, liquids-rich natural gas producing properties with multi-pay zones. Grey Wolf operates the majority of the area's production and currently has an interest in a total of 39 wells (14.0 wells net) with an average working interest of 43%. The Company also owns a 64% interest in the Sundre gas plant which has a licensed capacity to handle up to 20 Mmcf per day of gas. In 2000, Grey Wolf participated in drilling five wells (2.17 wells net), of which four (1.67 wells net) were successful in various zones. In addition, there were three successful re-completions (1.52 net). Projects planned for 2001 currently include drilling six wells, recompleting five wells and installing additional gas gathering systems and gas plant compression. Since year-end, a 3-D seismic survey has been completed, and interpretation is underway. Overall, the Company has identified nine additional development drilling locations on its 45,939 gross (19,634 net) acres of mineral rights in the area.

The Peace River Arch is Grey Wolf's second largest core area. Production from this area is currently 3.2 Mmcfe per day or approximately 22% of Grey Wolf's total current daily production. Total year-end reserves attributable to the area based on constant prices are estimated by McDaniel at 11% of total company reserves. Core areas in the Peace River Arch include Pouce

Coupe, Valhalla, Knopcik, Ladyfern and Chinchaga and are primarily characterized by medium depth, multi-zoned natural gas targets with significant natural gas liquids potential.

At Pouce Coupe, Grey Wolf holds various interests ranging from 10% to 45% in 17,280 gross acres (4,925 net) of land in this area. The Company owns an interest in seven producing wells (1.6 net) and one non-producing (0.4 net) wells. All of the natural gas produced from this property is currently processed through gathering and processing facilities owned by Grey Wolf. Activity in 2000 in this area for Grey Wolf included participation in drilling three wells (0.8 net) and recompletion of five wells (0.5 net). In 2001, the Company has completed a major 3-D seismic program on Grey Wolf interest lands and drilled one well and recompleted two wells for natural gas potential. In addition, a gas-gathering pipeline from Pouce Coupe to a Grey Wolf-owned facility in nearby Valhalla has been completed in early 2001.

In Valhalla, Grey Wolf owns working interests ranging from 3.85% to 25% in 11,680 gross acres (2,295 net) of land in this property. The Company holds an interest in seven producing (0.3 net) and four non-producing (0.7 net) wells. All of the gas produced from this property is currently processed through Grey Wolf-owned gathering and processing facilities. Activity in 2000 for Grey Wolf included participation in the drilling of a natural gas well (0.25 net) late in the year. Overall, the Company plans to drill ten more wells in 2001 at Pouce Coupe/Valhalla/Knopcik another 20 drilling locations readily identified.

Grey Wolf's Ladyfern/Chinchaga area is an exploration play for the Company where it holds an interest in 24,867 acres of gross (4,260 net) land. Activity in 2000 for Grey Wolf in this area included participation in two unsuccessful wells (0.3 net) in Chinchaga. In early 2001, an extensive 3-D seismic program has been shot at Ladyfern, and is being evaluated for the purposes of identifying potential drilling locations. The Company plans to drill two wells in this area in either the summer of 2001 or during the 2001 / 2002 winter drilling season. With anticipated success in the first two wells, another two follow-up locations have been identified for drilling. It is also anticipated that Grey Wolf will participate for its share (currently estimated to be 8 Mmcf per day) of firm service pipeline capacity being proposed by operators in the area.

Norman Wells, Northwest Territories is an exploration area where the Company holds an interest in 465,923 (110,368 net) acres of land that is adjacent to the prolific Norman Wells Oil Field. There has been no activity on the property over the past year, however, the Company continues to pursue industry partners to conduct a work program on the lands scheduled for 2001 - 2002.

Grey Wolf employs a comprehensive marketing strategy for its natural gas, natural gas liquids and crude oil. Approximately 40% of Grey Wolf's gas is sold under long-term contracts with Progas Limited, Pan-Alberta Gas Ltd. and TransCanada Pipelines Limited. The remaining 60% of the Company's gas production is sold in the intra-Alberta spot market. Grey Wolf markets its crude oil and natural gas liquids under arrangements with prices tied to Edmonton postings which in turn are based on the price of West Texas Intermediate crude oil.

For 2000 compared to 1999, Grey Wolf attained record cash flow and earnings levels, despite an eight percent decrease in production volumes and primarily due to the dramatic increase in commodity prices. Compared to 1999, the Company's average natural gas price in 2000 increased 88% to $4.54 per mcf and the average realized price for natural gas liquids and crude oil increased 82% to $36.55 per bbl. Grey Wolf's capital expenditures in 2000 totalled Cdn.$16.1 million in 2000, net of Cdn.$12.7 million of property descriptions. These expenditures, principally increased for natural gas exploitation, were funded by internally generated funds and working capital.

      Cash flow (funds provided from operations) for the first three months of 2001 has been reported by Grey Wolf to be Cdn.$7.4 million or Cdn.$0.58 per Common Share versus Cdn.$2.2 million or Cdn.$0.18 per Common Share for the same period one year earlier. Grey Wolf's net capital expenditures aggregated Cdn.$6.5 million in the first three months of 2001. Grey Wolf had Cdn.$13.0 million of long-term outstanding debt and a working capital deficit of Cdn.$3.8 million as at March 31, 2001.

                  SELECTED HISTORICAL AND FINANCIAL INFORMATION

                                                   THREE MONTHS
                                                  ENDED MARCH 31
     YEARS ENDED DECEMBER 31
                                          ---------------------------
------------------------------------------
                                             2001              2000
2000            1999            1998
                                          ----------       ----------
----------      ----------      ----------
                                            (THOUSANDS EXCEPT PER SHARE AND
OPERATING DATA, ALL DOLLAR FIGURES IN CDN.$)

DAILY PRODUCTION (1)
   Natural Gas (Mmcf/d)                       11.1             15.2
13.7             15.3             10.0
   Crude Oil & NGL's (bbls/d)                  520              173
197              176              185
   Total (10:1) (BOE/d)                      1,630            1,680
1,562            1,707            1,185
   Total (6:1) (BOE/d)                       2,367            2,702
2,480            2,726            1,852

FINANCIAL
   Gross Production Revenue               $ 11,667         $  4,682         $
26,009         $ 15,427         $  8,797
   Cash Flow from Operations                 7,365            2,245
14,596            8,239            4,372
       Per Share                              0.58             0.18
1.15             0.65             0.45
   Earnings                                  2,868               37
3,940            1,347                9
       Per Share                              0.23             --
0.31             0.11             --
   Capital Expenditures (net)                6,468            2,976
16,059           11,770           27,780

CAPITAL STRUCTURE
   Working Capital (deficiency)           ($ 3,764)        ($ 3,214)        ($
5,949)        ($ 4,014)        ($ 2,499)
   Total Assets                             70,641           52,673
64,597           50,541           45,694
   Long Term Debt                           13,040           13,596
11,793           12,066            9,971
   Shareholders' Equity                     35,725           28,939
32,845           29,464           28,195


            CRUDE OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESOURCES
                              AS AT JANUARY 1, 2001
                       (BASED ON YEAR-END CONSTANT PRICES)



  NET RESERVES (AFTER ROYALTIES)
                                     GROSS RESERVES (BEFORE ROYALTIES)
---------------------------------------
                                  -----------------------------------------
                                    CRUDE        NATURAL GAS      NATURAL
 CRUDE      NATURAL GAS      NATURAL
                                     OIL           LIQUIDS          GAS
 OIL          LIQUIDS          GAS
                                  ----------    ------------    -----------
----------   -------------    ----------
                                    (Mbls)          (Mbls)        (Mmcf)
 (Mbls)         (Mbls)        (Mmcf)
Proven Producing                        42            774         19,845
    37            503         14,482
Proven Non-Producing                     3            287          8,989
     3            184          6,727
Proven Undeveloped                    --                7            251
  --                5            180
                                    ------         ------         ------
------         ------         ------
   Total Proven                         45          1,068         29,085
    40            692         21,389
   Total Probable                       17            235          8,749
    13            149          6,447
                                    ------         ------         ------
------         ------         ------
Total Proven & Probable                 62          1,303         37,834
    53            841         27,836
                                    ------         ------         ------
------         ------         ------


--------------
(1)  Based on net working interest.

DESCRIPTION OF ABRAXAS

Abraxas is a San Antonio, Texas based independent energy company engaged primarily in the acquisition, exploration, exploitation and production of crude oil and natural gas in Texas, Wyoming and western Canada. Abraxas was incorporated in 1990 under the Articles of Incorporation of the state of Nevada. Abraxas Common Shares began trading on the American Stock Exchange on August 18, 2000, under the symbol "ABP". Prior thereto, Abraxas Common Shares were listed on the OTC Bulletin Board under the symbol "AXAS". As of May 15, 2001, Abraxas had 22.6 million common shares outstanding and approximately 1,600 shareholders of record. On May 21, 2001, Abraxas converted 3.3 million Contingent Value Rights ("CVRs") into Abraxas Common Shares on a one-for-one basis.

The crude oil and natural gas reserves of Abraxas have been estimated as of January 1, 2001 by D&M. The reserves of Canadian Abraxas and Grey Wolf as of January 1, 2001 have been estimated by McDaniel. As of January 1, 2001, Abraxas had total (combined) proved net reserves of 191.3 bcf of natural gas and 8,843 Mbbls of crude oil and natural gas liquids.

Abraxas' primary operations in the U.S. are concentrated in South and West Texas and Wyoming where Abraxas operates the majority of its wells. Abraxas also owns producing properties in western Canada, consisting primarily of natural gas reserves with working interests ranging from 10% - 100% as well as ownership in approximately 200 miles of natural gas gathering systems and 13 natural gas processing plants.

During the past couple of years, Abraxas has focused on an exploitation strategy for its U.S. operations, emphasizing the use of horizontal technologies. Operations in South Texas are concentrated along the Edwards trend in Live Oak and DeWitt Counties and in the Frio / Vicksburg trend in San Patricio County. The area is characterized by long-life, deep natural gas producing properties. Abraxas owns an average 70% working interest in 69 wells, with average daily production of 514 net Bbls of crude oil and natural gas liquids and 16.6 mmcf/d of natural gas for the year ended December 31, 2000. Currently the Edwards area is producing 7.5 (net) Mmcf per day of natural gas accounting for approximately 11% of the Corporation's total current daily production and over 6.6% of the Corporation's total reserves. Since late 1997, the Corporation has drilled 13 horizontal wells (resulting in 12 producing wells and one non-commercial well) with a view to offsetting daily production declines. Abraxas has identified three additional horizontal drilling locations in this area which it considers to have limited upside potential overall.

Abraxas' West Texas operations are concentrated along the deep Devonian / Ellenburger formations and shallow Cherry Canyon sandstones in Ward County, the Spraberry trend in Midland County and the Sharon Ridge Clearfork Field in Scurry County. The Corporation's core areas in West Texas include the Montoya Formation in the Caprito Block 16 Field and Oates SW Field which represent the Corporation's largest portion of its reserves with 51.9 Bcfe of proven undeveloped reserves representing approximately 21% of total Corporation proved reserves.

At the Caprito Block 16 Field, Abraxas holds a 25% carried interest in a joint venture with EOG Resources, Inc. (the "EOG Joint Venture") in approximately 13,000 acres. The EOG Joint Venture successfully drilled a horizontal well in October 2000 that is currently producing 5 mmcf per day of natural gas and has recently drilled a second horizontal well that has reached a total measured depth of 18,000 ft. Production from the second well is expected in the summer of 2001. In addition, the EOG Joint Venture has recently completed a 60 square mile 3-D seismic survey that has identified 18 additional horizontal drilling locations. The Corporation expects the EOG Joint Venture to begin drilling a third well in June 2001. Subsequent to forming the EOG

Joint Venture, Abraxas acquired 100% of an additional 13,000 acres and 53 miles of 2-D seismic on trend with the EOG Joint Venture in the Oates SW Field. Abraxas is permitting a 40 square mile 3-D seismic survey and plans to drill its first horizontal well in the area in 2001. The Corporation has also identified nine additional horizontal drilling locations in the area.

Abraxas' third core area in the U.S. is at Brooks Draw, Wyoming where the Corporation holds a 100% interest in 62,000 acres located in the Powder River Basin. The Corporation completed a 3-D seismic survey and interpretation on its acreage at Brooks Draw during the first quarter of 2001. Abraxas has completed three wells in the area, which are producing oil, and has two additional wells in the process of being completed. The area is characterized by wells with hyperbolic decline and multi-zone potential. Abraxas expects to spend almost $4 million in this area during 2001. Based on a 320-acre spacing, the Corporation believes as many as 190 well locations are possible at Brooks Draw.

Abraxas owns all of its interests and assets in Canada through its wholly-owned subsidiary, Canadian Abraxas and 48.4%-owned subsidiary, Grey Wolf. Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administration expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. Reference is made to "Description of Grey Wolf" for an overview of Abraxas' and Canadian Abraxas' activities in western Canada and the Northwest Territories.

Abraxas sells the majority of its gas production in the spot market, with approximately 35% of its Canadian gas dedicated to aggregators. Abraxas markets its crude oil and natural gas liquids under arrangements with prices tied to the price of West Texas Intermediate crude oil. In addition, the Corporation has actively managed crude oil and natural gas through periodic use of commodity price hedging arrangements. Currently, approximately 20 Mmcf per day of natural gas is hedged at an average price of U.S.$2.75 per mmbtu through October 2002.

Net production for the first three months of 2001 averaged 51.4 Mmcf per day of natural gas and 2,338 bbls per day of crude oil and natural gas liquids. Comparable volumes for the same period in 2000 were 59.8 Mmcf per day of natural gas and 2,758 bbls per day of crude oil and natural gas liquids. Discretionary cash flow (funds provided from operations) for the first three months of 2001 has been reported by Abraxas to be U.S.$14.1 million or U.S.$0.62 per Common Share versus U.S.$2.2 million or U.S.$0.10 per Common Share for the same period one year earlier, excluding non-recurring items..

Abraxas' net capital expenditures aggregated U.S.$17.8 million in the first three months of 2001. Abraxas had U.S.$266.8 million of long-term debt and a working capital deficit of U.S.$16.7 million, excluding current hedge liability and related deferred tax asset, as at March 31, 2001.

                  SELECTED HISTORICAL AND FINANCIAL INFORMATION

                                                       THREE MONTHS
                                                       ENDED MARCH 31
            YEARS ENDED DECEMBER 31
                                               ----------------------------
 -------------------------------------------
                                                  2001              2000
   2000             1999             1998
                                               ----------        ----------
 ---------       ----------      -----------
                                                      (THOUSANDS EXCEPT PER
SHARE AND OPERATING DATA, U.S. DOLLAR FIGURES)

DAILY NET PRODUCTION
   Natural Gas (Mmcf/d)                             51.4             59.8
     54.7             70.4             68.3
   Crude Oil & NGL's (bbls/d)                      2,338            2,758
    2,607            3,163            4,373
   Total (10:1) (BOE/d)                            7,478            8,738
    8,077           10,203           11,203
   Total (6:1) (BOE/d)                            10,905           12,725
   11,724           14,896           15,756

FINANCIAL
   Gross Production Revenue                    $  29,086        $  16,717
$  76,600        $  66,770        $  60,084
   Cash Flow from Operations (1)                  14,103            2,187
   21,372            3,882            4,845
       Per Share (1)                                0.62             0.10
     0.95             0.57             0.77
   Earnings (1)                                      255           (6,827)
    8,449          (36,680)         (83,960)
       Per Share (fully-diluted) (1)                0.01            (0.30)
     0.21            (5.41)          (13.26)
   Capital Expenditures                           17,861           11,840
   74,412          128,708           57,861

CAPITAL STRUCTURE
   Working Capital (deficiency) (2)            ($ 16,663)       ($ 20,292)
($ 13,829)       ($  7,305)       $  50,689
   Total Assets                                  333,974          355,186
  335,560          322,284          291,498
   Long Term Debt                                266,786          275,384
  266,441          273,421          299,698
   Shareholders' Equity (deficit)                (32,984)          15,806
   (6,503)          (9,505)         (63,522)


             CRUDE OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESERVES
                              AS OF JANUARY 1, 2001

                                        ESTIMATED PROVED RESERVES (3) (4) (5)
                                      ----------------------------------------
                                        PROVED          PROVED         TOTAL
                                       DEVELOPED      UNDEVELOPED     PROVED
                                      ----------     -------------   ---------

      Crude Oil (Mmbls)                   3.9            1.4            5.3
      Natural Gas Liquids (Mmbls)         3.1            0.4            3.5
      Natural Gas (Mmcf)                119.7           71.6          191.3


(1) 1st Quarter of 2000 pro forma, excludes a one-time gain of $34.0 million related to the Company's sale of equity investment in the Wamsutter Partnership.

(2) March 31, 2001 excludes currently liability related to hedge accounting of $17.7 million less related deferred tax asset of $3.4 million.

(3) Includes 40,000 barrels of crude oil reserves owned by Grey Wolf of which 20,525 barrels are applicable to the minority interests share of these reserves as of January 1, 2001.

(4) Includes 692,000 barrels of natural gas liquids reserves owned by Grey Wolf of which 355,083 barrels are applicable to the minority interests share of these reserves as of January 1, 2001.

(5) Includes 21,389 Mmcf of natural gas reserves owned by Grey Wolf of which 10,975 Mmcf are applicable to the minority interest share of these reserves as of January 1, 2001.

                           III. BASIS OF THE VALUATION


DEFINITION OF FAIR MARKET VALUE


For the purpose of the Valuation, fair market value is defined as the highest price that a willing and informed buyer would pay in an open and unrestricted market to a willing and informed seller, with each acting at arm's length and with neither party being under any compulsion to enter into the transaction, expressed in terms of money or money's worth and without any adjustment for a non-controlling interest.


APPROACH TO VALUATION


In preparing the Valuation it was necessary to estimate the fair market value of the common shares of each of Grey Wolf and Abraxas (the "Companies"). Raymond James employed accepted valuation methodologies used to estimate the value of the assets or common shares of natural resource firms such as Grey Wolf and Abraxas.

Raymond James utilized the net asset value approach ("RJ NAV") as the primary valuation technique whereby the value of each of the Companies' assets and liabilities are estimated with the aggregate estimated value used to determine a range of estimated value per share for each of the Companies. In our opinion, based on our knowledge of the oil and gas industry and on valuation practices commonly used within the industry, the net asset value approach is the most appropriate method for estimating the relative value of Grey Wolf and Abraxas because each asset and liability can be valued using a method which is appropriate to the particular asset or liability. The net asset value approach is a fundamental approach used in estimating the value of resource companies such as Grey Wolf and Abraxas.

The basis for the net asset value approach is to evaluate, on a segmented basis, all of the operating assets, financial assets and all liabilities of each of the Companies. This approach values only the existing proved and probable reserves, as evaluated by independent engineers, and does not provide for additional reserves, which may develop from the reinvestment of future available cash flow. This approach to reserve evaluation, in which established reserves are produced to exhaustion, is known as a blowdown evaluation. It is a common method of reserve evaluation in the oil and gas industry. The rationale for the net asset value approach, including the allocation of capital expenditures and general and administrative expenses on a blowdown basis, is the responsibility for, and hence the value of, the future ability of an oil and gas company to locate, develop and produce new reserves belongs to the notional buyer, not existing security holders.

In addition to the RJ NAV approach, and among other supporting valuation methodologies, the Engineering & Exchange Analysis was conducted by the Companies' respective independent engineering consultants based on a mutually agreed to price deck in order to arrive at a share value and resultant implied exchange ratio. Both approaches employed the discounted cash flow ("DCF") method as outlined below, in order to estimate the value of the crude oil and natural gas reserves of Grey Wolf and Abraxas. The RJ NAV approach utilized the reserve volumes stated in the respective engineering reports provided by the Companies. These volumes were then subjected to the then current commodity futures prices. The resultant cash flows were discounted at an after tax rate of 9%. The Engineering & Exchange Analysis approach employed a pre-tax calculation for both Grey Wolf and Abraxas was based on the summary reserve information provided by the Companies. A mutually agreed to price deck was applied to the reserve volumes. A 10% discount rate was applied to the cash flows under this approach. Under the Engineering &

Exchange Analysis, three scenarios were used: (i) Least-Risked Case; (ii) Base Case; and (iii) Risked Case.

The Least-Risked Case received 100% value to proven reserves and 50% to probable reserves. Undeveloped land and related third party processing (collectively "Primary Additions"), were given 100% of the stated value provided by the Companies. Tax pools, seismic, estimated 2001 incremental production and reserve additions to date (collectively "Secondary Additions"), were given 25% of stated value. The Base Case received 100% value to proven developed reserves, 90% to proven undeveloped reserves and 33% to probable reserves. Primary Additions received 90% of total value and Secondary Additions received 10% of total value. The Risked Case gave 100% value to proven developed reserves, 90% to proven developed non-producing reserves, 75% to proven undeveloped reserves and 25% to probable reserves. Primary Additions received 75% of stated value and no value was attributed to Secondary Additions.

In addition to using the Engineering & Exchange Analysis to confirm the conclusion of the RJ NAV approach, two other approaches were used to value the Companies' shares and thus the implied exchange ratio: (i) an analysis of Grey Wolf and Abraxas relative to their respective peer groups in terms of certain market parameters ("Peer Group Analysis"); and (ii) an analysis of the consideration to be received by the Grey Wolf Shareholders relative to recent public acquisitions in terms of price paid for production and reserves ("Comparable Acquisition Analysis").


WORKING CAPITAL CONSIDERATIONS


GREY WOLF - At December 31, 2000 and March 31, 2001, Grey Wolf's consolidated financial statements recorded current assets of $6.38 million and $7.43 million respectively and current liabilities of $10.25 million and $9.88 million respectively for a working capital deficiency of $3.87 million and $2.45 million respectively.



                                TABLE 1
                  GREY WOLF'S ADJUSTED WORKING CAPITAL
   ======================================================================
   ($ millions)                     December 31, 2000    March 31, 2000
   As per Financial Statements
   (December 31, 2000)                   $(3.87)            $(2.45)
   Add: Exercise of Options              $ 1.49             $ 1.49
                                         ------             ------
   Adjusted Working Capital              $(2.38)            $(0.96)
                                         ======



The Grey Wolf adjusted working capital deficiency for December 31, 2000 and March 31, 2001 is $2.38 million and $0.96 million respectively.



ABRAXAS - At December 31, 2000 and March 31, 2001, Abraxas' consolidated financial statements (net of Abraxas' 49% interest in Grey Wolf) recorded current assets of $21.06 million and $17.55 million respectively and current liabilities of $32.92 million and $47.34 million for a working capital deficiency of $11.86 million and $29.79 million. The March 31, 2001 current liabilities had included $17.7 million of its $20.6 million of deferred net losses on derivative instruments as recorded in Abraxas' March 31, 2001 financial statements.

                                TABLE 2
                   ABRAXAS' ADJUSTED WORKING CAPITAL
   ======================================================================
    ($ millions)                      December 31, 2000    March 31, 2001
    As per Financial Statements            $(11.86)            $(29.79)
    Add: Exercise of Options and
    Warrants                               $ 16.99             $ 16.99
                                           -------             -------
    Adjusted Working Capital               $  5.13             $(12.80)
                                           =======



The Abraxas' adjusted working capital deficiency (surplus) for December 31, 2000 and March 31, 2001 is ($5.13) million and $12.90 million respectively.


RESERVES

Estimates of value for the crude oil and natural gas reserves for each of the Companies employed by Raymond James in the Valuation were based on independent engineering reports. In the case of Grey Wolf the engineering report was prepared by McDaniel with an effective date of January 1, 2001 and in the case of Abraxas, the engineering report was prepared by D&M with an effective date of January 1, 2001. These reports set out an independent assessment of the Companies' oil and gas reserves. We relied upon the aforementioned independent engineering reports with respect to reserve volumes, forecasts of future production rates, capital and operating expenditures, royalties and ARTC in order to arrive at full life reserve pre-tax cash flows for each of the Companies. In the case of the Engineering & Exchange Analysis, a mutually agreed to flat price deck of $25.00 WTI and $5.25 NYMEX was applied to reserve volumes. In the case of the RJ NAV calculation, the futures prices (as at May 15, 2001) for crude oil, natural gas and natural gas liquids were used.

The DCF valuation method has an advantage in that it takes into account increases and decreases in future production volumes, wellhead price differentials, royalties and operating and capital expenditures. However, DCF estimates of value are subject to the uncertainty inherent in estimates of future commodity prices such as crude oil, NGL's, and natural gas. Furthermore, DCF estimates of value may overstate or understate the value of non-producing oil and gas reserves if the estimates of the on-stream dates later prove to be optimistic or pessimistic, respectively.

CRUDE OIL AND NATURAL GAS PRICE FORECASTS

The RJ NAV used commodity prices based upon the quoted futures market on May 15, 2001. In order to achieve a direct relative comparison between the two Companies, the Companies agreed to a flat price deck of $25.00 per barrel WTI for crude oil and $5.25 per mcf NYMEX for the Engineering & Exchange Analysis.

BARREL OF OIL EQUIVALENT CONVERSION

For the purposes of the Valuation, a conversion ratio equating 6 mcf of natural gas to one barrel of crude oil was employed. This conversion ratio reflects equating natural gas to crude oil based on the relative to heating equivalent and level of commodity prices. In order to make a fair comparison between Grey Wolf and Abraxas in terms of reserves and production volumes, both figures are stated net of production taxes and royalties net of ARTC.

DISCOUNT RATES

For the RJ NAV calculation, a discount rate of 9% was applied to the cash flow streams of the Companies. This discount rate is the standard rate employed for the purposes of valuing total proven reserves as well as risked proven and probable reserves by Raymond James on an after tax basis. The Engineering & Exchange Analysis calculation employed a pre-tax 10% discount rate to cash flows.


INCOME TAXES


The RJ NAV analysis was done on an after tax basis. In the case of Grey Wolf, the Canadian tax laws were applied incorporating accumulated tax pools. In the case of Abraxas, the U.S. tax laws were applied to the U.S. operations and Canadian tax laws were applied to Canadian Abraxas. The Engineering & Exchange Analysis applied a multiplier to the Companies' respective Canadian tax pools (0.25, 0.10 and 0.0 for the Least-Risked Case, Base Case and Risked Case respectively).


UNDEVELOPED LAND


Grey Wolf owns an interest in approximately 205,491 net acres of undeveloped oil and gas properties. Supplementary Land Services prepared reports evaluating the net undeveloped oil and gas properties of each of Grey Wolf and Canadian Abraxas Petroleum Limited. The undeveloped land value for Abraxas (U.S. land only) was stated by Abraxas to be $3.5 million and Raymond James has not verified this figure. For the purposes of its Valuation, Raymond James considered the Supplementary Land Services land values as well as the stated values from Abraxas. The undeveloped land holdings for each of the Companies are summarized below:

                                TABLE 3:
                    GREY WOLF UNDEVELOPED LAND VALUE
   ==========================================================================
                                                        Value      Value
                                       Net Acres      ($/acre)  ($ millions)
                                      ---------------------------------------
   Alberta                              101,194       $   40.53    $  4.1
   British Columbia                      11,112       $   77.21    $  0.9
   Northwest Territories                 93,185       $   64.28    $  6.0
                                        -------                    ------
   Total                                205,491                  $   10.9
                                        =======                    ======


                                    TABLE 4:
                         ABRAXAS UNDEVELOPED LAND VALUE
   ===========================================================================

                                         Value        Value
                                       Net Acres     ($/acre)   ($ millions)
                                     -----------------------------------------
   Canadian Abraxas Limited
         Alberta                        201,755      $   38.44      $   7.8
         British Columbia                26,919      $   43.34      $   1.2
   Northwest Territories                163,292      $   63.59      $  10.4
                                        -------                     -------
   Total                                391,966                     $  19.6
                                        -------                     -------

   Abraxas (U.S. holdings)               71,277      $   49.40      $   3.5

   49% of Grey Wolf                     100,691      $   53.30      $   5.4
                                        -------                     -------

   Total Abraxas                        563,934                     $  28.5
                                        =======                     =======

OTHER ASSETS


For the purposes of the RJ NAV, tax deferrals, tax pools, ARTC as well as undeveloped land were added to the reserve values. For the purposes of the Engineering & Exchange Analysis, Primary Additions and Secondary Additions were added to the reserve values as per the discounting factors defined for each of the cases as outlined above in the Approach to Valuation section.

LIABILITIES AND EQUITY

LONG TERM DEBT

GREY WOLF - Grey Wolf reported that long-term debt was $7.67 million and $8.48 million at December 31, 2000 and March 31, 2001, respectively.


The long term debt is comprised of:
                                                                       DEC. 31,
2000         MARCH 31, 2001

-------------         --------------
   Bank Facility (Prime + 1/8% or BA's + 1 1/8%)                       $
7,665,450           $  8,476,000

ABRAXAS - Abraxas reported that long-term debt was $266.44 million and $266.79 million at December 31, 2000 and March 31, 2001, respectively.

The long term debt is comprised of:
                                                                       DEC. 31,
2000          MARCH 31, 2001

-------------          --------------

   11.5% Senior Notes due 2004 ("Old Notes)                            $
801,000           $    801,000
   12.875% Senior Secured Notes due 2003 ("First Lien Notes")
63,500,000             63,500,000
   11.5% Second Lien Notes due 2004 ("Second Lien Notes")
190,178,000            190,178,000
   Bank Facility (Prime + 0.125%) (1)
7,665,450              8,476,000
   Production Payment
5,231,000              4,904,000
            Less: Current Maturities
1,128,000                884,000

------------           ------------
   Total Long-term Debt as stated in YE 2000 financials
$266,247,450           $266,975,000
            Less: 51% of Grey Wolf Debt                                $
3,909,340           $  4,322,760

------------           ------------
   Total Long-term Debt accounting for minority interest
$262,338,110           $262,652,240



(1) Grey Wolf's Bank Facility converted into U.S. dollars at an exchange rate of 0.65.


On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded $31.0 million, net of tax, in Other Comprehensive Income/Loss representing the cumulative effect of an accounting change to recognize the fair value of cash flow derivatives. As of March 31, 2001, $20.6 million of deferred net losses on derivative instruments were recorded in other comprehensive income, of which $17.7 million was recorded as a current liability on Abraxas' March 31, 2001 financial statements.


In December 1999, Abraxas and Canadian Abraxas consummated an exchange offer whereby $269.7 million of the Old Notes were exchanged for $188.8 million of new Second Lien Notes, 16.1 million common shares of Abraxas and CVRs which entitled the holders to receive up to a total of 105,408,978 Abraxas common shares under certain circumstances as defined. On May 21, 2001, approximately 3.38 million common shares were issued to the CVR holders. There are no additional CVRs outstanding.

COMMON SHARES

GREY WOLF - For the purpose of computing the fully diluted net asset value per Grey Wolf Share, the number of Grey Wolf Shares outstanding was increased by
1.01 million shares for proceeds of $1.49 million. The adjusted number of Grey Wolf common shares outstanding and reserved for issuance for the purpose of this Valuation are as follows:


                                    TABLE 5:
                GREY WOLF COMMON SHARES OUTSTANDING AND OPTIONED
================================================================================
===================

                                                                Exercise Price
                                            # of Shares           ($/share)
   Expiry Date

---------------------------------------------------------
Common Shares Outstanding
     as at December 31, 2000                  12,661,541
Add: Employee and Directors Options            1,010,029        $0.74 to 3.07
     various
                                              ----------
Common Shares Outstanding and Optioned        13,671,570
                                              ==========


ABRAXAS - For the purposes of computing the fully diluted net asset value per Abraxas Share, the number of Abraxas Shares outstanding was increased by 8.376 million shares for proceeds of $16.99 million which includes outstanding options, warrants and issue of 3.386 million Abraxas shares in respect of the outstanding CVRs at May 21, 2001. The adjusted number of Abraxas Shares outstanding and reserved for issuance for the purpose of this Valuation are as follows:


                                    TABLE 6:
                 ABRAXAS COMMON SHARES OUTSTANDING AND OPTIONED
================================================================================
=========================
                                                                 Exercise Price
                                                # of Shares        ($/share)
       Expiry Date

----------------------------------------------------------
Common Shares Outstanding
     as at December 31, 2000                     22,593,969
Add: Outstanding Stock Options                    4,042,000      $1.30 to $5.03
           various
                                                 ----------
Adjusted Common Shares Outstanding               26,635,969
Add: Stock Warrants                                 950,000           $3.50
        July 1, 2004
                                                 ----------
Fully Diluted Common Shares                      27,585,969
                                                 ==========

Add: CVRs                                         3,386,000             N/A
         May 21, 2001
                                                 ----------
Fully Diluted Common Shares including CVRs       30,971,969
                                                 ==========

OTHER FACTORS AFFECTING VALUATION


In the case of Abraxas, a hedge settlement cost of $30.7 million was applied directly against the value of proved developed producing reserves within the Engineering & Exchange Analysis (defined on page 23).


REFERENCE IS MADE TO TABS 2 - 7 FOR MORE DETAILED INFORMATION AND DATA PERTAINING TO THE VALUATION METHODOLOGIES UTILIZED AND SUMMARIZED HEREIN.

                       IV. VALUATION OF THE COMMON SHARES


NET ASSET VALUE ANALYSIS (RJ NAV ANALYSIS)

The RJ NAV assumed a March 31, 2001 date for the balance sheets and hedge losses net of tax. Abraxas' year end 2000 net operating loss carry forwards of $101,800,000 was included in the analysis (discounted at 50% to reflect the present value). Other than 3rd party processing fees (such values were supplied by the companies), no values were assigned to gas plants or gathering lines. Plant assets are required in the operation of an oil and gas company and therefore lower a company's third party operating costs it would otherwise incur. The reserve values were calculated from future prices as posted on May 4, 2001 (RJ's future price deck for the month of May, 2001).



GREY WOLF SHARES

Based on and subject to the foregoing RJ NAV calculation, Raymond James has estimated the fair market value of the Grey Wolf Shares to be approximately $3.33. A summary of the value determined under the going concern approach for the Grey Wolf Shares is shown in Table 6.

                                TABLE 6:
                        GREY WOLF NET ASSET VALUE
================================================================================
==
                                                  ($ millions)      ($ per
share)

----------------------------------
   Proven Reserves                                 $     29.19       $    2.13
   Probable Reserves                               $      4.42       $    0.33
   Undeveloped Land                                $     10.92       $    0.80
   Other Assets (3rd Party Processing)             $      0.58       $    0.05
   Adjusted Working Capital + Option Proceeds      $     (0.98)      $   (0.07)
   Long-term Debt                                  $     (8.48)      $   (0.62)
   Present Value of Tax Pools and ARTC             $     13.13       $    0.96
   Present Value of A.T. G&A Costs                 $     (2.67)      $   (0.20)
                                                   -----------       ---------
        Net Asset Value                            $     45.57       $    3.37
                                                   ===========       =========
   Fully Diluted Shares Outstanding                 13,672,000


ABRAXAS SHARES

Based on and subject to the foregoing NAV calculation, Raymond James has estimated the fair market value of the Abraxas Shares to be approximately $4.28. A summary of the range of values determined under the going concern approach for the Abraxas Shares is shown in Table 7.



                                TABLE 7:
                      ABRAXAS NET ASSET VALUE (000)
================================================================================
                                                 ($ millions)  ($ per share)
                                                --------------------------------
   Proven Reserves                              $      244.92    $      7.90
   Probable Reserves                            $      128.44    $      4.15
   Undeveloped Land                             $       28.80    $      0.93
   Other Assets (3rd Party Processing)          $        3.90    $      0.12
   Adjusted Working Capital + Option Proceeds   ($      12.94)   ($     0.42)
   Long-term Debt + hedge loss not included
    in Adjusted Working Capital                 $     (265.53)   ($     8.57)
   Present Value of Tax Pools and ARTC          $       52.39    $      1.69
   Present Value of A.T. G&A Costs              $      (25.94)   $     (0.84)
                                                -------------    -----------
        Net Asset Value                         $      132.54    $      4.97
                                                =============    ===========
   Fully Diluted Shares Outstanding                30,971,969




In calculating Abraxas' RJ NAV, it was assumed that Abraxas' corporate tax rate was 35% plus a 5% production tax/ad valorem tax as stated by Abraxas, for an all in tax rate of 40%. As the above indicates, risked probable reserves account for approximately 84% of the total net asset value of Abraxas as opposed to Grey Wolf's risked probable reserves accounting for approximately 10% of the total net asset value. G&A after tax represents 6.9% and 7.9% of the after tax proven and probable reserve values for Abraxas and Grey Wolf respectively.



The implied exchange ratio derived from the RJ NAV analysis is 0.679 Abraxas shares per Grey Wolf share.


ENGINEERING & EXCHANGE ANALYSIS APPROACH

The Engineering & Exchange Analysis approach employed a pre-tax calculation for both Grey Wolf and Abraxas was based on the summary reserve information provided by the Companies. A mutually agreed to price deck was applied to the reserve volumes. A 10% discount rate was applied to the cash flows under this approach. Abraxas' hedge loss w Under this approach, three scenarios were used: (i) Least-Risked Case; (ii) Base Case; and (iii) Risked Case. In each case, no values were attributed to tax pools (the reserves were calculated on a before tax basis), seismic, 2001 incremental additions and inventory of potential drilling locations (collectively, "Secondary Additions").

The Least-Risked Case received 100% value to proven reserves and 50% to probable reserves. Primary Additions, which included undeveloped land and related third party processing, were given 100% of the stated value provided by the Companies. The Base Case applied 100% value to proven developed reserves, 90% to proven undeveloped reserves and 33% to probable reserves. Primary Additions received 90% of total value. The Risked Case gave 100% value to proven producing reserves, 90% to proven developed non-producing reserves, 75% to proven undeveloped reserves and 25% to probable reserves. Primary Additions received 75% of stated value.

                                TABLE 8:
                    ENGINEERING & EXCHANGE ANALYSIS
================================================================================
                                          LEAST-RISKED  BASE CASE     RISKED
                                             CASE                      CASE
                                         -------------  ----------  ------------
NAV PER SHARE - PROVEN RESERVES
Grey Wolf                                    $4.75       $4.75       $4.58
Abraxas                                      $6.53       $6.10       $5.12
Implied Exchange Ratio                       0.727       0.779       0.894
NAV PER SHARE - PROVEN + PRIMARY
Grey Wolf                                    $5.59       $5.51       $5.21
Abraxas                                      $7.22       $7.05       $5.91
Implied Exchange Ratio                       0.775       0.782       0.882
NAV PER SHARE - PROVEN + PROBABLE +
PRIMARY
Grey Wolf                                    $6.21       $5.91       $5.52
Abraxas                                      $11.36      $9.54       $7.80
Implied Exchange Ratio                       0.547       0.620       0.708


The range of exchange ratios vary depending upon risk and asset additions. Not including probable reserves, the exchange ratio ranges between 0.727 Abraxas share per Grey Wolf share to 0.894 Abraxas share to Grey Wolf share. Taking probable reserves into account (assuming the above risk parameters) the exchange ratio range is between 0.547 Abraxas share per Grey Wolf share to 0.708 Abraxas share to Grey Wolf share.

PEER GROUP ANALYSIS APPROACH

In the case of Grey Wolf, the comparison to its peer group involved using an adjusted enterprise value ("AEV") (the market value of a company's shares outstanding plus a company's net debt less a company's undeveloped land value) and adjusted price ("AdjPrice") (the company's share price less the per share value of the company's undeveloped land).

The peer groups for Grey Wolf and Abraxas were chosen on the basis of comparable enterprise value, daily production, and the natural gas component of production. In the case of Grey Wolf, all five comparable companies are currently under RJ research coverage. In the case of Abraxas, two of the nine comparable companies are currently under RJ research coverage. In addition, leverage was also considered within Abraxas' comparable companies.

                                    TABLE 9:
    GREY WOLF VERSUS PEERS (STATED IN CDN$ AND 6:1 GAS:OIL EQUIVALENT RATIO)
================================================================================
                           GREY      PEER GROUP     IMPLIED           IMPLIED
                           WOLF        AVERAGE     SHARE PRICE      SHARE PRICE
                                                 (Cdn$ per share) (US$ per
share)
                         --------  ------------  ---------------
---------------
Share Price ($/share)      $3.80         $6.00
AMC ($ millions)          $35.10        $87.20
AEV ($ millions)          $51.86       $106.84

Cash Flow ($ millions)    $25.20        $38.50
AdjPrice/Cash Flow         1.4X          2.1X          $5.07            $3.30
EBITDA ($ millions)       $27.10        $43.75
AEV/EBITDA                 1.9X          2.3X          $4.50            $2.93
Production (boe/d)         2,567        4,650
AEV/boe/d ($/boe/d)      $21,087       $20,022         $3.96            $2.57
Proven Reserves
(mmboe)                    5.98          8.51
AEV/boe ($/boe)           $8.68        $11.72         $5.13            $3.33
Proven + Probable
Reserves (mmboe)           7.75         11.42
AEV/boe ($/boe)           $6.70         $8.70          $4.93            $3.20
                                      AVERAGE         $4.72            $3.07


The implied share value range is between $2.57 and $3.33 (Cdn$3.96 and Cdn$5.13) with an average share value of $3.07 (Cdn$4.72).

In the case of Abraxas, the peer group comparison focused on cash flow, earnings, EBITDA, daily production and proven reserves. Enterprise value and share price was adjusted to account for undeveloped land ("AEV" and "AdjPrice" respectively). Each company's North American undeveloped acreage was valued a US$50.00 per acre. In addition, exercisable options and their respective average exercise price as of December 31, 2000 were taken into account in determining option proceeds and fully diluted shares.

                                TABLE 10:
                          ABRAXAS VERSUS PEERS
================================================================================
                                     ABRAXAS        PEER GROUP     IMPLIED SHARE

                                   -----------        AVERAGE           PRICE
                                                   -----------     -------------

Share Price ($/share)                 $4.15            $15.03

Enterprise Value ($ millions)        $391.0            $480.5

Cash Flow ($ millions)               $56.41            $93.80
ADJPRICE/CASH FLOW                    1.6X              3.4X             $7.92
EBITDA ($ millions)                  $87.86           $117.88
AEV/EBITDA                            4.1X              4.4X             $5.08
Earnings                              $3.1             $32.56
ADJP/EARNING                          28.6X             8.5X             $1.94
Production (boe/d)                   10,906            18,478
AEV/BOEPD ($/BOE)                    $33,267          $31,562            $3.49
Proven Reserves (mmboe)               38.6              69.5
AEV/BOE ($/BOE)                       $9.40            $6.93             $0.75
                                     AVERAGE                             $3.84

Financial multiples give an indication of how a company is valued relative to its peers, however, they don't take into account a company's asset value (in this, the value of the company's reserves) nor risk associated with debt leverage. Abraxas' leverage versus its peers is significantly higher than that of its peers: 2000 year end debt to estimated 2001 cash flow is 5.0x for Abraxas versus 2.3x for the peer group; debt to enterprise value is 69% for Abraxas versus 35% for the peer group; and debt to book value is 102% for Abraxas versus 59% for the peer group.

Abraxas trades at a high value on a proven reserve basis relative to its peers. U.S. based oil and gas companies do not publish their probable reserves and for this reason, RJ was not able to include probable reserves in the peer analysis. It is uncertain how Abraxas' probable reserves would compare to its peer group. It should be noted that probable reserves are typically risked between 50% and 100%.

The implied share value range is between $0.75 and $7.92. The average of the share value range was $3.84. The implied exchange ratio assuming a Grey Wolf share price based upon its peer group average of $3.07 and an Abraxas share price based upon its peer group average of $3.84 would be 0.799x


COMPARABLE ACQUISITIONS ANALYSIS

The consideration to be received by the Grey Wolf Shareholders was evaluated by comparing the Takeover Offer to comparable acquisitions announced during the fourth quarter of 2000 and the first quarter of 2001 in terms of the reserve value per unit of daily production as well as per unit reserves on a proven and a proven plus half probable basis. The purpose of the Comparable Acquisition Analysis is to assist in the determination of potential offer prices for Grey Wolf by bona fide interested third parties.

The comparable acquisitions were defined as corporate acquisitions where the transaction value was greater than Cdn$20 million and the gas component of reserves was greater than 50% (based on a 10:1 conversion). Reserve value is defined as market capitalization on a fully diluted basis plus net debt including proceeds from "in the money" options less net undeveloped land.

Variations in unit value between transactions can be attributed to a large number of factors including: location, size and quality of reserves and their stage of development and potential upside; associated operating costs and royalty burdens; access to markets; amount and nature of existing and available sales contracts; accompanying redundant assets such as plant and facilities and undeveloped land; type and amount of available tax pools; and the number and type of available purchasers (particularly special purchasers and their motivation).


                                                TABLE 11:
                           GREY WOLF ACQUISITION VERSUS COMPARABLE ACQUISITIONS
                               (STATED IN CDN$ AND 10:1 GAS/OIL CONVERSION)
================================================================================
===========================
                                                       GREY WOLF      AVERAGE
 IMPLIED       IMPLIED
                                                       ---------      -------
 --------      --------

SHARE PRICE  SHARE PRICE

-----------  -----------

  (Cdn$)        (US$)

Reserve Value ($ millions)                               $54.0         $532.7

Reserve Value/Proven Reserves ($/boe)                    $13.42        $15.77
   $4.71        $3.06
Reserve Value/Proven+1/2 Probable Reserves ($/boe)       $11.77        $13.14
   $4.47        $2.91
Reserve Value/Daily Production ($/boe/d)                $35,140       $45,945
   $5.16        $3.35
                                                        AVERAGE
   $4.78        $3.11
---------------------------------------------------- --------------- -----------
------------ -------------


An implied offer price for a Grey Wolf share is between $2.90 to $3.35 (Cdn$4.47 and Cdn$5.16) for an average offer price of $3.11.


CONSIDERATION OF OTHER BENEFITS

Raymond James believes that the combination of the Companies may result in a number of benefits to the holders of the common shares of the pro forma company. It is not possible to accurately quantify these potential benefits. However, benefits of the Takeover Bid will be shared by the shareholders of each of the Companies on a basis pro rata to their interests in the pro forma company.


PRIOR VALUATIONS

The management of Grey Wolf and Abraxas have represented to Raymond James that there have been no prior valuations in respect to Grey Wolf and Abraxas prepared in the last 24 months.


COMPARISON OF THE SHARE EXCHANGE RATIO TO THE RATIO OF TRADING PRICES

We performed an analysis of the historical ratio of the weighted average trading price of a Abraxas Share to a Grey Wolf Share at certain periods prior and subsequent to the announcement of Abraxas' offer to purchase the remaining portion of Grey Wolf it does not already own. The purpose of this comparison is for illustrative information only and has not been employed to derive share values or an appropriate exchange ratio. This analysis indicates that the market has responded by trading towards the announced exchange ratio.


                                                      TABLE 12:
                                     GREY WOLF / ABRAXAS RELATIVE TRADING (1)
================================================================================
===================================


IMPLIED PRICE                MARKET
                                           GREY                           PER
GREY WOLF   PREMIUM      IMPLIED
                                           WOLF    GREY WOLF  ABRAXAS
SHARE       TO MARKET  EXCHANGE RATIO
                                         -------  ----------  --------
----------  -----------  ---------------
                                          (Cdn$)     (US$)     (US$)
($Cdn)
30 days prior to announcement              $2.18     $1.42     $4.05
$3.74          71%          0.35
60 days prior to announcement              $2.06     $1.34     $3.71
$3.43          67%          0.36
90 days prior to announcement              $2.11     $1.37     $3.69
$3.40          61%          0.37
120 days prior to announcement             $2.01     $1.31     $3.22
$2.97          48%          0.41

30 days after the announcement             $2.90     $1.88     $4.71
$4.35          63%          0.40
60 days after the announcement             $3.07     $1.99     $4.78
$4.42          56%          0.42

10 days prior to announcement of
exchange
ratio                                      $3.29     $2.14     $4.87
$4.49          48%          0.44
day prior to announcement of exchange
ratio                                      $3.43     $2.23     $4.91
$4.53          43%          0.45
day of announcement of exchange ratio      $3.77     $2.45     $4.83
$4.46          28%          0.51
announcement date to current               $3.73     $2.43     $4.30
$3.97          15%          0.56

last 10 days                               $3.73     $2.42     $4.20
$3.88          4%           0.58
last 20 days                               $3.73     $2.42     $4.27
$3.94          6%           0.57

current (5/15/01)                          $3.78     $2.46     $4.20
$3.88          3%           0.58


(1) All share prices are stated as the weighted average for the indicated period.


COMPARISON OF PRO FORMA FINANCIAL RESULTS

We analysed the forecasted cash flow and net income per share that would accrue to a Grey Wolf Share on a stand alone basis and pro forma the Takeover Offer. In the year 2001, such analysis forecasts that the cash flow and net income attributable to each Grey Wolf Share would increase.



COMPARISON OF QUALITATIVE FACTORS

In addition to the foregoing, we are of the opinion that the combination of the businesses of Grey Wolf and Abraxas through the Takeover Offer will result in the shareholders of Grey Wolf participating in an entity that will have a larger asset and cash flow base and with greater financial resources, which may be strategically, financially and operationally in a better position to compete in the business of exploring for, developing and producing crude oil and natural gas. These attributes of Abraxas, pro forma the Takeover Offer, may provide the Shareholders with additional qualitative benefits.

                                 V. CONCLUSIONS

VALUATION CONCLUSIONS

Based on, and subject to the foregoing, Raymond James's opinion as to the fair market value of each of the Grey Wolf Shares and Abraxas Shares, for the purpose of this Valuation, are as follows:


                               TABLE 13:
                      CONCLUSIONS: RANGE OF VALUES
================================================================================
RJ NAV
    Grey Wolf Share                              $3.37
    Abraxas Share                                $4.97
IMPLIED EXCHANGE RATIO                           0.679

ENGINEERING & EXCHANGE ANALYSIS (BASE CASE)

PROVEN + PROBABLE + PRIMARY
    Grey Wolf Share                              $5.91
    Abraxas Share                                $9.54
IMPLIED EXCHANGE RATIO                           0.620


PEER GROUP ANALYSIS                             AVERAGE        LOW        HIGH
                                               ---------    --------   ---------

    Grey Wolf Share                              $3.07        $2.57      $3.33

    Abraxas Share                                $3.84        $0.75      $7.92

IMPLIED EXCHANGE RATIO                           0.799


COMPARABLE ACQUISITION ANALYSIS                 AVERAGE        LOW        HIGH
                                               ---------    --------   ---------

    Grey Wolf Share                              $3.11        $2.91      $3.35




The Valuation used three methodologies in calculating the estimated fair market share value of Grey Wolf, (RJ NAV, Peer Group Analysis and Comparable Acquisition Analysis). The ranges of the methodologies' averages are $3.07 per Grey Wolf Share to $3.37 per Grey Wolf Share (C$4.72 to C$5.19) with an average of $3.18 per Grey Wolf Share (C$4.90).

The Valuation used two metholologies in calculating the estimated fair market share value of Abraxas (RJ NAV and Peer Group Analysis). The ranges of the methodologies' averages are $3.84 per Abraxas share to $4.97 per Abaxas share with and average of $4.41 per Abraxas share.



The exchange ratio assuming the above averages of the estimated fair market share values for Grey Wolf and Abraxas ($3.18 and $4.41 respectively) is 0.721.



The Valuation used three methodologies in calculating an exchange ratio
(RJ NAV, Engineering & Exchange Ananlysis and Peer Group Analysis). The three exchange ratios in Table 13 range from 0.620 to 0.799 with an average of
0.699. The median (which corresponds to the RJ NAV exchange value) is 0.679.



Share values for higher leveraged companies (such as Abraxas) are more sensitive to changes in commodity prices than companies with lower leverage. The future share value of companies with a high degree of probable reserves (such as Abraxas) is directly impacted by the success the company has in drilling its probable reserves. Predicting the probability of success of drilling probable reserves is difficult.


In conclusion, the Valuation undertook four methodologies reflecting economic and general business and financial conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise of Grey Wolf, Abraxas, Canadian Abraxas and the companies within the Canadian and U.S. peer groups as reflected in the information and documents reviewed by Raymond James. In our analysis, we made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, any of which are beyond the control of any party involved in the Takeover Offer. The analysis took a number of approaches and parameters, including those specific to the oil and gas industry, which resulted in numerous share value data points. The reader cannot select portions of our analysis, but must consider all factors of the analysis.



Yours truly,
RAYMOND JAMES & ASSOCIATES, INC

Abraxas Petroleum Corporation
500 North Loop 1604 East
Suite 100
San Antonio, Texas 78232

Abraxas Acquisition Corporation
1900, 333-7th Ave. S.W.
Calgary, Alberta T2P 2Z1



Gentlemen:

We refer to the formal valuation dated May 29, 2001, which we prepared for the Special Committee of the Board of Directors of Grey Wolf Exploration Inc. for the take-over bid proposed by Abraxas Petroleum Corporation and Abraxas Acquisition Corporation. We consent to the filing of the formal valuation with the Ontario, British Columbia and Alberta Securities Commissions and the inclusion of the formal valuation in this take-over bid circular and the summary thereof contained in such circular.

Dated: July 30, 2001




                                    /s/ RAYMOND JAMES & ASSOCIATES, INC.

                                    RAYMOND JAMES & ASSOCIATES, INC.

                                     ANNEX D

                       OPINION OF JEFFRIES & COMPANY, INC.

                                                                    June 7, 2001


The Special Committee of the Board of Directors
ABRAXAS PETROLEUM CORPORATION
500 N. Loop 1604 East, Suite 100
San Antonio, TX  78232

Attention:  Mr. Robert L.G. Watson
            President & Chief Executive Officer

Gentlemen:

You have advised us that Abraxas Petroleum Corporation ("Abraxas" or the "Company") proposes to enter into an agreement whereby Abraxas will acquire the common shares of Grey Wolf Exploration Inc. (the "Grey Wolf Shares") that it does not already own (the "Transaction") for an exchange of Abraxas common stock ("Abraxas Shares") for Grey Wolf Shares at a ratio of 0.6 Abraxas Shares for each Grey Wolf Share. You have requested our Opinion (the "Opinion") as to whether the exchange ratio is fair, from a financial point of view, to the stockholders of the Company's Common Stock (other than the Abraxas stockholders who also own Grey Wolf Shares).

In conducting our review and analysis and in arriving at the Opinion, we have, with the Company's permission, assumed and relied upon, without independent verification, the accuracy and completeness of all of the historical and projected financial and other information provided to us by the Company, and our assumption regarding U.S. and Canadian currency exchange rates. With respect to the above noted historical and projected financial information, the management of the Company has advised us that such information has been reasonably prepared and reflects such management's best currently available estimates and judgments, including the impact of the Transaction on the Company's projections, and you have instructed us to rely on such information in rendering the Opinion. We have also relied upon the assurances of management that they were not aware of any facts that make this information inaccurate or misleading. We have not conducted a physical inspection or appraisal of any of the assets, liabilities, properties or facilities of the Company or Grey Wolf Exploration, nor have we made or considered any independent evaluations or appraisals of any of such assets, properties or facilities.

In conducting our analysis and rendering the Opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including: (i) the exchange ratio; (ii) drafts of the offer to exchange and offering circular; (iii) historical and current financial condition and results of operations, including certain public filings of the Company; (iv) certain non-public financial and non-financial information prepared by the Company and provided to us for our analysis; (v) the business prospects of the Company and Grey Wolf Exploration considering their current capital structure and after giving effect to the Transaction; (vi) the historical and current market price of the Company and Grey Wolf common stock; (vii) publicly available industry data we considered relevant to our inquiry; (viii) the value of certain intangible benefits that may accrue to the Company as a result of the Transaction and (ix) such other factors as we deemed relevant to the Opinion. In addition, we have taken into account general economic, monetary, political and market conditions as well as our experience with similar transactions and the valuation of similar securities. The Opinion is based on the aforementioned conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable change and any such change could impact the Opinion.

Jefferies & Company, Inc. ("Jefferies") will receive a fee of $200,000 payable upon delivery of this Opinion. In the ordinary course of Jefferies' business, it actively trades the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Jefferies has rendered investment banking services to the Company in the past and has received fees for the rendering of such services.

Based upon and subject to the foregoing, we are of the Opinion, as investment bankers, that, as of the date hereof, the exchange ratio is fair, from a financial point of view, to the holders of the Company's Common Stock (other than the Abraxas stockholders who also own Grey Wolf Shares).

This letter is solely for the information of the Special Committee of the Board of Directors of the Company as one element in the Board's consideration of the Transaction and may not be relied upon by any other person. This letter does not address the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any holder of the Company's Common Stock as to how to vote on the approval of the Transaction or any matter related thereto. The Opinion, and any supporting analysis or other material prepared by Jefferies, may not be quoted or referred to, in whole or in part, in any public filing or in any written document, or used for any other purpose, without our prior written consent. We understand and agree that this letter will be reprinted in its entirety and that we will have the opportunity to review and comment on all descriptions thereof prior to dissemination to the stockholders of the Company. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting, or that may affect, this Opinion of which we become aware after the date hereof.



                                       Very truly yours,


                                       Jefferies & Company, Inc.

                                     ANNEX E

            SECTIONS 187-199 OF THE ALBERTA BUSINESS CORPORATIONS ACT

Take-Over Bids - Compulsory Purchase

Definitions 187

In this part,

      (a) "dissenting offeree" means an offeree who does not accept a take-over bid and a person who acquires from an offeree a share for which a take-over bid is made;

      (b)   "offer" includes an invitation to make an offer;

      (c)   "offeree" means a person to whom a take-over bid is made;

      (d) "offeree corporation" means a corporation whose shares are the object of a take-over bid;

      (e) "offeror" means a person, other than an agent, who makes a take-over bid, and includes 2 or more persons who, directly or indirectly,

            (i)   make take-over bids jointly or in concert, or

            (ii) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made;



      (f)   "share" means a share with or without voting rights and includes

            (i)   a security currently convertible into such a share, and

            (ii)  currently  exercisable  options and rights to acquire such a
            share or such a   convertible security;

      (g) "take-over bid" means an offer made by an offeror to shareholders to acquire all of the shares of any class of shares of an offeree corporation not already owned by the offeror, and includes every take-over bid by a corporation to repurchase all of the shares of any class of its shares which leaves outstanding voting shares of the corporation.

188


1. A take-over bid is deemed to be dated as of the date on which it is sent.

2. If within the time limited in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is the shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares to which the take-over bid relates, other than shares of that class held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with this Part, to acquire the shares of that class held by the dissenting offerees.

3. The rights of an offeror and offeree under this Part are subject to any unanimous shareholder agreement.

189

1. An offeror may acquire shares held by a dissenting offeree by sending by registered mail within 60 days after the date of termination of the take-over bid and in any event within 180 days after the date of the take-over bid, an offeror's notice to each dissenting offeree stating that

            (a) the offerees holding more than 90% of the shares to which the bid relates have accepted the take-over bid,

            (b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid,

            (c) a dissenting offeree is required to elect

                  (i) to transfer his shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take- over bid, or

                  (ii)  to demand payment of the fair value of his shares

                        (A)   by notifying the offeror, and

                        (B)   by applying to the Court to fix the fair value
                               of the shares of the dissenting offeree,

      within 60 days after the date of the sending of the offeror's notice,

      (d) a dissenting offeree who does not notify the offeror and apply to the Court in accordance with clause (c)(ii) is deemed to have elected to transfer his shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid, and

      (e) a dissenting offeree shall send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation within 20 days after he receives the offerror's notice.

      2. Concurrently with sending the offeror's notice under subsection (1), the offeror shall send or deliver to the offeree corporation a notice of adverse claim in accordance with section 73 with respect to each share held by a dissenting offeree.

190

1. A dissenting offeree to whom an offeror's notice is sent under section 189(1), within 20 days after he receives that notice, send his share certificates of the class of shares to which the take-over bid relates to the offeree corporation.

2. Within 20 days after the offeror sends an offeror's notice under section 189(1), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under section 189(1)(c)(i).

191



1. The offeree corporation is deemed to hold in trust for the dissenting offerees the money or other consideration it receives under section 190(2), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

2. Within 30 days after the offeror sends an offeror's notice under section 189(1), the offeree corporation shall, if the offeror has paid or transferred to the offeree corporation the money or other consideration referred to in section 190(2),

      (a) issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees,

      (b) give to each dissenting offeree who elects to accept the take-over bid terms under section 189(1)(c)(i) and who sends or delivers his share certificates as required under section 190(1), the money or other consideration to which he is entitled, disregarding fractional shares, which may be paid for in money, and

      (c) send to each dissenting shareholder who has not sent his share certificates as required under section 190(1) a notice stating that

            (i)   his shares have been cancelled,

            (ii) the offeree corporation or some designated person holds in trust for him the money or other consideration to which he is entitled as payment for or in exchange for his shares, and

            (iii) the offeree corporation will, subject to section 192 to 198, send that money or other consideration to him forthwith after receiving his shares.

192 If a dissenting offeree has elected to demand payment of the fair value of his shares under section 189(1)(c), the offeror may, within 20 days after it has paid the money or transferred the other consideration under section 190(2), apply to the Court to fix the fair value of the shares of that dissenting offeree.

193 A dissenting offeree is not required to give security for costs in an application made under this Part.

194 If more than one application is made under sections 189 and 192, the offeror or a dissenting offeree may apply to have the applications heard together.

195 On application under this Part, the Court shall fix a fair value for the shares of each dissenting offeree who is a party to the application.

196 The Court may in its discretion appoint one or more appraisers to assist the Court to fix a fair value for the shares of a dissenting offeree.

197 The final order of the Court shall be made against the offeror in favour of each dissenting offeree who has elected to demand payment of the fair value of his shares for the fair value of his shares as fixed by the Court.

198 In connection with proceedings under this Part, the Court may make any order it thinks fit and, without limiting the generality of the foregoing, it may do any or all of the following;

            (a) fix the amount of money or other consideration that is required to be held in trust under section 191(1);

            (b) order that the money or other consideration be held in trust by a person other than the offeree corporation;

            (c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date he sends or delivers his share certificates under section 190(1) until the date of payment;

            (d) order that any money payable to a shareholder who cannot be found be paid to the Provincial Treasurer and section 220(3) applies in respect of money so paid.

199

1. If the take-over bid is an offer by a corporation to repurchase its own shares section 189(2) does not apply, and section 190(2) does not apply, but the corporation shall comply with section 191(1) within 20 days after it sends an offeror's notice under section 189(1).

2.    If

      (a) the take-over bid is an offer by a corporation to repurchase its own shares, and

      (b)   the corporation is prohibited by section 32

            (i) from depositing or placing the consideration for the shares pursuant to section 191(1), or

            (ii) paying the amount for the shares fixed by the Court pursuant to section 195 the corporation

      (c) shall re-issue to the dissenting offeree the shares for which the corporation is not allowed to pay, and

      (d) is entitled to use for its own benefit any money or consideration deposited or placed under section 1919(1), and the dissenting offeree is reinstated to his full rights, as a shareholder.

                                   ANNEX F

            INFORMATION CONCERNING ABRAXAS ACQUISITION CORPORATION

AUDITORS' REPORT

To the Shareholder of
ABRAXAS ACQUISITION CORPORATION:

We have audited the balance sheet of ABRAXAS ACQUISITION CORPORATION as at June 7, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Company as at June 7, 2001 in accordance with Canadian generally accepted accounting principles.





Calgary, Canada                                 (signed) "DELOITTE & TOUCHE LLP"
June 7, 2001                                               Chartered Accountants

ABRAXAS ACQUISITION CORPORATION
BALANCE SHEET
AS AT JUNE 7, 2001
(STATED IN CANADIAN DOLLARS)
-------------------------------------------------------------------------------

                                                               $
                                                          -------------

ASSET

  Cash                                                          100
                                                          =============

SHAREHOLDER'S EQUITY

  Share capital (Note 2)                                        100
                                                          =============

APPROVED ON BEHALF OF THE BOARD

(SIGNED) "ROBERT L. G. WATSON", DIRECTOR

(SIGNED) "MARK R. SMITH", DIRECTOR




ABRAXAS ACQUISITION CORPORATION
NOTES TO THE BALANCE SHEET
AS AT JUNE 7, 2001
(STATED IN CANADIAN DOLLARS)
------------------------------------------------------------------------------

1.    INCORPORATION

      The Company was incorporated in Canada under the Business Corporations Act (Alberta) on May 31, 2001. The Company is a wholly-owned subsidiary of Abraxas Petroleum Corporation.

2.    SHARE CAPITAL

      Authorized
        Unlimited number of common shares without nominal or par value

                                                 -------------------------

                                                   NUMBER OF     AMOUNT
                                                    SHARES         $
                                                 -------------------------
      Issued
        Common shares                                100           100
                                                 =========================

                                   ANNEX G

                       ABRAXAS AUDIT COMMITTEE CHARTER

                        ABRAXAS PETROLEUM CORPORATION

                           Audit Committee Charter


The audit committee of the board of directors shall be comprised of directors who are independent of management and the Company. Members of the audit committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All audit committee members will be financially literate and at least one member will have accounting or related financial/management expertise.


STATEMENT OF POLICY

The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, and the financial management of the Company.


RESPONSIBILITIES

In carrying out its responsibilities, the audit committee believes it policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

      o Obtain the full board of directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least annually).

      o Review and recommend to the directors the independent auditors to be selected, subject to shareholders approval, to audit the financial statements of the Company and its divisions.


      o Have a clear understanding with the independent auditors that they are ultimately accountable to the audit committee and the board of directors who, as the shareholders' representatives, have the ultimate authority in evaluating and, if appropriate, terminating their services.

      o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof, review such audit or review, including any comments or recommendations of the independent auditors.

      o Review with the independent auditors and the Company's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review Company policy statements to determine their adherence to the code of conduct.

      o Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

      o Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

      o Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The chair of the committee may represent the entire committee for the purpose of review.

      o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

      o Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial and accounting personnel and the cooperation that the independent auditors received during the course of audit.

      o Review accounting and financial human resources and succession planning relative thereto.

      o Report the results of the annual audit to the board of directors. If requested by the board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the audit committee meeting during which the results of the annual audit are reviewed).

      o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships of professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

      o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

      o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                     ANNEX H

           ABRAXAS PETROLEUM CORPORATION 1994 LONG TERM INCENTIVE PLAN

                          ABRAXAS PETROLEUM CORPORATION
                          1994 LONG TERM INCENTIVE PLAN
                        (as amended through June 5, 2001)


      Abraxas Petroleum Corporation (the "Company") hereby establishes the Plan for key employees of, and consultants to, the Company and its Affiliates as follows:

I.    PURPOSE

      The purpose of the Plan is to aid the Company and its Affiliates in employing and retaining qualified and competent personnel and to encourage significant contributions by such personnel to the success of the Company and its Affiliates. It is believed that this purpose will be furthered through the granting to key employees and consultants of Awards, as authorized under the Plan, so that such employees and consultants will be encouraged and enabled to acquire a substantial personal interest in the continued success of the Company and its Affiliates.

      This Plan shall be effective January 1, 1994, subject to approval by the Company's stockholders at the 1994 Annual Meeting of Stockholders to be held May 19, 1994, and shall terminate on December 31, 2003, except with respect to any Award then outstanding.

2.    DEFINITIONS

      "ADMINISTRATIVE GUIDELINES" means the interpretative guidelines approved by the Committee providing the foundation for administration of the Plan.

      "AFFILIATE" means any subsidiary corporation (as defined in Section 424 of the Code) of the Company.

      "AWARD" means an Award described in Section 4 of this Plan.

      "AWARD AGREEMENT" means an agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to the Award granted to the Participant.

      "BOARD" means the Board of Directors of the Company.

      "CODE" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

      "COMMITTEE" means the Compensation Committee of the Board, the requisite number of members of which shall qualify as "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act or any successor provision.

      "COMMON STOCK" means the common stock of the Company, par value $.01 per share, and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Company issued in substitution, in exchange for, or in lieu of the Common Stock.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934 and the regulations thereunder, as amended from time to time.

      "FAIR MARKET VALUE" means the average of the high and low sale prices of a share of Common Stock, or other security for which Fair Market Value is being determined, as quoted on the NASDAQ Stock Market (or such other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of Common Stock or such other security is reported for such date, the first preceding day for which there is a reported sale. The Committee shall determine the Fair Market Value of any security that is not publicly traded, using such criteria as it shall determine, in its sole discretion, to be appropriate for the purposes of such valuation.

      "PARTICIPANT" means an individual who has been granted an Award pursuant to this Plan.

      "PLAN" means this Abraxas Petroleum Corporation 1994 Long Term Incentive Plan, as set forth herein and as it may be amended from time to time.

      "PLAN YEAR" means the calendar year.

3.    ELIGIBILITY

      Key employees (including officers and employee directors) of, and consultants to, the Company and its Affiliates shall be eligible to participate in this Plan. An Award may not be granted to a member of the Board who is not also an employee of the Company or an Affiliate.

4.    AWARDS

      An Award is the right to receive compensation, payable in cash, Common Stock or other securities of the Company or an Affiliate, or any combination thereof, determined in accordance with the Administrative Guidelines. All Awards made pursuant to this Plan are in consideration of services performed or to be performed for the Company or its Affiliates. The Committee may establish minimum performance targets with respect to each Award. Performance targets may be based on financial criteria, such as the Fair Market Value of Common Stock or other objective measures of financial performance of the Company, or may be based on the performance of a division, subsidiary or Affiliate of the Company, or the performance of an individual Participant. Notwithstanding anything in this Plan to the contrary, any Awards of stock options or similar rights, stock appreciation rights, performance units, or performance shares shall contain the restrictions on assignability in Section 6(a) of this Plan to the extent required under Rule 16b-3 of the Exchange Act. The following types of Awards may be granted under this Plan, singly or in combination or in tandem with other Awards, as the Committee may determine:

            (a) NON-QUALIFIED STOCK OPTIONS. A non-qualified stock option is a right to purchase, during such period of time as the Committee may determine, a specified number of shares of Common Stock or other security, which does not qualify as an incentive stock option under Section 422 of the Code, at a fixed option price equal to no less than 100 percent of the Fair Market Value of the Common Stock or other security on the date the Award is granted. A non-qualified stock option shall be designated as such in the Award Agreement and on the Company's books and records.

      The option price may be payable in the following form(s) as determined in accordance with the Administrative Guidelines:

      (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, wire transfer, or direct account debit;



      (ii) through the delivery or assignment of the ownership of shares of Common Stock or other securities of the Company with a Fair Market Value equal to all or a portion of the option price for the total number of options being exercised; or



      (iii) by a combination of the methods described in clauses (i) and (ii) above.



      (b) INCENTIVE STOCK OPTIONS. An incentive stock option is a right to purchase, during such period of time as the Committee may determine, a specified number of shares of Common Stock, that shall comply with the requirements of Section 422 of the Code or any successor section, at a fixed option price equal to no less than 100 percent of the Fair Market Value of the Common Stock on the date the Award is granted; provided, however, if the optionee owns stock possessing more than ten (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates, the option price shall not be less than one-hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date the Award is granted. The aggregate Fair Market Value (determined at the time of grant of the Award) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during a calendar year shall not exceed $100,000 (or such other limit as may be required by the Code) based on the Fair Market Value of the stock on the date that the incentive stock option is granted. An incentive stock option shall not be exercisable after the expiration of ten (10) years from the date such Award is granted; provided, however, if the optionee owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates, any incentive stock option granted to such optionee shall not be exercisable after the expiration of five (5) years from the date such Award is granted. The Committee may provide that the option price under an incentive stock option may be paid by one or more of the methods described in Sections 4(a)(i), (ii) and (iii) above.

      (c) STOCK APPRECIATION RIGHTS. A stock appreciation right is a right to receive, without payment, an amount not in excess of (i) the Fair Market Value on the exercise date of the number of shares of Common Stock for which the stock appreciation right is exercised less (ii) the exercise price of such stock appreciation right, which price shall equal the Fair Market Value of such shares on the date the stock appreciation right was granted (or, in the case of an option with a tandem stock appreciation right, the option price that the optionee would otherwise have been required to pay for such shares). The right to receive such amount shall be conditioned upon the surrender of the stock appreciation right (or of both the option and the stock appreciation right in the case of a tandem stock appreciation right, or a portion of either). Stock appreciation rights shall be payable in Common Stock, cash or a combination thereof.

      (d) RESTRICTED STOCK. Restricted Stock is Common Stock or other security of the Company or an Affiliate that is subject to restrictions on transfer and such other restrictions on the incidents of ownerships as the Committee may determine. Restricted Stock Awards may be made without cash payment by, or other out of pocket consideration from, the Participant, either on the date of grant or the date the restriction(s) lapse or are removed. Restricted Stock Awards shall be designated as such in the Award Agreement and on the Company's books and records.

      (e) PERFORMANCE UNITS. A performance unit is a promise by the Company to make a payment to the Participant, which may be contingent upon the achievement of one or more performance targets specified by the Committee. A performance unit is a right to receive an amount that may be determined by reference to Common Stock, other securities of the Company or an Affiliate, or by reference to dollar amounts. Performance units shall be subject to such conditions with respect to vesting, timing, and amount of payments as the Committee shall determine. Performance units shall be payable in cash. Performance unit Awards may be made without cash payment by, or other out of pocket consideration from, the Participant, either on the date of grant or the date of payment.

      (f) PERFORMANCE SHARES. A performance share is a promise by the Company to make a payment to the Participant, which may be contingent upon the achievement of one or more performance targets specified by the Committee. A performance share is a right to receive an amount that may be determined by reference to Common Stock, other securities of the Company or an Affiliate, or by reference to dollar amounts. Performance shares shall be subject to such conditions with respect to vesting, timing, and amount of payments as the Committee shall determine. Performance shares shall be payable in Common Stock or other securities of the Company or any Affiliate. Performance share Awards may be made without cash payment by, or other out of pocket consideration from, the Participant, either on the date of grant or the date of payment. Performance Share Awards shall be designated as such in the Award Agreement and on the Company's books and records.

      (g) DIVIDEND EQUIVALENTS. A dividend equivalent is the right to receive an amount equal to the dividends paid on a specified number of shares of Common Stock. A dividend equivalent shall be payable in cash.

      (h) OTHER AWARDS. The Committee may, from time to time, grant such other Awards as the Committee may determine, provided that no such Award shall be inconsistent with the terms of this Plan.

      (i) LIMITATIONS ON AWARDS TO INDIVIDUAL PARTICIPANTS. Subject to adjustment pursuant to Section 10 hereof, the number of shares of Common Stock awarded as incentive stock options, non-qualified stock options, stock appreciation rights, Restricted Stock Awards and/or performance shares which may be granted hereunder to any Participant during any Plan Year under all forms of Awards shall not exceed 100,000 shares.

5.    NUMBER OF SHARES

      Not more than 5,000,000 shares of Common Stock may be issued with respect to all Awards granted under this Plan, subject to the adjustment provisions set forth in Section 10 hereof. Upon the expiration or termination of an Award, for any reason, the shares shall again be available for grant under the Plan. No Awards under this Plan shall be granted after December 31, 2003, pursuant to
Section 1 hereof. Awards that are granted or paid in some manner other than by the issuance of Common Stock shall not be counted in determining the number of shares issued under this Plan.

6.    AWARD AGREEMENTS

      Each Award under this Plan shall be evidenced by an Award Agreement setting forth the terms and conditions, as determined by Administrative Guidelines, applicable to the Award. Award Agreements may include:

            (a) NON-ASSIGNABILITY. A provision that no Award shall be assignable or transferable except by will or by the laws of descent and distribution and that during the lifetime of a Participant, the Award shall be exercised only by such Participant or by his guardian or legal representative. Incentive Stock Option Awards shall include a non-assignability provision as provided in this Section 6(a).

            (b) TERMINATION OF EMPLOYMENT. Provisions governing the disposition of an Award in the event of the retirement, disability, death, or other termination of a Participant's employment or relationship to the Company or an Affiliate.

            (c) RIGHTS AS A STOCKHOLDER. A provision concerning what rights, if any, a Participant shall have as a stockholder with respect to any shares of Common Stock covered by an Award until the date the Participant or his nominee becomes the holder of record. Except as provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to such date, unless the Award Agreement specifically requires such adjustment.

            (d) WITHHOLDING. A provision requiring the withholding of all taxes as required by law. In the case of payments of Awards in shares of Common Stock or other securities, withholding shall be as required by law and in the Administrative Guidelines.

            (e) MISCELLANEOUS. Such other terms and conditions including, without limitation, the criteria for determining vesting of Awards, the amount or value of Awards, termination of Awards for cause, the exercise of Awards pursuant to a brokerage or similar arrangement or adjustments for nonrecurring or extraordinary items, as are necessary and appropriate to effect the purposes of the Plan.

7.    CHANGE IN CONTROL

      Award Agreements may include, as set forth in the Administrative Guidelines, that any or all of the following actions may occur as a result of, or in anticipation of, any Change in Control to assure fair and equitable treatment of Participants:

            (a) acceleration of time periods for purposes of vesting in, or realizing gain from, any outstanding Award made pursuant to this Plan;

            (b) purchase of any outstanding Award made pursuant to this Plan from the holder of its equivalent cash value, as determined by the Committee, as of the effective date of the Change in Control; and

            (c) adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants.

      For purposes of this Section, a "Change in Control" shall mean the occurrence of any of the following events:

            (i) a third person, including a "group" as determined in accordance with Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as determined pursuant to Section 13(d)(3) of the Exchange Act) of Common Stock having thirty percent (30%) or more of the total number of votes that may be cast for the election of members of the Board;

            (ii) all or substantially all of the assets and business of the Company are sold, transferred or assigned to, or otherwise acquired by, any other entity or entities; or

            (iii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (each a "Transaction"), the persons who are members of the Board before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company after the Transaction.

      Notwithstanding the foregoing, in no event shall the distribution by the Company to its stockholders of stock in a subsidiary be deemed a Change in Control.

8.    AMENDMENT AND TERMINATION

      Although the Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Award Agreements under the Plan to the extent permitted by law, no amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant under the Plan. However, no such action by the Committee may, without approval of the Board and the Company's stockholders if such approval is required by law, Rule 16b-3 of the Exchange Act or any successor provisions, or the rules of any stock exchange on which the Common Stock or any other security of the Company or its Affiliates are listed, alter the provisions of the Plan so as to:

            (a) increase the maximum number of shares of Common Stock (or other securities) that may be subject to Awards granted under the Plan;

            (b) change the class of individuals eligible to receive Awards under the Plan;

            (c) permit any member of the Committee to be eligible to receive or hold an Award under the Plan;

            (d) materially increase the benefits accruing to Participants under the Plan; or

            (e) effect any other amendment to the Plan, or to an existing Award under the Plan, that would require the approval of the Company's stockholders in accordance with Rule 16b-3 under the Exchange Act or any successor provision or under the rules of any stock exchange on which the Common Stock or any other securities of the Company or its Affiliates are listed or quoted.

9.    ADMINISTRATION

      (a) The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee shall periodically make determinations with respect to eligible individuals who shall participate in the Plan and receive Awards pursuant thereto. All questions of interpretation and administration with respect to the Plan and Award Agreements shall be determined by the Committee in its absolute discretion and its determination shall be final and conclusive upon all parties in interest.

      (b) The Committee may authorize persons other than its members to carry out its policies and directives, including the authority to grant Awards, subject to the limitations and guidelines set by the Committee, except that: (i) the authority to grant or administer Awards with respect to persons who are subject to Section 16 of the Exchange Act, shall not be delegated by the Committee; and (ii) any such delegation shall satisfy any other applicable requirements of Rule 16b-3 of the Exchange Act, or any successor provision. Any person to whom such authority is granted shall continue to be eligible to receive Awards under the Plan, provided that such Awards are granted directly by the Committee without delegation.

10.   ADJUSTMENT PROVISIONS

      If the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities or property of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split up, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased by a stock dividend or stock split, there shall be substituted for or added to each share of Common Stock theretofore reserved for the purposes of the Plan, whether or not such shares are at the time subject to outstanding Awards, the number and kind of shares of stock or other securities or property into which each outstanding share of Common Stock shall be so changed or for which it shall be so exchanged, or to which each such share shall be entitled, as the case may be. Outstanding Awards shall also be considered to be appropriately amended as to price and other terms as may be necessary or appropriate to reflect the foregoing events. If there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities or property into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if the Board shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind or price of the shares then reserved for the purposes of the Plan, or in any Award theretofore granted or which may be granted under the Plan, then such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan. In making any such substitution or adjustment pursuant to this Section 10, fractional shares may be ignored.

      The Board shall have the power, in the event of any merger or consolidation of the Company with or into any other corporation, or the merger or consolidation of any other corporation with or into the Company, to amend all outstanding Awards to permit the exercise thereof in whole or in part at anytime, or from time to time, prior to the effective date of any such merger or consolidation (but not more than ten (10) years after the date of grant of any incentive stock option) and to terminate each such Award as of such effective date.

11.   UNFUNDED PLAN

      The adoption of the Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant's beneficiaries or estate shall have any interest in any assets of the Company by virtue of this Plan. Nothing in this Section 11 shall be construed to prevent the Company from implementing or setting aside funds in a grantor trust subject to the claims of the Company's creditors. Legal and equitable title to any funds set aside, other than any grantor trust subject to the claims of the Company's creditors, shall remain in the Company and any funds so set aside shall remain subject to the general creditors of the Company, present and future. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan, the Administrative Guidelines, and the Award Agreements.

12.   RIGHT OF DISCHARGE RESERVED

      Nothing in this Plan or in any Award shall confer upon any employee or other individual the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of any such employee or other individual at any time for any reason.

13.   GOVERNING LAW

      This Plan shall be governed by, construed and enforced in accordance with the laws of the State of Texas applicable to transactions that take place entirely within the State of Texas, and, where applicable, the laws of the United States.



                               ---------------

                                   ANNEX I
               SECTION 184 OF THE ALBERTA BUSINESS CORPORATIONS ACT








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


                SECTION 184 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

184(1)   Subject to sections 185 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to:

         1. amend its articles under section 167 or 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

         2. amend its articles under section 167 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

         3.   amalgamate with another corporation, otherwise than under
              section 178 or 180.1,

         4.   be continued under the laws of another jurisdiction under
              section 182, or

         5. sell, lease or exchange all or substantially all its property under section 183.

(2) A holder of shares of any class or series of shares entitled to vote under section 170, other than section 170(l)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) In addition to any other right he may have, but subject to subsection (20), a Shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

(4) A Dissenting Shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

(5) A Dissenting Shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

         1. at or before any meeting of Shareholders at which the resolution is to be voted on, or

         2. if the corporation did not send notice to the Shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

(6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

         (a)  by the corporation, or

         (b) by a Shareholder if he has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a Shareholder who dissents under this section.

(7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each Dissenting Shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.


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


(8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each Dissenting Shareholder

         (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

         (b) within 10 days after the corporation is served with a copy of the originating notice, if a Shareholder is the applicant.

(9)      Every offer made under subsection (7) shall

         (a)  be made on the same terms, and

         (b) contain or be accompanied by a statement showing how the fair value was determined.

(10) A Dissenting Shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)     A Dissenting Shareholder

         (a) is not required to give security for costs in respect of an application under subsection (6), and

         (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

         (a) joining as parties all Dissenting Shareholders whose shares have not been purchased by the corporation and for the representation of Dissenting Shareholders who, in the opinion of the Court, are in need of representation,

         (b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

         (c) the payment to the Shareholder of all or part of the sum offered by the corporation for the shares,

         (d) the deposit of the share certificates with the Court or with the corporation or its transfer agent,

         (e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

         (f)  the service of documents, and

         (g)  the burden of proof on the parties.

(13)     On an application under subsection (6), the Court shall make an order

         (a)  fixing the fair value of the shares in accordance with subsection
              (3) of all Dissenting Shareholders who are parties to the application,

         (b) giving judgment in that amount against the corporation and in favour of each of those Dissenting Shareholders, and

         (c) fixing the time within which the corporation must pay that amount to a Shareholder.

(14)     On

         (a) the action approved by the resolution from which the Shareholder dissents becoming effective,

         (b) the making of an agreement under subsection (10) between the corporation and the Dissenting Shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

         (c) the pronouncement of an order under subsection (13), whichever first occurs, the Shareholder ceases to have any rights as a Shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the Shareholder or in the amount of the judgment, as the case may be.


(15) Subsection (14)(a) does not apply to a Shareholder referred to in subsection (5)(b).

(16)     Until one of the events mentioned in subsection (14) occurs,

         (a)  the Shareholder may withdraw his dissent, or

         (b) the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder, from the date on which the Shareholder ceases to have any rights as a Shareholder by reason of subsection (14) until the date of payment.

(18)     If subsection (20) applies, the corporation shall, within 10 days after

         (a)  the pronouncement of an order under subsection (13), or

         (b) the making of an agreement between the Shareholder and the corporation as to the payment to be made for his shares, notify each Dissenting Shareholder that it is unable lawfully to pay Dissenting Shareholders for their shares.

(19) Notwithstanding that a judgment has been given in favour of a Dissenting Shareholder under subsection (13)(b), if subsection (20) applies, the Dissenting Shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the Shareholder is reinstated to his full rights as a Shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its Shareholders.

(20) A corporation shall not make a payment to a Dissenting Shareholder under this section if there are reasonable grounds for believing that


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


         (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.















                                     I-5